Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-206871

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

        The board of trustees of Chambers Street Properties, a Maryland real estate investment trust ("Chambers"), and the board of directors of Gramercy Property Trust Inc., a Maryland corporation ("Gramercy"), have each approved an agreement (the "merger agreement") to combine the two companies through a merger of equals (which we refer to as the "Merger"). The proposed transaction is expected to create one of the largest industrial and office net lease real estate investment trusts, with a combined enterprise value of approximately $5.7 billion as of July 1, 2015. We believe that the combined company will create a market leader with greater scale, broader tenant and geographic diversification across the United States and Europe, and additional financial flexibility.

        The Merger will be accomplished through a merger of Gramercy with and into a direct or indirect wholly owned subsidiary of Chambers ("Merger Sub"), whereupon the separate existence of Gramercy will cease, with Merger Sub surviving the Merger (Merger Sub, as the surviving entity in the Merger, sometimes being referred to herein as the "Surviving Entity"), such that following the Merger, the Surviving Entity will continue its existence as a direct or indirect wholly owned subsidiary of Chambers. Following the completion of the Merger, Chambers will change its name to "Gramercy Property Trust" and it is anticipated that the common shares of beneficial interest of the combined company will be listed and trade on the New York Stock Exchange (which we refer to as the "NYSE") under the Gramercy symbol "GPT."

        In the proposed transactions, each share of Gramercy common stock, par value $0.001 per share (which we refer to as "Gramercy common stock") will be converted into a right to receive 3.1898 newly issued Chambers common shares of beneficial interest, par value $0.01 per share (which we refer to as "Chambers common shares"). This exchange ratio is fixed, and while it will be adjusted in the event of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into common stock or common shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other similar transactions involving Chambers or Gramercy, the exchange ratio will not be adjusted to reflect changes in the market price of either Chambers common shares or Gramercy common stock prior to the closing. Chambers common shares and Gramercy common stock are each traded on the NYSE, under the symbols "CSG" and "GPT," respectively. Based on the closing price of Chambers common shares on the NYSE of $7.65 on June 9, 2015, the last trading day before published reports regarding a potential transaction involving Chambers, the exchange ratio represented approximately $24.4020 in Chambers common shares for each share of Gramercy common stock. Based on the closing price of Chambers common shares on the NYSE of $7.95 on June 30, 2015, the last trading day before public announcement of the proposed transactions, the exchange ratio represented approximately $25.3589 in Chambers common shares for each share of Gramercy common stock. Based on the closing price of Chambers common shares on the NYSE of $7.38 on October 23, 2015, the latest practicable date before the date of this joint proxy statement/prospectus, the exchange ratio represented approximately $23.54 in Chambers common shares for each share of Gramercy common stock. The value of the Merger consideration will fluctuate with changes in the market price of Chambers common shares. We urge you to obtain current market quotations of Chambers common shares and Gramercy common stock.

        If the Merger is completed, each share of Gramercy's 7.125% Series B Cumulative Redeemable Preferred Stock will be converted into the right to receive one Chambers 7.125% Series A Cumulative Redeemable Preferred Share (which we refer to as the "Chambers preferred shares") having rights, privileges, powers and preferences materially unchanged from the rights, privileges, powers and preferences of Gramercy's 7.125% Series B Cumulative Redeemable Preferred Stock. Holders of Gramercy preferred stock are not entitled to, and are not being requested to, vote at the Gramercy special meeting.

        Based upon the number of outstanding shares on the record date for each meeting, we anticipate that Chambers will issue 183,398,869 Chambers common shares and 3,500,000 Chambers preferred shares in connection with the Merger described herein, and will reserve approximately 23,612,824 Chambers common shares for issuance in respect of Gramercy equity awards, exchangeable notes, exchangeable limited partnership interests and other arrangements that Chambers will assume in connection with the Merger. Upon completion of the transactions, we estimate that former Chambers shareholders will own approximately 56% of the common shares of beneficial interest of the combined company and former Gramercy common stockholders will own approximately 44% of the common shares of beneficial interest of the combined company.

        The Merger is intended to qualify as a reorganization for U.S. federal income tax purposes, and, accordingly, assuming the transaction so qualifies, Gramercy stockholders generally will not recognize any gain or loss for U.S. federal income tax purposes on the surrender of their Gramercy common stock and receipt of Chambers common shares, except with respect to cash received in lieu of any fractional Chambers common shares.

        Your vote is very important, regardless of the number of shares you own. The combination of Chambers and Gramercy cannot be completed without the approval of both the Chambers shareholders and the Gramercy common stockholders. Each of Chambers and Gramercy is holding a meeting of its shareholders and stockholders, respectively, to vote on the proposals necessary to complete the Merger, including Chambers shareholders approving the issuance of Chambers common shares in connection with the Merger and Gramercy common stockholders approving the Merger.

        At the Chambers annual meeting, Chambers shareholders will also be asked to consider and vote upon the following additional proposals: (i) a proposal to elect five trustees; (ii) a proposal to approve, on a non-binding, advisory basis, the compensation of the Chambers named executive officers; (iii) a proposal to ratify the selection of Deloitte & Touche LLP as Chambers' independent registered public accounting firm for the fiscal year ending December 31, 2015; and (iv) a proposal to approve the adjournment of the Chambers annual meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposals if there are insufficient votes at the time of such adjournment to approve the proposals. Chambers shareholders are urged to read the accompanying joint proxy statement/prospectus for additional information regarding these proposals.

        At the Gramercy special meeting, Gramercy common stockholders will also be asked to consider and vote upon the following additional proposals: (i) a proposal to approve, on a non-binding, advisory basis, certain compensation arrangements for Gramercy's named executive officers in connection with the Merger and (ii) a proposal to approve the adjournment of the Gramercy special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposals if there are insufficient votes at the time of such adjournment to approve the proposals. Gramercy stockholders are urged to read the accompanying joint proxy statement/prospectus for additional information regarding these proposals.

        More information about Chambers, Gramercy, the meetings and the Merger is included in this joint proxy statement/prospectus. You should also consider carefully the risks that are described in the "Risk Factors" section beginning on page 27.

        WHETHER OR NOT YOU PLAN TO ATTEND YOUR COMPANY'S MEETING, PLEASE SUBMIT YOUR PROXY BY INTERNET, TELEPHONE OR MAIL AS SOON AS POSSIBLE TO MAKE SURE THAT YOUR CHAMBERS COMMON SHARES OR SHARES OF GRAMERCY COMMON STOCK ARE REPRESENTED AT THAT MEETING.

        The Chambers board of trustees (the "Chambers Board") unanimously recommends that Chambers shareholders vote:

  •
  "FOR" the issuance of Chambers common shares in connection with the Merger, which approval is necessary to complete the Merger (Proposal 1);

  •
  "FOR" the election of the five trustee nominees named in the accompanying joint proxy statement/prospectus (Proposal 2);

  •
  "FOR" the approval of the non-binding, advisory resolution on executive compensation disclosed in the accompanying joint proxy statement/prospectus (Proposal 3);

  •
  "FOR" the ratification of the appointment of Deloitte & Touche LLP as Chambers' independent registered public accounting firm for the fiscal year ending December 31, 2015 (Proposal 4);

  •
  "FOR" the approval of the adjournment of the Chambers annual meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposals if there are insufficient votes at the time of such adjournment to approve such proposals (Proposal 5); and

  •
  as recommended by the Chambers Board with regard to all other matters that properly come before the annual meeting.

        The Gramercy board of directors unanimously recommends that Gramercy common stockholders vote:

  •
  "FOR" the proposal to approve the Merger, which approval is necessary to complete the Merger (Proposal 1);

  •
  "FOR" the approval of the non-binding, advisory resolution on merger-related executive compensation (Proposal 2); and

  •
  "FOR" the approval of the adjournment of the Gramercy special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposals if there are insufficient votes at the time of such adjournment to approve such proposals (Proposal 3).

        We join our respective boards in their recommendation, and look forward to the successful combination of Chambers and Gramercy.

Sincerely,	Sincerely,

Martin A. Reid Interim President and Chief Executive Officer, and Chief Financial Officer Chambers Street Properties	Gordon F. DuGan Chief Executive Officer Gramercy Property Trust Inc.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this joint proxy statement/prospectus or determined that this joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

        This joint proxy statement/prospectus is dated October 27, 2015 and is first being mailed to the shareholders of Chambers and stockholders of Gramercy on or about October 30, 2015.

Chambers Street Properties
47 Hulfish Street, Suite 210
Princeton, New Jersey 08542
(609) 683-4900

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held On December 15, 2015

Dear Shareholders of Chambers Street Properties:

        We are pleased to invite you to attend the 2015 annual meeting of shareholders of Chambers Street Properties, a Maryland real estate investment trust ("Chambers"). The meeting will be held on December 15, 2015 at 9:00 a.m., local time, at the Nassau Inn Princeton, 10 Palmer Square, Princeton, New Jersey, 08542, to consider and vote upon the following matters:

  •
  a proposal to approve the issuance of Chambers common shares in connection with the proposed merger of Gramercy Property Trust Inc., a Maryland corporation ("Gramercy") with and into Columbus Merger Sub, LLC, a Maryland limited liability company and direct or indirect wholly owned subsidiary of Chambers, with Columbus Merger Sub, LLC continuing as the surviving entity and a direct or indirect wholly owned subsidiary of Chambers, pursuant to which each outstanding share of Gramercy common stock will be converted into the right to receive 3.1898 newly issued Chambers common shares of beneficial interest (the "Merger") (Proposal 1);

  •
  a proposal to elect five trustees (Proposal 2);

  •
  a proposal to approve, on a non-binding, advisory basis, the compensation of the Chambers named executive officers (Proposal 3);

  •
  a proposal to ratify the selection of Deloitte & Touche LLP as Chambers' independent registered public accounting firm for the fiscal year ending December 31, 2015 (Proposal 4); and

  •
  a proposal to approve the adjournment of the Chambers annual meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposals if there are insufficient votes at the time of such adjournment to approve such proposals (Proposal 5).

        Please refer to the attached joint proxy statement/prospectus for further information with respect to the business to be transacted at the Chambers annual meeting. Chambers will transact no other business at the annual meeting, except for business properly brought before the annual meeting or any postponement or adjournment thereof. Holders of record of Chambers common shares at the close of business on October 8, 2015 are entitled to notice of, and to vote at, the annual meeting and any adjournments or postponements of the annual meeting. The proposal to elect five trustees requires the affirmative vote of holders of a plurality of the outstanding Chambers common shares. The following proposals would require the affirmative vote of a majority of the votes cast by the holders of Chambers common shares represented, in person or by proxy, at the Chambers annual meeting: (i) approval of the issuance of Chambers common shares in connection with the Merger; (ii) approval of the non-binding, advisory resolution on executive compensation; (iii) ratification of the appointment of Deloitte & Touche LLP as Chambers' independent registered public accounting firm for the fiscal year ending December 31, 2015; and (iv) the approval of the adjournment of the Chambers annual meeting.

        Chambers' board of trustees unanimously recommends that Chambers shareholders vote: "FOR" the issuance of Chambers common shares in connection with the Merger (Proposal 1); "FOR" the election of the five trustee nominees named in the accompanying joint proxy statement/prospectus (Proposal 2); "FOR" the approval of the non-binding, advisory resolution on executive compensation disclosed in the accompanying joint proxy statement/prospectus (Proposal 3); "FOR" the ratification of the appointment of Deloitte & Touche LLP as Chambers' independent registered public accounting firm for the fiscal year ending December 31, 2015 (Proposal 4); "FOR" the approval of the adjournment of the Chambers annual meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposals (Proposal 5); and as recommended by the Chambers board of trustees with regard to all other matters in its discretion. In considering the recommendation of the board of trustees of Chambers, you should be aware that certain trustees and executive officers of Chambers will have interests in the Merger that may be different from, or in addition to, the interests of Chambers shareholders generally. See the section entitled "The Merger—Interests of Chambers Trustees and Executive Officers in the Merger" of the accompanying joint proxy statement/prospectus.

        Your vote is important, regardless of the number of Chambers common shares that you own. We cannot complete the Merger unless Chambers shareholders approve the issuance of Chambers common shares in connection with the Merger. Whether or not you expect to attend the Chambers annual meeting in person, we urge you to authorize a proxy to vote your shares as promptly as possible by: (1) accessing the Internet website specified on your proxy card; (2) calling the toll-free number specified on your proxy card; or (3) signing and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the Chambers annual meeting. If your shares are held in the name of a bank, broker or other fiduciary, please follow the instructions on the voting instruction card furnished by the record holder.

By Order of the Board of Trustees,

Hugh S. O'Beirne Secretary

October 27, 2015
Princeton, New Jersey

Gramercy Property Trust Inc.
521 Fifth Avenue, 30th Floor
New York, New York 10175
(212) 297-1000

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On December 15, 2015

Dear Stockholders of Gramercy Property Trust Inc.:

        We are pleased to invite you to attend a special meeting of stockholders of Gramercy Property Trust Inc., a Maryland corporation ("Gramercy"). The meeting will be held at the Andaz 5th Avenue, 485 5th Avenue, New York, New York, 10017, on December 15, 2015, at 9:30 a.m., local time, to consider and vote upon the following matters:

  •
  a proposal to approve the merger of Gramercy with and into Columbus Merger Sub, LLC, a Maryland limited liability company and direct or indirect wholly owned subsidiary of Chambers Street Properties, a Maryland real estate investment trust ("Chambers"), with Columbus Merger Sub, LLC continuing as the surviving entity and a direct or indirect wholly owned subsidiary of Chambers, pursuant to which each outstanding share of Gramercy common stock will be converted into the right to receive 3.1898 newly issued Chambers common shares of beneficial interest (the "Merger") (Proposal 1);

  •
  a proposal to approve on a non-binding, advisory basis, certain compensation arrangements for Gramercy's named executive officers in connection with the Merger (Proposal 2); and

  •
  a proposal to approve the adjournment of the Gramercy special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposals if there are insufficient votes at the time of such adjournment to approve such proposals (Proposal 3).

        Please refer to the attached joint proxy statement/prospectus for further information with respect to the business to be transacted at the Gramercy special meeting. Gramercy will transact no other business at the special meeting. Holders of record of Gramercy common stock at the close of business on October 8, 2015 are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting. The proposal to approve the Merger requires the affirmative vote of holders of a majority of the outstanding shares of Gramercy common stock. The proposal to approve the merger-related executive compensation requires the affirmative vote of a majority of the votes cast on the matter by the holders of the shares of Gramercy common stock represented, in person or by proxy, at the Gramercy special meeting; however, such vote is non-binding and advisory only. A proposal to adjourn the Gramercy special meeting would require the affirmative vote of a majority of the votes cast on the matter by the holders of the shares of Gramercy common stock represented, in person or by proxy, at the Gramercy special meeting.

        Gramercy's board of directors unanimously recommends that Gramercy's stockholders vote: "FOR" the approval of the Merger (Proposal 1); "FOR" the approval of the non-binding, advisory resolution on merger-related executive compensation (Proposal 2); and "FOR" the approval of the adjournment of the Gramercy special meeting if necessary or appropriate, to solicit additional proxies in favor of the proposals (Proposal 3). In considering the recommendation of the board of directors of Gramercy, you should be aware that certain directors and executive officers of Gramercy will have interests in the Merger that may be different from, or in addition to, the interests of Gramercy stockholders generally. See the section entitled "The Merger—Interests of Gramercy Directors and Executive Officers in the Merger" in the accompanying joint proxy statement/prospectus.

        Your vote is important, regardless of the number of shares of Gramercy common stock that you own. We cannot complete the Merger unless Gramercy's stockholders approve the Merger. Whether or not you expect to attend the Gramercy special meeting in person, we urge you to authorize a proxy to vote your shares as promptly as possible by: (1) accessing the Internet website specified on your proxy card; (2) calling the toll-free number specified on your proxy card; or (3) signing and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the Gramercy special meeting. If your shares are held in the name of a bank, broker or other fiduciary, please follow the instructions on the voting instruction card furnished by the record holder.

For the Board of Directors,

Edward J. Matey Jr.
Secretary

October 27, 2015
New York, New York

ADDITIONAL INFORMATION

        This joint proxy statement/prospectus incorporates by reference important business and financial information about Chambers and Gramercy from other documents that are not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference into this joint proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

Chambers Street Properties 47 Hulfish Street, Suite 210 Princeton, New Jersey 08542 (609) 806-2682 Attn: Investor Relations	Gramercy Property Trust Inc. 521 Fifth Avenue, 30th Floor New York, New York 10175 (212) 297-1000 Attn: Investor Relations
or	or
D.F. King & Co., Inc. 48 Wall Street New York, NY 10005 (877) 732-3624 (toll free) (212) 269-5550 csg@dfking.com	Innisfree M&A Incorporated 501 Madison Avenue, 20th Floor New York, NY 10022 (888) 750-5834 (toll free) (212) 750-5833

        Investors may also consult the websites of Chambers or Gramercy for more information concerning the Merger described in this joint proxy statement/prospectus. The website of Chambers is www.chambersstreet.com and the website of Gramercy is www.gptreit.com. Information included on these websites is not incorporated by reference into this joint proxy statement/prospectus. In addition, the SEC also maintains a website that contains reports, proxy and information statements, and other information regarding issuers, including Chambers and Gramercy, who file electronically with the SEC. Investors may wish to consult the SEC website. The address of that site is www.sec.gov.

        To obtain timely delivery of these documents, you must request them no later than five business days before the date of your meeting. This means that Chambers shareholders requesting documents must do so by December 8, 2015, in order to receive them before the Chambers annual meeting, and Gramercy common stockholders requesting documents must do so by December 8, 2015 in order to receive them before the Gramercy special meeting.

        For more information, see "Where You Can Find More Information."

i

 ABOUT THIS DOCUMENT

        This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the Securities and Exchange Commission (which we refer to as the "SEC") by Chambers (File No. 333-206871), constitutes a prospectus of Chambers under Section 5 of the U.S. Securities Act of 1933, as amended (which we refer to as the "Securities Act") with respect to the Chambers common shares and Chambers preferred shares to be issued in connection with the Merger. This document also constitutes a joint proxy statement of Chambers and Gramercy under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended (which we refer to as the "Exchange Act"). It also constitutes a notice of meeting with respect to the annual meeting of Chambers shareholders and a notice of meeting with respect to the special meeting of Gramercy common stockholders, at which Chambers shareholders and Gramercy common stockholders, respectively, will be asked to vote upon certain proposals to approve the Merger and certain related matters.

        You should rely only on the information contained or incorporated by reference into this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated October 27, 2015, and you should not assume that the information contained in, or incorporated by reference into, this joint proxy statement/prospectus is accurate as of any other date. Neither the mailing of this joint proxy statement/prospectus to Chambers shareholders or Gramercy common stockholders nor the issuance of Chambers common shares or Chambers preferred shares in connection with the Merger will create any implication to the contrary.

        This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this joint proxy statement/prospectus regarding Chambers has been provided by Chambers and information contained in this joint proxy statement/prospectus regarding Gramercy has been provided by Gramercy.

v

QUESTIONS AND ANSWERS

        The following are answers to some questions that you, as a shareholder of Chambers Street Properties (which we refer to as "Chambers") or a stockholder of Gramercy Property Trust Inc. (which we refer to as "Gramercy"), may have regarding the proposed transactions between Chambers and Gramercy and the other matters being considered at the shareholder meeting of Chambers and at the stockholder meeting of Gramercy. Chambers and Gramercy urge you to read carefully the remainder of this joint proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the Merger and the other matters being considered at the applicable meeting. Additional important information is also contained in the annexes to and the documents incorporated by reference into this joint proxy statement/prospectus.

Q:
What is the Merger?

A:
Chambers and Gramercy have agreed to a merger of equals between Chambers and Gramercy under the terms of an Agreement and Plan of Merger, dated as of July 1, 2015 (which we refer to as the "merger agreement"), by and among Chambers, Columbus Merger Sub, LLC (which we refer to as "Merger Sub") and Gramercy. Merger Sub is a direct or indirect wholly owned subsidiary of Chambers. A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus.

  Pursuant to the merger agreement, Gramercy will merge with and into Merger Sub, with Merger Sub surviving as a subsidiary of Chambers. We refer to this as the "Merger."

  Following completion of the Merger, Chambers will change its name to Gramercy Property Trust and it is anticipated that the common shares of beneficial interest of the combined company will be listed and traded on the NYSE under the symbol "GPT."

Q:
Why am I receiving this joint proxy statement/prospectus?

A:
The Merger cannot be completed unless:

•
the holders of Chambers common shares vote to approve the issuance of Chambers common shares in connection with the Merger; and

•
the holders of shares of Gramercy common stock vote to approve the Merger.

  Each of Chambers and Gramercy will hold separate meetings to obtain these approvals.

  This joint proxy statement/prospectus contains important information about the Merger and the other proposals being voted on at such meetings, and you should read it carefully. It is a joint proxy statement because the Chambers board of trustees (which we refer to as the "Chambers Board") is soliciting proxies from its shareholders and the Gramercy board of directors (which we refer to as the "Gramercy Board") is soliciting proxies from its stockholders. It is a prospectus because Chambers will issue Chambers common shares and Chambers preferred shares in connection with the Merger. The enclosed voting materials allow you to vote your shares or stock, as applicable, without attending your respective meeting.

  Your vote is important. We encourage you to vote as soon as possible.

Q:
When and where will the meetings be held?

A:
The Chambers annual meeting will be held at 9:00 a.m. on December 15, 2015, at the Nassau Inn Princeton, 10 Palmer Square, Princeton, New Jersey, 08542, local time. The Gramercy special meeting will be held at the Andaz 5th Avenue, 485 5th Avenue, New York, New York, 10017, on December 15, 2015, at 9:30 a.m., local time.

Q:
How do I vote?

A:
If you are a holder of record of Chambers common shares as of the close of business on the record date for the Chambers annual meeting or a holder of record of Gramercy common stock as of the close of business on the record date for the Gramercy special meeting, you may vote in person by attending your meeting or, to ensure your shares or stock, as applicable, are represented at the meeting, you may vote by:

•
accessing the Internet website specified on your proxy card;

•
calling the toll-free number specified on your proxy card; or

•
signing and returning the enclosed proxy card in the postage-paid envelope provided.

  If you hold Chambers common shares or Gramercy common stock in the name of a broker, bank or nominee, please follow the voting instructions provided by your broker, bank or nominee to ensure that your stock or shares are represented at your meeting.

Q:
What am I being asked to vote upon?

A:
Chambers.    Chambers shareholders are being asked to vote:

•
to approve the issuance of Chambers common shares in connection with the Merger (Proposal 1);

•
to elect the five trustee nominees named in this joint proxy statement/prospectus (Proposal 2);

•
to approve, on a non-binding, advisory basis, the compensation of Chambers' named executive officers (Proposal 3);

•
to ratify the appointment of Deloitte & Touche LLP, as Chambers' independent registered public accounting firm for the fiscal year ending December 31, 2015 (Proposal 4); and

•
to approve the adjournment of the Chambers annual meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposals if there are insufficient votes at the time of such adjournment to approve such proposals (Proposal 5).

  Gramercy.    Gramercy common stockholders are being asked to vote:

  •
  to approve the Merger (Proposal 1);

  •
  to approve on a non-binding, advisory basis, certain compensation arrangements for Gramercy's named executive officers in connection with the Merger (Proposal 2); and

  •
  to approve the adjournment of the Gramercy special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposals if there are insufficient votes at the time of such adjournment to approve such proposals (Proposal 3).

  The Merger cannot be completed without the approval by Chambers shareholders of the proposal relating to the issuance of Chambers common shares in connection with the Merger and cannot be completed without the approval by Gramercy common stockholders of the proposal relating to the Merger.

Q:
How do the Chambers Board and the Gramercy Board recommend that I vote?

A:
Chambers.    The Chambers Board unanimously recommends that Chambers shareholders vote: (i) "FOR" the issuance of Chambers common shares in connection with the Merger (Proposal 1); (ii) "FOR" the election of the five trustee nominees named in this joint proxy statement/prospectus (Proposal 2); (iii) "FOR" the approval of the non-binding, advisory resolution on executive compensation disclosed in this joint proxy statement/prospectus (Proposal 3); (iv) "FOR" the ratification of the appointment of Deloitte & Touche LLP as Chambers' independent registered public accounting firm for the fiscal year ending December 31, 2015 (Proposal 4); (v) "FOR" the approval of the adjournment of the Chambers annual meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposals if there are insufficient votes at the time of such adjournment to approve such proposals (Proposal 5); and (vi) as recommended by the Chambers Board with regard to all other matters that properly come before the annual meeting.

  Gramercy.    The Gramercy Board unanimously recommends that holders of Gramercy common stock vote: (i) "FOR" the approval of the Merger (Proposal 1); (ii) "FOR" the approval of the non-binding, advisory resolution on merger-related executive compensation (Proposal 2); and (iii) "FOR" the approval of the adjournment of the Gramercy special meeting if necessary or appropriate, to solicit additional proxies in favor of the proposals if there are insufficient votes at the time of such adjournment to approve such proposals (Proposal 3).

Q:
What vote is required to approve each proposal?

A:
Chambers.    The affirmative vote of a plurality of all votes cast at a duly called Chambers shareholder meeting at which a quorum is present is necessary for election of the trustee nominees named in this joint proxy statement/prospectus (Proposal 2). A majority of all the votes cast at a duly called Chambers shareholder meeting at which a quorum is present is necessary for: (i) approval of the issuance of Chambers common shares in connection with the Merger (Proposal 1); (ii) approval of the non-binding, advisory resolution on executive compensation (Proposal 3); (iii) ratification of the appointment of Deloitte & Touche LLP as Chambers' independent registered public accounting firm for the fiscal year ending December 31, 2015 (Proposal 4); and (iv) approval of the adjournment of the Chambers annual meeting, if necessary or appropriate, to solicit additional proxies (Proposal 5).

  Gramercy.    The affirmative vote of the holders of a majority of the outstanding shares of Gramercy common stock is necessary to approve the Merger (Proposal 1). The proposal to approve on a non-binding, advisory basis, the merger-related executive compensation (Proposal 2) requires the affirmative vote of a majority of the votes cast on the matter by the holders of the shares of Gramercy common stock represented, in person or by proxy, at the Gramercy special meeting at which a quorum is present. The proposal to adjourn the Gramercy special meeting, if necessary or appropriate, to solicit additional proxies (Proposal 3) requires the affirmative vote of a majority of the votes cast on the matter by the holders of the shares of Gramercy common stock represented, in person or by proxy, at the Gramercy special meeting at which a quorum is present.

Q:
How many votes do I have?

A:
Chambers.    You are entitled to one vote for each Chambers common share that you owned as of the close of business on the record date. As of the close of business on October 8, 2015, there were 236,855,738 outstanding Chambers common shares, approximately less than 1% of which were beneficially owned by the trustees and executive officers of Chambers.

  Gramercy.    You are entitled to one vote for each share of Gramercy common stock that you owned as of the close of business on the record date. As of the close of business on October 8, 2015, there were 57,495,413 outstanding shares of Gramercy common stock, approximately 1.33% of which were beneficially owned by the directors and executive officers of Gramercy.

Q:
What constitutes a quorum?

A:
Chambers.    Shareholders who hold a majority of the Chambers common shares outstanding on the close of business on the record date and who are entitled to vote must be present or represented by proxy to constitute a quorum at the Chambers annual meeting. All Chambers common shares represented at the Chambers annual meeting, including abstentions and broker non-votes (shares held by a broker, bank or nominee that are represented at the meeting, but with respect to which the broker, bank or nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal), will be treated as present for purposes of determining the presence or absence of a quorum at the Chambers annual meeting.

  Gramercy.    Stockholders who hold a majority of the Gramercy common stock outstanding on the close of business on the record date and who are entitled to vote must be present or represented by proxy to constitute a quorum at the Gramercy special meeting. All Gramercy common stock represented at the Gramercy special meeting, including abstentions and broker non-votes (shares held by a broker, bank or nominee that are represented at the meeting, but with respect to which the broker, bank or nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal), will be treated as present for purposes of determining the presence or absence of a quorum at the Gramercy special meeting.

Q:
If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A:
If you hold your shares in a stock brokerage account or if your shares are held by a bank or nominee (that is, in "street name"), you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to Chambers or Gramercy or by voting in person at your meeting unless you provide a "legal proxy," which you must obtain from your broker, bank or nominee. Further, brokers who hold Chambers common shares or shares of Gramercy common stock on behalf of their customers may not give a proxy to Chambers or Gramercy to vote those shares without specific instructions from their customers, except for the proposal to approve the ratification of the appointment of Chambers' independent registered public accounting firm.

Q:
What will happen if I fail to vote, I abstain from voting or I fail to instruct my broker, bank or nominee how to vote?

A:
Chambers.    Abstentions will have the same effect as votes against the proposal to approve the issuance of Chambers common shares to holders of Gramercy common stock pursuant to the Merger, and will have no effect on Proposals 2 through 5 (or any other matters presented at the Chambers annual meeting for shareholder approval), assuming a quorum is present. If you are a Chambers shareholder and fail to vote or fail to instruct your broker, bank or nominee to vote it will have no effect on Proposals 1, 2, 3 and 5 (or any other matters presented at the Chambers annual meeting for shareholder approval other than Proposal 4), assuming a quorum is present. If you are a Chambers shareholder and fail to instruct your broker, bank or nominee to vote on Proposal 4 your broker has discretionary voting authority under the NYSE rules to vote your shares with respect to such proposal.

  Gramercy.    If you are a Gramercy common stockholder and fail to vote, fail to instruct your broker, bank or nominee to vote or you abstain from voting, it will have the same effect as a vote against the proposal to approve the Merger, but it will have no effect on the Gramercy proposal to approve the merger-related executive compensation or the Gramercy adjournment proposal, assuming a quorum is present.

Q:
What if I return my proxy card without indicating how to vote?

A:
If you sign and return your proxy card without indicating how to vote on any particular proposal, your shares will be voted in accordance with the recommendation of the Chambers Board or Gramercy Board, as applicable, with respect to such proposal.

Q:
Can I change my vote after I have returned a proxy or voting instruction card?

A:
Yes. You can change your vote at any time before your proxy is voted at your meeting. You can do this in one of three ways:

•
you can send a signed notice of revocation;

•
you can grant a new, valid proxy bearing a later date; or

•
if you are a holder of record, you can attend your meeting and vote in person, which will automatically cancel any proxy previously given, or you may revoke your proxy in person, but your attendance alone will not revoke any proxy that you have previously given.

  If you choose the first method, you must submit your notice of revocation to the Secretary of Chambers or Secretary of Gramercy, as appropriate, no later than the beginning of the applicable meeting. If your shares are held in street name by your broker, bank or nominee, you should contact your broker, bank or nominee to change your vote.

Q:
What are the material U.S. federal income tax consequences of the Merger to U.S. holders of Gramercy common stock?

A:
The Merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (which we refer to as the "Code"). The completion of the Merger is conditioned on the receipt by each of Gramercy and Chambers of an opinion from its counsel to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Assuming the Merger qualifies as a reorganization, a U.S. holder of Gramercy common stock generally will not recognize any gain or loss for U.S. federal income tax purposes upon surrender of Gramercy common stock and receipt of Chambers common shares, except with respect to cash received in lieu of a fractional Chambers common share.

Q:
How will Chambers shareholders be affected by the Merger and the issuance of Chambers common shares in connection with the Merger?

A:
After the Merger, each Chambers shareholder will continue to own the Chambers common shares that it held immediately prior to the effective time of the Merger. As a result, each Chambers shareholder will own common shares in a combined company with more assets. However, because Chambers will be issuing new Chambers common shares in connection with the Merger, each outstanding Chambers common share immediately prior to the effective time of the Merger will represent a smaller percentage of the aggregate number of common shares of the combined company outstanding after the Merger. Upon completion of the Merger, we estimate that Chambers shareholders will own approximately 56% of the common shares of beneficial interest of the combined company and former Gramercy common stockholders will own approximately 44% of the common shares of beneficial interest of the combined company.

  In addition, in the Merger each share of Gramercy's 7.125% Series B Cumulative Redeemable Preferred Stock will be converted into the right to receive one Chambers 7.125% Series A Cumulative Redeemable Preferred Share having rights, privileges, powers and preferences materially unchanged from the rights, privileges, powers and preferences of Gramercy's 7.125% Series B Cumulative Redeemable Preferred Stock. The Chambers preferred shares will rank senior to the Chambers common shares with respect to dividend rights and rights upon liquidation, dissolution or winding up. As of June 30, 2015, there was approximately $87,500,000 in aggregate liquidation preference of Gramercy's 7.125% Series B Cumulative Redeemable Preferred Stock outstanding. For more information regarding the Chambers preferred shares see "Description of Shares—Chambers Preferred Shares."

  Finally, it is expected that, in connection with the Merger, the existing 3.75% Exchangeable Senior Notes of GPT Property Trust LP (which we refer to as the "Notes") will become exchangeable for Chambers common shares (or cash or a combination of cash and such equity), rather than shares of Gramercy common stock (or cash or a combination of cash and such equity), such that, upon an exchange, each holder of Notes will be entitled to receive 3.1898 Chambers common shares for each share of Gramercy common stock that such holder would have received upon an exchange in accordance with the terms of the Notes. As of June 30, 2015, there was approximately $115,000,000 in aggregate principal amount of Notes outstanding.

Q:
What happens if the market price of Chambers common shares or shares of Gramercy common stock changes before the closing of the Merger?

A:
No change will be made to the exchange ratio of 3.1898 if the market price of Chambers common shares or shares of Gramercy common stock changes before the Merger. As a result, the value of the consideration to be received by Gramercy common stockholders in the Merger will increase or decrease depending on the market price of Chambers common shares at the effective time of the Merger.

Q:
When do you expect the Merger to be completed?

A:
Chambers and Gramercy are working to complete the Merger in the fourth quarter of 2015. However, it is possible that factors outside the control of both companies could result in the Merger being completed at a later time, or not at all.

Q:
What do I need to do now?

A:
Carefully read and consider the information contained in and incorporated by reference into this joint proxy statement/prospectus, including its annexes.

  In order for your shares to be represented at your meeting:

  •
  you can attend your meeting in person;

  •
  you can vote through the Internet or by telephone by following the instructions included on your proxy card; or

  •
  you can vote by mail by indicating on the enclosed proxy or voting instruction card how you would like to vote and by returning the card in the accompanying postage-paid envelope.

Q:
Do I need identification to attend the Chambers annual meeting or Gramercy special meeting in person?

A:
Yes. Please bring proper identification, together with proof that you are a record owner of Chambers common shares or Gramercy common stock. If your shares are held in street name or through a Chambers or Gramercy retirement plan, please bring acceptable proof of ownership, such as a letter from your broker or an account statement stating or showing that you beneficially owned Chambers common shares or shares of Gramercy common stock, as applicable, on the applicable record date.

Q:
Who can help answer my questions?

A:
Chambers shareholders or Gramercy common stockholders who have questions about the Merger or the other matters to be voted on at the meetings or who desire additional copies of this joint proxy statement/prospectus or additional proxy or voting instruction cards should contact:

if you are a Chambers shareholder:	if you are a Gramercy stockholder:
D.F. King & Co., Inc. 48 Wall Street New York, NY 10005	Innisfree M&A Incorporated 501 Madison Avenue, 20th Floor New York, NY 10022
or Call Toll-Free (877) 732-3624	or Call Toll Free: (888) 750-5834
Email: csg@dfking.com

 SUMMARY

        This summary highlights information contained elsewhere in this joint proxy statement/prospectus and may not contain all the information that is important to you. Chambers and Gramercy urge you to read carefully the remainder of this joint proxy statement/prospectus, including the attached annexes, and the other documents to which we have referred you because this section does not provide all the information that might be important to you with respect to the Merger and the related matters being considered at the applicable meeting. See also "Where You Can Find More Information." We have included page references to direct you to a more complete description of the topics presented in this summary.

Information about the Companies

Chambers Street Properties (See page 39)

        Chambers Street Properties, a Maryland real estate investment trust, is a self-administered real estate investment trust, focused on acquiring, owning and managing net leased industrial and office properties leased to creditworthy tenants. Chambers has elected to be taxed as a real estate investment trust for U.S. federal income tax purposes (which we refer to as a "REIT").

        As of June 30, 2015, Chambers owned, on a consolidated basis, 100 industrial (primarily warehouse/distribution) and office properties located in 18 U.S. states (Arizona, California, Colorado, Florida, Illinois, Indiana, Kansas, Kentucky, Maryland, Massachusetts, Minnesota, New Jersey, North Carolina, Ohio, Pennsylvania, South Carolina, Texas and Virginia) and in the United Kingdom, encompassing approximately 24.9 million rentable square feet. Chambers' consolidated properties were approximately 98.9% leased (based upon rentable square feet) as of June 30, 2015. As of June 30, 2015, 76 of its consolidated properties were net leased to single tenants, which encompassed approximately 20.2 million rentable square feet.

        Chambers had ownership interests in four unconsolidated entities that, as of June 30, 2015, owned interests in 27 properties. Excluding those properties owned through Chambers' investment in CB Richard Ellis Strategic Partners Asia II-A, L.P. (which we refer to as "CBRE Strategic Partners Asia"), Chambers owned, on an unconsolidated basis, 25 industrial (primarily warehouse/distribution) and office properties located in seven U.S. states (Arizona, Florida, Illinois, Indiana, Ohio, Tennessee and Texas) and three countries in Europe (France, Germany and the United Kingdom), encompassing approximately 12.3 million rentable square feet. Chambers' unconsolidated properties were approximately 99.9% leased (based upon rentable square feet) as of June 30, 2015. As of June 30, 2015, 20 of Chambers' unconsolidated properties were net leased to single tenants, which encompassed approximately 11.5 million rentable square feet.

        Chambers operates in an umbrella partnership REIT structure in which its operating partnership, CSP Operating Partnership, LP (which we refer to as "CSP OP"), indirectly owns substantially all of the properties acquired on behalf of Chambers. CSP OP was formed in Delaware on March 30, 2004, and Chambers is the 100% direct and indirect owner and sole general partner of CSP OP. For each Chambers common share that Chambers issues, a limited partnership unit of CSP OP is issued to Chambers in exchange for the cash proceeds from the issuance of the Chambers common share. As of June 30, 2015, Chambers owned 100% of the limited partnership units of CSP OP directly or indirectly through a wholly-owned taxable REIT subsidiary (which we refer to as a "TRS"). However, in connection with the Merger such subsidiary will cease to be a TRS and will become disregarded as an entity separate from Chambers for U.S. federal income tax purposes.

        The principal offices of Chambers are located at 47 Hulfish Street, Suite 210, Princeton, New Jersey 08542 and its telephone number is (609) 683-4900. Chambers common shares are listed on the NYSE, trading under the symbol "CSG."

        Additional information about Chambers and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus and "Where You Can Find More Information."

Gramercy Property Trust Inc. (See page 40)

        Gramercy Property Trust Inc., a Maryland corporation organized as a REIT, is a leading global investor and asset manager of commercial real estate. Gramercy specializes in acquiring and managing single-tenant, net leased industrial and office properties. Gramercy focuses on income-producing properties leased to high-quality tenants in major markets in the United States and Europe. Gramercy has elected to be taxed as a REIT.

        Gramercy earns revenues primarily through three sources. Gramercy earns rental revenues on properties that it owns directly in the United States, asset management revenues on properties owned by third parties in both the United States and Europe and pro-rata rental revenues on its investment in the Gramercy European Property Fund.

        As of June 30, 2015, Gramercy directly owned a portfolio that consisted of 171 industrial, office and specialty properties totaling approximately 20.2 million square feet located across the United States. Tenants included Bank of America, N.A, Healthy Way of Life II, LLC (d/b/a Life Time Fitness), Nokia Networks, Kar Auction Services, CEVA Freight, LLC, and others. Occupancy of the portfolio was approximately 99.6% as of June 30, 2015. Gramercy also owns a 25% interest in a 199,900 square foot office building located in Somerset, New Jersey, which is 100% net leased to Philips Holdings, USA Inc., a wholly-owned subsidiary of Royal Philips Electronics, through December 2021 and, through its interest in the Gramercy European Property Fund, Gramercy owns a 19.8% interest in a 430,000 square foot warehouse located in Neuwied, Germany, which is 100% leased to a leading German wholesaler of tires, wheels and rims. In addition to its portfolio owned directly or through joint ventures, Gramercy also manages for third parties real estate assets located throughout the United States and Europe having an aggregate value of approximately $800.0 million (based on asset value).

        Gramercy conducts substantially all of its operations through its operating partnership, GPT Property Trust LP (which we refer to as "GPT OP"). Gramercy is the sole general partner of GPT OP. GPT OP conducts Gramercy's commercial real estate investment business through various wholly-owned entities and Gramercy's third-party asset management business primarily through a wholly-owned TRS.

        The principal offices of Gramercy are located at 521 Fifth Avenue, 30th Floor, New York, New York 10175 and its telephone number is (212) 297-1000. Gramercy common stock is listed on the NYSE, trading under the symbol "GPT."

        Additional information about Gramercy and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information."

The Combined Company (See page 40)

        The combined company will be renamed "Gramercy Property Trust" and will be a Maryland real estate investment trust that is a self-administered and self-managed REIT. The combined company is expected to be one of the largest industrial and office net lease REITs, with a combined enterprise value of approximately $5.7 billion as of July 1, 2015. The combined company would, on a pro forma basis as of June 30, 2015, own approximately 288 properties comprising 52 million square feet of industrial or office facilities located in major markets throughout the U.S. and Europe.

        References to the "combined company" in this document are to Chambers after the effective time of the Merger, which will be renamed as "Gramercy Property Trust." The following chart shows the anticipated post-closing group structure:

*
The remaining 0.2% interest in CSP Operating Partnership, LP is held by CSP Limited Partner, LLC, a wholly-owned subsidiary of Chambers Street Properties.

**
The remaining interest in GPT Property Trust LP is held by third-party unitholders.

        Alternatively, prior to closing, the parties may agree to transfer Merger Sub within Chambers' corporate structure, including without limitation, making it a direct subsidiary of Chambers. The following chart shows the post-closing group structure with Merger Sub as a direct subsidiary of Chambers:

*
The remaining interest in GPT Property Trust LP is held by third-party unitholders.

**
The remaining 0.2% interest in CSP Operating Partnership, LP will be held by CSP Limited Partner, LLC, a wholly-owned subsidiary of GPT Property Trust LP.

        The business of the combined company will be operated through its operating partnerships, CSP OP and GPT OP. On a pro forma basis after giving effect to the Merger, the combined company will directly and indirectly own all of the general partnership interests of CSP OP and GPT OP, and will have discretion in the day-to-day management and control of the operating partnerships. The limited partnership units in GPT OP held by current third-party unitholders will remain outstanding, except that, following the effective time of the Merger, such units will be exchangeable for cash or shares of the combined company, at the election of the combined company. Following the consummation of the Merger, each holder of limited partnership units of GPT OP will have the right to elect to receive, for each partnership unit it holds, an amount of cash, securities or other property equal or substantially equivalent in value to 3.1898 Chambers common shares. In addition, each holder of partnership units of GPT OP will continue to have a redemption right which permits them to require GPT OP to redeem their partnership units in exchange for cash (or common shares of the combined company, at the election of the combined company) as is more specifically detailed in the agreement of limited partnership of GPT OP.

        The corporate headquarters of the combined company will be located at 521 Fifth Avenue, 30th Floor, New York, New York 10175 and its telephone number is (212) 297-1000.

        The common shares of beneficial interest of the combined company are expected to be listed on the NYSE and to trade under the symbol "GPT."

Risk Factors (See page 27)

        Before voting at the Chambers annual meeting or the Gramercy special meeting, you should carefully consider all of the information contained in, or as incorporated by reference into, this joint proxy statement/prospectus, including the specific factors under the heading "Risk Factors."

The Merger

The Merger Agreement (See page 96)

        Chambers and Gramercy have entered into the merger agreement attached as Annex A to this joint proxy statement/prospectus. The Chambers Board and the Gramercy Board have both unanimously approved the combination of Chambers and Gramercy in what the parties intend to be a "merger of equals." Chambers and Gramercy encourage you to read the entire merger agreement carefully because it is the principal legal document governing the Merger.

Form of the Merger (See page 97)

        Pursuant to the merger agreement, Gramercy will merge with and into Merger Sub, a wholly-owned direct or indirect subsidiary of Chambers, with Merger Sub surviving.

        Upon completion of the Merger, Chambers will change its name to Gramercy Property Trust and the common shares of the combined company are expected to be listed on the NYSE and to trade under the symbol "GPT."

        We expect that the former shareholders of Chambers and the former common stockholders of Gramercy will own approximately 56% and 44%, respectively, of the outstanding common shares of beneficial interest of the combined company.

Merger Consideration (See page 94)

        Upon completion of the Merger, each share of Gramercy common stock will be converted into a right to receive 3.1898 newly issued Chambers common shares at the effective time of the Merger, with cash paid in lieu of fractional shares. This exchange ratio is fixed and while it will be adjusted in the event of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into common stock or common shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other similar transactions involving Chambers or Gramercy, the exchange ratio will not be adjusted to reflect changes in the market price of either Chambers common shares or Gramercy common stock prior to the closing. Because of this, the implied value of the consideration for each share of Gramercy common stock will fluctuate between now and the completion of the Merger. Based on the closing price of Chambers common shares on the NYSE of $7.65 on June 9, 2015, the last trading day before published reports regarding a potential transaction involving Chambers, the exchange ratio represented approximately $24.4020 in Chambers common shares for each share of Gramercy common stock. Based on the closing price of Chambers common shares on the NYSE of $7.95 on June 30, 2015, the last trading day before public announcement of the Merger, the exchange ratio represented approximately $25.3589 in Chambers common shares for each share of Gramercy common stock. Based on the closing price of Chambers common shares on the NYSE of $7.38 on October 23, 2015, the latest practicable date before the date of this joint proxy statement/prospectus, the exchange ratio represented approximately $23.54 in Chambers common shares for each share of Gramercy common stock. See "Comparative Stock Prices and Dividends."

        The following table presents trading information for Chambers common shares and Gramercy common stock on June 9, 2015, the last trading day before published reports regarding a potential transaction involving Chambers, June 30, 2015, the last trading day before public announcement of the Merger, and October 23, 2015, the latest practicable date before the date of this joint proxy statement/

prospectus. Trading information for Gramercy common stock adjusted by the exchange ratio of 3.1898 is also provided for each of these dates.

	Chambers Common Shares (Close)	Gramercy Common Stock (Close)	Gramercy Common Stock (Adjusted by Exchange Ratio) (Close)
June 9, 2015	$7.65	$25.40	$24.40
June 30, 2015	$7.95	$23.37	$25.36
October 23, 2015	$7.38	$23.23	$23.54

        The market prices of Chambers common shares and Gramercy common stock fluctuate. As a result, we urge you to obtain current market quotations of Chambers common shares and Gramercy common stock.

Treatment of Gramercy Stock Options and Other Equity-Based Awards (See page 92)

        As of the effective time of the Merger, each Gramercy restricted share and Gramercy restricted share unit award will be converted into corresponding equity awards relating to a number of Chambers common shares after giving effect to the exchange ratio. As of the effective time of the Merger, each Gramercy option will be converted into a Chambers option, with the exercise price and number of Chambers common shares determined after giving effect to the exchange ratio.

        In addition, as of the effective time of the Merger, each right to receive a payment equal to the value of a share of Gramercy common stock granted to a non-employee director of Gramercy (which we refer to as a "Gramercy phantom share") and restricted share granted to a non-employee director of Gramercy (which we refer to as a "Gramercy director restricted share"), whether vested or unvested, will vest and be converted into the right to receive a number of Chambers common shares determined after giving effect to the exchange ratio.

        Equity awards of Chambers will remain outstanding upon completion of the Merger as equity awards of the combined company.

Treatment of Gramercy Preferred Stock in the Merger (See page 94)

        Upon completion of the Merger each outstanding share of Gramercy preferred stock will be exchanged for one newly issued Chambers preferred share, having rights, privileges, powers and preferences materially unchanged from the rights, privileges, powers and preferences of Gramercy preferred stock.

Recommendations of the Chambers Board of Trustees (See page 57)

        After careful consideration, the Chambers Board, on June 30, 2015, by a unanimous vote of all trustees, determined that the Merger, the issuance of Chambers common shares and Chambers preferred shares in connection with the Merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of Chambers, approved the Merger and approved and duly and validly authorized the execution and delivery of the merger agreement.

        The Chambers Board unanimously recommends that Chambers shareholders vote: "FOR" the issuance of Chambers common shares in connection with the Merger.

        For the factors considered by the Chambers Board in reaching its decision to approve the Merger and the recommendations of the Chambers Board, see "The Merger—Chambers Reasons for the Merger; Recommendations of the Chambers Board of Trustees."

Recommendation of the Gramercy Board (See page 60)

        After careful consideration, on June 30, 2015, the Gramercy Board unanimously approved the merger agreement and declared the merger agreement and the transactions contemplated thereby, including the Merger, to be advisable and in the best interests of Gramercy and its stockholders.

        The Gramercy Board unanimously recommends that Gramercy common stockholders vote: "FOR" the approval of the Merger and "FOR" the approval of the non-binding, advisory resolution on merger-related executive compensation.

        For the factors considered by the Gramercy Board in reaching its decision to approve the merger agreement and the recommendations of the Gramercy Board, see "The Merger—Gramercy's Reasons for the Merger; Recommendations of the Gramercy Board."

Opinion of the Chambers Financial Advisor (See page 64)

        On June 30, 2015, at the meeting of the Chambers Board at which the Merger was approved, J.P. Morgan Securities LLC (which we refer to as "J.P. Morgan"), Chambers' financial advisor in connection with the proposed Merger, rendered to the Chambers Board an oral opinion, confirmed by delivery of a written opinion, dated June 30, 2015, to the effect that, as of such date and based upon and subject to the factors, assumptions, qualifications and any limitations set forth in its written opinion, the exchange ratio in the proposed Merger was fair, from a financial point of view, to Chambers. The full text of J.P. Morgan's written opinion, dated as of June 30, 2015, is attached as Annex B to this joint proxy statement/prospectus and is incorporated herein by reference. The full text of the opinion contains a discussion of, among other things, the assumptions made, matters considered, and qualifications and any limitations on the opinion and the review undertaken by J.P. Morgan in connection with rendering its opinion. The summary of the opinion of J.P. Morgan set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Chambers shareholders are urged to read the opinion in its entirety. J.P. Morgan's written opinion was addressed to the Chambers Board (in its capacity as such) in connection with and for the purposes of its evaluation of the Merger, was directed only to the fairness, from a financial point of view, to Chambers of the exchange ratio in the Merger and did not address any other aspect of the Merger. J.P. Morgan expressed no opinion as to the fairness of the exchange ratio to the holders of any class of securities, creditors or other constituencies of Chambers or as to the underlying decision by Chambers to engage in the Merger. The issuance of J.P. Morgan's opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any shareholder of Chambers as to how such shareholder should vote with respect to the Merger or any other matter. For a description of the opinion that the Chambers Board received from J.P. Morgan, see "The Merger—Opinion of the Chambers Financial Advisor."

Opinion of the Gramercy Financial Advisor (See page 71)

        Morgan Stanley & Co. LLC (which we refer to as "Morgan Stanley") delivered its opinion to the Gramercy Board that, as of June 30, 2015, and based upon and subject to the various assumptions, procedures, matters, qualifications and limitations on the scope of the review undertaken by Morgan Stanley as set forth therein, the exchange ratio of 3.1898 pursuant to the merger agreement was fair, from a financial point of view, to the holders of Gramercy common stock. The full text of the written opinion of Morgan Stanley, dated June 30, 2015, which sets forth the assumptions made, procedures followed, factors considered, and qualifications and limitations on the review undertaken by Morgan Stanley in connection with its opinion, is attached hereto as Annex C to this joint proxy statement/prospectus and is incorporated herein by reference. The opinion of Morgan Stanley was directed to the Gramercy Board, in its capacity as such, and addressed only the fairness as of the date of the opinion, from a financial point of view, of the exchange ratio to the holders of Gramercy common stock and does not address any other aspect of the Merger. The opinion of Morgan Stanley was not intended to, and does not, constitute advice or a recommendation as to how any holder of Gramercy common stock or Chambers common shares should vote or act with respect to the Merger or any matter. For a description of the opinion that the Gramercy Board received from Morgan Stanley, see "The Merger—Opinion of the Gramercy Financial Advisor."

Interests of Chambers Trustees and Executive Officers in the Merger (See page 84)

        In considering the recommendation of the Chambers Board that Chambers shareholders vote on the approval of the issuance of Chambers common shares in connection with the Merger, Chambers shareholders should be aware that some of the executive officers and trustees of Chambers may have interests in the Merger that are different from, or in addition to, those of the shareholders of Chambers, generally. The Chambers Board was aware of these interests and considered them, among other matters, in approving the merger agreement and making its recommendation that the Chambers shareholders approve the issuance of Chambers common shares in connection with the Merger. These interests include that Chambers is party to certain agreements and plans described below, that provide for accelerated vesting of Chambers' unvested common shares and units of common shares and payment of severance benefits upon certain terminations of employment following a change of control. The Merger and the transactions contemplated by the merger agreement constitute a change in control of Chambers.

        Following the consummation of the Merger, the board of trustees of the combined company will be increased to ten members and Messrs. Black, Francis, Orphanides and Salvatore, each of whom is currently a member of the Chambers Board, are expected to remain on the board of trustees of the combined company and such members will be entitled to receive fees and benefits for their services. On September 4, 2015, Mark Brugger, a Chambers trustee, informed Chambers of his decision to resign from the Chambers Board. Prior to the effective time of the Merger, the Chambers Board will designate another individual to serve on the combined company board of trustees, in accordance with the terms of the merger agreement. Such individual is required under the merger agreement to meet the requirements for being an "independent" trustee under the applicable standards of the NYSE and to otherwise be reasonably acceptable to Gramercy. Mr. Martin A. Reid is expected to resign as a member of the Chambers Board. Mr. Charles E. Black is expected to serve as Non-Executive Chairman of the board of trustees of the combined company. The Chambers Board will fill the five remaining vacancies by immediately electing to the Chambers Board the five individuals designated by Gramercy, including Mr. Gordon F. DuGan.

        Mr. Reid is expected to resign as the current Interim President and Chief Executive Officer, and Chief Financial Officer of Chambers, and is expected to become Head of Transition of the combined company.

Interests of Gramercy Directors and Executive Officers in the Merger (See pages 87 and 98)

        In considering the recommendation of the Gramercy Board that Gramercy common stockholders vote to approve the Merger, you should be aware that some of the directors and executive officers of Gramercy have interests in the Merger that are different from, or in addition to, the interests of Gramercy stockholders generally. The Gramercy Board was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the Merger, in approving the merger agreement, and in recommending that the Gramercy common stockholders approve the Merger. These interests include:

  •
  Gramercy is party to employment agreements with certain of its executive officers that provide for the accelerated vesting of converted Gramercy restricted shares and RSUs and payment of severance benefits upon a severance-qualifying termination of employment following a change of control, which the Merger will constitute;

  •
  The terms of Gramercy phantom shares and Gramercy director restricted shares held by non-employee directors provide for the accelerated vesting of such awards, and payment of phantom shares, upon a change in control, which the Merger will constitute; and

  •
  Members of the Gramercy board and executive officers of Gramercy are entitled to continued indemnification and insurance coverage under the merger agreement.

        Upon the consummation of the Merger, the board of trustees of the combined company will have ten members, expected to consist of (i) the current Chambers Board members and an additional designee as described above and (ii) five individuals designated by Gramercy, including Mr. DuGan, Gramercy's Chief Executive Officer. In addition, the senior leadership team of the combined company is expected to include Mr. DuGan as Chief Executive Officer, Mr. Jon W. Clark as Chief Financial Officer, Mr. Benjamin P. Harris as President, Mr. Reid as Head of Transition, Mr. Nicholas L. Pell as Managing Director and Head of Investments and Mr. Edward J. Matey Jr. as General Counsel. Messrs. Harris, Clark, Matey and Pell currently hold those positions with Gramercy.

        See "The Merger—Interests of Gramercy Trustees and Executive Officers in the Merger" and "The Merger—Trustees and Management Following the Merger" for additional information about these interests.

Accounting Treatment (See page 93)

        Chambers and Gramercy prepare their financial statements, respectively, in accordance with accounting principles generally accepted in the United States (which we refer to as "GAAP"). The Merger will be accounted for by applying the purchase method of accounting, with Gramercy treated as the acquirer. See "The Merger—Accounting Treatment."

Expected Timing of the Merger (See page 98)

        Chambers and Gramercy are working to complete the Merger in the fourth quarter of 2015. However, it is possible that factors outside the control of both companies could result in the Merger being completed at a later time, or not at all. Chambers and Gramercy expect to complete the Merger as soon as reasonably practicable following the satisfaction of all closing conditions.

Conditions to Completion of the Merger (See page 105)

        As more fully described in this joint proxy statement/prospectus and in the merger agreement, the completion of the Merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include, among others:

  •
  receipt of the requisite approvals of Chambers shareholders and Gramercy common stockholders;

  •
  the approval for listing of the Chambers common shares and Chambers preferred shares to be issued or reserved for issuance in connection with the Merger on the NYSE;

  •
  the SEC having declared effective the registration statement of which this joint proxy statement/prospectus forms a part;

  •
  the absence of any judgment or other legal prohibition or binding order of any court or other governmental entity prohibiting the Merger;

  •
  the correctness of all representations and warranties made by the parties in the merger agreement and performance by the parties of their obligations under the merger agreement (subject, in each case, to certain materiality standards);

  •
  the receipt of a legal opinion from tax counsel of Gramercy regarding the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code;

  •
  the receipt of a legal opinion from tax counsel of Chambers regarding the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code; and

  •
  the receipt of legal opinions from the respective tax counsels of Chambers and Gramercy regarding the qualification of each of the parties as a REIT.

        WE CANNOT BE CERTAIN WHEN, OR IF, THE CONDITIONS TO THE MERGER WILL BE SATISFIED OR WAIVED, OR THAT THE MERGER WILL BE COMPLETED.

Termination of the Merger Agreement (See page 109)

        The merger agreement may be terminated prior to the effective time of the Merger, whether before or after the required approvals of the Chambers shareholders and Gramercy common stockholders are obtained:

  •
  by mutual written consent of Chambers and Gramercy;

  •
  by either Chambers or Gramercy, if there is a breach of the representations or covenants of the other party that would result in the failure of the related closing condition to be satisfied, and such breach is not cured or is not curable by January 31, 2016;

  •
  by either Chambers or Gramercy, if the Merger is not consummated by January 31, 2016;

  •
  by either Chambers or Gramercy, if the board of the other party changes its recommendation in favor of the Merger;

  •
  by either Chambers or Gramercy, if the stockholder or shareholder meeting of the other party is not called and held as required by the merger agreement;

  •
  by either Chambers or Gramercy, upon a material breach of the other party's non-solicitation obligations under the merger agreement;

  •
  by either Chambers or Gramercy, if a court or other governmental entity issues a final and non-appealable order prohibiting the Merger; or

  •
  by either Chambers or Gramercy, if the required approvals of either the Chambers shareholders or the Gramercy common stockholders are not obtained.

Expenses and Termination Fees (See page 111)

        Generally, all fees and expenses incurred in connection with the Merger and the transactions contemplated by the merger agreement will be paid by the party incurring those expenses. See "The Merger—The Merger Agreement—Fees and Expenses." The merger agreement further provides that, upon termination of the merger agreement under certain circumstances, Chambers may be obligated to pay Gramercy a termination fee of $61,198,934, Gramercy may be obligated to pay Chambers a termination fee of $43,505,889 and/or either party may be obligated to reimburse $20 million for expenses of the other party.

  •
  Only the $20 million expense reimbursement would be payable by Chambers or Gramercy if a competing proposal made for such company after the date of the merger agreement has been publicly announced and not withdrawn prior to the paying party's shareholder or stockholder meeting, as applicable (which we refer to as the "competing proposal condition"), and the merger agreement is terminated:

    •
    by either party because the paying party's shareholder or stockholder approval, as applicable, is not obtained;

    •
    by the other party because the paying party has materially breached its representations, warranties or covenants; or

    •
    by the paying party because the effective time of the Merger has not occurred by January 31, 2016.

  •
  The party required to pay the $20 million expense reimbursement as described above would subsequently become obligated to pay the applicable termination fee if the conditions described in the bullet points above are satisfied and, within 12 months, the paying party enters into an agreement for, or consummates, a competing transaction (with references to 20% in the definition of competing proposal deemed to refer instead to 50% for purposes of this provision).

  •
  The $20 million expense reimbursement plus the applicable termination fee would be payable by Chambers or Gramercy if:

  •
  the merger agreement is terminated prior to the paying party's shareholder or stockholder meeting, as applicable, by the non-paying party because:

  •
  the paying party's Board has changed its recommendation in favor of the Merger due to a competing proposal;

  •
  the paying party has failed to timely fulfill its obligation to call and hold its shareholder meeting or stockholder meeting, as applicable, as required by the merger agreement; or

  •
  the paying party has materially breached its non-solicitation obligations; and

  •
  within 12 months, the paying party enters into an agreement for, or consummates, a competing transaction (with references to 20% in the definition of competing proposal deemed to refer instead to 50% for purposes of this provision).

  •
  Finally, only the $20 million expense reimbursement would be payable by Chambers or Gramercy if the merger agreement is terminated by the other party because:

  •
  the paying party has materially breached its representations, warranties or covenants (at a time when a competing proposal condition was not satisfied); or

  •
  the paying party's Board changed its recommendation in favor of the Merger due to an intervening event other than a competing proposal.

No Appraisal or Dissenters' Rights (See page 95)

        Under Maryland law, the holders of Gramercy common stock and Gramercy preferred stock and holders of Chambers common shares are not entitled to appraisal rights in connection with the Merger. See "The Merger—No Appraisal or Dissenters' Rights."

Litigation Relating to the Merger (See page 95)

        Chambers, Gramercy, Merger Sub, and/or the members of the Gramercy Board have each been named as defendants in seven putative class action lawsuits (of which five are pending) brought by holders of Gramercy common stock challenging the Merger. In addition, Gramercy, Chambers and members of the Chambers Board have each been named as defendants in a putative class action lawsuit brought by holders of Chambers common shares challenging the Merger. Plaintiffs in all six pending lawsuits seek, among other things, an injunction barring the Merger, rescission of the Merger to the extent it is already implemented, declaratory relief and an award of damages.

        Gramercy and Chambers believe that each of these claims is without merit. See "The Merger—Litigation Relating to the Merger" for more information about litigation related to the Merger.

Material U.S. Federal Income Tax Consequences of the Merger (See page 114)

        The Merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code, and the merger agreement is intended to be and is adopted as a "plan of reorganization" for the purposes of Sections 354 and 361 of the Code. Assuming the Merger qualifies as such a reorganization, a U.S. holder of Gramercy common stock generally will not recognize any gain or loss for U.S. federal income tax purposes upon surrender of Gramercy common stock and receipt of Chambers common shares, except with respect to cash received in lieu of a fractional Chambers common share. It is a condition to the completion of the Merger that each of Chambers and Gramercy receive written opinions from their respective tax counsel to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

        Tax matters are very complicated and the tax consequences of the Merger to each Gramercy stockholder may depend on such stockholder's particular facts and circumstances. Gramercy stockholders are urged to consult their tax advisors to understand fully the tax consequences to them of the Merger. See "Material U.S. Federal Income Tax Consequences."

The Chambers Annual Meeting (See page 143)

        The Chambers annual meeting will be held at the Nassau Inn Princeton, 10 Palmer Square, Princeton, New Jersey, 08542, at 9:00 a.m. local time, on December 15, 2015. You may vote at the Chambers annual meeting if you owned Chambers common shares at the close of business on October 8, 2015, the record date for the Chambers annual meeting. On that date, there were 236,855,738 Chambers common shares outstanding and entitled to vote. You may cast one vote for each Chambers common share that you owned on that date.

        At the Chambers annual meeting, Chambers shareholders will be asked to consider and vote upon the following matters:

  •
  a proposal to approve the issuance of Chambers common shares in connection with the Merger (Proposal 1);

  •
  a proposal to elect five trustees (Proposal 2);

  •
  a proposal to approve, on a non-binding, advisory basis, the compensation of the Chambers named executive officers (Proposal 3);

  •
  a proposal to ratify the selection of Deloitte & Touche LLP as Chambers' independent registered public accounting firm for the fiscal year ending December 31, 2015 (Proposal 4); and

  •
  a proposal to approve the adjournment of the Chambers annual meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposals if there are insufficient votes at the time of such adjournment to approve such proposals (Proposal 5).

Recommendation of the Chambers Board of Trustees (See page 143)

        The affirmative vote of a plurality of all votes cast at a duly called Chambers shareholder meeting at which a quorum is present is necessary for election of the trustee nominees named in this joint proxy statement/prospectus (Proposal 2).

        A majority of all the votes cast at a duly called Chambers shareholder meeting at which a quorum is present is necessary for: (i) approval of the issuance of Chambers common shares in connection with the Merger (Proposal 1); (ii) approval of the non-binding, advisory resolution on executive compensation (Proposal 3); (iii) ratification of the appointment of Deloitte & Touche LLP as Chambers' independent registered public accounting firm for the fiscal year ending December 31, 2015 (Proposal 4); and (iv) the approval of the adjournment of the Chambers annual meeting (Proposal 5).

        As of September 1, 2015, less than 1% of the outstanding Chambers common shares were held by Chambers trustees and executive officers and their affiliates. Chambers currently expects that the Chambers trustees and executive officers will vote their shares in favor of the issuance of Chambers common shares in connection with the Merger, although none has entered into any agreements obligating them to do so.

        The Chambers Board unanimously has determined that the Merger, the merger agreement and the other transactions contemplated by the merger agreement (including the issuance of Chambers common shares and Chambers preferred shares in connection with the Merger), are advisable and in the best interests of Chambers and has unanimously approved the Merger and the merger agreement.

        The Chambers Board unanimously recommends that Chambers shareholders vote as follows:

  •
  "FOR" the issuance of Chambers common shares in connection with the Merger, which approval is necessary to complete the Merger (Proposal 1);

  •
  "FOR" the election of the five trustee nominees named in this joint proxy statement/prospectus (Proposal 2);

  •
  "FOR" the approval of the non-binding, advisory resolution on executive compensation disclosed in this joint proxy statement/prospectus (Proposal 3);

  •
  "FOR" the ratification of the appointment of Deloitte & Touche LLP as Chambers' independent registered public accounting firm for the fiscal year ending December 31, 2015 (Proposal 4);

  •
  "FOR" the approval of the adjournment of the Chambers annual meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposals if there are insufficient votes at the time of such adjournment to approve such proposals (Proposal 5); and

  •
  as recommended by the Chambers Board with regard to all other matters that properly come before the annual meeting.

The Gramercy Special Meeting (See page 200)

        The special meeting of Gramercy common stockholders will be held at the Andaz 5th Avenue, 485 5th Avenue, New York, New York, 10017, at 9:30 a.m. local time, on December 15, 2015. You may vote at the Gramercy special meeting if you owned Gramercy common stock at the close of business on October 8, 2015, the record date for the Gramercy special meeting. On that date, there were 57,495,413 shares of Gramercy common stock outstanding and entitled to vote. You may cast one vote for each share of Gramercy common stock that you owned on that date.

        At the Gramercy special meeting, common stockholders of Gramercy will be asked to consider and vote upon:

  •
  a proposal to approve the Merger (Proposal 1);

  •
  a proposal to approve on a non-binding, advisory basis, certain compensation arrangements for Gramercy's named executive officers in connection with the Merger (Proposal 2); and

  •
  a proposal to approve the adjournment of the Gramercy special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposals if there are insufficient votes at the time of such adjournment to approve such proposals (Proposal 3).

        The Merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Gramercy common stock (Proposal 1). The proposal to approve the merger-related executive compensation (Proposal 2) requires the affirmative vote of a majority of the votes cast on the matter by the holders of shares of Gramercy common stock represented, in person or by proxy, at the Gramercy special meeting at which a quorum is present; however, such vote is non-binding and advisory only. The proposal to adjourn the Gramercy special meeting, if necessary or appropriate, to solicit additional proxies (Proposal 3) requires the affirmative vote of a majority of the votes cast on the matter by the holders of shares of Gramercy common stock represented, in person or by proxy, at the Gramercy special meeting at which a quorum is present.

        On the record date, approximately 1.33% of the outstanding Gramercy common stock was held by Gramercy directors and executive officers and their affiliates. Gramercy currently expects that the directors and executive officers of Gramercy will vote their shares in favor of the proposal to approve the Merger, although none has entered into any agreements obligating them to do so.

        The Gramercy Board unanimously recommends that holders of Gramercy common stock vote as follows:

  •
  "FOR" the proposal to approve the Merger, which approval is necessary to complete the Merger (Proposal 1);

  •
  "FOR" the approval of the non-binding, advisory resolution on merger-related executive compensation (Proposal 2); and

  •
  "FOR" the approval of the adjournment of the Gramercy special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposals if there are insufficient votes at the time of such adjournment to approve such proposals (Proposal 3).

        See "Gramercy Special Meeting" for further discussion of the Gramercy special meeting.

Rights of Gramercy Stockholders Will Change as a Result of the Merger (See page 228)

        Gramercy stockholders will have different rights once they become shareholders of the combined company, due to differences between the governing documents of Chambers and Gramercy. Upon the completion of the Merger, Gramercy stockholders will become shareholders of Chambers, as the continuing legal entity in the Merger, and the rights of Gramercy stockholders will therefore by governed by the Chambers Declaration of Trust (which we refer to as the "Chambers declaration of trust"), the Chambers bylaws and its other governing documents. These differences are summarized under "Comparison of Rights of Chambers Shareholders and Gramercy Stockholders."

Regulatory Approvals Required for the Merger (See page 93)

        Chambers and Gramercy are not required to make notifications under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated thereunder by the Federal Trade Commission.

        At any time before or after the combination, the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission, or a U.S. state attorney general could take action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the combination or seeking divestiture of assets of Chambers or Gramercy or their respective subsidiaries. Private parties may also bring legal actions under the antitrust laws under certain circumstances.

 SELECTED HISTORICAL FINANCIAL DATA OF CHAMBERS

        Presented below is the selected historical consolidated financial data of Chambers as of and for the periods indicated. The selected historical consolidated financial data of Chambers as of December 31, 2014 and 2013 and for each of the fiscal years ended December 31, 2014, 2013 and 2012 have been derived from Chambers' historical audited consolidated financial statements, which are incorporated by reference. The selected historical consolidated financial data of Chambers as of December 31, 2012, 2011 and 2010 and for each of the fiscal years ended December 31, 2011 and 2010 were derived from Chambers' historical audited consolidated financial statements, which are not included in this joint proxy statement/prospectus.

        The selected historical financial data of Chambers for each of the six-month periods ended June 30, 2015 and 2014, and as of June 30, 2015 has been derived from Chambers' unaudited consolidated financial statements contained in Chambers' Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2015, which has been incorporated into this joint proxy statement/prospectus by reference. In Chambers' opinion, such unaudited financial statements include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the interim June 30, 2015 financial information. Interim results for the six months ended and as of June 30, 2015 are not necessarily indicative of, and are not projections for, the results to be expected for the fiscal year ending December 31, 2015.

        You should read this selected historical financial information together with the financial statements included in this document and their accompanying notes and management's discussion and analysis of operations and financial condition of Chambers contained herein. All dollar amounts are in thousands, except per share amounts.

	As of and for the Six Months Ended June 30,		As of and for the Years Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
Total assets	$2,800,663	$2,928,662	$2,869,808	$3,010,596	$2,554,862	$2,440,700	$1,716,720
Cash and cash equivalents	94,252	55,588	40,139	83,007	107,355	238,277	48,218
Total debt	1,378,121	1,392,210	1,380,652	1,421,244	767,232	663,921	425,592
Total liabilities	1,495,934	1,499,283	1,508,841	1,525,946	894,039	768,941	491,954
Total stockholders' equity	1,304,729	1,429,379	1,360,967	1,484,650	1,657,333	1,668,609	1,222,302
Net cash provided by operating activities	77,162	72,850	161,773	132,662	93,564	58,913	39,567
Net change in cash and cash equivalents	54,113	(27,419)	(42,868)	(24,348)	(130,922)	190,059	(64,413)
Total revenue	142,824	134,793	271,690	250,012	178,843	145,816	81,966
Net income (loss)	15,681	8,472	19,048	83,346	(43,008)	(19,285)	(10,618)
Net income (loss) available to common stockholders	15,681	8,472	19,048	83,264	(42,976)	(19,259)	(10,600)
Cash distributions paid to common stockholders	60,298	59,660	119,369	126,021	78,830	60,203	41,227
Net income (loss) per common share, basic	$0.07	$0.03	$0.08	$0.34	$(0.17)	$(0.10)	$(0.08)
Net income (loss) per common share, diluted	$0.07	$0.03	$0.08	$0.34	$(0.17)	$(0.10)	$(0.08)
Cash distributions paid per common share	$0.25	$0.25	$0.50	$0.52	$0.32	$0.31	$0.30
Cash distributions declared per common share	$0.26	$0.25	$0.50	$0.55	$0.60	$0.60	$0.60
Weighted average shares outstanding—basic	236,922,064	236,793,334	236,866,656	242,379,680	248,154,277	192,042,918	136,456,565
Weighted average shares outstanding—diluted	236,950,577	236,793,334	236,866,656	242,379,680	248,154,277	192,042,918	136,456,565

 SELECTED HISTORICAL FINANCIAL DATA OF GRAMERCY

        Presented below is the selected historical consolidated financial data of Gramercy as of and for the periods indicated. The selected historical consolidated financial data of Gramercy as of December 31, 2014 and 2013 and for each of the fiscal years ended December 31, 2014, 2013 and 2012 have been derived from Gramercy's historical audited consolidated financial statements, which are incorporated by reference. The selected historical consolidated financial data of Gramercy as of December 31, 2012, 2011 and 2010 and for each of the fiscal years ended December 31, 2011 and 2010 were derived from Gramercy's historical audited consolidated financial statements, which are not included in this joint proxy statement/prospectus.

        The selected historical financial data of Gramercy for each of the six-month periods ended June 30, 2015 and 2014, and as of June 30, 2015 has been derived from Gramercy's unaudited consolidated financial statements contained in Gramercy's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2015, which has been incorporated into this joint proxy statement/prospectus by reference. In Gramercy's opinion, such unaudited financial statements include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the interim June 30, 2015 financial information. Interim results for the six months ended and as of June 30, 2015 are not necessarily indicative of, and are not projections for, the results to be expected for the fiscal year ending December 31, 2015.

        You should read this selected historical financial information together with the financial statements included in this document and their accompanying notes and management's discussion and analysis of operations and financial condition of Gramercy contained herein. All dollar amounts are in thousands, except per share amounts.

	As of and for the Six Months Ended June 30,		As of and for the Years Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
Total assets	$2,437,826	$1,081,898	$1,500,000	$491,663	$2,168,836	$2,258,330	$5,491,993
Cash and cash equivalents	43,595	98,376	200,069	43,333	105,402	163,725	220,845
Total debt	967,148	430,732	469,478	167,180	—	—	2,190,384
Total liabilities	1,255,767	533,921	577,090	225,190	2,420,664	2,698,760	5,984,986
Total stockholders' equity	1,170,782	547,977	906,781	266,473	(251,828)	(440,430)	(492,993)
Net cash provided by operating activities	37,573	16,153	32,787	29,403	283	87,105	116,831
Net change in cash and cash equivalents	(156,507)	55,403	156,784	(62,069)	(58,323)	(57,120)	82,500
Total revenue	102,082	36,212	107,940	56,704	36,821	7,772	1,197
Net income (loss)	(324)	62,850	54,669	384,827	(171,548)	337,477	(973,543)
Net income (loss) available to common stockholders	(3,378)	59,269	44,644	377,665	(178,710)	330,315	(968,773)
Cash distributions paid to common stockholders	18,845	2,477	10,792	—	—	—	—
Net income (loss) per common share, basic	$(0.07)	$2.89	$1.70	$24.30	$(13.75)	$26.30	$(77.62)
Net income (loss) per common share, diluted	$(0.07)	$2.81	$1.66	$24.30	$(13.75)	$26.30	$(77.62)
Cash distributions paid per common share	$0.37	$0.12	$0.41	$—	$—	$—	$—
Cash distributions declared per common share	$0.42	$0.28	$0.62	$—	$—	$—	$—
Weighted average shares outstanding—basic	51,204,638	20,529,075	26,202,954	15,544,908	12,994,116	12,557,276	12,480,983
Weighted average shares outstanding—diluted	51,204,638	21,112,594	26,937,585	15,544,908	12,994,116	12,557,276	12,480,983

SUMMARY UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

        The following tables set forth selected unaudited pro forma combined consolidated financial information. The pro forma combined consolidated financial information combines the historical financial statements of Chambers and Gramercy after giving effect to the merger using the acquisition method of accounting and preliminary estimates, assumptions and pro forma adjustments as described below and in the accompanying notes to the unaudited pro forma combined consolidated financial information.

        The unaudited pro forma combined consolidated financial information should be read in conjunction with Chambers' historical consolidated financial statements and Gramercy's historical consolidated financial statements, including the notes thereto, which are included herein. The selected unaudited pro forma combined consolidated financial information has been derived from and should be read in conjunction with the unaudited pro forma combined consolidated financial information and accompanying notes included in this joint proxy statement/prospectus beginning on page F-1.

        The unaudited pro forma combined consolidated financial information is presented for illustrative purposes only and does not purport to be indicative of the results that would actually have occurred if the transactions described above had occurred as presented in such statements or that may be obtained in the future. In addition, future results may vary significantly from the results reflected in such statements. All dollar amounts are in thousands, except per share amounts.

	Six Months Ended June 30, 2015	Year Ended December 31, 2014
Statement of operations data:
Total revenue	$262,285	$501,519
Income (loss) from continuing operations available to common shares	$13,939	$(17,459)
Income (loss) from continuing operations available to common shares, per common share:
Basic	$0.03	$(0.05)
Diluted	$0.03	$(0.05)

As of June 30, 2015
Balance sheet data:
Total real estate investments, net	$4,004,860
Total assets	$5,671,753
Long term debt	$2,335,251
Total liabilities	$2,758,651
Noncontrolling interest in Operating Partnership	$11,277
Total equity	$2,901,825

 EQUIVALENT AND COMPARATIVE PER SHARE INFORMATION

        The following tables set forth, for the year ended December 31, 2014 and the six months ended June 30, 2015, selected per share information for Gramercy common stock on a historical and pro forma combined basis and for Chambers common shares on a historical and pro forma equivalent basis. You should read the table below together with the historical consolidated financial statements and related notes of Chambers and Gramercy contained in their respective Annual Reports on Form 10-K for the year ended December 31, 2014 and in the unaudited consolidated financial statements contained in their Quarterly Reports on Form 10-Q for the quarterly period ended June 30, 2015, all of which are incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information."

        The Gramercy pro forma combined per share amounts were calculated using the methodology as described below under the heading "Unaudited Pro Forma Combined Condensed Financial Information," and are subject to all the assumptions, adjustments and limitations described thereunder. The pro forma financial information described below is presented as if the Merger occurred on January 1, 2014 for the results of operations and December 31, 2014 for financial position. The pro forma consolidated Chambers equivalent information shows the effect of the Merger from the perspective of an owner of Chambers common shares. As this is a reverse acquisition, the Chambers pro forma equivalent per common share amounts were calculated by multiplying the Gramercy pro forma combined per share amounts by the inverse exchange ratio of 0.313. You should not rely on the pro forma amounts as being indicative of the financial position or results of operations of the combined company that actually would have occurred had the Merger been completed as of the dates indicated above, nor is it necessarily indicative of the future operating results or financial position of the combined company.

        For the six months ended June 30, 2015:

	Gramercy		Chambers
	Historical	Pro Forma Combined	Historical	Pro Forma Equivalent
Income (loss) from continuing operations available to common shares, per common share:
Basic	$(0.07)	$0.03	$0.07	$0.01
Diluted	$(0.07)	$0.03	$0.07	$0.01
Dividends declared per common share	$0.42	$0.20	$0.26	$0.06
Book value per common share	$18.93	$6.71	$5.51	$2.10

        For the year ended December 31, 2014:

	Gramercy		Chambers
	Historical	Pro Forma Combined	Historical	Pro Forma Equivalent
Income (loss) from continuing operations available to common shares, per common share:
Basic	$1.72	$(0.05)	$0.08	$(0.02)
Diluted	$1.68	$(0.05)	$0.08	$(0.02)
Dividends declared per common share	$0.62	$0.36	$0.50	$0.11
Book value per common share	$17.60	$6.81	$5.74	$2.13

 RATIO OF EARNINGS TO COMBINED FIXED CHARGES

        The following unaudited table sets forth the ratio of earnings to combined fixed charges and preferred share dividends of Chambers and Gramercy as defined in Item 503(d) of Regulation S-K for the periods indicated. For the purpose of computing the ratios below, earnings have been calculated by taking pre-tax income from continuing operations before adjustment for income from equity investees and adding fixed charges, distributed income of equity investees and subtracting capitalized interest. Fixed charges consist of the sum of interest costs, whether expensed or capitalized, and amortized premiums, discounts and capitalized expenses related to indebtedness. Preferred stock dividends are the amount of pre-tax earnings that are required to pay the dividends on outstanding preferred securities.

For the Year Ended December 31,
Six Months Ended June 30, 2015
Chambers		2014	2013	2012	2011	2010
Consolidated ratio of earnings to combined fixed charges:(1)	2.0X	1.7X	3.3X	0.8X	1.0X	1.5X
Gramercy
Consolidated ratio of earnings to combined fixed charges:(2)	1.1X	4.4X	1.7X	0.9X	0.9X	0.9X
Consolidated ratio of earnings to combined fixed charges and preferred stock dividends:(2)	0.9X	3.1X	1.2X	0.8X	0.9X	0.8X

(1)
For the years ended December 31, 2012 and 2011, earnings were not sufficient to cover fixed charges by $8.2 million and $0.4 million, respectively.

(2)
For the years ended December 31, 2012, 2011 and 2010, earnings were not sufficient to cover fixed charges by $12.1 million, $20.5 million and $25.7 million, respectively. For the years ended December 31, 2012, 2011 and 2010 and the six months ended June 30, 2015 earnings were not sufficient to cover fixed charges and preferred dividends by $19.3 million, $27.6 million, $34.5 million and $2.3 million, respectively.

        The following unaudited table sets forth the supplementary pro forma ratio of earnings to combined fixed charges and preferred share dividends of the Combined Company as defined in Item 503(d) of Regulation S-K for the periods indicated. For the purpose of computing the ratios below, earnings have been calculated based upon the pro forma financial statements provided in this document assuming the Merger had been completed as of January 1, 2014 by using the same methodology as described in calculating the ratios above.

        The unaudited supplementary pro forma ratio of earnings to combined fixed charges and preferred share dividends are prepared for informational purposes only and are based on assumptions and estimates considered appropriate by the management of Gramercy and Chambers; however, they are not necessarily indicative of what the Combined Company's financial condition or results of operations actually would have been if the Merger had been consummated as of the dates indicated, nor do they purport to represent the ratio of earnings to combined fixed charges and preferred share dividends for future periods.

	Six Months Ended June 30, 2015	For the Year Ended December 31, 2014
Supplementary pro forma consolidated ratio of earnings to combined fixed charges:	1.9X	1.3X
Supplementary pro forma consolidated ratio of earnings to combined fixed charges and preferred stock dividends:	1.8X	1.2X

RISK FACTORS

        In addition to the other information included and incorporated by reference into this joint proxy statement/prospectus, including the matters addressed in "Cautionary Statement Regarding Forward-Looking Statements," you should carefully consider the following risks before deciding how to vote. In addition, you should read and consider the risks associated with each of the businesses of Chambers and Gramercy because these risks will also affect the combined company. These risks can be found in the respective Annual Reports on Form 10-K for the year ended December 31, 2014 of Chambers and Gramercy, each of which are filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. You should also read and consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information."

Risk Factors Relating to the Merger

The exchange ratio is generally fixed and will not be adjusted in the event of any change in the share prices of either Chambers or Gramercy.

        Upon the closing of the Merger, each share of Gramercy common stock will be converted into the right to receive 3.1898 of newly issued Chambers common shares, with cash paid in lieu of fractional shares. The exchange ratio was generally fixed in the merger agreement, and while it will be adjusted in the event of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into common stock or common shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other similar transaction involving Chambers or Gramercy, the exchange ratio will not be adjusted for changes in the market price of either Chambers common shares or Gramercy common stock. Changes in the price of Chambers common shares prior to the Merger will affect the market value of the merger consideration that Gramercy common stockholders will receive on the closing date of the Merger. Share price changes may result from a variety of factors (many of which are beyond our control), including the following factors:

  •
  changes in the respective businesses, operations, assets, liabilities and prospects of Chambers and Gramercy;

  •
  changes in market assessments of the business, operations, financial position and prospects of either company or the combined company;

  •
  market assessments of the likelihood that the Merger will be completed;

  •
  interest rates, general market and economic conditions and other factors generally affecting the price of Chambers common shares and Gramercy common stock; and

  •
  federal, state and local legislation, governmental regulation and legal developments in the businesses in which Chambers and Gramercy operate.

        The price of Chambers common shares at the closing of the Merger may vary from the price on the date the merger agreement was executed, on the date of this joint proxy statement/prospectus and on the date of the annual meeting of Chambers and special meeting of Gramercy. As a result, the market value of the merger consideration represented by the exchange ratio will also vary. For example, based on the range of trading prices of Chambers common shares during the period after June 9, 2015, the last trading day before published reports regarding a potential transaction involving Chambers, through October 23, 2015, the latest practicable date before the date of this joint proxy statement/prospectus, the exchange ratio of 3.1898 represented a market value ranging from a low of $20.22 to a high of $26.25.

        Because the Merger will be completed after the date of the aforementioned meetings, at the time of your meeting, you will not know the exact market value of the Chambers common shares that Gramercy common stockholders will receive upon completion of the Merger. Therefore, while the number of Chambers common shares to be issued per share of Gramercy common stock is fixed, Gramercy common stockholders cannot be sure of the market value of the consideration they will receive upon completion of the Merger.

Failure to complete the Merger could negatively affect the share prices and the future business and financial results of Chambers and Gramercy.

        If the Merger is not completed, the ongoing businesses of Chambers and/or Gramercy may be adversely affected and Chambers and Gramercy will be subject to numerous risks associated with the failure to complete the Merger, including the following:

  •
  Chambers being required, under certain circumstances, to pay Gramercy a termination fee of $61,198,934 and/or reimburse Gramercy for $20 million of its expenses in connection with the Merger;

  •
  Gramercy being required, under certain circumstances, to pay Chambers a termination fee of $43,505,889 and/or reimburse Chambers for $20 million of its expenses in connection with the Merger;

  •
  each of Chambers and Gramercy having to pay certain costs relating to the proposed Merger, such as legal, accounting, financial advisor, filing, printing and mailing fees;

  •
  the management of each of Chambers and Gramercy focusing on the Merger instead of on pursuing other opportunities that could be beneficial to the companies, in each case, without realizing any of the benefits of the Merger having been completed; and

  •
  the failure of each company to retain key employees during the pendency of the Merger.

        If the Merger is not completed, Chambers and Gramercy cannot assure their shareholders that these risks will not materialize and will not materially affect the business, financial results and share prices of Chambers or Gramercy. For a description of the circumstances under which the termination fees are payable by Chambers or Gramercy, see "The Merger—The Merger Agreement—Termination Fees and Expense Reimbursement."

The merger agreement contains provisions that could discourage a potential acquirer of either Chambers or Gramercy or could result in any acquisition proposal being at a lower price than it might otherwise be.

        The merger agreement contains provisions that, subject to limited exceptions, restrict the ability of each of Chambers and Gramercy to solicit, encourage, facilitate or discuss third-party proposals to acquire all or a significant part of Chambers or Gramercy. Further, even if the Chambers Board or Gramercy Board withdraws or modifies its recommendation of the Merger, respectively, they will still be required to submit the matter to a vote of their respective shareholders or stockholders at the annual or special meeting, as applicable. In addition, either Chambers or Gramercy generally has an opportunity to offer to modify the terms of the proposed merger agreement in response to any acquisition proposal that may be made to the other party before the board of trustees or board of directors, as the case may be, may withdraw or modify its recommendation in response to such acquisition proposal. In certain circumstances, on termination of the merger agreement, one of the parties may be required to pay a substantial termination fee to the other party. See "The Merger—The Merger Agreement—Termination of the Merger Agreement."

        These provisions could discourage a potential acquirer that might have an interest in acquiring all or a significant part of Chambers or Gramercy from considering or proposing such an acquisition, even if it were prepared to pay consideration with a higher per share cash or market value than that market value proposed to be received or realized in the Merger, or might result in a potential acquirer proposing to pay a lower price than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable in certain circumstances under the merger agreement.

If the Merger is not consummated by January 31, 2016, either Chambers or Gramercy may terminate the merger agreement.

        Either Chambers or Gramercy may terminate the merger agreement if the Merger has not been consummated by January 31, 2016. However, the right to terminate the merger agreement will not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in the merger agreement has been the cause of, or resulted in, the failure to consummate the Merger prior to January 31, 2016. See "The Merger—The Merger Agreement—Termination of the Merger Agreement."

The pendency of the Merger could adversely affect the business and operations of Chambers and Gramercy.

        In connection with the pending Merger, some customers or vendors of each of Chambers and Gramercy may delay or defer decisions, which could negatively affect the revenues, earnings, cash flows and expenses of Chambers and Gramercy, regardless of whether the Merger is completed. Similarly, current and prospective employees of Chambers and Gramercy may experience uncertainty about their future roles with the combined company following the Merger, which may materially adversely affect the ability of each of Chambers and Gramercy to attract or retain key personnel during the pendency of the Merger. In addition, due to operating covenants in the merger agreement, each of Chambers and Gramercy may be unable, during the pendency of the Merger, to pursue strategic transactions, undertake significant capital projects, undertake certain significant financing transactions and otherwise pursue certain other actions, even if such actions would prove beneficial.

The opinions of the Chambers and Gramercy financial advisors will not reflect changes in circumstances between the date of such opinions and completion of the Merger.

        Chambers and Gramercy have not obtained updated opinions from their respective financial advisors as of the date of this joint proxy statement/prospectus and do not expect to receive updated opinions prior to completion of the Merger. Changes in the operations and prospects of Chambers or Gramercy, general market and economic conditions and other factors that may be beyond the control of Chambers or Gramercy, and on which the Chambers and/or Gramercy financial advisors' opinions were based, may significantly alter the value of Chambers or Gramercy or the prices of Chambers common shares or Gramercy common stock by the time the Merger is completed. The opinions do not speak as of the time the Merger will be completed or as of any date other than the date of such opinions. Because the Chambers and Gramercy financial advisors will not be updating their opinions, the opinions will not address the fairness of the merger consideration from a financial point of view at the time the Merger is completed. The Chambers Board's recommendation that the Chambers shareholders vote "FOR" the proposals being submitted to the Chambers shareholders and the Gramercy Board's recommendation that the Gramercy common stockholders vote "FOR" the proposals being submitted to the Gramercy common stockholders, however, are made as of the date of this joint proxy statement/prospectus. For a description of the opinions that Chambers and Gramercy received from their respective financial advisors, see "The Merger—Opinion of the Chambers Financial Advisors" and "The Merger—Opinion of the Gramercy Financial Advisors."

Some of the trustees and executive officers of Chambers and directors and executive officers of Gramercy have interests in seeing the Merger completed that are different from, or in addition to, those of the other Chambers shareholders and Gramercy stockholders.

        Some of the trustees and executive officers of Chambers and directors and executive officers of Gramercy have arrangements that provide them with interests in the Merger that are different from, or in addition to, those of the shareholders of Chambers or the stockholders of Gramercy. These interests include, among other things, the continued service as a trustee, director or executive officer of the combined company, or, in the alternative, a sizeable severance payment and vesting of outstanding, unvested equity awards if terminated upon, or following, consummation of the Merger, or the vesting of outstanding, unvested phantom shares upon the consummation of the Merger. These interests, among other things, may influence or may have influenced the trustees and executive officers of Chambers and directors and executive officers of Gramercy to support or approve the Merger. See "The Merger—Interests of Gramercy Directors and Executive Officers in the Merger" and "The Merger—Interests of Chambers Trustees and Executive Officers in the Merger."

Chambers shareholders and Gramercy stockholders will be diluted by the Merger.

        The Merger will dilute the ownership position of Chambers shareholders and result in Gramercy stockholders having an ownership stake in the combined company that is smaller than their current stake in Gramercy. Upon completion of the Merger, we estimate that continuing Chambers shareholders will own approximately 56% of the common shares of beneficial interest of the combined company, and former Gramercy common stockholders will own approximately 44% of the common shares of beneficial interest of the combined company. Consequently, Chambers shareholders and Gramercy common stockholders, as a general matter, will have less influence over the management and policies of the combined company after the effective time of the Merger than each currently may exercise over the management and policies of Chambers and Gramercy, respectively.

        In addition, in the Merger each share of Gramercy's 7.125% Series B Cumulative Redeemable Preferred Stock will be converted into the right to receive one Chambers 7.125% Series A Cumulative Redeemable Preferred Share having rights, privileges, powers and preferences materially unchanged from the rights, privileges, powers and preferences of Gramercy's 7.125% Series B Cumulative Redeemable Preferred Stock. The Chambers preferred shares will rank senior to the Chambers common shares with respect to dividend rights and rights upon liquidation, dissolution or winding up. As of June 30, 2015, there was approximately $87,500,000 in aggregate liquidation preference of Gramercy's 7.125% Series B Cumulative Redeemable Preferred Stock outstanding. For more information regarding the Chambers preferred shares see "Description of Shares—Chambers Preferred Shares."

Risk Factors Relating to the Combined Company

Operational Risks

The combined company expects to incur substantial expenses related to the Merger.

        The combined company expects to incur substantial expenses in connection with completing the Merger and integrating the business, operations, networks, systems, technologies, policies and procedures of the two companies, including severance costs. In addition, there are a large number of systems that must be integrated, including billing, management information, asset management, accounting and finance, payroll and benefits, lease administration and regulatory compliance. Although Chambers and Gramercy have assumed that a certain level of transaction and integration expenses would be incurred, there are a number of factors beyond their control that could affect the total amount or the timing of their integration expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. Due to these factors, the transaction and integration expenses associated with the Merger could, particularly in the near term, exceed the savings that the combined company expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings related to the integration of the businesses following the completion of the Merger. As a result, both Chambers and Gramercy expect to incur expenses against their earnings before the completion of the Merger, and the combined company expects to incur expenses and charges after the completion of the Merger.

Following the Merger, the combined company may be unable to integrate the businesses of Chambers and Gramercy successfully and realize the anticipated synergies and related benefits of the Merger or do so within the anticipated timeframe.

        The Merger involves the combination of two companies that currently operate as independent public companies. The combined company will be required to devote significant management attention and resources to integrating the business practices and operations of Chambers and Gramercy. Potential difficulties the combined company may encounter in the integration process include the following:

  •
  the inability to successfully combine the businesses of Chambers and Gramercy in a manner that permits the combined company to achieve the cost savings anticipated to result from the Merger, which would result in the anticipated benefits of the Merger not being realized in the timeframe currently anticipated or at all;

  •
  lost sales and tenants as a result of certain tenants of either company deciding not to do business with the combined company;

  •
  the complexities associated with managing the combined businesses out of different locations and integrating personnel from the two companies;

  •
  the additional complexities of combining two companies with different histories, cultures, markets and tenant bases;

  •
  the failure to retain key employees of either company;

  •
  potential unknown liabilities and unforeseen increased expenses, delays or regulatory conditions associated with the Merger; and

  •
  performance shortfalls at one or both of the two companies as a result of the diversion of management's attention caused by completing the Merger and integrating the companies' operations.

        For all these reasons, you should be aware that it is possible that the integration process could result in the distraction of the combined company's management, the disruption of the combined company's ongoing business or inconsistencies in the combined company's services, standards, controls, procedures and policies, any of which could adversely affect the ability of the combined company to maintain relationships with customers, vendors and employees or to achieve the anticipated benefits of the Merger, or could otherwise adversely affect the business and financial results of the combined company.

Following the Merger, the combined company may be unable to implement future plans to dispose of certain assets and reposition its portfolio.

        From time to time, the combined company may seek to dispose of selected properties or take other actions to reposition its portfolio. For example, the combined company may seek to dispose of certain office properties to decrease the amount of its office exposure and reposition the portfolio around core industrial and specialty assets, or to transfer other assets (including joint venture interests) among subsidiaries or joint ventures. The combined company's ability to execute such plans will depend on various factors, many of which may be outside the control of the combined company, such as consents or other agreements of third parties and prevailing market terms. The success of the combined company after the Merger will depend, in part, on the ability of the combined company to implement any such plans with respect to the disposition or transfer of assets. Failure to fully execute on such plans or other strategic initiatives may negatively impact the business strategy and operations of the combined company as well as its business and financial results.

Following the Merger, the combined company may be unable to retain key employees.

        The success of the combined company after the Merger will depend in part upon its ability to retain key employees. Key employees may depart either before or after the Merger because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the combined company following the Merger. Accordingly, no assurance can be given that Chambers, Gramercy or, following the Merger, the combined company will be able to retain key employees.

The Merger will result in changes to the board of trustees and management of the combined company that may affect the strategy of the combined company as compared to that of Chambers and Gramercy.

        If the parties complete the Merger, the composition of the board of trustees of the combined company and management team will change from the current boards and management teams of Chambers and Gramercy. For example, the board of trustees of the combined company will consist of ten members, with five trustees selected by Chambers and five trustees selected by Gramercy. This new composition of the board of trustees together with the management team of the combined company may affect the business strategy and operating decisions of the combined company upon the completion of the Merger. For more information about the management and trustees of the combined company following the Merger, see "The Merger—Trustees and Management Following the Merger."

The future results of the combined company will suffer if the combined company does not effectively manage its expanded operations following the Merger.

        Following the Merger, the combined company may continue to expand its operations through additional acquisitions and other strategic transactions, some of which involve complex challenges. The future success of the combined company will depend, in part, upon the ability of the combined company to manage its expansion opportunities, which pose substantial challenges for the combined company to integrate new operations into its existing business in an efficient and timely manner, and upon its ability to successfully monitor its operations, costs, regulatory compliance and service quality, and to maintain other necessary internal controls. The combined company cannot assure you that its expansion or acquisition opportunities will be successful, or that the combined company will realize its expected operating efficiencies, cost savings, revenue enhancements, synergies or other benefits.

The trading price of the common shares of beneficial interest of the combined company may be affected by factors different from those affecting the price of Chambers common shares or Gramercy common stock before the Merger.

        If the Merger is completed, Chambers shareholders will become holders of approximately 56%, and Gramercy common stockholders will hold approximately 44%, of the outstanding common shares of beneficial interest of the combined company. The results of operations of the combined company, as well as the trading price of the common shares of beneficial interest of the combined company after the Merger, may be affected by factors different from those currently affecting Chambers' or

Gramercy's results of operations and the trading prices of Chambers common shares and Gramercy common stock. These factors include:

  •
  a greater number of shares of the combined company outstanding as compared to the number of currently outstanding shares of Chambers;

  •
  different shareholders;

  •
  different businesses; and

  •
  different assets and capitalizations.

        In addition, the combined company may take actions in the future—such as a share split, reverse share split, or reclassification—that could affect the trading price of its common shares.

        Accordingly, the historical trading prices and financial results of Chambers and Gramercy may not be indicative of these matters for the combined company after the Merger. For a discussion of the business of Chambers and Gramercy and of certain factors to consider in connection with that business, see the documents incorporated by reference by Chambers or Gramercy into this joint proxy statement/prospectus referred to under "Where You Can Find More Information."

The combined company cannot assure you that it will be able to continue paying dividends at or above the rate currently paid by Chambers and Gramercy.

        The shareholders of the combined company may not receive dividends at the same rate they received dividends as shareholders of Chambers and stockholders of Gramercy following the Merger for various reasons, including the following:

  •
  the combined company may not have enough cash to pay such dividends due to changes in the combined company's cash requirements, capital spending plans, cash flow or financial position;

  •
  decisions on whether, when and in which amounts to make any future distributions will remain at all times entirely at the discretion of the combined company's board of trustees, which reserves the right to change Chambers' current dividend practices at any time and for any reason;

  •
  the combined company may desire to retain cash to maintain or improve its credit ratings; and

  •
  the amount of dividends that the combined company's subsidiaries may distribute to the combined company may be subject to restrictions imposed by state law, restrictions that may be imposed by state regulators, and restrictions imposed by the terms of any current or future indebtedness that these subsidiaries may incur.

        Chambers and Gramercy currently expect that after closing, the dividend payout ratio will be in between Chambers' and Gramercy's dividend ratios prior to the Merger. Shareholders of the combined company will have no contractual or other legal right to dividends that have not been authorized by the combined company's board of trustees.

Regulatory and Legal Risks

Counterparties to certain agreements with Chambers or Gramercy may exercise contractual rights under such agreements in connection with the Merger.

        Chambers and Gramercy are each party to certain agreements, including, without limitation, loan agreements, that give the counterparties certain rights in connection with a qualifying change in control, including in some cases the right to terminate the agreement. The Merger may constitute a change in control under some of these agreements, and therefore the counterparties could exercise any rights they may have regarding termination, recourse against the combined company for obligations of its subsidiaries, acceleration of payment obligations or otherwise. In addition, counterparties may seek modifications of the terms of agreements as a condition to granting a waiver or consent. If such counterparties exercise any such contractual rights, this may adversely impact the combined company.

Joint venture investments could be adversely affected by the combined company's lack of sole decision-making authority, its reliance on co-venturers' financial condition or disputes between co-venturers and the combined company.

        Chambers and Gramercy each co-invest with other third parties through partnerships, joint ventures or other entities, sharing responsibility for managing the affairs of a partnership, joint venture or other entity. The combined company is expected to continue to have such arrangements following the completion of the Merger. Chambers and Gramercy are not, and the combined company will not be, in a position to exercise sole decision-making authority regarding the partnership, joint venture or other entity. Investments in partnerships, joint ventures or other entities may, under certain circumstances, involve risks not present were a third-party not involved. For example, partners or co-venturers may have economic or other business interests or goals that are inconsistent with the business interests or goals of Gramercy, Chambers, or the combined company, they could be in a position to take actions contrary to the policies or objectives of Gramercy, Chambers or the combined company, and they may have competing interests that could create conflict of interest issues. Such investments may also have the potential risk of impasses on decisions, because neither Gramercy, Chambers, the combined company nor the partner or co-venturer would have full control over the partnership or joint venture. In addition, joint venture partners of Gramercy or Chambers may have consent rights, rights to buy or sell joint venture interests, or other rights under certain agreements, which may be implicated as a result of the Merger. Disputes between Gramercy, Chambers or the combined company and partners or co-venturers may result in litigation or arbitration. In addition, if partners or co-venturers fail to fund their share of required capital contributions due to insolvency or for other reasons, the joint venture investments, including properties owned by the joint ventures, could be subject to additional risk.

In connection with the announcement of the merger agreement, eight lawsuits have been filed (of which six are pending), seeking, among other things, to enjoin the Merger and rescind the merger agreement, and an adverse judgment in any of the lawsuits may prevent the Merger from being effective or from becoming effective within the expected timeframe.

        Gramercy, Chambers, Merger Sub, and/or the members of the Gramercy Board have each been named as defendants in five pending putative class action lawsuits brought by holders of Gramercy common stock challenging the Merger. In addition, Gramercy, Chambers and members of the Chambers Board have each been named as defendants in a putative class action lawsuit brought by holders of Chambers common shares challenging the Merger. Plaintiffs in all six pending lawsuits seek, among other things, an injunction barring the Merger, rescission of the Merger to the extent it is already implemented, declaratory relief, and an award of damages and expenses. If the plaintiffs are successful in obtaining an injunction prohibiting the parties from completing the Merger on the agreed-upon terms, the injunction may prevent the completion of the Merger in the expected timeframe (if at all). For more information about litigation related to the Merger, see "The Merger—Litigation Relating to the Merger."

REIT Risks

The combined company would succeed to, and may incur, adverse tax consequences if Chambers or Gramercy has failed or fails to qualify as a REIT.

        Each of Chambers and Gramercy believes that it has been organized and has operated in a manner that enables it to qualify as a REIT and each company intends to operate so as to qualify as a

REIT through the closing date, and in the case of Chambers, following the closing date of the Merger. If either Chambers or Gramercy has failed or fails to qualify as a REIT and the Merger is completed, the combined company generally would succeed to and may incur significant tax liabilities, and the combined company could possibly fail to qualify as a REIT. In addition, since the combined company will hold some of its assets through subsidiary REITs, the failure of any of such subsidiary REITs to qualify as a REIT could jeopardize the combined company's qualification as a REIT.

REITs are subject to a range of complex organizational and operational requirements.

        Qualification as a REIT requires each company to satisfy numerous technical and highly complex requirements established under the Code, for which in many cases there are only limited judicial and administrative interpretations, and involves the determination of various factual matters and circumstances not entirely within each company's control. The complexity of these provisions and of applicable regulations promulgated under the Code (which we refer to as the "Treasury Regulations") is greater in the case of REITs that, like Chambers and Gramercy, intend to hold their assets through partnerships. In order to qualify as a REIT, each of Chambers and Gramercy must satisfy a number of requirements regarding the composition of the assets and the sources of its gross income. The ability to satisfy the asset tests depends on each company's analysis of the characterization and fair market value of its assets, some of which are not susceptible to precise determination, and for which it will not obtain independent valuations. Also, each of Chambers and Gramercy must make distributions to its shareholders and stockholders, as applicable, aggregating annually at least 90% of its net taxable income (which does not equal net income, as calculated in accordance with GAAP), without regard to the deduction for dividends paid and excluding net capital gains. In addition, legislation, new regulations, administrative interpretations or court decisions may adversely affect, possibly retroactively, Chambers' and Gramercy's ability to qualify as REITs.

        For any taxable year that Chambers or Gramercy fails to qualify as a REIT, it will not be allowed a deduction for dividends paid to its shareholders or stockholders, as applicable, in computing taxable income and thus would become subject to U.S. federal and state income tax as if it were a regular taxable corporation. In such an event, Chambers or Gramercy, as the case may be, could be subject to potentially significant tax liabilities. Unless entitled to relief under certain statutory provisions, Chambers or Gramercy, as the case may be, would also be disqualified from treatment as a REIT for the four taxable years following the year in which it lost its qualification. If Chambers or Gramercy failed to qualify as a REIT, the market price of the common shares of beneficial interest of the combined company may decline and the combined company may need to reduce substantially the amount of distributions to its shareholders because of its increased tax liability.

Other Risks

In connection with the Merger, the combined company is planning to refinance a significant amount of indebtedness, and cannot guarantee that it will be able to obtain the necessary funds on favorable terms or at all.

        In connection with the Merger, the combined company expects to seek to refinance some or all of the indebtedness of each of Chambers and Gramercy (other than the existing Notes) or, alternatively, seek any waivers or amendments that may be necessary or advisable to permit certain indebtedness to remain outstanding following the Merger. The combined company's ability to obtain such refinancing, waivers or amendments will depend on, among other factors, prevailing market conditions and other factors beyond the control of the combined company. Chambers and Gramercy cannot assure you that the combined company will be able to obtain financing on terms acceptable to the combined company or at all, and any such failure could materially adversely affect the operations and financial conditions of the combined company. If the combined company is not able to obtain such refinancing, waivers or amendments, it may be required to repay some or all of such indebtedness upon consummation of the

Merger. Under such circumstances, the combined company may not have sufficient resources to repay such indebtedness. Completion of the Merger is not conditioned on completing such financing transactions.

The combined company will have a substantial amount of indebtedness and may need to incur more in the future.

        The combined company will have substantial indebtedness, and in connection with executing the combined company's business strategies following the Merger, the combined company expects to continue to evaluate the possibility of acquiring additional properties and making strategic investments, and the combined company may elect to finance these endeavors by incurring additional indebtedness. Its substantial indebtedness could have material adverse consequences for the combined company, including (i) reducing the combined company's credit ratings and thereby raising its borrowing costs, (ii) hindering the combined company's ability to adjust to changing market, industry or economic conditions, (iii) limiting the combined company's ability to access the capital markets to refinance maturing debt or to fund acquisitions or emerging businesses, (iv) limiting the amount of free cash flow available for future operations, acquisitions, dividends, stock repurchases or other uses, (v) making the combined company more vulnerable to economic or industry downturns, including interest rate increases and (vi) placing the combined company at a competitive disadvantage compared to less leveraged competitors.

        Additionally, the combined company expects that the agreements that will govern the terms of its indebtedness will contain a number of restrictive covenants (including, without limitation, financial maintenance covenants) that impose significant operating and financial restrictions on the combined company and may limit its ability to engage in acts that may be in its long-term best interest. Moreover, the combined company's ability to satisfy any financial maintenance covenants may be affected by events beyond its control and, as a result, it cannot provide assurance that it will be able to satisfy any such covenants.

        A breach of the covenants under the agreements that govern the terms of any of the combined company's indebtedness could result in an event of default under the applicable indebtedness. Such a default may allow the applicable creditors to accelerate the related debt and/or terminate any related commitments to extend further credit and may result in the acceleration of any other debt to which a cross-acceleration or cross-default provision applies. In the event debtholders accelerate the repayment of the combined company's indebtedness, it may not have sufficient resources to repay such indebtedness.

        Moreover, to respond to competitive challenges, the combined company may be required to raise substantial additional capital to execute its business strategy. The combined company's ability to arrange additional financing will depend on, among other factors, the combined company's financial position and performance, as well as prevailing market conditions and other factors beyond the combined company's control. If the combined company is able to obtain additional financing, the combined company's credit ratings could be further adversely affected, which could further raise the combined company's borrowing costs and further limit its future access to capital and its ability to satisfy its obligations under its indebtedness.

The historical and unaudited pro forma combined condensed financial information included elsewhere in this joint proxy statement/prospectus may not be representative of the combined company's results after the Merger, and accordingly, you have limited financial information on which to evaluate the combined company.

        The unaudited pro forma combined condensed financial information included elsewhere in this joint proxy statement/prospectus has been presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that actually would have occurred had the Merger been completed as of the date indicated, nor is it indicative of the future operating results or financial position of the combined company. The unaudited pro forma combined condensed financial information reflects adjustments, which are based upon preliminary estimates, to allocate the purchase price to Chambers' assets and liabilities. The purchase price allocation reflected in the unaudited pro forma combined condensed financial information included elsewhere in this joint proxy statement/prospectus is preliminary, and the final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of Chambers as of the date of the completion of the Merger. The unaudited pro forma combined condensed financial information does not reflect future events that may occur after the Merger, including the costs related to the planned integration of the two companies and any future nonrecurring charges resulting from the Merger, and does not consider potential impacts of current market conditions on revenues or expense efficiencies. The unaudited pro forma combined condensed financial information presented elsewhere in this joint proxy statement/prospectus is based in part on certain assumptions regarding the Merger that Chambers and Gramercy believe are reasonable under the circumstances. Chambers and Gramercy cannot assure you that the assumptions will prove to be accurate over time.

Chambers and Gramercy face other risks.

        The risks listed above are not exhaustive, and you should be aware that, following the Merger, the combined company will face various other risks, including those discussed in reports filed by Chambers and Gramercy with the SEC. See "Where You Can Find More Information."

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements, which are based on current expectations, estimates and projections about the industry and markets in which Chambers and Gramercy operate and beliefs of and assumptions made by Chambers management and Gramercy management, involve uncertainties that could significantly affect the financial results of Chambers or Gramercy or the combined company. Words such as "believe," "expect," "anticipate," "should," "planned," "will," "may," "intend," "estimated," "aim," "on track," "target," "opportunity," "tentative," "positioning," "designed," "create," "predict," "project," "seek," "would," "could," "potential," "continue," "ongoing," "upside," "increases," and "potential," and similar expressions are intended to identify such forward-looking statements, which generally are not historical in nature. All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed in the statements. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that its expectations will be attained and therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be attained and therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Some of the factors that may affect outcomes and results include, but are not limited to, those set forth under "Risk Factors" as well as the following:

  •
  risks associated with the parties' ability to obtain the required stockholder or shareholder approval required to consummate the Merger and the timing of the closing of the Merger, including the risks that a condition to closing would not be satisfied or that the closing of the Merger will not occur;

  •
  the outcome of any legal proceedings that may be instituted against the parties and others related to the merger agreement;

  •
  changes in financial markets, interest rates and foreign currency exchange rates;

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  increased or unanticipated competition for its properties;

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  risks associated with acquisitions;

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  maintenance of REIT status;

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  availability of financing and capital;

  •
  changes in demand for developed properties;

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  risks associated with achieving expected revenue synergies or cost savings;

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  national, international, regional and local economic climates; and

  •
  those additional risks and factors discussed in reports filed with the SEC by Chambers and Gramercy from time to time, including those discussed under the heading "Risk Factors" in their respective most recently filed reports on Forms 10-K and 10-Q.

        You are cautioned not to place undue reliance on these forward-looking statements. Neither Chambers nor Gramercy undertakes any duty to update any forward-looking statements appearing in this document, except as may be required by applicable securities laws.

 INFORMATION ABOUT THE COMPANIES

Chambers Street Properties

47 Hulfish Street, Suite 210
Princeton, New Jersey 08542
(609) 683-4900

        Chambers Street Properties, a Maryland real estate investment trust, is a self-administered REIT, focused on acquiring, owning and managing net leased industrial and office properties leased to creditworthy tenants. Chambers has elected to be taxed as a REIT.

        As of June 30, 2015, Chambers owned, on a consolidated basis, 100 industrial (primarily warehouse/distribution) and office properties located in 18 U.S. states (Arizona, California, Colorado, Florida, Illinois, Indiana, Kansas, Kentucky, Maryland, Massachusetts, Minnesota, New Jersey, North Carolina, Ohio, Pennsylvania, South Carolina, Texas and Virginia) and in the United Kingdom, encompassing approximately 24.9 million rentable square feet. Chambers' consolidated properties were approximately 98.9% leased (based upon rentable square feet) as of June 30, 2015. As of June 30, 2015, 76 of its consolidated properties were net leased to single tenants, which encompassed approximately 20.2 million rentable square feet.

        Chambers had ownership interests in four unconsolidated entities that, as of June 30, 2015, owned interests in 27 properties. Excluding those properties owned through Chambers' investment in CBRE Strategic Partners Asia, Chambers owned, on an unconsolidated basis, 25 industrial (primarily warehouse/distribution) and office properties located in seven U.S. states (Arizona, Florida, Illinois, Indiana, Ohio, Tennessee and Texas) and three countries in Europe (France, Germany and the United Kingdom), encompassing approximately 12.3 million rentable square feet. Chambers' unconsolidated properties were approximately 99.9% leased (based upon rentable square feet) as of June 30, 2015. As of June 30, 2015, 20 of Chambers' unconsolidated properties were net leased to single tenants, which encompassed approximately 11.5 million rentable square feet.

        Chambers operates in an umbrella partnership REIT structure in which its operating partnership, CSP OP, indirectly owns substantially all of the properties acquired on behalf of Chambers. CSP OP was formed in Delaware on March 30, 2004, and Chambers is the 100% direct and indirect owner and sole general partner of CSP OP. For each Chambers common share that Chambers issues, a limited partnership unit of CSP OP is issued to Chambers in exchange for the cash proceeds from the issuance of the Chambers common share. As of June 30, 2015, Chambers owned 100% of the limited partnership units of CSP OP directly or indirectly through a wholly-owned TRS. However, in connection with the Merger such subsidiary will cease to be a TRS and will become disregarded as an entity separate from Chambers for U.S. federal income tax purposes.

        Chambers was formed in Maryland on March 30, 2004 and commenced operations in July 2004 following an initial private placement of its common shares of beneficial interest. Prior to July 1, 2012, all of Chambers' activities were managed by its former investment advisor pursuant to an advisory agreement. On July 1, 2012, Chambers became a self-managed company and changed its name from CB Richard Ellis Realty Trust to Chambers Street Properties. On April 30, 2013, the transitional services agreement with CSP OP and the former investment advisor ended and Chambers became fully responsible for the management of its day-to-day operations. Chambers common shares are listed on the NYSE, trading under the symbol "CSG." The principal offices of Chambers are located at 47 Hulfish Street, Suite 210, Princeton, New Jersey 08542.

        Columbus Merger Sub, LLC, a direct or indirect wholly-owned subsidiary of Chambers, is a Maryland limited liability company organized on June 29, 2015 for the purpose of effecting the Merger. Upon completion of the Merger, Gramercy will be merged with and into Merger Sub with Merger Sub surviving as a direct or indirect wholly-owned subsidiary of Chambers. Merger Sub has not conducted any activities other than those incidental to its organization and the matters contemplated by the merger agreement.

        Additional information about Chambers and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information."

Gramercy Property Trust Inc.

521 Fifth Avenue, 30th Floor
New York, New York 10175
(212) 297-1000

        Gramercy is a leading global investor and asset manager of commercial real estate. Gramercy specializes in acquiring and managing single-tenant, net leased industrial and office properties. Gramercy focuses on income-producing properties leased to high-quality tenants in major markets in the United States and Europe. Gramercy has elected to be taxed as a REIT.

        Gramercy earns revenues primarily through three sources. Gramercy earns rental revenues on properties that it owns directly in the United States, asset management revenues on properties owned by third parties in both the United States and Europe and pro-rata rental revenues on its investment in the Gramercy European Property Fund.

        As of June 30, 2015, Gramercy directly owned a portfolio that consisted of 171 industrial, office and specialty properties totaling approximately 20.2 million square feet located across the United States. Tenants included Bank of America, N.A, Healthy Way of Life II, LLC (d/b/a Life Time Fitness), Nokia Networks, Kar Auction Services, CEVA Freight, LLC, and others. Occupancy of the portfolio was approximately 99.6% as of June 30, 2015. Gramercy also owns a 25% interest in a 199,900 square foot office building located in Somerset, New Jersey, which is 100% net leased to Philips Holdings, USA Inc., a wholly-owned subsidiary of Royal Philips Electronics, through December 2021 and, through its interest in the Gramercy European Property Fund, Gramercy owns a 19.8% interest in a 430,000 square foot warehouse located in Neuwied, Germany, which is 100% leased to a leading German wholesaler of tires, wheels and rims. In addition to its portfolio owned directly or through joint ventures, Gramercy also manages for third parties real estate assets located throughout the United States and Europe having an aggregate value of approximately $800.0 million (based on asset value).

        Gramercy conducts substantially all of its operations through its operating partnership, GPT OP. Gramercy is the sole general partner of GPT OP. GPT OP conducts Gramercy's commercial real estate investment business through various wholly-owned entities and Gramercy's third-party asset management business primarily through a wholly-owned taxable REIT subsidiary, or TRS.

        The principal offices of Gramercy are located at 521 Fifth Avenue, 30th Floor, New York, New York 10175 and its telephone number is (212) 297-1000. Gramercy common stock is listed on the NYSE, trading under the symbol "GPT."

        Additional information about Gramercy and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information."

The Combined Company

Corporate Headquarters:
521 Fifth Avenue, 30th Floor
New York, New York 10175
(212) 297-1000

        The combined company will be named "Gramercy Property Trust" and will be a Maryland real estate investment trust that is a self-administered and self-managed REIT. The combined company is expected to be one of the largest industrial and office net lease REITs, with a combined enterprise value of approximately $5.7 billion as of July 1, 2015. The combined company would, on a pro forma basis as of June 30, 2015, own approximately 288 properties comprising 52 million square feet of industrial or office facilities located in major markets throughout the U.S. and Europe. From time to time, the combined company may seek to dispose of selected properties or take other actions to reposition its portfolio. For example, the combined company may seek to dispose of certain office properties to decrease the amount of its office exposure and reposition the portfolio around core industrial and specialty assets, or to transfer other assets (including joint venture interests) among subsidiaries or joint ventures.

        References to the "combined company" in this document are to Chambers Street Properties after the effective time of the Merger, which will be renamed as "Gramercy Property Trust."

        The business of the combined company will be operated through its operating partnerships, CSP OP and GPT OP. On a pro forma basis after giving effect to the Merger, the combined company will directly and indirectly own all of the general partnership interests of CSP OP and GPT OP, and will have discretion in the day-to-day management and control of the operating partnerships. The limited partnership units in GPT OP held by current third-party unitholders will remain outstanding, except that, following the effective time of the Merger, such units will be exchangeable for cash or shares of the combined company, at the election of the combined company. Following the consummation of the Merger, each holder of limited partnership units of GPT OP will have the right to elect to receive, for each partnership unit it holds, an amount of cash, securities or other property equal or substantially equivalent in value to 3.1898 Chambers common shares. In addition, each holder of partnership units of GPT OP will continue to have a redemption right which permits them to require GPT OP to redeem their partnership units in exchange for cash (or common shares of the combined company, at the election of the combined company) as is more specifically detailed in the agreement of limited partnership of GPT OP. Prior to closing, the parties may decide to transfer Merger Sub so that it becomes a direct (rather than indirect) subsidiary of Chambers.

        The common shares of beneficial interest of the combined company are expected to be listed on the NYSE and to trade under the Gramercy symbol "GPT."

THE MERGER

        The following is a discussion of the Merger and the material terms of the merger agreement between Chambers and Gramercy. You are urged to read the merger agreement carefully and in its entirety, a copy of which is attached as Annex A to this joint proxy statement/prospectus and incorporated by reference herein.

Background of the Merger

        The boards and management teams of each of Gramercy and Chambers periodically and in the ordinary course evaluate and consider a variety of financial and strategic opportunities to enhance shareholder value as part of their respective long-term business plans and operating strategies. Throughout 2014, each of the companies' respective management teams discussed with their respective boards a variety of financial and strategic alternatives and opportunities regarding their future growth and strategic development.

        During early fall of 2014, Mr. Jack A. Cuneo, the then-President and Chief Executive Officer of Chambers, had a number of informal conversations with a representative of an investment bank that had not been engaged by Chambers, regarding potential transactions that Chambers could consider pursuing. As part of those discussions, the representative of the investment bank sent Mr. Cuneo a presentation outlining the possibility of a combination with Gramercy.

        Also in the fall of 2014, Mr. Cuneo had informal discussions with the Chief Executive Officer of a non-traded public REIT (which we refer to as "Party A"), in the context of the two gentlemen serving together on the advisory board of an academic real estate program. In the course of those conversations, the two discussed the possibility of a transaction between Chambers and Party A.

        On October 1, 2014, Mr. Black, the chairman of the Chambers Board, received a letter from an investor (which we refer to as the "Investor"), purporting to hold a significant percentage of outstanding Chambers common shares. In the letter, the Investor expressed its view that the Chambers stock had underperformed compared to its peer group. Noting the opportunities in the REIT M&A market, the Investor urged the Chambers Board to proactively undertake measures to enable the active consideration of inbound acquisition proposals to realize a control premium, including by adjusting upward the Chief Executive Officer's and Chief Operating Officer's severance on a change of control, and the Non-Executive Chairman's compensation level and balance between cash and shares, to encourage active consideration of any inbound acquisition proposals.

        On October 27, 2014, the Chambers Board, at a regularly scheduled meeting, discussed, among other things, the Investor's letter and invited J.P. Morgan to review with the Chambers Board an update on the public real estate capital markets, performance of the publicly traded net lease REIT sector and to discuss potential strategic alternatives for Chambers.

        On November 10, 2014, Chambers announced that Mr. Cuneo planned to retire from Chambers. Chambers also simultaneously announced that the Nominating and Corporate Governance Committee of the Chambers Board had commenced its search for a new Chief Executive Officer.

        As part of Chambers' Chief Executive Officer search process, members of the Chambers Board spoke at length with a number of candidates concerning the position, the views of the candidates with respect to Chambers and its portfolio, the trading performance of the Chambers common shares and the challenges that Chambers would need to address in improving Chambers' current performance. These conversations, and the discussions among Chambers' trustees and management team that arose from this process, highlighted a number of concerns regarding the future of Chambers that the Chambers Board had been considering for some time. These included (i) a belief that Chambers' cost-of-capital was not competitive with its peers and was likely to hinder Chambers ability to execute external growth strategies, (ii) a concern that financial results could decline as a result of anticipated rent roll-downs and capital expenditures associated with re-leasing properties that currently had above-

market lease rates and (iii) the challenge of identifying, engaging and integrating new leadership with a proven ability to succeed in Chambers' asset class. This process made clear for the Chambers Board the substantial difficulties and execution risks that Chambers would face in attempting to address these challenges as a stand-alone company of its size, with newly appointed management, and that addressing these challenges under such conditions would be expected to take several years.

        In November 2014, in anticipation that the announcement of Mr. Cuneo's retirement would precipitate market interest in a strategic transaction, the Chambers Board determined to engage J.P. Morgan to be a point of contact for any inbound expressions of interest. At that time, the Chambers Board had not determined to pursue a strategic transaction and J.P. Morgan was instructed that it should receive and pass along any incoming proposals, but to inform any approaching party that Chambers had not begun any process to explore strategic alternatives.

        Subsequent to the announcement of the planned retirement of Mr. Cuneo, certain parties approached Chambers and expressed their interest in commencing preliminary discussions to explore a variety of strategic transactions, including a potential merger transaction. Such proposals were received by J.P. Morgan and passed along to Chambers. Gramercy, Party A and a private equity firm (which we refer to as "Party B"), were among the parties that expressed preliminary interest in exploring a potential business combination transaction. All such expressions of interest were made on an unsolicited basis.

        On December 12, 2014, Mr. Black received a second letter from the Investor. In that letter, the Investor urged the Chambers Board to engage a financial advisor to explore a potential sale of Chambers, among other strategic alternatives, before proceeding with Chambers' search process for a new chief executive officer.

        In late December 2014, the Party A Chief Executive Officer contacted Mr. Black, noting that he had earlier spoken with Mr. Cuneo regarding a potential transaction.

        On January 13, 2015, Party A submitted a written, unsolicited proposal to acquire all outstanding Chambers common shares for $9.00 per share in cash. Such proposal was preliminary in nature, contingent on, amongst other things, satisfactory completion of due diligence and noted that the ultimate determination would be made following completion of Party A's due diligence. The letter did not make clear how Party A would obtain the necessary cash required by Party A to consummate a cash transaction. The proposal also noted that Party A would also consider a stock-for-stock merger in which Chambers stockholders would receive equity in Party A (a non-traded, public REIT), but did not provide proposed terms for such a transaction.

        Later on January 13, 2015, Mr. Black, Chambers' then-Chief Financial Officer Martin Reid, and the Party A Chief Executive Officer spoke briefly by telephone. Mr. Black stated that he would pass Party A's proposal to the Chambers Board. In that conversation, the Party A Chief Executive Officer noted that Party A at that time was engaged in another transaction that would limit its ability to devote attention and resources to consideration of a transaction with Chambers.

        On February 16, 2015, Gramercy submitted a preliminary proposal for a business combination with Chambers. Specifically, Gramercy proposed a stock-for-stock, "merger of equals" transaction with an exchange ratio based on market prices. The proposal contemplated that management for the combined company would be led by existing Gramercy management, the inclusion of Mr. Reid as Chief Financial Officer, and board representation for the combined company roughly in line with equity ownership, with Mr. Black continuing as Chairman. The proposal contemplated that each party would conduct due diligence consistent with public style transactions. The letter also referenced the fact that Morgan Stanley & Co, LLC (which we refer to as "Morgan Stanley") had been engaged as Gramercy's financial advisor.

        On February 17, 2015, Gramercy's Chief Executive Officer Gordon DuGan provided the Gramercy Board with a summary of the discussions between Gramercy senior management and Chambers regarding the potential business combination and attached a copy of the preliminary proposal provided to Chambers.

        On February 19, 2015, at a dinner of Chambers independent trustees held the night before a regularly scheduled meeting of the Chambers Board, those trustees in attendance (one had not been available to attend) engaged in extensive discussion regarding the considerable challenges facing Chambers, as discussed above.

        On February 20, 2015, at a regularly scheduled meeting of the Chambers Board at which members of Chambers' senior management and representatives of J.P. Morgan attended, J.P. Morgan discussed with the Chambers Board an overview of the performance of Chambers relative to its peers, an analysis of Chambers' current business plan and certain possible strategic alternatives available to Chambers, and summaries and analysis of the expressions of interest from Gramercy and Party A. In the discussion that followed, the members of the Chambers Board did not support engaging with Party A on its proposal. The trustees based this conclusion on (i) their concern that pursuing the offer for a cash sale without a broader market-check would not maximize shareholder value; (ii) their belief that the $9.00 per share proposed price was in excess of most estimations of Chambers' net asset value and was likely to decline substantially once Party A engaged in due diligence; (iii) concerns over whether Party A would be in a position to fund and execute on a cash transaction at that price level, in light of other recent transactions effected by Party A and the financing that such a transaction would require; and (iv) concerns that a cash sale of Chambers at market levels, following an extended period of stock underperformance and management transition, was not the most favorable route for maximizing shareholder value.

        Also during that discussion, the Chambers Board debated the merits of engaging with Gramercy on its proposal for a merger of equals transaction, but did not reach a consensus. In the days following the February 20, 2015 Chambers Board meeting, individual trustees had a number of conversations, continuing the discussion in the meeting. These conversations focused largely on the relative merits of continuing the Chief Executive Officer search and pursuing a stand-alone strategy versus strategic alternatives. Over the course of those conversations, a consensus began to emerge as trustees became convinced that there were potential benefits from reviewing strategic alternatives. As one strategic alternative, the Chambers Board wanted to better understand the potential benefits to be obtained from a combination with Gramercy (see "The Merger—Chambers' Reasons for the Merger; Recommendation of the Chambers Board"). On February 23, 2015, the independent trustees of the Chambers Board had a telephonic meeting in which the trustees determined to enter into a confidentiality agreement with Gramercy and begin preliminary discussions to better determine Gramercy's interest and to understand the strategic benefits of that option.

        Following the February 23 meeting of Chambers independent trustees, Chambers and Gramercy, with the assistance of their respective advisors, negotiated a confidentiality and non-disclosure agreement that included mutual standstill and confidentiality restrictions, in order to perform preliminary mutual due diligence. Following execution of that agreement on February 27, 2015, both Gramercy and Chambers provided the other party and its respective advisors with access to information with respect to financial, property and organizational matters. In addition, Morgan Stanley provided Gramercy senior management with a summary analysis of the potential financial consequences of the proposed transaction, which Mr. DuGan provided to the Gramercy Board.

        On March 2, 2015, Chambers engaged Paul, Weiss, Rifkind, Wharton & Garrison LLP (which we refer to as "Paul Weiss") as special counsel to advise the Chambers Board, together with Venable LLP (which we refer to as "Venable"), Chambers' Maryland counsel.

        On March 5, 2015, Mr. Cuneo stepped down as President, Chief Executive Officer and trustee of Chambers and its subsidiaries. On that same date, at a joint meeting of the Chambers Board and its Nominating and Corporate Governance Committee, Mr. Reid was appointed as the interim President and Chief Executive Officer of Chambers. Chambers publicly reported the foregoing appointment.

        On March 11, 2015, at a joint meeting of the Chambers Board and its Nominating and Corporate Governance Committee at which members of senior management and representatives of Paul Weiss and J.P. Morgan attended, a representative of Paul Weiss made a presentation to the Chambers Board regarding the fiduciary duties and obligations, standard of conduct and review and business judgment rule as they apply to the trustees when considering a potential transformative transaction, including in the context of a change of control of Chambers. The Chambers Board discussed this presentation with and asked questions of the representative of Paul Weiss. The Chambers Board discussed the strategic rationale and other considerations regarding a potential merger of equals transaction with Gramercy and the terms of the Gramercy proposal, and J.P. Morgan reviewed with the Chambers Board certain financial metrics and pro forma considerations for Gramercy and Chambers based on the additional diligence information received. J.P. Morgan also reviewed with the Chambers Board preliminary valuation analyses for Chambers. A separate executive session of the independent trustees further discussed the Gramercy proposal with the representative of Paul Weiss. In that session, the trustees discussed the historic performance of the Gramercy management team, the potential ability of the Gramercy management team to maximize the value of the Chambers portfolio and the relative attractiveness of that ability as compared to Chambers' ongoing search for a permanent Chief Executive Officer and its standalone prospects.

        On March 13, 2015, at a joint telephonic meeting of the Chambers Board and its Nominating and Corporate Governance Committee at which members of senior management and representatives of Paul Weiss and J.P. Morgan participated, J.P. Morgan discussed with the Chambers Board certain additional analyses regarding the Gramercy proposal, which were responsive to inquiries made by trustees of the Chambers Board at its meeting on March 11, 2015. The Chambers Board, together with the representatives of Paul Weiss and J.P. Morgan, also discussed the benefits and risks of conducting an exploration of strategic alternatives by reaching out to additional parties, including Party A, prior to any negotiation of a transaction with Gramercy. At that meeting, the Chambers Board determined to arrange a face-to-face meeting between Mr. DuGan and the Chambers independent trustees, to allow the trustees to evaluate Mr. DuGan in a manner consistent with the Chambers Board's review of other Chief Executive Officer candidates, in order to assist the Board in determining whether to continue to explore a potential transaction with Gramercy. In addition, the Chambers Board instructed J.P. Morgan to make initial preparations for an exploration of strategic alternatives involving outreach to potentially interested and qualified parties in addition to those that had already approached Chambers.

        On March 18, 2015, Mr. DuGan informed the Gramercy Board that he planned to meet with the Chambers independent trustees in order to introduce himself and discuss general issues relating to the real estate sector and the portfolio of Gramercy.

        On March 19, 2015, the Chambers independent trustees met with Mr. DuGan to discuss the issues described above.

        On March 20, 2015, Party A and Party B submitted a joint non-binding indication of interest to Mr. Black, which affirmed Party A's initial indication of value of $9.00 per Chambers common share and indicated that Party B expected to provide equity financing for such transaction. That letter, which noted that the proposal was non-binding in nature and contingent upon, among other things, satisfactory completion of due diligence, noted that Party A was also willing to consider a transaction in which Chambers shareholders would receive stock consideration, but did not provide any details for that alternative. The letter requested a 45-day exclusivity period to complete due diligence and negotiate agreements. On March 25, 2015, the Party A Chief Executive Officer emailed Mr. Black to follow up on Party A's proposal. In that email, the Party A Chief Executive Officer noted that he was no longer concerned over the transaction noted in his January 13, 2015 conversation interfering with the pursuit of a transaction with Chambers.

        On April 3, 2015, Mr. Black spoke with the Party A Chief Executive Officer by phone and advised him that the Chambers Board was considering Party A's proposal. On April 4, 2015, the Party A Chief Executive Officer emailed Mr. Black, noting the former's desire to engage in discussions with Chambers to explore alternative transaction structures.

        On April 14, 2015, Gramercy completed an underwritten public offering of 9,775,000 shares of its common stock, increasing its outstanding common stock by approximately 21 percent. On April 14, 2015, at a meeting of the Chambers Board at which members of senior management and representatives of Paul Weiss and J.P. Morgan attended, J.P. Morgan discussed with the Chambers Board financial aspects and implications of both the Gramercy proposal and Party A's revised proposal. J.P. Morgan also addressed the impact of the recent Gramercy equity issuance on a potential combination between Gramercy and Chambers, which reduced the ownership of the combined company by Chambers shareholders under Gramercy's proposal from approximately 60 percent to approximately 56 percent. Paul Weiss again reviewed for the Board its earlier presentation on fiduciary duties and standards of conduct. Paul Weiss also reviewed resolutions for consideration by the Chambers Board providing for the establishment and authority of a Review Committee (which we refer to as the "Review Committee") comprised of three independent trustees—Mr. Black, James Francis and Louis Salvatore—to take the lead in reviewing and investigating the opportunities available to Chambers and to present recommendations to the Chambers Board.

        On April 15, 2015, Mr. Black called Mr. DuGan to express the Chambers Board's continued interest in exploring a potential merger transaction.

        On April 16, 2015, Mr. Black spoke with Party A's Chief Executive Officer by phone. Mr. Black advised the Party A Chief Executive Officer, in response to the former's questions, that the Chambers Board had not made a decision to engage in a sale of Chambers. During that call, the Party A Chief Executive Officer again expressed interest in exploring transactions other than the cash proposal previously submitted by Party A, including acquisitions by Chambers of portions of Party A's portfolio.

        On April 16, 2015, at a meeting of the Gramercy Board at which representatives from Morgan Stanley and Morgan, Lewis, & Bockius LLP (which we refer to as "Morgan Lewis"), Gramercy's outside counsel, attended, Gramercy senior management provided the Gramercy Board with an update on discussions with Chambers, including with respect to commencing a possible process to mutually explore a merger transaction.

        On April 16, 2015, representatives of Gramercy senior management and representatives of Chambers senior management conducted a call in which each provided an overview of their respective real estate portfolios to the other party.

        On April 21, 2015, Party A submitted a letter to the Chambers Board stating that it was aware that Chambers was in discussions with Gramercy and stating its view that Party A's previously submitted $9.00 per share proposal would be superior to a merger with Gramercy. In its letter, Party A also suggested again as an alternative a stock transaction in which Chambers shareholders would receive shares in Party A's non-traded REIT, suggesting that the combined entity could then be re-listed over the ensuing year. Party B was not a signatory to the April 21 letter. The April 21 letter did not provide any additional substantive details regarding its prior proposals.

        On April 28, 2015, at a meeting of the Gramercy Board at which representatives from Morgan Stanley and Morgan Lewis attended, Morgan Stanley presented an analysis of the potential combination transaction, including an overview of the rationale of a potential merger with Chambers, the associated risks, and financial analysis of the proposed transaction. Following a discussion, the Gramercy Board appointed two of its members (namely, Allan J. Baum and Jeffrey E. Kelter) to represent the Gramercy Board in negotiations with Chambers representatives regarding terms of the proposed merger.

        Also on April 28, 2015, at a regularly-scheduled meeting of the Chambers Board, Mr. Black provided an update regarding the communications with Gramercy and Party A. The Chambers Board discussed and considered whether to engage in substantive discussions with Gramercy and/or Party A at that time or to instead conduct an exploration of strategic alternatives. After careful discussion and consideration, including consideration of the risks to Chambers' operations of potential information leaks to the market generally and to employees and the risks that engaging in a strategic outreach process could result in the loss of the opportunity to enter into a transaction with Gramercy, and to achieve the expected benefits of such a transaction, the Chambers Board determined to instruct J.P. Morgan to commence a full and robust process to explore strategic alternatives and as part of that process to identify and to contact potential transaction candidates likely to have a bona fide interest in engaging in a strategic transaction with Chambers and the ability to consummate a transaction.

        Also at the April 28, 2015 meeting, the Chambers Board approved amendments to existing employment agreements of Mr. Reid, Chambers Executive Vice President and Chief Operating Officer Philip Kianka and Chambers Executive Vice President, Capital Markets and Finance, Christopher Allen, and to the existing severance agreement of Chambers Executive Vice President and Chief Legal Officer Hugh O'Beirne, in each case in a manner that would cause a merger of equals transaction such as that proposed with Chambers to be treated as a "Change of Control" under such agreements. This amendment was enacted to provide for equal treatment under such agreements between a cash sale of the business and a merger transaction in an effort to reduce any incentive created by such agreements for senior management to favor one form of transaction over the other.

        Following this meeting, Messrs. Black and Salvatore met with Mr. DuGan to inform him of the Chambers Board's decision to conduct an exploration of strategic alternatives. Mr. DuGan expressed disappointment at this decision, noting that the Gramercy Board had been prepared to engage in substantive discussions to negotiate a transaction. Later on April 28, 2015, Mr. DuGan informed the Gramercy Board of the Chambers Board's decision.

        Following the Chambers Board meeting of April 28, 2015, J.P. Morgan furnished to the Chambers Board a list of strategic and financial transaction candidates that had previously indicated an interest in a transaction with Chambers, as well as other strategic and financial transaction candidates that might be interested and that had the resources to complete a transaction. J.P. Morgan contacted 25 parties, including 15 financial buyers, and 16 parties entered into confidentiality agreements with Chambers, which included customary standstill restrictions. Party A, Party B and Gramercy were among those included and, as part of that process, Party A and Party B entered into confidentiality agreements with Chambers.

        On May 4, 2015, at a meeting of the Chambers Board, which representatives of Paul Weiss attended, the Chambers Board discussed the current status of the strategic review process. Messrs. Black and Salvatore discussed their meeting with Mr. DuGan and Gramercy's continued interest in a possible business combination with Chambers.

        On May 19, 2015, Chambers amended and restated its engagement letter with J.P. Morgan to reflect revised terms of J.P. Morgan's engagement in connection with Chambers' exploration of strategic alternatives.

        During the second half of May, parties that had signed confidentiality agreements were provided with access to an electronic data room to facilitate the due diligence process. Each participant was also provided with a bid instruction letter asking for first round indications of interest and inviting participants to meet with Chambers management to review any diligence questions. The instructions did not dictate the form of consideration to be offered in a potential transaction.

        On May 28, 2015, Chambers, J.P. Morgan, Party A, Party B and Party A's financial advisors met to conduct in-person due diligence, including reviewing property-level data and debt instruments of Chambers.

        On June 9, 2015, at a regularly-scheduled meeting of the Gramercy Board at which representatives from Morgan Stanley and Morgan Lewis attended, representatives from Morgan Stanley and Gramercy senior management provided an update on the ongoing transaction discussions with Chambers, and the Gramercy Board approved the submission of a non-binding expression of interest in a merger transaction (described in more detail below).

        On June 9, 2015, which J.P. Morgan had advised participants was the deadline for submission of proposals, each of Gramercy and Party A submitted a non-binding transaction proposal to Chambers. No other participant submitted a proposal.

        The Gramercy proposal provided for a stock-for-stock merger transaction, contemplated to be an at-market (with no premium paid to Chambers shareholders or Gramercy stockholders) merger of equals, at an exchange ratio of 0.296 shares of Gramercy common stock for each Chambers common share, based on the closing shares prices as of June 5, 2015, pursuant to which the newly combined company would be approximately 54.5 percent owned, in the aggregate, by Chambers shareholders. In addition, Gramercy proposed that the combined company board would be composed of an equal number of Chambers and Gramercy trustees and that Chambers' Chairman would be the Chairman of the combined company and Gramercy's Chief Executive Officer would be the Chief Executive Officer of the combined company. Gramercy also noted that it would be willing to consider an alternative stock-for-stock merger transaction whereby 0.238 shares of Gramercy common stock would be exchanged for each outstanding Chambers common share and $1.50 of cash consideration would be paid in respect of each outstanding Chambers common share. Such alternative acquisition contemplated that the combined company would be approximately 49.1 percent owned, in the aggregate, by Chambers shareholders. Gramercy's proposal noted that Gramercy would need to complete confirmatory due diligence, including lease reviews, asset-level projection audits and legal reviews of material contracts, which it estimated could be completed in three weeks. The Gramercy proposal included a request for exclusivity until June 19, 2015 and provided that the proposed transaction would be conditioned on obtaining debt consents and shareholder approval.

        Party A's proposal included two alternative transactions. One alternative was an all-cash acquisition of all outstanding Chambers common shares at $8.00 per share, which offer represented a decrease in consideration of approximately 11 percent from Party A's earlier, preliminary indication of interest of $9.00 per share. Party A attributed the decrease in valuation to a number of factors identified in its due diligence, as well as to defeasance costs, change of control payments and other anticipated transaction costs associated with a cash acquisition not previously underwritten. Party A indicated that it expected to fund the proposed cash transaction with a combination of cash equity provided by Party B, bank debt and fixed/floating commercial mortgage-backing security financing. Party A indicated that it expected to be in a position to provide committed financing prior to the execution of a definitive agreement but did not provide additional details, forms of commitment letters or an anticipated timeline for obtaining such financing. Unlike its earlier proposal, Party A's June 9 proposal did not include Party B as a signatory. The other alternative (which was indicated as Party A's preference) contemplated the merger of Party A's non-traded REIT into Chambers in a stock for stock transaction, with the combined entity to be externally managed by an affiliate of Party A pursuant to a long-term management contract. This second alternative went on to propose that Chambers shareholders would receive an equity interest in the external manager, with value to be delivered through a future public offering of the external manager. In its proposal, Party A did not specify an exchange ratio but estimated that the combination of value to be delivered through the future publicly traded asset manager and the avoidance of certain transaction costs would result in total value of $9.00 per Chambers share. According to the proposal, although the combined company would be approximately

51.6 percent owned, in the aggregate, by Chambers shareholders, there would be no Chambers representation on the combined company's board (however, the proposal noted that Party A would consider including certain Chambers trustees as paid observers to the combined company's board for some period of time). Party A's proposals were conditioned on, among other things, the satisfactory completion of confirmatory due diligence, including visits to each of the Chambers real property locations, review of property condition reports and outstanding diligence questions and review of each lease within the Chambers portfolio. The proposal did not include Party B as a signatory and did not outline the anticipated timing for reaching a definitive agreement.

        After market hours on June 9, 2015, Bloomberg News reported speculation that Chambers was exploring a sale transaction with its advisors after Chambers had received "takeover interest." The following day, June 10, 2015, Chambers common shares trading on the New York Stock Exchange closed at $8.14 per share, compared to a June 9, 2015 closing price of $7.65 per share. This report did not result in any expression of interest in a transaction with Chambers by any parties beyond the proposals of Gramercy and Party A.

        At a meeting of the Chambers Board on June 11, 2015 at which representatives of Paul Weiss and J.P. Morgan attended, J.P. Morgan discussed with the Chambers Board the current status and results of the strategic alternatives outreach process to date, the reasons given by participants who elected not to submit transaction proposals, and the details of the proposals received from Gramercy and Party A. The Chambers Board and its advisors engaged in an extensive discussion of each of the proposals. As part of that discussion, the Board discussed a number of concerns regarding Party A's proposals, including concerns arising from the substantial decrease in valuation from Party A's earlier proposals, concerns that Party A could seek further valuation reductions going forward, the extent of Party A's remaining due diligence requirements, the financing arrangements that would be required in connection with any cash purchase of Chambers and the time and execution risks inherent in obtaining such financing. The Chambers Board further discussed its concern that a cash sale of Chambers at the reduced $8.00 price did not represent the most promising route for realizing value, when compared to the strategic transaction being proposed by Gramercy and the benefits offered by that transaction, including the potential for realizing $15 million in annual cost synergies, the ability of shareholders to participate in future appreciation in value of the combined company's shares, the capability of the Gramercy management team, and the other benefits described under "The Merger—Chambers' Reasons for the Merger; Recommendations of the Chambers Board." The Chambers Board also discussed the complexity and multiple execution risks of Party A's merger proposal, the lack of clarity regarding the value that would be afforded to Chambers shareholders in such a transaction given the number of steps and contingencies inherent in such proposal and the absence of a clear timeline to reaching an executable transaction. The trustees then proceeded to discuss the challenges discussed above that Chambers would be expected to confront in the absence of a strategic transaction, the importance of securing a value-creating transaction and their belief that the Gramercy proposal was highly credible, would address the key challenges facing Chambers and offered a clear path to execution. Following extensive discussion, the Chambers Board directed the Review Committee to further engage with Gramercy, and as part of that engagement to seek an improvement to the proposed exchange ratio.

        Later in the day on June 11, 2015, Messrs. Black and Salvatore met briefly with Mr. DuGan and Mr. Benjamin Harris, President of Gramercy. The parties agreed to meet with their respective financial advisors the following day to attempt to reach a preliminary agreement on terms for proceeding with a transaction. On the same day, Mr. DuGan updated the Gramercy Board regarding the ongoing conversations with representatives of Chambers.

        On June 12, 2015, Messrs. Black, Salvatore, DuGan and Harris and representatives of J.P. Morgan and Morgan Stanley met to attempt to reach a preliminary agreement that would allow the parties to proceed with completing due diligence and negotiating definitive agreements. In that meeting, the

Gramercy representatives noted that Gramercy's preference was to eliminate the cash component of its proposal and proceed solely on a stock-for-stock basis, as financing the cash component would increase complexity and execution risk and limit the operational flexibility of the combined company post-closing. Chambers delivered a counter proposal to the Gramercy June 9, 2015 proposal, which contemplated a stock-for-stock transaction at an exchange ratio of 0.315 shares of Gramercy common stock for each Chambers common share, a combined company board comprised of five Chambers designees and four Gramercy designees and no closing condition tied to debt consents. The Gramercy representatives countered with an offer of 0.301 shares of Gramercy common stock for each Chambers common share, an evenly split board and no debt consent condition. After extensive negotiations, the parties agreed to present to their respective boards an exchange ratio of 0.305 shares of Gramercy common stock for each outstanding Chambers common share, implying approximately a 56 percent/44 percent ownership split as between Chambers shareholders and Gramercy stockholders, respectively, and an evenly split combined company board. In this discussion, the Chambers representatives stated they would expect each party to work on an expedited basis to complete outstanding due diligence and reach definitive agreements with the goal of announcing a transaction on July 1, 2015.

        On June 13, 2015, at a meeting of the Chambers Board attended by representatives of Paul Weiss and J.P. Morgan, representatives of J.P. Morgan provided an update on the discussions with Gramercy since the June 11, 2015 Chambers Board meeting and discussed an analysis of the revised proposal from Gramercy, including the implied value based upon Chambers' unaffected market price over various periods, a comparison with Gramercy's initial proposal, the anticipated timeline for a transaction and Gramercy's continued request for exclusivity. The Chambers Board discussed and expressed support for proceeding with negotiations on the basis of the revised exchange ratio. The Chambers Board then authorized the entry into an exclusivity agreement with Gramercy through July 1, 2015.

        On June 13, 2015, Gramercy engaged Wachtell, Lipton, Rosen & Katz (which we refer to as "Wachtell Lipton") to advise the Gramercy Board.

        From June 13, 2015 through the remainder of the month, each of Chambers and Gramercy together with their respective legal and financial advisors continued mutual due diligence, including various calls and meetings involving management of both Chambers and Gramercy.

        On June 14, 2015, Party A submitted a letter to J.P. Morgan discussing in greater detail Party A's proposed merger transaction and expressing Party A's view that, based on its review of Chambers and the anticipated transaction and debt defeasance costs that could be triggered by a cash acquisition of Chambers, a merger transaction represented a more viable option to drive shareholder value for both companies than Party A's earlier cash proposal. Based on certain updated assumptions and estimations by Party A, Party A suggested that Party A's merger proposal would provide a total value proposition of $9.02 per Chambers common share.

        Also on June 14, 2015, Gramercy's legal counsel, Wachtell Lipton, distributed a draft of an exclusivity agreement which included a non-binding term sheet as an attachment thereto. The term sheet provided for, among other things, a fixed exchange ratio of 0.305, deal protections including a so-called "force-the-vote" provision (which would require each party's Board to submit the transaction to a vote of their stockholders or shareholders, as applicable, regardless of whether a superior alternative proposal was received), execution of definitive documents by July 1, 2015 and certain terms related to the governance and management of the combined company.

        On June 15, 2015, the Review Committee held a telephonic meeting with representatives from J.P. Morgan and Paul Weiss in attendance. J.P. Morgan provided the Review Committee with an update on the diligence process. The Review Committee discussed with representatives of J.P. Morgan and Paul

Weiss the draft exclusivity agreement received from Gramercy, including the proposed non-binding term sheet.

        Also on June 15, 2015, Paul Weiss circulated a revised draft of the exclusivity agreement to Wachtell Lipton, and J.P. Morgan circulated a revised draft of the non-binding term sheet to Morgan Stanley. The revised draft of the non-binding term sheet provided for customary deal protections, including a no-shop and termination fees, but deleted the force-the-vote requirement.

        Later on June 15, 2015, representatives of Paul Weiss and Wachtell Lipton held a conference call to discuss the draft term sheet. In that conversation, the Paul Weiss representatives noted that the Chambers Board would not be prepared to agree to a force-the-vote provision in the context of negotiating an exclusivity agreement and absent knowledge of the full scope of open issues on a definitive agreement. The Wachtell Lipton representatives indicated that Gramercy was prepared to continue to work toward a transaction without an exclusivity agreement and to resolve these issues through negotiation of a definitive agreement. The parties did not further discuss the proposed exclusivity agreement and term sheet.

        Also on June 15, 2015, the legal and financial advisors for Chambers and Gramercy held a telephonic meeting during which they discussed the process and timeline for the proposed merger transaction, including, amongst other things, the due diligence process and access to the electronic data rooms, transaction documentation drafts and current capitalization tables for both Chambers and Gramercy.

        On June 16, 2015, Paul Weiss distributed an initial draft of a merger agreement to Gramercy and its legal advisors. The initial draft contemplated that Gramercy would be the surviving parent company in the Merger, did not include a force-the-vote mechanism and did not propose a specific termination fee. Over the course of the next two weeks, Chambers and Gramercy and their respective legal and financial advisors negotiated the merger agreement and related transaction documentation.

        On June 18, 2015, a representative of J.P. Morgan contacted the Party A Chief Executive Officer and advised him that Chambers had determined to pursue a transaction with another party.

        On June 19, 2015, the Party A Chief Executive Officer sent an email to the members of the Chambers Board, expressing his disappointment with Chambers' decision and his view that the proposals offered by Party A would be superior to those offered by other parties. In that letter, the Party A Chief Executive Officer stated his desire to meet with the Chambers Board for a "white board" session to explain Party A's proposals and his view that such a meeting was necessary for the Chambers Board to properly consider Party A's proposals.

        On June 22, 2015, as part of the negotiations, Wachtell Lipton circulated a revised draft of the merger agreement. The revised draft provided for, amongst other things, (i) a termination fee based on 4 percent of the equity market capitalization of Gramercy or Chambers, as applicable, (ii) expense reimbursement, in certain instances, of $20 million and (iii) a force-the-vote mechanic.

        On June 22, 2015, Messrs. DuGan and Black had a telephone conversation relating to issues such as the management and governance of the combined company following the potential transaction.

        On June 23, 2015, Mr. DuGan provided Messrs. Kelter and Baum with a summary of his conversation with Mr. Black as well as an update on the status of the overall transaction discussions.

        On June 23, 2015, the Party A Chief Executive Officer sent an email to the members of the Chambers Board, again requesting a meeting with the Chambers Board to discuss Party A's proposals. In that email, the Party A Chief Executive Officer asserted that his debt and equity financing sources would be prepared to engage in a transaction for cash, although noting that Party A considered their stock merger proposal to be the better option, and debated the suggestion that Party A's merger proposal was complex.

        On June 24, 2015, the Chambers Board held a meeting, which was attended by representatives of Paul Weiss and J.P. Morgan. At that meeting, the J.P. Morgan representatives reviewed the non-cash merger proposal that was most recently submitted by Party A and the history of the communications between the parties. The Chambers Board and advisors noted, with respect to Party A's updated proposal, that the suggested implied valuation of $9.02 per Chambers common share depended upon a $10.40 per share valuation of the equity of Party A (a non-traded REIT), completion of a reverse merger and listing transaction in which Party A would be merged into Chambers and the combined company's REIT management function would be separated into an external REIT manager, the equity of which would then be publicly listed. Party A's proposal was for the combined REIT to pay a base management fee to the external REIT manager of 100 basis points or approximately $69 million per annum. J.P. Morgan discussed the various assumptions and other factors utilized by Party A in formulating the implied valuation, comparing such assumptions to those observed for large, established and diversified publicly traded asset management companies. As part of this discussion, the participants noted that the assumptions utilized by Party A appeared more optimistic compared to those observed for large, established and diversified publicly traded asset management companies. Additionally, J.P. Morgan discussed trading histories of other publicly traded REITs with an external management structure. An extensive discussion followed in which the Chambers Board and their advisors addressed numerous issues regarding Party A's updated proposal, including the complexity and conditionality of Party A's updated proposal, the economic implications of the proposed external management fee, the proposed timetable for the transaction, and other factors that created uncertainty and risk regarding the value that would be afforded to Chambers shareholders in Party A's updated proposal. As part of this conversation, the Chambers Board discussed a request by the Chief Executive Officer of Party A to address the Chambers Board in order to discuss its proposal and an invitation extended by Party A to review data concerning its portfolio in order to confirm Party A's estimates of its own share value. The Chambers Board concluded that a discussion was not necessary, as it had a clear understanding of Party A's proposal and such proposal's complexity and challenges, particularly as compared to the proposed transaction with Gramercy. The Chambers Board also concluded that reviewing Party A's portfolio would not alter its conclusions, as the Chambers Board had assumed the accuracy of Party A's estimates of value in reviewing the proposal.

        Also during its June 24, 2015 meeting, the Chambers Board and its advisors then discussed the current status of the Gramercy transaction. J.P. Morgan and Paul Weiss summarized recent discussions with Gramercy, Paul Weiss reviewed with the Chambers Board the material terms of the proposed merger agreement that was being negotiated with Gramercy and explained material open issues in the merger agreement with respect to which the parties had yet to reach agreement, including whether to include the force-the-vote mechanic and the size of the termination fee. As part of this discussion, the Chambers Board discussed the benefits in terms of enhanced certainty of closing that these deal-protection mechanics as proposed by Gramercy would provide to Chambers, the importance of such enhanced certainty in light of the challenges facing Chambers as a stand-alone company (as discussed above), and the understanding of potential competing transactions that Chambers had obtained through its exploration of strategic alternatives.

        On June 25, 2015, representatives of Paul Weiss and Wachtell Lipton held a conference call to discuss outstanding due diligence and contract issues. On that call, the Wachtell Lipton representatives stated that Gramercy's due diligence review of Chambers was indicating that the scope of potential conflicts with existing financing and contractual arrangements resulting from a transaction could potentially be substantially reduced by altering the triangular merger structure so that Chambers was the continuing legal entity and Gramercy would merge into a subsidiary of Chambers.

        Also on June 25, 2015, the Gramercy Board met to receive an update from Gramercy's senior management and representatives of Wachtell Lipton and Morgan Stanley about the progress of the discussions between Gramercy and Chambers. Representatives of Morgan Stanley reviewed the proposed transaction terms, and representatives of Wachtell Lipton reviewed the material terms of the proposed merger agreement and related open issues, including the ongoing discussions relating to the force-the-vote mechanic, potential changes to the contemplated transaction structure, and the size of the termination fee.

        On June 26, 2015, Mr. Black sent a letter to Party A's Chief Executive Officer, informing him that the Chambers Board had determined not to pursue a transaction with Party A. In his letter, Mr. Black noted that the Chambers Board had given Party A's proposals due consideration but had determined that neither proposal offered a path to delivering value to shareholders that was superior to other opportunities available to the Company.

        On June 26, 2015, Paul Weiss circulated a further revised draft of the merger agreement. This revised draft provided for, amongst other things, a termination fee based on 2.5 percent of the equity market capitalization of Gramercy or Chambers, as applicable, less the amount of any expense reimbursement paid and no force-the-vote mechanic. Pending resolution of a final transaction structure, the Paul Weiss draft continued to reflect Gramercy as the legal acquirer. During the same time period of these negotiations, the parties also prepared, distributed and negotiated other transaction documentation, and completed their respective confirmatory due diligence reviews. The parties and their advisors also continued to discuss the implications of a change in transaction structure.

        On June 26, 2015 and June 27, 2015, representatives of Chambers' and Gramercy's legal, tax and financial advisors held numerous telephonic meetings to discuss the transaction structure and optimal structuring from an operational, tax and accounting perspective. Following review by Chambers' and Gramercy's legal, tax and financial advisors, the parties agreed on a final structure whereby Chambers would be the continuing legal entity and Gramercy would merge into a subsidiary of Chambers. To reflect this change in the triangular merger structure, the negotiated exchange ratio of 0.305 Gramercy shares per Chambers share would be inverted with Chambers shares to be issued for each Gramercy share. Under the revised structure, Chambers would issue 3.2787 common shares for each outstanding share of Gramercy common stock, and the equity ownership split as between Chambers shareholders and Gramercy stockholders remained the same.

        Also on June 26, 2015, Gramercy provided updated financial projections to Chambers which reflected changes to Gramercy's net operating income and cash flows in the forecast period.

        On June 27, 2015, the Party A Chief Executive Officer sent an email to the Chambers Board, again stating his belief that he should be provided an opportunity to meet with the Chambers Board and expressing his view that a transaction with Party A would be superior to one with Gramercy.

        On June 28, 2015, Messrs. DuGan and Black had a telephone conversation relating to certain open transaction items, including post-transaction governance and valuation issues.

        On June 28, 2015, the Chambers Board held a special telephonic meeting with representatives of Paul Weiss, J.P. Morgan and Venable, and J.P. Morgan updated the Chambers Board on the transaction process to date, and the status of the due diligence process and certain outstanding diligence matters. Representatives from J.P. Morgan summarized its financial analysis of Gramercy and Chambers and key financial highlights relating to the transaction with Gramercy. As part of that discussion, the J.P. Morgan representatives and Chambers' trustees discussed the impact of the revised Gramercy forecast on J.P. Morgan's analysis. The Chambers Board also discussed various other aspects relating to the proposed transaction with Gramercy. Next, representatives from Paul Weiss summarized the status of the merger agreement negotiations, including a discussion of the key outstanding material items, the proposed change to the transaction structure and the effect such structure change would have on Chambers. Representatives from Paul Weiss then reviewed the fiduciary duties of the trustees in connection with their consideration of a potential transaction with Gramercy. The Chambers Board then held an extended discussion of the merger agreement and the material outstanding issues, including the appropriate final package on deal-protection terms in light of the concerns regarding certainty of closing discussed above.

        On June 28, 2015, the Gramercy Board held a special telephonic meeting with representatives of Wachtell Lipton and Morgan Stanley to receive an informational update on the status of the transaction process and discuss material open issues, including the proposed change to the transaction structure. Following this discussion, representatives of Wachtell Lipton contacted representatives of Paul Weiss to discuss these issues in more detail.

        On June 29, 2015, Wachtell Lipton circulated a further revised draft of the merger agreement. This further revised draft reflected the change to the proposed transaction structure and provided for, amongst other things, (i) a termination fee based on 4 percent of the equity market capitalization of Gramercy or Chambers, as applicable, (ii) expense reimbursement, in certain instances, of $20 million and (iii) a force-the-vote mechanic. Following the circulation of this draft, Wachtell Lipton and Paul Weiss continued to exchange drafts reflecting additional revisions to the merger agreement.

        On June 29, 2015, the Gramercy Board met telephonically with representatives of Wachtell Lipton and Morgan Stanley. Morgan Stanley and representatives of Gramercy's senior management reviewed the ongoing discussions relating to the exchange ratio and other material terms of the proposed transaction. The Gramercy Board then conducted an executive session with the non-management members of the Gramercy Board, where representatives from Wachtell Lipton reviewed, among other things, governance and compensation issues under the proposed merger agreement pertaining to the executives of Gramercy.

        On June 29, 2015, Messrs. Black, Salvatore, DuGan and Harris, together with representatives from J.P. Morgan and Morgan Stanley, met telephonically to negotiate certain remaining issues related to the proposed transaction including potential adjustments to the exchange ratio based on changes in Gramercy's forecasted net operating income and cash flows described above and the deal protection measures in the merger agreement. After extensive discussion, and in light of the completion of due diligence and the overall negotiation process between the parties, Messrs. Black and DuGan reached agreement to reduce the exchange ratio from 3.2787 to 3.1898 Chambers common shares to be issued for each share of Gramercy common stock, resulting in a higher percentage ownership to Chambers shareholders of the combined company, and also agreed on the size of the termination fees based on 3.25 percent of the equity market capitalization of Gramercy or Chambers, as applicable, and the inclusion of a force-the-vote mechanic in the merger agreement.

        At a meeting of the Chambers Board on June 30, 2015, which representatives of Paul Weiss, J.P. Morgan, Venable and Clifford Chance US LLP attended, the Chambers Board considered the proposed strategic business combination of Chambers and Gramercy. At this meeting, representatives of Chambers management, Paul Weiss and J.P. Morgan provided an update to the Chambers Board on the negotiation of the proposed transaction and the results of Chambers' due diligence review of Gramercy. The Chambers Board discussed the strategic rationale and the anticipated benefits of the proposed business combination transaction to Chambers shareholders. Representatives of J.P. Morgan then reviewed with the Chambers Board the financial terms of the proposed transaction, and presented J.P. Morgan's financial analysis of the proposed merger. After further discussion of the Chambers Board, J.P. Morgan then delivered to the Chambers Board its oral opinion (as subsequently confirmed in writing in an opinion dated June 30, 2015), as described under "The Merger—Opinion of Chambers' Financial Advisor," that, as of the date of that opinion and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth in its opinion, the exchange ratio of 3.1898 Chambers common shares for each outstanding share of Gramercy common stock provided for in the merger agreement was fair, from a financial point of view, to Chambers. Representatives of Paul Weiss discussed with the Chambers Board the duties applicable to its decisions with respect to its review and consideration of the proposed transaction, and reviewed the material terms of the proposed merger agreement. Following these presentations and discussions, and other extensive discussions among the Chambers Board concerning, among other things, the matters described below under "The Merger—Chambers' Reasons for the Merger; Recommendations of the Chambers Board," the Chambers Board, by a unanimous vote of all trustees, concluded that the proposed merger agreement and the transactions contemplated thereby, including the Merger and the issuance of Chambers common shares and Chambers preferred shares to Gramercy stockholders in connection therewith, were advisable and in the best interests of Chambers, and approved the merger agreement.

        On June 30, 2015, the Gramercy Board also met to consider the proposed strategic business combination of Chambers and Gramercy, with representatives of Wachtell Lipton and Morgan Stanley also in attendance. At this meeting, representatives of Gramercy's management reviewed with the Gramercy Board the terms of the proposed transaction and, together with Wachtell Lipton and Morgan Stanley, reviewed the results of the due diligence review of Chambers. The Gramercy Board considered and discussed the strategic rationale for the proposed transaction and anticipated benefits of the proposed transaction to Gramercy stockholders. Representatives of Morgan Stanley then reviewed with the Gramercy Board the financial terms of the proposed transaction and presented its financial analysis of the proposed transaction. After further discussion with the Gramercy Board, Morgan Stanley then delivered to the Gramercy Board its oral opinion (as subsequently confirmed in writing in an opinion dated June 30, 2015), as described under "The Merger—Opinion of the Gramercy Financial Advisor," that, as of such date and based upon and subject to the various assumptions, procedures, matters, qualifications and limitations on the scope of the review undertaken by Morgan Stanley as set forth therein, the exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to the holders of Gramercy common stock. Representatives of Wachtell Lipton discussed with the Gramercy Board the duties applicable to its decisions with respect to its review and consideration of the proposed transaction, and reviewed the material terms of the proposed merger agreement, including the post-closing governance arrangements as well as compensation and benefits issues in connection with the transaction. Following these presentations and discussions, and discussion by the Gramercy Board concerning, among other things, the matters described below under "The Merger—Gramercy's Reasons for the Merger; Recommendations of the Gramercy Board," the Gramercy Board unanimously concluded that the proposed merger agreement and the transactions contemplated thereby were advisable and in the best interests of Gramercy and its stockholders, and approved the merger agreement.

        Following the approvals of the Chambers Board and the Gramercy Board, Chambers and Gramercy finalized and executed the merger agreement and other transaction documentation. On July 1, 2015, Chambers and Gramercy issued a joint press release announcing the transaction and conducted an investor call to discuss the transaction.

        On July 3, 2015, Party A sent a letter to the Chambers Board, stating that it remained prepared to pursue either a cash acquisition or a merger, pursuant to its proposal made prior to announcement of the merger agreement, as outlined in its June 9, 2015 and June 14, 2015 letters, copies of which were attached to the July 3, 2015 letter, but in each case at a price reduced (to $7.66 in the case of the proposed cash transaction) to take into account the termination fee that would be payable to Gramercy under the merger agreement. Other than the reduction in consideration, Party A's letter made no substantive changes to Party A's earlier proposal. Later that day, in accordance with the terms of the merger agreement, Mr. Black informed Mr. DuGan of the Party A communication and provided Mr. DuGan with a copy of the Party A letter, including the attached June 9, 2015 and June 14, 2015 letters. In subsequent days, representatives of Paul Weiss and Wachtell Lipton had several conversations regarding the Party A communication and the terms of the merger agreement applicable to that proposal.

        On July 4, 2015 and July 6, 2015, the Chambers Board held telephonic meetings, which included representatives of J.P. Morgan and Paul Weiss. At those meetings, representatives of J.P. Morgan summarized Party A's letter, after which representatives of Paul Weiss discussed the Chambers Board's duties both as trustees and pursuant to the terms of the merger agreement. Following extensive discussion in the telephonic meetings and in subsequent conversations among the Chambers trustees and advisors, the Chambers Board determined that the reiteration by Party A of its pre-announcement proposal at a reduced valuation neither constituted, nor could reasonably be expected to lead to, a superior proposal under the terms of the merger agreement. On July 9, 2015, Mr. Black sent a letter to Party A informing Party A of the Chambers Board's decision not to engage in discussions based on Party A's communication.

        On October 12, 2015, the Party A Chief Executive Officer sent a letter to the Chambers Board in which he criticized the depiction of Party A's proposals, and of the Chambers Board's response to those proposals, in the preliminary filing of this joint proxy statement/prospectus. Also in that letter, the Party A Chief Executive Officer proposed a merger between Chambers and Party A, a non-traded public REIT, in which Party A would be merged into Chambers and Party A stockholders would receive 1.35 Chambers common shares for each common share of Party A. The proposal asserted that it reflected a proposed net asset valuation of Chambers at $7.75 per share (after giving effect to the termination fee payable under the Gramercy merger agreement), as compared to the $7.97 value (also net of the termination fee) asserted by Party A in its July 3, 2015 proposal. The letter provided no further detail regarding Party A's proposal, did not mention the concept of spinning out the combined company's management function as had been contemplated in Party A's earlier proposal and did not include an alternative for a cash transaction.

        On October 16, 2015, at a previously scheduled meeting of the Chambers Board, representatives of J.P. Morgan and Paul Weiss briefed the Chambers Board on Party A's letter, noting that J.P. Morgan was attempting to contact the Party A Chief Executive Officer to clarify Party A's proposal.

        On October 16 and 17, representatives of J.P. Morgan attempted to speak by phone with the Party A Chief Executive Officer, who was travelling overseas. On October 18, 2015, representatives of J.P. Morgan spoke with the Party A Chief Executive Officer by phone and, on October 19, 2015, the Party A Chief Executive Officer e-mailed a representative of J.P. Morgan to follow up on that conversation. In these communications, the Party A Chief Executive Officer confirmed that Party A's proposal assumed a net asset value of $10.40 per share for Party A, compared to $7.75 per share for Chambers (net of the termination fee). He stated that the combined company would be managed by Party A's management team, although Party A would consider absorbing members of Chambers' management team and that Party A would also interview and consider including members of the existing Chambers Board on the combined company board, other than Mr. Black. While offering no detail on either alternative, the Party A Chief Executive Officer noted that Party A had previously suggested spinning out the combined company's management function, but that Party A would also be amenable to internalizing Party A's external manager into the combined company. With respect to due diligence, the Party A Chief Executive Officer identified a scope of remaining due diligence consistent with his earlier requests and stated Party A's belief that such due diligence could be completed within 45 days. Finally, the Party A Chief Executive Officer expressed a willingness to meet with the Chambers Board and its representatives following his return to the United States on October 26, 2015.

        On October 20, 2015, representatives of J.P. Morgan and Paul Weiss updated the Chambers Board on the communications with the Party A Chief Executive Officer. In the discussion among Chambers trustees that followed, the Chambers Board noted that (i) without challenging Party A's estimation of its own net asset value, Party A was proposing a stock merger at a less favorable exchange ratio and at a substantially decreased estimation of Chambers' net asset value than had been contemplated in any of Party A's previous proposals (each of which had been rejected by the Chambers Board), (ii) despite waiting over three and a half months since the announcement of the Gramercy transaction, and over a month since the preliminary filing of this proxy statement, Party A did not appear to have well developed ideas regarding the structure of the combined company and its management function and (iii) Party A was proposing a process of due diligence and negotiation that it estimated would last into December 2015 before there would be the possibility of reaching an executable transaction. Following extensive discussion, the Chambers Board concluded that Party A's proposal neither constituted, nor could reasonably be expected to lead to, a superior proposal under the terms of the merger agreement.

        On October 22, 2015, Mr. Black sent a letter to Party A informing Party A of the Chambers Board's decision. In that letter, Mr. Black also noted that Chambers had reviewed the disclosure in this proxy statement in light of the Party A Chief Executive Officer's comments and was comfortable that the proxy statement accurately describes both Party A's proposals and the concerns identified by the Chambers Board with respect to those proposals.

        On October 26, 2015, the Party A Chief Executive Officer emailed the Chambers Board, objecting to the description of his October 12, 2015 proposal in this joint proxy statement/prospectus. In his email, he stated that he was modifying his proposal to provide for the same value purported to be offered in his July 3, 2015 proposal—an exchange ratio of 1.30 Chambers common shares for each common share of Party A, which he asserted reflected a net asset valuation of Chambers at $7.97 per share—which proposal had previously been rejected by the Chambers Board. He also withdrew his offer to interview current Chambers Board members for inclusion on the combined company's board. The Chambers Board, in subsequent discussions, confirmed that the return of Party A's proposal to the July 3, 2015 level that it had previously rejected did not change the Chambers Board's determination that Party A's proposal neither constituted, nor could reasonably be expected to lead to, a superior proposal under the terms of the merger agreement.

Chambers' Reasons for the Merger; Recommendation of the Chambers Board

        After careful consideration, the Chambers Board, on June 30, 2015, by a unanimous vote of all trustees, determined that the Merger, the issuance of Chambers common shares and Chambers preferred shares in connection with the Merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of Chambers, and approved and duly and validly authorized the execution and delivery of the merger agreement. The Chambers Board unanimously recommends that Chambers shareholders vote "FOR" the issuance of Chambers common shares in connection with the Merger. In reaching its decision, the Chambers Board, as described above in the section entitled "The Merger—Background of the Merger" of this joint proxy statement/prospectus, held a number of meetings, consulted extensively with Chambers' senior management and its financial and legal advisors, and considered a number of factors. The various factors the Chambers Board considered that weighed positively in favor of the merger agreement, the Merger and the other transactions contemplated by the merger agreement included, among others and not necessarily in order of relative importance, the following:

  •
  the combined company's increased size and scale, with approximately 288 properties and 52 million square feet focused in major markets throughout the United States and Europe, on a pro forma basis as of June 30, 2015, and the increased financial and operational flexibility this is expected to afford the combined company;

  •
  the combined company is expected to have broader tenant diversification, with the top ten tenants of the combined company representing less than 30% of total annualized base rent and no one tenant representing more than 7.5% of total annualized base rent, on a pro forma basis as of June 30, 2015;

  •
  the combined portfolio would have an average lease term of more than seven years and 43% of its annualized base rent would come from investment grade rated tenants (i.e., a tenant that has an investment grade credit rating, as determined by Standard and Poor's or Moody's Corporation, or a tenant whose guarantor or parent company has such rating), on a pro forma basis as of June 30, 2015;

  •
  the combined company is expected to have greater and more cost-effective access to capital, a stronger balance sheet, a better ability to absorb market cycles and a stronger and more predictable earnings and dividend growth trajectory;

  •
  the combined company will have a higher unencumbered asset base, giving it enhanced flexibility to sell assets and reposition portions of the portfolio with minimal prepayment expense;

  •
  the underperformance of Chambers common shares and the challenges that Chambers could be expected to face in reversing that underperformance including (i) a belief that Chambers' cost-of-capital was not competitive with its peers and was likely to hinder Chambers' ability to execute external growth strategies, (ii) a concern that financial results could decline as a result of anticipated rent roll-downs and capital expenditures associated with re-leasing properties that currently had above market lease rates and (iii) the challenge of identifying, engaging and integrating new leadership with a proven ability to succeed in Chambers' asset class;

  •
  the combined company is expected to be significantly more efficient compared to its asset base and is expected to realize approximately $15 million in run-rate annual cost synergies by the end of 2016;

  •
  the benefit of combining the two companies' portfolios under the proven leadership of the Gramercy management team, the strong track record established by Gramercy's management team and the fact the Gramercy management team is expected to lead the combined company after closing;

  •
  the fact that the Gramercy management team, as part of the transaction, waived their change of control treatment for purposes of their LTIP units;

  •
  the fact that the combination has been structured as a merger of equals, with no payment of a control premium to either party, providing each party's stockholders or shareholders with an opportunity to participate in the ownership of a larger, financially stronger company and preserving for each party's stockholders or shareholders the ability to participate in potential further value appreciation of the combined company after the Merger;

  •
  the expectation that the governance arrangements provided by the merger agreement will facilitate an effective and timely integration of the two companies' operations with continuity of management, including as a result of the following:

  •
  the board of trustees of the combined company will be comprised of an equal number of representatives from the Chambers Board and Gramercy Board;

  •
  Mr. Gordon F. DuGan, currently the Chief Executive Officer of Gramercy, is expected to be the Chief Executive Officer of the combined company, and the bylaws of the combined company will be amended to provide that, for a three-year period following the closing, a supermajority vote of 70% of the disinterested trustees on the board of trustees of the combined company will be required to remove Mr. DuGan from the position of Chief Executive Officer;

  •
  Mr. Charles E. Black, currently the Non-Executive Chairman of the Chambers Board, is expected to be the Non-Executive Chairman of the board of the combined company, and the bylaws of the combined company will be amended to provide that, for a two-year period following the closing, a supermajority vote of 70% of the disinterested trustees of the board of trustees of the combined company will be required to remove Mr. Black from the position of Non-Executive Chairman; and

  •
  the committees of the board of trustees will be comprised of an equal number of trustees designated by Chambers and Gramercy, and each party will designate an equal number of board committee chairs.

  •
  the fact that the decision to engage in this transaction had been made following the completion of an extensive review of strategic alternatives, including a process in which 25 potential transaction counterparties had been contacted, 16 had executed non-disclosure agreements and received access to a data room but only one party other than Gramercy had submitted a proposal;

  •
  the fact that the published reports on June 9, 2015 regarding a potential transaction involving Chambers had not resulted in the receipt of any further expressions of interest;

  •
  the financial analyses and presentations of J.P. Morgan, Chambers' financial advisor, including the opinion of J.P. Morgan that, as of June 30, 2015, and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth in its opinion, the exchange ratio of 3.1898 provided for in the Merger was fair, from a financial point of view, to

    Chambers, as more fully described in the section entitled "The Merger—Opinion of Chambers' Financial Advisor" of this joint proxy statement/prospectus;

  •
  its knowledge of Chambers' business, operations, financial condition, earnings and prospects and of Gramercy's business, operations, financial condition, earnings and prospects, taking into account the results of Chambers' due diligence review of Gramercy, as well as its knowledge of the current and prospective environment in which Chambers and Gramercy operate, including economic and market conditions;

  •
  the fact that Chambers could, under certain circumstances, enter into discussions with third parties regarding alternate transaction proposals and, subject to compliance with the merger agreement and payment of a termination fee and expense reimbursement as described under "The Merger—The Merger Agreement—Termination Fees and Expense Reimbursement," change its recommendation to shareholders;

  •
  the fact that the merger agreement provides for reciprocal obligations of the two parties, including substantially identical representations, warranties and covenants, reciprocal provisions regarding the ability of each party to respond to competing proposals and corresponding obligations regarding the payment of termination fees and expense reimbursement under certain circumstances;

  •
  the provisions of the merger agreement that are intended to preserve the value of the combined company through limitations on the ability of Gramercy to take certain actions outside the ordinary course of business; and

  •
  the fact that the terms and conditions of the merger agreement were the product of arm's length negotiations between the parties and provide reasonable assurance that the Merger will ultimately be consummated on a timely basis.

        The Chambers Board also considered a variety of risks and other potentially negative factors concerning the merger agreement and the Merger, including the following:

  •
  the possibility that the Merger may not be completed, or that completion may be delayed, for reasons beyond the control of Chambers or Gramercy;

  •
  the risk and costs to Chambers if the Merger is not completed, including uncertainty about the effect of the Merger on Chambers' employees, tenants and other parties, which may impair Chambers' ability to attract, retain and motivate key personnel and could cause tenants and others to seek to change or not enter into business relationships with Chambers, and the risk that the trading price of Chambers common shares could be materially adversely affected;

  •
  the combined company may not realize any or all of the synergies, costs savings or other benefits that the parties expect from the combination, many of which are difficult to quantify and may only be realized, if at all, over time;

  •
  the substantial costs to be incurred in connection with the Merger and the other transactions contemplated by the merger agreement, which may include the costs related to integrating the businesses of Chambers and Gramercy such as lease termination costs for duplicative officers and costs associated with eliminating duplicative lines of credit and instruments of indebtedness, termination and severance costs, system conversions and the transaction expenses arising from the Merger, and costs incurred in connection with any litigation that may result from the announcement or pendency of the Merger;

  •
  the merger agreement includes restrictions on the conduct of Chambers' business between the date of the merger agreement and the date of the consummation of the Merger;

  •
  the merger agreement's provisions imposing restrictions on Chambers from soliciting alternative transactions, the requirement that the Chambers Board submit the issuance of Chambers common shares in connection with the Merger to the Chambers shareholders for their approval notwithstanding any change in the Chambers Board's recommendation, and the termination fee of $61,198,934 and/or an expense reimbursement amount of $20 million that Chambers would be required to pay if the merger agreement is terminated under certain circumstances, in each case could limit the willingness of a third-party to propose a competing business combination transaction with Chambers;

  •
  the risk that completion of the Merger and the other transactions contemplated by the merger agreement could trigger mandatory prepayments (including penalties in some cases) or other provisions in financing or other contractual arrangements of Chambers, Gramercy or their affiliates and result in substantial costs to the combined company unless appropriate lender consents or waivers are received;

  •
  the risk of potentially diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the Merger; and

  •
  various other risks associated with the Merger and the business of Chambers, Gramercy and the combined company described in the section entitled "Risk Factors."

        In addition to considering the factors described above, the Chambers Board considered the fact that some of Chambers' trustees and executive officers have other interests in the Merger that are different from, or in addition to, the interests of Chambers shareholders, as discussed under "The Merger—Interests of Chambers Trustees and Executive Officers in the Merger."

        The Chambers Board concluded that the potentially negative factors associated with the Merger were outweighed by the potential benefits that it expected the Chambers shareholders would achieve as a result of the Merger. Accordingly, the Chambers Board determined that the merger agreement and the transactions contemplated thereby, including the issuance of Chambers common shares and Chambers preferred shares in connection therewith, are advisable, fair to, and in the best interests of Chambers.

        The above discussion of the factors considered by the Chambers Board is not intended to be exhaustive, but includes the material factors considered by the Chambers Board. In reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement, the Chambers Board did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Chambers Board considered these factors taken together as a whole, including discussions with, and questioning of, Chambers management and Chambers' financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

        The foregoing description of the consideration by the Chambers Board of the factors supporting the merger agreement and the transactions contemplated by the merger agreement is forward-looking in nature. This information should be read in light of the factors discussed in the section entitled "Statements Regarding Forward-Looking Disclosures" of this joint proxy statement/prospectus.

        For the reasons set forth above, the Chambers Board unanimously determined that the Merger, the merger agreement and the other transactions contemplated thereby, including the issuance of Chambers common shares and Chambers preferred shares in connection therewith, are advisable and in the best interests of Chambers, and unanimously approved the Merger and the merger agreement. The Chambers Board unanimously recommends that Chambers shareholders vote "FOR" the issuance of Chambers common shares in connection with the Merger.

Gramercy's Reasons for the Merger; Recommendation of the Gramercy Board

        In reaching its decision to approve and declare advisable the Merger and the merger agreement and resolving to recommend that Gramercy's stockholders approve the Merger, the Gramercy Board, as described above in the section entitled "The Merger—Background of the Merger" of this joint proxy statement/prospectus, held a number of meetings, consulted with Gramercy's senior management and its legal and financial advisors at Wachtell Lipton and Morgan Stanley, and considered a number of factors. The various factors the Gramercy Board considered that weighed positively in favor of the merger agreement, the Merger and the other transactions contemplated by the merger agreement included, among others and not necessarily in order of relative importance, the following:

  •
  the combined company's increased size and scale, with approximately 288 properties and 52 million square feet focused in major markets throughout the United States and Europe, on a pro forma basis as of June 30, 2015, and the increased financial and operational flexibility this is expected to afford the combined company;

  •
  the combined company is expected to have broader tenant diversification, with the top ten tenants of the combined company representing less than 30% of total annualized base rent, on a pro forma basis as of June 30, 2015;

  •
  its view that the property portfolios of Gramercy and Chambers, both of which focus on industrial and office real estate, are highly complementary;

  •
  the combined company is expected to realize approximately $15 million in run-rate annual cost synergies by the end of 2016;

  •
  its expectation that the combination will facilitate execution of a number of priorities underway at Gramercy, including the acceleration of the Gramercy Europe platform;

  •
  its view that the size of the combined company will allow it to be more competitive and, in particular, have a strategic advantage over many of its competitors in pursuing large acquisition opportunities;

  •
  its expectation that the combination will result in improved liquidity for the stockholders of Gramercy as a result of the increased equity capitalization and larger shareholder base of the combined company;

  •
  the strong track record established by Gramercy's management team and the fact that this team is expected to continue to lead the combined company after closing; the combined company will continue to use the "Gramercy" name after closing;

  •
  its expectation that, based upon the successful restructuring of Gramercy's owned and managed portfolios, Gramercy's asset management team has the expertise and qualifications to add value to the portfolio of the combined company;

  •
  the exchange ratio is generally fixed, and while it will be adjusted in the event of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into common stock or common shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other similar transactions involving Chambers or Gramercy, the exchange ratio will not be adjusted to reflect changes in the market price of either Chambers common shares or Gramercy common stock prior to the closing, and this provides certainty to the Gramercy common stockholders as to their pro forma percentage ownership of the combined company;

  •
  the fact that the stock consideration in the Merger will allow Gramercy common stockholders to participate in potential further value appreciation of the combined company after the Merger;

  •
  the expectation that the Merger will generally qualify as a tax-free transaction to the Gramercy common stockholders for U.S. federal income tax purposes;

  •
  the expectation that the governance arrangements provided by the merger agreement will facilitate an effective and timely integration of the two companies' operations with continuity of management, including as a result of the following:

  •
  the board of trustees of the combined company will be composed of five trustees designated by Gramercy and five trustees designated by Chambers;

    •
    Mr. DuGan is expected to continue to serve as the Chief Executive Officer of the combined company, and the bylaws of the combined company will be amended to provide that, for a three-year period following the closing, a supermajority vote of 70% of the disinterested trustees on the board of trustees of the combined company will be required to remove Mr. DuGan from the position of Chief Executive Officer;

    •
    Mr. Black, the Non-Executive Chairman of the Chambers Board, is expected to serve as the Non-Executive Chairman of the combined company, and the bylaws of the combined company will be amended to provide that, for a two-year period following the closing, a supermajority vote of 70% of the disinterested trustees on the board of trustees of the combined company will be required to remove Mr. Black from the position of Non-Executive Chairman; and

    •
    the committees of the board of trustees will consist of an equal number of trustees designated by Gramercy and Chambers, and each party will designate an equal number of board committee chairs;

  •
  the financial analyses and presentations of Morgan Stanley, Gramercy's financial advisor, including the opinion of Morgan Stanley that, as of June 30, 2015 and based upon and subject to the various assumptions, procedures, matters, qualifications and limitations on the scope of the review undertaken by Morgan Stanley as set forth therein, the exchange ratio of 3.1898 pursuant to the merger agreement was fair, from a financial point of view, to the holders of Gramercy common stock, as more fully described in the section entitled "The Merger—Opinion of Gramercy's Financial Advisor" of this joint proxy statement/prospectus;

  •
  its knowledge of Gramercy's business, operations, financial condition, earnings and prospects and of Chambers' business, operations, financial condition, earnings and prospects, taking into account the results of Gramercy's due diligence review of Chambers, as well as its knowledge of the current and prospective environment in which Gramercy and Chambers operate, including economic and market conditions;

  •
  the fact that the Merger is subject to the approval of the stockholders of Gramercy, who will be free to approve or reject the Merger;

  •
  the provisions of the merger agreement that will promote certainty of closing, including the following:

  •
  limitations on the ability of the Chambers Board to withdraw or modify its recommendation that the Chambers shareholders approve the issuance of Chambers common shares in connection with the Merger;

  •
  limitations on the ability of Chambers to terminate the merger agreement to accept an unsolicited takeover proposal, and Chambers' obligation to submit the issuance of Chambers common shares in connection with the Merger to its shareholders for approval even if the Chambers Board withdraws or modifies its recommendation with respect to the issuance of Chambers common shares in connection with the Merger;

  •
  the requirement for Chambers to pay Gramercy a termination fee of $61,198,934 and/or an expense reimbursement amount of $20 million in the event the deal is not consummated under certain specified circumstances more fully described in the section entitled "The Merger—The Merger Agreement—Fees and Expenses" of this joint proxy statement/prospectus;

  •
  the provisions of the merger agreement that are intended to preserve the value of the combined company through limitations on the ability of Chambers to take certain actions outside the ordinary course of business; and

  •
  the fact that the terms and conditions of the merger agreement were the product of arm's-length negotiations between the parties and provide reasonable assurances that the Merger will ultimately be consummated on a timely basis.

        The Gramercy Board also considered a variety of risks and other potentially negative factors concerning the Merger, including the following, which are not necessarily listed in order of relative importance:

  •
  the operations, technologies and personnel of the two companies may not be successfully integrated, and the combined company may experience operational interruptions or the loss of key employees or customers;

  •
  the potential risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the Merger;

  •
  the combined company may not realize any or all of the synergies, cost savings or other benefits that the parties expect from the combination, many of which are difficult to quantify and may only be realized, if at all, over time;

  •
  Gramercy and Chambers are expected to incur significant one-time costs in connection with the Merger and the other transactions contemplated by the merger agreement, which may include costs related to the integration of the companies, such as lease termination costs for duplicative offices and costs associated with eliminating duplicative lines of credit and instruments of indebtedness, and costs incurred in connection with any litigation that may result from the announcement or pendency of the Merger;

  •
  completion of the Merger and the other transactions contemplated by the merger agreement could trigger mandatory prepayments (including penalties in some cases) under Gramercy's and Chambers' existing debt unless appropriate lender consents or waivers are received;

  •
  the risk that, because the exchange ratio under the merger agreement will not be adjusted for changes in the market price of Gramercy common stock or Chambers common shares, the value of the per share merger consideration to be paid upon the consummation of the Merger could be significantly less than the value of the per share merger consideration immediately prior to the announcement of the proposed Merger;

  •
  the merger agreement includes restrictions on the conduct of Gramercy's business between the date of the merger agreement and the date of the consummation of the Merger;

  •
  the possibility that the Merger may not be completed, or completion may be delayed, for reasons beyond the control of Gramercy or Chambers;

  •
  the risks and costs to Gramercy if the Merger is not completed, including uncertainty about the effect of the Merger on Gramercy's employees, tenants and other parties, which may impair Gramercy's ability to attract, retain and motivate key personnel and could cause tenants and others to seek to change or not enter into business relationships with Gramercy, and the risk that the trading price of the shares of Gramercy common stock could be materially adversely affected;

  •
  certain provisions of the merger agreement that could have the effect of discouraging third-party offers for Gramercy and that impose restrictions on Gramercy's ability to solicit alternative transactions;

  •
  the possibility that Gramercy may be required to pay Chambers a termination fee of $43,505,889 and/or an expense reimbursement amount of $20 million if the merger agreement is terminated under certain circumstances, as more fully described in the section entitled "The Merger—The Merger Agreement—Fees and Expenses" of this joint proxy statement/prospectus; and

  •
  various other risks associated with the Merger and the business of Gramercy, Chambers and the combined company described in the section entitled "Risk Factors."

        In addition, the Gramercy Board considered the fact that some of Gramercy's directors and executive officers have other interests that are different from, or in addition to, the interests of the Gramercy stockholders, as discussed under "The Merger—Interests of Gramercy Directors and Officers in the Merger."

        The above discussion of the factors considered by Gramercy's Board is not intended to be exhaustive, but includes the material factors considered by Gramercy's Board. In reaching its decision to approve the merger agreement and the Merger, the Gramercy Board did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Gramercy Board considered these factors taken together as a whole, including discussions with, and questioning of, Gramercy management and Gramercy's financial and legal advisors, and recommended the merger agreement and the Merger based on the totality of the information it considered.

        The foregoing description of the consideration by the Gramercy Board of the factors supporting the merger agreement, the Merger and the other transactions contemplated by the merger agreement is forward-looking in nature. This information should be read in light of the factors discussed in the section entitled "Statement Regarding Forward-Looking Disclosures" of this joint proxy statement/prospectus.

        For the reasons set forth above, the Gramercy Board unanimously determined that the Merger, the merger agreement and the other transactions contemplated thereby are advisable and in the best interests of Gramercy and its stockholders, and unanimously approved the Merger and the merger agreement. The Gramercy Board unanimously recommends that the Gramercy common stockholders vote "FOR" the Merger.

Opinion of the Chambers Financial Advisor

        Pursuant to an engagement letter, dated May 19, 2015, Chambers retained J.P. Morgan as its financial advisor in connection with the proposed Merger. At the meeting of the Chambers Board on June 30, 2015, J.P. Morgan rendered its oral opinion to the Chambers Board that, as of such date and based upon and subject to the factors and assumptions set forth in its written opinion, the exchange ratio in the proposed Merger was fair, from a financial point of view, to Chambers. J.P. Morgan has confirmed its June 30, 2015 oral opinion by delivering its written opinion to the Chambers Board dated June 30, 2015, that, as of such date, the exchange ratio in the proposed Merger was fair, from a financial point of view, to Chambers. No limitations were imposed by Chambers' Board upon J.P. Morgan with respect to the investigations made or procedures followed by it in rendering its opinions.

        The full text of the written opinion of J.P. Morgan, dated June 30, 2015, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex B to this document and is incorporated herein by reference. Chambers' shareholders are urged to read the opinion in its entirety. J.P. Morgan's written opinion is addressed to the Chambers Board, is directed only to the exchange ratio in the Merger and does not constitute a recommendation to any shareholder of Chambers as to how such shareholder should vote with respect to the Merger. The summary of the opinion of J.P. Morgan set forth in this document is qualified in its entirety by reference to the full text of such opinion.

        In arriving at its opinion, J.P. Morgan, among other things:

  •
  reviewed a draft, dated June 30, 2015, of the merger agreement;

  •
  reviewed certain publicly available business and financial information concerning Chambers and Gramercy and the industries in which they operate;

  •
  compared the financial and operating performance of Gramercy with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of the Gramercy common stock and certain publicly traded securities of such other companies;

  •
  reviewed certain internal financial analyses and forecasts prepared by the managements of Chambers and Gramercy relating to their respective businesses and certain financial analyses and forecasts for Gramercy prepared by the management of Chambers, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Merger, which are referred to in this section as "synergies;" and

  •
  performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

        J.P. Morgan also held discussions with certain members of the management of Chambers and Gramercy with respect to certain aspects of the Merger, and the past and current business operations of Chambers and Gramercy, the financial condition and future prospects and operations of Gramercy, the effects of the Merger on the financial condition and future prospects of Chambers and Gramercy, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

        J.P. Morgan relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by Chambers and Gramercy or otherwise reviewed by or for J.P. Morgan. J.P. Morgan did not conduct any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of Chambers or Gramercy under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to it (including the synergies referred to above), J.P. Morgan has assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Chambers and Gramercy to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts (including the synergies) or the assumptions on which they were based. J.P. Morgan also assumed that the Merger and the other transactions contemplated by the merger agreement will qualify as a tax-free reorganization for U.S. federal income tax purposes, and will be consummated as described in the merger agreement, and that the definitive merger agreement would not differ in any material respects from the draft thereof furnished to J.P. Morgan. J.P. Morgan also assumed that the representations and warranties made by Chambers and Gramercy in the merger agreement and the related agreements were and will be true and correct in all respects material to its analysis. J.P. Morgan is not a legal, regulatory or tax expert and has relied on the assessments made by advisors to Chambers and Gramercy with respect to such issues. J.P. Morgan has further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on Chambers or Gramercy or on the contemplated benefits of the Merger.

        The projections furnished to J.P. Morgan for Chambers and Gramercy were prepared by or at the direction of the managements of Chambers and Gramercy. Chambers does not publicly disclose internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan's analysis of the Merger, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections.

        J.P. Morgan's opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion, and J.P. Morgan noted that subsequent developments may affect J.P. Morgan's opinion and that J.P. Morgan does not have any obligation to update, revise, or reaffirm its opinion. J.P. Morgan's opinion is limited to the fairness, from a financial point of view, to Chambers of the exchange ratio in the proposed Merger, and J.P. Morgan expressed no opinion as to the fairness of the exchange ratio to the holders of any class of securities, creditors or other constituencies of Chambers or as to the underlying decision by Chambers to engage in the Merger. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Merger, or any class of such persons relative to the exchange ratio in the Merger or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the price at which Chambers' common shares or Gramercy's common stock will trade at any future time, whether before or after the closing of the Merger.

        In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with providing its opinion.

Public Market Trading Multiples

        Using publicly available information, J.P. Morgan compared selected financial and market data of Chambers and Gramercy with similar data for publicly traded companies in the real estate investment trust sector which J.P. Morgan judged to be sufficiently analogous to Chambers and Gramercy, respectively. The companies were as follows:

  Chambers Street Properties
  W.P. Carey
  Lexington Realty
  Gramercy (consensus)
  STAG Industrial

  Gramercy Property Trust
  W.P. Carey
  Lexington Realty
  Chambers (consensus and unaffected as of 6/9/15)
  STAG Industrial

        Except for the multiples for Chambers, which were based on the unaffected share price as of June 9, 2015, the last trading day before published reports regarding a potential transaction involving Chambers, multiples were based on closing share prices on June 29, 2015. For each of the following analyses performed by J.P. Morgan, estimated financial data for the selected companies were based on information J.P. Morgan obtained from FactSet Research Systems, Wall Street research and SNL Financial.

        With respect to the selected companies, the information J.P. Morgan presented included: multiple of price to adjusted funds from operations for 2015 and 2016 (or P/adjusted funds from operation ("AFFO") 2015E and P/AFFO 2016E, respectively).

        The results of the analysis for the selected companies are as indicated in the following table:

  Chambers Street Properties

	Peer High	Peer Low	Peer Median	Peer Average
P/AFFO 2015E	13.8x	10.5x	12.8x	12.5x
P/AFFO 2016E	12.8x	9.9x	11.2x	11.3x

  Gramercy Property Trust

	Peer High	Peer Low	Peer Median	Peer Average
P/AFFO 2015E	13.7x	10.5x	12.2x	12.1x
P/AFFO 2016E	12.8x	9.9x	12.1x	11.7x

        Based on the above analysis, J.P. Morgan then derived a multiple reference range of 11.0x to 14.3x for Price/Adjusted Funds From Operations 2015E (for each of Chambers and Gramercy), and 10.5x to 12.8x for Price/Adjusted Funds From Operations 2016E (for each of Chambers and Gramercy). After applying such ranges to the appropriate Chambers and Gramercy metrics, the analysis indicated the following implied equity values per share of Chambers and Gramercy, as compared to the unaffected share price of $7.65 for Chambers as of June 9, 2015, the last trading day before published reports regarding a potential transaction involving Chambers, and $23.21 for Gramercy as of June 29, 2015, the last trading day prior to announcement of the proposed Merger:

  Chambers Street Properties

Implied Equity Value
P/AFFO 2015E	$6.40 - $8.35
P/AFFO 2016E	$6.35 - $7.75

  Gramercy Property Trust

Implied Equity Value
P/AFFO 2015E	$17.80 - $23.15
P/AFFO 2016E	$20.20 - $24.65

        The analysis yielded an implied exchange ratio low of 2.1317x and a high of 3.6172 for P/2015 AFFO, and a low of 2.6065x and a high of 3.8819x for P/2016 AFFO, as compared to the exchange ratio of 3.1898x in the proposed Merger.

  NAV Analysis

        The net asset value ("NAV") methodology ascribes a separate value for each category of asset and liability, utilizing the methodology appropriate in each case based on the unique characteristics of each asset. The sum of total assets less total liabilities yields the NAV. In preparing Chambers' NAV analysis, J.P. Morgan relied on financial projections as prepared by Chambers management.

        The key components of Chambers' NAV were as follows:

  •
  Real estate assets;

  •
  Cash and net other assets;

  •
  Restricted cash, investment in CBRE Strategic Partners Asia, land available for expansion, accounts receivable and sale proceeds from the sale of 300 Constitution Drive and 225 Summit Avenue;

  •
  Outstanding indebtedness, including mark to market value; and

  •
  Other liabilities including accounts payable, prepaid rent, security deposits and dividends payable.

        The key components of Gramercy's NAV were as follows:

  •
  Real estate assets;

  •
  Cash and net other assets;

  •
  Restricted cash, joint venture and other investments, tenant and other receivables and retained collateralized debt obligation ("CDO") bonds;

  •
  Outstanding indebtedness, including mark to market value; and

  •
  Other liabilities including accounts payable, dividends payable, accrued interest payable, liabilities related to assets held for sale and other liabilities.

        In order to calculate the NAV for Chambers, J.P. Morgan applied Chambers' mid-point capitalization rate of 7.0%, blended to account for the capitalization rates by property (as provided by Chambers management), to its annualized cash net operating income of $233,000,000 ("NOI") (for assets owned excluding the 70 Hudson Street property and assets under contract to be sold) to yield a real estate value of $3,340,000,000. J.P. Morgan then applied a sensitivity to the mid-point blended capitalization rate to yield a real estate value with a low- and high-range of $3,117,000,000 and $3,598,000,000, respectively. Other assets consisting of cash, restricted cash, investment in CBRE Strategic Partners Asia, land available for expansion, accounts receivable and $57,000,000 sale proceeds from the sale of 300 Constitution Drive and 225 Summit Avenue were added to the real estate value totals to yield a total asset value with a low-, mid- and high-range, respectively, of $3,278,000,000; $3,501,000,000; and $3,759,000,000. Total present value of debt was subtracted (excluding the mortgage loan secured by the 70 Hudson Street property) and other liabilities (consisting of accounts payable, prepaid rent and security deposits, and dividends payable) were subtracted from these total asset value totals to yield an NAV with a low-, mid- and high-range, respectively, of $1,726,000,000; $1,949,000,000; and $2,206,000,000. As of June 29, 2015, 237.2 million Chambers common shares were issued and outstanding. Based on the foregoing, J.P. Morgan determined a range of $7.30 to $9.30 per common share under the NAV analysis, compared to the $7.65 unaffected share price of Chambers as of June 9, 2015, the last trading day before published reports regarding a potential transaction involving Chambers.

        In order to calculate the NAV for Gramercy, J.P. Morgan applied Gramercy's mid-point capitalization rate of 7.0%, blended to account for the capitalization rates by property (as provided by Chambers management), to its annualized cash NOI of $169,000,000 (for assets owned or under contract to be acquired) to yield a real estate value of $2,425,000,000. J.P. Morgan then applied a sensitivity to the mid-point blended capitalization rate to yield a real estate value with a low- and high-range of $2,263,000,000 and $2,612,000,000, respectively. Asset management value, cash and equivalents, and other assets consisting of restricted cash, joint venture and other investments, tenant and other receivables, retained CDO bonds and other assets were added to the real estate value totals to yield a total asset value with a low-, mid- and high-range, respectively, of $2,380,000,000; $2,543,000,000; and $2,730,000,000. Pro forma debt, mark to market debt, other liabilities (consisting of accounts payable, dividends payable, deferred revenue, accrued interest payable, liabilities related to assets held for sale and other liabilities), and preferred stock were subtracted from these total asset value totals to yield an NAV with a low-, mid- and high-range, respectively, of $1,127,000,000; $1,290,000,000; and $1,477,000,000. As of June 29, 2015, 58.9 million shares of Gramercy common stock were issued and outstanding. Based on the foregoing, J.P. Morgan determined a range of $19.15 to $25.05 per common share under the NAV analysis, compared to the $23.21 share price of Gramercy as of June 29, 2015, the last trading day prior to announcement of the proposed Merger.

        The analysis yielded an implied exchange ratio low of 2.0591x and high of 3.4315x, as compared to the exchange ratio of 3.1898x in the proposed merger.

  Dividend Discount Model Analysis

        J.P. Morgan performed a dividend discount analysis of Chambers common shares and Gramercy common stock for the purpose of determining the fully diluted implied equity value per share of each company. In performing this analysis with respect to Chambers, J.P. Morgan used four-year projections of dividends per share for Chambers as provided by Chambers management and six-year extrapolations thereof that were reviewed and approved by Chambers management. J.P. Morgan also used three-year projections of dividend per share payout ratios (as a percentage of AFFO per share) for Gramercy and six-year extrapolations thereof that were reviewed and approved by Chambers management. The dividend per share payout ratios (as a percentage of AFFO per share) for Chambers that were provided to J.P. Morgan for 2015, 2016, 2017 and 2018, respectively, were as follows: 83.4%, 84.1%, 87.0% and 84.9%. In performing this analysis with respect to Gramercy, J.P. Morgan used three-year projections of dividends per share for Gramercy provided by Chambers management and seven-year extrapolations thereof that were reviewed and approved by Chambers management. J.P. Morgan also used three-year projections of dividend per share payout ratios (as a percentage of AFFO per share) for Gramercy that were provided by Chambers management and seven-year extrapolations thereof that were reviewed and approved by Chambers management. The dividend per share payout ratios (as a percentage of AFFO per share) for Gramercy that were provided to J.P. Morgan for 2015, 2016 and 2017, respectively, were as follows: 53.2%, 62.4% and 77.5%. A dividend discount analysis is a method of evaluating the equity value of a company using estimates of future dividends to shareholders generated by the company and taking into consideration the time value of money with respect to those future dividends by calculating their "present value." "Present Value" refers to the current value of the future dividends back to the present using a discount rate that takes into account macro-economic assumptions, estimates of risk, the opportunity cost of capital and other appropriate factors.

        Based on the dividends Chambers was projected to distribute during fiscal years 2015 through 2024, J.P. Morgan discounted the dividend stream to present values using a range of discount rates from 8.5% to 9.5%, which was chosen by J.P. Morgan based upon an analysis of the cost of equity for Chambers. J.P. Morgan also calculated a range of terminal values for Chambers at December 31, 2024 by applying a terminal value growth rate ranging from 2.3% to 2.8% to the projected dividends of Chambers during 2024. The terminal value was calculated based on projected dividends in the terminal period divided by the cost of equity minus the terminal value growth rate and then discounted back to present values using the same range of discount rates from 8.5% to 9.5%.

        Based on the dividends Gramercy was projected to distribute during fiscal years 2015 through 2024, J.P. Morgan discounted the dividend stream to present values using a range of discount rates from 8.5% to 9.5%, which was chosen by J.P. Morgan based upon an analysis of the cost of equity for Gramercy. J.P. Morgan also calculated a range of terminal values for Gramercy at December 31, 2024 by applying a terminal value growth rate ranging from 2.3% to 2.8% to the dividends of Gramercy during 2024. The terminal value was calculated based on projected dividends in the terminal period divided by the cost of equity minus the terminal value growth rate and then discounted back to present values using the same range of discount rates from 8.5% to 9.5%.

        The analysis yielded the following implied equity value per share, compared to the unaffected share price of $7.65 for Chambers as of June 9, 2015, the last trading day before published reports regarding a potential transaction involving Chambers, and the share price of $23.21 for Gramercy as of June 29, 2015, the last trading day prior to announcement of the proposed Merger:

	Chambers	Gramercy
High	$8.60	$29.65
Low	$7.10	$24.15

        The analysis yielded an implied exchange ratio low of 2.8081x and high of 4.1761x, as compared to the exchange ratio of 3.1898x in the proposed merger.

        The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan's analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. None of the selected companies reviewed as described in the above summary is identical to Chambers, and none of the selected transactions reviewed was identical to the Merger. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan's analysis, may be considered similar to those of Chambers. The transactions selected were similarly chosen because their participants, size and other factors, for purposes of J.P. Morgan's analysis, may be considered similar to the Merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to Chambers and the transactions compared to the Merger.

        As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. J.P. Morgan was selected to advise Chambers with respect to the proposed Merger and deliver an opinion to the Chambers Board with respect to the Merger on the basis of such experience and its familiarity with Chambers. For services rendered in connection with the Merger, Chambers has agreed to pay J.P. Morgan customary compensation in respect thereof, equal to 0.70% of the total market capitalization of Chambers at the closing of the Merger, or approximately $22.8 million as of October 23, 2015, $2.5 million of which was payable upon the delivery by J.P. Morgan of its opinion, and the remainder of which is contingent upon the consummation of the Merger. In the event that the Merger is not consummated and Chambers receives any payment pursuant to the termination, abandonment or failure to occur of the proposed Merger, Chambers will pay J.P. Morgan a fee equal to 25% of any such payment (less any of the above fees already paid by Chambers), but in no event will the payment to J.P. Morgan exceed the fee that would have been paid if the Merger had been consummated. In addition, Chambers has agreed to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the reasonable fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities, including liabilities arising under the federal securities laws. During the two years preceding the date of delivery of its opinion, neither J.P. Morgan nor any of its affiliates have had any other material financial advisory or other material commercial or investment banking relationships with Chambers. During the two years preceding the date of delivery of its opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with Gramercy, for which J.P. Morgan and its affiliates have received customary compensation. Such services during such period have included acting as joint lead manager for GPT OP, an affiliate of Gramercy, on two of GPT OP's credit facilities in June 2014, acting as joint lead manager for GPT OP on GPT OP's credit facility in May 2015, acting as a joint bookrunner on Gramercy's common stock offering in May 2014, acting as a joint bookrunner on Gramercy's common stock offering in December 2014 and acting as a joint bookrunner on Gramercy's common stock offering in April 2014. During the preceding two-year period, the aggregate fees received by J.P. Morgan from Chambers were $16,000, and the aggregate fees received by J.P. Morgan from Gramercy were $7.8 million. In addition, J.P. Morgan's commercial banking affiliate is an agent bank and a lender under three outstanding credit facilities of

Gramercy, for which it receives customary fees. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities of Chambers or Gramercy for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities. As of the date its opinion, J.P. Morgan and its affiliates owned on a proprietary basis less than 1% of the Gramercy common stock.

Opinion of the Gramercy Financial Advisor

        In connection with the Merger, on June 30, 2015, Morgan Stanley rendered its oral opinion to the Gramercy Board, subsequently confirmed in writing, to the effect that, as of such date and based upon and subject to the various assumptions, procedures, matters, qualifications and limitations on the scope of the review undertaken by Morgan Stanley as set forth therein, the exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to the holders of Gramercy common stock.

        The full text of Morgan Stanley's written opinion, dated June 30, 2015, is attached as Annex C to this joint proxy statement/prospectus. You should read the opinion carefully and in its entirety for a discussion of the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Morgan Stanley in rendering its opinion. This summary is qualified in its entirety by reference to the full text of such opinion. Morgan Stanley's opinion is directed to the Gramercy Board, in its capacity as such, and addressed only the fairness from a financial point of view of the exchange ratio pursuant to the merger agreement to the holders of Gramercy common stock as of the date of the opinion. Morgan Stanley's opinion did not address any other aspect of the Merger, including the prices at which the Chambers common shares will trade following consummation of the Merger or at any time. The opinion was addressed to and rendered for the benefit of the Gramercy Board and was not intended to, and does not constitute, advice or a recommendation as to how any Gramercy stockholders or Chambers shareholders should vote at any meetings held in connection with the Merger or whether to take any other action in connection with the Merger.

        In arriving at its opinion, Morgan Stanley, among other things:

  •
  reviewed certain publicly available financial statements and other business and financial information of Gramercy and Chambers, respectively;

  •
  reviewed certain internal financial statements and other financial and operating data concerning Gramercy and Chambers, respectively;

  •
  reviewed certain financial projections prepared by the managements of Gramercy and Chambers, respectively;

  •
  reviewed information relating to certain strategic, financial and operational benefits anticipated from the Merger, prepared by the managements of Gramercy and Chambers, respectively;

  •
  discussed the past and current operations and financial condition and the prospects of Gramercy, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of Gramercy;

  •
  discussed the past and current operations and financial condition and the prospects of Chambers, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of Chambers;

  •
  reviewed the pro forma impact of the Merger on Gramercy's earnings per share, cash flow, consolidated capitalization and financial ratios;

  •
  reviewed the reported prices and trading activity for the Gramercy common stock and the Chambers common shares;

  •
  compared the financial performance of Gramercy and Chambers and the prices and trading activity of the Gramercy common stock and the Chambers common shares with that of certain other publicly-traded companies comparable with Gramercy and Chambers, respectively, and their securities;

  •
  reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

  •
  participated in discussions and negotiations among representatives of Gramercy and Chambers and their financial and legal advisors;

  •
  reviewed the merger agreement and certain related documents; and

  •
  performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.

        In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley by Gramercy and Chambers, and which formed a substantial basis for its opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Gramercy and Chambers of the future financial performance of Gramercy and Chambers. In addition, Morgan Stanley assumed that the Merger will be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Merger will be treated as a tax-free reorganization pursuant to the Code. Morgan Stanley assumed that the final merger agreement did not differ in any material respects from the draft thereof furnished to Morgan Stanley. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger.

        Morgan Stanley relied upon, without independent verification, the assessment by the managements of Gramercy and Chambers of: (i) the strategic, financial and other benefits expected to result from the Merger; (ii) the timing and risks associated with the integration of Gramercy and Chambers; (iii) their ability to retain key employees of Gramercy and Chambers, respectively and (iv) the validity of, and risks associated with, Gramercy and Chambers' existing and future technologies, intellectual property, products, services and business models. Morgan Stanley is not a legal, tax or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of Gramercy and Chambers and their respective legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of Gramercy's officers, directors or employees, or any class of such persons, relative to the consideration to be paid by the holders of Gramercy common stock in the Merger. Morgan Stanley also expressed no opinion as to the relative fairness of any portion of the Merger consideration to holders of any class or series of preferred stock of Gramercy. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Gramercy or Chambers, nor was Morgan Stanley furnished with any such appraisals. Morgan Stanley's opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, the date of its opinion. Events occurring after the date of Morgan Stanley's opinion may affect its opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

        The following is a brief summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion dated June 30, 2015. For purposes of the analysis presented to the Gramercy Board, Morgan Stanley rounded the exchange ratio of 3.1898 Chambers common shares to one share of Gramercy common stock provided for in the merger agreement to 3.190 Chambers common shares to one share of Gramercy common stock. Although each analysis was provided to the Gramercy Board, in connection with arriving at its opinion, Morgan Stanley considered all of its analysis as a whole and did not attribute any particular weight to any analysis described below. This summary of financial analyses includes information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole; considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley's opinion.

Historical Exchange Ratio Analysis

        Morgan Stanley reviewed the stock price performance of Gramercy and Chambers and their relative total return performances against the MSCI US REIT Index and a group of triple-net lease REIT peers during various periods ending on (i) June 9, 2015 (the last trading day before published reports regarding a potential transaction involving Chambers) and (ii) June 29, 2015 (the last full trading day prior to the rendering of Morgan Stanley's opinion dated June 30, 2015).

        Morgan Stanley then calculated historical exchange ratios on certain dates and during certain periods between January 1, 2014 and June 29, 2015 implied by dividing the Chambers closing price for the relevant date, or the average Chambers closing price for the relevant period, as the case may be, by the Gramercy closing price for such date, or the Gramercy average price for such period, as the case may be.

        Morgan Stanley next compared the exchange ratio of 3.190 Chambers common shares to one share of Gramercy common stock with historical exchange ratios as of certain periods. The following table lists the implied exchange ratios for these periods:

Implied Exchange Ratio (Chambers common shares to Gramercy common stock)
Merger Agreement Exchange Ratio	3.190
15-Day Unaffected Volume Weighted Average Price (ending on June 9, 2015)	3.463
Unaffected Trading Range (for period beginning on December 17, 2014 and ending on June 9, 2015)	3.102/3.735
Average Unaffected Trading Exchange Ratio (for period beginning on December 17, 2014 and ending on June 9, 2015)	3.472

Contribution Analysis

        Morgan Stanley performed a contribution analysis which reviewed the pro forma contribution of each of Gramercy and Chambers to the combined entity and implied contributions based on certain operational and financial metrics using management plans for both Gramercy and Chambers and consensus estimates. Such operational and financial metrics included 2016 consensus funds from operation ("FFO"), 2016 consensus AFFO, GAAP net operating income, 2015 core funds from operation ("Core FFO"), 2016 Core FFO, 2015 AFFO, 2016 AFFO, consensus NAV per share estimates and market prices as of June 29, 2015 (the last full trading day prior to the rendering of

Morgan Stanley's opinion dated June 30, 2015). Morgan Stanley derived an implied pro forma contribution for each of Gramercy and Chambers by dividing each company's FFO, AFFO and GAAP net operating income estimates by the combined FFO, AFFO and GAAP net operating income estimates for both companies. Morgan Stanley also derived the implied pro forma contribution for each company by dividing the NAV per share and equity market capitalization of each of the companies (calculated by multiplying the NAV per share estimates and market prices by the total number of issued and outstanding shares of each of the companies as of June 29, 2015) by the combined NAV per share estimates and equity market values for both companies.

        Such analysis resulted in the following implied pro forma contributions (all dollar amounts are in millions, except per share amounts):

	Gramercy	Chambers	Gramercy (% Contributed)	Chambers (% Contributed)
2016 Consensus Income Estimates
2016 consensus FFO	$144	$167	46%	54%
2016 consensus AFFO	$140	$144	49%	51%
Income Estimates per Company Models
2016 GAAP net operating income	$203	$246	45%	55%
2015 Core FFO	$106	$169	39%	61%
2016 Core FFO	$140	$163	46%	54%
2015 AFFO	$92	$145	39%	61%
2016 AFFO	$123	$152	45%	55%
Net Asset Value Estimates
Consensus NAV per Share Estimates	$27.63	$8.95	43%	57%
Current Market Prices (as of June 29, 2015)	$23.21	$8.00	42%	58%

        Morgan Stanley noted that the exchange ratio of 3.190 Chambers common shares to one share of Gramercy common stock would result in pro forma ownership of the combined company for holders of Gramercy common stock equal to approximately 44%.

        Morgan Stanley next calculated the implied exchange ratio on a per share basis by dividing the 2016 Core FFO and 2016 AFFO per share for each share of Gramercy common stock by that of each Chambers common share. Morgan Stanley also calculated the implied exchange ratio derived from the implied equity contributions calculated based on the 2016 AFFO estimates per share before giving effect to certain deductions in the Chambers 2016 AFFO estimates for certain recurring capital expenditures. The Gramercy 2016 AFFO estimates do not include a similar deduction.

        The implied per share equity contributions and implied exchange ratios resulting from this analysis, as compared to the exchange ratio of 3.190x, were:

Income Estimates per Company Models	Gramercy Estimate Per Share	Chambers Estimate Per Share	Implied Exchange Ratio
2016 Core FFO/Share	$2.19	$0.65	3.353x
2016 AFFO/Share	$1.92	$0.61	3.174x
2016 AFFO/Share Before Recurring Capex	$1.92	$0.67	2.867x

Research Analyst Price Targets and Net Asset Value Analysis

        Morgan Stanley reviewed available public market trading price targets for Gramercy common stock and Chambers common shares prepared and published by Wall Street equity research analysts that provided price targets for either Gramercy or Chambers prior to June 29, 2015. Morgan Stanley reviewed the most recent price target published by each analyst prior to such date. These targets reflect each analyst's estimate of the future public market trading price of Gramercy common stock or

Chambers common shares, as applicable, at the time the price target was published. With respect to the public market trading price targets by consensus analysts, Morgan Stanley's analysis implied an average exchange ratio of 3.749 Chambers common shares to one share of Gramercy common stock using consensus price targets of $32.50 (an average of 5 data points) and $8.67 (an average of 3 data points) for Gramercy and Chambers. The consensus NAVs per share are available from Bloomberg and the analyst research reports. Morgan Stanley noted that the merger agreement provided for an exchange ratio of 3.190.

        Morgan Stanley also reviewed equity research analyst estimates of NAV per share for each of Gramercy common stock and Chambers common shares. Morgan Stanley reviewed the most recent estimates of NAV per share published by analysts prior to June 29, 2015. With respect to the estimates of NAV per share by consensus analysts, Morgan Stanley's analysis implied an average exchange ratio of 3.087 of Chambers common shares to one share of Gramercy common stock using consensus NAVs per share of $27.63 (an average of 3 data points) and $8.95 (an average of 7 data points) for Gramercy and Chambers, respectively. The consensus NAVs per share are available from Bloomberg and the analyst research reports. Morgan Stanley noted that the merger agreement provided for an exchange ratio of 3.190.

        Morgan Stanley also reviewed Gramercy management's estimates of NAV per share of both Gramercy and Chambers. With respect to the estimates of NAV per share by Gramercy management, Morgan Stanley's analysis implied an exchange ratio of 2.964 using NAVs per share of $23.12 and $7.80 for Gramercy and Chambers, respectively.

        The public market trading price targets and estimates of NAV per share published by securities research analysts, consensus providers and those projected by Gramercy's management do not necessarily reflect current market trading prices for Gramercy common stock and Chambers common shares and these targets and estimates are subject to uncertainties, including the future financial performance of Gramercy and Chambers and future financial market conditions.

Dividend Discount Model Analysis

        Morgan Stanley performed a Dividend Discount Model ("DDM") analysis, which is designed to provide an implied equity value of a company by calculating the present value of the estimated future dividends and terminal value of the company. Morgan Stanley calculated ranges of implied equity values per share for each of Gramercy common stock and Chambers common shares. In performing its analysis of Chambers, Morgan Stanley used estimates of future dividends and FFO projections for the period beginning on June 30, 2015 and ending on December 31, 2018. In performing its analysis of Gramercy, Morgan Stanley used estimates of future dividends and FFO projections for the period beginning on June 30, 2015 and ending on December 31, 2018.

        Morgan Stanley calculated a range of terminal values per share of Gramercy common stock by applying a range of FFO multiples to the estimated 2018 FFO per share for Gramercy. An FFO multiple range of 10.0x, 11.0x and 12.0x was selected based on Morgan Stanley's professional judgment, which included an analysis of the FFO multiples of other comparable companies. Morgan Stanley then discounted the resulting terminal value, together with the estimated future dividend stream for the forecast period from June 30, 2015 through December 31, 2018, to present value using equity discount rates ranging from 6.4% to 8.4% in order to determine the range of implied equity values per share of Gramercy common stock. The equity discount rates used by Morgan Stanley were based on an analysis of the cost of equity for Gramercy derived from the capital asset pricing model, which is impacted by the relative historical volatility of Gramercy's stock price. Based on the calculations set forth above, this analysis implied a range of equity values for Gramercy common stock of approximately $22.38 to $27.67 per share.

        Morgan Stanley calculated a range of terminal values per Chambers common share by applying a range of FFO multiples to the estimated 2018 FFO per share for Chambers. An FFO multiple range of

10.0x, 11.0x and 12.0x was selected based on Morgan Stanley's professional judgment, which included an analysis of the FFO multiples of other comparable companies. Morgan Stanley then discounted the resulting terminal value, together with the estimated future dividend stream for the forecast period from June 30, 2015 through December 31, 2018, to present value using equity discount rates ranging from 6.2% to 8.2% in order to determine the range of implied equity values per Chambers common share. The equity discount rates used by Morgan Stanley were based on an analysis of the cost of equity for Chambers derived from the capital asset pricing model, which is impacted by the relative historical volatility of Chambers' share price. Based on the calculations set forth above, this analysis implied a range of equity values for Chambers common shares of approximately $6.51 to $7.96 per share.

        Morgan Stanley noted that, using the midpoints of ranges for the equity discount rates and FFO multiples for each of Gramercy and Chambers, the DDM analysis indicated an implied midpoint exchange ratio of 3.458x Chambers common shares to one share of Gramercy common stock, as compared to the exchange ratio of 3.190x.

Selected Public Trading Analysis

        Morgan Stanley used publicly available financial information, ratios and market multiples relating to Gramercy and Chambers with equivalent data for companies that share similar business characteristics with Gramercy and Chambers to derive an implied equity value reference range. Morgan Stanley analyzed certain trading multiples of selected other publicly traded net lease REITs. None of the selected companies are identical to Gramercy or Chambers. However, the selected companies were chosen because they are publicly traded net lease REITs with operations that, for purposes of the analysis of Morgan Stanley, may be considered similar to those of Gramercy and Chambers, including primarily the ownership of commercial real estate, as well as tenure in the public markets, capitalization strategies, relative market position and management leadership qualities. These other net lease REITs were as follows:

  •
  Agree Realty

  •
  American Realty Capital Properties

  •
  Entertainment Properties Trust

  •
  Getty Realty

  •
  Lexington Property Trust

  •
  National Retail Properties

  •
  Realty Income

  •
  Select Income REIT

  •
  Spirit Realty Capital

  •
  STAG Industrial

  •
  STORE Capital

  •
  W.P. Carey

        For purposes of this analysis, Morgan Stanley analyzed certain statistics for each of these companies for comparison purposes, including the ratios of share price to consensus Wall Street research analyst (referred to as Street consensus) estimated FFO for each of calendar years 2015 and 2016, and share price to Street consensus estimated AFFO for each of calendar years 2015 and 2016. Morgan Stanley also analyzed the premium or discount to Street consensus estimated NAVs per share. The multiples and ratios for each of the comparable companies were calculated using their respective closing prices on June 29, 2015, and were based on the most recent publicly available information and Street consensus estimates.

        The following presents the results of this analysis:

	Price/FFO per Share Multiple		Price/AFFO per Share Multiple
					Consensus Premium / (Disc.) NAV per Share
	2015E	2016E	2015E	2016E
Agree Realty	12.3x	11.3x	12.5x	11.4x	(18)%
American Realty Capital Properties	9.8x	9.9x	9.9x	9.6x	(12)%
Entertainment Properties Trust	13.1x	11.7x	13.3x	12.2x	2%
Getty Realty	10.9x	10.9x	NA	NA	NA
Lexington Property Trust	8.1x	8.0x	10.5x	9.9x	(15)%
National Retail Properties	16.1x	15.3x	15.9x	15.2x	(2)%
Realty Income	16.3x	15.6x	16.5x	15.7x	4%
Select Income REIT	8.0x	7.5x	10.0x	8.6x	(29)%
Spirit Realty Capital	11.9x	11.2x	11.6x	11.0x	(17)%
STAG Industrial	13.6x	12.5x	13.7x	12.8x	(13)%
STORE Capital	15.3x	13.5x	14.9x	13.2x	(1)%
W.P. Carey	14.5x	13.9x	11.8x	11.5x	(12)%
Mean	12.5x	11.8x	12.8x	10.9x	(10)%

        Morgan Stanley also calculated the same trading multiples for Gramercy and Chambers based on equity research analyst data.

        The following presents the results of this analysis:

	Price/FFO per Share Multiple		Price/AFFO per Share Multiple
					Consensus Premium / (Disc.) NAV per Share
	2015E	2016E	2015E	2016E
Gramercy	12.6x	10.6x	13.8x	10.8x	(16)%
Chambers	11.4x	11.4x	12.5x	13.3x	(11)%

        Morgan Stanley derived the implied equity values per share of Gramercy and Chambers by utilizing Gramercy and Chambers respective management's estimate of FFO and AFFO per share and multiplying such values by a range of multiples implied by the trading levels of comparable companies. Morgan Stanley then compared the results of the implied equity values per share for Gramercy common stock and Chambers common shares. For each comparison, Morgan Stanley compared the highest equity value per share of Gramercy common stock to the lowest equity value per Chambers common share to derive the highest exchange ratio implied by each pair of estimates. Morgan Stanley also compared the lowest equity value per share of Gramercy common stock to the highest equity value per Chambers common share to derive the lowest exchange ratio implied by each pair of estimates.

        The implied exchange ratios resulting from this analysis, as compared to the exchange ratio of 3.190x, were:

	FFO per Share 2016E	AFFO per Share 2016E
Highest Gramercy equity value per share to lowest Chambers equity value per share	3.963x	3.808x
Lowest Gramercy equity value per share to highest Chambers equity value per share	2.837x	2.645x

        No company utilized in the comparable company analysis is identical to either Gramercy or Chambers. In evaluating the comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of Gramercy or Chambers, such as the impact of competition on the businesses of Gramercy, Chambers or the industry generally, industry growth and the absence of any adverse material change in the financial condition of Gramercy, Chambers or the industry or in the real estate markets in general, which could affect the public trading value of the companies. Mathematical analysis (such as determining the mean, median, high or low) is not in itself a meaningful method of using comparable peer data.

General

        In connection with the review of the Merger by the Gramercy Board, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of Gramercy or Chambers. In performing its analyses, Morgan Stanley made assumptions with respect to industry performance, general business and economic conditions and other matters. Many of these assumptions relate to factors that are beyond the control of Gramercy or Chambers. Any estimates contained in Morgan Stanley's analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

        Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness from a financial point of view of the exchange ratio pursuant to the merger agreement to the holders of Gramercy common stock and in connection with the delivery of its opinion dated June 30, 2015 to the Gramercy Board. These analyses do not purport to be appraisals or to reflect the prices at which Gramercy common stock or Chambers common shares might actually trade.

        The exchange ratio was determined through arm's-length negotiations between Gramercy and Chambers and was approved by the Gramercy Board. Morgan Stanley provided advice to Gramercy during these negotiations. Morgan Stanley did not, however, recommend any specific exchange ratio to Gramercy or that any specific exchange ratio constituted the only appropriate exchange ratio for the Merger. In addition, Morgan Stanley's opinion did not in any manner address the prices at which the Chambers common shares will trade at any time, and Morgan Stanley expressed no opinion or recommendation as to how Gramercy stockholders or Chambers shareholders should vote at the meetings to be held in connection with the Merger.

        Morgan Stanley's opinion and its presentation to the Gramercy Board was one of many factors taken into consideration by the Gramercy Board in deciding to approve the Merger and the merger agreement. Consequently, the analyses as described above should not be viewed as determinative of the view of the Gramercy Board with respect to the exchange ratio or of whether the Gramercy Board would have been willing to agree to a different exchange ratio. Morgan Stanley's opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with Morgan Stanley's customary practice.

        Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Morgan Stanley's securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Gramercy, Chambers, or any other company, or any currency or commodity, that may be involved in the Merger, or any related derivative instrument.

        Gramercy retained Morgan Stanley to act as its exclusive financial advisor in connection with the Merger because of its qualifications, expertise and reputation. As compensation for its services, which included advisory services as well as the rendering of a fairness opinion, Gramercy has agreed to pay Morgan Stanley a fee of $20,000,000, $2,500,000 of which was payable upon execution of the merger agreement and the remainder of which is contingent upon the consummation of the Merger. Gramercy has also agreed to reimburse Morgan Stanley for its reasonable expenses incurred in performing its services. In addition, Gramercy has agreed to indemnify Morgan Stanley and its affiliates, its and their respective officers, directors, employees, agents and each other person, if any, controlling Morgan Stanley or any of its affiliates against any losses, claims, damages or liabilities related to, arising out of or in connection with Morgan Stanley's engagement, including reimbursement of all reasonable and properly documented expenses (including all reasonable fees and expenses of counsel).

        In the two years prior to the date of delivery of Morgan Stanley's written opinion, Morgan Stanley and its affiliates have provided financial advisory and financing services for Gramercy and have received fees in connection with such services. Morgan Stanley may also seek to provide additional services to Chambers and Gramercy in the future and would expect to receive fees for the rendering of these services.

Chambers Unaudited Prospective Financial Information

        Chambers does not as a matter of course make public long-term projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, Chambers is including this unaudited prospective financial information that was made available to the Chambers Board, the Gramercy Board, J.P. Morgan and Morgan Stanley in connection with the evaluation of the Merger. The inclusion of this information should not be regarded as an indication that any of Chambers, Gramercy, J.P. Morgan, Morgan Stanley or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results. None of Chambers, Gramercy or their respective affiliates assumes any responsibility for the accuracy of this information.

        The unaudited prospective financial information was, in general, prepared solely for internal use and is subjective in many respects. As a result, there can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. Since the unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year. Chambers shareholders and Gramercy stockholders are urged to review Chambers' SEC filings for a description of risk factors with respect to Chambers' business. See "Cautionary Statement Regarding Forward-Looking Statements" and "Where You Can Find More Information." The accompanying unaudited prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management's knowledge and belief, the expected course of action and the expected future financial performance of Chambers. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information. Neither Chambers' independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The report of Chambers' independent registered public accounting firm contained in Chambers' Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference into this joint proxy statement/prospectus, relates to Chambers' historical financial information. It does not extend to the unaudited prospective financial information and should not be read to do so. Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared.

        The following table presents selected unaudited prospective financial data for the fiscal years ending 2015 through 2018 with respect to Chambers and 2015 through 2017 with respect to Gramercy.

  Chambers

	2015E	2016E	2017E	2018E
Total Cash NOI	$251,000,000	$244,000,000	$267,000,000	$294,000,000
AFFO	$145,000,000	$152,000,000	$159,000,000	$177,000,000
AFFO per share	$0.61	$0.61	$0.59	$0.60
Dividends per share	$0.51	$0.51	$0.51	$0.51

  Gramercy

	2015E	2016E	2017E
Total Cash NOI	$143,000,000	$182,000,000	$211,000,000
AFFO	$92,000,000	$123,000,000	$147,000,000
AFFO per share	$1.62	$1.92	$2.06
Dividends per share	$0.86	$1.20	$1.60

        In preparing the foregoing unaudited projected financial information, Chambers made a number of assumptions regarding, among other things, interest rates, corporate financing activities, price appreciation of Chambers common shares and the timing and amount of common share issuances, annual dividend levels, occupancy and customer retention levels of its owned and managed portfolios, changes in rent, the amount, timing and cost of existing and planned developments, lease-up rates of existing and planned developments, the amount and timing of asset sales and asset acquisitions, including the return on such acquisitions, the amount of income taxes paid, and the amount of general and administrative costs.

        FFO, AFFO and Core FFO do not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP), as an indication of Chambers' financial performance, or to cash flow from operating activities as a measure of Chambers' liquidity, nor is it entirely indicative of funds available to fund Chambers' cash needs, including Chamber's ability to make cash distributions. Chambers' calculation of FFO, AFFO and Core FFO may be different from the calculation used by other companies and, therefore, comparability may be limited.

        No assurances can be given that the assumptions made in preparing the above unaudited prospective financial information will accurately reflect future conditions. The estimates and assumptions underlying the unaudited prospective financial information involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions which may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, risks and uncertainties described under "Risk Factors" and "Cautionary Statement Regarding Forward-Looking Statements," all of which are difficult to predict and many of which are beyond the control of Chambers and/or Gramercy and will be beyond the control of the combined company. There can be no assurance that the underlying assumptions will prove to be accurate or that the projected results will be realized, and actual results likely will differ, and may differ materially, from those reflected in the unaudited prospective financial information, whether or not the Merger is completed.

        In addition, although presented with numerical specificity, the above unaudited prospective financial information reflects numerous assumptions and estimates as to future events made by Chambers management that Chambers management believed were reasonable at the time the unaudited prospective financial information was prepared. The above unaudited prospective financial information does not give effect to the Merger. Chambers shareholders and Gramercy stockholders are urged to review Chambers' most recent SEC filings for a description of Chambers' reported and anticipated results of operations and financial condition and capital resources during 2014, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Chambers' Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference into this joint proxy statement/prospectus.

        Readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the unaudited prospective financial information set forth above. No representation is made by Chambers, Gramercy or any other person to any Chambers shareholder or any Gramercy stockholder regarding the ultimate performance of Chambers compared to the information included in the above unaudited prospective financial information. The inclusion of unaudited prospective financial information in this joint proxy statement/prospectus should not be regarded as an indication that such prospective financial information will be an accurate prediction of future events, and such information should not be relied on as such.

        CHAMBERS DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH PROSPECTIVE FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE, EXCEPT AS MAY BE REQUIRED BY LAW.

Gramercy Unaudited Prospective Financial Information

        Gramercy does not as a matter of course make public long-term projections as to future revenues, earnings or other results, except FFO, AFFO and Core FFO due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, Gramercy is including this unaudited prospective financial information that was made available to the Gramercy Board, the Chambers Board, J.P. Morgan and Morgan Stanley in connection with the evaluation of the Merger. The inclusion of this information should not be regarded as an indication that any of Gramercy, Chambers, J.P. Morgan, Morgan Stanley or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results. In the view of the Gramercy's management, this unaudited prospective financial information was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management's knowledge and belief, the expected course of action and the expected future financial performance of Gramercy. This information is not fact and readers of this document are cautioned not to place undue reliance on the prospective financial information.

        The unaudited prospective financial information was, in general, prepared solely for internal use and is subjective in many respects. As a result, there can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. Since the unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year. Chambers shareholders and Gramercy stockholders are urged to review the SEC filings of Gramercy for a description of risk factors with respect to the business of Gramercy. See "Cautionary Statement Regarding Forward-Looking Statements" and "Where You Can Find More Information." The unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, or GAAP (although projections are prepared on an accounting basis consistent with Gramercy's financial statements). Neither the independent registered public accounting firm of Gramercy, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the unaudited prospective financial information. The report of the independent registered public accounting firm of Gramercy contained in the Annual Report of Gramercy on Form 10-K for the year ended December 31, 2014, which is incorporated by reference into this joint proxy statement/prospectus, relates to the historical financial information of Gramercy. It does not extend to the unaudited prospective financial information and should not be read to do so. Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared.

        The following table presents selected unaudited prospective financial data for the fiscal years ending 2015 through 2017, based on the mid-point scenario presented.

	2015	2016	2017
	($ in millions)
EBITDA	$143.5	$192.1	$224.7
Core funds from operations attributable to common stockholders and unit holders (Core FFO)	$106.4	$140.1	$165.5
Adjusted funds from operations attributable to common stockholders and unit holders (AFFO)	$91.9	$123.3	$146.7

        For purposes of the unaudited prospective financial information provided to J.P. Morgan and Morgan Stanley and presented herein, Gramercy has defined Earnings Before Interest, Tax, Depreciation and Amortization (which we refer to as "EBITDA") as net income (loss) computed in accordance with GAAP plus depreciation, amortization, taxes, interest expense and proportionate share of interest, depreciation and amortization from unconsolidated joint ventures.

        For purposes of the unaudited prospective financial information provided to J.P. Morgan and Morgan Stanley and presented herein, Core FFO is a non-GAAP financial measure as defined by SEC Regulation G. Core FFO is presented as FFO excluding property acquisition costs, other-than-temporary impairments on retained bonds and other one-time charges. In addition to those items excluded from Core FFO, AFFO of Gramercy also excludes from FFO non-cash stock-based compensation expense, amortization of above and below market leases, amortization of deferred financing costs, amortization of lease inducement costs, non-real estate depreciation and amortization, amortization of free rent received at property acquisition, and straight-line rent. Gramercy calculates FFO in accordance with the revised White Paper on FFO approved by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT, which defines FFO as net income (loss) (determined in accordance with GAAP), excluding impairment write-downs of investments in depreciable real estate and investments in in-substance real estate investments, gains or losses from debt restructurings and sales of depreciable operating properties, plus real estate-related depreciation and amortization (excluding amortization of deferred financing costs), less distributions to non-controlling interests and gains/losses from discontinued operations and after adjustments for unconsolidated partnerships and joint ventures. Gramercy believes that Core FFO and AFFO are useful supplemental measures regarding the Company's operating performances as they provide a more meaningful and consistent comparison of the Company's operating performance and allows investors to more easily compare the Company's operating results.

        FFO, AFFO and Core FFO do not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP), as an indication of Gramercy's financial performance, or to cash flow from operating activities as a measure of Gramercy's liquidity, nor is it entirely indicative of funds available to fund Gramercy's cash needs, including Gramercy's ability to make cash distributions. Gramercy's calculation of FFO, AFFO and Core FFO may be different from the calculation used by other companies and, therefore, comparability may be limited.

        Gramercy and Chambers may calculate certain non-GAAP financial metrics including EBITDA, AFFO and NOI using different methodologies. To the extent required, Gramercy has made conforming methodology changes to the financial data received from Chambers. Consequently, the financial metrics presented in each company's prospective financial information disclosures and in the sections of this joint proxy statement/prospectus with respect to the opinions of the financial advisors to Chambers and Gramercy may not be directly comparable to one another.

        In preparing the foregoing unaudited projected financial information, Gramercy made a number of assumptions regarding, among other things, interest rates, corporate financing activities, including amount and timing of the issuance of senior and secured debt, Gramercy common stock price appreciation and the timing and amount of common stock issuances, annual dividend levels, occupancy and customer retention levels of its owned and managed portfolios, changes in rent, the amount, timing and cost of existing and planned developments, lease-up rates of existing and planned developments, the amount and timing of asset sales and asset acquisitions, including the return on such acquisitions, the formation of, and expected terms of, including yield on, future fund formations, the amount of income taxes paid, and the amount of general and administrative costs.

        No assurances can be given that the assumptions made in preparing the above unaudited prospective financial information will accurately reflect future conditions. The estimates and assumptions underlying the unaudited prospective financial information involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions which may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, risks and uncertainties described under "Risk Factors" and "Cautionary Statement Regarding Forward-Looking Statements," all of which are difficult to predict and many of which are beyond the control of Chambers and/or Gramercy and will be beyond the control of the combined company. There can be no assurance that the underlying assumptions will prove to be accurate or that the projected results will be realized, and actual results likely will differ, and may differ materially, from those reflected in the unaudited prospective financial information, whether or not the Merger is completed.

        In addition, although presented with numerical specificity, the above unaudited prospective financial information reflects numerous assumptions and estimates as to future events made by the management of Gramercy that the management of Gramercy believed were reasonable at the time the unaudited prospective financial information was prepared. The above unaudited prospective financial information does not give effect to the Merger. Chambers shareholders and Gramercy stockholders are urged to review the most recent SEC filings of Gramercy for a description of the reported and anticipated results of operations and financial condition and capital resources of Gramercy.

        Readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the unaudited prospective financial information set forth above. No representation is made by Chambers, Gramercy or any other person to any Chambers shareholder or any Gramercy stockholder regarding the ultimate performance of Gramercy compared to the information included in the above unaudited prospective financial information. The inclusion of unaudited prospective financial information in this joint proxy statement/prospectus should not be regarded as an indication that such prospective financial information will be an accurate prediction of future events, and such information should not be relied on as such.

        GRAMERCY DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH PROSPECTIVE FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE, EXCEPT AS MAY BE REQUIRED BY LAW.

Interests of Chambers Trustees and Executive Officers in the Merger

        In considering the recommendation of the Chambers Board that Chambers shareholders vote on the approval of the issuance of Chambers common shares in connection with the Merger, Chambers shareholders should be aware that some of the executive officers and trustees of Chambers may have interests in the Merger that are different from, or in addition to, those of the shareholders of Chambers, generally. The Chambers Board was aware of these interests and considered them, among other matters, in approving the merger agreement and making its recommendation that the Chambers shareholders approve the issuance of Chambers common shares in connection with the Merger. For purposes of all of the Chambers agreements and plans described below, the completion of the transactions contemplated by the merger agreement constitute a change in control, a change of control, or term of similar meaning, of Chambers.

        Following the consummation of the Merger, the board of trustees of the combined company will be increased to ten members and Messrs. Black, Francis, Orphanides and Salvatore, each of whom is currently a member of the Chambers Board, are expected to remain on the board of trustees of the combined company and such members will be entitled to receive fees and benefits for their services. On September 4, 2015, Mark Brugger, a Chambers trustee, informed Chambers of his decision to resign from the Chambers Board. Prior to the effective time of the Merger, the Chambers Board will designate another individual to serve on the combined company board of trustees, in accordance with the terms of the merger agreement. Such individual is required under the merger agreement to meet the requirements for being an "independent" trustee under the applicable standards of the NYSE and to otherwise be reasonably acceptable to Gramercy. Mr. Reid is expected to resign as Interim President and Chief Executive Officer, Chief Financial Officer, and trustee.

        Following the consummation of the Merger, Mr. Black is expected to serve as Non-Executive Chairman of the board of trustees of the combined company and Mr. Reid is expected to become Head of Transition of the combined company.

        Chambers has entered into employment agreements (as amended) with Messrs. Reid and Philip L. Kianka, Chambers Executive Vice-President and Chief Operating Officer. On August 20, 2015, Chambers notified each of Messrs. Reid and Kianka, pursuant to the terms of their employment agreements, that the terms of their employment under the employment agreements will not be renewed and that, unless earlier terminated or otherwise agreed upon, their employment will terminate on December 31, 2015. Under the employment agreements, if Chambers terminates the employment of Messrs. Reid or Kianka for any reason within 180 days following a Change of Control (as defined in the employment agreements), (A) Messrs. Reid or Kianka, as applicable, will each be entitled to a lump sum payment equal to two times the sum of Messrs. Reid's or Kianka's, as applicable, annual base salary plus target bonus for the calendar year in which the termination occurs, equaling $1.7 million and (B) all outstanding, unvested Chambers equity awards will vest as if all service conditions had been met and all performance conditions had been achieved at target levels. Messrs. Reid and Kianka currently hold, respectively, 69,167 and 88,334 unvested Chambers common shares, 45,000 and 37,500 unvested units of Chambers common shares that vest based on service conditions only, and 45,000 and 37,500 unvested units of Chambers common shares that vest based on service and performance. Assuming that the Merger closes on or prior to December 31, 2015 and each of Messrs. Reid and Kianka are terminated immediately following the effective time of the completion of the Merger and assuming a Chambers common share price of $7.26 (the average closing price of a Chambers common share as quoted on the NYSE over the first five business days following the first public announcement of the merger agreement), the aggregate value of equity awards that would accelerate is $1,155,552.42 for Mr. Reid and $1,185,804.84 for Mr. Kianka.

        Chambers has entered into an amended and restated severance agreement (which we refer to as the "Severance Agreement") with Mr. Hugh O'Beirne, Chambers Executive Vice President, Chief Legal Officer, General Counsel, and Secretary. If Chambers terminates Mr. O'Beirne without Cause or he terminates his employment for Good Reason within 360 days following a Change in Control (each capitalized term as defined in the Severance Agreement), Chambers is required to pay Mr. O'Beirne in a lump sum a cash amount equal to (i) two times the sum of his base salary plus target bonus, plus (ii) a pro rata annual bonus for the year of termination based on Mr. O'Beirne's target bonus and the number of days he was employed in the year, equaling $1.5 million assuming termination occurs on December 31, 2015. If Mr. O'Beirne is terminated without Cause or he terminates his employment for Good Reason or his employment terminates by reason of death or Disability (as defined in the Severance Agreement) within one year following a Change in Control, Mr. O'Beirne's Chambers equity awards will fully vest. Mr. O'Beirne currently holds 7,001 unvested Chambers common shares, 25,000 unvested units of Chambers common shares that vest based on service conditions only and 25,000 unvested units of Chambers common shares that vest based on service and performance. Between 0% and 150% of Mr. O'Beirne's 25,000 unvested units of Chambers common shares that vest based on service and performance will vest based on Chambers' total shareholder return relative to an index of peers over a period beginning on January 1, 2015 and ending at the effective time of the Merger. If Mr. O'Beirne's unvested units of Chambers common shares that vest based on service and performance vest at 100% of the target number, which would equal 25,000 Chambers common shares, and assuming that Mr. O'Beirne is terminated without Cause immediately following the completion of the Merger and a Chambers common share price of $7.26 (the average closing price of a Chambers common share as quoted on the NYSE over the first five business days following the first public announcement of the merger agreement), the aggregate value of Mr. O'Beirne's Chambers equity awards that would accelerate is $413,827.26.

        If any payments or benefits to be paid or provided to any of executive officers would be subject to "golden parachute" excise taxes under the Code, the executive's payments and benefits will be reduced to the extent necessary to avoid such excise taxes, but only if such a reduction of pay or benefits would result in greater net after-tax compensation and benefits for the executive.

        On January 9, 2015, Chambers awarded 20,000 vested restricted share units to Mr. Black and 5,000 vested restricted share units to each of Messrs. Brugger, Francis, Orphanides and Salvatore. Each of these units will settle in one Chambers common share immediately prior to the completion of the Merger. On September 10, 2015, in connection with Mr. Brugger's resignation, Chambers awarded 9,186 restricted share units to Mr. Brugger for Mr. Brugger's pro rata services during 2015, which units will settle into Chambers common shares immediately prior to the completion of the Merger.

        In addition, on June 23, 2015, Thomas D. Eckert was elected to the Gramercy Board at the annual meeting of Gramercy's stockholders. Mr. Eckert is a member of the board of trustees of Chesapeake Lodging Trust ("Chesapeake") of which Mr. Francis serves as President and Chief Executive Officer and Trustee. Mr. Eckert is the Chairman of Chesapeake's audit committee and a member of its compensation committee. Mr. Eckert's appointment to the Gramercy Board was not discussed by the Chambers Board prior to the approval of the merger agreement.

  Quantification of Potential Payments to Chambers' Named Executive Officers in Connection with the Merger

        The information set forth in the table below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about certain compensation for each of

Chambers' named executive officers that is based on or otherwise relates to the Merger. For additional details regarding the terms of the payments described below, see the discussion under the caption "—Interests of Chambers Trustees and Executive Officers in the Merger" above.

        The Merger will constitute a change in control, a change of control, or term of similar meaning, of Chambers under all applicable compensation plans and agreements. The following table sets forth the amount of payments and benefits that may be paid or become payable to each of the named executive officers in connection with the Merger pursuant to all applicable compensation plans or agreements, assuming:

  •
  The effective time of the Merger is December 31, 2015, which is the assumed date of the closing of the Merger solely for purposes of this merger-related compensation disclosure;

  •
  Each of Messrs. Reid and Kianka are terminated by Chambers immediately following the effective time of the Merger;

  •
  The amounts set forth in the tables below regarding named executive officer compensation are based on compensation levels as of October 23, 2015.

Name	Cash ($)(1)	Equity ($)(2)	Total ($)
Martin A. Reid	$1,700,000.00	$1,155,552.42	$2,855,552.42
Interim President and Chief Executive Officer, and Chief Financial Officer
Philip L. Kianka	$1,700,000.00	$1,185,804.84	$2,885,804.84
Executive Vice President and Chief Operating Officer

(1)
Cash.    Cash severance payable to each of the named executive officers consists of the following components:

          In the event each of Messrs. Reid's and Kianka's employment is terminated by Chambers for any reason within 180 days following the Merger, each of Messrs. Reid and Kianka will be entitled to a lump sum payment equal to two times the sum of Messrs. Reid's or Kianka's, as applicable, annual base salary plus target bonus for the calendar year in which the termination occurs, which amount will be payable within 30 days of termination of employment (or, if payment at such time would incur sanctions under Section 409A of the Code, the earliest time thereafter when such sanctions would not be imposed). However, Messrs. Reid and Kianka will not be entitled to receive such payments unless each executive executes and delivers to Chambers a general release, which must be in full force and effect within 30 days after the date of termination, and each executive has not materially breached, without cure, the provisions of the general release or any of the restrictive covenants contained in each executive's employment agreement (as amended), including, but not limited to, covenants concerning confidentiality (perpetual duration), non-solicitation (two-year duration), and non-disparagement (one-year duration). If Messrs. Reid or Kianka were to breach of any of the restrictive covenants, in addition to remedies available at law or under the employment agreements, Chambers would be entitled to obtain specific performance without the need to post a bond or other security and without the need to demonstrate special damages.

          All components of the cash severance are "double-trigger" benefits contingent upon a termination of employment by Chambers within 180 days following a Change in Control of Chambers.

Named Executive Officer	2x Target Bonus ($)	2x Base Salary ($)
Martin A. Reid	$800,000.00	$900,000.00
Philip L. Kianka	$800,000.00	$900,000.00

          For further details regarding the cash severance, see "—Interests of Chambers Trustees and Executive Officers in the Merger."

(2)
Equity.    In the event each of Messrs. Reid's and Kianka's employment is terminated by Chambers for any reason within 180 days following the Merger, each grant of unvested equity awards will vest as if all service conditions had been met and all performance conditions had been achieved at target levels. Messrs. Reid and Kianka currently hold, respectively, 69,167 and 88,334 unvested Chambers common shares, 45,000 and 37,500 unvested units of Chambers common shares that vest based on service conditions only, and 45,000 and 37,500 unvested units of Chambers common shares that vest based on service and performance.

        For all named executive officers, the accelerated vesting of the outstanding Chambers equity awards is a "double-trigger" benefit contingent upon a termination of employment by Chambers within 180 days following a Change in Control of Chambers.

Named Executive Officer	Value of Unvested Common Shares ($)	Value of Unvested Time Vesting Units($)	Value of Unvested Time and Performance Vesting Units($)
Martin A. Reid	$502,152.42	$326,700	$326,700
Philip L. Kianka	$641,304.84	$272,250	$272,250

        The values attributable to the equity awards are based on a per share value of Chambers common shares of $7.26 per share, which is the average closing price per share as quoted on the NYSE over the first five business days following the first public announcement of the merger agreement. For further details regarding the value of accelerated equity awards, see "—Interests of Chambers Trustees and Executive Officers in the Merger."

Interests of Gramercy Directors and Executive Officers in the Merger

        In considering the recommendations of the Gramercy Board with respect to the Merger, Gramercy stockholders should be aware that the executive officers and directors of Gramercy have certain interests, including financial interests, in the transactions that may be different from, or in addition to, the interests of Gramercy stockholders generally. The Gramercy Board was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated thereby, and in making its recommendations that Gramercy common stockholders approve and adopt the merger agreement and approve the transactions contemplated thereby. For purposes of the plans and agreements described below, the completion of the Merger will constitute a change of control, change in control or term of similar meaning (except that as described below, Gramercy executive officers have waived change in control treatment for purposes of the LTIP Units).

Treatment of Equity Awards

        Generally.    Each Gramercy restricted share, Gramercy RSU and Gramercy option will be converted into a corresponding award relating to Chambers common shares as described under "—Treatment of Gramercy Stock Options and Other Equity-Based Awards." Each unvested Gramercy phantom share and unvested Gramercy director restricted share held by non-employee Gramercy directors will vest and be converted into 3.1898 Chambers common shares. In the case of certain Gramercy RSUs, performance will be fixed as of the time of the Merger, but the awards will remain subject to their service-vesting conditions. While the terms of Gramercy equity compensation awards generally do not provide for vesting of equity compensation awards upon the Merger or upon terminations of employment, as discussed below, except that the following exceptions apply: (a) Gramercy restricted shares granted to executive officers in 2015 under the Gramercy 2015 Equity Incentive Plan (the "2015 Equity Plan") provide for vesting upon a termination of the applicable executive officer's employment by Gramercy without cause if such termination occurs within 18 months following the effective time of the Merger (an "acceleration-qualifying termination") and (b) certain employment agreements with executive officers provide for vesting of certain outstanding, unvested equity awards upon a termination of the applicable executive officer's employment by Gramercy without cause or by the applicable executive officer for good reason (each, as defined in the executive's employment agreement, and any such termination, a "severance-qualifying termination") within a defined period (as described in the sections below) following the consummation of the Merger. See "—Employment and Noncompetition Agreements." In addition, the merger agreement permits Gramercy to amend the terms of outstanding Gramercy restricted shares and Gramercy RSUs to provide that the applicable equity awards will vest upon a severance-qualifying termination during the 12 months following the effective time of the Merger. As of the date of this filing, Gramercy has not yet determined whether it will amend any such outstanding equity awards.

        Value of Payments.    Assuming that each of Gramercy's non-employee directors terminates service as of the effective time of the Merger and a relevant price per share of Gramercy common stock of $22.74 (the average closing price per share as quoted on the NYSE over the first five business days following the first public announcement of the merger agreement), (i) the estimated aggregate value of payments related to the vesting of unvested Gramercy phantom shares and unvested Gramercy director restricted shares to such non-employee directors is $85,275 and (ii) the estimated aggregate value of payments related to previously vested Gramercy phantom shares is $3,585,097. For an estimate of the value of the payments and benefits described above that would become payable to each of the executive officers of Gramercy in respect of their unvested equity awards, see "—Quantification of Potential Payments to Gramercy's Named Executive Officers in Connection with the Merger" below.

LTIP Units

        Waiver.    In connection with the Merger, on June 30, 2015, Gordon F. DuGan, Benjamin P. Harris, Jon W. Clark, and Edward J. Matey Jr. each entered into a letter agreement pursuant to which each executive officer waived his right to have the Merger treated as a change in control for purposes of the LTIP Units granted pursuant to Gramercy's 2012 Long-Term Out-Performance Plan Award Agreements. The LTIP Units will remain outstanding following the Merger and the applicable stock performance targets will be unaffected, other than a mechanical adjustment to give effect to the exchange ratio.

        Vesting Upon a Severance-Qualifying Termination.    Upon a severance-qualifying termination (or for Mr. Matey, who is not party to an individual employment agreement, a termination by Gramercy without cause, as defined in the LTIP Unit award agreement), the LTIP Units would vest based on the achievement of applicable performance goals through the termination date, prorated based on a fraction, the numerator of which is the number of days worked between July 1, 2012 and the date which is the earlier of 12 months following the termination date and June 30, 2017 and the denominator of which is 1,826.

        Value of Payments.    For an estimate of the value of the payments and benefits described above that would become payable to each of the executive officers of Gramercy in respect of their unvested LTIP Units, see "—Quantification of Potential Payments to Gramercy's Named Executive Officers in Connection with the Merger" below.

Employment and Noncompetition Agreements

        Gramercy is party to employment and non-competition agreements (each, an "employment agreement") with each of Messrs. DuGan, Harris, and Clark that provide for the severance benefits described below upon a severance-qualifying termination of employment (pursuant to the letter agreements described above under "—LTIP Units," the employment agreements were amended to provide for increased severance upon a severance-qualifying termination of employment that occurs during the 18 months following the Merger).

        Severance.    Messrs. DuGan, Harris and Clark are entitled to payments and benefits upon a severance-qualifying termination during the 18 months following the effective time of the Merger, as follows: (a) for Messrs. DuGan and Harris, cash severance equal to a multiple (three for Mr. DuGan and 2.5 for Mr. Harris) times the sum of the executive officer's average annual base salary over the 24 months prior to termination plus the executive officer's highest annual bonus during the three years prior to termination (or, for Mr. DuGan, the most recent annual cash bonus paid to Mr. DuGan), payable in installments over a period of 24 months for Mr. DuGan and 12 months for Mr. Harris and (b) for Mr. Clark, a lump sum cash payment equal to (i) 24 months of his base salary in effect as of the termination date and (ii) two times his annual bonus for the year prior to termination, payable on the 30th day following the termination date. In addition, Messrs. DuGan and Harris are each entitled to a cash payment equal to the most recent annual bonus paid for Mr. DuGan and the highest annual bonus paid during the three years prior to termination for Mr. Harris, prorated based on the days elapsed during the fiscal year of termination, and payable on the first regular payroll date following the 30th day following the termination date. Mr. Clark is entitled to his bonus for the year prior to termination, prorated based on the days elapsed during the fiscal year of termination, payable on the 30th day following the termination date. Messrs. DuGan, Harris and Clark are also entitled to continued health insurance benefits for a specified post-termination period (24 months for Mr. DuGan, 12 months for Mr. Harris and six months for Mr. Clark).

        Vesting of Outstanding Equity Awards.    In connection with a severance-qualifying termination during the 18 months following the effective time of the Merger, Gramercy RSUs and restricted shares held by Messrs. DuGan and Harris will vest. Upon a severance-qualifying termination, all outstanding, unvested equity awards granted to Mr. Clark will be credited with 12 months of additional service under any provisions governing vesting of Gramercy restricted shares and RSUs. For each of Messrs. DuGan, Harris and Clark, performance achieved with respect to Gramercy RSUs will be determined as of the effective time of the Merger, based on the stock price at such time, but the awards will remain subject to applicable service-vesting conditions. Notwithstanding the foregoing, each executive officer's outstanding LTIP Units will vest as described above in "—LTIP Units" and Gramercy restricted shares granted to Messrs. Matey and Clark in 2015 under the 2015 Equity Plan will vest as described in "—Treatment of Equity Awards."

        Golden Parachute Excise Tax.    The employment agreements provide that if the payments and benefits to an executive officer in connection with the Merger would be subject to an excise tax by reason of Sections 4999 and 280G of the Internal Revenue Code, such benefits and payments will be reduced to the extent necessary to prevent any portion of the executive officer's merger-related payments and benefits from becoming subject to such excise tax, but only if, by reason of that reduction, the net after-tax benefit received by the executive officer exceeds the net after-tax benefit the executive officer would receive if no reduction was made.

        Restrictive Covenants.    Messrs. DuGan and Harris are subject to post-termination non-competition covenants for 18 months for Mr. DuGan and 12 months for Mr. Harris; provided that in the event that the executive officer is terminated without cause or resigns with good reason, the restricted period will be reduced from 18 months to six months for Mr. DuGan and from 12 months to six months for Mr. Harris. Mr. Clark is subject to a six-month post-termination non-competition covenant; provided that in the event of certain terminations, such as a non-renewal of Mr. Clark's agreement, the restricted period will be reduced from six months to three months. Messrs. DuGan, Harris and Clark are also subject to a 24-month post-termination non-solicitation covenant with respect to employees and a 12-month post-termination non-solicitation covenant with respect to borrowers, tenants, clients and suppliers.

        Value of Payments.    For an estimate of the value of the payments and benefits described above that would become payable to each of the executive officers of Gramercy in respect of their employment agreements upon a severance-qualifying termination, see "—Quantification of Potential Payments to Gramercy's Named Executive Officers in Connection with the Merger" below.

Indemnification and Insurance

        Pursuant to the terms of the merger agreement, members of the Gramercy Board and executive officers of Gramercy will be entitled to certain ongoing indemnification and coverage under directors' and officers' liability insurance policies following the Merger. Such indemnification and insurance coverage is further described in the section entitled "The Merger Agreement—Indemnification and Insurance."

Quantification of Potential Payments to Gramercy's Named Executive Officers in Connection with the Merger

        The information set forth in the table below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about certain compensation for each of Gramercy's named executive officers that is based on or otherwise relates to the Merger. For additional details regarding the terms of the payments described below, see the discussion under the caption "—Interests of Gramercy Directors and Executive Officers in the Merger" above.

        Because the Merger will constitute a change in control under all applicable compensation plans and agreements, except as described above, participants in Gramercy's LTIP program have agreed to waive treatment of the Merger as a change of control for purposes of the LTIP Units. The following table sets forth the amount of payments and benefits that may be paid or become payable to each of the named executive officers in connection with the Merger pursuant to all applicable compensation plans or agreements, assuming:

  •
  The effective time of the Merger is September 1, 2015, which is the assumed date of the closing of the Merger solely for purposes of this merger-related compensation disclosure;

  •
  Each named executive officer incurs a severance-qualifying termination, or, where applicable, an acceleration-qualifying termination, immediately upon the effective time of the Merger;

  •
  All unvested Gramercy options, Gramercy restricted shares, Gramercy RSUs and LTIP Units held by each named executive officer as of September 1, 2015, the latest practicable date before the filing of the Registration Statement on Form S-4 of which this joint proxy statement/prospectus forms a part, remain unvested as of the effective time of the Merger;

  •
  Achievement of stock price thresholds applicable to Gramercy RSUs and LTIP Units subject to performance-based vesting conditions will be measured based upon a Gramercy per share price of $22.74 (the average closing price per share as quoted on the NYSE over the first five business days following the first public announcement of the merger agreement); and

  •
  The amounts set forth in the tables below regarding named executive officer compensation are based on compensation levels as of October 23, 2015.

Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits($)(3)	Total ($)
Gordon F. DuGan	$3,349,726	$7,700,797	$36,383	$11,086,906
Chief Executive Officer
Benjamin P. Harris	$3,478,596	$3,769,201	$18,192	$7,265,989
President
Jon W. Clark	$1,399,726	$483,972	$8,978	$1,892,676
Chief Financial Officer
Edward J. Matey Jr.	—	$370,272	—	$370,272
Executive Vice President and General Counsel

(1)
Cash.    Cash severance payable to each of the named executive officers, other than Mr. Matey, consists of the following components:

(a)
For Messrs. DuGan and Harris, (i) a multiple (three for Mr. DuGan and 2.5 for Mr. Harris) of the sum of the named executive officer's (x) average base salary over the 24 months prior to termination plus (y) the most recent annual bonus paid for Mr. DuGan and the highest annual bonus paid during the three years prior to termination for Mr. Harris, in each case, payable in installments over 24 months for Mr. DuGan and 12 months for Mr. Harris and (ii) a cash payment equal to the most recent annual bonus paid for Mr. DuGan and the highest annual bonus paid during the three years prior to termination for Mr. Harris, prorated based on the days elapsed during the fiscal year of termination, and payable on the first regular payroll date following the 30th day following the termination date; and

(b)
For Mr. Clark, a lump sum cash payment equal to the sum of (i) 24 months of his base salary in effect as of the termination date, plus (ii) two times his annual bonus for the year prior to his termination date, plus (iii) his bonus for the year prior to termination, prorated based on the days elapsed during the fiscal year of termination; payable on the 30th day following the termination date.

          All components of the cash severance are "double-trigger" benefits contingent upon a severance-qualifying termination.

Named Executive Officer	Prorated Bonus ($)	Severance Payment ($)
Gordon F. DuGan	$199,726	$3,150,000
Benjamin P. Harris	$416,096	$3,062,500
Jon W. Clark	$199,726	$1,200,000
Edward J. Matey Jr.	—	—

          For further details regarding the cash severance, see "—Interests of Gramercy Directors and Executive Officers in the Merger—Employment and Noncompetition Agreements."

(2)
Equity.    For Messrs. DuGan and Harris, the accelerated vesting of outstanding Gramercy restricted shares and Gramercy RSUs is a "double-trigger" benefit contingent upon a severance-qualifying termination during the 18 months following the Merger. For Mr. Clark, upon a severance-qualifying termination, he will be credited with 12 additional months following the termination date under any provisions governing the vesting of Gramercy restricted stock and Gramercy RSUs. For Messrs. Matey and Clark, unvested Gramercy restricted shares granted in 2015 under the 2015 Equity Plan will vest in full upon an acceleration-qualifying termination.

  For all named executive officers, the accelerated vesting of the LTIP Units is a "double-trigger" benefit contingent upon a severance-qualifying termination, and the LTIP Units will vest based on performance through the termination date, prorated based on the number of days worked in the applicable vesting period. The amounts above and in the tables below assume a per share price of Gramercy common stock of $22.74, and for purposes of these tables, performance achieved with respect to Gramercy RSUs and LTIP Units has been determined assuming such per share price of Gramercy common stock. While these calculations assume that the Gramercy RSUs vest based on the achievement of the stock price performance targets set forth in the award agreements, in the event that stock price performance targets are not met, Gramercy RSUs may also vest based on Gramercy's achievement of funds from operations targets through the date of the Merger.

Named Executive Officer	Value of Gramercy Restricted Shares ($)	Value of Gramercy RSUs ($)	Value of LTIP Units ($)
Gordon F. DuGan	$2,750,790	$1,705,500	$3,244,507
Benjamin P. Harris	$799,197	$1,023,300	$1,946,704
Jon W. Clark	$74,246	$85,275	$324,451
Edward J. Matey Jr.	$45,821	—	$324,451

          For further details regarding the value of accelerated equity awards, see "—Interests of Gramercy Directors and Executive Officers in the Merger—Employment and Noncompetition Agreements,—LTIP Units and—Treatment of Equity Awards."

(3)
Perquisites/Benefits.    Messrs. DuGan and Harris are each entitled to receive a monthly cash payment equal to the cost of the monthly employer paid portion of Gramercy's health coverage for a period of 24 months for Mr. DuGan and 12 months for Mr. Harris. Mr. Clark is entitled to receive health insurance for 6 months following his termination. The health coverage benefits are "double-trigger" benefits contingent upon a severance-qualifying termination. For further details regarding the perquisites and benefits, see "—Interests of Gramercy Directors and Executive Officers in the Merger—Employment and Noncompetition Agreements."

Trustees and Management Following the Merger

Initial Board of Trustees of the Combined Company

        Following the consummation of the Merger, the board of trustees of the combined company will have ten members, with five trustees designated by Gramercy and five trustees designated by Chambers. The members of the initial board of trustees of the combined company are expected to consist of (i) Charles E. Black, James L. Francis, James M. Orphanides, and Louis P. Salvatore, each of whom is currently a member of the Chambers Board; (ii) an individual designated by Chambers prior to the effective time of the Merger, in accordance with the terms of the merger agreement, to fill the vacancy created by the resignation of Mark W. Brugger from the Chambers Board; and (iii) five individuals to be designated by Gramercy, including Gordon F. DuGan, Gramercy's Chief Executive Officer, who is expected to become Chief Executive Officer of the combined company. Mr. Black is expected to become the Non-Executive Chairman of the board of trustees of the combined company.

Board Committees

        The board of trustees of the combined company will have four committees, consisting of an Audit Committee, an Investment Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee.

Officers of the Combined Company

        Upon the consummation of the Merger, Mr. DuGan, is expected to become Chief Executive Officer of the combined company. Martin A. Reid, the current Interim Chief Executive Officer of Chambers, is expected to be Head of Transition of the combined company. In addition, Benjamin P. Harris is expected to become President of the combined company; Jon W. Clark is expected to become Chief Financial Officer; Edward J. Matey Jr. is expected to become General Counsel; and Nicholas L. Pell is expected to become Managing Director and Head of Investments. Messrs. Harris, Clark, Matey, and Pell currently hold those positions with Gramercy.

        The bylaws of the combined company will provide that (i) any termination or removal of Mr. DuGan from the position of Chief Executive Officer prior to the third anniversary of the closing date of the Merger or termination or non-nomination of Charles E. Black from the position of Non-Executive Chairman prior to the second anniversary of the closing date of the Merger shall, in each case, require the approval of at least 70% of the disinterested trustees on the board of the combined company and (ii) the foregoing provision of the bylaws may not be amended or modified without the approval of at least 70% of the disinterested trustees on the board of the combined company.

Treatment of Gramercy Stock Options and Other Equity-Based Awards

        Each restricted share of Gramercy common stock (which we refer to as a "Gramercy restricted share") and restricted share unit related to Gramercy common stock (which we refer to as a "Gramercy RSU") that is outstanding immediately prior to the effective time of the Merger will be converted into a Chambers restricted share or Chambers restricted share unit, respectively, on the same terms and conditions (including applicable vesting requirements) as were applicable to such awards immediately prior to the effective time of the Merger, relating to a number of Chambers common shares equal to the total number of shares of Gramercy common stock subject to such awards immediately prior to the effective time of the Merger multiplied by 3.1898 (the "exchange ratio") (rounded to the nearest whole share).

        Each option to purchase shares of Gramercy common stock (which we refer to as a "Gramercy option") that is outstanding immediately prior to the effective time of the Merger will be converted into a Chambers option, on the same terms and conditions (including applicable vesting requirements) in effect immediately prior to the effective time of the Merger, relating to a number of Chambers common shares equal to the total number of shares of Gramercy common stock subject to such Gramercy option immediately prior to the effective time of the Merger multiplied by the exchange ratio (rounded down to the nearest whole share), at a per share exercise price determined by dividing the per-share exercise price of the Gramercy option by the exchange ratio (rounded up to the nearest whole cent).

        Each right to receive a Gramercy phantom share and Gramercy director restricted share that is outstanding immediately prior to the effective time of the Merger will, to the extent unvested, vest in accordance with the terms of the applicable Gramercy phantom share award agreement and Gramercy equity plan and be converted into 3.1898 Chambers common shares.

        With respect to outstanding awards under Gramercy's Employee Stock Purchase Plan (which we refer to as the "Gramercy ESPP"), Gramercy may determine that (i) Chambers will assume each award outstanding under the Gramercy ESPP immediately prior to the effective time of the Merger or (ii) the offer period in progress as of the effective time of the Merger will be shortened. In either case, as applicable, appropriate adjustments will be made based on the exchange ratio to the number of awards or pre-effective time values of shares of Gramercy common stock. At the time of this filing, Gramercy has not yet determined how awards outstanding under the Gramercy ESPP will be treated as of the effective time of the Merger.

Accounting Treatment

        The Merger is expected to be accounted for under the acquisition method of accounting for business combinations in accordance with ASC 805 with Gramercy treated as the accounting acquirer. The assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of Chambers as of the effective time of the Merger will be recorded at their respective fair values and added to those of Gramercy. Any excess of purchase price over the fair values is recorded as goodwill, and any deficiency is considered negative goodwill and recorded as a gain on the combined company's results of operations on the date of acquisition. Consolidated financial statements of the combined company issued after the Merger would reflect these fair values and would not be restated retroactively to reflect the historical consolidated statements of financial position or results of operations of Chambers.

Regulatory Approvals Required for the Merger

        Gramercy and Chambers are not required to make notifications under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated thereunder by the Federal Trade Commission.

        At any time before or after the combination, the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission, or a U.S. state attorney general could take action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the combination or seeking divestiture of assets of Gramercy or Chambers or their respective subsidiaries.

        Private parties may also bring legal actions under the antitrust laws under certain circumstances. While Gramercy and Chambers do not expect any such action to be taken, they can give no assurance that a challenge to the combination will not be made or, if made, would be unsuccessful.

Exchange of Shares in the Merger

        Chambers or Merger Sub will appoint an exchange agent who is reasonably acceptable to Gramercy to handle the exchange of shares of Gramercy common stock for Chambers common shares. As soon as reasonably practicable after the effective time of the Merger, the exchange agent will send to (i) each holder of record of a certificate or certificates which immediately prior to the effective time of the Merger represented outstanding Gramercy common stock, or (ii) holders of non-certificated Gramercy common stock represented by book-entry, a letter of transmittal and instructions for effecting the exchange of such certificates or book-entry shares for the merger consideration the holder is entitled to receive under the merger agreement.

        Upon surrender of stock certificates or book-entry shares for cancellation along with the executed letter of transmittal and other documents described in the instructions, each holder of Gramercy common stock will receive one or both of the following: (i) the merger consideration of 3.1898 Chambers common shares for each share of Gramercy common stock (as may be adjusted in accordance with the terms of the merger agreement); and (ii) cash in lieu of fractional Chambers common shares.

        If you are a Chambers shareholder, you are not required to take any action with respect to your Chambers common shares.

Merger Consideration and Treatment of Gramercy Common Stock and Gramercy Preferred Stock

        At the effective time of the Merger, upon the terms and subject to the conditions set forth in the merger agreement, (i) each outstanding share of Gramercy common stock will be converted into the right to receive 3.1898 newly issued Chambers common shares, and (ii) each outstanding share of Gramercy preferred stock will be exchanged for one newly issued Chambers preferred share, having rights, privileges, powers and preferences materially unchanged from the rights, privileges, powers and preferences of Gramercy preferred stock. From and after the effective time, all such shares of Gramercy common stock will be automatically cancelled and each holder will cease to have any rights, except the right to receive the merger consideration and any dividends or distributions that remain unpaid at the effective time.

Treatment of Debt

        In connection with the Merger, the combined company expects to seek to refinance some or all of the indebtedness of each of Chambers and Gramercy (other than the existing Notes) or, alternatively, seek any waivers or amendments that may be necessary or advisable to permit such indebtedness to remain outstanding following the Merger.

        The combined company expects that the existing Notes will remain outstanding following the Merger, subject to the exchange rights granted to the holders thereof under the terms of the indenture governing the Notes. From and after the effective time of the Merger, however, the combined company expects that the outstanding Notes will be exchangeable for Chambers common shares (or cash or a combination of cash and such equity), rather than shares of Gramercy common stock (or cash or a combination of cash and such equity), such that, upon an exchange, each holder of Notes will be entitled to receive 3.1898 Chambers common shares for each share of Gramercy common stock that such holder would have received upon an exchange in accordance with the terms of the Notes. The number of Chambers common shares issuable upon exchange of the Notes is subject to adjustment as more fully described in the agreements governing the terms of the Notes. As of June 30, 2015, there was approximately $115,000,000 in aggregate principal amount of Notes outstanding.

Treatment of Limited Partnership Units in GPT OP

        Following the consummation of the Merger, each holder of limited partnership units of GPT OP will have the right to elect to receive, for each partnership unit it holds, an amount of cash, securities or other property equal or substantially equivalent in value to 3.1898 Chambers common shares. In addition, each holder of partnership units of GPT OP will continue to have a redemption right which permits them to require GPT OP to redeem their partnership units in exchange for cash (or common shares of the combined company, at the election of the combined company) as is more specifically detailed in the agreement of limited partnership of GPT OP.

Dividends

        Under the merger agreement, Gramercy is permitted to pay quarterly distributions on its Gramercy preferred stock at a rate not in excess of $0.44531 per share, and quarterly dividends on its common stock in accordance with past practice at a rate not in excess of $0.22 per share. Chambers is permitted to pay dividends on Chambers common shares monthly in accordance with past practice at a rate not in excess of $0.0425 per share. In addition, Gramercy is permitted to declare and pay dividends semiannually in respect of shares of Gramercy Investment Trust and Gramercy Investment Trust II not to exceed $16,000.00 in the aggregate.

        In addition, Gramercy and Chambers have agreed that each party, with notice to the other, is permitted to make distributions reasonably necessary to maintain REIT qualification and avoid income or excise taxes. If one party declares a REIT dividend, the other party can declare a dividend per share in the same amount, as adjusted by the exchange ratio. Following the closing of the Merger, the parties intend that the combined company will maintain a dividend policy that will allow it to maintain its status as a REIT and avoid to the extent reasonably possible the incurrence of U.S. federal income or excise tax.

        For any pre-closing period with respect to which regular dividends on Gramercy common stock or Chambers common shares have not been declared as described above, Gramercy and Chambers have further agreed that Chambers will declare a dividend to the holders of Chambers common shares, and Gramercy will declare a dividend to the holders of Gramercy common stock, the record and payment date for each of which shall be the close of business on the last business day prior to the Closing Date, subject to funds being legally available. The per share dividend amount payable by each party shall be an amount equal to such party's most recent quarterly (in the case of Gramercy) or monthly (in the case of Chambers) dividend, multiplied by the number of days elapsed from the beginning of the then-current quarter (in the case of Gramercy) or month (in the case of Chambers) through and including the day prior to the Closing Date, and divided by the actual number of days in the calendar quarter (in the case of Gramercy) or month (in the case of Chambers) in which the Closing Date occurs.

Listing of Chambers Common Shares and Chambers Preferred Shares

        It is a condition to the completion of the Merger that the Chambers common shares and the Chambers preferred shares to be issued in the Merger, and any Chambers common shares to be reserved for issuance upon conversion or exchange of certain of Gramercy's exchangeable notes, shall have been approved for listing on the NYSE, subject only to official notice of issuance.

De-Listing and Deregistration of Gramercy Common Stock and Gramercy Preferred Stock

        When the Merger is completed, the Gramercy common stock and the Gramercy preferred stock currently listed on the NYSE will cease to be quoted on the NYSE and will be deregistered under the Exchange Act.

No Appraisal or Dissenters' Rights

        Under Section 8-501.1(j) of the Maryland REIT Law (which we refer to as the "MRL") and Section 3-202 of the Maryland General Corporation Law (which we refer to as the "MGCL," and we refer to the MRL and the MGCL together as "Maryland law"), holders of Gramercy common stock and Gramercy preferred stock do not have the right to receive the appraised value of their shares in connection with the Merger because they are listed on the NYSE or are not entitled to vote on the Merger.

Litigation Relating to the Merger

        Gramercy, the Gramercy Board, Chambers and/or Merger Sub are named as defendants in five pending putative class action lawsuits brought by purported Gramercy stockholders challenging the proposed merger transaction. Two suits that were separately filed in New York Supreme Court, New York County, captioned Berliner v. Gramercy Property Trust, et al., Index No. 652424/2015 (filed July 9, 2015) and Gensler v. Baum, et al., Index No. 157432/2015 (filed July 22, 2015), have been consolidated into a single action under the caption In re Gramercy Property Trust Stockholder Litigation, Index No. 652424/2015. In addition, four suits are pending in the Circuit Court for Baltimore City, Maryland. They are captioned Jobin v. DuGan, et al., Case No. 24-C-15-003942 (filed July 27, 2015); Vojik v.

Gramercy Property Trust, et al., Case No. 24-C-15-004412 (filed August 25, 2015); Hoffbauer et al. v. Chambers Street Properties, et al., 24-C-15-004904 (filed September 24, 2015) (originally filed as two separate suits in the Circuit Court for Baltimore County, Maryland, captioned Plemons v. Chambers Street Properties, et al., Case No. 03-C-15-007943 (filed July 24, 2015) and Hoffbauer et al. v. Chambers Street Properties, et al., Case No. 03-C-15-008639 (filed August 12, 2015), and refiled as a single action in the Circuit Court for Baltimore County on September 24, 2015); and Morris v. Gramercy Property Trust, et al., Case No. 24-C-15-004972 (filed September 28, 2015). The complaints allege, among other things, that the directors of Gramercy breached their fiduciary duties to Gramercy stockholders by agreeing to sell Gramercy for inadequate consideration and agreeing to improper deal protection terms in the merger agreement, and that Chambers, Merger Sub and/or Gramercy aided and abetted these purported breaches of fiduciary duty. The Jobin, Hoffbauer, Vojik and Morris complaints also assert derivative claims on behalf of Gramercy for breach of fiduciary duty against the directors of Gramercy. In addition, amended complaints filed in the In re Gramercy Property Trust Stockholder Litigation and Vojik actions on September 28, 2015 and October 2, 2015, respectively, and the complaints filed in the Hoffbauer and Morris actions on September 24, 2015 and September 28, 2015, respectively, contain allegations of material misstatements and omissions concerning the preliminary joint proxy statement/prospectus on Form S-4 that was filed with the SEC on September 11, 2015. Plaintiffs seek, among other things, an injunction barring the Merger, rescission of the Merger to the extent it is already implemented, declaratory relief, an award of damages and/or costs/attorney fees.

        On October 1, 2015, a putative class action lawsuit was filed in the Superior Court of New Jersey, Law Division, Mercer County by a purported shareholder of Chambers. The action, captioned Elstein v. Chambers Street Properties et al., Docket No. L-002254-15, names as defendants Chambers, the Chambers Board and Gramercy. The complaint alleges, among other things, that the trustees of Chambers breached their fiduciary duties to Chambers shareholders by agreeing to the Merger after a flawed sales process and by approving improper deal protection terms in the merger agreement, and that Gramercy aided and abetted these purported breaches of fiduciary duty. The complaint also alleges that the preliminary joint proxy statement/prospectus was materially misleading and incomplete. Plaintiffs seek, among other things, an injunction barring the Merger, rescission of the Merger to the extent it is already implemented, declaratory relief and an award of damages.

        The defendants believe the lawsuits are without merit.

The Merger Agreement

        The following section summarizes material provisions of the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. This summary is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference herein. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this summary or any other information contained in this joint proxy statement/prospectus. You are urged to read the merger agreement carefully and in its entirety before making any decisions regarding the Merger.

        The merger agreement summary is included in this joint proxy statement/prospectus only to provide you with information regarding the terms and conditions of the merger agreement, and not to provide any other factual information about Gramercy or Chambers or their respective subsidiaries or businesses. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read together with the information provided elsewhere in this joint proxy statement/prospectus and in the documents incorporated by reference herein. See "Where You Can Find More Information."

        The representations, warranties and covenants contained in the merger agreement and described in this joint proxy statement/prospectus were made only for purposes of the merger agreement and as of specific dates and may be subject to more recent developments, were made solely for the benefit of the other parties to the merger agreement and may be subject to limitations agreed upon by the contracting parties, including being qualified by reference to confidential disclosures, for the purposes of allocating risk between the parties to the merger agreement instead of establishing these matters as facts, and may apply standards of materiality in a way that is different from what may be viewed as material by you or other investors. The representations and warranties contained in the merger agreement do not survive the effective time of the Merger. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or conditions of Gramercy, Chambers or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by Gramercy or Chambers.

Form of the Merger

        The merger agreement provides that, upon the terms and subject to the conditions set forth in the merger agreement and in accordance with the applicable provisions of Maryland law, Gramercy will merge with and into Merger Sub, with Merger Sub continuing as the surviving entity and a wholly owned direct or indirect subsidiary of Chambers.

        In addition, after the effective time, the common shares of the combined company are expected be listed and traded on the NYSE under the symbol "GPT," and Chambers will change its name to "Gramercy Property Trust."

Treatment of Gramercy Stock Options and Other Equity-Based Awards

        Each Gramercy restricted share and Gramercy RSU that is outstanding immediately prior to the effective time of the Merger will be converted into a Chambers restricted share or Chambers restricted share unit, respectively, on the same terms and conditions (including applicable vesting requirements) as were applicable to such awards immediately prior to the effective time of the Merger, relating to a number of Chambers common shares equal to the total number of shares of Gramercy common stock subject to such awards immediately prior to the effective time of the Merger multiplied by the exchange ratio (rounded down to the nearest whole share) with an exercise price equal to the per-share exercise price immediately prior to the Merger divided by the exchange ratio (rounded up to the nearest whole cent).

        Each Gramercy option that is outstanding immediately prior to the effective time of the Merger will be converted into a Chambers option, on the same terms and conditions (including applicable vesting requirements) in effect immediately prior to the effective time of the Merger, relating to a number of Chambers common shares equal to the total number of shares of Gramercy common stock subject to such Gramercy option immediately prior to the effective time of the Merger multiplied by the exchange ratio (rounded down to the nearest whole share), at a per share exercise price determined by dividing the per-share exercise price of the Gramercy option by the exchange ratio (rounded up to the nearest whole cent).

        In addition, as of the effective time of the Merger, each Gramercy phantom share and Gramercy director restricted share granted to non-employee directors, whether vested or unvested, shall vest and be converted into a number of Chambers common shares determined by multiplying the number of shares of Gramercy common stock subject to such Gramercy phantom share or Gramercy director restricted share award by the exchange ratio (rounded to the nearest whole share).

Closing; Effective Time of the Merger

        Unless the parties otherwise agree, the closing of the Merger will take place on the date that is the second business day after the satisfaction or waiver of the conditions set forth in the merger agreement (the "Closing Date") (other than those conditions that, by their terms, are to be satisfied on the closing date, but subject to the satisfaction or waiver of those conditions at the time of closing).

        On the Closing Date, Gramercy, Chambers and Merger Sub expect to file articles of merger with the State Department of Assessments and Taxation of Maryland (which we refer to as "SDAT") and make any other filings, recordings or publications required under Maryland law in connection with the Merger. The Merger will become effective at such time as the articles of merger are accepted by the SDAT or on a mutually agreed-upon time not to exceed 30 days from the date the articles of merger are accepted by the SDAT.

Declaration of Trust and Bylaws

        The Chambers declaration of trust as in effect immediately prior to the Merger will continue in effect as the declaration of trust following the Merger, except that the name of Chambers will be changed to "Gramercy Property Trust."

        The bylaws of Chambers as in effect immediately prior to the Merger will continue in effect following the Merger, except that the bylaws will be amended to provide (i) that any termination or removal of Mr. DuGan from the position of Chief Executive Officer prior to the third anniversary of the Closing Date or termination or non-nomination of Mr. Black from the position of Non-Executive Chairman prior to the second anniversary of the closing date of the Merger shall, in each case, require the approval of at least 70% of the disinterested trustees on the board of the combined company, (ii) that the foregoing provision of the bylaws may not be amended or modified without the approval of at least 70% of the disinterested trustees on the board of the combined company and (iii) for certain other updates, including without limitation, an increase in the size of the Chambers Board as discussed below in "Description of Shares—Number of Trustees; Vacancies."

        At the effective time of the Merger, the articles of organization and limited liability company agreement of Merger Sub will be the articles of organization and limited liability company agreement of the surviving entity in the Merger, until thereafter amended.

Trustees and Management Following the Merger

        The parties have agreed that following the consummation of the Merger, the board of trustees of the combined company will have ten members. The initial members of the board of trustees of the combined company are expected to consist of:

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  Charles E. Black, James L. Francis, James M. Orphanides and Louis P. Salvatore, each of whom is currently a member of the Chambers Board.

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  An individual designated by Chambers prior to the effective time of the Merger, in accordance with the terms of the merger agreement, to fill the vacancy created by the resignation of Mark W. Brugger from the Chambers Board.

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  Five individuals to be designated by Gramercy prior to the effective time of the Merger, including Gordon F. DuGan.

        In the event that any designee of Gramercy or Chambers is unable or unwilling to serve, for any reason, as a trustee on the board of trustees of the combined company at the effective time, Gramercy or Chambers, as applicable, will have the right to designate another individual to the board of trustees of the combined company in place of the individual originally designated, provided that such replacement trustee shall meet the requirements for being an "independent" trustee under the applicable standards of the NYSE and shall otherwise be reasonably acceptable to the other party.

        The board of trustees of the combined company will have four committees, consisting of an Audit Committee, an Investment Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. Each of the Audit Committee and the Compensation Committee will be chaired by a Chambers designee to the Board and each of the Nominating and Corporate Governance Committee and the Investment Committee will be chaired by a Gramercy designee to the Board. Each such committee will be comprised of an equal number of Chambers and Gramercy designees, provided that in the case of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee, each committee member will meet the requirements for being an "independent" trustee under the applicable standards of the NYSE. Upon the consummation of the Merger, Charles E. Black is expected to be the Non-Executive Chairman of the board of trustees of the combined company. Management of the combined company is expected to consist of:

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  Gordon F. DuGan, Chief Executive Officer

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  Benjamin P. Harris, President

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  Jon W. Clark, Chief Financial Officer

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  Edward J. Matey Jr., General Counsel

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  Nicholas L. Pell, Managing Director, Head of Investments

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  Martin A. Reid, Head of Transition

Exchange of Shares in the Merger

        Chambers or Merger Sub will appoint an exchange agent who is reasonably acceptable to Gramercy to handle the exchange of shares of Gramercy common stock for Chambers common shares. As soon as reasonably practicable after the effective time of the Merger, the exchange agent will send to (i) each holder of record of a certificate or certificates which immediately prior to the effective time of the Merger represented outstanding Gramercy common stock, or (ii) holders of non-certificated Gramercy common stock represented by book-entry, a letter of transmittal and instructions for effecting the exchange of the certificates or book-entry shares for the merger consideration the holder is entitled to receive under the merger agreement.

        Upon surrender of stock certificates or book-entry shares for cancellation along with the executed letter of transmittal and other documents described in the instructions, each holder of Gramercy common stock will receive one or both of the following: (i) the merger consideration of 3.1898 Chambers common shares for each share of Gramercy common stock (as may be adjusted in accordance with the terms of the merger agreement); and (ii) cash in lieu of fractional Chambers common shares.

        If you are a Chambers shareholder, you are not required to take any action with respect to your Chambers common shares.

Representations and Warranties of Chambers and Gramercy

        The merger agreement contains representations and warranties made by Chambers and Merger Sub to Gramercy, and by Gramercy to Chambers and Merger Sub. These representations and warranties are subject to qualifications and limitations agreed to by Chambers, Merger Sub and Gramercy. The representations and warranties contained in the merger agreement relate to, among other things:

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  organization, standing and corporate power and governing documents;

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  capital structure;

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  authority relative to execution and delivery of, and performance of obligations under, the merger agreement;

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  board approval of the merger agreement and the transactions contemplated thereby;

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  required consents and approvals relating to the Merger;

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  absence of any conflict with the party's governing documents, material contracts or applicable law;

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  SEC documents, financial statements, internal controls and accounting or auditing practices;

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  internal controls over financial reporting and compliance with the Sarbanes-Oxley Act;

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  compliance with applicable laws;

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  absence of certain changes and non-existence of a material adverse effect;

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  absence of undisclosed liabilities;

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  absence of certain litigation;

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  benefits matters and ERISA compliance;

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  collective bargaining agreements and other labor matters;

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  tax matters, including qualification as a REIT;

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  existence and validity of certain material contracts;

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  inapplicability of the Investment Company Act of 1940;

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  compliance with environmental laws;

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  ownership of or possession of valid licenses to certain intellectual property;

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  possession of certain permits, licenses and other approvals from governmental entities;

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  ownership of or interest in, and condition of, certain owned and leased real property;

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  accuracy of information supplied or to be supplied in this joint proxy statement/prospectus and the registration statement of which it forms a part;

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  receipt of opinions from each party's financial advisor;

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  existence of insurance policies;

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  absence of certain related party transactions;

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  brokers' and finders' fees in connection with the Merger and other transactions contemplated by the merger agreement;

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  exemption from anti-takeover statutes;

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  required shareholder approval; and

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  absence of conflicts or violation of joint venture agreements.

        Many of the representations and warranties of Gramercy, Merger Sub and Chambers are qualified by a "material adverse effect" standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would have a material adverse effect). "Material adverse effect" for purposes of the merger agreement means any change, effect, development, circumstance, condition, state of facts, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the assets, properties, liabilities, financial condition, business or results of operations of the Gramercy or Chambers, as applicable, in each case including its subsidiaries, taken as a whole; except that no change, effect, development, circumstance, condition, state of facts, event or occurrence arising out of, relating to or resulting from any of the following will constitute a material adverse effect or will be considered in determining whether a material adverse effect has occurred:

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  any changes in general United States or global economic conditions, to the extent such changes do not have a materially disproportionate effect on Gramercy or Chambers, as applicable, relative to other similarly situated companies of comparable size within the industry;

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  conditions (or changes therein) in any industry or industries in which the parties operate, to the extent such changes do not have a materially disproportionate effect on Gramercy or Chambers, as applicable, relative to other similarly situated companies of comparable operating in the industries or industries in which such party operates;

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  general economic, political and/or regulatory conditions (or changes therein), including any changes effecting financial, credit or capital market conditions, including changes in interest or exchange rates, to the extent such changes do not have a materially disproportionate effect on Gramercy or Chambers, as applicable, relative to other similarly situated companies of comparable size operating in the industries or industries in which such party operates;

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  any change in GAAP or interpretation thereof, to the extent such changes do not have a materially disproportionate effect on Gramercy or Chambers, as applicable, relative to other similarly situated companies of comparable size operating in the industries or industries in which such party operates;

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  any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, or other change in any applicable law of or by any governmental entity, to the extent such changes do not have a materially disproportionate effect on Gramercy or Chambers, as applicable, relative to other similarly situated companies of comparable size operating in the industries or industries in which such party operates;

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  any actions taken, or the failure to take any action, as required by the terms of the merger agreement or at the request or with the consent of Gramercy or Chambers, as applicable, and any effect directly attributable to the negotiation, execution or announcement of the merger agreement and the Merger and the other transactions contemplated thereby, including any litigation arising therefrom and any adverse change in customer, employee (including employee departures), supplier, financing source, lessee, stockholder, joint venture partner or similar relationship;

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  changes in the price or trading volume of Gramercy common stock or Chambers common shares, as applicable;

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  any failure by Gramercy or Chambers to meet any internal or published projections, estimates or expectations of the revenue, earnings or other financial performance or results of operations for any period;

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  effects arising out of changes in geopolitical conditions, acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, earthquakes, tornados, hurricanes, or other weather conditions or natural calamities or other force majeure events, to the extent such changes do not have a materially disproportionate effect on Gramercy or Chambers, as applicable, relative to other similarly situated companies of comparable size operating in the industries or industries in which such party operates;

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  any reduction in the credit rating of Gramercy or Chambers;

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  any breach, violation or non-performance by Gramercy, Chambers, Merger Sub or any of their respective affiliates, as applicable, of any of their obligations under the merger agreement; and

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  any bankruptcy, insolvency or reorganization of any tenant under any lease or the commencement of any bankruptcy, insolvency or reorganization proceeding with respect to any tenant under any lease.

Conduct of Business

        Under the merger agreement, between July 1, 2015 and the earlier of the effective time of the Merger and the termination of the merger agreement, subject to certain exceptions, or unless (i) expressly required by the merger agreement, (ii) required by applicable law or regulation, or (iii) consented to by the other party (which consent may not be unreasonably withheld, conditioned or delayed), each of Chambers and Gramercy will, and will cause its subsidiaries to, conduct its business in all material respects in the ordinary course of business and use commercially reasonable efforts to preserve its business organization intact, and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors and tenants.

        In addition, between July 1, 2015 and the earlier of the effective time of the Merger and the termination of the merger agreement, subject to certain exceptions, or unless (i) expressly required by the merger agreement, (ii) required by applicable law or regulation, or (iii) consented to in writing by the other party (which consent may not be unreasonably withheld, conditioned or delayed), each of Chambers and Gramercy has agreed that it will not, and will cause its subsidiaries not to:

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  amend its charter, articles of organization, declaration of trust, articles of incorporation, limited partnership agreement, operating agreement, bylaws, limited liability company agreement or equivalent organizational documents;

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  split, combine, subdivide or reclassify any shares of capital stock or beneficial interest;

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  declare, set aside or pay any dividends or other distributions, other than (i) as described under "The Merger—Dividends," (ii) dividends declared or paid by a subsidiary or (iii) distributions reasonably required for tax purposes (including distributions required to maintain REIT qualification);

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  except as required by such party's benefit plans, redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any of its equity interests, except from holders of (i) restricted company share awards and certain other equity awards in connection with the exercise or settlement of such equity awards in accordance with the existing terms of the related plans or awards and any applicable taxes and (ii) fractional interests of its equity interests solely with respect to the fractional interests;

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  acquire or agree to acquire any real property, personal property (other than personal property at a total cost of less than $2,000,000 in the aggregate), business organization or any division or material amount of assets thereof, except (i) as required by such party's leases, (ii) acquisitions from existing wholly owned subsidiaries or (iii) joint venture partners pursuant to existing purchase rights or options;

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  sell, pledge, lease, assign, encumber or otherwise dispose of any property or assets, or voluntarily exercise any purchase or sale rights or rights of first offer pursuant to any agreement with a joint venture where the exercise of any such right is not otherwise required, except (i) pledges and encumbrances on property and assets in the ordinary course of business and that would not be material, (ii) with respect to property or assets with a value of less than $2,000,000 in the aggregate, and (iii) sales to joint venture partners pursuant to existing purchase rights or options;

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  incur, create, assume, refinance, guarantee or replace any indebtedness or issue or amend or modify any of the terms of any outstanding indebtedness other than (i) under existing credit facilities for working capital purposes in the ordinary course of business, (ii) funding pending acquisitions specified in the disclosures made in connection with the merger agreement, or (iii) refinancing of any existing indebtedness to the extent that (1) the material terms and conditions of any newly incurred indebtedness are reasonable market terms and (2) the aggregate principal amount of such indebtedness is not increased as a result of such refinancing;

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  enter into any material loans, advances or capital contributions to, or investments in, any other person, entity or organization, make any change in existing borrowing or lending arrangements for or on behalf of such person, entity or organization, or enter into any "keep well" or similar agreement to maintain the financial condition of another entity, other than (i) by such party or a wholly owned subsidiary of such party to the party or a wholly owned subsidiary of such party or (ii) loans or advances (1) required to be made under any of the leases or ground leases or (2) made to non-affiliate tenants in the ordinary course of business and consistent with past practice;

  •
  enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under any of certain specified types of material contracts, or enter into or amend any contract that, if existing on July 1, 2015, would have qualified as one of such types of material contracts; other than (i) any termination or renewal in accordance with the terms of any existing contract; (ii) the entry into any modification or amendment of, or waiver or consent under, any mortgage or related agreement as necessitated by the merger agreement or related transaction (provided that this does not increase the applicable principal amount); (iii) as may be reasonably necessary to comply with the terms of the merger agreement; (iv) to preserve commercial interests consistent with past practice; provided that any such actions taken shall not have an adverse economic impact in excess of $1,000,000 per year in the case of a recurring payment or $5,000,000 in the case of any non-recurring payment obligation; or (v) the entry into any amendment, termination, waiver, release, compromise or assignment of any specified lease made in the ordinary course of business;

  •
  enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, a lease of such party, except to preserve the party's commercial interest consistent with past practice, but any such actions may not have an adverse economic impact in excess of an aggregate of $1,000,000 per year in the case of a recurring payment or $5,000,000 in the aggregate in the case of any non-recurring payment;

  •
  settle or compromise (i) any material legal action against such party or any of its subsidiaries, or (ii) any legal action involving any present, former or purported holders of shares, where the amount paid in settlement exceeds $500,000 and is not covered by insurance;

  •
  enter into, materially amend, or terminate an employee benefit plan, increase the compensation of any employee or independent contractor (except in the ordinary course of business consistent with past practice), grant any awards under an equity plan (except with respect to annual director awards) or fund any rabbi trust;

  •
  make any material change to its methods of accounting, except as required by changes in GAAP;

  •
  enter into any material new line of business;

  •
  take or fail to take any action which would reasonably be expected to cause such party to fail to qualify as a REIT;

  •
  adopt a plan of merger, complete or partial liquidation or resolutions providing for a merger, liquidation, dissolution, restructuring, recapitalization or reorganization;

  •
  amend or modify the compensation terms of the financial advisors retained in connection with the Merger;

  •
  make any capital expenditures or other investments except (i) in accordance with the agreed capital expenditure budget, (ii) as required under lease agreements, applicable law, or as reasonably necessary to satisfy health or safety concerns, or (iii) for ordinary course capital expenditures not to exceed $500,000 in the aggregate;

  •
  issue, sell, pledge, dispose, encumber or grant any common shares, or capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any common shares, capital stock, or other equity interests, except for (i) issuances by a subsidiary of Chambers or Gramercy to Chambers, Gramercy or another subsidiary thereof, as applicable, (ii) in connection with the exercise or settlement of existing equity awards in accordance with the existing terms of the related plans or awards, and (iii) in the case of Gramercy, conversions relating to existing preferred stock, or conversions or redemptions of GPT OP limited partnership interests; or

  •
  agree to take or authorize any of the foregoing actions.

Other Covenants and Agreements

        The merger agreement contains certain additional covenants and agreements, including covenants providing certain obligations to:

  •
  cooperate in the preparation of this joint proxy statement/prospectus;

  •
  afford the representatives of the other party access to books, contracts and records during normal business hours and provide the other party, upon reasonable request, with copies of certain information;

  •
  maintain the confidentiality of certain non-public information provided by the other party;

  •
  use commercially reasonable efforts to take all actions reasonably appropriate to consummate the Merger and other transactions contemplated by the merger agreement;

  •
  use commercially reasonable efforts to cooperate to obtain all governmental consents, clearances, approvals, permits or authorizations required to complete the Merger;

  •
  (i) promptly inform the other party of any communication concerning the merger agreement or the transactions contemplated thereby from or with any governmental entity, (ii) permit the other party to review and comment on any proposed communication to any government entity, (iii) consult with the other party in advance of any meeting with any governmental entity or in connection with a proceeding by a private party; and (iv) resolve objections and avoid or eliminate impediments to the closing of the Merger;

  •
  cooperate in connection with the development of a joint communications plan and in connection with press releases and other public statements with respect to the Merger;

  •
  obtain any consents necessary or desirable relating to their respective joint ventures or mortgage agreements;

  •
  cooperate in good faith (including, without limitation, amendments supplements, modifications, or replacements of existing financing arrangements) as the parties may determine necessary or advisable in connection with the completion of the Merger or other transactions contemplated hereby or with the financing of the parties and their respective subsidiaries and joint ventures;

  •
  cooperate to (i) obtain customary payoff letters from the holders of any indebtedness which the parties reasonably determine to be necessary or advisable to repay in connection with the

    Merger and (ii) to make arrangements for such holders of indebtedness to deliver to Chambers, subject to the prior receipt of the applicable payoff amounts, releases of all related liens and terminations of all related guarantees at, and subject to the occurrence of, the closing;

  •
  in the case of Chambers, use its reasonable best efforts to cause the Chambers common shares and Chambers preferred shares to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the consummation of the Merger; and

  •
  in the case of Chambers, with respect to certain specified real property, not to (i) enter into or modify any lease agreement, (ii) incur, assume, refinance, guarantee, or amend or modify the terms of any indebtedness or other recourse obligations, (iii) pay or agree to pay any broker's commission, (iv) pay or agree to pay any capital expenditures or other investments in excess of $1,000,000, and (v) take any action that would reasonably be expected to cause any portion of any indebtedness having a principal amount above $1,000,000 with limitations on recourse to no longer be subject to such limitations on recourse.

Dividends

        Under the merger agreement, Gramercy is permitted to pay quarterly distributions on its Gramercy preferred stock at a rate not in excess of $0.44531 per share, and quarterly dividends on its common stock in accordance with past practice at a rate not in excess of $0.22 per share. Chambers is permitted to pay dividends on Chambers common shares monthly in accordance with past practice at a rate not in excess of $0.0425 per share. In addition, Gramercy is permitted to declare and pay dividends semiannually in respect of shares of Gramercy Investment Trust and Gramercy Investment Trust II not to exceed $16,000.00 in the aggregate.

        In addition, Gramercy and Chambers have agreed that each party, with notice to the other, is permitted to make distributions reasonably necessary to maintain REIT qualification and avoid income or excise taxes. If one party declares a REIT dividend, the other party can declare a dividend per share in the same amount, as adjusted by the exchange ratio. Following the closing of the Merger, the parties intend that the combined company will maintain a dividend policy that will allow it to maintain its status as a REIT and avoid to the extent reasonably possible the incurrence of U.S. federal income or excise tax.

        For any pre-closing period with respect to which regular dividends on Gramercy common stock or Chambers common shares have not been declared as described above, Gramercy and Chambers have further agreed that Chambers will declare a dividend to the holders of Chambers common shares, and Gramercy will declare a dividend to the holders of Gramercy common stock, the record and payment date for each of which shall be the close of business on the last business day prior to the Closing Date, subject to funds being legally available. The per share dividend amount payable by each party shall be an amount equal to such party's most recent quarterly (in the case of Gramercy) or monthly (in the case of Chambers) dividend, multiplied by the number of days elapsed from the beginning of the then-current quarter (in the case of Gramercy) or month (in the case of Chambers) through and including the day prior to the Closing Date, and divided by the actual number of days in the calendar quarter (in the case of Gramercy) or month (in the case of Chambers) in which the Closing Date occurs.

Conditions to Completion of Merger

        The obligations of Gramercy and Chambers to complete the Merger are subject to a number of conditions being satisfied or, where legally permissible, waived. These conditions include, among others:

  •
  the affirmative vote of the holders of at least a majority of the outstanding shares of Gramercy common stock entitled to vote to approve the Merger;

  •
  the affirmative vote of not less than a majority of the votes cast by the holders of Chambers common shares to approve the issuance of Chambers common shares in connection with the Merger;

  •
  the absence of any judgment or other legal prohibition or binding order of any court or other governmental entity that prohibits the Merger;

  •
  the absence of any action taken or statute, rule, regulation or order enacted by any governmental entity which makes the consummation of the Merger illegal;

  •
  the SEC having declared effective the registration statement of which this joint proxy statement/prospectus forms a part; and

  •
  the Chambers common shares and Chambers preferred shares to be issued or reserved for issuance in connection with the Merger being approved for listing on the NYSE, subject to official notice of issuance.

        In addition, the obligation of Chambers and Merger Sub to effect the Merger is subject to the satisfaction or waiver of the following additional conditions:

  •
  the representations and warranties of Gramercy set forth in the merger agreement with respect to organization, capital structure, financial advisors opinion, brokers, takeover statutes and required vote being true and correct in all respects except for immaterial inaccuracies;

  •
  the representation and warranty of Gramercy set forth in the merger agreement with respect to the non-occurrence of a material adverse effect since January 1, 2015 being true and correct in all respects;

  •
  the representations and warranties of Gramercy set forth in the merger agreement with respect to all other matters being true and correct (without giving effect to any limitations as to materiality or a material adverse effect) as would not have or reasonably be expected to have a material adverse effect;

  •
  Gramercy having performed, in all material respects, all obligations required to be performed under the merger agreement at or prior to the closing date;

  •
  the receipt of an officer's certificate certifying that the preceding conditions have been satisfied;

  •
  the absence of any material adverse effect, as defined in the merger agreement;

  •
  the receipt of an opinion from Gramercy's counsel in customary form that, (i) since December 31, 2011 and through the Closing Date, Gramercy, Gramercy Investment Trust and Gramercy Investment II have been organized and operated in conformity with the requirements for qualification as a REIT and (ii) the proposed method of operation of the combined company, Gramercy Investment Trust and Gramercy Investment II will enable the combined company, Gramercy Investment Trust and Gramercy Investment II to continue to meet the requirements for qualification as a REIT; and

  •
  the receipt of an opinion of Chambers' counsel in customary form to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

        The obligation of Gramercy to effect the Merger is subject to the satisfaction or waiver of the following additional conditions:

  •
  the representations and warranties of Chambers and Merger Sub set forth in the merger agreement with respect to organization, capital structure, financial advisors opinion, brokers, takeover statutes and required vote being true and correct in all respects except for immaterial inaccuracies;

  •
  the representation and warranty of Chambers and Merger Sub set forth in the merger agreement with respect to the non-occurrence of a material adverse effect since January 1, 2015 being true and correct in all respects;

  •
  the representations and warranties of Chambers and Merger Sub set forth in the merger agreement with respect to all other matters being true and correct (without giving effect to any limitations as to materiality or a material adverse effect) as would not have or reasonably be expected to have a material adverse effect;

  •
  each of Chambers and Merger Sub having performed, in all material respects, all obligations required to be performed under the merger agreement at or prior to the Closing Date;

  •
  the receipt of an officer's certificate certifying that the preceding conditions have been satisfied;

  •
  the absence of any material adverse effect, as defined in the merger agreement;

  •
  the receipt of an opinion from Chambers' counsel in customary form that, since December 31, 2011 and through the Closing Date, Chambers has been organized and operated in conformity with the requirements for qualification as a REIT; and

  •
  the receipt of an opinion of Gramercy's counsel in customary form to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

No Solicitation; Shareholder Vote

        Each of Chambers and Gramercy, have agreed that it will, and will cause its respective subsidiaries and representatives to, (i) immediately cease any solicitation, encouragement, discussions or negotiations that may be ongoing with respect to a competing proposal (as defined below), and (ii) not release any third-party from, or waive any provisions of, any confidentiality or standstill agreement with respect to any competing proposal.

        In addition, from July 1, 2015 until the effective time of the Merger (or the earlier termination of the merger agreement), none of Chambers or Gramercy, as applicable, or their respective subsidiaries or representatives, will (i) solicit, initiate, knowingly encourage or facilitate any inquiries or the making of any proposal or offer with respect to a competing proposal, (ii) participate in any discussions or negotiations regarding a competing proposal, (iii) approve, authorize or execute or enter into any letter of intent, option agreement, agreement or agreement in principle with respect to a competing proposal, or (iv) or propose or agree to do any of the foregoing.

        For purposes of the merger agreement, a "competing proposal" with respect to a party means any proposal or offer relating to (i) an acquisition of assets involving such party and its subsidiaries equal to 20% or more of such party's consolidated assets or to which 20% or more of such party's revenues or earnings on a consolidated basis are attributable, (ii) an acquisition of 20% or more of each party's outstanding common shares or common stock, as applicable, (iii) a tender offer or exchange offer that, if consummated, would result in any person beneficially owning 20% or more of such party's outstanding common shares or common stock, as applicable, (iv) a merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving such party; or (v) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated revenues or earnings and such party's common shares or common stock involved, as applicable, is 20%.

        Notwithstanding the foregoing, if either Gramercy or Chambers receives a written competing proposal prior to obtaining approval of the Merger from its stockholders or shareholders, as applicable, which did not result from a breach of the applicable provisions in the merger agreement, (i) such party or its representatives may request clarification of the terms and conditions of the proposal and (ii) if its board of directors or board of trustees, as applicable, determines in good faith after consultation with independent financial advisors and outside legal counsel, that such competing proposal could reasonably be expected to lead to a superior proposal, then such party may furnish information (including non-public information) to the person who has made such competing proposal and engage in or otherwise participate in discussions or negotiations with such person.

        For purposes of the merger agreement, a "superior proposal" means, with respect to either Chambers or Gramercy, any bona fide written competing proposal that such party's board of trustees or board of directors, as applicable, has determined in good faith, after consultation with its financial advisors and outside legal counsel, and taking into account all legal, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), is more favorable to such party and its stockholders or shareholders, as applicable, than the transactions contemplated by the merger agreement (including, as the case may be, any revisions to the terms of the merger agreement proposed by the other party in response to such proposal or otherwise) and is reasonably likely to receive all required governmental approvals and financing on a timely basis and is otherwise reasonably capable of being completed on the terms proposed. For purposes of the definition of "superior proposal," the references to "20%" in the definition of "competing proposal" above shall be deemed to be references to "50%."

        Except as expressly permitted by the merger agreement, the Gramercy Board and the Chambers Board may not (i) fail to recommend to its stockholders or shareholders, as applicable, that approval be given to the Merger or fail to include a recommendation in favor of the Merger in the proxy statement, (ii) change, qualify, withhold, withdraw or modify its recommendation in favor of the Merger, (iii) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation against such offer or a temporary "stop, look and listen" communication pursuant to the Exchange Act, (iv) fail to publicly recommend against any competing proposal or reaffirm its recommendation in favor of the Merger, in each case within a specified time following a request of the other party after a competing proposal has been publicly announced; or (v) adopt, approve or recommend a competing proposal. Any of the foregoing actions are referred to herein as a "change in recommendation."

        However, prior to the time that shareholder or stockholder approval is obtained, each party's board of trustees or board of directors, as applicable, may recommend a competing proposal to such party's shareholders or stockholders if the board of directors or board of trustees, as applicable, has determined in good faith, after consultation with independent financial advisors and outside legal counsel, (i) that failure to take such action would be inconsistent with the directors' or trustees' duties under applicable law and (ii) that such competing proposal constitutes a superior proposal. However, the party taking such action must give the other party at least five business days' prior written notice of its intention to do so, which notice shall specify in reasonable detail the reasons therefor and describe the material terms and conditions of, and attach a complete copy of, the proposal. In addition, such party must negotiate in good faith with the other party during this notice period, to the extent the other party wishes to negotiate, to enable the other party to propose revisions to the terms of the merger agreement.

        In addition, each party's board of directors or board of trustees, as applicable, may effect a change in recommendation (other than in response to a superior proposal) if and only if a material development or change in circumstances has occurred or arisen or first become known after the date of the merger agreement that was neither known to such party nor reasonably foreseeable as of such date (and does not relate to a competing proposal), and it has determined in good faith, after consultation with independent financial advisors and outside legal counsel, that failure to take such action would be inconsistent with the directors' or trustees' duties under applicable law. However, the party taking such action must give the other party at least five business days' prior written notice of its intention to do so, which notice shall specify in reasonable detail the reasons therefor. In addition, such party must negotiate in good faith with the other party during this notice period, to the extent the other party wishes to negotiate, to enable the other party to propose revisions to the terms of the merger agreement.

        Each party has agreed to notify the other party within 24 hours after receipt of a competing proposal or receipt of any inquiry from any party relating to a possible competing proposal, or if it enters into discussions or negotiations concerning any acquisition proposal. Each party has agreed to keep the other party informed of the status and terms of any such proposals.

        Under the merger agreement, both Gramercy and Chambers are obligated to submit the Merger to their stockholders or shareholders, as applicable, for a vote on the approval thereof. Prior to the termination of the merger agreement, neither party may submit to the vote of its shareholders or stockholders any competing proposal other than the Merger.

Fees and Expenses

        Other than as provided in the provisions of the merger agreement summarized below, all fees and expenses incurred in connection with the Merger and the transactions contemplated by the merger agreement will be paid by the party incurring those expenses, whether or not the Merger is completed, provided that each party will share equally the expenses incurred in connection with this joint proxy statement/prospectus, other regulatory filing fees incurred in connection with this joint proxy statement/prospectus, any antitrust filing fees and the costs of the exchange agent. If the Merger is completed, the combined company will pay all property or transfer taxes imposed on either party in connection with the Merger.

Termination of the Merger Agreement

        The merger agreement may be terminated at any time prior to the effective time of the Merger (except as otherwise provided below, whether before or after the receipt of the requisite shareholder or stockholder approvals), under the following circumstances:

  •
  by mutual written consent of Chambers and Gramercy;

  •
  by either Chambers or Gramercy:

  •
  if there has been a breach by the other party of its covenants, agreements, representations or warranties set forth in the merger agreement, which breach would result in the closing condition regarding accuracy of such representations and warranties or compliance with covenants not being satisfied, and such breach is not curable prior to January 31, 2016, or, if curable, has not been cured within the earlier of 30 calendar days after the receipt of notice thereof by the defaulting party or three business days before January 31, 2016;

  •
  if the effective time of the Merger has not occurred by January 31, 2016, provided that such right to terminate will not be available to any party whose failure to comply with any provision of the merger agreement has been the cause of the effective time not occurring prior to January 31, 2016;

  •
  if a governmental entity issues a final, non-appealable order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger, provided that such right to terminate shall not be available to any party whose failure to comply with any provision of the merger agreement has been the cause of such order, decree, or ruling; or

  •
  if either party does not obtain the necessary shareholder or stockholder approval, at its shareholders or stockholders meeting, or postponement or adjournment thereof, at which a vote on such approval was taken.

  •
  by Gramercy, at any time prior to receipt of approval by the Chambers shareholders:

  •
  upon a change in recommendation of the Chambers Board, provided that any exercise of this termination right must occur within ten business days of such change in recommendation;

  •
  if a meeting of Chambers shareholders has not been called and held within 60 days following such time as the registration statement of which this joint proxy statement/prospectus forms a part shall have been declared effective (except to the extent that such failure to hold the meeting within such time, or an adjournment thereof, was required to comply with applicable law or has been consented to by Gramercy);

  •
  upon a material breach by Chambers of its obligations under the merger agreement regarding non-solicitation of acquisition proposals, provided that such material breach is not curable by January 31, 2016 or if curable by January 31, 2016, has not been cured within the earlier of ten calendar days after the receipt of notice thereof or three business days prior to January 31, 2016 (and any material breach that results in a competing proposal that is publicly disclosed shall not be deemed curable); or

  •
  if the Chambers Board changes its recommendation regarding the Merger.

  •
  by Chambers, at any time prior to receipt of approval by the Gramercy common stockholders:

  •
  upon a change in recommendation of the Gramercy Board, provided that any exercise of this termination right must occur within ten business days of such change in recommendation;

  •
  if a meeting of Gramercy common stockholders has not been called and held within 60 days following such time as the registration statement of which this joint proxy statement/prospectus forms a part shall have been declared effective (except to the extent that such failure to hold the meeting within such time, or an adjournment thereof, was required to comply with applicable law or has been consented to by Chambers);

  •
  upon a material breach by Gramercy of its obligations under the merger agreement regarding non-solicitation of acquisition proposals, provided that such material breach is not curable by January 31, 2016 or if curable by January 31, 2016, has not been cured within the earlier of ten calendar days after the receipt of notice thereof or three business days prior to January 31, 2016 (and any material breach that results in a competing proposal that is publicly disclosed shall not be curable); or

  •
  if the Gramercy Board changes its recommendation regarding the Merger.

        Each of Gramercy and Chambers agreed to waive any violation of the merger agreement and acknowledged that no termination right under the merger agreement will be triggered by the Chambers shareholder meeting and Gramercy stockholder meeting being held within 75 days of the registration statement being declared effective.

        If the merger agreement is validly terminated, the agreement will become void and have no effect, without any liability or obligation on the part of any party, except that no party will be relieved or released from any liabilities or damages arising out of its fraud or willful breach of the merger agreement, and except that the confidentiality agreement and certain provisions of the merger agreement regarding fees and expenses, effects of termination, termination fees, third-party beneficiaries, severability, governing law, jurisdiction, waiver of jury trial and specific performance will continue in effect notwithstanding termination of the merger agreement.

Termination Fees and Expense Reimbursement

        If the merger agreement is terminated in the following circumstances, Chambers will be required to pay an expense reimbursement amount and/or a termination fee to Gramercy:

  •
  if after the date of the merger agreement and prior to the Chambers shareholders meeting, (i) a competing proposal for Chambers made after the date of the merger agreement has been publicly announced and not withdrawn (we refer to this as the "Chambers competing proposal condition") and (ii) the merger agreement is terminated (x) by either party because the Chambers shareholder approval is not obtained, (y) by Gramercy because Chambers has materially breached its representations, warranties or covenants or (z) by Chambers because the effective time of the merger has not occurred by January 31, 2016, then Chambers will be required to pay an expense reimbursement amount of $20 million to Gramercy. In addition, if the foregoing conditions have been satisfied and within 12 months of the date of such termination, Chambers enters into a definitive agreement with respect to, or consummates, a competing proposal (with references to 20% in the definition of competing proposal deemed to refer instead to 50% for purposes of this provision), Chambers will also be required to pay a termination fee of $61,198,934 to Gramercy;

  •
  if (i) the merger agreement is terminated by Gramercy before receipt of the Chambers shareholder approval because (x) Chambers Board has changed its recommendation due to a competing proposal, (y) Chambers has failed to timely fulfill its obligation to call and hold its shareholder meeting as required by the merger agreement or (z) Chambers has materially breached its non-solicitation obligations, and (ii) within 12 months of such termination, Chambers enters into a definitive agreement for, or consummates, a competing proposal (with references to 20% in the definition of competing proposal deemed to refer instead to 50% for purposes of this provision), then Chambers will be required to pay an expense reimbursement amount of $20 million plus a termination fee of $61,198,934 to Gramercy; and

  •
  if the merger agreement is terminated by Gramercy (i) at a time when the Chambers competing proposal condition was not satisfied, because Chambers has materially breached its representations, warranties or covenants or (ii) because the Chambers Board has changed its recommendation due to an intervening event other than a competing proposal, then Chambers will be required to pay an expense reimbursement amount of $20 million to Gramercy.

        If the merger agreement is terminated in the following circumstances, Gramercy will be required to pay an expense reimbursement amount and/or a termination fee to Chambers:

  •
  if after the date of the merger agreement and prior to the Gramercy common stockholders meeting, (i) a competing proposal for Gramercy made after the date of the merger agreement has been publicly announced and not withdrawn (we refer to this as the "Gramercy competing proposal condition") and (ii) the merger agreement is terminated (x) by either party because the Gramercy stockholder approval is not obtained, (y) by Chambers because Gramercy has materially breached its representations, warranties or covenants or (z) by Gramercy because the effective time of the merger has not occurred by January 31, 2016, then Gramercy will be required to pay an expense reimbursement amount of $20 million to Chambers. In addition, if the foregoing conditions have been satisfied and within 12 months of the date of such termination, Gramercy enters into a definitive agreement with respect to, or consummates, a competing proposal (with references to 20% in the definition of competing proposal deemed to refer instead to 50% for purposes of this provision), Gramercy will also be required to pay a termination fee of $43,505,889 to Chambers;

  •
  if (i) the merger agreement is terminated by Chambers before receipt of the Gramercy stockholder approval because (x) the Gramercy Board has changed its recommendation due to a competing proposal, (y) Gramercy has failed to timely fulfill its obligation to call and hold its stockholder meeting as required by the merger agreement or (z) Gramercy has materially breached its non-solicitation obligations, and (ii) within 12 months of such termination, Gramercy enters into a definitive agreement for, or consummates, a competing proposal (with references to 20% in the definition of competing proposal deemed to refer instead to 50% for purposes of this provision), then Gramercy will be required to pay an expense reimbursement amount of $20 million plus a termination fee of $43,505,889 to Chambers; and

  •
  if the merger agreement is terminated by Chambers because (i) at a time when the Gramercy competing proposal condition was not satisfied, because Gramercy has materially breached its representations, warranties or covenants or (ii) because the Gramercy Board has changed its recommendation due to an intervening event other than a competing proposal, then Gramercy will be required to pay an expense reimbursement amount of $20 million to Chambers.

        The maximum aggregate amount that may be payable by Chambers pursuant to the foregoing termination provisions is $81,198,934, and the maximum aggregate amount payable by Gramercy pursuant to the foregoing termination provisions is $63,505,889, in each case plus accrued interest on any delinquent payments and except in the case of willful breach.

        If payment of the termination fee would cause the receiving party to fail to maintain its REIT status, then the paying party will pay only the maximum amount that can be paid while preserving REIT status. The remaining fee amount will be held in escrow and will become payable once the receiving party notifies the paying party that such payment will not jeopardize its REIT status. Any amounts still held in escrow on December 31, 2020 will be released back to the paying party.

Indemnification and Insurance

        For a period of six years after the effective time of the Merger, Chambers will, to the fullest extent permitted by law, exculpate, indemnify, defend and hold harmless, and provide advancement of expenses to, each person entitled to indemnification, exculpation and/or advancement of expenses under the organizational or governing documents or indemnification agreements of Gramercy or its subsidiaries (which we refer to as a "Covered Person"), as of July 1, 2015, against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement arising from any claim, action, suit, proceeding or investigation arising out of (i) any action or omission or alleged action or omission in such Covered Person's capacity as such or (ii) the merger agreement or the Merger.

        Additionally, for a period of six years after the effective time of the Merger, Chambers will cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Gramercy (or analogous policies) with respect to claims arising from or related to facts or events which occurred at or before the effective time of the Merger, subject to certain limitations set forth in the merger agreement.

Security Holder Litigation

        Each party has agreed to promptly notify the other party of any legal proceeding related to the merger agreement or the Merger threatened or brought against such party, its directors and/or officers by security holders. Each party will also provide the other a reasonable opportunity to participate in (but not control) the defense of such litigation, including, in each case and without limitation, the opportunity to review material communications and participate in material meetings with opposing counsel or any governmental entity in connection with such litigation. Except to the extent required by applicable law, each party will not enter into any settlement agreement, agree to any undertakings or approve or otherwise agree to any waiver that may be sought in connection with such litigation, without the prior written consent of the other party (which consent may not be unreasonably withheld).

Employee Benefit Matters

        Pursuant to the merger agreement, the parties have agreed that each Chambers employee who continues as an employee of Chambers or any of its respective subsidiaries following the consummation of the Merger (which we refer to as a "continuing employee") will, until the earlier of the termination of such continuing employee's employment with such entities or the first anniversary of the effective time of the Merger, be entitled to (i) base compensation at least equal to that provided to such continuing employee prior to the effective time of the Merger, (ii) annual incentive compensation opportunities (excluding equity-based compensation opportunities) no less favorable than those provided to similarly situated employees of Gramercy and its subsidiaries, it being understood that no modifications will be made to Chambers bonuses for the fiscal year ending December 31, 2015, and (iii) employee benefits that are no less favorable than those provided to similarly situated employees of Gramercy and its subsidiaries.

        The merger agreement requires that, from and after the effective time of the merger, Chambers will assume and honor all Gramercy compensation and benefit plans, and the parties have agreed that, from and after the effective time:

  •
  Chambers will recognize each Gramercy employee's credited service with Gramercy or its subsidiaries, as applicable, to the same extent such employee was entitled to credited service in Gramercy's analogous compensation and benefit plans, except for purposes of any defined benefit plans or to the extent that such recognition would result in a duplication of benefits;

  •
  Each Gramercy employee will be eligible for participation in Chambers benefit plans without any waiting time to the extent coverage under the Chambers benefit plan replaces coverage under a comparable Gramercy benefit plan, as applicable, in which such continuing employee participated immediately prior to the effective time;

  •
  Chambers will take commercially reasonable efforts to waive for each Gramercy employee all pre-existing condition exclusions and actively at-work requirements of Chambers medical, dental, pharmaceutical, vision, disability, life vacation or other welfare benefit plans; and

  •
  Chambers will provide credit for any copayments and deductibles paid by Gramercy employees prior to the effective time of the Merger in satisfying any similar deductible or out-of-pocket requirements under any Chambers compensation or benefit plans to the extent they were credited under the applicable Gramercy benefit plan during the year the Gramercy employee begins participating in the applicable Chambers benefit plan.

        The parties acknowledged that a change in control will occur at or prior to the effective time of the Merger under the compensation and benefit plans (other than the GPT OP LTIP Units) of both Gramercy and Chambers.

Amendment, Extension and Waiver of the Merger Agreement

        At any time prior to the receipt of either party's shareholder or stockholder approval, as applicable, the merger agreement may be amended by written agreement of the Gramercy Board and the Chambers Board. After any such shareholder or stockholder approval, as applicable, no amendment which requires further approval by shareholders or stockholders, as applicable, may be made without such further approval.

        Prior to the effective time of the Merger, any party may (i) extend the time for the performance of any of the obligations or other acts of the other party; (ii) waive any inaccuracies in the representations and warranties; and (iii) waive compliance by the other party with any of the agreements or conditions contained in the merger agreement.

Governing Law

        The merger agreement is governed by the laws of the State of Maryland (without giving effect to conflict of law principles).

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following general discussion summarizes the anticipated material U.S. federal income tax consequences of the Merger to U.S. holders (as defined below) of Gramercy common stock and the material U.S. federal income tax consequences generally relating to the combined company's qualification and taxation as a REIT and to the ownership and disposition of common shares of the combined company by a U.S. holder. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to income tax nor does it address tax consequences arising under the unearned income Medicare contribution tax, or any tax reporting requirements applicable to the Merger. This discussion is based upon the Code, the Treasury Regulations and court and administrative rulings and decisions, all as in effect on the date of this joint proxy statement/prospectus. These laws may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion.

        This discussion addresses only those Gramercy common stockholders that hold their Gramercy common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:

  •
  a financial institution;

  •
  a pension plan or other tax-exempt organization (except to the extent discussed below);

  •
  a partnership or an entity treated as a partnership for U.S. federal income tax purposes, an S corporation or other pass-through entity (or an investor therein);

  •
  an insurance company;

  •
  a regulated investment company or REIT;

  •
  a dealer or broker in stocks and securities, or currencies;

  •
  a trader in securities that elects mark-to-market treatment;

  •
  a person that is subject to the alternative minimum tax provisions of the Code;

  •
  a person that does not hold their common stock as a capital asset within the meaning of Section 1221 of the Code;

  •
  a holder of Gramercy common stock that received Gramercy common stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

  •
  a person that is not a U.S. holder (as defined below);

  •
  a person that has a functional currency other than the U.S. dollar;

  •
  a holder of Gramercy common stock that holds Gramercy common stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction; or

  •
  a United States expatriate or person that has ceased to be a U.S. citizen or lawful permanent resident of the United States.

        Determining the actual tax consequences of the Merger to you may be complex. They will depend on your specific situation and on factors that are not within the control of Chambers or Gramercy. You should consult with your tax advisor as to the tax consequences of the Merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and of changes in those laws.

        For purposes of this discussion, the term "U.S. holder" means a beneficial owner of Gramercy common stock or common shares of the combined company, as the case may be, that is for U.S. federal income tax purposes (i) an individual citizen or resident of the United States, (ii) a corporation, or entity treated as a corporation, organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (iv) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

        The U.S. federal income tax consequences to a partner in an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes and that holds Gramercy common stock (or, after the Merger, common stock of the combined company) generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding Gramercy common stock (or, after the Merger, common stock of the combined company) should consult their tax advisors.

Tax Consequences of the Merger

Generally

        The parties intend for the Merger to be treated as a reorganization for U.S. federal income tax purposes. It is a condition to the obligation of Chambers to complete the Merger that Chambers receives an opinion from Clifford Chance US LLP, dated as of the closing date, substantially to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. It is a condition to the obligation of Gramercy to complete the Merger that Gramercy receives an opinion from Wachtell, Lipton, Rosen & Katz, dated as of the closing date, substantially to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. These opinions will be based on representation letters provided by Chambers and Gramercy and on customary factual assumptions. Neither of the opinions described above will be binding on the Internal Revenue Service (which we refer to as the "IRS") or any court. Chambers and Gramercy have not sought and will not seek any ruling from the IRS regarding any matters relating to the Merger and, as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below.

        Provided the Merger is treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, upon exchanging your Gramercy common stock for Chambers common shares (other than cash received in lieu of a fractional share), you generally will not recognize gain or loss. The aggregate tax basis in the Chambers common shares that you receive in the Merger, including any fractional share interests deemed received and sold as described below, will equal your aggregate adjusted tax basis in the Gramercy common stock you surrender. Your holding period for the Chambers common shares that you receive in the Merger (including any fractional share interest deemed received and sold as described below) will include your holding period for the Gramercy common stock that you surrender in the exchange.

Cash Instead of a Fractional Share

        If you receive cash instead of a fractional Chambers common share, you will be treated as having received such fractional share and then having received the cash in redemption of the fractional share interest. The cash payment will be treated as a distribution in payment of the fractional interest deemed redeemed under Section 302 of the Code. Assuming that, immediately after the Merger, you hold a minimal interest in Chambers, you exercise no control over Chambers and, as a result of the deemed redemption and after giving effect to certain constructive ownership rules, you experience an actual reduction in your interest in Chambers, you will recognize gain or loss on the deemed redemption equal to the difference between the amount of cash received and the basis allocable to your fractional Chambers common share as set forth above. Otherwise, the cash payment will be taxable to you as a dividend. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the Merger, the holding period for the shares (including the holding period of Gramercy common stock surrendered therefor) is greater than one year. The deductibility of capital losses is subject to limitations.

Backup Withholding

        If you are a non-corporate U.S. holder of Gramercy common stock you may be subject to information reporting and backup withholding (currently at a rate of 28%) on any cash payments you receive. You generally will not be subject to backup withholding, however, if you:

  •
  furnish a correct taxpayer identification number, certify that you are not subject to backup withholding on the substitute Form W-9 or successor form included in the election form/letter of transmittal you will receive and otherwise comply with all the applicable requirements of the backup withholding rules; or

  •
  provide proof that you are otherwise exempt from backup withholding.

        Any amounts withheld under the backup withholding rules will generally be allowed as a refund or credit against your U.S. federal income tax liability, provided you timely furnish the required information to the IRS.

        This summary of anticipated material U.S. federal income tax consequences is for general information only and is not tax advice. You are urged to consult your tax advisor with respect to the application of U.S. federal income tax laws to your particular situation as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, non-U.S. or other taxing jurisdiction.

REIT Qualification of Chambers and Gramercy

        It is a condition to the obligation of Gramercy to complete the Merger that Gramercy receive an opinion from Clifford Chance US LLP to the effect that, at all times since Chambers' taxable year ended December 31, 2011 and through the closing date, Chambers has been organized and operated in conformity with the requirements for qualification as a REIT under the Code. It is a condition to the obligation of Chambers to complete the Merger that Chambers receive an opinion from Morgan, Lewis & Bockius LLP to the effect that, (A) at all times since Gramercy's taxable year ended December 31, 2011 and through the closing date, Gramercy, Gramercy Investment Trust and Gramercy Investment Trust II have been organized and operated in conformity with the requirements for qualification as a REIT under the Code and (B) the proposed method of operation of Chambers and each of Gramercy's subsidiary REITs will enable Chambers and each of Gramercy's subsidiary REITs to continue to meet the requirements for qualification as a REIT under the Code.

        It must be emphasized that these opinions are based on various assumptions and rely on customary representations made by Chambers and Gramercy, respectively, including that all factual representations and statements set forth in all relevant documents, records and instruments are true and correct, all actions described in this joint proxy statement/prospectus are completed in a timely fashion and Chambers and Gramercy will at all times operate in accordance with the method of operation described in this joint proxy statement/prospectus, and is conditioned upon factual representations and covenants made by the management teams, boards of directors and affiliated entities regarding their organization, assets, present and future conduct of business operations, the fair market value of Chambers' and Gramercy's investments and other items regarding their ability to meet the various requirements for qualification as a REIT, and assumes that such representations are accurate and complete and they will take no action inconsistent with their qualification as a REIT. In connection with issuing its opinion, Morgan Lewis & Bockius LLP will assume the accuracy of (i) an opinion, dated November 11, 2011, issued by Clifford Chance US LLP, which previously served as counsel to Gramercy, solely with respect to all taxable periods ending prior to January 1, 2011 (ii) other debt for tax opinions issued to Gramercy by prior counsel in connection with certain Gramercy securitization transactions for which Morgan, Lewis & Bockius LLP did not serve as counsel to Gramercy, and (iii) certain conclusions of Maryland counsel with respect to issues of Maryland law. Morgan, Lewis & Bockius LLP is also relying, in part, upon Gramercy's receipt of the opinions of other tax counsel to conclude that, if the IRS successfully challenged the conclusions of those opinions, Gramercy, Gramercy Investment Trust and Gramercy Investment Trust II would nevertheless maintain their status as REITs because they would have reasonable cause for any related REIT qualification failures. In addition, the opinion of Morgan Lewis & Bockius LLP regarding Chambers' ability to qualify as a REIT after consummation of the Merger will rely in part on the opinion of Clifford Chance US LLP that since December 31, 2011 and through the Closing Date Chambers has been organized and operated in conformity with the requirements for qualification as a REIT.

        The combined company intends to continue to operate in a manner to qualify as a REIT following the Merger, but there is no guarantee that the combined company will qualify or remain qualified as a REIT. It is anticipated that Gramercy Investment Trust and Gramercy Investment Trust II will survive as REIT subsidiaries of the combined company following the merger. The combined company, Gramercy Investment Trust and Gramercy Investment Trust II are each treated as separate corporations for U.S. federal income tax purposes and each is considered to be a separate entity in determining its treatment under the rules for REITs described herein. The failure of either Gramercy Investment Trust or Gramercy Investment Trust II to maintain its qualification as a REIT could also adversely affect the combined company's ability to qualify as a REIT. See "—Effect of Subsidiary Entities—REIT Subsidiaries" below for additional information. The discussion below regarding the requirements for qualification as a REIT generally applies equally to each of the REIT subsidiaries of the combined company.

        Qualification and taxation as a REIT depend upon the ability of the combined company to meet, through actual annual (or, in some cases, quarterly) operating results, requirements relating to income, asset ownership, distribution levels and diversity of share ownership, and the various REIT qualification requirements imposed under the Code. Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations and the possibility of future changes in the circumstances of the combined company, Chambers and Gramercy cannot guarantee that the actual operating results of the combined company will satisfy the requirements for taxation as a REIT under the Code for any particular tax year. None of the opinions described above will be binding on the IRS or any court.

Tax Liabilities and Attributes Inherited from Gramercy

        If Gramercy or either of its subsidiary REITs failed to qualify as a REIT for any of its taxable years, Gramercy or such subsidiary REIT would be liable for (and the combined company would be directly or indirectly obligated to pay) U.S. federal income tax on its taxable income at regular corporate rates. Furthermore, after the Merger, the asset and income tests will apply to all of the assets of the combined company, including the assets the combined company acquires from Gramercy, and to all of the income of the combined company, including the income derived from the assets the combined company acquires from Gramercy. As a result, the nature of the assets that the combined company acquires from Gramercy and the income the combined company derives from those assets may have an effect on the tax qualification of the combined company as a REIT. In addition, if

Gramercy failed to qualify as a REIT prior to the Merger, the combined company would be subject to U.S. federal income tax if, during the ten years following the Merger, the combined company disposed of any asset that was acquired from Gramercy in the Merger. In this event, the combined company would generally be subject to U.S. federal income tax at the highest regular corporate rate on the built-in-gain (i.e., the excess of the asset's fair market value over its adjusted tax basis), if any, that existed, with respect to such asset at the time of the Merger.

        Qualification as a REIT requires the combined company to satisfy numerous requirements, some on an annual and others on a quarterly basis, as described below with respect to the combined company. There are only limited judicial and administrative interpretations of these requirements, and qualification as a REIT involves the determination of various factual matters and circumstances which were not entirely within the control of the combined company.

U.S. Federal Income Tax Considerations Relating to the Combined Company's Qualification as a REIT

        This section summarizes the material U.S. federal income tax consequences generally relating to the combined company's qualification and taxation as a REIT.

        The sections of the Code and the corresponding Treasury Regulations that relate to the qualification and taxation as a REIT are highly technical and complex. You are urged to consult your tax advisor regarding the specific tax consequences to you of ownership of the securities of the combined company and of the election of the combined company to be taxed as a REIT. Specifically, you should consult your tax advisor regarding the U.S. federal, state, local, foreign and other tax consequences of such ownership and election, and regarding potential changes in applicable tax laws.

General

        For U.S. federal income tax purposes, the combined company will be treated as a continuation of Chambers. Chambers elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with its taxable year ended December 31, 2004. Chambers believes that it has been organized and has operated in a manner that allows it to qualify for taxation as a REIT under the Code commencing with its taxable year ended December 31, 2004, and it is intended that the combined company will continue to be organized and operated in such a manner. However, the qualification and taxation of the combined company as a REIT depend upon the ability of the combined company to meet the various qualification tests imposed under the Code, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership, all of the results of which have not been and will not be reviewed by the tax counsel of the combined company. Accordingly, the actual results of the operations of the combined company during any particular taxable year may not satisfy those requirements, and no assurance can be given that Chambers has operated or that the combined company will continue to operate in a manner so as to qualify or remain qualified as a REIT. See "—Failure to Qualify."

        Provided the combined company qualifies for taxation as a REIT, the combined company generally will not be required to pay U.S. federal corporate income taxes on its net income that is currently distributed to the shareholders. This treatment substantially eliminates the "double taxation" that ordinarily results from investment in a C corporation. Double taxation means taxation once at the corporate level when income is earned and once again at the shareholder level when that income is distributed. The combined company will, however, be required to pay U.S. federal income tax as follows:

  •
  First, the combined company will be required to pay tax at regular corporate rates on any undistributed income, including undistributed net capital gains.

  •
  Second, the combined company may be required to pay the "alternative minimum tax" on items of tax preference under some circumstances.

  •
  Third, if the combined company has (1) net income from the sale or other disposition of "foreclosure property" held primarily for sale to customers in the ordinary course of business or (2) other nonqualifying income from foreclosure property, the combined company will be required to pay tax at the highest corporate rate on this income. Foreclosure property is generally property acquired through foreclosure or after a default on a loan secured by the property or a lease of the property.

  •
  Fourth, the combined company will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business.

  •
  Fifth, if the combined company fails to satisfy the 75% gross income test or the 95% gross income test, as described below, but has otherwise maintained its qualification as a REIT because certain other requirements are met, the combined company will be required to pay a tax equal to (1) the greater of (A) the amount by which 75% of the gross income of the combined company exceeds the amount qualifying under the 75% gross income test, and (B) the amount by which 95% of the gross income of the combined company exceeds the amount qualifying under the 95% gross income test, multiplied by (2) a fraction intended to reflect the profitability of the combined company.

  •
  Sixth, if the combined company fails to satisfy any of the REIT asset tests (other than a de minimis failure of the 5% or 10% asset tests), as described below, provided such failure is due to reasonable cause and not due to willful neglect, and nonetheless maintains its REIT qualification because of specified cure provisions, the combined company will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets that caused the combined company to fail such test.

  •
  Seventh, if the combined company fails to satisfy any provision of the Code that would result in its failure to qualify as a REIT (other than a violation of the REIT gross income tests or certain violations of the asset tests described below) and the violation is due to reasonable cause and not due to willful neglect, the combined company may retain its REIT qualification but will be required to pay a penalty of $50,000 for each such failure.

  •
  Eighth, the combined company will be required to pay a 4% excise tax to the extent the combined company fails to distribute during each calendar year at least the sum of (1) 85% of the REIT ordinary income of the combined company for the year, (2) 95% of its REIT capital gain net income for the year (other than capital gain the combined company elects to retain and pay tax on) and (3) any undistributed taxable income from prior periods.

  •
  Ninth, if the combined company acquires any asset from a corporation that is or has been a C corporation in a transaction in which the basis of the asset in the hands of the combined company is determined by reference to the basis of the asset in the hands of the C corporation, and the combined company subsequently recognizes gain on the disposition of the asset during the ten-year period beginning on the date on which the combined company acquired the asset, then the combined company will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (1) the fair market value of the asset over (2) the adjusted basis of the combined company in the asset, in each case determined as of the date on which the combined company acquired the asset. The results described in this paragraph with respect to the recognition of gain assume that the necessary parties make or refrain from making the appropriate elections under the applicable Treasury Regulations then in effect.

  •
  Tenth, the combined company will be required to pay a 100% tax on any "redetermined rents," "redetermined deductions" or "excess interest." In general, redetermined rents are rents from real property that are overstated as a result of services furnished by a TRS of the combined company to any of its tenants. See "—Effect of Subsidiary Entities—Ownership of Interests in Taxable REIT Subsidiaries." Redetermined deductions and excess interest generally represent amounts that are deducted by a TRS for amounts paid to the combined company that are in excess of the amounts that would have been deducted based on arm's length negotiations. See "—Redetermined Rents, Redetermined Deductions, and Excess Interest."

  •
  Eleventh, the combined company will have subsidiaries or own interests in other lower-tier entities that are taxable C corporations, including its TRSs, the earnings of which will generally be subject to U.S. federal income tax.

Requirements for Qualification as a REIT

        The Code defines a REIT as a corporation, trust or association:

  1.
  that is managed by one or more trustees or directors;

  2.
  that issues transferable shares or transferable certificates to evidence its beneficial ownership;

  3.
  that would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code;

  4.
  that is not a financial institution or an insurance company within the meaning of certain provisions of the Code;

  5.
  that is beneficially owned by 100 or more persons;

  6.
  not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of each taxable year; and

  7.
  that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

        The Code provides that conditions (1) through (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. Conditions (5) and (6) above do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of condition (6), an "individual" generally includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes, but does not include a qualified pension plan or profit sharing trust.

        Chambers believes that it has been organized, has operated and has issued sufficient shares of capital stock with sufficient diversity of ownership to allow it to satisfy conditions (1) through (7), inclusive during the relevant time periods. In addition, Chambers' declaration of trust provides, and the combined company's declaration of trust will provide for restrictions on the ownership and transfer of the combined company shares intended to assist the combined company in continuing to satisfy the share ownership requirements described in conditions (5) and (6) above. These share ownership and transfer restrictions may not ensure that the combined company will, in all cases, be able to satisfy the share ownership requirements described in conditions (5) and (6) above. If the combined company fails to satisfy these share ownership requirements, except as provided in the next sentence, the status of the combined company as a REIT will terminate and the combined company could be ineligible to elect to qualify as a REIT until the fifth calendar year following the year of such failure. See "—Failure to Qualify." If, however, the combined company complies with the rules contained in applicable Treasury Regulations that require the combined company to ascertain the actual ownership of its stock and the combined company does not know, or would not have known through the exercise of reasonable diligence, that the combined company failed to meet the requirement described in condition (6) above, the combined company will be treated as having met this requirement. See "—Failure to Qualify."

        In addition, the combined company may not maintain its status as a REIT unless the taxable year is the calendar year. Chambers has and it is intended that the combined company will continue to have a calendar taxable year.

Effect of Subsidiary Entities

        Ownership of a Partnership Interest.    The combined company will own and operate one or more properties through partnerships (references herein to "partnership" include limited liability companies that are classified as partnerships for U.S. federal income tax purposes). Treasury Regulations provide that if the combined company is a partner in a partnership, the combined company will be deemed to own its proportionate share of the assets of the partnership based on the interest of the combined company in the partnership's capital, subject to special rules relating to the 10% asset test described below. The combined company also will be deemed to be entitled to its proportionate share of the income of the partnership. The character of the assets and gross income of the partnership retains the same character in the hands of the combined company for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. In addition, for these purposes, the assets and items of income of any partnership in which the combined company directly or indirectly owns an interest include such partnership's share of assets and items of income of any partnership in which it owns an interest, and the combined company's proportionate share of such assets and items of income are treated as the assets and items of income of the combined company for purposes of applying the requirements described in this discussion, including the income and asset tests described below. Included below under "—Tax Aspects of Investments in Partnerships" is a brief summary of the rules governing the U.S. federal income taxation of partnerships.

        The combined company will have direct or indirect control of CSP OP and indirect control of some of the subsidiary partnerships of the combined company (including GPT OP), and intends to continue to operate them in a manner consistent with the requirements for qualification as a REIT. However, the combined company will be a limited partner in certain partnerships. If a partnership in which the combined company owns an interest takes or expects to take actions that could jeopardize the status of the combined company as a REIT or require the combined company to pay tax, the combined company may be forced to dispose of its interest in such entity. In addition, it is possible that a partnership could take an action that could cause the combined company to fail a REIT income or asset test, and that the combined company would not become aware of such action in time to dispose of its interest in the partnership or take other corrective action on a timely basis. In that case, the combined company could fail to qualify as a REIT unless it were entitled to relief, as described below. See "—Failure to Qualify."

        Ownership of Interests in Qualified REIT Subsidiaries and Other Disregarded Entities.    If a REIT owns a corporate subsidiary that is a "qualified REIT subsidiary," that subsidiary is disregarded as a separate entity for U.S. federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT, including for purposes of the gross income and asset tests applicable to REITs as summarized below. A corporation will qualify as a qualified REIT subsidiary if a REIT owns 100% of its stock and it is not a TRS, as described below. A qualified REIT subsidiary is not required to pay U.S. federal income tax, and the ownership of the combined company of the stock of a qualified REIT subsidiary will not violate the restrictions on ownership of securities, as described below under "—Asset Tests."

        Single member limited liability companies that are wholly owned or treated as wholly owned through disregarded entities for U.S. federal income tax purposes by a REIT, such as CSP OP (after an election is made to treat its TRS owner as a disregarded entity of Chambers for U.S. federal income tax purposes) and Merger Sub, are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT gross income and asset tests.

        Ownership of Interests in Taxable REIT Subsidiaries.    The TRSs of the combined company will be corporations other than REITs and qualified REIT subsidiaries in which the combined company directly or indirectly holds stock, and that have made a joint election with any of the REITs prior to the Merger to be treated as TRSs. A TRS also includes any corporation other than a REIT with respect to which one of the TRSs of the combined company owns more than 35% of the total voting power or value of the outstanding securities of such corporation. Chambers currently has one TRS which will elect to be treated as a disregarded entity of Chambers for U.S. federal income tax purposes in connection with the Merger. Gramercy currently has 2 TRSs, each of which must make a joint election with Chambers to be a TRS of the combined entity.

        The separate existence of a TRS or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for U.S. federal income tax purposes. Accordingly, such an entity would generally be subject to corporate U.S. federal, state and local income or franchise taxes on its earnings, which may reduce the cash flow generated by the combined company and its subsidiaries in the aggregate, and the combined company's ability to make distributions to its shareholders.

        For purposes of the gross income and asset tests applicable to REITs, a REIT is not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by the subsidiary is an asset in the hands of the REIT, and the REIT recognizes as income the dividends that it receives from the subsidiary. This treatment can affect the gross income and asset test calculations that apply to the REIT, as described below. Because a REIT does not include the assets and income of such subsidiary corporations in determining the REIT's compliance with the REIT requirements, such entities may be used by the parent REIT to undertake indirectly activities that a REIT, due to the requirements applicable to REITs, might otherwise not be able to undertake directly or through pass-through subsidiaries (or, if such activities could be undertaken, it would only be in a commercially unfeasible manner) such as, for example, activities that give rise to certain categories of income such as management fees.

        The TRSs of the combined company may be prevented from deducting interest on debt funded directly or indirectly by the combined company if certain tests regarding the TRS's debt-to-equity ratio and interest expense are not satisfied. In addition, if amounts are paid to the combined company or deducted by a TRS due to transactions between the combined company, its tenants and/or a TRS, that exceed the amount that would be paid to or deducted by a party in an arm's-length transaction, the combined company generally will be subject to an excise tax equal to 100% of such excess.

        Rents received by a REIT that include amounts for services furnished by a TRS to any of the REIT's tenants will not be subject to the excise tax if such amounts qualify for the safe harbor provisions contained in the Code. Safe harbor provisions are provided where (i) amounts are excluded from the definition of impermissible tenant service income as a result of satisfying a 1% de minimis exception; (ii) a TRS renders a significant amount of similar services to unrelated parties and the charges for such services are substantially comparable; (iii) rents paid to the REIT by tenants leasing at least 25% of the net leasable space at a property that are not receiving services from the TRS are substantially comparable to the rents paid to the REIT by tenants leasing comparable space at such property and that are receiving such services from the TRS (and the charge for the services is separately stated); or (iv) the TRS's gross income from the service is not less than 150% of its direct cost of furnishing the service.

        REIT Subsidiaries.    Gramercy Investment Trust and Gramercy Investment Trust II are corporate subsidiaries of Gramercy, and following the Merger will be indirect corporate subsidiaries of the combined company that intend to qualify as REITs. Gramercy Investment Trust and Gramercy Investment Trust II therefore must independently satisfy the REIT tests discussed in this joint proxy statement/prospectus. The failure of Gramercy Investment Trust and/or Gramercy Investment Trust II to qualify as a REIT could cause the combined company to fail to qualify as a REIT because the combined company would then own more than 10% of the securities of an issuer that was not a REIT, a qualified REIT subsidiary or a TRS. Gramercy believes that Gramercy Investment Trust and Gramercy Investment Trust II have been organized and operated in a manner that will permit them to qualify as REITs.

        For each taxable year since 2011, Gramercy Investment Trust and Gramercy Investment Trust II have each made protective TRS elections to be treated as a TRS of Gramercy in the event that they lose their qualification as a REIT. See "—Effect of Subsidiary Entities—Ownership of Interests in Taxable REIT Subsidiaries."

        Taxable Mortgage Pools.    An entity, or a portion of an entity, may be classified as a taxable mortgage pool ("TMP") under the Code if: substantially all of its assets consist of debt obligations or interests in debt obligations; more than 50% of those debt obligations are real estate mortgage loans or interests in real estate mortgage loans as of specified testing dates; the entity has issued debt obligations that have two or more maturities; and the payments required to be made by the entity on its debt obligations "bear a relationship" to the payments to be received by the entity on the debt obligations that it holds as assets.

        Under Treasury regulations, if less than 80% of the assets of an entity (or a portion of an entity) consists of debt obligations, these debt obligations are considered not to comprise "substantially all" of its assets, and therefore the entity would not be treated as a TMP.

        The combined company may have investments or financing and securitization arrangements that are treated as interests in a TMP. A TMP generally is treated as a corporation for U.S. federal income tax purposes. However, special rules apply to a REIT, a portion of a REIT, or a qualified REIT subsidiary that is a TMP. If a REIT owns directly, or indirectly through one or more qualified REIT subsidiaries or other entities that are disregarded as a separate entity for U.S. federal income tax purposes, 100% of the equity interest in the TMP, the TMP will be a qualified REIT subsidiary and, therefore, ignored as an entity separate from the parent REIT and would not generally affect the tax qualification of the REIT. Rather, the consequences of the TMP classification would generally, except as described below, be limited to the REIT's stockholders. See "Income Tests—Excess Inclusion Income" below.

        If the combined company owns less than 100% of the ownership interests in a subsidiary that is a TMP, the foregoing rules would not apply. Rather, the subsidiary would be treated as a corporation for U.S. federal income tax purposes, and would potentially be subject to U.S. federal corporate income tax. In addition, this characterization would alter the combined company's REIT income and asset test calculations and could adversely affect the combined company's compliance with those requirements. The combined company does not expect that it would form any subsidiary in which it would own some, but less than all, of the ownership interests such that the subsidiary would become a TMP, and intends to monitor the structure of any TMPs in which it has an interest to ensure that the subsidiaries will not adversely affect the combined company's qualification as a REIT.

        In general, Gramercy currently owns and expects that the combined company will own 100% of the equity in entities that are TMPs. Such entities are and will be held through subsidiary REITs so that they are qualified REIT subsidiaries of the subsidiary REITs and their assets and liabilities are treated as assets and liabilities of the subsidiary REITs. Consequently, the net income from such assets and liabilities would not be subject to corporate-level tax, even if they were to be treated as a TMP, although the excess inclusion rules described below may apply, see "Income Tests—Excess Inclusion Income" below. Although no assurance can be provided, Gramercy has concluded that its existing financings are not expected to generate excess inclusion income to the combined company or any subsidiary REIT in 2015 or any future year.

Income Tests

        The combined company must satisfy two gross income requirements annually to maintain the qualification of the combined company as a REIT. First, in each taxable year, the combined company must derive directly or indirectly at least 75% of its gross income (excluding gross income from prohibited transactions, from certain hedging transactions and from certain foreign currency transactions) from investments relating to real property or mortgages on real property, including "rents from real property" and, in certain circumstances, interest, or from certain types of temporary investments. Second, in each taxable year, the combined company must derive at least 95% of its gross income (excluding gross income from prohibited transactions, from certain hedging transactions and from certain foreign currency transactions) from (i) these real property investments, (ii) dividends, interest and gain from the sale or disposition of stock or securities, or (iii) any combination of the foregoing.

        Rents from Real Property.    Rents the combined company receives from a tenant will qualify as "rents from real property" for the purpose of satisfying the gross income requirements described above only if all of the following conditions are met:

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  the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount the combined company receives or accrues generally will not be excluded from the term "rents from real property" solely because it is based on a fixed percentage or percentages of receipts or sales;

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  the combined company, or an actual or constructive owner of 10% or more of the stock of the combined company, must not actually or constructively own 10% or more of the interests in the assets or net profits of the tenant, or, if the tenant is a corporation, 10% or more of the voting power or value of all classes of stock of the tenant. Rents received from such a tenant that is also a TRS, however, will not be excluded from the definition of "rents from real property" as a result of this condition if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the TRS are substantially comparable to rents paid by other tenants for comparable space. Whether rents paid by a TRS are substantially comparable to rents paid by other tenants is determined at the time the lease with the TRS is entered into, extended, and modified (if such modification increases the rents due under such lease). Notwithstanding the foregoing, however, if a lease with a "controlled TRS" is modified and such modification results in an increase in the rents payable by such TRS, any such increase will not qualify as "rents from real property." For purposes of this rule, a "controlled TRS" is a TRS in which the parent REIT owns stock possessing more than 50% of the voting power or more than 50% of the total value of the outstanding stock of such TRS;

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  rent attributable to personal property leased in connection with a lease of real property must not be greater than 15% of the total rent received under the lease. If this requirement is not met, then the portion of the rent attributable to personal property will not qualify as "rents from real property;" and

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  the combined company generally must not operate or manage its property or furnish or render services to its tenants, subject to a 1% de minimis exception, other than customary services through an independent contractor from whom the combined company derives no revenue. The combined company may, however, directly perform certain services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property. Examples of such services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. In addition, the combined company may employ a TRS, which may be wholly or partially owned by the combined company, to provide both customary and non-customary services to the tenants of the combined company without causing the rent the combined company received from those tenants to fail to qualify as "rents from real property." Any amounts the combined company receives from a TRS with respect to its provision of non-customary services will, however, be nonqualifying income under the 75% gross income test and, except to the extent received through the payment of dividends, the 95% gross income test.

        The combined company does not anticipate receiving rents that fail to meet these conditions in amounts that, together with other types of non-qualifying income, would cause it to fail to satisfy the gross income tests.

        Interest.    The term "interest" generally does not include any amount received or accrued, directly or indirectly, if the determination of such amount depends in whole or in part on the income or profits of any person. However, interest generally includes the following:

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  an amount that is based on a fixed percentage or percentages of receipts or sales; and

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  an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying "rents from real property" if received directly by the combined company.

        If a loan contains a provision that entitles the combined company to a percentage of the borrower's gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property's value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both income tests.

        Interest income constitutes qualifying mortgage interest for purposes of the 75% income test to the extent that the obligation is secured by a mortgage on real property. If the combined company receives interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that it acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other property, and the combined company's income from the arrangement will qualify for purposes of the 75% income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% income test.

        To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan, or a shared appreciation provision, income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% income tests, provided that the property is not inventory or dealer property in the hands of the borrower or the combined company.

        To the extent that the combined company derives interest income from a loan where all or a portion of the amount of interest payable is contingent, such income generally will qualify for purposes of the income tests only if it is based upon the gross receipts or sales and not the net income or profits of any person. This limitation does not apply, however, to a mortgage loan where the borrower derives substantially all of its income from the property from the leasing of substantially all of its interest in the property to tenants, to the extent that the rental income derived by the borrower would qualify as rents from real property had it been earned directly by the combined company.

        Any amount includible in the combined company's income with respect to a regular or residual interest in a real estate mortgage investment conduit (which we refer to as a "REMIC") generally is treated as interest on an obligation secured by a mortgage on real property. If, however, less than 95% of the assets of a REMIC consists of real estate assets (determined as if the combined company held such assets), the combined company will be treated as receiving directly its proportionate share of the income of the REMIC for purposes of determining the amount that is treated as interest on an obligation secured by a mortgage on real property. The IRS has also issued guidance providing that, among other things, if a REIT holds a regular interest in an "eligible REMIC," or a residual interest in an "eligible REMIC" that informs the REIT that at least 80% of the REMIC's assets constitute real estate assets, then the REIT may treat 80% of the gross income received with respect to the interest in the REMIC as interest on an obligation secured by a mortgage on real property for the purpose of the 75% income test. For this purpose, a REMIC is an "eligible REMIC" if: (i) the REMIC has received a guarantee from the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation that will allow the REMIC to make any principal and interest payments on its regular and residual interests; and (ii) all of the REMIC's mortgages and pass-through certificates are secured by interests in single-family dwellings. If the combined company were to acquire an interest in an "eligible REMIC" less than 95% of the assets of which constitute real estate assets, the IRS guidance described above may generally allow the combined company to treat 80% of the income derived from the interest as qualifying income for the purposes of 75% income test. Although the portion of the income from such a REMIC interest that does not qualify would likely be qualifying income for the purpose of the 95% income test, the remaining 20% of the REMIC interest generally would not qualify as a real estate asset, which could adversely affect the combined company's ability to satisfy the REIT asset tests.

        Among the assets the combined company holds are certain mezzanine loans secured by equity interests in a pass-through entity that directly or indirectly owns real property, rather than a direct mortgage on the real property. The IRS has issued Revenue Procedure 2003-65 (which we refer to as the "Revenue Procedure"), which provides a safe harbor pursuant to which a mezzanine loan, if it meets each of the requirements contained in the Revenue Procedure, will be treated by the IRS as a real estate asset for purposes of the REIT asset tests, and interest derived from it will be treated as qualifying mortgage interest for purposes of the 75% income test. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. Moreover, the mezzanine loans that the combined company has originated or acquired typically do not meet all of the requirements for reliance on this safe harbor. Hence, there can be no assurance that the IRS will not challenge the qualification of such assets as real estate assets for purposes of the REIT asset tests or the interest generated by these loans as qualifying income under the 75% income test. To the extent the combined company makes corporate mezzanine loans, such loans will not qualify as real estate assets and interest income with respect to such loans will not be qualifying income for the 75% income test.

        The combined company believes that the interest, original issue discount, and market discount income that it receives from its mortgage-related securities generally will be qualifying income for purposes of both income tests. However, to the extent that the combined company owns non-REMIC collateralized mortgage obligations, non-REMIC pay-through bonds and pass-through debt instruments, such as collateralized mortgage obligations or CMOs, or other debt instruments secured by mortgage loans (rather than by real property) or secured by non-real estate assets, or debt securities that are not secured by mortgages on real property or interests in real property, the interest income received with respect to such securities generally will be qualifying income for purposes of the 95% income test, but not the 75% income test. In addition, the loan amount of a mortgage loan that the combined company owns may exceed the value of the real property securing the loan. In that case, a portion of the income from the loan will be qualifying income for purposes of the 95% income test, but not the 75% income test.

        In connection with Gramercy's legacy special finance business, the combined company will hold and may acquire certain participation interests, including B-Notes, in mortgage loans and mezzanine loans. B-Notes are interests in underlying loans created by virtue of participations or similar agreements to which the originators of the loans are parties, along with one or more participants. The borrower on the underlying loan is typically not a party to the participation agreement. The performance of this investment depends upon the performance of the underlying loan and, if the underlying borrower defaults, the participant typically has no recourse against the originator of the loan. The originator often retains a senior position in the underlying loan and grants junior participations which absorb losses first in the event of a default by the borrower. The combined company generally expects to treat such participation interests as qualifying real estate assets for purposes of the REIT asset tests described below and interest that it derives from such investments as qualifying mortgage interest for purposes of the 75% income test. The appropriate treatment of participation interests for U.S. federal income tax purposes is not entirely certain, however, and no assurance can be given that the IRS will not challenge the combined company's treatment of its participation interests. In the event of a determination that such participation interests do not qualify as real estate assets, or that the income that the combined company derives from such participation interests does not qualify as mortgage interest for purposes of the REIT asset and income tests, the combined company could be subject to a penalty tax, or could fail to qualify as a REIT.

        Many of the terms of the combined company's mortgage loans, mezzanine loans and subordinated mortgage interests and the loans supporting its mortgage-backed securities in connection with its legacy special finance business have been modified and may in the future be modified. Under the Code, if the terms of a loan are modified in a manner constituting a "significant modification," such modification triggers a deemed exchange of the original loan for the modified loan. IRS Revenue Procedure 2011-16, as modified and superseded by Revenue Procedure 2014-51, provides a safe harbor pursuant to which the combined company will not be required to redetermine the fair market value of the real property securing a loan for purposes of the income and asset tests in connection with a loan modification that is: (1) occasioned by a borrower default; or (2) made at a time when the combined company reasonably believes that the modification to the loan will substantially reduce a significant risk of default on the original loan. No assurance can be provided that all of the combined company's loan modifications have or will qualify for the safe harbor in Revenue Procedure 2014-51. To the extent the combined company significantly modifies loans in a manner that does not qualify for that safe harbor, the combined company will be required to redetermine the value of the real property securing the loan at the time it was significantly modified. In determining the value of the real property securing such a loan, the combined company generally will not obtain third-party appraisals but rather will rely on internal valuations. No assurance can be provided that the IRS will not successfully challenge the combined company's internal valuations. If the terms of the combined company's mortgage loans, mezzanine loans and subordinated mortgage interests and loans supporting mortgage-backed securities are significantly modified in a manner that does not qualify for the safe harbor in Revenue Procedure 2014-51 and the fair market value of the real property securing such loans has decreased significantly, the combined company could fail the 75% income test, the 75% asset test and/or the 10% value test.

        Dividends.    The combined company may receive distributions from its TRSs or other C corporations that are neither REITs nor qualified REIT subsidiaries. These distributions will be classified as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. Any dividends received by the combined company from a REIT, however, will be qualifying income for purposes of both the 95% and 75% gross income tests.

        Excess Inclusion Income.    If the combined company acquires a residual interest in a REMIC, the combined company may realize excess inclusion income. If the combined company is deemed to have issued debt obligations having two or more maturities, the payments on which correspond to payments on mortgage loans owned by us, such arrangement will be treated as a TMP for U.S. federal income tax purposes. See above "—Taxable Mortgage Pools." If all or a portion of the combined company is treated as a TMP, the combined company's qualification as a REIT generally should not be impaired. However, to the extent that all or a portion of combined company is treated as a TMP, or the combined company makes investments or enters into financing and securitization transactions that give rise to the combined company being considered to own an interest in one or more TMPs, a portion of the combined company's REIT taxable income may be characterized as excess inclusion income and allocated to stockholders, generally in a manner set forth under the Code and the applicable Treasury regulations. Although no assurance can be provided, Gramercy has concluded that its existing financings are not expected to generate excess inclusion income to the combined company or any subsidiary REIT in 2015 or any future year. If a portion of the combined company's dividends constitute excess inclusion income, it would likely increase the tax liability of tax-exempt stockholders, non-U.S. stockholders and stockholders with net operating losses. Gramercy has not reported any excess inclusion income since January 1, 2012. The Treasury Department has issued guidance governing the tax treatment of stockholders of a REIT that owns an interest in a TMP, is also a TMP, or is a holder of a residual interest in a REMIC. Excess inclusion income is an amount, with respect to any calendar quarter, equal to the excess, if any, of (i) income tax allocable to the holder of a residual interest in a REMIC during such calendar quarter over (ii) the sum of amounts allocated to each day in the calendar quarter equal to its ratable portion of the product of (a) the adjusted issue price of the interest at the beginning of the quarter multiplied by (b) 120% of the long term federal rate (determined on the basis of compounding at the close of each calendar quarter and properly adjusted for the length of such quarter). Combined company excess inclusion income would be allocated among shareholders that hold combined company common stock in record name in proportion to dividends paid to such shareholders. A shareholder's share of any excess inclusion income:

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  could not be offset by net operating losses of a shareholder;

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  in the case of a shareholder who is a REIT, a regulated investment company, a common trust fund or other pass-through entity, would be considered excess inclusion income of such entity and such entity will be subject to tax at the highest corporate rate on any excess inclusion income allocated to their owners that are disqualified organizations;

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  would be subject to tax as unrelated business taxable income to a tax-exempt holder;

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  would be subject to the application of the U.S. federal income tax withholding (without reduction pursuant to any otherwise applicable income tax treaty) with respect to amounts allocable to non-U.S. stockholders; and

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  would be taxable (at the highest corporate tax rates) to the combined company, rather than shareholders, to the extent allocable to combined company common stock held in record name by disqualified organizations (generally, tax-exempt entities not subject to unrelated business income tax, including governmental organizations). Nominees or other broker/dealers who hold combined company stock on behalf of disqualified organizations are subject to this tax on the portion of combined company excess inclusion income allocable to combined company stock held on behalf of disqualified organizations.

        The manner in which excess inclusion income would be allocated among shares of different classes of stock is not clear under current law. Tax-exempt investors, regulated investment company or REIT investors, foreign investors and taxpayers with net operating losses should carefully consider the tax considerations described above and are urged to consult their tax advisors.

        Hedging Transactions.    From time to time, the combined company may enter into hedging transactions with respect to one or more of its assets or liabilities. The hedging activities of the combined company may include entering into interest rate swaps, caps and floors, options to purchase these items, and futures and forward contracts. Income from a hedging transaction, including gain from the sale or disposition of such a transaction, that is clearly and timely identified as a hedging transaction as specified in the Code will not constitute gross income and thus will be exempt from the 95% and 75% gross income tests. The term "hedging transaction," as used above, generally means any transaction the combined company enters into in the normal course of the business of the combined company primarily to manage risk of (i) interest rate changes or fluctuations with respect to borrowings made or to be made by the combined company to acquire or carry real estate assets and (ii) currency fluctuations with respect to an item of qualifying income under the 75% or 95% gross income test (or any property which generates such income or gain). To the extent that the combined company does not properly identify such transactions as hedges or hedges with other types of financial instruments, or hedges other types of indebtedness, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. It is intended that the combined company will structure any hedging transactions in a manner that does not jeopardize the status of the combined company as a REIT.

        Cancellation of Indebtedness Income.    From time to time, the combined company and its subsidiaries may recognize cancellation of indebtedness income in connection with repurchasing debt at a discount. Cancellation of indebtedness income is excluded from gross income for purposes of both the 75% and 95% income tests.

        Foreign Investments.    The combined company will hold investments in certain entities located outside the United States, and from time to time the combined company may acquire additional properties outside of the United States, through a TRS or otherwise. These acquisitions could cause the combined company to incur foreign currency gains or losses. "Real estate foreign exchange gain" is excluded from the calculation of the 75% gross income test and "passive foreign exchange gain" is excluded from the calculation of the 95% gross income test. Real estate foreign exchange gain" means (i) foreign currency gain attributable (without duplication) to (a) an item of income or gain to which the 75% gross income test applies, (b) the acquisition or ownership of obligations secured by mortgages on real property or on interests in real property, or (c) becoming or being the obligor under obligations secured by mortgages on real property or interests in real property, or (ii) foreign currency gain attributable to certain "qualified business unit" of the REIT under Section 987 of the Code. "Passive foreign exchange gain" is (without duplication) real estate foreign exchange gain, foreign currency gain attributable to an item of income or gain to which the 95% gross income test applies, foreign currency gain attributable to the acquisition or ownership of obligations, or foreign currency gain attributable to becoming or being the obligor under obligations.

        Fee Income.    The combined company will receive various fees in connection with its operations. The fees will be qualifying income for purposes of both the 75% and 95% income tests if they are received in consideration for entering into an agreement to make a loan secured by real property and the fees are not determined by income and profits. Other fees are not qualifying income for purposes of either gross income test. The combined company currently earns certain management fees through TRSs, and any fees earned by TRSs are not included for purposes of the income tests.

Failure to Satisfy the Gross Income Tests

        The aggregate amount of the non-qualifying income of the combined company, from all sources, in any taxable year is not expected to exceed the limit on non-qualifying income under the gross income tests. If the combined company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, the combined company may nevertheless qualify as a REIT for the year if the combined company is entitled to relief under certain provisions of the Code. The combined company generally may make use of the relief provisions if:

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  following the identification by the combined company of the failure to meet the 75% or 95% gross income tests for any taxable year, the combined company files a schedule with the IRS setting forth each item of the gross income of the combined company for purposes of the 75% or 95% gross income tests for such taxable year in accordance with Treasury Regulations to be issued; and

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  the failure of the combined company to meet these tests was due to reasonable cause and not due to willful neglect.

        It is not possible, however, to state whether in all circumstances the combined company would be entitled to the benefit of these relief provisions. For example, if the combined company fails to satisfy the gross income tests because non-qualifying income that the combined company intentionally accrues or receives exceeds the limits on non-qualifying income, the IRS could conclude that the failure of the combined company to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, the combined company will not qualify as a REIT.

Prohibited Transaction Income

        Any gain the combined company realizes on the sale of property held as inventory or other property held primarily for sale to customers in the ordinary course of business, including the combined company's share of any such gain realized by the qualified REIT subsidiaries of the combined company or partnerships, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income could also adversely affect the ability of the combined company to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. The combined company is expected to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning its properties and to make occasional sales of the properties as are consistent with its investment objectives, however, to the extent the combined company disposes of certain office properties to decrease the amount of its office exposure and reposition its portfolio around core industrial and specialty properties it may be viewed as holding such property in inventory or held primarily for sale to customers in the ordinary course of business. The combined company does not believe that any of the sales of the combined company were prohibited transactions. However, the IRS may contend that one or more of these sales is subject to the 100% penalty tax. The 100% tax will not apply to gains from the sale of property by any TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate income tax rates.

        Gramercy has received opinions from tax counsel other than Morgan, Lewis & Bockius LLP that (i) the sale of certain non-core properties from one of Gramercy's joint venture portfolios should not be treated as a "prohibited transaction" or treated as being held primarily for sale to customers in the ordinary course of business and (ii) the sale of certain securities used to defease certain mortgages in such portfolio will not be treated as a "prohibited transaction" or treated as being held primarily for sale to customers in the ordinary course of business. Opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not successfully challenge the conclusions set forth in such opinions. In addition, these opinions are based on various assumptions and conditioned upon fact-based representations and covenants made by Gramercy's management. No assurance can be given that the IRS would not assert that such opinions are not correct. If the IRS were to successfully challenge these opinions regarding these transactions, the combined company could be subject to a substantial prohibited transactions tax.

Foreclosure Property

        Foreclosure property is real property (including interests in real property) and any personal property incident to such real property (i) that is acquired by a REIT as a result of the REIT having bid on the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of the property by the REIT or a mortgage loan held by the REIT and collateralized by the property, (ii) for which the related lease or loan was made, entered into or acquired by the REIT at a time when default was not imminent or anticipated and (iii) for which the REIT makes an election to treat as foreclosure property. Any foreclosure property elections made by Gramercy with regard to any of the properties transferred in connection with the Merger shall continue in effect with respect to such property and for the benefit of the combined company for the same time and under the same terms and conditions as if the Merger had not occurred. REITs generally are subject to U.S. federal income tax at the maximum U.S. federal corporate tax rate on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions, even if the property is held primarily for sale to customers in the ordinary course of a trade or business.

Redetermined Rents, Redetermined Deductions and Excess Interest

        Any redetermined rents, redetermined deductions or excess interest the combined company generates will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of services furnished by one of the TRSs of the combined company to any of the tenants of the combined company, and redetermined deductions and excess interest represent amounts that are deducted by a TRS for amounts paid to the combined company that are in excess of the amounts that would have been deducted based on arm's length agreements. Rents the combined company receives will not constitute redetermined rents if they qualify under the safe harbor provisions contained in the Code.

        It is intended that the combined company will deal with its TRSs on a commercially reasonable arm's length basis, but the combined company may not always satisfy the safe harbor provisions described above. These determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes. If the IRS successfully made such an assertion, the combined company would be required to pay a 100% penalty tax on the excess of an arm's length fee for tenant services over the amount actually paid.

Asset Tests

        At the close of each calendar quarter of the combined company, the combined company must also satisfy four tests relating to the nature of its assets. First, at least 75% of the value of the total assets of the combined company, including assets held by the qualified REIT subsidiaries of the combined company and the combined company's allocable share of the assets held by the partnerships in which the combined company owns an interest, must be represented by some combination of "real estate assets," cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, stock of other REITs, and certain kinds of mortgage-backed securities and mortgage loans. Regular or residual interests in REMICs are generally treated as a real estate asset. If, however, less than 95% of the assets of a REMIC consist of real estate assets (determined as if the combined company held such assets), the combined company will be treated as owning its proportionate share of assets of the REMIC. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below.

        Second, the value of any one issuer's securities may not exceed 5% of the value of the total assets of the combined company. Third, the combined company may not own more than 10% of any one issuer's outstanding securities, as measured by either voting power or value. Fourth, the aggregate value of all securities of any TRSs of the combined company may not exceed 25% of the value of the total assets of the combined company.

        The 5% and 10% asset tests described above do not apply to securities of TRSs, qualified REIT subsidiaries or securities that are "real estate assets" for purposes of the 75% gross asset test described above. The 10% value test does not apply to certain "straight debt" and other excluded securities, as described in the Code including, but not limited to, any loan to an individual or estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, for purposes of applying the 10% value test, (1) a REIT's interest as a partner in a partnership is not considered a security issued by the partnership; (2) any debt instrument issued by a partnership (other than straight debt or another excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership's gross income is derived from sources that would qualify for the 75% REIT gross income test; and (3) any debt instrument issued by a partnership (other than straight debt or another excluded security) will not be considered a security issued by the partnership to the extent of the REIT's interest as a partner in the partnership. For purposes of the 10% value test, "straight debt" means a written unconditional promise to pay on demand on a specified date a sum certain in money if (i) debt is not convertible, directly or indirectly, into stock, (ii) the interest rate and interest payment dates are not contingent on profits, the borrower's discretion, or similar factors other than certain contingencies relating to the timing and amount of principal and interest payments, as described in the Code and (iii) in the case of an issuer that is a corporation or a partnership, securities that otherwise would be considered straight debt will not be so considered if the combined company, and any of its "controlled TRSs," as defined in the Code, hold any securities of the corporate or partnership issuer which (a) are not straight debt or other excluded securities (prior to the application of this rule), and (b) have an aggregate value greater than 1% of the issuer's outstanding securities (including, for the purposes of a partnership issuer, its interest as a partner in the partnership).

        A real estate mortgage loan that the combined company owns generally will be treated as a real estate asset for purposes of the 75% asset test if, on the date that it acquires or originates the mortgage loan, the value of the real property securing the loan is equal to or greater than the principal amount of the loan. Furthermore, under IRS guidance, unlike the rules described above that are applicable to the gross income tests, the combined company would not be required to treat any portion of a mortgage loan as non-qualifying for the 75% asset test if, at the time that it acquires the loan, the acquisition price for the loan (that is, the fair market value of the loan at the time acquired by the company) does not exceed the fair market value of the real property securing the loan. Furthermore, although modifications of a loan held by the combined company generally may be treated as an acquisition of a new loan for U.S. federal income tax purposes, a modification would not be treated as an acquisition of a new loan for these purposes, provided that the modification is occasioned by a default or a significant risk of default.

Failure to Satisfy the Asset Tests

        After initially meeting the asset tests at the close of a quarter, the combined company will not lose its qualification as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values (including a failure caused solely by a change in the foreign currency exchange rate used to value a foreign asset). If the combined company fails to satisfy the asset tests because it acquires or increases its ownership interest in securities during a quarter, the combined company can cure this failure by disposing of the non-qualifying assets within 30 days after the close of that quarter. If the combined company fails the 5% asset test, the 10% vote test, or the 10% value test at the end of any quarter, and such failure is not cured within 30 days thereafter, the combined company may dispose of sufficient assets (generally, within six months after the last day of the quarter in which its identification of the failure to satisfy those asset tests occurred) to cure the violation, provided that the non-permitted assets do not exceed the lesser of 1% of its assets at the end of the relevant quarter or $10,000,000. If the combined company fails any of the other asset tests, or its failure of the 5% and 10% asset tests is in excess of the de minimis amount described above, as long as the failure was due to reasonable cause and not willful neglect, the combined company is permitted to avoid disqualification as a REIT, after the 30-day cure period, by taking steps including the disposition of sufficient assets to meet the asset tests (generally within six months after the last day of the quarter in which the combined company's identification of the failure to satisfy the REIT asset test occurred), and paying a tax equal to the greater of $50,000 or 35% of the net income generated by the non-qualifying assets during the period in which the combined company failed to satisfy the relevant asset test.

        The combined company believes its holdings of securities and other assets will continue to comply with the foregoing REIT asset requirements, and it will monitor compliance with such tests on an ongoing basis. There can be no assurance, however, that it will be successful in this effort. Moreover, the values of some of the combined company's assets, including the securities of its TRSs or other non-publicly traded investments, may not be susceptible to a precise determination and are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset tests. Accordingly, there can be no assurance that the IRS will not contend that the combined company does not meet the requirements of the REIT asset tests. If the combined company fails to cure any noncompliance with the asset tests in a timely manner, and the relief provisions described above are not available, the combined company would cease to qualify as a REIT. See "—Failure to Qualify" below.

Sale-Leaseback Transactions

        A portion of the combined company's investments may be in the form of sale-leaseback transactions. The combined company intends to treat the transactions as true leases for U.S. federal income tax purposes. However, depending on the terms of any specific transaction, the IRS might take the position that the transaction is not a true lease but is more properly treated in some other manner. If such recharacterization were successful, the combined company would not be entitled to claim the depreciation deductions available to an owner of the property. In addition, the recharacterization of one or more of these transactions might cause the combined company to fail to satisfy the asset tests or the income tests described above and such failure could result in the combined company failing to qualify as a REIT. Alternatively, the amount or timing of income inclusion or the loss of depreciation deductions resulting from the recharacterization might cause the combined company to fail to meet the distribution requirement described below for one or more taxable years absent the availability of the deficiency dividend procedure or might result in a larger portion of the combined company's dividends being treated as ordinary income to its stockholders.

Annual Distribution Requirements.

        To maintain its qualification as a REIT, the combined company is required to distribute dividends, other than capital gain dividends, to its stockholders in an amount at least equal to the sum of:

  •
  90% of its "REIT taxable income," computed without regard to the deduction for dividends paid and its net capital gains; and

  •
  90% of its after-tax net income, if any, from foreclosure property; minus

  •
  the sum of specified items of non-cash income that exceeds a percentage of its income.

        These distributions must be paid in the taxable year to which they relate, or in the following taxable year if such distributions are declared in October, November or December of the taxable year, are payable to stockholders of record on a specified date in any such month, and are actually paid before the end of January of the following year. Such distributions are treated as both paid by the combined company and received by each stockholder on December 31 of the year in which they are declared. In addition, at the election of the combined company, a distribution for a taxable year may be declared before the combined company timely files its tax return for the year, provided the combined company pays such distribution with or before its first regular dividend payment after such declaration, provided that such payment is made during the 12-month period following the close of such taxable year. These distributions are taxable to the combined company stockholders in the year in which paid, even though the distributions relate to the prior taxable year for purposes of the 90% distribution requirement of the combined company.

        In order for distributions to be counted towards the combined company's distribution requirement, and to give rise to a tax deduction to the combined company, they must not be "preferential dividends." A dividend is not a preferential dividend if it is pro rata among all outstanding shares of stock within a particular class, and is in accordance with the preferences among the different classes of stock as set forth in the organizational documents of the combined company. Chambers, Gramercy, and each of Gramercy's subsidiary REITs believe that they have made and intend that the combined company will continue to make distributions with respect to their shares in accordance with the rights and preferences of such shares, and, accordingly, do not believe that any such distributions will be treated as preferential dividends. However, the determination of whether distributions have been made in accordance with the rights and preferences of different classes of stock is a matter of Maryland law and in some instances may be subject to different interpretations. If the IRS were to successfully assert that any distributions Chambers, Gramercy, the combined company or any subsidiary REIT paid were preferential dividends, the combined company could fail to qualify as a REIT or could be required to pay a substantial deficiency dividend as described below.

        Pursuant to an IRS ruling, the prohibition on preferential dividends does not prohibit REITs from offering shares under a distribution reinvestment plan at discounts of up to 5% of fair market value, but a discount in excess of 5% of the fair market value of the shares would be considered a preferential dividend. The combined company's dividend reinvestment plan has offered participants the opportunity to acquire newly-issued shares and any discount offered was intended to fall within the safe harbor for such discounts set forth in the ruling published by the IRS. If the discount in the purchase price under the dividend reinvestment plan is deemed to have exceeded 5% at any time, the combined company could fail to qualify as a REIT for any such affected year. See "—Failure to Qualify."

        In addition, certain aspects of the operation of Chambers' dividend reinvestment plan prior to July 2009 may have violated the prohibition against preferential dividends, and to address those issues Chambers entered into a closing agreement with the IRS in July 2011, whereby the IRS agreed that the terms and administration of Chambers dividend reinvestment plan did not result in Chambers' dividends paid during taxable years 2007 through 2009 being treated as preferential dividends.

        To the extent that the combined company distributes at least 90%, but less than 100%, of its REIT taxable income, as adjusted, it will be subject to tax at ordinary corporate tax rates on the retained portion. In addition, the combined company may elect to retain, rather than distribute, its net long-term capital gains and pay tax on such gains. In this case, the combined company would elect to have its stockholders include their proportionate share of such undistributed long-term capital gains in their income and receive a corresponding credit or refund for their proportionate share of the tax paid by the combined company. The combined company shareholders would then increase their adjusted basis in the combined company shares by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their proportionate shares.

        If the combined company fails to distribute during each calendar year at least the sum of (1) 85% of its REIT ordinary income for such year, (2) 95% of its REIT capital gain net income for such year and (3) any undistributed taxable income from prior periods, the combined company will be subject to a 4% non-deductible excise tax on the excess of such amount over the sum of (A) the amounts actually distributed (taking into account excess distributions from prior periods) and (B) the amounts of income retained on which it has paid corporate income tax. The combined company intends to make timely distributions so that it is not subject to the 4% excise tax.

        It is possible that the combined company, from time to time, may not have sufficient cash to meet the REIT distribution requirements due to timing differences between (1) the actual receipt of cash, including the receipt of distributions from any partnership subsidiaries and (2) the inclusion of items in income by the combined company for U.S. federal income tax purposes. In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary to arrange for short-term, or possibly long-term, borrowings, or to pay dividends in the form of taxable in-kind distributions of property, including taxable stock dividends. In the case of a taxable stock dividend, stockholders would be required to include the dividend as income and would be required to satisfy the tax liability associated with the distribution with cash from other sources including sales of the combined company's common shares.

        The IRS has issued private letter rulings to other REITs treating certain distributions that are paid partly in cash and partly in stock as dividends that would satisfy the REIT annual distribution requirement and qualify for the dividends paid deduction for U.S. federal income tax purposes. Those rulings may be relied upon only by taxpayers to whom they were issued, but the combined company could request a similar ruling from the IRS. Accordingly, it is unclear whether and to what extent the combined company will be able to make taxable dividends payable in cash and shares. The combined company has no current intention to make a taxable dividend payable in its shares, however, the combined company could seek a private letter ruling from the IRS that would enable it to declare a distribution that is payable, at the election of each shareholder, either in the form of cash or newly issued common shares of equivalent value. The ruling would allow the amount of cash to be distributed in the aggregate to all shareholders to be limited to not less than 20% of the aggregate declared distribution, with a proration mechanism applying if too many shareholders elect to receive cash. Both a taxable share distribution and sale of common shares resulting from such distribution could adversely affect the price of the combined company's common shares.

        The combined company may be able to rectify a failure to meet the distribution requirements for a year by paying "deficiency dividends" to its shareholders in a later year, which may be included in the combined company's deduction for dividends paid for the earlier year. In this case, the combined company may be able to avoid losing its REIT qualification or being taxed on amounts distributed as deficiency dividends, subject to the 4% excise tax described above. However, the combined company will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

        Following Gramercy's sale of certain collateral manager agreements in March 2013, Gramercy will continue to own certain retained collateralized debt obligations (which we refer to as "Retained CDO Interests"), which could continue to generate taxable income for the combined company despite the fact that the combined company will not receive cash distributions on its equity and subordinated note holdings from the Retained CDO Interests until overcollateralization tests are met, if at all. Additionally, following the sale of such collateral manager agreements, the combined company will not control or have influence over the factors that most directly affect the overcollateralization and interest coverage tests of the respective Retained CDO Interests. Should these Retained CDO Interests continue to generate taxable income with no corresponding receipt of cash flow, the combined company taxable income would continue to be recognized on each underlying investment in the relevant CDO. The combined company would continue to be required to distribute 90% of its REIT taxable income (determined without regard to the dividends paid deduction and excluding net capital gain) from these transactions to continue to qualify as a REIT, despite the fact that the combined company may not receive cash distributions on its equity and subordinated note holdings from the Retained CDO Interests.

Recordkeeping Requirements

        The combined company must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, the combined company must request on an annual basis information from its stockholders designed to disclose the actual ownership of its outstanding stock. The combined company intends to comply with these requirements.

Failure to Qualify

        In the event that the combined company violates a provision of the Code that would result in its failure to qualify as a REIT, it may nevertheless continue to qualify as a REIT. Specified relief provisions will be available to avoid such disqualification if (i) the violation is due to reasonable cause and not due to willful neglect, (ii) the combined company pays a penalty of $50,000 for each failure to satisfy a requirement for qualification as a REIT and (iii) the violation does not include a violation under the gross income or asset tests described above (for which other specified relief provisions are available).

        If the combined company fails to qualify for taxation as a REIT in any taxable year and none of the relief provisions of the Code apply, the combined company will be subject to tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates. Distributions to shareholders in any year in which the combined company does not qualify as a REIT will not be deductible by the combined company and the combined company will not be required to distribute any amounts to its shareholders. In this situation, to the extent of current and accumulated earnings and profits, and, subject to limitations of the Code, distributions to the combined company's shareholders will generally be taxable in the case of non-corporate U.S. holders at a maximum rate of 20%, and dividends in the hands of corporate U.S. holders may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the combined company will also be disqualified from taxation as a REIT for the four taxable years following the year during which the combined company lost its qualification. It is not possible to state whether in all circumstances the combined company would be entitled to this statutory relief.

Tax Aspects of Investments in Partnerships

General

        Substantially all of the investments of the combined company will be held through one or more operating partnerships and subsidiary partnerships (references herein to "partnership" include limited liability companies that are classified as partnerships for U.S. federal income tax purposes). In general, partnerships are "pass-through" entities which are not subject to U.S. federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of the partnership, and are subject to tax on this income without regard to whether they receive a distribution from the partnership. The combined company will include in its income its proportionate share of these partnership items for purposes of the various REIT income tests and in the computation of the REIT taxable income of the combined company. Moreover, for purposes of the REIT asset tests and subject to special rules relating to the 10% asset test described above, the combined company will include its proportionate share of assets held by subsidiary partnerships. Consequently, to the extent that the combined company holds an equity interest in a partnership, the partnership's assets and operations may affect the combined company's ability to continue to qualify as a REIT, even though the combined company may have no control, or only limited influence, over the partnership. The discussion does not cover state or local tax laws or any U.S. federal tax laws other than income tax laws.

Entity Classification

        The ownership by the combined company of an interest in a partnership involves special tax considerations, including the possibility that the IRS might challenge the status of the partnership, as opposed to associations taxable as corporations for U.S. federal income tax purposes. If a partnership was treated as an association, it would be taxable as a corporation and therefore be required to pay an entity-level income tax. In this situation, the character of the assets and items of gross income of the combined company would change and could prevent the combined company from satisfying the asset tests and possibly the income tests. This, in turn, could prevent the combined company from qualifying as a REIT. In addition, a change in the tax status of a partnership might be treated as a taxable event, in which case, the combined company might incur a tax liability without any related cash distributions.

Tax Allocations With Respect to the Properties

        The partnership agreements generally provide that items of operating income and loss will be allocated to the holders of units in proportion to the number of units held by each holder. If an allocation of partnership income or loss does not comply with the requirements of Section 704(b) of the Code and the Treasury Regulations thereunder, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The combined company's partnership's allocations of income and loss are intended to comply with the requirements of Section 704(b) of the Code or the Treasury Regulations promulgated under this section of the Code.

        Under Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for tax purposes in a manner such that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution, or a book-tax difference. Such allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

        Appreciated property may be acquired by a partnership in exchange for interests in such partnership. The partnership agreement generally requires that allocations with respect to such acquired property be made in a manner consistent with Section 704(c) of the Code. Treasury Regulations issued under Section 704(c) of the Code provide partnerships with a choice of several methods of allocating book-tax differences. GPT OP has agreed to use the "traditional method" without curative allocations for accounting for book-tax differences for the properties acquired by it pursuant to a tax deferred contribution transaction. Under the traditional method, which is the least favorable method from the combined company's perspective, the carryover basis of acquired properties in the hands of the partnership (1) may cause the combined company to be allocated lower amounts of depreciation and other deductions for tax purposes than would be allocated to it if the acquired properties were to have a tax basis equal to their fair market value at the time of acquisition, and (2) in the event of a sale of such properties, could cause the combined company to be allocated gain in excess of its corresponding economic or book gain (or taxable loss that is less than its economic or book loss), with a corresponding benefit to the partners transferring such properties to the partnership for interests in the partnership. Therefore, the use of the traditional method could result in the combined company having taxable income that is in excess of its economic or book income as well as the combined company's cash distributions from such partnership, which might adversely affect its ability to comply with the REIT distribution requirements or result in a greater portion of its distributions being treated as taxable dividend income.

Taxation to Holders of the Combined Company's Common Stock

U.S. Holders

        Distributions.    Distributions out of the current or accumulated earnings and profits of the combined company, other than capital gain dividends discussed below, will constitute dividends generally taxable to U.S. holders as ordinary income. As long as the combined company qualifies as a REIT, these distributions will not be eligible for the dividends-received deduction in the case of U.S. holders that are corporations. For purposes of determining whether distributions to holders of the combined company stock are out of current or accumulated earnings and profits, the earnings and profits of the combined company will be allocated first to distributions on the outstanding preferred stock of the combined company and then to distributions on the outstanding the combined company common stock. Dividends received from REITs are generally not eligible to be taxed at the preferential qualified dividend income rates currently applicable to non-corporate U.S. holders who receive dividends from taxable subchapter C corporations.

        In addition, distributions from the combined company that are designated as capital gain dividends will be taxed to U.S. holders as long-term capital gains, to the extent that they do not exceed the combined company's actual net capital gain for the taxable year, without regard to the period for which the U.S. holder has held its shares. To the extent that the combined company elects under the applicable provisions of the Code to retain its net capital gains, U.S. holders will be treated as having received, for U.S. federal income tax purposes, their allocable share of the combined company's undistributed capital gains as well as a corresponding credit for taxes paid by the combined company on such retained capital gains. U.S. holders will increase their adjusted tax basis in their shares by the difference between their allocable share of such retained capital gain and their share of the tax paid by the combined company. Corporate U.S. holders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at the maximum U.S. federal rates of 20% in the case of non-corporate U.S. holders, and 35% for corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum U.S. federal income tax rate for non-corporate U.S. holders, to the extent of previously claimed depreciation deductions.

        To the extent that the combined company makes distributions in excess of its current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each U.S. holder. This treatment will reduce the adjusted tax basis which each U.S. holder has in its shares of the combined company stock by the amount of the distribution, but not below zero. Distributions in excess of the current and accumulated earnings and profits of the combined company and in excess of a U.S. holder's adjusted tax basis in its shares will be taxable as capital gain, provided that the shares have been held as capital assets. Such gain will be taxable as long-term capital gain if the shares have been held for more than one year.

        With respect to non-corporate U.S. holders, the combined company may elect to designate a portion of its distributions paid to such U.S. holders as "qualified dividend income." A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. holders as capital gain and generally taxable at the maximum U.S. federal rate of 20%, provided that the U.S. holder has held the common shares with respect to which the distribution is made for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which such common shares became ex-dividend with respect to the relevant distribution. The maximum tax rate on qualified dividend income is lower than the maximum tax rate on ordinary income, which is 39.6%. The maximum amount of distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

  i.
  the qualified dividend income received by the combined company during such taxable year from subchapter C corporations (including any TRSs);

  ii.
  the excess of any "undistributed" REIT taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by the combined company with respect to such undistributed REIT taxable income; and

  iii.
  the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a non-REIT C corporation or had appreciated at the time the combined company's REIT election became effective over the U.S. federal income tax paid by the combined company with respect to such built-in gain.

        Generally, dividends that the combined company receives will be treated as qualified dividend income for purposes of (i) above if the dividends are received from a domestic subchapter C corporation, such as a TRS, and specified holding period and other requirements are met.

        To the extent that the combined company has available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that must be made in order to comply with the REIT distribution requirements. See "—Requirements for Qualification—General—Annual Distribution Requirements." Such losses, however, are not passed through to U.S. holders and do not offset income of U.S. holders from other sources, nor do they affect the character of any distributions that are actually made by the combined company, which are generally subject to tax in the hands of U.S. holders to the extent that the combined company has current or accumulated earnings and profits.

        Dispositions of the Combined Company's Shares.    In general, a U.S. holder will realize gain or loss upon the sale, redemption or other taxable disposition of the combined company common shares in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. holder's adjusted tax basis in the common shares at the time of the disposition. A U.S. holder's adjusted tax basis generally will equal the U.S. holder's acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. holder (as discussed above), less tax deemed paid on it and reduced by returns of capital. In general, capital gains recognized by individuals and other non-corporate U.S. holders upon the sale or disposition of the combined company common shares will be subject to a maximum U.S. federal income tax rate of 20% if the combined company common shares are held for more than 12 months, and will be taxed at ordinary income rates (of up to 39.6%) if the combined company common shares are held for 12 months or less. Gains recognized by U.S. holders that are corporations are subject to U.S. federal income tax at a maximum rate of 35%, whether or not classified as long-term capital gains.

        Capital losses recognized by a U.S. holder upon the disposition of the combined company common shares held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the U.S. holder but not ordinary income (except in the case of non-corporate taxpayers, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of the combined company common shares by a U.S. holder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from the combined company that were required to be treated by the U.S. holder as long-term capital gain.

        Passive Activity Losses and Investment Interest Limitations.    Distributions the combined company makes and gains arising from the sale or exchange by a U.S. holder of the combined company's common shares will not be treated as passive activity income. As a result, U.S. holders generally will not be able to apply any "passive losses" against this income or gain. Distributions made by the combined company, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. A U.S. holder that elects to treat capital gain dividends, capital gains from the disposition of stock or qualified dividend income as investment income for purposes of the investment interest limitation will be taxed at ordinary income rates on such amounts.

Tax-Exempt Holders

        U.S. tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income, or UBTI. Although many investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that a tax-exempt U.S. holder has not held the combined company common shares as "debt financed property" within the meaning of the Code (i.e., where the acquisition or ownership of the property is financed through a borrowing by the tax-exempt holder),, distributions from the combined company and income from the sale of the combined company common shares generally should not give rise to UBTI to a tax-exempt U.S. holder.

        Tax-exempt U.S. holders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from the combined company as UBTI unless they are able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by their investment in the combined company common shares. These prospective investors should consult their tax advisors concerning these "set aside" and reserve requirements.

        In certain circumstances, a pension trust (i) that is described in Section 401(a) of the Code, (ii) is tax exempt under Section 501(a) of the Code, and (iii) that owns more than 10% of the shares of the combined company could be required to treat a percentage of the dividends from the combined company as UBTI if the combined company are a "pension-held REIT." The combined company will be a pension-held REIT if (1) either (a) one pension trust owns more than 25% of the value of the combined company shares, or (b) a group of pension trusts, each individually holding more than 10% of the value of the combined company shares, collectively owns more than 50% of such shares and (2) the combined company would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that stock owned by such trusts shall be treated, for purposes of the requirement that not more than 50% of the value of the outstanding stock of a REIT is owned, directly or indirectly, by five or fewer "individuals" (as defined in the Code to include certain entities), as owned by the beneficiaries of such trusts. Certain restrictions on ownership and transfer of the combined company stock generally should prevent a tax-exempt entity from owning more than 10% of the value of the combined company stock which generally should prevent the combined company from becoming a pension-held REIT.

        Tax-exempt U.S. holders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign tax consequences of the acquisition, ownership and disposition of the combined company's shares.

Backup Withholding and Information Reporting

        Payment of dividends on and proceeds from the sale or other disposition of the combined company common shares that are made within the United States or through certain U.S. related financial intermediaries generally are subject to U.S. information reporting requirements, unless the U.S. holder establishes a basis for an exemption. Under the backup withholding rules, a U.S. holder may be subject to backup withholding with respect to amounts subject to reporting, unless the holder (i) is a corporation or falls within other exempt categories and, when required, demonstrates this fact or (ii) provides a taxpayer identification number or social security number, certifies under penalties of perjury that such number is correct and that such holder is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. holder that does not provide his or her correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. In addition, the combined company may be required to withhold a portion of capital gain distribution to any U.S. holder who fails to certify its non-foreign status.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder's U.S. federal income tax liability, provided the required information is furnished to the IRS. Shareholders of combined company shares should consult their tax advisors regarding application of backup withholding to them and the availability of, and procedure for obtaining an exemption from, backup withholding.

Foreign Accounts

        The Hiring Incentives to Restore Employment Act (which we refer to as the "HIRE Act"), which was enacted in 2010, imposes a 30% withholding tax on certain types of payments made to "foreign financial institutions" and certain other non-U.S. entities unless certain due diligence, reporting, withholding, and certification requirements are satisfied. The portion of the HIRE Act that provides for this withholding tax and related provisions is known as the Foreign Account Tax Compliance Act (which we refer to as "FATCA").

        As a general matter, and among other things, FATCA imposes a 30% withholding tax on dividends on, and gross proceeds from the sale or other disposition of, the combined company common shares if paid to a foreign entity unless (i) if the foreign entity is a "foreign financial institution," the foreign entity undertakes certain due diligence, reporting, withholding, and certification obligations, (ii) if the foreign entity is not a "foreign financial institution," the foreign entity certifies it has no substantial U.S. owners or furnishes information regarding each substantial U.S. owner, or (iii) the foreign entity is otherwise excepted under FATCA. The requirements under FATCA may be modified by an intergovernmental agreement between the United States and another country. While the withholding tax described above is currently in effect for payments of dividends, under delayed effective dates provided for in the regulations and published IRS guidance, the withholding tax described above will not apply to payments of gross proceeds from a sale or other disposition of the combined company common shares until January 1, 2017.

State, Local and Non-U.S. Taxes

        The combined company and its subsidiaries and shareholders may be subject to state, local and foreign taxation in various jurisdictions, including those in which they or the combined company transact business, own property or reside. The combined company will likely own interests in properties located in a number of jurisdictions, and it may be required to file tax returns and pay taxes in certain of those jurisdictions. The state, local or foreign tax treatment of the combined company and its shareholders may not conform to the U.S. federal income tax treatment discussed above. Any non-U.S. taxes incurred by the combined company would not pass through to shareholders as a credit against their U.S. federal income tax liability. Shareholders should consult their tax advisors regarding the application and effect of state, local and non-U.S. income and other tax laws on holding the combined company common shares.

Proposed Legislation or Other Actions Affecting REITs

        The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. No assurance can be given as to whether, when, or in what form, the U.S. federal income tax laws applicable to the combined company and its shareholders may be enacted. Changes to the U.S. federal income tax laws and interpretations of U.S. federal tax laws could adversely affect an investment in the combined company common shares.

THE CHAMBERS ANNUAL MEETING

Date, Time and Place

        The Chambers annual meeting will be held at the Nassau Inn Princeton, 10 Palmer Square, Princeton, New Jersey, 08542, at 9.00 a.m. local time, on December 15, 2015.

Purpose of the Chambers Annual Meeting

        At the Chambers annual meeting, Chambers shareholders will be asked to consider and vote upon the following matters:

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  a proposal to approve the issuance of Chambers common shares in connection with the proposed Merger of Chambers and Gramercy (Proposal 1);

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  a proposal to elect five trustees (Proposal 2);

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  a proposal to approve, on a non-binding, advisory basis, the compensation of the Chambers named executive officers (Proposal 3);

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  a proposal to ratify the selection of Deloitte & Touche LLP as Chambers' independent registered public accounting firm for the fiscal year ending December 31, 2015 (Proposal 4); and

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  a proposal to approve the adjournment of the Chambers annual meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposals if there are insufficient votes at the time of such adjournment to approve such proposals (Proposal 5).

Recommendation of the Chambers Board of Trustees

        The Chambers Board unanimously has determined that the Merger, the merger agreement and the other transactions contemplated by the merger agreement (including the issuance of Chambers common shares and Chambers preferred shares in connection with the Merger), are advisable and in the best interests of Chambers and has unanimously approved the Merger and the merger agreement.

        The Chambers Board unanimously recommends that Chambers shareholders vote as follows:

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  "FOR" the issuance of Chambers common shares in connection with the Merger (Proposal 1);

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  "FOR" the election of the five trustee nominees named in this joint proxy statement/prospectus (Proposal 2);

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  "FOR" the approval of the non-binding, advisory resolution on executive compensation disclosed in this joint proxy statement/prospectus (Proposal 3);

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  "FOR" the ratification of the appointment of Deloitte & Touche LLP as Chambers' independent registered public accounting firm for the fiscal year ending December 31, 2015 (Proposal 4);

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  "FOR" the approval of the adjournment of the Chambers annual meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposals if there are insufficient votes at the time of such adjournment to approve such proposals (Proposal 5); and

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  as recommended by the Chambers Board with regard to all other matters that properly come before the annual meeting.

Chambers Record Date; Stock Entitled to Vote

        Only holders of record of Chambers common shares at the close of business on October 8, 2015, the record date for the Chambers annual meeting, will be entitled to notice of, and to vote at, the

Chambers annual meeting or any postponements or adjournments thereof. You may cast one vote for each Chambers common share that you owned on the record date.

        On the record date, there were approximately 236,855,738 Chambers common shares outstanding and entitled to vote at the Chambers annual meeting.

        On the record date, less than 1% of the outstanding Chambers common shares were held by Chambers trustees and executive officers and their respective affiliates. Chambers currently expects that the trustees and executive officers of Chambers will vote their shares in favor of the Merger proposal, although none has entered into any agreements obligating them to do so.

Quorum

        Shareholders who hold a majority of the Chambers common shares outstanding on the record date and who are entitled to vote must be present or represented by proxy to constitute a quorum at the Chambers annual meeting.

Required Vote

        The affirmative vote of a plurality of all votes cast at a duly called Chambers shareholder meeting at which a quorum is present is necessary for election of the trustee nominees named in this joint proxy statement/prospectus (Proposal 2).

        A majority of all the votes cast at a duly called Chambers shareholder meeting at which a quorum is present is necessary for: (i) approval of the issuance of Chambers common shares in connection with the Merger (Proposal 1); (ii) approval of the non-binding, advisory resolution on executive compensation (Proposal 3); (iii) ratification of the appointment of Deloitte & Touche LLP as Chambers' independent registered public accounting firm for the fiscal year ending December 31, 2015 (Proposal 4); and (iv) the approval of the adjournment of the Chambers annual meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposals if there are insufficient votes at the time of such adjournment to approve such proposals (Proposal 5).

Abstentions and Broker Non-Votes

        Chambers will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence or absence of a quorum at the Chambers annual meeting. Abstentions will have the same effect as votes against the proposal to approve the issuance of Chambers common shares in connection with the Merger. Abstentions will have no effect on Proposals 2 through 5 (or any other matters presented at the Chambers annual meeting for shareholder approval), assuming a quorum is present. Broker "non-votes," or proxies from brokers indicating that such broker has not received instructions from the beneficial owner or other entity entitled to vote such shares on a particular matter with respect to which such broker does not have discretionary voting power, will be considered as "present" for purposes of determining a quorum but will have no effect on Proposals 1, 2, 3 or 5. Chambers does not expect there to be any broker non-votes with respect to Proposal 4 (ratification of auditors), because Proposal 4 is a routine matter on which brokers are permitted to vote without instructions from the beneficial owner. If you are a beneficial owner whose common shares are held of record by a broker, your broker has discretionary voting authority under the NYSE rules to vote your shares on Proposal 4, even if the broker does not receive voting instructions from you. However, under the NYSE rules, your broker does not have discretionary authority to vote on: (i) the issuance of Chambers common shares in connection with the Merger (Proposal 1); (ii) the election of the trustee nominees named in this joint proxy statement/prospectus (Proposal 2); (iii) the non-binding, advisory resolution on executive compensation (Proposal 3); (iv) the approval of the adjournment of the Chambers annual meeting (Proposal 5) or (v) any other matter presented at the Chambers annual meeting for shareholder approval, without instructions from you, in which case, a broker "non-vote" will occur and your common shares will not be voted on these matters at the annual meeting.

Holders of Record and Shares Held in Street Name

        If your Chambers common shares are registered directly in your name with Chambers' transfer agent, Broadridge Financial Solutions, Inc., you are considered, with respect to those Chambers common shares, the "shareholder of record." A full set of proxy materials in paper form, has been sent directly to you by or on behalf of Chambers.

        If you hold your shares in a stock brokerage account or if your shares are held by a bank or nominee (that is, in street name), you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to Chambers or by voting in person at the Chambers annual meeting unless you provide a "legal proxy," which you must obtain from your broker, bank or nominee. Further, brokers, banks and nominees who hold Chambers common shares on behalf of their customers may not give a proxy to Chambers to vote those shares without specific instructions from their customers.

        If your Chambers common shares are held in "street name," you are considered the "beneficial owner" of the shares. The full set of the proxy materials, was sent to you by or on behalf of your broker, who is considered, with respect to those Chambers common shares, the shareholder of record.

Voting of Proxies

        In Person at the Meeting.    If you are a Chambers shareholder of record and attend the Chambers annual meeting, you may vote in person at the meeting. If you are a beneficial owner and you wish to vote in person at the meeting, you will need to obtain a "legal proxy" from the broker that holds your Chambers common shares of record.

        By Internet or telephone and mail:

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  By Internet.  You may authorize a proxy to vote your shares via the Internet by going to the website address found on your proxy card (www.proxyvote.com) and following the instructions provided. Internet proxy authorization is available 24 hours per day until 11:59 p.m., local time, on December 14, 2015. Please have your proxy card/voting instruction form available when you access www. proxyvote.com. You will be given the opportunity to confirm that your voting instructions have been properly submitted. If you are a beneficial owner, your broker may provide additional instructions to you regarding voting your shares through the Internet. IF YOU AUTHORIZE A PROXY VOTE VIA THE INTERNET, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

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  By Telephone.  You also have the option to authorize a proxy to vote your shares by telephone by calling the toll-free number listed on your proxy (1-800-690-6903). Telephone proxy authorization is available 24 hours per day until 11:59 p.m., local time, on December 14, 2015. When you call, please have your proxy card/voting instruction form in hand, and you will receive a series of voice instructions which will allow you to authorize a proxy to vote your Chambers common shares. You will be given the opportunity to confirm that your instructions have been properly recorded. If you are a beneficial owner, your broker may provide additional instructions to you regarding voting your shares by telephone. IF YOU AUTHORIZE A PROXY TO VOTE BY TELEPHONE, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

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  By Mail.  If you would like to authorize a proxy to vote your shares by mail, then please mark, sign and date your proxy card and return it promptly to Chambers' proxy tabulator Broadridge Financial Solutions, Inc., in the postage-paid envelope provided, to Chambers Street Properties

    Vote Processing, c/o Broadridge Financial Solutions, Inc. 51 Mercedes Way Edgewood, NY 11717. Your proxy card must be received by December 14, 2015. If you are a beneficial owner, your broker may provide additional instructions to you regarding voting your shares by mail.

Revocability of Proxies or Voting Instructions

        If you vote your Chambers common shares by proxy, you may revoke such proxy at any time before it is voted by:

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  sending a signed notice of revocation to Chambers Street Properties, 47 Hulfish Street, Suite 210, Princeton, NJ 08542, Attn: Secretary;

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  granting a new, valid proxy bearing a later date on the Internet or by telephone or mail; or

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  if you are a holder of record, you can attend the Chambers annual meeting and vote in person, which will automatically cancel any proxy previously given.

        If you attend the Chambers annual meeting, you may vote in person whether or not you have previously given a proxy, but your attendance alone will not revoke any proxy that you have previously given.

        If you are a beneficial owner, you may submit new voting instructions by contacting your broker, bank or other nominee. You may also vote in person at the Chambers annual meeting if you obtain a legal proxy as described above in "The Chambers Annual Meeting—Voting of Proxies."

        All shares for which proxies have been properly submitted and not revoked will be voted at the Chambers annual meeting.

Solicitation of Proxies

        In accordance with the merger agreement, the cost of proxy solicitation for the Chambers annual meeting will be borne by Chambers. In addition to the solicitation of proxies by mail, Chambers' trustees and officers also may solicit proxies by telephone, Internet or in person without additional compensation for such activities. Chambers will also request persons, firms and corporations holding Chambers common shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. Chambers will reimburse such holders for their reasonable expenses. Chambers has retained D.F. King & Co., Inc. to assist in its solicitation of proxies and has agreed to pay them a fee that will range between $25,000 and $250,000, plus reasonable expenses, for these services.

Confidentiality of Voting

        Chambers keeps all the proxies, ballots, and voting tabulations confidential as a matter of practice. Chambers only lets its Inspector of Election, American Election Services, LLC, and representatives of Broadridge Financial Solutions, Inc., examine these documents. Occasionally, shareholders provide written comments on their proxy card, which are then forwarded to Chambers by Broadridge Financial Solutions, Inc.

Voting Results

        Broadridge Financial Solutions, Inc., Chambers' independent tabulating agent, will count the votes and act as the Inspector of Election. Chambers will publish the voting results in a Current Report on Form 8-K, which will be filed with the SEC within four business days of the annual meeting.

Other Matters

        The Chambers Board does not know of any matters other than those described in this joint proxy statement/prospectus that will be presented for action at the annual meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders to the fullest extent permitted by applicable law, including, but not limited to, Rule 14a-4 under the Exchange Act.

 CHAMBERS PROPOSALS

CHAMBERS PROPOSAL 1: APPROVAL OF THE SHARE ISSUANCE

        Chambers is asking its shareholders to approve the issuance of Chambers common shares in connection with the Merger. For a detailed discussion of the terms and conditions of the Merger, see "The Merger—The Merger Agreement." As discussed in the section entitled "The Merger—Chambers' Reasons for the Merger; Recommendations of the Chambers Board of Trustees," after careful consideration, the Chambers Board, by a unanimous vote of all trustees, determined that the Merger, the issuance of Chambers common shares and Chambers preferred shares to Gramercy stockholders in connection with the Merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of Chambers and its shareholders, and approved the merger agreement.

Required Vote

        Approval of the issuance of Chambers common shares in connection with the Merger requires the majority of all the votes cast at a duly called Chambers shareholder meeting at which a quorum is present.

        The Chambers Board unanimously recommends that Chambers shareholders vote "FOR" the approval of the issuance of Chambers common shares in connection with the Merger.

 CHAMBERS PROPOSAL 2: ELECTION OF TRUSTEES

        On March 5, 2015, Mr. Jack Cuneo stepped down as the President and Chief Executive Officer of Chambers and resigned from the Chambers Board. On September 4, 2015, Mr. Mark W. Brugger resigned from the Chambers Board.

        The Chambers Board is currently comprised of five members each serving for a term of one year and until their successors are duly elected and qualify, which term expires at each annual meeting of shareholders. The Chambers declaration of trust and bylaws provide that a majority of the entire Chambers Board may at any time increase or decrease the number of trustees. However, unless the Chambers declaration of trust and bylaws are amended, the number of trustees may never be less than the minimum number required by the MRL.

        At the Chambers annual meeting, all of the trustees will be elected to serve until the 2016 annual meeting and until their successors are duly elected and qualify. The Chambers Board, upon recommendation of its Nominating and Corporate Governance Committee, has nominated Charles E. Black, James L. Francis, James M. Orphanides, Martin A. Reid and Louis P. Salvatore to serve as trustees. The Chambers Board anticipates that each nominee will serve, if elected, as a trustee. However, if any nominee is unable to accept election, proxies voted in favor of such nominee will be voted for the election of such other person or persons as the Chambers Board may select. Furthermore, if the Merger is completed, the board of trustees of the combined company will be reconstituted as described under the heading "The Merger—Trustees and Management Following the Merger" in this joint proxy statement/prospectus.

        The election of each nominee requires the affirmative vote of a plurality of all votes cast at the meeting at which a quorum is present in person or by proxy.

        The Chambers Board unanimously recommends a vote "FOR" each nominee.

Information Regarding the Nominees

        The following table and biographical descriptions set forth certain information with respect to each nominee for election as a trustee at the Chambers annual meeting, based upon information furnished by each nominee. The biographical descriptions for each nominee includes the specific experience, qualifications, attributes and skills that led to the conclusion by the Chambers Board that such person should serve as a trustee.

Name	Age	Position
Charles E. Black	67	Chairman of the Board of Trustees(1)
James L. Francis	53	Trustee(1)
James M. Orphanides	65	Trustee(1)
Martin A. Reid	59	Interim President, Interim Chief Executive Officer, Chief Financial Officer, Treasurer and Trustee
Louis P. Salvatore	69	Trustee(1)

(1)
Independent trustee.

        Charles E. Black.    Mr. Black has been one of Chambers' trustees since June 2004 and has been Chambers' Chairman of the Board of Trustees since June 2012. Mr. Black is the Chief Executive Officer of CB Urban Development, a development company he founded in 2007 which specializes in mixed-use urban development projects. Mr. Black is also an attorney in private practice who represents developers, land owners and businesses in the development, entitlement, financing and implementation of politically sensitive, public and private real estate projects. In addition, Mr. Black is Managing Director—Public Private Partnership for Gafcon Inc., of San Diego, California. Mr. Black's area of special focus in the real estate industry relates to structuring the entitlement and financing of large public/private mixed-use developments anchored by sports venues, convention centers and other public facilities. Before founding CB Urban Development, Mr. Black was the Regional Senior Vice President (San Diego region) of The Irvine Company. Prior to joining The Irvine Company in March 2006, Mr. Black was the Executive Vice President of JMI Realty, where he had overall management responsibility for the development of Petco Park, the $450 million San Diego Padres baseball park that was completed in February 2004. Prior to joining JMI Realty in 2002, Mr. Black was the President and Chief Operating Officer of the San Diego Padres Baseball Club. From 1991 to 2002, Mr. Black was a partner in the law firm of Gray, Cary, Ware & Freidenrich LLP, where his areas of expertise included real estate acquisition and development, urban planning and development law and development financing. Mr. Black is a member of the Urban Land Institute (ULI) and the land economics society Lambda Alpha International. Mr. Black received a B.S. from the United States Air Force Academy and a J.D. from the University of California at Davis.

        James L. Francis.    Mr. Francis has been one of Chambers' trustees since September 2013. Mr. Francis is President and Chief Executive Officer and a Trustee of Chesapeake Lodging Trust, a lodging REIT ("Chesapeake"), positions he has held since Chesapeake's formation. Prior to co-founding Chesapeake, Mr. Francis served as the President and Chief Executive Officer and a director of Highland Hospitality Corporation ("Highland"), positions that he held from Highland's IPO in December 2003 to its sale in July 2007. Following the sale of Highland, Mr. Francis served as a consultant to the affiliate of JER Partners that acquired Highland until September 2008. Since September 2008, until Chesapeake's formation, Mr. Francis was a private investor. From June 2002 until joining Highland in December 2003, Mr. Francis served as the Chief Operating Officer, Chief Financial Officer and Treasurer of Barceló Crestline Corporation ("Barceló"), and served as Executive Vice President and Chief Financial Officer of Crestline Capital Corporation ("Crestline Capital"), prior to its acquisition by Barceló, from December 1998 to June 2002. Prior to the spin-off of Crestline Capital from Host Hotels & Resorts, Inc. (formerly Host Marriott Corporation, "Host Marriott"), Mr. Francis held various finance and strategic planning positions with Host Marriott and Marriott International, Inc. ("Marriott International"). From June 1997 to December 1998, Mr. Francis held the position of Assistant Treasurer and Vice President Corporate Finance for Host Marriott, where he was responsible for Host Marriott's corporate finance function, business strategy and investor relations. Over a period of ten years, Mr. Francis served in various capacities with Marriott International's lodging business, including Vice President of Finance for Marriott Lodging from 1995 to 1997; Brand Executive, Courtyard by Marriott from 1994 to 1995; Controller for Courtyard by Marriott and Fairfield Inn from 1993 to 1994; Director of Finance and Strategic Planning for Courtyard by Marriott and Fairfield Inn from 1991 to 1993; and Director of Hotel Development Finance from 1987 to 1991. Mr. Francis received his B.A. in Economics and Business from Western Maryland College and earned an M.B.A. in Finance and Accounting from Vanderbilt University.

        James M. Orphanides.    Mr. Orphanides has been one of Chambers' trustees since October 2005. Since January 2010, Mr. Orphanides has been a Partner and the President of Centurion Holdings LLC. Mr. Orphanides has been retired from First Industrial American Title Insurance Company of New York since 2008 where he served as Chairman Emeritus and as a director until the company merged with its parent, First American Title Insurance Company in November 2010. Mr. Orphanides worked for First American from 1992 through 2008 in key executive positions including, from 1996 through 2007, as President, Chief Executive Officer and Chairman of the Board. Prior to joining First American, Mr. Orphanides was a Principal and President of Preferred Land Title Services, Inc. from 1982 to 1992. Mr. Orphanides was an executive at Commonwealth Land Title Insurance Company from 1979 to 1982 and an executive at Chicago Title Insurance Company from 1972 to 1979. Mr. Orphanides was a trustee of Wilshire Enterprises, Inc. from January 2009 through January 2010 where he was a member of the Audit committee and chaired strategic planning. Mr. Orphanides has been actively involved in many not-for-profit organizations. Until January 2012, Mr. Orphanides sat on the Board of the

American Ballet Theatre. Currently, Mr. Orphanides sits on the Boards of the Foundation for Medical Evaluation and Early Detection, Citizen Budget Commission and CUNY TV Foundation. Mr. Orphanides is also a member of the Hellenic American Bankers Association (HABA); the Economic Club of New York; TPC Golf Club at Jasna Polana in Princeton, New Jersey; the Nassau Club in Princeton, New Jersey, the Union League Club in New York City and the Metropolitan Club in New York City. Mr. Orphanides received a B.A. from Heidelberg College and an M.A. from Queens College of New York.

        Martin A. Reid.    Mr. Reid has been one of Chambers' trustees since March 2005, its Interim President and Chief Executive Officer since March 2015, its Chief Financial Officer since June 2012, its Treasurer since September 2012 and its Secretary from September 2012 through April 2015. Prior to his appointment as Interim President and Chief Executive Officer, Mr. Reid served as Executive Vice President since September 2012. Mr. Reid has over 35 years of experience in the real estate industry and capital markets. His experience includes a wide range of real estate investment, financing and management activity in both public and private markets. From September 2010 to June 2012, Mr. Reid was the Executive Vice President, Development and Acquisitions at Interstate Hotels & Resorts where he was responsible for real estate holdings, sourcing and acquiring hotels, and identifying management contract opportunities. Prior to joining Interstate, Mr. Reid was a partner in Cheswold Real Estate Investment Management. Prior to joining Cheswold, Mr. Reid was a partner in Redstone Hotel Partners, advising on hotel transactions and fund raising activities. From 1998 until 2006, Mr. Reid was Managing Director—Capital Markets of Thayer Lodging Group where he was responsible for acquisitions, dispositions, capital raising and financial matters. Mr. Reid's broad background in real estate investment, capital markets and finance also includes experience in public accounting and financial reporting. Mr. Reid received a B.S. in Accounting from the State University of New York at Albany and an M.B.A. in Financial Management from Pace University. Mr. Reid is a Member of the American Institute of Certified Public Accountants and is a Full Member of the Urban Land Institute (ULI).

        Louis P. Salvatore.    Mr. Salvatore has been one of Chambers' trustees since July 2012. Mr. Salvatore has been employed by Arthur Andersen LLP since 1967, where he currently works part-time focusing on the wind down of the public accounting practice. Mr. Salvatore was a partner at Arthur Andersen LLP from 1977 until 2002 and held a number of management positions with Arthur Andersen LLP including Office Managing Partner for Metro New York, Northeast Region Managing Partner, Member of the Worldwide Board of Partners and Interim Managing Partner of Andersen Worldwide. He also currently serves as an independent director and Chairman of the Audit Committee for public traded closed end and open end funds managed by Brookfield Asset Management and serves as a Board Member and Chairman of the Audit Committee for Turner Corporation and for SP Fiber Technologies Inc. Mr. Salvatore previously served as a Board Member and Chairman of the Audit Committee for Jackson Hewitt Tax Service Inc. from 2004 through 2011 and for Crystal River Capital Inc., a mortgage REIT sponsored by Brookfield Asset Management, from 2005 through 2010. In addition, Mr. Salvatore has served on the board of many of New York area civic and community organizations, including New York Partnership, United Way of New York City and Catholic Charities Dioceses of Brooklyn. Mr. Salvatore also holds a Masters Professional Director Certification from the American College of Corporate Directors. Mr. Salvatore received a B.S. in Accounting from Fordham University.

  Biographical Information Regarding Non-Trustee Executive Officers

        Philip L. Kianka.    Mr. Kianka has been Chambers' Executive Vice President and Chief Operating Officer since October 2008. Mr. Kianka has also been the Director of Operations of Chambers' former Investment Advisor since January 2006. Mr. Kianka was a Managing Director of CBRE Global Investors from January 2009 to June 2012. Mr. Kianka has over 30 years of experience in the real estate industry and has been involved in a wide range of activities including acquisitions, asset and portfolio management, development, dispositions, finance and joint venture structuring. Prior to joining CBRE Global Investors in January 2006, Mr. Kianka served as Vice President and senior asset manager for Lexington Properties Trust from 1997 to December 2005. Mr. Kianka also spent 13 years as Vice President at Merrill Lynch Hubbard, a real estate subsidiary of Merrill Lynch which acquired, operated and sold more than 100 properties valued at over $1.8 billion on behalf of over 240,000 individual investors. Mr. Kianka is a sustaining member of the Samuel Zell and Robert Lurie Real Estate Center at The Wharton School of the University of Pennsylvania, a member of The Greater Philadelphia Chapter of the National Association of Industrial and Office Properties and a full member of the Urban Land Institute. Mr. Kianka received a B.A. and a Masters of Architecture from Clemson University in Clemson, South Carolina and is a licensed architect in the State of New Jersey.

        Hugh S. O'Beirne.    In April 2015, Mr. O'Beirne was appointed as Chambers Executive Vice President, Chief Legal Officer, General Counsel, and Secretary. Mr. O'Beirne was also appointed Chambers' Chief Compliance Officer and Chief Risk Officer. Prior to his appointments, he served as Chambers' General Counsel since July 2012 and as the Senior Counsel for Chambers' former investment advisor since December 2007, where he has overseen and directed all of the legal affairs and compliance activities of Chambers. Mr. O'Beirne has 15 years of corporate and securities experience and 10 years of REIT experience. Prior to joining Chambers in December 2007, Mr. O'Beirne was a senior associate and member of the REIT practice at Alston & Bird LLP. Mr. O'Beirne joined Alston & Bird LLP in 2005. From 2000 through 2004, Mr. O'Beirne was an associate in the Corporate & Securities practice at Sidley Austin LLP. Mr. O'Beirne received a J.D. from Vanderbilt University School of Law in 2000, an M.A. from Boston College in 1997, and a B.A. from Merrimack College in 1993. Mr. O'Beirne is 44 years old.

The Chambers Board of Trustees and its Committees

        The Chambers Board presently consists of five members. The Chambers Board has affirmatively determined that Messrs. Charles E. Black, James L. Francis, James M. Orphanides and Louis P. Salvatore, representing a majority of its members, are "independent trustees," as such term is defined by the applicable rules of the SEC and the NYSE. The Chambers Board held nine meetings during fiscal year 2014. Each of the current trustees attended at least 88% of the total number of meetings of the Chambers Board held during 2014 during which he was a trustee. For a discussion of the Chambers Board leadership structure and role in risk oversight, see "Chambers Corporate Governance Matters," below.

        The Chambers Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, the current charters of which are available on the Chambers corporate website at http://www.chambersstreet.com under the Investor Relations—Corporate Overview "Governance Documents" section. Further, Chambers will provide a copy of these charters without charge to each shareholder upon written request. Requests for copies should be addressed to Chambers Street Properties, 47 Hulfish Street, Suite 210, Princeton, New Jersey 08542, Attn: Secretary. From time to time, the Chambers Board also may create additional committees for such purposes as it may determine.

Audit Committee

        Chambers has a standing Audit Committee, consisting of Messrs. Salvatore (Chairman), Black and Francis, each of whom is "independent," as such term is defined by the applicable rules of the SEC and the NYSE. The Chambers Board has determined that Mr. Louis P. Salvatore is an "audit committee financial expert," as defined in the rules promulgated by the SEC under the Sarbanes-Oxley Act of 2002, as amended. The Audit Committee's primary functions are to select and appoint Chambers' independent registered public accounting firm (including overseeing the auditor's qualifications and independence) and to assist the Chambers Board in fulfilling its oversight responsibilities by reviewing: (i) the financial information to be provided to the shareholders and others; (ii) the system of internal controls that management has established; (iii) the performance of Chambers' internal audit function and independent auditor; and (iv) the audit and financial reporting process. The Audit Committee also prepares the "Chambers Audit Committee Report" that the rules of the SEC require to be included in this joint proxy statement/prospectus and provides an open avenue of communication among Chambers' independent registered public accounting firm, internal auditors, management and the Chambers Board. The Chambers Board has approved a written charter for the Audit Committee, a copy of which is available on Chambers' website at http:// www.chambersstreet.com under the Investor Relations—Corporate Overview "Governance Documents" section. Additional information regarding the functions performed by the Audit Committee is set forth in the "Chambers Audit Committee Report" included in this joint proxy statement/ prospectus. The Audit Committee held six meetings during fiscal year 2014. Each of the committee members attended all such meetings.

Compensation Committee

        Chambers has a standing Compensation Committee, consisting of Messrs. Francis (Chairman), Black, Orphanides and Salvatore, each of whom is "independent," as such term is defined by the applicable rules of the SEC and the NYSE. During fiscal year 2014, Chambers' Compensation Committee was comprised of Messrs. Charles E. Black, James M. Orphanides, Louis P. Salvatore and Mark W. Brugger. Effective September 4, 2015, Mr. Brugger resigned from the Chambers Board and all other positions he held as a member of any committee of the Chambers Board (including the Compensation Committee). The Compensation Committee's primary purposes are to: (i) determine how executive officers and certain other senior managers should be compensated; (ii) administer employee benefit plans and executive compensation programs; (iii) set policies and review management decisions regarding compensation of senior managers other than executive officers and certain other senior managers; and (iv) produce the report on executive compensation required to be included in this joint proxy statement/prospectus. The Compensation Committee retained Towers Watson & Co., or "Towers Watson," as its independent outside compensation consulting firm and engaged Towers Watson to provide the Compensation Committee with relevant data concerning the marketplace, Chambers' peer group and its own independent analysis and recommendations concerning executive compensation for 2014. Towers Watson regularly participated in Compensation Committee meetings during 2014. In January 2015, Chambers engaged a new compensation consultant, Frederick W. Cook & Co., to replace Tower Watson. See "Chambers Executive Compensation—Compensation Discussion and Analysis—How Chambers Determines Executive Compensation—Use of Independent Compensation Consultants" for further detail. The Chambers Board has approved a written charter for the Compensation Committee, a copy of which is available on Chambers' website at http://www.chambersstreet.com under the Investor Relations—Corporate Overview "Governance Documents" section. The Compensation Committee held ten meetings during fiscal year 2014. Each of the committee members attended all such meetings.

Nominating and Corporate Governance Committee

        Chambers has a standing Nominating and Corporate Governance Committee consisting of Messrs. Francis (Chairman), Black and Orphanides, each of whom is "independent," as such term is defined by the applicable rules of the SEC and the NYSE. The Nominating and Corporate Governance Committee is primarily responsible for: (i) assisting the Chambers Board by identifying individuals qualified to become board members and to serve on board committees; (ii) reviewing and approving specific matters that the Chambers Board believes may involve conflicts of interest and determining whether the resolution of the conflict of interest is fair and reasonable to Chambers and its shareholders; and (iii) developing and recommending to the Chambers Board, a set of corporate governance guidelines applicable to Chambers and reviewing those guidelines periodically and, if appropriate, recommending to the Chambers Board changes to Chambers' corporate governance policies and procedures. The Nominating and Corporate Governance Committee does not have any minimum qualifications with respect to board nominees. However, the Nominating and Corporate Governance Committee considers many factors with regard to each candidate, including judgment, integrity, diversity, prior experience, the interplay of the candidate's experience with the experience of other board members and the candidate's willingness to devote substantial time and effort to board responsibilities. The Nominating and Corporate Governance Committee does not have a formal written policy with regard to the consideration of diversity in identifying trustee nominees, although it may consider diversity when identifying and evaluating proposed trustee candidates. The Chambers Board has approved a written charter for its Nominating and Corporate Governance Committee, a copy of which is available on Chambers' website at http:// www.chambersstreet.com under the Investor Relations—Corporate Overview "Governance Documents" section. The Nominating and Corporate Governance Committee held four meetings during fiscal year 2014. Each of the committee members attended all such meetings.

        For a description of certain changes to the committees of the Chambers Board to be effected in connection with the Merger, see "The Merger Agreement—Trustees and Management Following the Merger."

Compensation of Trustees

        Trustees who are not independent do not receive additional compensation for their services as trustees. The following table sets forth the compensation earned by Chambers' independent trustees for the year ended December 31, 2014:

Name	Fees Earned or Paid in Cash ($)	Share Awards(1)(2) ($)	All Other Compensation ($)	Total ($)
Charles E. Black	$328,199	$157,400	$—	$485,599
Mark W. Brugger(3)	$144,801	$12,199	$—	$157,000
James L. Francis	$138,801	$12,199	$—	$151,000
James M. Orphanides	$144,199	$39,350	$—	$183,549
Louis P. Salvatore	$153,000	$39,350	$—	$192,350

*
The columns "Option Awards," "Non-Equity Incentive Plan Compensation," and "Change in Pension Value and Nonqualified Deferred Compensation Earnings" were omitted from this table as no such compensation was earned by the Chambers independent trustees for the 2014 fiscal year.

(1)
On January 29, 2014, Chambers awarded each of its independent trustees equity grants under its 2013 equity incentive plan with respect to their service during fiscal year 2013 on the following terms: (i) (a) Mr. Black's award was for 20,000 common shares, (b) Messrs. Orphanides' and Salvatore's award was for 5,000 common shares and (c) Messrs. Brugger's and Francis' awards were each for 1,550 common shares; and (ii) each award vested in its entirety, upon issuance.

(2)
Amounts shown are the grant date fair value of the awards determined in accordance with ASC 718 made to independent trustees in fiscal year 2014.

(3)
On September 4, 2015, Mr. Mark W. Brugger resigned from the Chambers Board.

        During the 2014 fiscal year, each of Chambers' independent trustees (except for the Chairman) received an annual cash retainer of $100,000 and $2,000 per regularly scheduled committee meeting attended, $2,000 per special board meeting attended whether held in person or by telephone conference and an equity grant of 5,000 common shares (prorated as necessary based upon start date in 2013). The Chairman received an annual cash retainer of $300,000 and an equity grant of 20,000 common shares. The Chairman received additional compensation for board and committee chair positions and participation but did not receive compensation for meeting attendance. The chairperson of the Audit Committee received an additional annual fee of $20,000 and each member of the Audit Committee received an annual fee of $10,000. The chairperson of the Compensation Committee received an additional annual fee of $15,000 and each member of the Compensation Committee received an annual fee of $5,000. The chairperson of the Nominating and Corporate Governance Committee received an additional annual fee of $15,000 and each member of the Nominating and Corporate Governance Committee received an annual fee of $5,000.

        All Chambers trustees received reimbursement of reasonable out-of-pocket expenses incurred in connection with their service as trustees for fiscal year 2014. If a trustee was also an officer of Chambers, they were not paid separate compensation for those services rendered as a trustee for fiscal year 2014.

        Additionally, on January 9, 2015, Chambers awarded each of its independent trustees equity grants under its 2013 equity incentive plan with respect to their service during fiscal year 2014 on the following terms: (i) (a) Mr. Black's award was for 20,000 restricted share units, or Trustee RSUs, (b) Messrs. Brugger's, Francis', Orphanides' and Salvatore's awards were each for 5,000 Trustee RSUs; (ii) each award will vest immediately; and (iii) each Trustee RSU entitles a holder to receive one Chambers common share upon the earlier of (a) the sixth month anniversary of the holder's separation of service from Chambers, and (b) change in control of Chambers.

        In 2014, the Chambers Board conducted a review of its compensation program for its independent trustees. Based on advice from its independent outside compensation consulting firm and a review of the compensation programs of members of its peer group, Chambers modified the program effective for 2015 and thereafter in order to further align the independent trustees' interests with those of the Chambers shareholders. As part of this review, the Chambers Board decided that equity grants to independent trustees will be subject to a mandatory deferral program in the form of Trustee RSUs issued under the 2013 equity incentive plan. Pursuant to the mandatory deferral program, each Trustee RSU entitles a holder to receive one common share, upon the earlier of: (i) the sixth month anniversary of the holder's separation of service from Chambers; and (ii) a change in control of Chambers. Each Trustee RSU also entitles a holder to receive an amount equal to the dividends paid on one common share. The Trustee RSUs will increase share ownership by independent trustees during their service on the Chambers Board, which further aligns independent trustees' interests with the interests of Chambers shareholders. For fiscal year 2015, Chambers has retained the same trustee compensation arrangements that were in place for 2014, except that: (i) the annual cash retainer for the non-executive Chairman of the board was decreased from $300,000 to $125,000 and the annual cash retainer for the other independent trustees was decreased from $100,000 to $50,000; (ii) the annual equity grant for all independent trustees will be $90,000 in Trustee RSUs; and (iii) independent trustees will earn board meeting fees of $500 per meeting commencing after the sixth meeting held during a calendar year.

CHAMBERS PROPOSAL 3: NON-BINDING, ADVISORY VOTE ON EXECUTIVE COMPENSATION

        Chambers seeks an advisory vote on its executive compensation as described under: (i) "Chambers Executive Compensation—Compensation Discussion and Analysis" section (and the accompanying tabular and narrative disclosure) of this joint proxy statement/prospectus; and (ii) "The Merger—Interests of Chambers Trustees and Executive Officers in the Merger—Quantification of Potential Payments to Chambers' Named Executive Officers in Connection with the Merger" section of this joint proxy statement/prospectus. Chambers is conducting this advisory vote to contribute to its commitment to high standards of governance and pursuant to regulations under Section 14A of the Exchange Act. The following proposal, commonly known as a "Say on Pay" proposal, gives shareholders the opportunity to approve, reject or abstain from voting with respect to Chambers' fiscal 2014 executive compensation programs and policies and the compensation paid to its named executive officers. If you are a Chambers shareholder as of the record date, your non-binding, advisory vote will serve as an additional tool to guide the Chambers Board and Compensation Committee in aligning Chambers' executive compensation programs with the interests of Chambers and its shareholders.

        As discussed in the "Chambers Executive Compensation—Compensation Discussion and Analysis" section of this joint proxy statement/prospectus and the accompanying tables and related narrative disclosure, the primary objectives of Chambers' executive compensation program are to attract and retain qualified and talented individuals who possess the skills and expertise necessary to lead, manage and grow Chambers, and are accountable for the performance of Chambers. Under this program, Chambers also seeks to promote an ownership mentality amongst its named executive officers by issuing equity grants to them that not only align their interests with the interests of its shareholders, but also enhance the executives' focus on long-term performance. Chambers believes this strong tie between compensation and performance leads to success and serves the best interests of shareholders. Chambers' Compensation Committee regularly reviews all elements of the compensation paid to its named executive officers to align the interests of its named executive officers with shareholders, and incentivize executives to focus on the achievement of long-term business objectives. Please refer to the "Chambers Executive Compensation—Compensation Discussion and Analysis" section of this joint proxy statement/prospectus for additional details about Chambers' executive compensation program, including information about the fiscal year 2014 compensation of Chambers' named executive officers.

        Approval of this non-binding, advisory "Say on Pay" resolution requires the affirmative vote of the holders of a majority of the votes cast at the shareholder meeting at which a quorum is present.

        The vote on this proposal is non-binding and advisory in nature. Because of this, it will not affect any compensation already paid or awarded to any named executive officer, it will not be binding on or overrule any decisions by the Chambers Board, and it will not restrict or limit the ability of Chambers shareholders to make proposals for inclusion in proxy materials related to executive compensation. Nevertheless, the Chambers Board values input from shareholders highly and will carefully consider the results of this vote when making future decisions about executive compensation. In addition, even if a majority of Chambers shareholders approves this proposal, if there is a significant vote against the compensation of the Chambers named executive officers, the Chambers Compensation Committee will evaluate whether any actions are appropriate to address the concerns of shareholders. The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the overall compensation of the Chambers named executive officers, as described in this joint proxy statement/prospectus in accordance with the compensation disclosure rules of the SEC.

        The Chambers Board unanimously recommends that Chambers shareholders vote "FOR" the following non-binding, advisory resolution:

        "RESOLVED, that the compensation of Chambers Street Properties' named executive officers, as disclosed in this joint proxy statement/prospectus pursuant to the Securities and Exchange Commission's executive compensation disclosure rules, including under: (i) "Chambers Executive Compensation—Compensation Discussion and Analysis" (and the accompanying tabular and narrative disclosure); and (ii) "The Merger—Interests of Chambers Trustees and Executive Officers in the Merger—Quantification of Potential Payments to Chambers' Named Executive Officers in Connection with the Merger"; is hereby approved."

 CHAMBERS PROPOSAL 4: RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

        The Chambers Audit Committee has appointed the accounting firm of Deloitte & Touche LLP to serve as Chambers' independent registered public accounting firm for the fiscal year ending December 31, 2015, subject to ratification of this appointment by Chambers' shareholders. Action by shareholders is not required by law in the appointment of an independent registered public accounting firm, but its appointment is submitted by the Chambers Board in order to give the shareholders a voice in the designation of auditors. If the appointment is not ratified by the shareholders, the Chambers Board will reconsider its choice of Deloitte & Touche LLP as Chambers' independent registered public accounting firm. Deloitte & Touche LLP has advised Chambers that neither it nor any member thereof has any financial interest, direct or indirect, in Chambers or any of its subsidiaries in any capacity. Deloitte & Touche LLP has served as Chambers' independent registered public accounting firm since July 1, 2004 and audited its consolidated financial statements for the eight years ended December 31, 2014.

        It is expected that a representative of Deloitte & Touche LLP will be present at the Chambers annual meeting, will be given an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

        It is further expected that, if the Merger is completed, the Audit Committee of the combined company will consider and appoint the independent public accounting firm for the combined company for the fiscal year ending December 31, 2015.

Fee Disclosure

        The following table lists the fees for services rendered by Chambers' independent registered public accounting firm for the years ended December 31, 2014 and 2013:

Services	2014	2013
Audit Fees
Recurring Audit, Quarterly Reviews and Accounting Assistance for New Accounting Standards and Potential Transactions	$1,364,530	$1,161,500
Comfort Letters, Consents and Assistance with Documents Filed with the SEC and Securities Offerings	10,000	130,000

Total Audit Fees	1,374,530	1,291,500
Audit-Related Fees(1)	120,000	85,500
Tax Fees(2)	483,339	390,500

Total	$1,977,869	$1,767,500

(1)
Audit-related fees in 2014 consist of the audit of an unconsolidated joint venture pursuant to Rule 3-09 of Regulation S-X. Audit-related fees in 2013 consist of a property audit required by a city taxing authority.

(2)
Tax services consist of federal and state tax return preparation, and quarterly and annual REIT tax compliance.

Pre-Approval Policies and Procedures of Chambers' Audit Committee

        The Chambers Audit Committee must pre-approve, to the extent required by applicable law, all audit services and permissible non-audit services provided by Chambers' independent registered public accounting firm, except for any de minimis non-audit services. Non-audit services are considered "de minimis" if: (i) the aggregate amount of all such non-audit services constitutes less than 5% of the total amount of revenues paid to Chambers' independent registered public accounting firm during the fiscal year in which they are provided; (ii) Chambers did not recognize such services at the time of the engagement to be non-audit services; and (iii) such services are promptly brought to the Audit Committee's attention and approved prior to the completion of the audit by the Audit Committee or any of its member(s) who has authority to give such approval. None of the fees reflected above were approved by the Audit Committee pursuant to this "de minimis" exception. The Audit Committee may delegate to one or more of its members the authority to grant pre-approvals. All services provided by Deloitte & Touche LLP in 2014 to Chambers were pre-approved by the Chambers Audit Committee.

        The proposal to ratify the appointment of Deloitte & Touche LLP as Chambers' independent registered public accounting firm requires the affirmative vote of the holders of a majority of the votes cast at the shareholder meeting at which a quorum is present.

        The Chambers Board unanimously recommends a vote "FOR" the ratification of the appointment of Deloitte & Touche LLP as Chambers' independent registered public accounting firm.

 CHAMBERS PROPOSAL 5: APPROVAL OF ADJOURNMENT OF CHAMBERS ANNUAL MEETING

        Chambers shareholders are being asked to approve the adjournment of the Chambers annual meeting, if necessary or appropriate, to solicit additional proxies in favor of the above proposals if there are insufficient votes at the time of such adjournment to approve such proposals.

        If, at the Chambers annual meeting, the number of Chambers common shares present or represented and voting in favor of the proposals is insufficient to approve such proposals, Chambers may move to adjourn the Chambers annual meeting in order to enable the Chambers Board to solicit additional proxies for approval of such proposals.

        Chambers is asking its shareholders to authorize the holder of any proxy solicited by the Chambers Board to vote in favor of granting discretionary authority to the proxy holders, and each of them individually, to adjourn the Chambers annual meeting to another time and place for the purpose of soliciting additional proxies. If the Chambers shareholders approve this proposal, Chambers could adjourn the Chambers annual meeting and any adjourned session of the Chambers annual meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from Chambers shareholders who have previously voted.

Required Vote

        The approval of the adjournment of the Chambers annual meeting proposal requires the affirmative vote of a majority of the votes cast on the matter by the holders of the Chambers common shares represented, in person or by proxy, at the Chambers annual meeting at which a quorum is present.

        The Chambers Board unanimously recommends a vote "FOR" the approval of the proposal to approve an adjournment of the Chambers annual meeting.

 CHAMBERS AUDIT COMMITTEE REPORT

        The following is a report by the Audit Committee of the Chambers Board regarding the responsibilities and functions of the Audit Committee. This report shall not be deemed to be incorporated by reference in any previous or future documents filed with the SEC, under the Securities Act or the Exchange Act, except to the extent that Chambers specifically incorporates this report by reference in any such document.

        The Audit Committee oversees Chambers' financial reporting process. Management has the primary responsibility for the preparation, presentation and integrity of Chambers' financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. In fulfilling its oversight responsibilities, the Chambers Audit Committee reviewed the audited financial statements in Chambers' Annual Report on Form 10-K for the year ended December 31, 2014 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

        The Audit Committee reviewed with the independent registered public accounting firm, who is responsible for auditing Chambers' financial statements and for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, its judgments as to the quality, not just the acceptability, of Chambers' accounting principles and such other matters as are required to be discussed with the Audit Committee under Statement on Auditing Standards No. 61, as currently in effect. The Audit Committee received the written disclosure and the letter from Chambers' independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, as currently in effect, discussed with Chambers' independent registered public accounting firm the auditors' independence from both management and Chambers and considered the compatibility of Chambers' independent registered public accounting firm's provision of non-audit services to Chambers with their independence.

        The Audit Committee discussed with Chambers' independent registered public accounting firm the overall scope and plans for their audit. The Audit Committee met with Chambers' independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of Chambers' internal controls and the overall quality of its financial reporting, including unconsolidated sheet investments.

        In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Chambers Board (and the Chambers Board has approved) that the audited financial statements be included in Chambers' Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the SEC.

        The members of the Chambers Audit Committee are not professionally engaged in the practice of auditing or accounting. Committee members rely, without independent investigation or verification, on the information provided to them and on the representations made by management and Chambers' independent registered public accounting firm. Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions referred to above do not assure that the audit of Chambers' financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States), that the financial statements are presented in accordance with accounting principles generally accepted in the United States or that Deloitte & Touche LLP is in fact "independent."

        The Chambers Board has determined that each member of the Audit Committee is financially literate and has accounting or related financial management expertise, as such qualifications are defined under the rules of the NYSE. It also has determined that the Audit Committee has at least one "audit committee financial expert," as defined in Item 407(d)(5) of SEC Regulation S-K, such expert being Mr. Salvatore, and that he is "independent," as such term is defined by the applicable rules of the SEC and the NYSE.

Submitted by the Chambers Audit Committee
Louis P. Salvatore (Chairman) Charles E. Black James L. Francis

 CHAMBERS CORPORATE GOVERNANCE MATTERS

        Chambers emphasizes the importance of professional business conduct and ethics through corporate governance initiatives. The Chambers Board consists of a majority of independent trustees. You are encouraged to visit the Chambers website at http://www.chambersstreet.com under the Investor Relations—Corporate Overview "Governance Documents" section to view or to obtain copies of Chambers' committee charters, amended and restated code of business conduct and ethics, corporate governance guidelines, and amended and restated whistleblowing and whistleblower protection policy. The information found on, or accessible through, Chambers' website is not incorporated into, and does not form a part of, this joint proxy statement/prospectus or any other report or document Chambers files with or furnishes to the SEC. You may also obtain, free of charge, a copy of Chambers' committee charters, amended and restated code of business conduct and ethics, corporate governance guidelines and amended and restated whistleblowing and whistleblower protection policy by directing your request in writing to Chambers Street Properties, 47 Hulfish Street, Suite 210, Princeton, New Jersey 08542, Attn: Secretary. Additional information relating to the corporate governance of Chambers is also included in other sections of this joint proxy statement/prospectus.

Amended and Restated Code of Business Conduct and Ethics

        The Chambers Board has adopted an amended and restated code of business conduct and ethics that applies to trustees, officers and employees. Among other matters, the amended and restated code of business conduct and ethics was designed to deter wrongdoing and to assist trustees, executive officers and employees in promoting honest and ethical conduct, including the following: ethical handling of actual or apparent conflicts of interest between personal and professional relationships; full, fair, accurate, timely and understandable disclosure in SEC reports and other public communications; compliance with applicable governmental laws, rules and regulations; prompt and anonymous internal reporting of violations of the code to appropriate persons identified in the code; and accountability for adherence to the code.

        Any amendment to, or waiver of, this amended and restated code of business conduct and ethics may be made only by the Chambers Board or one of its committees specifically authorized for this purpose and Chambers intends to disclose any changes in or waivers from this code of ethics by posting such information on its website or by filing a Current Report on Form 8-K.

Trustee Independence

Background.

        Chambers' corporate governance guidelines provide that a majority of the trustees serving on the Chambers Board must be independent as required by the listing standards of the NYSE and the rules promulgated by the SEC.

Independence Determinations Made by the Chambers Board of Trustees.

        The Chambers Board has determined, based upon its review of all relevant facts and circumstances and after considering all applicable relationships of which the Chambers Board had knowledge, between or among the trustees and Chambers or its management, that each of Messrs. Black, Francis, Orphanides and Salvatore has no material relationship with Chambers (either directly or as a partner, shareholder or officer of an organization that has a relationship with Chambers) and is "independent" as defined in the NYSE listing standards and the applicable SEC rules. No trustee participated in the final determination of his own independence.

Consideration of Trustee Candidates

        The Nominating and Corporate Governance Committee considers properly submitted shareholder recommendations for candidates for membership on the Chambers Board as described below under "Identifying and Evaluating Trustee Candidates." In evaluating such recommendations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Chambers Board and to address the membership criteria set forth below under "Trustee Qualifications." Any shareholder recommendations for consideration by the Nominating and Corporate Governance Committee should include the nominee's name and qualifications for board membership. The recommending shareholder should also submit evidence of the shareholder's ownership of Chambers shares, including the number of shares owned and the length of time of ownership. The recommendation should be addressed to Chambers Street Properties, 47 Hulfish Street, Suite 210, Princeton, New Jersey 08542, Attn: Secretary.

Trustee Qualifications.

        Chambers' corporate governance guidelines contain the membership criteria for its board of trustees. Trustees should: (i) possess the highest personal and professional ethics, integrity and values, exercise good business judgment and be committed to representing the long-term interests of Chambers and its shareholders; and (ii) have an inquisitive and objective perspective, practical wisdom and mature judgment. Chambers endeavors to have a board of trustees representing a diverse education and experience that provides knowledge of business, financial, governmental or legal matters that are relevant to its business and to its status as a publicly owned company.

        Trustees must be willing to devote sufficient time and effort to carrying out their duties and responsibilities effectively and should be committed to serve on the Chambers Board for an extended period of time. Trustees who also serve as chief executive officers or hold equivalent positions at other companies should not serve on more than two other boards of public companies in addition to the Chambers Board and other trustees should not serve on more than four other boards of public companies in addition to the Chambers Board. Positions in excess of these limits at the time of the adoption of Chambers' corporate governance guidelines may be maintained, unless the Chambers Board determines that doing so would impair the quality of the trustee's service to the Chambers Board.

        The Nominating and Corporate Governance Committee ensures that the potential nominee is not an employee or agent of and does not serve on the board of directors or similar managing body of any of Chambers' competitors and determines whether the potential nominee has an interest in any transactions to which Chambers is a party.

        Prior to a vote as to whether a potential nominee is recommended to the Chambers Board, each member of the Nominating and Corporate Governance Committee is provided reasonable access to such potential nominee. Such access includes a reasonable opportunity to interview such potential nominee in person or by telephone and to submit questions to such potential nominee. In addition, each potential nominee provides the Nominating and Corporate Governance Committee with a written detailed biography and identifies on which committees of the Chambers Board, if any, the potential nominee would be willing to serve.

Identifying and Evaluating Trustee Candidates.

        The Nominating and Corporate Governance Committee may solicit recommendations for trustee nominees from any or all of the following sources: non-management trustees, the Chief Executive Officer and President, other executive officers, third-party search firms or any other source it deems appropriate. As described above, the Nominating and Corporate Governance Committee will also consider potential nominees recommended by shareholders.

        The Nominating and Corporate Governance Committee will review and evaluate the qualifications of any proposed nominee that it is considering in compliance with the Nominating and Corporate Governance Committee's procedures for that purpose, and conduct inquiries it deems appropriate into the background of any proposed nominee. In identifying and evaluating a proposed nominee, the Nominating and Corporate Governance Committee may consider, in addition to the qualifications for Nominating and Corporate Governance Committee-recommended nominees summarized above, all facts and circumstances that it deems appropriate or advisable, including, among other things, the skills of the proposed nominee, his or her depth and breadth of business experience, his or her independence and the needs of the Chambers Board. Neither the Nominating and Corporate Governance Committee nor the Chambers Board has a specific policy with regard to the consideration of diversity in identifying trustee nominees, although both may consider diversity when identifying and evaluating proposed nominees. The Chambers Board does not discriminate on the basis of race, color, national origin, gender, religion, disability, or sexual preference in selecting trustee candidates. As noted above, the Nominating and Corporate Governance Committee, when recommending a candidate for nomination to the Chambers Board, may consider whether the nominee, if elected, assists in achieving a mix of board members that represents a diversity of background and experience. The Nominating and Corporate Governance Committee will evaluate all proposed nominees that it considers or who have been properly recommended to it by a shareholder based on the same criteria and in substantially the same manner, with no regard to the source of the initial recommendation of the proposed candidate for nomination.

        There are no nominees for election to the Chambers Board this year who have not previously served as a Chambers trustee.

Audit Committee Financial Expert

        The Chambers Board has determined that its Audit Committee has at least one "audit committee financial expert," as defined in Item 407(d)(5) of SEC Regulation S-K, such expert being Mr. Louis P. Salvatore, and that he is "independent," as such term is defined by the applicable rules of the SEC and the NYSE. Mr. Salvatore has agreed to serve as Chambers' audit committee financial expert.

Communications with the Chambers' Board of Trustees

        Chambers has a process by which shareholders and/or other parties may communicate with the Chambers Board, its independent trustees as a group or individual trustees. Any such communications may be sent to the Chambers Board by U.S. mail or overnight delivery and should be directed to Chambers Street Properties, 47 Hulfish Street, Suite 210, Princeton, New Jersey 08542, Attn: Secretary, who will forward such communications on to the intended recipient. Any such communications may be made anonymously. The Chambers Board has instructed Chambers' General Counsel to assist the Chambers Board in reviewing all written communications to it. Communications that are of a personal nature or not related to the duties and responsibilities of the Chambers Board, that are unduly hostile, threatening, illegal or similarly inappropriate or unsuitable, that are conclusory or vague in nature, or that are surveys, junk mail, resumes, service or product inquiries or complaints, or business solicitations or advertisements, generally will not be forwarded to any trustee.

Amended and Restated Whistleblowing and Whistleblower Protection Policy

        Chambers has adopted procedures for: (1) the anonymous and confidential submission of complaints or concerns regarding questionable accounting and auditing matters; and (2) the receipt, retention and treatment of employee complaints or concerns regarding such matters. If you wish to contact the Audit Committee to report complaints or concerns relating to the financial reporting of Chambers, you may do so in writing to the Chairman of the Audit Committee, c/o Secretary, Chambers Street Properties,

47 Hulfish Street, Suite 210, Princeton, New Jersey 08542, by telephone at 855-419-3601 or on the web at http://csg.ethicspoint.com. Any such communications may be made anonymously.

Trustee Attendance at Annual Meetings

        Chambers encourages each member of the Chambers Board to attend each annual meeting of shareholders. Each member of the Chambers Board attended Chambers' 2014 annual meeting of shareholders.

Executive Sessions of Independent Trustees

        The independent trustees serving on the Chambers Board meet in executive session after each regularly scheduled meeting of the Audit Committee, and from time to time, after meetings held by the Chambers Board, without the presence of any trustees or other persons who are part of management. These executive sessions are regularly chaired by the chair of the committee having jurisdiction over the particular subject matter to be discussed at the particular session or portion of a session.

Leadership Structure of the Chambers Board of Trustees

        The Chambers Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. The Chambers Board understands that there is no single, generally accepted approach to providing board leadership and that given the dynamic and competitive environment in which Chambers operates, the appropriate leadership structure may vary as circumstances warrant.

        The Chambers Board determined that Chambers' and its shareholders' best interests are better served with Chambers as a self-managed company for the role of Chairman to be separate from that of the Chief Executive Officer and that the Chairman should be an independent trustee. This policy is reflected in the Chambers bylaws and became effective at the 2012 annual meeting of shareholders, at which time the Chambers Board elected Mr. Charles E. Black, an independent trustee, to serve as Chairman. Mr. Black has served as a member of the Chambers Board since June 2004. The Chambers Board believes that his extensive knowledge of Chambers, expertise in the real estate industry and his legal background make him the ideal candidate to lead the Chambers Board. The Chambers Board believes that this leadership structure is optimal for Chambers because it strengthens the Chambers Board's independence and allows the Chief Executive Officer and other management to focus time and attention on operating and managing Chambers. The Chambers Board also believes that this leadership structure provides appropriate checks and balances to protect shareholder value.

        Chambers does not have a lead independent trustee. The Chambers Board believes that it is able to effectively provide independent oversight of Chambers' business and affairs, including the risks facing Chambers, without a lead independent trustee, through the composition of the Chambers Board, including the establishment of an independent Chairman, the strong leadership of the independent trustees, the committees of the Chambers Board and the other corporate governance policies and processes already in place. The independent trustees actively collaborate, with the independent Chairman, together and through their respective committees. All of the trustees are free to suggest the inclusion of items on the agenda for meetings of the Chambers Board or raise subjects that are not on the agenda for that meeting. The Chambers Board encourages open and regular communication amongst all of the independent trustees and holds regularly scheduled executive sessions of only independent trustees in order to assure independent oversight of management.

The Board of Trustees' Role in Risk Oversight

        The Chambers Board plays an important role in the risk oversight of Chambers. Risk is inherent with every business, and how well a business manages risk can ultimately determine its success.

Chambers faces a number of risks, including economic risks, environmental and regulatory risks, and others, such as the impact of competition. Chambers' executive officers are responsible for the day-to-day management of the risks Chambers faces, while the Chambers Board, as a whole and through its committees, has responsibility for the oversight of risk management. In this capacity, the Chambers Board (or a committee thereof) performs many tasks, including, but not limited to, receiving regular periodic reports from internal and external auditors, approving acquisitions, dispositions and new borrowings as well as periodically reviewing and discussing with management the risks faced by Chambers. In its risk oversight role, the Chambers Board has the responsibility to satisfy itself that the risk management processes designed by Chambers' executive officers are adequate and functioning as designed.

        The committees of the Chambers Board assist the full board in risk oversight by addressing specific matters within the purview of each committee. The Audit Committee is specifically responsible, in consultation with management, Chambers' independent auditors and its internal auditor for the integrity of Chambers' financial reporting processes and controls. In executing this responsibility, the Audit Committee discusses policies with respect to risk assessment and risk management, including enterprise risk assessments, significant financial risk exposures and the steps management have taken to monitor, control and report on such exposures. As part of this process, the Audit Committee oversees the planning and conduct of an annual risk assessment that is designed to identify and analyze risks to achieving business objectives. The results of the risk assessment are then discussed with management and used to develop an annual internal audit plan. The Compensation Committee regularly considers whether Chambers' compensation program encourages executives to prudently manage enterprise risk. Performance is evaluated based on both quantitative and qualitative factors and review not only "what" is achieved, but also "how" it is achieved. The Nominating and Corporate Governance Committee identifies individuals qualified to become board members, to serve on board committees and to serve as executive officers and reviews and considers matters that may involve corporate governance, conflicts of interest and potential risks to Chambers' shareholders.

        Because of the role of the Chambers Board in the risk oversight of Chambers, the Chambers Board believes that any leadership structure that it adopts must allow it to effectively oversee the management of the risks relating to Chambers' operations. See the discussion under the heading "—Leadership Structure of the Chambers Board of Trustees" above for a discussion of why the Chambers Board has determined that its current leadership structure is appropriate.

CHAMBERS EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

        This section describes the material elements of Chambers' executive compensation program, the compensation decisions Chambers' Compensation Committee has made under the program and the factors considered in making those decisions for Chambers' "named executive officers" or "executives" for 2014, who were:

Name	Position	Age
Jack A. Cuneo	Former President and Chief Executive Officer(1)	67
Martin A. Reid	Interim President and Chief Executive Officer, and Chief Financial Officer and Treasurer(2)	59
Philip L. Kianka	Executive Vice President and Chief Operating Officer(2)	59

(1)
On March 5, 2015, Mr. Cuneo stepped down as President and Chief Executive Officer and resigned from the Chambers Board and Mr. Reid was named as Chambers' Interim President and Chief Executive Officer. The discussion in this joint proxy statement/prospectus regarding the various elements of Mr. Cuneo's 2014 compensation does not reflect any severance compensation, except as set forth under "—Mr. Cuneo's Memorandum of Retirement" below, where the actual amounts that Mr. Cuneo receives in connection therewith are described.

(2)
On August 20, 2015, Chambers notified each of Messrs. Reid and Kianka, pursuant to the terms of their employment agreements (as amended), that the term of their employment under the employment agreements will not be renewed and that, unless earlier terminated or otherwise agreed upon, their employment will terminate on December 31, 2015, which, if the effective time of the Merger occurs on or prior to December 31, 2015, would be treated as a termination of employment by Chambers within 180 days following a change of control. The discussion in this joint proxy statement/prospectus regarding the various elements of Messrs. Reid's and Kianka's 2014 compensation reflects severance compensation that may be paid to Messrs. Reid and Kianka in connection with these notices of non-renewal as set forth under "The Merger—Interests of Chambers Trustees and Executive Officers in the Merger" and "—Potential Payments Upon Termination or Termination Following a Change in Control."

Executive Summary

  2014 Business Highlights

        In 2014, Chambers focused its efforts on disposing non-core office assets in its existing portfolio and acquiring high-quality industrial assets. Further, Chambers continued to successfully execute on its strategic objectives, including an intense focus on asset management, capital investment and balance sheet management.

        Chambers realized several significant accomplishments in 2014, including:

  •
  Acquiring seven wholly-owned industrial properties located in the United States for approximately $203.6 million, each of which is fully leased to a creditworthy tenant.

  •
  Pursuant to its investment strategy, disposing of non-core assets consisting of: (i) three office properties for approximately $64.7 million located in the United States and the United Kingdom; (ii) its last retail property located in the United Kingdom for approximately $63.0 million; and (iii) four multi-tenant office properties held in the Duke JV for approximately $71.8 million (of which Chambers' pro rata share was approximately $57.4 million).

  •
  Leasing over 4.1 million net rentable square feet, and at December 31, 2014, Chambers' portfolio was 98.3% leased.

  •
  Chambers' 2014 operating activities helped grow its funds from operations, or FFO, from $0.59 per share in 2013 to $0.64 per share in 2014, and its core funds from operations, or Core FFO, from $0.65 per share in 2013 to $0.69 per share in 2014. Refer to Annex D to this joint proxy statement/prospectus for a reconciliation of FFO to net income attributable to Chambers' common shareholders and regarding the use of Core FFO.

  •
  Chambers declared and paid monthly distributions on its common shares, returning approximately $119.4 million to shareholders.

  Objectives of Chambers' Compensation Program

        The objectives of Chambers' compensation program include the following:

  •
  to attract and retain leading talent in its areas of operation;

  •
  to motivate its executives to work toward short-term financial efficiency and long-term value creation based on its overarching business strategy;

  •
  to align the interests of management with those of shareholders; and

  •
  to achieve the appropriate balance between risk and reward while avoiding the creation of incentives for unnecessary or excessive risk taking.

  2014 Compensation Overview

        Highlighted below are the key components of Chambers' executive compensation program, the purpose of each component and the process for determining each component.

Compensation Component	Description and Purpose	Process/Highlights
Annual Base Salary	• Fixed compensation necessary to attract and retain an exceptional management team. • Based on competitive market, individual role, experience and potential.

•

Salaries are fixed in the employment agreement of each executive. 2014 salaries for Chambers' named executive officers were the same as 2013 salaries.

•

Refer to the subsection entitled "Annual Base Salary" under the discussion of "—How Chambers Determines Executive Compensation—Executive Compensation Elements."

Compensation Component	Description and Purpose	Process/Highlights
Annual Cash Incentive Compensation

•

Performance-based cash incentives that reward achievement of quantitative performance goals.

•

Tied to the company's business plan and individual goals.

•

Based 75% on the company's performance against four financial metrics (Core FFO per share, ratio of net debt to earnings before interest, taxes, depreciation and amortization, or EBITDA, dispositions of non-core assets, and percentage of portfolio leased), which are weighted based on relative importance. Refer to Annex D to this joint proxy statement/prospectus for a reconciliation of FFO, Core FFO, and EBITDA to net income attributable to Chambers common shareholders for the year ended December 31, 2014 and information regarding the use of these financial measures.

•

Based 25% on individual performance goals.

•

In 2014, Core FFO per share was $0.69, resulting in achievement of 100% of target for this component; ratio of net debt to EBITDA was 6.82x, resulting in achievement of 72.1% of target for this component; disposition of non-core assets was $185.1 million, resulting in achievement of 135.1% of target for this component; and percentage of portfolio leased was 98.3%, resulting in achievement of 144.3% of target for this component.

•

Despite strong operational performance, the Compensation Committee was disappointed in relative total shareholder return. As a result, the Committee reduced the bonuses funded for each of Chambers' named executive officers. Actual bonuses paid in 2015 (for 2014 performance) to Chambers' named executive officers ranged from 75% to 79.5% of executive's target opportunity. Mr. Reid also received an additional cash bonus of $100,000 for assisting the company in the transition to a new Chief Executive Officer.

•

Refer to the subsection entitled "Annual Cash Incentive Compensation and Long-Term Equity Incentive Grants" under the discussion of "—How Chambers Determines Executive Compensation—Executive Compensation Elements."

Compensation Component	Description and Purpose	Process/Highlights
Annual Long-Term Equity Incentive Grants

•

Aligns executive compensation with total shareholder return over multi-year performance and vesting periods.

•

The number of shares granted in 2015 (for 2014 performance) as a percentage of each executive's target was based 100% on the company's performance against the same four financial metrics described above under "Annual Cash Incentive Compensation."

•

Starting with the 2015 grants (the sizes of which were based on 2014 performance), 50% of long-term equity incentives will be earned based on the company's three-year total shareholder return performance relative to peers.

•

Grants are made in the first quarter each year with the number of shares based on the prior year's performance.

•

The number of shares granted to each executive in 2014 was based on 2013 performance. Based on the Compensation Committee's assessment of the company's and each executive's 2013 performance, the committee granted Messrs. Cuneo, Reid, and Kianka 93%, 97.2%, and 97.2% of their respective annual target equity opportunities. Mr. Cuneo also received, in 2014, 40,875 restricted shares based on achievement of performance objectives that were not previously achieved in 2012. The 2014 grants (for 2013 performance) consisted of restricted shares vesting in three equal annual installments from the grant date based on continued employment.

Compensation Component	Description and Purpose	Process/Highlights

•

The number of shares granted to each executive in 2015 was based on 2014 performance. Despite strong operational performance, the Compensation Committee was disappointed in relative total shareholder return. As a result, the committee reduced the shares granted to each of Chambers' named executive officers. Based on the committee's assessment of the company's and each executive's 2014 performance, the committee granted Messrs. Cuneo, Reid, and Kianka 75%, 100%, and 83.3% of their respective annual target equity opportunities. Half of the shares granted in 2015 (for 2014 performance) were performance share units, (which we refer to as "PSUs"), that will be earned from 0% to 150% of the target number of PSUs based on total shareholder return relative to an index of peers over a three-year performance period conditioned on continued employment. The other half of the shares were restricted share units, or RSUs, that vest in three equal annual installments from the date of grant based on continued employment. These awards are includable as a part of 2015 compensation in the Summary Compensation Table in the company's 2016 proxy statement.

•

Refer to the subsection entitled "Annual Cash Incentive Compensation and Long-Term Equity Incentive Grants" under the discussion of "—How Chambers Determines Executive Compensation—Executive Compensation Elements."

Compensation Component	Description and Purpose	Process/Highlights
Benefits and Perquisites

•

Designed to attract and retain high-performing employees.

•

Named executive officers may participate in the same benefits plans as all other employees. There are no perquisites provided exclusively to Chambers executives.

• Includes health, dental and vision insurance, group term life insurance, disability coverage, a 401(k) plan with matching contributions, and parking. • All employee plans are reviewed annually.

  Compensation Mix

        Chambers' executive compensation program is designed to balance short-term and long-term objectives, support management's sustained ownership of company shares, and reinforce the importance of shareholder value creation by awarding variable compensation to executives. The following charts illustrate the target mix between direct compensation elements (base salary, annual cash bonus and long-term equity incentives in the form of RSUs and PSUs) for Chambers' former Chief Executive Officer and the average of Chambers' other named executive officers for 2014:

        Chambers' Compensation Committee determined that this balance is appropriate to emphasize variable, performance-based compensation, including, equity-based compensation, to enhance executives' focus on performance, and to align the interests of Chambers' executives and shareholders.

  Compensation Best Practices

        Chambers' executive compensation practices are intended to be consistent with recognized corporate governance best practices, as illustrated in the following list of what Chambers does and does not do:

What Chambers Does:	What Chambers Does Not Do:

•

Chambers' executives' total compensation opportunity is primarily based on performance, awarded through short (annual) and long-term incentive compensation programs.

•

Starting with 2015 grants based on 2014 performance, fifty percent of long-term incentive compensation is in PSUs, intended to reward future performance, which vest based on relative total shareholder return performance versus the constituents of a peer index over a period of three years from the date of the grant.

•

Chambers has robust share ownership guidelines for named executive officers and trustees.

•

The Compensation Committee retains and meets regularly with an independent compensation consultant to advise on executive and trustee compensation.

•

Chambers does not provide golden parachute excise tax or other tax gross-ups.

•

Chambers does not provide "single-trigger" cash severance upon a change in control.

•

Chambers does not pay dividend equivalents on PSUs; Chambers does not pay dividend equivalents on RSUs unless the underlying shares vest.

•

Chambers does not provide executive perquisites.

•

Chambers' equity plans expressly forbid option repricing, and exchange of underwater options for other awards or cash, without shareholder approval.

•

Chambers prohibits executives and trustees from hedging and pledging company securities.

•

A "clawback" policy is in effect to recover cash and equity compensation amounts inappropriately paid to named executive officers in the event of a restatement of Chambers' financial statements.

•

The Compensation Committee regularly reviews the company's incentive compensation programs to ensure they are designed to create and maintain shareholder value and do not encourage excessive risk taking.

Objectives of Chambers' Compensation Program

        Chambers recognizes that the knowledge, skills, abilities, and commitment of its named executive officers are critical factors that drive long-term value. Therefore, the primary objective of the Compensation Committee is to ensure that the company has in place a competitive and comprehensive compensation program that allows it to attract and retain qualified and talented individuals who possess the skills and expertise necessary to lead, manage, and grow the company. The Compensation Committee strives to achieve the appropriate balance between risk and reward while avoiding the creation of incentives for unnecessary or excessive risk taking.

        The Compensation Committee designed the Chambers executive compensation program for the 2014 fiscal year to motivate executives to work toward long-term value creation based on the company's overarching business strategy. In particular, annual cash incentive compensation and the award of annual long-term equity incentive grants serve directly to align value creation of Chambers' executives with its shareholders. Annual cash incentive compensation is intended to reward the executive team for short-term financial efficiency. Recurring annual equity incentive grants are intended to focus executives on long-term shareholder value creation. Both are also intended to provide a strong and immediate retention mechanism consistent with market practice.

Shareholder Advisory Vote

        During Chambers' 2014 annual meeting of shareholders, shareholders were provided the opportunity to cast votes to approve a non-binding, advisory resolution on executive compensation (a "say-on-pay" proposal). Approximately 96.5% of shareholders voting on the proposal voted to approve the non-binding, advisory resolution on executive compensation. No changes were made to Chambers programs directly because of the 2014 vote outcome. However, each year, the Compensation Committee reviews Chambers' executive compensation program and related practices to ensure they continue to support Chambers' business strategies and remain consistent with corporate governance "best practices." For example, starting with 2015 long-term incentive grants for 2014 performance, half of the shares granted will vest based on relative total shareholder return versus the constituents of a peer index. Chambers has also broadened its clawback and anti-pledging policies for named executive officers. See "—Other Matters—Clawback Policy" and "—Other Matters—Anti-Hedging, Anti-Short Sale, and Anti-Pledging Policies." The Compensation Committee values feedback from shareholders and will continue to consider the results of the shareholders' advisory vote on executive compensation in its evaluation of Chambers' programs.

How Chambers Determines Executive Compensation

        The Compensation Committee determines incentive compensation for Chambers' named executive officers and is comprised of four trustees, Messrs. Francis (Chairman), Black, Orphanides and Salvatore, each of whom is "independent" as such term is defined by the applicable rules of the SEC and the NYSE. Mr. Francis took over for Mr. Brugger as a member and Chairman of the Compensation Committee in September of 2015. For a further discussion of Chambers' Compensation Committee, see "Proposal 2: Election of Trustees—The Chambers Board of Trustees and its Committees."

        The Compensation Committee meets during the year to evaluate executive performance, to monitor market conditions in light of Chambers' goals and objectives, to solicit input from Chambers' independent compensation consultant on market practices, including peer group pay practices and new developments, and to review executive compensation practices. As part of these meetings, in evaluating its executive compensation policies and practices for 2014, the Compensation Committee considered industry best practices and the compensation programs of Chambers' peers.

  Peer Group

        Peer group data is used for market comparisons in setting target pay levels to determine whether Chambers' current incentive compensation design continues to be appropriate. Chambers' peer group constitutes REITs that are comparable in size, scope and complexity, and that have a type and amount of assets under management similar to Chambers. Through consultation with Towers Watson and Chambers' executives, the Compensation Committee identified 20 companies as members of Chambers' peer group for 2014. The constituency of the peer group will be revisited each year to ensure it remains appropriate.

        The following companies comprise Chambers' current peer group of companies:

Peer Group Companies
Acadia Realty Trust	Highwoods Properties Inc.
American Realty Capital Trust, Inc.	Hudson Pacific Properties, Inc.
Biomed Realty Trust Inc.	Kilroy Realty Corp.
Brandywine Realty Trust	Lexington Realty Trust
Corporate Office Properties Trust	Liberty Property Trust
DCT Industrial Trust Inc.	Mack-Cali Realty Corp.
EastGroup Properties Inc.	Piedmont Office Realty Trust, Inc.
First Industrial Realty Trust Inc.	Realty Income Corp.
Franklin Street Properties Corp.	Spirit Realty Capital, Inc.
Healthcare Trust of America, Inc.	Washington Real Estate Investment Trust

  Pay Philosophy

        Chambers' compensation program is focused on a "pay-for-performance" design. Chambers' pay philosophy is to provide target total direct compensation opportunities through a competitive, comprehensive and integrated package, which is targeted at the median pay range of its peers and is aligned with the achievement of corporate goals and objectives. The Compensation Committee also has the discretion to deviate from this philosophy when business conditions warrant. Actual compensation earned can be above or below target, based upon the achievement of quantitative factors that are objectively determined.

  Use of Independent Compensation Consultants

        In fiscal years 2012 and 2013, Chambers' Compensation Committee, in consultation with its former independent compensation consultant, Towers Watson & Co. (which we refer to as "Towers Watson"), established a discretionary executive compensation program as the company transitioned to an internalized management structure. With the transition complete, for fiscal year 2014, the Compensation Committee developed and implemented, in consultation with Towers Watson, a performance-oriented executive incentive compensation plan based on objectively determinable quantitative factors aligned with the company's performance. For further detail about Chambers' new executive incentive compensation plan, see "—How Chambers Determines Executive Compensation—Chambers' Executive Compensation Elements."

        In addition, in 2014, Towers Watson provided the Compensation Committee with relevant data concerning the marketplace, Chambers' peer group and its own independent analysis and recommendations concerning executive compensation. Towers Watson also regularly participated in Compensation Committee meetings in 2014. Towers Watson did not provide any additional services to the Compensation Committee and did not provide any services to Chambers other than to the Compensation Committee.

        In January 2015, Chambers engaged a new independent compensation consultant, Frederick W. Cook & Co., Inc. (which we refer to as "Cook & Co.") to replace Towers Watson. Cook & Co. has assisted the Compensation Committee in analyzing 2014 executive performance under Chambers' new executive incentive compensation plan and in allocating cash bonuses and equity to Chambers' executives. Going forward, Cook & Co. will assume and perform the duties for which Chambers previously retained Towers Watson. The Compensation Committee has reviewed the independence of Cook & Co.'s advisory role relative to the six consultant independence factors adopted by the SEC to guide listed companies in determining the independence of their compensation consultants, legal counsel, and other advisors. Following its review, the Compensation Committee concluded that

Cook & Co. has no conflicts of interest, and provides the Compensation Committee with objective and independent executive compensation advisory services. Cook & Co. does not provide any additional services to the Compensation Committee and does not provide any services to Chambers other than to the Compensation Committee.

  Chambers' Executive Compensation Elements

  Annual Base Salary

        The annual base salary for each of Chambers' named executive officers is as follows and fixed in their respective employment agreements:

  •
  Mr. Cuneo—$725,000 per year;

  •
  Mr. Reid—$450,000 per year; and

  •
  Mr. Kianka—$450,000 per year.

        Their employment agreements are further described herein under "Chambers Executive Compensation—Employment Agreements with Chambers' Named Executive Officers—Base Salary." Such base salary may be increased (but not decreased) at the discretion of the Compensation Committee. Base salaries are fixed at levels intended to reflect the scope of each executive's duties and responsibilities and further take into account the compensation paid by Chambers' peers for similar positions. In addition, Chambers structures an executive's annual base salary to be a relatively low percentage (approximately 24%-30%) of total compensation, as the Compensation Committee is focused on a "pay-for-performance" design.

  Annual Cash Incentive Compensation and Long-Term Equity Incentive Grants

        In fiscal year 2014, Chambers introduced a new executive incentive compensation program for Chambers' named executive officers based on objective factors aligned with the company's performance. The two primary components of the incentive compensation program are:

  •
  annual cash incentive compensation; and

  •
  annual long-term equity incentive grants.

        The Compensation Committee determined that Chambers should provide annual cash incentive compensation, sometimes referred to herein as a cash bonus, to motivate Chambers' named executive officers to achieve key short-term corporate strategic milestones and to reward achievement of certain individual goals. Annual long-term equity incentive awards for 2014 (granted in 2015) also motivate Chambers' named executive officers to achieve key annual objectives, and also reward long-term absolute and relative total shareholder return performance, which further aligns the interests of executives with shareholder interests.

Establishing the Target Pools

        For 2014, the Compensation Committee established a pool for each of the annual cash incentive compensation and annual long-term equity incentive grants. For the annual cash incentive compensation, the target amount of the pool equaled the sum of the annual cash incentive targets of each participant in the pool. For the annual long-term equity incentive grants, the target number of shares in the pool equaled the sum of each participant's annual equity incentive share target.

Determining the Actual Pools

        Chambers' performance was measured based on the four financial metrics illustrated in the table below. These financial metrics were determined through discussions with Chambers' management based upon strategic objectives. Each metric was assigned a weight based on its relative importance in execution of Chambers' strategy. The actual size of each pool was determined based on Chambers' performance during 2014. Each metric has a performance goal established at threshold, target and maximum levels. Threshold performance would result in an actual pool equal to 50% of the target pool, target performance would result in an actual pool equal to 100% of the target pool, and maximum performance would result in an actual pool equal to 150% of the target pool. Linear interpolation was applied between the threshold and target goals and the target and maximum goals.

        The following table sets forth the metrics, weightings, and performance goals used to determine the size of the incentive compensation pools:

		Performance Levels
	Weight relative to Target Pool Amount
Metric		Threshold Goal 50% of Target	Target Goal 100% of Target	Maximum Goal 150% of Target	Actual 106%(1)
(1) Core FFO per Share	50%	$0.655	$0.69	$0.725	$0.69
(2) Ratio of Net Debt to EBITDA	20%	7.0	6.6	6.2	6.82
(3) Disposition of Non-Core Assets	20%	$100 million	$150 million	$200 million	$185.1 million
(4) Percentage of Portfolio Leased	10%	94.5%	96.5%	98.5%	98.3%

(1)
Total weighted target pool funding.

Allocation of the Pools

        With respect to allocation of the annual cash incentive pool, the Compensation Committee's intention was to base 75% of the payout to individuals on Chambers' performance against the quantitative metrics set forth above and 25% on each individual's performance against individual goals set during 2014 by the Compensation Committee. The entire allocation of RSUs and PSUs was intended to be based upon Chambers' performance against the quantitative metrics set forth above. However, despite strong operational performance, the Committee chose to exercise its discretion to reduce allocations of cash, RSUs, and PSUs because it was disappointed in relative total shareholder return.

        The long-term equity grants are divided equally between RSUs and PSUs.

Restricted Share Units

        RSUs are intended to reward the prior performance of the company. Shares subject to RSUs vest in three equal annual installments from the date of grant contingent on the grantee's continued employment with Chambers. Chambers pays an amount into an escrow account for the benefit of the grantee, measured by the dividends and other distributions paid with respect to the number of shares underlying the RSU, or a Dividend Equivalent, between the grant date and the date such RSU vests. The Dividend Equivalent is paid to the grantee on the relevant vesting dates of the RSU.

Performance Share Units

        PSUs are intended to reward the future performance of the company. Each PSU represents a target number of shares equal to the amount allocated to it from the long-term equity incentive pool. PSUs offer executives the opportunity to earn more or less than the target amount of shares based on Chambers' achievement of total shareholder return over the three-year period commencing on January 1, 2015 against the achievement of total shareholder return for the same period by the companies included in the FTSE NAREIT All Equity Total Return Index. Total shareholder return means the total percentage return per share of Chambers' and each index company's common shares over this three year period based on their beginning and ending share prices, assuming contemporaneous reinvestment in such shares of all dividends and distributions at the closing price of one share on the date such dividend or other distribution was paid.

        The following table summarizes the thresholds for determining the number of PSUs earned:

Chambers' Relative TSR Percentage Rank(1)	Percent of Target PSUs Earned
≥75th percentile	150% of Target PSUs
50th percentile	100% of Target PSUs
30th percentile	50% of Target PSUs
<30th percentile	0% of Target PSUs

(1)
If the percentile rank falls between the 30th and 50th percentiles or between the 50th and 75th percentiles, the award earned will be calculated using linear interpolation.

2013 Compensation Determinations

        The Compensation Committee granted restricted stock to Chambers' executives on March 15, 2014 (for 2013 performance) pursuant to Chambers' prior discretionary compensation program.

        The Compensation Committee analyzed the relative achievements and efforts of Chambers' executives and Chambers' 2013 performance with respect to its peers, based on targeting the median pay ranges of its peers but allowing for top quartile payout for top quartile performance. The Compensation Committee determined the actual amount of the annual incentive award granted to Mr. Cuneo based on targeted amounts stated in his employment agreement. Mr. Cuneo recommended to the Compensation Committee that awards to Messrs. Reid and Kianka would be based on their targeted levels as stated in their respective employment agreements.

        The table below sets forth the actual incentive compensation awarded to each executive in March of 2014 (for 2013 performance):

	2013 Annual Long-Term Equity Incentive Target	2013 Annual Long-Term Equity Incentive Awards
Jack A. Cuneo	200,000 shares	226,875 shares	(1)
Martin A. Reid	90,000 shares	87,500 shares
Philip L. Kianka	90,000 shares	87,500 shares

(1)
The Compensation Committee determined on February 10, 2014, that each of the conditions established for the contingent payment of 40,875 restricted shares withheld from Mr. Cuneo's annual equity award for 2012 had been met. Accordingly, 40,875 restricted shares were awarded to Mr. Cuneo on March 15, 2014 in addition to the 186,000 shares for his 2013 performance.

        The annual long-term equity incentive awards granted in 2015 for the performance period ended December 31, 2014 (which will be reported in the various tables in the company's 2016 proxy statement) are also addressed below because they are relevant to understanding the Compensation Committee's perspective on total compensation for fiscal year 2014.

2014 Compensation Determinations

        Based on Chambers' 2014 performance, the size of each pool equaled approximately 106% of its target. However, based upon Chambers' 2014 total shareholder return, the Compensation Committee exercised its discretion to allocate to certain named executive officers certain amounts of cash, RSUs, and PSUs at less than their targets. The table below sets forth the actual incentive compensation awarded to each executive on March 13, 2015 from the pools of annual cash incentive compensation and annual equity grants of RSUs and PSUs and the target amounts. These incentive awards granted in 2015 (for 2014 performance) are reportable in the various tables in next year's proxy statement.

	2014 Annual Cash Incentive Target		2014 Annual Cash Incentive Awards		2014 Annual Long-Term Equity Incentive Target	2014 Annual Long-Term Equity Incentive Awards(1)
Jack A. Cuneo	$900,000	(2)	$675,000		200,000 units	150,000 units
Martin A. Reid	$400,000		$318,000	(3)	90,000 units	90,000 units
Philip L. Kianka	$400,000		$318,000		90,000 units	75,000 units

(1)
2014 annual long-term equity incentive awards divided equally between RSUs and PSUs.

(2)
Mr. Cuneo's annual cash incentive target was increased in 2014 from $725,000 to $900,000.

(3)
Does not include a cash award of $100,000 for Mr. Reid's service during the Chief Executive Officer transition during 2014.

Employee Benefits, Perquisites and Other Personal Benefits

        For fiscal year 2014, Chambers' named executive officers participated in the same benefit plans as all other employees and Chambers did not provide them any perquisites or personal benefits that are not otherwise offered on an employee-wide basis. Chambers has a 401(k) Retirement Plan, or Chambers' 401(k) Plan, to cover eligible employees of Chambers and of any designated affiliate. Chambers' 401(k) Plan permits eligible employees to defer a percentage of their annual compensation, subject to certain limitations imposed by the Code. The employees' elective deferrals are immediately vested and nonforfeitable upon contribution to the 401(k) Plan. Chambers does not provide its named executive officers with a supplemental pension or any other retirement or nonqualified deferred compensation benefits that are in addition to the 401(k) benefits provided generally to its employees.

Mr. Cuneo's Memorandum of Retirement

        On November 10, 2014, Chambers announced that Mr. Cuneo would step down as Chambers' President and Chief Executive Officer and resign from the Chambers Board when a successor or interim Chief Executive Officer was named in accordance with the terms of a Memorandum of Retirement entered into on November 9, 2014 among Mr. Cuneo, Chambers and CSP OP. Chambers also announced that the search for Mr. Cuneo's successor would be led by Chambers' Nominating and Corporate Governance Committee, and that such search would commence immediately. The Memorandum of Retirement provides, among other things, that Mr. Cuneo will be treated as if he was terminated without cause under the terms of his existing employment agreement.

        On March 5, 2015, Mr. Cuneo stepped down when Chambers named Mr. Reid as Chambers' Interim President and Chief Executive Officer. The terms of Mr. Reid's employment with Chambers are described under "Chambers Executive Compensation—Employment Agreements with Chambers' Named Executive Officers" of this joint proxy statement/prospectus. Upon stepping down, Mr. Cuneo was entitled to receive an aggregate amount of $3.25 million, which constituted severance equal to two times the sum of his most recent base salary and target annual cash incentive compensation, and Mr. Cuneo's fully vested restricted common shares of Chambers. Mr. Cuneo also received 200,000 common shares pursuant to the Memorandum of Retirement. Prior to Mr. Reid's appointment, Mr. Cuneo continued to perform his duties as President and Chief Executive Officer, aided in the search for a successor, and performed such other duties as were directed by the Chambers Board. Mr. Cuneo will also be available for ongoing advice and consultation for 24 months following Mr. Reid's appointment.

Other Matters

  Risk Mitigation

        Chambers' Compensation Committee, in consultation with Cook & Co., concluded that Chambers' compensation policies and practices do not give rise to risk taking that is reasonably likely to have a material adverse effect on Chambers. The Compensation Committee regularly reviews Chambers' incentive compensation plans to ensure they are designed to create and maintain shareholder value and do not encourage excessive risk.

        Chambers does not believe that any of its compensation policies and practices encourage excessive risk-taking. Many elements of Chambers' executive compensation program serve to mitigate excessive risk-taking, including a mix of base salary, annual cash incentives and long-term equity incentives. Base salary provides a guaranteed level of income that does not vary with performance. Chambers balances incentives tied to short-term annual performance with equity incentives for which value is earned over a multiple-year period. In this way, Chambers' executives are motivated to consider the impact of decisions over the short, intermediate, and long terms.

  Clawback Policy

        Chambers has adopted a formal clawback policy, which allows it to recoup incentive compensation paid to its current and former named executive officers based on financial results that are subsequently restated. Pursuant to this policy, if Chambers is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement, then the Compensation Committee may require current and former named executive officers to repay or forfeit to the company "excess compensation." Excess compensation includes annual cash incentive compensation and long-term incentive compensation in any form received by that executive during the three-year period preceding the publication of the restated financial statements, that the Compensation Committee determines was in excess of the amount that such officer would have received had such compensation been determined based on the financial results reported in the restated financial statements.

        The Compensation Committee intends to periodically review this clawback policy and, as appropriate, conform it to any applicable final rules adopted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act.

  Anti-Hedging, Anti-Short Sale, and Anti-Pledging Policies

        Chambers has implemented policies pursuant to which members of the Chambers Board, its executive officers and employees are strictly prohibited from: (i) entering into certain forms of hedging and monetization transactions with securities of the company; (ii) selling any securities of the company that are not owned at the time of the sale ("short sale"); (iii) maintaining any standing orders to purchase or sell Chambers common shares; (iv) entering into put, calls or other derivative securities transactions with securities of Chambers; (v) pledging Chambers securities as collateral for obligations, including debt obligations; or (vi) holding Chambers' securities in a margin account.

  Mr. O'Beirne's Severance Agreement

        On May 8, 2015, Chambers entered into an amended and restated Severance Agreement with Mr. O'Beirne. If Chambers terminates Mr. O'Beirne's employment without Cause (as defined in the Severance Agreement) or Mr. O'Beirne terminates his employment for Good Reason (as defined in the Severance Agreement), Chambers is required to pay Mr. O'Beirne an amount equal to the sum of his base salary plus his target annual bonus and a pro rata annual bonus for the year of termination based on the number of days he was employed in the year and based on the performance of Chambers for the full year. Mr. O'Beirne would also be entitled to continued payment for health insurance coverage for twelve months following termination to the same extent Chambers was paying for such coverage immediately prior to termination ("Health Care Continuation"). Mr. O'Beirne would also be entitled to pro rata vesting of his unvested time and performance vesting equity awards (based on the number of days he is employed in the vesting period and, in the case of performance-vesting awards, based on the performance of Chambers through the date of termination of employment). If Chambers terminates Mr. O'Beirne without Cause or he terminates his employment for Good Reason within 360 days following a Change in Control (as defined in the Severance Agreement), Chambers is required to pay Mr. O'Beirne two times the sum of his base salary plus target annual bonus and a pro rata annual bonus for the year of termination based on Mr. O'Beirne's target bonus and the number of days he was employed in the year. If upon a Change in Control, the surviving or successor entity does not grant in exchange for equity awards held by Mr. O'Beirne equity that is readily traded on a major stock exchange, then all of Mr. O'Beirne's equity awards will fully vest. If the surviving or successor entity issues such readily traded stock, but Mr. O'Beirne is terminated without Cause or he terminates his employment for Good Reason or his employment terminates by reason of death or Disability (as defined in the Severance Agreement) within one year after the Change in Control, Mr. O'Beirne's equity awards will fully vest. If Mr. O'Beirne's employment terminates by reason of his death or Disability he is entitled to receive a pro rata annual cash bonus for the year of termination based on the number of days he was employed in the year of termination and the performance of Chambers for the full year of termination, Health Care Continuation and vesting of all time-based and performance-based equity awards, based on the performance of Chambers through the date of termination. During his employment and for a period of twelve months thereafter, Mr. O'Beirne is subject to standard non-competition and non-solicitation of employees covenants. However, the non-competition covenant does not apply if Mr. O'Beirne is terminated for any reason within twelve months following a Change in Control.

  Executive and Trustee Share Ownership Guidelines

        Chambers has adopted minimum share ownership guidelines to ensure alignment of the financial interests of its senior executives and members of its board of trustees with those of shareholders. The share ownership guidelines apply to Chambers' Chief Executive Officer, his direct reports, and the trustees. Unvested time-based equity awards, shares held for a participant in Chambers' 401(k) Plan, and shares held by a trust for estate planning purposes count toward satisfying the ownership requirements. Unvested PSUs do not count.

        The share ownership guidelines require each of Chambers' Chief Executive Officer and his direct reports to maintain ownership of a minimum number of Chambers common shares having a market value equal to or greater than a multiple (five times, in the case of the Chief Executive Officer, and three times, in the case of his direct reports) of such executive's base salary. Each executive must achieve the minimum ownership level within five years from the later of the date the guidelines were adopted on February 26, 2014 (for current executive officers) and the date of such executive's appointment (for new executive officers).

        The share ownership guidelines require each of the trustees to maintain ownership of a minimum number of Chambers common shares having a market value equal to or greater than three times the trustee's annual base retainer. Each trustee must achieve the minimum ownership level within five years from the later of the date the guidelines were adopted on February 26, 2014 (for current trustees) and the date of such trustee's election to the Chambers Board (for new trustees).

        Executives and Trustees who are not in compliance with the share ownership guidelines at the end of the five-year period are required to retain all of the net after-tax shares received upon vesting of their equity awards until they comply with these multiples.

  Tax Treatment

        Chambers does not provide any gross-up or similar payments to named executive officers. According to their employment agreements, if any payments or benefits to be paid or provided to any of the named executive officers would be subject to "golden parachute" excise taxes under the Code, the executive's payments and benefits under his employment agreement will be reduced to the extent necessary to avoid such excise taxes, but only if such a reduction of pay or benefits would result in a greater net after-tax receipt for the executive.

        The Compensation Committee takes into consideration the potential deductibility of Chambers executives' compensation under Section 162(m) of the Code and aims to structure executive compensation in a manner that will maximize deductibility. However, as a REIT, Section 162(m) has limited applicability to Chambers' tax costs. The Compensation Committee may choose to implement programs that are not fully or partially deductible under Section 162(m) if such programs are in Chambers' best interest.

Chambers Compensation Committee Report

        Chambers' Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with Chambers' management and, based on such review and discussions, the Compensation Committee recommended to the Chambers Board that the Compensation Discussion and Analysis be included in this joint proxy statement/prospectus.

Submitted by Chambers' Compensation Committee
James L. Francis (Chairman) Charles E. Black James M. Orphanides Louis P. Salvatore

Summary Compensation Table

        The following table sets forth certain information regarding the compensation paid to Chambers' "named executive officers" or the "executives." The table below reflects the total compensation earned by Chambers' named executive officers for the years ended December 31, 2012, December 31, 2013, and December 31, 2014. As noted elsewhere in this joint proxy statement/prospectus, Chambers did not have any employees prior to July 1, 2012, when the named executive officers and several other employees of an affiliate of Chambers' former investment advisor became employees of Chambers in connection with its transition to self-management.

Name And Principal Position	Year(3)	Salary ($)		Bonus(5) ($)		Non-Equity Incentive Plan Compensation(7) ($)	Share Awards(8) ($)		All Other Compensation ($)		Total ($)
Jack A. Cuneo(1)	2014	$725,000		—		$675,000	$1,756,013	(9)	$10,400	(12)	$3,166,413
Former President and	2013	$725,000		$652,500		—	$1,591,250		—		$2,968,750
Chief Executive Officer	2012	$346,533	(4)	$1,725,000		—	$1,500,000		$17,500	(13)	$3,589,033
Martin A. Reid(2)	2014	$450,000		$100,000	(6)	$318,000	$677,250	(10)	$4,846	(12)	$1,550,096
Interim President and	2013	$450,000		$400,000		—	$325,000		—		$1,175,000
Chief Executive Officer, and Financial Officer and Treasurer	2012	$215,090	(4)	$200,000		—	—		$93,942	(13)	$509,032
Philip L. Kianka(2)	2014	$450,000		—		$318,000	$677,250	(11)	$10,400	(12)	$1,455,650
Executive Vice President	2013	$450,000		$400,000		—	$900,000		—		$1,750,000
and Chief Operating Officer	2012	$215,090	(4)	$900,000		—	$750,000		$15,670	(13)	$1,880,760

(1)
On March 5, 2015, Mr. Cuneo stepped down as President and Chief Executive Officer and resigned from the Chambers Board and Mr. Reid was named as the company's Interim President and Chief Executive Officer. The discussion in this joint proxy statement/prospectus regarding the various elements of Mr. Cuneo's 2014 compensation does not reflect any severance compensation, except as set forth under "Compensation Discussion and Analysis—Mr. Cuneo's Memorandum of Retirement," where the actual amounts that Mr. Cuneo receives in connection therewith are described.

(2)
Mr. Reid was appointed Interim President and Chief Executive Officer on March 5, 2015. On August 20, 2015, Chambers notified each of Messrs. Reid and Kianka, pursuant to the terms of their employment agreements (as amended), that the term of their employment under the employment agreements will not be renewed and that, unless earlier terminated or otherwise agreed upon, their employment will terminate on December 31, 2015, which, if the effective time of the Merger occurs on or prior to December 31, 2015, would be treated as a termination of employment by Chambers within 180 days following a change of control. The discussion in this joint proxy statement/prospectus regarding the various elements of Messrs. Reid's and Kianka's 2014 compensation reflects severance compensation that may be paid to Messrs. Reid and Kianka in connection with these notices of non-renewal as set forth under "The Merger—Interests of Chambers Trustees and Executive Officers in the Merger" and "—Potential Payments Upon Termination or Termination Following a Change in Control."

(3)
Bonus and Non-Equity Incentive Plan Compensation is reported for the fiscal year in which it was earned, including amounts paid or payable in a subsequent fiscal year. A share award is reported in the fiscal year in which it was granted, including awards earned in a prior fiscal year.

(4)
Amounts shown reflect the base salary paid to each named executive officer for the period beginning on July 1, 2012, and ending on December 31, 2012.

(5)
In 2014, the Compensation Committee developed and implemented an annual bonus plan based on objectively determinable quantitative performance factors. In prior years, although each executive had a target bonus, the plan was discretionary. Accordingly, the named executive officer's 2014 cash bonus is now reported under the column entitled "Non-Equity Incentive Plan Compensation." Amounts shown for fiscal years 2013 (paid in 2014) and 2012 (paid in 2013)

  reflect the cash bonus paid, respectively, based on the executive's achievement of performance objectives, as determined in the discretion of the Compensation Committee.

(6)
Amount shown reflects compensation for Mr. Reid's service during 2014 in assisting the company during the Chief Executive Officer transition.

(7)
In 2014, the Compensation Committee developed and implemented an annual bonus plan based on objectively determinable quantitative performance factors. In prior years, although each executive had a target bonus, the plan was discretionary. Accordingly, the named executive officer's 2014 cash bonus is now reported under the column entitled "Non-Equity Incentive Plan Compensation."

(8)
Amounts shown are the grant date fair value of share awards determined in accordance with ASC 718 made to the executives in fiscal years 2014 (for 2013 performance) and 2013 (for 2012 performance), respectively, and in fiscal year 2012 in respect of sign-on awards. The assumptions used to calculate the grant date fair value of share awards granted are set forth under Note 2 of the Notes to the Consolidated Financial Statements included in Chambers' Annual Reports on Form 10-K. The per-share grant date fair value of the awards granted in 2014 was $7.74 per share, as determined in accordance with ASC 718, and the grant date fair value of the awards granted in 2013 and 2012 was $10.00 per share, as determined in accordance with ASC 718.

(9)
Pursuant to Mr. Cuneo's employment agreement, he (i) received an award of 186,000 restricted shares on March 15, 2014 (for 2013 performance) based on his achievement of performance objectives as determined in the discretion of the Compensation Committee, and (ii) received an award of 40,875 restricted shares on March 15, 2014 (for 2013 performance) based on his achievement of performance objectives as determined in the discretion of the Compensation Committee, with respect to 40,875 shares that were not earned for fiscal year 2012.

(10)
Pursuant to Mr. Reid's employment agreement (as amended) he received an award of 87,500 restricted shares on March 15, 2014 (for 2013 performance) based on his achievement of performance objectives as determined in the discretion of the Compensation Committee.

(11)
Pursuant to Mr. Kianka's employment agreement (as amended) he received an award of 87,500 restricted shares on March 15, 2014 (for 2013 performance) based on his achievement of performance objectives as determined in the discretion of the Compensation Committee.

(12)
Amounts reflect matching contributions under Chambers' Section 401(k) plan.

(13)
Amounts reflect reimbursement of legal fees incurred by each of Chambers' named executive officers in connection with the negotiation of the employment agreements in 2012, and fees paid to Mr. Reid in his capacity as an independent trustee of the company for the first six months of fiscal year 2012.

        The Compensation Committee awarded RSUs and PSUs to Chambers' named executive officers in respect of achievement of performance goals during fiscal year 2014 (granted in 2015) the following aggregate amounts: Mr. Cuneo—150,000; Mr. Reid—90,000; and Mr. Kianka—75,000. The awards granted for the achievement of performance goals during fiscal year 2014 (granted in 2015) to Chambers' named executive officers were based on the business performance of Chambers and each executives performance during the 2014 fiscal year, as described in "Compensation Discussion and Analysis—2014 Compensation Determinations." One-half of the total shares granted were in the form of RSUs, which vest one-third on each of the first three anniversaries of the date of grant if the executive remains employed by the company on such anniversary. The other half of the total shares granted were in the form of PSUs, which offer executives the opportunity to earn from 0% to 150% of the target number of shares based on Chambers' total shareholder return over the three-year period commencing on January 1, 2015 relative to the total shareholder return for the same period of the companies included in the FTSE NAREIT All Equity Total Return Index, as described in "Compensation Discussion and Analysis—How Chambers Determines Executive Compensation—Chambers' Executive Compensation Elements—Annual Cash Incentive Compensation and Long-Term Equity Incentive Grants—Performance Share Units." These grants are not included in the table above because they were awarded in the 2015 fiscal year, even though the number of share units granted was based on performance in 2014. Equity awards held by Chambers' executives are subject to accelerated vesting upon certain terminations of employment pursuant to their employment agreements. See "Potential Payments Upon Termination or Termination Following a Change in Control."

2014 Grants of Plan-Based Awards

        The following table sets forth certain information with respect to each grant of a plan-based award made to a named executive officer in the fiscal year ended December 31, 2014.Prior to fiscal year 2014, the amount of the annual cash bonus for each executive was determined by the Compensation Committee in its discretion. As described in "Compensation Discussion and Analysis—2014 Compensation Determinations," the amount of the annual cash bonus and the number of the annual RSUs and PSUs granted to each executive in respect of performance in fiscal year 2014 was determined by the Compensation Committee based on quantitative metrics. The following table reflects the threshold, target, and maximum performance goals for non-equity incentive plan compensation under Chambers' new executive annual incentive compensation program and the share awards granted in fiscal year 2014 in respect of fiscal year 2013 performance under Chambers' prior discretionary compensation program.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Share Awards: Number of Shares or Units(2)(3) (#)
						Grant Date Fair Value of Share Awards(4) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Jack A. Cuneo	—	$450,000	$900,000	$1,350,000	—	—
	March 15, 2014	—	—	—	226,875	$1,756,013
Martin A. Reid	—	$200,000	$400,000	$600,000	—	—
	March 15, 2014	—	—	—	87,500	$677,250
Philip L. Kianka	—	$200,000	$400,000	$600,000	—	—
	March 15, 2014	—	—	—	87,500	$677,250

(1)
The Compensation Committee determined that annual cash incentive compensation for Chambers' named executive officers in respect of the achievement of performance goals during fiscal year 2014 (paid in March 2015) were as follows: Mr. Cuneo—$675,000; Mr. Reid—$318,000; and Mr. Kianka—$318,000. The annual cash incentive compensation for Chambers' named executive officers is based on the business performance of the company and each executive's performance during the 2014 fiscal year, as described above in "Compensation Discussion and Analysis—2014 Compensation Determinations." These cash awards are reflected in the Summary Compensation Table above.

(2)
These awards were granted in 2014 (for 2013 performance). The number of restricted shares granted to Chambers' named executive officers was based on the business performance of the company and each executive's performance during fiscal year 2013, as determined by the Compensation Committee, in its discretion. One-third of the award vests on each of the first three anniversaries of the date of grant if the executive remains employed by the company on such anniversary.

(3)
The columns "Threshold($)," "Target($)" and "Maximum($)" were omitted from this table with respect to Equity Incentive Plan Awards because of the discretionary nature of Chambers' 2013 compensation program. Chambers' 2015 equity grants in respect of achievement of 2014 performance goals were objectively determinable based on quantitative metrics. Accordingly, beginning with the 2016 proxy statement, Chambers will include the columns "Threshold($)," "Target($)" and "Maximum($)" for equity incentive plan awards.

(4)
The grant date fair value of the awards as determined in accordance with ASC 718 is $7.74 per share. The assumptions used to calculate the grant date value of share awards are set forth under Note 2 of the Notes to the Consolidated Financial Statements included in Chambers' Annual Report on Form 10-K for the year ended December 31, 2014, which was filed with the SEC on March 2, 2015.

        The equity awards included in this table were made pursuant to Chambers' 2013 Equity Incentive Plan, or the "2013 Plan." See "—Equity Compensation Plan Information," for a discussion of the 2013 Plan.

        Pursuant to Chambers' named executive officers' employment agreements, each executive is eligible to receive an annual award of restricted shares (or an equivalent equity-based award) for each year during the term of their employment agreements, based on the business performance of the company and executive's performance during the prior fiscal year. The annual target award for each fiscal year during the term of the employment agreements is 200,000 shares for Mr. Cuneo and 90,000 shares for each of Mr. Reid and Mr. Kianka. See "Employment Agreements with Chambers' Named Executive Officers" for a discussion regarding the awards granted and that may be granted pursuant to the named executive officers' employment agreements.

        In addition, the Compensation Committee determined that the annual share award in RSUs and PSUs granted to Chambers' named executive officers in respect of achievement of performance goals during fiscal year 2014 (granted in 2015) would be in the following aggregate amounts: Mr. Cuneo—150,000; Mr. Reid—90,000; and Mr. Kianka—75,000. The awards granted were based on the business performance of the company and executive's performance during the 2014 fiscal year, as described in "Compensation Discussion and Analysis—2014 Compensation Determinations." One-half of the number of shares was granted in the form of RSUs, and the other half in the form of PSUs. These RSUs and PSUs were granted on March 13, 2015, and, accordingly, are not reflected in the table.

Outstanding Equity Awards at Fiscal Year End 2014

        The following table sets forth certain information with respect to unvested share awards held by each named executive officer at the fiscal year ended December 31, 2014. Chambers has not awarded any options to Chambers' named executive officers and no option awards were outstanding during the fiscal year ended December 31, 2014.

		Share Awards
Name	Grant Date	Number of Shares or Units That Have Not Vested (#)		Market Value of Shares or Units That Have Not Vested(4) ($)
Jack A. Cuneo	March 15, 2014	226,875	(1)	$1,828,613
	March 15, 2013	106,084	(2)	$855,037
	September 28, 2012	50,000	(3)	$403,000
Martin A. Reid	March 15, 2014	87,500	(1)	$705,250
	March 15, 2013	21,667	(2)	$174,636
Philip L. Kianka	March 15, 2014	87,500	(1)	$705,250
	March 15, 2013	60,000	(2)	$483,600
	September 28, 2012	25,000	(3)	$201,500

(1)
The number of restricted shares granted to each of Chambers' named executive officers in 2014 (for 2013 performance) as determined in the discretion of the Compensation Committee was as follows: Mr. Cuneo—226,875; Mr. Reid—87,500; and Mr. Kianka—87,500. One-third of the restricted shares vests on each of the first three anniversaries of the date of grant if the executive remains employed by the company on such anniversary.

(2)
Number of restricted shares granted to Chambers' named executive officers in 2013 (for 2012 performance) as determined in the discretion of the Compensation Committee was Mr. Cuneo—159,125, Mr. Reid—32,500, and Mr. Kianka—90,000. One-third of the restricted shares vests on each of the first three anniversaries of the date of grant if the executive remains employed by the company on such anniversary.

(3)
Restricted share awards were made to Messrs. Cuneo and Kianka (150,000 and 75,000, respectively) in connection with the execution of their employment agreements. One-third of the restricted shares vests on each of the first three anniversaries of the date of grant if the executive remains employed by the company on such anniversary.

(4)
Value based on the closing price of the Chambers common shares of $8.06 per share on December 31, 2014.

2014 Option Exercises and Shares Vested

        Chambers has not awarded any options to its named executive officers and, therefore, there were no option awards outstanding during the fiscal year ended December 31, 2014.

	Share Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Jack A. Cuneo	103,041	$784,537	(1)
Martin A. Reid	10,833	$83,847	(2)
Philip L. Kianka	55,000	$419,200	(3)

(1)
Value for Mr. Cuneo computed based on the per share closing market price of the shares on the vesting date, as follows:

Date of Award	Vesting Date	Number of Shares Acquired on Vesting (#)	Market price at Vesting ($)	Value Realized on Vesting ($)
March 15, 2013	March 14, 2014	53,041	$7.74	$410,537
September 28, 2012	September 26, 2014	50,000	$7.48	$374,000

(2)
Value for Mr. Reid computed based on the per share closing market price of the shares on the vesting date, as follows:

Date of Award	Vesting Date	Number of Shares Acquired on Vesting (#)	Market price at Vesting ($)	Value Realized on Vesting ($)
March 15, 2013	March 14, 2014	10,833	$7.74	$83,847

(3)
Value for Mr. Kianka computed based on the per share closing market price of the shares on the vesting date, as follows:

Date of Award	Vesting Date	Number of Shares Acquired on Vesting (#)	Market price at Vesting ($)	Value Realized on Vesting ($)
March 15, 2013	March 14, 2014	30,000	$7.74	$232,200
September 28, 2012	September 26, 2014	25,000	$7.48	$187,000

Pension Benefits, Nonqualified Defined Contribution and Other Deferred Compensation

        Chambers does not provide supplemental pension or other retirement benefits, other than its tax-qualified 401(k) Plan. In addition, Chambers does not have a nonqualified deferred compensation plan that provides for deferral of compensation on a basis that is not tax-qualified for its named executive officers.

Equity Compensation Plan Information

        Equity compensation is currently granted pursuant to Chambers' 2013 Plan, which is described below. Prior to shareholder approval of Chambers' 2013 Plan on May 31, 2013, equity compensation was granted pursuant to its Amended and Restated 2004 Equity Incentive Plan.

        The following table sets forth information regarding outstanding options, warrants and rights under Chambers' 2013 Plan, and other outstanding obligations of Chambers under the executives' employment agreements and the employment agreements of certain of Chambers' employees as of December 31, 2014. The material terms of the 2013 Plan are described in "—2013 Equity Incentive Plan," below.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1) (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available at fiscal year-end for future issuance under equity compensation plans (excluding securities reflected in column (a))(2) (c)
Equity compensation plans approved by shareholders	810,000	—	3,235,493
Equity compensation plans not approved by shareholders	—	—	—

Total	810,000	—	3,235,493

(1)
As of December 31, 2014, Chambers had the obligation to grant the following equity-based awards to its executives and employees pursuant to, and subject to the terms of, their employment agreements, as described under "Employment Agreements with Chambers' Named Executive Officers—Annual Equity-Based Award":

•
An equity-based award with respect to Mr. Cuneo's services in 2014, where the target award for such calendar year was 200,000 restricted shares. For purposes of this table, it is assumed that the target award would be granted as restricted shares to Mr. Cuneo for fiscal year 2014. See also "Compensation Discussion and Analysis—Mr. Cuneo's Memorandum of Retirement."

•
An equity-based award with respect to Mr. Reid's and Mr. Kianka's services for 2014 and 2015, where the target award for such calendar years was 180,000 restricted shares, in the aggregate, for each of Mr. Reid and Mr. Kianka. For purposes of this table, it is assumed that the target award would be granted as restricted shares to each executive for each year.

•
In addition, Chambers has an obligation to one of its other employees to grant restricted shares for services for 2014 and 2015 pursuant to the terms of his employment agreement with a target of 25,000 restricted shares per year.

(2)
This amount represents 4,045,493, the total number of shares available to Chambers under its 2013 Plan as of December 31, 2014, to make grants of incentive and nonqualified share options, share appreciation rights, restricted shares, phantom shares, dividend equivalent rights, and other forms of equity-based compensation, minus the number of securities reflected in column (a).

2013 Equity Incentive Plan

        On May 31, 2013, Chambers' shareholders approved its 2013 Plan.

        The purpose of Chambers' 2013 Plan is to provide it with the flexibility to use share options and other equity-based awards to provide a means of performance-based compensation. Key employees, directors, trustees, officers, advisors, consultants, and other personnel of Chambers and its subsidiaries, and other persons expected to provide significant services to Chambers or its subsidiaries, are eligible to be granted incentive and nonqualified share options, share appreciation rights, restricted shares, restricted share units, dividend equivalent rights, and other forms of equity-based compensation under the 2013 Plan.

        The Compensation Committee has the authority to administer and interpret the 2013 Plan, to authorize the granting of awards to eligible participants, to determine the eligibility of eligible participants to receive an award, to determine the number of common shares to be covered under each award agreement, considering the position and responsibilities of the eligible participants, the nature and value to Chambers of the eligible participants' present and potential contribution to Chambers' success, whether directly or through Chambers' subsidiaries, and such other factors as the Compensation Committee may deem relevant, to approve the form of award agreement, to determine the terms applicable to each award, which may differ among individual awards and participants, and may include performance goals, to extend at any time the period in which options or share appreciation rights may be exercised, provided that such awards cannot have a term longer than 10 years, to determine the extent to which the transferability of shares issued or transferred pursuant to an award is restricted, to decide all disputes arising in connection with the 2013 Plan, and to take any other actions, make all other determinations that it deems necessary or appropriate, and otherwise supervise the administration of the 2013 Plan.

        The 2013 Plan has been administered by a Compensation Committee consisting of two or more non-employee trustees, each of whom is intended to be, to the extent required by Rule 16b-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, a non-employee trustee and will, at such times as Chambers is subject to Section 162(m) of the Code, qualify as an "outside director" for purposes of Section 162(m) of the Code.

        Subject to adjustment upon certain corporate transactions or events, a maximum of 5,000,000 common shares may be subject to share options, share appreciation rights, restricted shares, restricted share units, dividend equivalent rights, and other forms of equity-based compensation awards under the 2013 Plan at the time of its approval. If an option or other award granted under the 2013 Plan or the 2004 Plan is cancelled, expires or terminates, the shares that expire or terminate without having been exercised or paid, as the case may be, will again become available for the issuance of additional awards. In addition, shares subject to any restricted share unit, dividend equivalent right or other equity-based award (other than share options and share appreciation rights) that are settled in cash will again become available for the issuance of additional awards. Furthermore, awards granted in substitution, assumption, continuation or adjustment of awards remaining available for grant under the 2004 Plan or 2013 Plan pursuant to a change in control or other corporate transaction will not count against the number of shares remaining available for issuance under the 2013 Plan. The shares available under a shareholder-approved plan of an entity acquired by us will be available for awards granted to individuals who were not employees of Chambers immediately before such acquisition, and will not count against the number of shares remaining available for issuance under the 2013 Plan. Unless previously terminated by the Chambers Board, no new award may be granted under the 2013 Plan after May 31, 2023.

        For information about outstanding equity awards to Chambers' named executive officers and the executives' rights to grants of equity awards under the 2013 Plan, see "—2013 Grants of Plan-Based Awards" and "—Employment Agreements with Chambers' Named Executive Officers." For more information about outstanding equity awards to Chambers' trustees, see "Chambers Proposal 2: Election of Trustees—Compensation of Trustees."

Employment Agreements with Chambers' Named Executive Officers

        On September 25, 2012, in connection with the appointment of its named executive officers, Chambers entered into an employment agreement with each of its named executive officers, effective as of July 1, 2012. Except as noted, the terms of the employment agreements are substantially identical. Mr. Reid's employment agreement was amended effective January 1, 2013 as described in "—Annual Equity-Based Award" below. Mr. Reid's and Mr. Kianka's employment agreements were each subsequently amended on May 8, 2015 and June 19, 2015 as described in "—Term" and "—Potential Payments Upon Termination or Termination Following a Change in Control." Chambers entered into a Memorandum of Retirement with Mr. Cuneo on November 9, 2014 as described in "Compensation Discussion and Analysis—Mr. Cuneo's Memorandum of Retirement" above, which supplemented his employment agreement.

Term

        The initial term of the employment agreements began on July 1, 2012, and ends on December 31, 2015, and will automatically renew for successive one-year periods unless Chambers or the executive give prior written notice of a non-renewal to the other party of their intent not to renew. On August 20, 2015, Chambers notified each of Messrs. Reid and Kianka, pursuant to the terms of their employment agreements, that the term of their employment under the employment agreements would not be renewed and that, unless earlier terminated or otherwise agreed upon, their employment would terminate on December 31, 2015, which, if the effective time of the Merger occurs on or prior to December 31, 2015, would be treated as a termination of employment by Chambers within 180 days following a change of control. See "The Merger—Interests of Chambers Trustees and Executive Officers in the Merger."

Base Salary

        For a description of the base salaries paid to Chambers' named executive officers pursuant to the employment agreements, see "—How Chambers Determines Executive Compensation—Chambers' Executive Compensation Elements—Annual Cash Incentive Compensation and Long-Term Equity Incentive Grants."

Annual Cash Bonus

        Each of Chambers' named executive officers is eligible to receive an annual target cash bonus for each calendar year during the term of his employment agreement if the executive is employed by the company through the date of payment. The actual amount of the bonus will be determined by the Compensation Committee.

        The target annual bonus for 2014 for each executive was:

  •
  Mr. Cuneo—$900,000;

  •
  Mr. Reid—$400,000; and

  •
  Mr. Kianka—$400,000.

        For a description of the cash bonuses paid to Chambers' named executive officers, see "Compensation Discussion and Analysis—How Chambers Determines Executive Compensation—Chambers' Executive Compensation Elements—Annual Cash Incentive Compensation and Long-Term Equity Incentive Grants."

Annual Equity-Based Award

        Each of Chambers' named executive officers is eligible to receive an annual target equity-based award if the executive is employed by the company at the end of each calendar year during the term of his employment agreement.

        The target annual equity-based award, in number of shares, for each executive is:

  •
  Mr. Cuneo—200,000;

  •
  Mr. Reid—90,000; and

  •
  Mr. Kianka—90,000.

        Effective January 1, 2013, the Compensation Committee approved an increase to Mr. Reid's target award from 65,000 to 90,000 restricted shares. On February 25, 2014, Chambers entered into an amendment to Mr. Reid's employment agreement to reflect such increase.

        These awards may be subject to service and performance-based vesting conditions. For a description of the equity-based awards made to Chambers' named executive officers, see "Compensation Discussion and Analysis—How Chambers Determines Executive Compensation—Chambers' Executive Compensation Elements—Annual Cash Incentive Compensation and Long-Term Equity Incentive Grants."

Sign-On Cash Bonus

        In 2012, Messrs. Cuneo and Kianka received a cash bonus payment of $1,000,000 and $500,000, respectively, in connection with their execution of their employment agreement. Mr. Reid did not receive a sign-on bonus payment.

Sign-On Equity Award

        In 2012, Messrs. Cuneo and Kianka received 150,000 and 75,000 restricted shares, respectively, in connection with the execution of their employment agreements. One-third of the restricted shares granted with respect to such awards will vest on each of the first three anniversaries of grant if the executive is employed by the company on such anniversary. Mr. Reid did not receive a sign-on equity award.

Liquidity Event Equity Award

        Each of Chambers' named executive officers was entitled to receive an award of shares if a Liquidity Event (as defined in the employment agreements) occurred on or prior to July 1, 2014, and the executive is employed by the company on such date. A Liquidity Event occurred on May 21, 2013 and, accordingly, on July 10, 2013, Mr. Cuneo received 150,000 shares, Mr. Reid received 75,000 shares, and Mr. Kianka received 75,000 shares. The awards were fully vested upon grant, as determined by the Compensation Committee.

Employee Benefits

        Chambers' named executive officers will be entitled to participate in all present and future benefit and retirement plans of the company, and the executives and their dependents will be included in the company's hospitalization, major medical, disability, and group life insurance plans, so long as they are employed by Chambers.

Termination of Employment

        As described in more detail in "—Potential Payments Upon Termination or Change in Control," Chambers' named executive officers will be entitled to receive certain severance payments and accelerated vesting of equity awards in connection with certain terminations of employment, including in connection with a Change of Control (as defined in the employment agreements). Such payments and benefits are conditioned upon the executive executing a general release of claims in favor of Chambers.

Restrictive Covenants

        Chambers' named executive officers are subject to: (i) non-competition obligations during their employment and for two years thereafter for Mr. Cuneo and one year thereafter for Messrs. Reid and Kianka; (ii) non-solicitation obligations during their employment and for two years thereafter; (iii) non-disparagement obligations during their employment and for one year thereafter; and (iv) perpetual confidentiality obligations. However, regarding each of Chambers' named executive officers, the non-competition obligation will not apply to the executive following his termination of employment by Chambers for any reason within 180 days following a Change of Control.

Clawback

        Any bonus (including cash bonuses), incentive-based, equity-based or other similar compensation paid to Chambers' named executive officers pursuant to any agreement or arrangement with Chambers which is required to be recovered under any law, government regulation or stock exchange listing requirement will be subject to the required deductions and clawback.

Cutback under Section 280G of the Code

        If any payments or benefits to be paid or provided to any of Chambers' named executive officers would be subject to "golden parachute" excise taxes under the Code, the executive's payments and benefits under his employment agreement will be reduced to the extent necessary to avoid such excise taxes, but only if such a reduction of pay or benefits would result in a greater net after-tax receipt for the executive.

Hedging, Short Sales, and Pledging Policies

        For a description of Chambers' hedging, short sale, and pledging policies, see "Compensation Discussion and Analysis-Other Matters—Anti-Hedging, Anti-Short Sale and Anti-Pledging Policies."

Compensation Committee Interlocks and Insider Participation

        There are no Compensation Committee interlocks and none of Chambers' employees is a member of its Compensation Committee. The members of the Compensation Committee for the year ended December 31, 2014 were Messrs. Brugger (Chairman), Black, Orphanides and Salvatore. The Chambers Board appointed Mr. Brugger, an independent trustee, to serve as the Chairman of its Compensation Committee effective October 27, 2014.

Potential Payments Upon Termination or Termination Following a Change in Control

        The impact of a termination of employment and a change in control of Chambers on the compensation and benefits of its named executive officers is governed by the executives' employment agreements. As described under "Compensation Discussion and Analysis—Mr. Cuneo's Memorandum of Retirement" above, Mr. Cuneo stepped down as Chambers' President and Chief Executive Officer on March 5, 2015, which was treated as a termination without cause under the terms of his existing employment agreement, and he became entitled to receive certain payments as described in his Memorandum of Retirement.

        On May 8, 2015, Chambers entered into (i) amendments to the employment agreements of certain of its officers, including Martin A. Reid, its Interim President and Chief Executive Officer, and Chief Financial Officer, and Philip L. Kianka, its Chief Operating Officer, and (ii) an amended and restated severance agreement with Hugh S. O'Beirne, its Chief Legal Officer, General Counsel, Chief Compliance Officer, Chief Risk Officer and Secretary, which, in each case, amended the definition of "Change of Control" to provide that a Change in Control of Chambers would occur following any consolidation or merger of the company if the company's shareholders immediately prior to the consolidation or merger, would not, immediately thereafter, in substantially the same proportions, beneficially own shares representing 70% rather than 50%, of the combined voting power of the securities of the corporation issuing cash or securities in the consolidation or merger.

        On June 19, 2015, Chambers entered into amendments to the employment agreements of certain of its officers, including Martin A. Reid, its Interim President and Chief Executive Officer, and Chief Financial Officer, and Philip L. Kianka, its Chief Operating Officer, to shorten the required notice period for providing a notice of non-renewal of employment from 180 days to 120 days prior to the expiration of the initial term of the employment agreement. As described under "The Merger—

Interests of Chambers Trustees and Executive Officers in the Merger," on August 20, 2015, Chambers notified each of Messrs. Reid and Kianka, pursuant to the terms of their employment agreements, that the term of their employment under the employment agreements would not be renewed and that, unless earlier terminated or otherwise agreed upon, their employment would terminate on December 31, 2015, which, if the effective time of the Merger occurs on or prior to December 31, 2015, would be treated as a termination of employment by Chambers within 180 days following a change of control.

Termination of Employment Without Cause or for Good Reason

        According to the employment agreements of each of Chambers' named executive officers, if the executive's employment is terminated by the company without Cause (as defined in the employment agreements) or by the executive's resignation for Good Reason (as defined in the employment agreements), then, if the executive executes a general release of claims in favor of Chambers, he will be entitled to:

  •
  Continuation of Mr. Cuneo's base salary for 24 months (12 months for Messrs. Reid and Kianka), payable in installments, in accordance with the company's payroll practices;

  •
  A lump sum payment equal to two times Mr. Cuneo's target cash bonus for the calendar year in which the termination occurs (one time for Messrs. Reid and Kianka); and

  •
  Accelerated vesting of each grant made pursuant to an equity incentive plan of the company as if all service conditions had been met and all performance conditions had been achieved at target levels.

Termination of Employment by Chambers Within 180 Days Following a Change of Control

        If Chambers terminates the employment of any of Chambers' named executive officers for any reason within 180 days following a Change of Control (as defined in the employment agreements), then, if the executive executes a general release of claims in favor of Chambers, he will be entitled to:

  •
  A lump sum payment equal to two times his annual base salary;

  •
  A lump sum payment equal to two times his target cash bonus for the calendar year in which the termination occurs; and

  •
  Accelerated vesting of each grant made pursuant to an equity incentive plan of Chambers as if all service conditions had been met and all performance conditions had been achieved at target levels.

        If any payments or benefits to be paid or provided to any of Chambers' named executive officers would be subject to "golden parachute" excise taxes under the Code, the executive's payments and benefits under his employment agreement will be reduced to the extent necessary to avoid such excise taxes, but only if such a reduction of pay or benefits would result in a greater net after-tax compensation and benefits for the executive.

Termination of Employment Due to Death or Disability

        In the event of termination in connection with the executive's death or disability, the executive's legal representative or estate will be entitled to:

  •
  A lump sum payment equal to the executive's target cash bonus for the calendar year of termination; and

  •
  Accelerated vesting of each grant made pursuant to an equity incentive plan of Chambers as if all service conditions had been met and all performance conditions had been achieved at target levels.

Termination of Employment Due to Nonrenewal

        A termination of employment due to one of Chambers' named executive officers or Chambers notifying the other party that they are not renewing the employment agreement will not be deemed a termination by Chambers without Cause or by the executive for Good Reason. The executive will not be entitled to any compensation other than rights accrued as of the date of termination. On August 20, 2015, Chambers notified each of Messrs. Reid and Kianka, pursuant to the terms of their employment agreements, that the term of their employment under the employment agreements would not be renewed and that, unless earlier terminated or otherwise agreed upon, their employment would terminate on December 31, 2015, which, if the effective time of the Merger occurs on or prior to December 31, 2015, would be treated as a termination of employment by Chambers within 180 days following a change of control. See "The Merger—Interests of Chambers Trustees and Executive Officers in the Merger."

Termination of Employment for Cause or Resignation Without Good Reason

        If the employment of one of Chambers' named executive officers is terminated by Chambers for cause (other than within 180 days following a change of control), or by the executive's resignation without good reason, the executive will not be entitled to receive any unpaid cash bonus for any previously completed calendar year.

Change of Control

        A Change of Control, in and of itself, will not result in severance payments or benefits to Chambers' named executive officers, or in accelerated vesting of equity awards held by the executives. The consummation of the Merger will be deemed a Change of Control for purposes of Messrs. Reid and Kianka's employment agreements (as amended).

        The following table sets forth the compensation and benefits that each of Chambers' named executive officers would have received if his employment had terminated on December 31, 2014.

	Estimated Potential Payments Upon Termination or Change in Control
Name and Termination and/or Change in Control Scenario	Base Salary(2) ($)	Target Cash Bonus(3) ($)	Number of Outstanding Restricted Shares That Vest (#)	Total Value of Outstanding Restricted Shares That Vest(4) ($)	TOTAL ($)
Jack A. Cuneo(1)
—Death or Disability	—	$900,000	382,959	$3,086,650	$3,986,650
—Without Cause or for Good Reason	$1,450,000	$1,800,000	382,959	$3,086,650	$6,336,650
—Cause or Resignation	—	—	—	—	—
—Expiration of the Term or Any Other Reason	—	—	—	—	—
—By Chambers within 180 days following a CIC	$1,450,000	$1,800,000	382,959	$3,086,650	$6,336,650
Martin A. Reid(5)
—Death or Disability	—	$400,000	109,167	$879,886	$1,279,886
—Without Cause or for Good Reason	$450,000	$400,000	109,167	$879,886	$1,729,886
—Cause or Resignation	—	—	—	—	—
—Expiration of the Term or Any Other Reason	—	—	—	—	—
—By Chambers within 180 days following a CIC	$900,000	$800,000	109,167	$879,886	$2,579,886
Philip L. Kianka(5)
—Death or Disability	—	$400,000	172,500	$1,390,350	$1,790,350
—Without Cause or for Good Reason	$450,000	$400,000	172,500	$1,390,350	$2,240,350
—Cause or Resignation	—	—	—	—	—
—Expiration of the Term or Any Other Reason	—	—	—	—	—
—By Chambers within 180 days following a CIC	$900,000	$800,000	172,500	$1,390,350	$3,090,350

(1)
On March 5, 2015, Mr. Cuneo stepped down as President and Chief Executive Officer and resigned from the Chambers Board and Mr. Reid was named as the company's Interim President and Chief Executive Officer. The table above regarding Mr. Cuneo's severance does not reflect any additional amounts Mr. Cuneo receives in connection with his Memorandum of Retirement. See "Compensation Discussion and Analysis—Mr. Cuneo's Memorandum of Retirement."

(2)
As described in the narrative above this table, base salary will be paid as salary continuation in the event of a termination of employment without Cause or for Good Reason, and as a lump sum payment in the event of such a termination within 180 days following a Change of Control.

(3)
As described in the narrative above this table, the cash bonus will be paid in a lump sum.

(4)
Value based on the closing price of the Chambers common shares of $8.06 per share on December 31, 2014.

(5)
On August 20, 2015, Chambers notified each of Messrs. Reid and Kianka, pursuant to the terms of their employment agreements (as amended), that the term of their employment under the employment agreements will not be renewed and that, unless earlier terminated or otherwise agreed upon, their employment will terminate on December 31, 2015, which, if the effective time of the Merger occurs on or prior to December 31, 2015, would be treated as a termination of employment by Chambers within 180 days following a change of control. The table above regarding Messrs. Reid's and Kianka's 2014 compensation may not necessarily reflect the severance compensation that will actually be paid to Messrs. Reid and Kianka in connection with these notices of non-renewal and the Merger. See "The Merger—Interests of Chambers Trustees and Executive Officers in the Merger."

CHAMBERS SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table presents information regarding the beneficial ownership of Chambers common shares as of October 23, 2015 with respect to:

  •
  each person who is the beneficial owner of more than five percent of Chambers' outstanding common shares;

  •
  each of the Chambers trustees;

  •
  each of the Chambers named executive officers; and

  •
  all of the current Chambers trustees and executive officers as a group.

        Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment powers.

Name and Address	Shares Owned(1)		Percentage
Trustees and Executive Officers(2):
Charles E. Black	54,485	(3)	*
Jack A. Cuneo	560,474	(4)	*
James L. Francis	1,550	(5)	*
Philip L. Kianka	297,127	(6)	*
James M. Orphanides	150,522	(7)	*
Martin A. Reid	182,977	(8)	*
Louis P. Salvatore	17,500	(9)	*
All current executive officers and trustees as a group (8 persons)	719,946	(10)	*
5% or Greater Owners:
The Vanguard Group, Inc.(11)	15,265,676		6.44%
BlackRock, Inc.(12)	15,168,102		6.40%
FMR LLC(13)	14,016,078		5.92%

*
Less than one percent.

(1)
Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act. A person is deemed to be the beneficial owner of any common shares if that person has or shares voting power or investment power with respect to those shares, or has the right to acquire beneficial ownership at any time within 60 days of the date of the table. As used herein, "voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares.

(2)
The address for each of the trustees and named executive officers is 47 Hulfish Street, Suite 210, Princeton, New Jersey 08542.

(3)
Shares owned include 1,810 common shares held by spouse. In accordance with the SEC rules, this does not include 20,000 Trustee RSUs granted to Mr. Black.

(4)
Shares owned include 1,800 common shares held by spouse. Based solely on information provided on a Form 5 filed by Mr. Cuneo with the SEC on February 17, 2015. Mr. Cuneo is no longer subject to Section 16(a) of the Exchange Act.

(5)
In accordance with the SEC rules, this does not include 5,000 Trustee RSUs granted to Mr. Francis.

(6)
In accordance with the SEC rules, this does not include unvested RSUs or PSUs granted to Mr. Kianka.

(7)
In accordance with the SEC rules, this does not include 5,000 Trustee RSUs granted to Mr. Orphanides.

(8)
In accordance with the SEC rules, this does not include unvested RSUs or PSUs granted to Mr. Reid.

(9)
In accordance with the SEC rules, this does not include 5,000 Trustee RSUs granted to Mr. Salvatore.

(10)
Excludes shares beneficially owned by Mr. Cuneo and includes shares beneficially owned by Hugh S. O'Beirne. In accordance with the SEC rules, this does not include unvested RSUs or PSUs granted to Mr. O'Beirne.

(11)
Based solely on information provided on a Schedule 13G/A filed by the Vanguard Group, Inc., on behalf of itself and certain of its affiliates, with the SEC on February 11, 2015. The business address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(12)
Based solely on information provided on a Schedule 13G/A filed by BlackRock, Inc., on behalf of itself and certain of its affiliates, with the SEC on January 30, 2015. The business address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10022.

(13)
Based solely on information provided on a Schedule 13G filed by FMR LLC, on behalf of itself and certain of its affiliates with the SEC on February 13, 2015. The business address of FMR LLC is 245 Summer Street, Boston, MA 02210.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires Chambers' executive officers and trustees, and persons who own more than 10% of a registered class of its equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. To Chambers' knowledge, based solely on a review of the copies of the forms received and written representations, Chambers believes that during fiscal years 2014 and 2013, its executive officers, trustees and persons who own more than 10% of a registered class of its equity securities complied with the beneficial ownership reporting requirements of Section 16(a) of the Exchange Act with the exception of Mr. Orphanides, who filed a Statement of Changes of Beneficial Ownership on Form 4 on August 31, 2015 to report one transaction from 2014 and one transaction from 2013.

 CERTAIN CHAMBERS RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures With Respect to Related Party Transactions

        It is the policy of the Chambers Board that all related party transactions (generally, transactions involving amounts exceeding $120,000 with a related party (trustees and executive officers or their immediate family members, or shareholders owning 5% of more of Chambers outstanding common shares)) shall be subject to approval or ratification in accordance with the following procedures.

        Chambers' Nominating and Corporate Governance Committee shall review the material facts of all related party transactions that require its approval and either approve or disapprove of the entry into the related party transaction, subject to some exceptions. If advance approval of a related party transaction is not feasible, then the related party transaction shall be considered and, if the Nominating and Corporate Governance Committee determines it to be appropriate, ratified at the next regularly scheduled meeting of the Nominating and Corporate Governance Committee. In determining whether to approve or ratify a related party transaction, the Nominating and Corporate Governance Committee will take into account, among other factors it deems appropriate, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party's interest in the transaction.

        If a related party transaction will be ongoing, the Nominating and Corporate Governance Committee may establish guidelines for management to follow in its ongoing dealings with the related party. Thereafter, the Nominating and Corporate Governance Committee, on at least an annual basis, shall review and assess ongoing relationships with the related party to see that they are in compliance with the Nominating and Corporate Governance Committee's guidelines and that the related party transaction remains appropriate.

        All related party transactions shall be disclosed in Chambers' applicable filings with the SEC as required under SEC rules.

Related Party Transactions

        Prior to July 1, 2012, all of Chambers' business activities were managed by the former investment advisor pursuant to the fourth amended and restated advisory agreement ("Fourth Amended Advisory Agreement"), which terminated according to its terms on June 30, 2012. Effective July 1, 2012, Chambers and CSP OP entered into the transitional services agreement ("Transitional Services Agreement") with the former investment advisor pursuant to which the former investment advisor would provide certain consulting related services to Chambers at the direction of its officers and other personnel for a term which ended on April 30, 2013. As part of the Transitional Services Agreement, Chambers paid $2.5 million on the effective date of the agreement to reimburse the former investment advisor for expenses incurred related to personnel costs. In addition, during 2013, Chambers paid $0.7 million to the former investment advisor as a final settlement of the Transitional Services Agreement.

        Pursuant to the Transitional Services Agreement, for services provided to Chambers in connection with the investment management of its assets, the former investment advisor was paid an investment management consulting fee payable in cash consisting of: (i) a monthly fee equal to one-twelfth of 0.5% of the aggregate cost (before non-cash reserves and depreciation) of all real estate investments within Chambers' portfolio; and (ii) a monthly fee equal to 5.0% of the aggregate monthly net operating income derived from all real estate investments within Chambers' portfolio, subject to certain adjustments. For services provided to Chambers in connection with the acquisition of assets, the former investment advisor or its affiliates was paid acquisition fees up to 1.5% of: (a) the contract purchase price of real estate investments acquired by Chambers, or; (b) when Chambers makes an investment indirectly through another entity, such investment's pro rata share of the gross asset value of real estate investments held by that entity. The total of all acquisition consulting fees payable with respect to real estate investments did not exceed an amount equal to 6% of the contract purchase price (or 6% of funds advanced with respect to mortgages) provided, however, that a majority of the uninterested members of the Chambers Board could approve amounts in excess of this limit.

        As required by the Transitional Services Agreement, Chambers and the former investment advisor have agreed on a list of unacquired real estate investments for which the former investment advisor has performed certain acquisition-related consulting services prior to the termination of the Transitional Service Agreement (a "Qualifying Property"). If any Qualifying Property is acquired by Chambers within the nine months following the termination of the Transitional Services Agreement, then Chambers shall pay an acquisition consulting fee equal to 0.75% of: (i) the contract purchase price of the real estate investments (including debt); or (ii) when Chambers makes an investment indirectly through another entity, such investment's pro rata share of the gross asset value of real estate investments held by that entity to the former investment advisor.

        During the year ended December 31, 2014, Chambers acquired one Qualifying Property and paid the former investment advisor $0.2 million in acquisition consulting fees. There are no further Qualifying Properties under the Transitional Services Agreement and Chambers does not anticipate paying the former investment advisor any further acquisition consulting fees.

        Previously, pursuant to the Fourth Amended Advisory Agreement and the Transitional Services Agreement, the former investment advisor and its affiliates performed services relating to property management, leasing, construction supervision and management, and brokerage services. The various fees paid to the former investment advisor are summarized in the table below for the years ended December 31, 2013 and 2012 (in thousands):

	Year Ended December 31,
	2013	2012
Investment Management Fees	$489	$29,695
Transition Services Agreement Fees	686	2,500
Acquisition-Related Fees	1,895	5,159
Property Management Fees(1)	1,128	1,556
Leasing Commissions(1)	836	876
Construction Supervision and Management Fees(1)	873	1,049
Brokerage Fees	585	388
Mortgage Banking Fees and Other	—	26

Total	$6,492	$41,249

(1)
Such fees for each service ranged from 2.0% to 5.0% of gross revenues received from a property that Chambers owned.

        At December 31, 2013, $0.6 million of amounts due to the former investment advisor for third-party management fees was included in accounts payable, accrued expenses and other liabilities in the accompanying consolidated balance sheets. At December 31, 2012, $11.1 million of amounts due to the former investment advisor was included in accounts payable, accrued expenses and other liabilities in the accompanying consolidated balance sheets.

        Additionally, until June 30, 2017, if Chambers attempts to effect certain types of transactions, including, but not limited to, a merger, consolidation or sale of 10% of more of its business, assets or voting securities (excluding the sale of any securities pursuant to a registration statement filed pursuant to the Securities Act of 1933, as amended), Chambers has agreed under its Transition to Self-Management Agreement, by and among CB Richard Ellis Realty Trust, CBRE Operating

Partnership, L.P., CBRE Global Investors, LLC and CBRE Advisors LLC, dated April 27, 2012 (the "Transition to Self-Management Agreement") to engage CBRE Global Investors, LLC, Chambers' former sponsor, or an affiliate of Chambers' former sponsor to provide financial advice and assistance in connection therewith provided that such entity continues to have the sufficient expertise and resources to provide such financial advice and assistance. The transactional financial advisory fee payable by Chambers to CBRE Global Investors or its affiliate upon the closing of a transaction will be equal to one-quarter of one percent (0.25%) of the consideration in the transaction, as defined in the Transition to Self-Management Agreement, plus the reimbursement of reasonable expenses. In accordance with the Transition to Self-Management Agreement, Chambers engaged CBRE Global Investors in connection with the Merger and CBRE Global Investors will be entitled to receive the aforementioned transaction advisory fee upon consummation of the Merger.

 THE GRAMERCY SPECIAL MEETING

Date, Time and Place

        The Gramercy special meeting will be held at the Andaz 5th Avenue, 485 5th Avenue, New York, New York, 10017, at 9:30 a.m. local time, on December 15, 2015.

Purpose of the Gramercy Special Meeting

        At the Gramercy special meeting, Gramercy common stockholders will be asked to consider and vote upon the following matters:

  •
  a proposal to approve the Merger (Proposal 1);

  •
  a proposal to approve on a non-binding, advisory basis, certain compensation arrangements for Gramercy's named executive officers in connection with the Merger (Proposal 2); and

  •
  a proposal to approve the adjournment of the Gramercy special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposals if there are insufficient votes at the time of such adjournment to approve such proposals (Proposal 3).

Recommendation of the Gramercy Board

        The Gramercy Board has unanimously approved the Merger and the merger agreement and declared the merger agreement and the transactions contemplated thereby, including the Merger, to be advisable and in the best interests of Gramercy and its stockholders.

        The Gramercy Board unanimously recommends that holders of Gramercy common stock vote "FOR" the Merger proposal (Proposal 1), "FOR" the proposal to approve the merger-related executive compensation (Proposal 2) and "FOR" the approval of the adjournment of the Gramercy special meeting (Proposal 3).

Gramercy Record Date; Stock Entitled to Vote

        Only holders of record of Gramercy common stock at the close of business on October 8, 2015, the record date fixed by the Gramercy Board for the Gramercy special meeting, will be entitled to notice of, and to vote at, the Gramercy special meeting or any postponements or adjournments thereof. You may cast one vote for each share of Gramercy common stock that you owned on the record date.

        On the record date, there were approximately 57,495,413 shares of Gramercy common stock outstanding and entitled to vote at the Gramercy special meeting.

        On the record date, approximately 1.33% of the outstanding Gramercy common stock were held by Gramercy directors and executive officers and their respective affiliates. Gramercy currently expects that the directors and executive officers of Gramercy will vote their shares in favor of the proposal to approve the Merger, although none has entered into any agreements obligating them to do so.

Quorum

        Stockholders who hold a majority of the total number of Gramercy common stock issued and outstanding on the record date must be present or represented by proxy to constitute a quorum at the Gramercy special meeting. All Gramercy common stock represented at the Gramercy special meeting, including abstentions, will be treated as present for purposes of determining the presence or absence of a quorum at the Gramercy special meeting.

Required Vote

        The Merger proposal (Proposal 1) requires the affirmative vote of the holders of a majority of the outstanding shares of Gramercy common stock. The proposal to approve the merger-related executive compensation (Proposal 2) requires the affirmative vote of a majority of the votes cast on the matter by the holders of shares of Gramercy common stock represented, in person or by proxy, at the Gramercy special meeting at which a quorum is present; however, such vote is non-binding and advisory only. The proposal to adjourn the Gramercy special meeting, if necessary or appropriate, to solicit additional proxies (Proposal 3) requires the affirmative vote of a majority of the votes cast on the matter by the holders of shares of Gramercy common stock represented, in person or by proxy, at the Gramercy special meeting at which a quorum is present.

Abstentions and Failures to Vote

        If you are a Gramercy stockholder and fail to vote, fail to instruct your broker, bank or nominee to vote, or abstain from voting, it will have the same effect as a vote against the Merger proposal and will have no effect on the merger-related executive compensation proposal or the adjournment proposal, assuming a quorum is present.

Shares Held in Street Name

        If you hold your shares in a stock brokerage account or if your shares are held by a bank or nominee (that is, in street name), you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to Gramercy or by voting in person at the Gramercy special meeting unless you provide a "legal proxy," which you must obtain from your broker, bank or nominee. Further, brokers, banks and nominees who hold Gramercy common stock on behalf of their customers may not give a proxy to Gramercy to vote those shares without specific instructions from their customers.

        If you are a Gramercy stockholder and you do not instruct your broker, bank or nominee to vote, your broker, bank or nominee may not vote those shares, and it will have the same effect as a vote against the proposal to approve the Merger.

Voting of Proxies

        A proxy card is enclosed for your use. Gramercy requests that you sign the accompanying proxy and return it promptly in the enclosed postage-paid envelope. You may also vote your shares by telephone or through the Internet. Information and applicable deadlines for voting by telephone or through the Internet are set forth below and on the enclosed proxy card.

        By Internet or telephone and mail:

  •
  By Internet.  You may authorize a proxy to vote your shares via the Internet by going to the website address found on your proxy card (www.proxyvote.com) and following the instructions provided. Internet proxy authorization is available 24 hours per day until 11:59 p.m., local time, on December 14, 2015. Please have your proxy card/voting instruction form available when you access (www.proxyvote.com). You will be given the opportunity to confirm that your voting instructions have been properly submitted. If you are a beneficial owner, your broker may provide additional instructions to you regarding voting your shares through the Internet. IF YOU AUTHORIZE A PROXY VOTE VIA THE INTERNET, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

  •
  By Telephone.  You also have the option to authorize a proxy to vote your shares by telephone by calling the toll-free number listed on your proxy card (1-800-690-6903). Telephone proxy authorization is available 24 hours per day until 11:59 p.m., local time, on December 14, 2015. When you call, please have your proxy card/voting instruction form in hand, and you will receive a series of voice instructions which will allow you to authorize a proxy to vote your Gramercy common stock. You will be given the opportunity to confirm that your instructions have been properly recorded. If you are a beneficial owner, your broker may provide additional instructions to you regarding voting your shares by telephone. IF YOU AUTHORIZE A PROXY TO VOTE BY TELEPHONE, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

        When the accompanying proxy is returned properly executed, the Gramercy common stock represented by it will be voted at the Gramercy special meeting or any postponement or adjournment thereof in accordance with the instructions contained in the proxy.

        If a proxy is signed and returned without an indication as to how the Gramercy common stock represented by the proxy are to be voted with regard to a particular proposal, the Gramercy common stock represented by the proxy will be voted in favor of each such proposal. At the date hereof, the management of Gramercy has no knowledge of any business that will be presented for consideration at the special meeting and which would be required to be set forth in this joint proxy statement/prospectus other than the matters set forth in the accompanying Notice of Special Meeting of Stockholders of Gramercy. In accordance with the charter and bylaws of Gramercy and Maryland law, business transacted at the Gramercy special meeting will be limited to those matters set forth in such notice.

        Your vote is important. Accordingly, please sign and return the enclosed proxy card whether or not you plan to attend the Gramercy special meeting in person.

Revocability of Proxies or Voting Instructions

        If you are a holder of record of Gramercy common stock on the record date for the Gramercy special meeting, you have the power to revoke your proxy at any time before your proxy is voted at the Gramercy special meeting. You can revoke your proxy in one of three ways:

  •
  you can send a signed notice of revocation;

  •
  you can submit a new, valid proxy card bearing a later date; or

  •
  you can attend the Gramercy special meeting and vote in person, which will automatically cancel any proxy previously given, or you can revoke your proxy in person, but your attendance alone will not revoke any proxy that you have previously given.

        If you choose the first method, your notice of revocation must be received by the Secretary of Gramercy at 521 Fifth Avenue, 30th Floor New York, New York 10175 no later than the beginning of the Gramercy special meeting. If you have voted your shares by telephone or through the Internet, you may revoke your prior telephone or Internet vote by recording a different vote using the telephone or Internet, or by signing and returning a proxy card dated as of a date that is later than your last telephone or Internet vote.

        Plan participants who wish to revoke their voting instructions must contact the applicable plan trustee and follow its procedures.

Solicitation of Proxies

        In accordance with the merger agreement, the cost of proxy solicitation for the Gramercy special meeting will be borne by Gramercy. In addition to the use of the mail, proxies may be solicited by officers and directors and regular employees of Gramercy, without additional remuneration, by personal interview, telephone, facsimile or otherwise. Gramercy will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record on the record date and will provide customary reimbursement to such firms for the cost of forwarding these materials. Gramercy has retained Innisfree M&A Incorporated to assist in its solicitation of proxies and has agreed to pay them a fee of $20,000 plus reasonable expenses, for these services.

GRAMERCY PROPOSALS

GRAMERCY PROPOSAL 1: APPROVAL OF THE MERGER

        Gramercy is asking its stockholders to approve the Merger. For a detailed discussion of the terms and conditions of the Merger, see "The Merger—The Merger Agreement." As discussed in the section entitled "The Merger—Gramercy's Reasons for the Merger; Recommendations of the Gramercy Board," after careful consideration, the Gramercy Board, unanimously approved the Merger and the merger agreement and declared the merger agreement and the transactions contemplated thereby, including the Merger, to be advisable and in the best interests of Gramercy and its stockholders.

Required Vote

        Approval of the Merger proposal requires the affirmative vote of holders of a majority of the outstanding shares of Gramercy common stock. For purposes of this vote, an abstention or a failure to vote will have the same effect as a vote against the Merger proposal.

        The Gramercy Board unanimously recommends that Gramercy common stockholders vote "FOR" the approval of the Merger proposal.

 GRAMERCY PROPOSAL 2: NON-BINDING, ADVISORY VOTE ON MERGER RELATED COMPENSATION FOR GRAMERCY'S NAMED EXECUTIVE OFFICERS

        Under Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, Gramercy is required to submit a proposal to its stockholders for a non-binding, advisory vote to approve certain compensation that may become payable to Gramercy's named executive officers in connection with the completion of the Merger. This proposal, which we refer to as the "compensation proposal," gives Gramercy's stockholders the opportunity to vote, on a non-binding, advisory basis, on the compensation that may be paid or become payable to Gramercy's named executive officers in connection with the Merger. This compensation is summarized in the table in the section entitled "Interests of Gramercy Directors and Executive Officers in the Merger—Quantification of Potential Payments to Gramercy's Named Executive Officers in Connection with the Merger" of this joint proxy statement/prospectus, including the footnotes to the table and the associated narrative discussion. The Gramercy Board unanimously recommends that Gramercy's stockholders approve the following resolution:

        "RESOLVED, that the compensation that may be paid or become payable to the named executive officers of Gramercy Property Trust Inc. in connection with the merger, as disclosed pursuant to Item 402(t) of Regulation S-K in the table in the section of this joint proxy statement/prospectus entitled "Interests of Gramercy Directors and Executive Officers in the Merger—Quantification of Potential Payments to Gramercy's Named Executive Officers in Connection with the Merger," including the footnotes to the table and the associated narrative discussion, and the agreements and plans pursuant to which such compensation may be paid or become payable, are hereby APPROVED."

        The non-binding, advisory vote on the compensation proposal is a vote separate and apart from the vote on the proposal to approve the Merger. Accordingly, you may vote to approve the Merger and vote not to approve the compensation proposal and vice versa. Because the vote on the compensation proposal is advisory only, it will not be binding on either Gramercy or Chambers. Accordingly, if the Merger is approved and completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the vote on the compensation proposal.

Required Vote

        Approval of the compensation proposal requires the affirmative vote of a majority of the votes cast on the matter by the holders of shares of Gramercy common stock represented, in person or by proxy, at the Gramercy special meeting at which a quorum is present.

        The Gramercy Board unanimously recommends that Gramercy common stockholders vote "FOR" the approval of the compensation proposal.

 GRAMERCY PROPOSAL 3: ADJOURNMENT OF THE GRAMERCY SPECIAL MEETING

        Gramercy common stockholders are being asked to approve the adjournment of the Gramercy special meeting, if necessary or appropriate, to solicit additional proxies in favor of the above proposals if there are insufficient votes at the time of such adjournment to approve such proposals.

        If, at the Gramercy special meeting, the number of shares of Gramercy common stock present or represented and voting in favor of the proposals is insufficient to approve the proposals, Gramercy may move to adjourn the Gramercy special meeting in order to enable the Gramercy Board to solicit additional proxies for approval of such proposals.

        Gramercy is asking its stockholders to authorize the holder of any proxy solicited by the Gramercy Board to vote in favor of granting discretionary authority to the proxy holders, and each of them individually, to adjourn the Gramercy special meeting to another time and place for the purpose of soliciting additional proxies. If the Gramercy common stockholders approve this proposal, Gramercy could adjourn the Gramercy special meeting and any adjourned session of the Gramercy special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from Gramercy common stockholders who have previously voted.

Required Vote

        The approval of the adjournment of the Gramercy special meeting requires the affirmative vote of a majority of the votes cast on the matter by the holders of shares of Gramercy common stock represented, in person or by proxy, at the Gramercy special meeting at which a quorum is present.

        The Gramercy Board unanimously recommends that Gramercy common stockholders vote "FOR" the approval of the proposal to approve an adjournment of the Gramercy special meeting.

 COMPARATIVE STOCK PRICES AND DIVIDENDS

        Chambers common shares and Gramercy common stock are traded on the NYSE under the symbols "CSG" and "GPT," respectively. The following table presents trading information for Chambers common shares and Gramercy common stock on June 9, 2015, the last trading day before published reports regarding a potential transaction involving Chambers, June 30, 2015, the last trading day before public announcement of the merger agreement, and October 23, 2015, the latest practicable trading day before the date of this joint proxy statement/prospectus.

	Chambers common shares			Gramercy common stock
Date	High	Low	Close	High	Low	Close
June 9, 2015	$7.68	$7.60	$7.65	$25.71	$25.35	$25.40
June 30, 2015	$8.05	$7.95	$7.95	$23.47	$23.18	$23.37
October 23, 2015	$7.39	$7.27	$7.38	$23.41	$22.96	$23.23

        For illustrative purposes, the following table provides Gramercy equivalent per share information on each of the specified dates. Gramercy equivalent per share amounts are calculated by multiplying Chambers per share amounts by the exchange ratio of 3.1898.

	Chambers common shares			Gramercy Equivalent Per Share
Date	High	Low	Close	High	Low	Close
June 9, 2015	$7.68	$7.60	$7.65	$24.50	$24.24	$24.40
June 30, 2015	$8.05	$7.95	$7.95	$25.68	$25.36	$25.36
October 23, 2015	$7.39	$7.27	$7.38	$23.54	$23.19	$23.54

        The following tables set forth the high and low sales prices of Chambers common shares and Gramercy common stock as reported in the NYSE's consolidated transaction reporting system, and the quarterly cash dividends declared per share, for the calendar quarters indicated.

Chambers

	High	Low	Dividend Declared
2013
First Quarter	$—	$—	$0.150
Second Quarter	$10.10	$8.75	$0.150
Third Quarter	$9.76	$7.16	$0.125
Fourth Quarter	$9.55	$7.57	$0.126
2014
First Quarter	$8.23	$7.52	$0.126
Second Quarter	$8.24	$7.47	$0.126
Third Quarter	$8.19	$7.31	$0.126
Fourth Quarter	$8.33	$7.46	$0.126
2015
First Quarter	$8.82	$7.64	$0.128
Second Quarter	$8.23	$7.24	$0.128
Third Quarter	$7.77	$6.46	$0.128

Gramercy(1)

	High	Low	Dividend Declared
2013
First Quarter	$20.84	$11.76	$—
Second Quarter	$20.68	$17.36	$—
Third Quarter	$19.32	$15.96	$—
Fourth Quarter	$23.04	$15.96	$—
2014
First Quarter	$24.72	$20.16	$0.14
Second Quarter	$24.80	$20.32	$0.14
Third Quarter	$25.60	$23.04	$0.14
Fourth Quarter	$27.96	$22.72	$0.20
2015
First Quarter	$29.73	$26.52	$0.20
Second Quarter	$28.62	$23.21	$0.22
Third Quarter	$24.87	$20.61	$0.22

(1)
On March 20, 2015, Gramercy completed a 1-for-4 reverse stock split. Stock prices and dividend amounts for periods prior to this date are adjusted to reflect this split.

DESCRIPTION OF SHARES

        The following summary of the terms of Chambers shares is not complete and is qualified by reference to the Chambers declaration of trust, the Chambers bylaws and the form of articles supplementary setting forth the terms of the Chambers preferred shares. You should read these documents for complete information on Chambers shares. Each of the Chambers declaration of trust, the Chambers bylaws and the form of articles supplementary is filed or incorporated by reference as an exhibit to the registration statement of which this joint proxy statement/prospectus forms a part. See "Where You Can Find More Information."

        The description of shares in this section applies to the shares of the combined company after the Merger.

General

        Under the Chambers declaration of trust, Chambers has the authority to issue a total of 1,000,000,000 shares of beneficial interest, or the Chambers shares. Of the total shares authorized, 990,000,000 shares are designated as Chambers common shares and 10,000,000 shares are designated as preferred shares, $0.01 par value per share, or Chambers general preferred shares. Prior to the closing of the Merger, Chambers will classify 3,500,000 Chambers general preferred shares as 7.125% Series A Cumulative Redeemable Preferred Shares, liquidation preference $25.00 per share (which we refer to as the "Chambers preferred shares"), having the preferences, rights and privileges materially unchanged from the preferences, rights and privileges of Gramercy preferred stock. For more information see "The Merger—Merger Consideration and Treatment of Gramercy Preferred Stock in the Merger."

        In addition, the Chambers Board may, without shareholder approval, amend the Chambers declaration of trust from time to time to increase or decrease the aggregate number of authorized shares or the number of shares of any class or series that Chambers has authority to issue. As of October 8, 2015, 236,855,738 Chambers common shares were issued and outstanding, and no Chambers preferred shares were issued and outstanding. Under Maryland law, the shareholders are generally not liable for the debts or obligations of Chambers.

Chambers Common Shares

        Subject to the restrictions on transfer and ownership of shares contained in the Chambers declaration of trust and except as may otherwise be specified in the Chambers declaration of trust, the holders of Chambers common shares are entitled to one vote per share on all matters voted on by shareholders, including the election of trustees. The Chambers declaration of trust does not provide for cumulative voting in the election of trustees. Therefore, the holders of a majority of the outstanding Chambers common shares can elect the entire Chambers Board. Subject to any preferential rights of any outstanding class or series of Chambers general preferred shares, the holders of Chambers common shares are entitled to such dividends as may be authorized from time to time by the Chambers Board and declared by Chambers out of legally available funds and, upon liquidation, are entitled to receive all assets available for distribution to shareholders. All Chambers common shares issued and outstanding are fully paid and non-assessable. Holders of Chambers common shares do not have preemptive rights and therefore will not have an automatic option to purchase any new shares that Chambers issues. The Chambers declaration of trust authorizes the Chambers Board, without shareholder approval, to classify or reclassify any unissued Chambers common shares from time to time into one or more classes or series of shares.

        Chambers does not issue certificates for shares. Shares are held in "uncertificated" form which eliminates the physical handling and safekeeping responsibilities inherent in owning transferable share certificates and eliminates the need to return a duly executed share certificate to effect a transfer.

Transfers can be effected by following the procedures described below under "Restrictions on Ownership and Transfer."

Listing

        Chambers common shares are traded on the NYSE under the symbol "CSG." Following completion of the Merger, the common shares of beneficial interest of the combined company are expected be listed on the NYSE and trade under the symbol "GPT."

Chambers Preferred Shares

        When issued in the Merger in accordance with this joint proxy statement/prospectus, the Chambers preferred shares will be validly issued, fully paid and non-assessable. The Chambers Board may authorize the issuance and sale of additional Chambers general preferred shares of any class or series from time to time.

Listing

        We intend to apply to list the Chambers preferred shares on the NYSE under the symbol "GPT-PA."

Ranking

        The Chambers preferred shares will rank, with respect to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of Chambers' affairs:

  •
  senior to all classes or series of Chambers common shares, and to any other class or series of Chambers shares expressly designated as ranking junior to the Chambers preferred shares;

  •
  on parity with any future class or series of Chambers shares expressly designated as ranking on parity with the Chambers preferred shares; and

  •
  junior to any other class or series of Chambers shares expressly designated as ranking senior to the Chambers preferred shares, none of which exists on the date hereof.

        The Chambers preferred shares will rank junior in right of payment to Chambers' existing and future debt obligations, including, prior to conversion or exchange, Chambers' convertible or exchangeable debt securities.

Dividends

        Subject to the preferential rights of the holders of any class or series of Chambers shares ranking senior to the Chambers preferred shares with respect to dividend rights, holders of the Chambers preferred shares are entitled to receive, when, as and if authorized by the Chambers Board and declared by Chambers, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 7.125% per annum of the $25.00 liquidation preference per share of the Chambers preferred shares (equivalent to the fixed annual amount of $1.78125 per Chambers preferred share).

        Dividends on the Chambers preferred shares will accrue and be cumulative from and including the date of the effective time of the Merger, and will be payable to holders quarterly in arrears on or about the last day of March, June, September and December of each year, or, if such day is not a business day, on the next succeeding business day, except that, if such business day is in the next succeeding year, such payment shall be made on the immediately preceding business day, in each case with the same force and effect as if made on such date. The term "business day" means each day, other than a Saturday or a Sunday, which is not a day on which banks in New York are required to close.

        The amount of any dividend payable on the Chambers preferred shares for any dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. A dividend period is the respective period commencing on and including the first day of January, April, July and October of each year and ending on and including the day preceding the first day of the next succeeding dividend period (other than the initial dividend period and the dividend period during which any Chambers preferred shares shall be redeemed, converted or otherwise reacquired by Chambers). Dividends will be payable to holders of record as they appear in Chambers' share records at the close of business on the applicable record date, which shall be the date designated by the Chambers Board as the record date for the payment of dividends that is not more than 35 and not fewer than ten days prior to the scheduled dividend payment date.

        Dividends on the Chambers preferred shares will accrue whether or not:

  •
  Chambers has earnings;

  •
  there are funds legally available for the payment of those dividends; or

  •
  those dividends are authorized or declared.

        Except as described in the next two paragraphs, unless full cumulative dividends on the Chambers preferred shares for all past dividend periods that have ended shall have been or contemporaneously are declared and paid in cash or declared and a sum sufficient for the payment thereof is set apart for payment, Chambers will not:

  •
  declare and pay or declare and set apart for payment of dividends, and Chambers will not declare and make any other distribution of cash or other property, directly or indirectly, on or with respect to any Chambers common shares or any Chambers shares of another class or series ranking, as to dividends, on parity with or junior to the Chambers preferred shares, for any period; or

  •
  redeem, purchase or otherwise acquire for any consideration, or pay or make available any monies for a sinking fund for the redemption of, any Chambers common shares or Chambers shares of any other class or series of ranking, as to payment of dividends and the distribution of assets upon Chambers' liquidation, dissolution or winding up, on parity with or junior to the Chambers preferred shares.

        The foregoing sentence, however, will not prohibit:

  •
  dividends payable solely in Chambers shares ranking, as to payment of dividends and the distribution of assets upon Chambers' liquidation, dissolution or winding up, junior to the Chambers preferred shares, or in options, warrants or rights to subscribe for or purchase any such shares;

  •
  the conversion into or exchange for other Chambers shares of any class or series ranking, as to payment of dividends and the distribution of assets upon Chambers' liquidation, dissolution or winding up, junior to the Chambers preferred shares;

  •
  Chambers' acquisition of Chambers shares pursuant to the restrictions on ownership and transfer contained in the Chambers declaration of trust as discussed below under "—Restrictions on Ownership and Transfer;" and

  •
  Chambers' purchase of Chambers shares of any other class or series ranking on parity with the Chambers preferred shares as to payment of dividends and the distribution of assets upon Chambers' liquidation, dissolution or winding up pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Chambers preferred shares.

        If Chambers does not pay dividends in full (or set apart a sum sufficient to pay them in full) on the Chambers preferred shares and any other class or series of Chambers shares ranking, as to dividends, on parity with the Chambers preferred shares, Chambers will declare any dividends upon the Chambers preferred shares and each such other class or series of Chambers shares ranking, as to dividends, on parity with the Chambers preferred shares pro rata, so that the amount of dividends declared and paid per Chambers preferred share and such other class or series of Chambers shares will in all cases bear to each other the same ratio that accrued dividends per share on the Chambers preferred shares and such other class or series of Chambers shares (which will not include any accrual in respect of unpaid dividends on such other class or series of Chambers shares for prior dividend periods if such other class or series of Chambers shares does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on the Chambers preferred shares which may be in arrears.

        Holders of the Chambers preferred shares are not entitled to any dividend, whether payable in cash, property or Chambers shares, in excess of full cumulative dividends on the Chambers preferred shares as described above. Any dividend payment made on the Chambers preferred shares will first be credited against the earliest accrued but unpaid dividends due with respect to those shares which remain payable. Accrued but unpaid dividends on the Chambers preferred shares will accrue as of the dividend payment date on which they first become payable.

        The Chambers Board may not authorize, and Chambers may not declare, any dividends on the Chambers preferred shares, or pay or set apart for payment any dividends on the Chambers preferred shares, if the terms of any of Chambers' agreements, including any agreements relating to Chambers' indebtedness, prohibit such a declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach of or default under such an agreement. Likewise, no dividends will be authorized by the Chambers Board and declared by Chambers or paid or set apart for payment if such authorization, declaration, payment or setting apart for payment is restricted or prohibited by law.

        If a default or event of default occurs and is continuing, Chambers may be precluded from paying certain distributions under the terms of Chambers' senior unsecured revolving credit facility and its unsecured term loans. In addition, other indebtedness that Chambers may incur in the future may contain financial or other covenants more restrictive than those applicable to Chambers' senior unsecured revolving credit facility and Chambers' unsecured term loans.

Liquidation Preference

        Upon any voluntary or involuntary liquidation, dissolution or winding up of Chambers' affairs, before any distribution or payment shall be made to holders of Chambers common shares or any other class or series of Chambers shares ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding up of Chambers' affairs, junior to the Chambers preferred shares, holders of Chambers preferred shares will be entitled to be paid out of Chambers' assets legally available for distribution to Chambers' shareholders, after payment of or provision for Chambers' debts and other liabilities, a liquidation preference of $25.00 per Chambers preferred share, plus an amount per share equal to all accrued and unpaid dividends (whether or not authorized or declared) to but excluding the date of payment. If, upon Chambers' voluntary or involuntary liquidation, dissolution or winding up, Chambers' available assets are insufficient to pay the full amount of the liquidating distributions on all outstanding Chambers preferred shares and the corresponding amounts payable on all Chambers shares of other classes or series ranking, as to rights upon Chambers' liquidation, dissolution or winding up, on parity with the Chambers preferred shares in the distribution of assets, then holders of Chambers preferred shares and each such other class or series of Chambers shares ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding up, on parity with the Chambers preferred shares will share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

        Holders of Chambers preferred shares will be entitled to written notice of any distribution in connection with any voluntary or involuntary liquidation, dissolution or winding up of Chambers' affairs not less than 30 days and not more than 60 days prior to the distribution payment date. After payment of the full amount of the liquidating distributions to which they are entitled, holders of Chambers preferred shares will have no right or claim to any of Chambers' remaining assets. Chambers' consolidation or merger with or into any other corporation, trust or other entity, or the voluntary sale, lease, transfer or conveyance of all or substantially all of Chambers' property or business, will not be deemed to constitute a liquidation, dissolution or winding up of Chambers' affairs.

        In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of Chambers shares or otherwise, is permitted under Maryland law, amounts that would be needed, if Chambers were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of Chambers preferred shares will not be added to Chambers' total liabilities.

Optional Redemption

        Except with respect to the special optional redemption described below and in certain limited circumstances relating to maintaining Chambers' qualification as a REIT as described below under "Restrictions on Ownership and Transfer," Chambers may not redeem the Chambers preferred shares prior to August 15, 2019. On and after August 15, 2019, Chambers may, at its option, upon not fewer than 30 and not more than 60 days' written notice, redeem the Chambers preferred shares, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends (whether or not authorized or declared) to, but not including, the date fixed for redemption, without interest, to the extent Chambers has funds legally available for that purpose.

        If fewer than all of the outstanding Chambers preferred shares are to be redeemed, Chambers will select the Chambers preferred shares to be redeemed pro rata (as nearly as may be practicable without creating fractional shares) by lot, or by any other equitable method that Chambers determines will not violate the 9.8% ownership limit in the Chambers declaration of trust. If such redemption is to be by lot and, as a result of such redemption, any holder of Chambers preferred shares, other than a holder of Chambers preferred shares that has received an exemption from the ownership limit, would have actual or constructive ownership of more than the 9.8% ownership limit in the Chambers declaration of trust because such holder's Chambers preferred shares were not redeemed, or were only redeemed in part, then, except as otherwise provided in the Chambers declaration of trust, Chambers will redeem the requisite number of Chambers preferred shares of such holder such that no holder will own in excess of the 9.8% ownership limit in the Chambers declaration of trust subsequent to such redemption. See "Restrictions on Ownership and Transfer" below. In order for their Chambers preferred shares to be redeemed, holders must surrender their shares at the place, or in accordance with the book-entry procedures, designated in the notice of redemption. Holders will then be entitled to the redemption price and any accrued and unpaid dividends payable upon redemption following surrender of the shares as detailed below. If a notice of redemption has been given (in the case of a redemption of the Chambers preferred shares other than to preserve Chambers' qualification as a REIT), if the funds necessary for the redemption have been set apart by Chambers in trust for the benefit of the holders of any Chambers preferred shares called for redemption and if irrevocable instructions have been given to pay the redemption price and all accrued and unpaid dividends, then from and after the redemption date, dividends will cease to accrue on such Chambers preferred shares and such Chambers preferred shares will no longer be deemed outstanding. At such time, all rights of the holders of such shares will terminate, except the right to receive the redemption price plus all accrued and unpaid dividends payable upon redemption, without interest. So long as no dividends are in arrears and subject to the provisions of applicable law, Chambers may from time to time repurchase all or any part of the Chambers preferred shares, including the repurchase of Chambers preferred shares in open-market transactions and individual purchases at such prices as Chambers negotiates, in each case as duly authorized by the Chambers Board.

        Unless full cumulative dividends on all Chambers preferred shares have been or contemporaneously are authorized, declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods that have ended, no Chambers preferred shares will be redeemed unless all outstanding Chambers preferred shares are simultaneously redeemed and Chambers will not purchase or otherwise acquire directly or indirectly any Chambers preferred shares or any class or series of Chambers shares ranking, as to payment of dividends and the distribution of assets upon Chambers' liquidation, dissolution or winding up, on parity with or junior to the Chambers preferred shares (except by conversion into or exchange for Chambers shares ranking junior to the Chambers preferred shares as to payment of dividends and the distribution of assets upon Chambers' liquidation, dissolution or winding up); provided, however, that whether or not the requirements set forth above have been met, Chambers may purchase Chambers preferred shares or any other class or series of Chambers shares ranking, as to payment of dividends and the distribution of assets upon Chambers' liquidation, dissolution or winding up, on parity with or junior to the Chambers preferred shares pursuant to the Chambers declaration of trust to the extent necessary to ensure that Chambers meet the requirements for qualification as a REIT, and may purchase or acquire Chambers preferred shares or Chambers preferred shares ranking on parity with the Chambers preferred shares as to payment of dividends and the distribution of assets upon Chambers' liquidation, dissolution or winding up pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Chambers preferred shares. See "Restrictions on Ownership and Transfer" below.

        Notice of redemption will be mailed, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Chambers preferred shares to be redeemed at their respective addresses as they appear on Chambers' share transfer records as maintained by the transfer agent named below in "Transfer Agent and Registrar." No failure to give such notice or any defect therein or in the mailing thereof will affect the validity of the proceedings for the redemption of any Chambers preferred shares except as to the holder to whom notice was defective or not given. In addition to any information required by law or by the applicable rules of any exchange upon which the Chambers preferred shares may be listed or admitted to trading, each notice will state:

  •
  the redemption date;

  •
  the redemption price;

  •
  the number of Chambers preferred shares to be redeemed;

  •
  the place or places where the certificates, if any, evidencing Chambers preferred shares are to be surrendered for payment of the redemption price;

  •
  procedures for surrendering noncertificated Chambers preferred shares for payment of the redemption price;

  •
  that dividends on the Chambers preferred shares to be redeemed will cease to accrue on such redemption date; and

  •
  that payment of the redemption price and any accrued and unpaid dividends will be made upon presentation and surrender of such Chambers preferred shares.

        If fewer than all of the Chambers preferred shares held by any holder are to be redeemed, the notice mailed to such holder will also specify the number of Chambers preferred shares held by such holder to be redeemed or the method for determining such number.

        Chambers is not required to provide such notice in the event Chambers redeems Chambers preferred shares in accordance with the Chambers declaration of trust in order to preserve Chambers' status as a REIT.

        Any such redemption may be made conditional on such factors as may be determined by the Chambers Board and as set forth in the notice of redemption.

        If a redemption date falls after a dividend record date and on or prior to the corresponding dividend payment date, each holder of Chambers preferred shares at the close of business of such dividend record date will be entitled to the dividend payable on such shares on the corresponding dividend payment date notwithstanding the redemption of such shares on or prior to such dividend payment date and each holder of Chambers preferred shares that surrenders such shares on such redemption date will be entitled to the dividends accruing after the end of the applicable dividend period, up to, but not including, the redemption date. Except as described above, Chambers will make no payment or allowance for unpaid dividends, whether or not in arrears, on Chambers preferred shares for which a notice of redemption has been given.

        The Chambers preferred shares that Chambers redeems, repurchases or otherwise acquires will be retired and restored to the status of authorized but unissued Chambers general preferred shares, without designation as to series or class.

        Subject to applicable law and the limitation on purchases when dividends on the Chambers preferred shares are in arrears, Chambers may, at any time and from time to time, purchase Chambers preferred shares in the open market, by tender or by private agreement.

        Future debt instruments may prohibit Chambers from redeeming or otherwise repurchasing any Chambers shares, including the Chambers preferred shares, except in limited circumstances.

Special Optional Redemption

        Upon the occurrence of a Change of Control (as defined below), Chambers may, at its option, redeem the Chambers preferred shares, in whole or in part within 120 days after the first date on which such Change of Control occurred, by paying $25.00 per share, plus any accrued and unpaid dividends to, but not including, the date of redemption. If, prior to the Change of Control Conversion Date, Chambers has provided or provides notice of redemption with respect to the Chambers preferred shares (whether pursuant to its optional redemption right or its special optional redemption right), the holders of Chambers preferred shares will not have the conversion right described below under "—Conversion Rights."

        Chambers will mail to you, if you are a record holder of the Chambers preferred shares, a notice of redemption no fewer than 30 days nor more than 60 days before the redemption date. We will send the notice to your address shown on Chambers' share transfer books. A failure to give notice of redemption or any defect in the notice or in its mailing will not affect the validity of the redemption of any Chambers preferred shares except as to the holder to whom notice was defective. Each notice will state the following:

  •
  the redemption date;

  •
  the redemption price;

  •
  the number of Chambers preferred shares to be redeemed;

  •
  the place or places where the certificates, if any, evidencing Chambers preferred shares are to be surrendered for payment of the redemption price;

  •
  procedures for surrendering noncertificated Chambers preferred shares for payment of the redemption price;

  •
  that dividends on the Chambers preferred shares to be redeemed will cease to accrue on such redemption date;

  •
  that payment of the redemption price and any accrued and unpaid dividends will be made upon presentation and surrender of such Chambers preferred shares;

  •
  that the Chambers preferred shares are being redeemed pursuant to Chambers' special optional redemption right in connection with the occurrence of a Change of Control and a brief description of the transaction or transactions constituting such Change of Control; and

  •
  that the holders of the Chambers preferred shares to which the notice relates will not be able to tender such Chambers preferred shares for conversion in connection with the Change of Control and each Chambers preferred share tendered for conversion that is selected, prior to the Change of Control Conversion Date, for redemption will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date.

        If Chambers redeems fewer than all of the outstanding Chambers preferred shares, the notice of redemption mailed to each shareholder will also specify the number of Chambers preferred shares that Chambers will redeem from each shareholder or the method for determining such number. In this case, Chambers will determine the number of Chambers preferred shares to be redeemed as described above in "—Optional Redemption."

        If Chambers has given a notice of redemption and has set apart sufficient funds for the redemption in trust for the benefit of the holders of the Chambers preferred shares called for redemption, then from and after the redemption date, those Chambers preferred shares will be treated as no longer being outstanding, no further dividends will accrue and all other rights of the holders of those Chambers preferred shares will terminate.

        The holders of those Chambers preferred shares will retain their right to receive the redemption price for their shares and all accrued and unpaid dividends to, but not including, the redemption date, without interest. Holders of Chambers preferred shares at the close of business on a dividend record date will be entitled to receive the dividend payable with respect to the Chambers preferred shares on the corresponding payment date notwithstanding the redemption of the Chambers preferred shares between such record date and the corresponding payment date or Chambers' default in the payment of the dividend due. Except as provided above, Chambers will make no payment or allowance for unpaid dividends, whether or not in arrears, on Chambers preferred shares to be redeemed.

        A "Change of Control" is when, after the original issuance of the Chambers preferred shares, the following have occurred and are continuing:

  •
  the acquisition by any person, including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of Chambers' shares entitling that person to exercise more than 50% of the total voting power of all Chambers' shares entitled to vote generally in the election of Chambers' trustees (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

  •
  following the closing of any transaction referred to in the bullet point above, neither Chambers nor the acquiring or surviving entity has a class of common securities (or ADRs representing such securities) listed on the NYSE, the NYSE MKT LLC or the NASDAQ Stock Market ("NASDAQ") or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE MKT LLC or NASDAQ.

Conversion Rights

        Upon the occurrence of a Change of Control, each holder of Chambers preferred shares will have the right, unless, prior to the Change of Control Conversion Date (as defined below), Chambers has provided or provides notice of Chambers' election to redeem the Chambers preferred shares as described under "—Optional Redemption" or "—Special Optional Redemption," to convert some or all of the Chambers preferred shares held by such holder (the "Change of Control Conversion Right") on the Change of Control Conversion Date into a number of Chambers common shares per Chambers preferred share (the "Common Share Conversion Consideration"), equal to the lesser of:

  •
  the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference plus the amount of any accrued and unpaid dividends to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a Chambers preferred share dividend payment and prior to the corresponding Chambers preferred share dividend payment date, in which case no additional amount for such accrued and unpaid dividend will be included in this sum) by (ii) the Common Share Price (such quotient, the "Conversion Rate"); and

  •
  6.47280 (i.e., the Share Cap).

        The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a distribution of Chambers common shares), subdivisions or combinations (in each case, a "Share Split") with respect to Chambers common shares as follows: the adjusted Share Cap as the result of a Share Split will be the number of Chambers common shares that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Share Split by (ii) a fraction, the numerator of which is the number of Chambers common shares outstanding after giving effect to such Share Split and the denominator of which is the number of Chambers common shares outstanding immediately prior to such Share Split.

        In the case of a Change of Control pursuant to which Chambers common shares will be converted into cash, securities or other property or assets (including any combination thereof) (the "Alternative Form Consideration"), a holder of Chambers preferred shares will receive upon conversion of such Chambers preferred shares the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of Chambers common shares equal to the Common Share Conversion Consideration immediately prior to the effective time of the Change of Control (the "Alternative Conversion Consideration," and the Common Share Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control, is referred to as the "Conversion Consideration").

        If the holders of Chambers common shares have the opportunity to elect the form of consideration to be received in the Change of Control, the Conversion Consideration will be deemed to be the kind and amount of consideration actually received by holders of a majority of Chambers common shares that voted for such an election (if electing between two types of consideration) or holders of a plurality of Chambers common shares that voted for such an election (if electing between more than two types of consideration), as the case may be, and will be subject to any limitations to which all holders of Chambers common shares are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control.

        Chambers will not issue fractional Chambers common shares upon the conversion of the Chambers preferred shares. Instead, Chambers will pay the cash value of such fractional shares.

        Within 15 days following the occurrence of a Change of Control, Chambers will provide to holders of Chambers preferred shares a notice of occurrence of the Change of Control that describes the resulting Change of Control Conversion Right. This notice will state the following:

  •
  the events constituting the Change of Control;

  •
  the date of the Change of Control;

  •
  the last date on which the holders of Chambers preferred shares may exercise their Change of Control Conversion Right;

  •
  the method and period for calculating the Common Share Price;

  •
  the Change of Control Conversion Date;

  •
  that if, prior to the Change of Control Conversion Date, Chambers has provided or provides notice of Chambers' election to redeem all or any portion of the Chambers preferred shares, holders will not be able to convert Chambers preferred shares designated for redemption and such shares will be redeemed on the related redemption date, even if such shares have already been tendered for conversion pursuant to the Change of Control Conversion Right;

  •
  if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per Chambers preferred share;

  •
  the name and address of the paying agent and the conversion agent; and

  •
  the procedures that the holders of Chambers preferred shares must follow to exercise the Change of Control Conversion Right.

        Chambers will issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post a notice on Chambers' website, in any event prior to the opening of business on the first business day following any date on which Chambers provides the notice described above to the holders of Chambers preferred shares.

        To exercise the Change of Control Conversion Right, the holders of Chambers preferred shares will be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) evidencing the Chambers preferred shares to be converted, duly endorsed for transfer, together with a written conversion notice completed, to Chambers' transfer agent. The conversion notice must state:

  •
  the relevant Change of Control Conversion Date;

  •
  the number of Chambers preferred shares to be converted; and

  •
  that the Chambers preferred shares are to be converted pursuant to the applicable provisions of the Chambers preferred shares.

        The "Change of Control Conversion Date" is the date the Chambers preferred shares are to be converted, which will be a business day that is no fewer than 20 days nor more than 35 days after the date on which Chambers provides the notice described above to the holders of Chambers preferred shares.

        The "Common Share Price" will be (i) if the consideration to be received in the Change of Control by the holders of Chambers common shares is solely cash, the amount of cash consideration per Chambers common share or (ii) if the consideration to be received in the Change of Control by holders of Chambers common shares is other than solely cash (x) the average of the closing sale prices per Chambers common share (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control as reported on the principal U.S. securities exchange on which Chambers common shares is then traded, or (y) the average of the last quoted bid prices for Chambers common shares in the over-the-counter market as reported by OTC Markets Group, Inc. or similar organization for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if Chambers common shares are not then listed for trading on a U.S. securities exchange.

        Holders of Chambers preferred shares may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to Chambers' transfer agent prior to the close of business on the business day prior to the Change of Control Conversion Date. The notice of withdrawal must state:

  •
  the number of withdrawn Chambers preferred shares;

  •
  if certificated Chambers preferred shares have been issued, the certificate numbers of the withdrawn Chambers preferred shares; and

  •
  the number of Chambers preferred shares, if any, which remain subject to the conversion notice.

        Notwithstanding the foregoing, if the Chambers preferred shares are held in global form, the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures of The Depository Trust Company.

        Chambers preferred shares as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless prior to the Change of Control Conversion Date Chambers has provided or provides notice of Chambers' election to redeem such Chambers preferred shares, whether pursuant to its optional redemption right or its special optional redemption right. If Chambers elects to redeem Chambers preferred shares that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such Chambers preferred shares will not be so converted and the holders of such shares will be entitled to receive on the applicable redemption date $25.00 per share, plus all accrued and unpaid dividends thereon to, but not including, the redemption date, in accordance with its optional redemption right or special optional redemption right. See "—Optional Redemption" and "—Special Optional Redemption" above.

        Chambers will deliver amounts owing upon conversion no later than the third business day following the Change of Control Conversion Date.

        In connection with the exercise of any Change of Control Conversion Right, Chambers will comply with all federal and state securities laws and stock exchange rules in connection with any conversion of Chambers preferred shares into Chambers common shares. Notwithstanding any other provision of the Chambers preferred shares, no holder of Chambers preferred shares will be entitled to convert such Chambers preferred shares into Chambers common shares to the extent that receipt of such Chambers common shares would cause such holder (or any other person) to exceed the share ownership limits contained in the Chambers declaration of trust, unless Chambers provides an exemption from this limitation for such holder. See "Restrictions on Ownership and Transfer" below.

        The Change of Control conversion feature may make it more difficult for a party to take over Chambers or discourage a party from taking over Chambers.

        Except as provided above in connection with a Change of Control, the Chambers preferred shares are not convertible into or exchangeable for any other securities or property.

No Maturity, Sinking Fund or Mandatory Redemption

        The Chambers preferred shares have no maturity date and Chambers is not required to redeem the Chambers preferred shares at any time. Accordingly, the Chambers preferred shares will remain outstanding indefinitely, unless Chambers decides, at its option, to exercise its redemption right or, under circumstances where the holders of the Chambers preferred shares have a conversion right, such holders convert the Chambers preferred shares into Chambers common shares. The Chambers preferred shares are not subject to any sinking fund.

Limited Voting Rights

        Holders of Chambers preferred shares generally do not have any voting rights, except as set forth below.

        If dividends on the Chambers preferred shares are in arrears for six or more quarterly periods, whether or not consecutive (which Chambers refers to as a preferred dividend default), the number of trustees then constituting the Chambers Board will automatically be increased by two and holders of Chambers preferred shares (voting separately as a class together with the holders of all other classes or series of Chambers general preferred shares ranking on parity with the Chambers preferred shares with respect to payment of dividends and the distribution of assets upon Chambers' liquidation, dissolution or winding up and upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional trustees to serve on the Chambers Board (which Chambers refers to as preferred share trustees), until all unpaid dividends for past dividend periods that have ended with respect to the Chambers preferred shares and such other classes or series of Chambers general preferred shares have been paid or declared and a sum sufficient for payment is set apart for such payment. The preferred share trustees will be elected by a plurality of the votes cast in the election and each preferred share trustee will serve until the next annual meeting of shareholders and until his successor is duly elected and qualifies or until the trustee's right to hold the office terminates, whichever occurs earlier. The election will take place at:

  •
  a special meeting called upon the written request of holders of at least 20% of the outstanding Chambers preferred shares and any other class or series of Chambers general preferred shares upon which like voting rights have been conferred and are exercisable, if this request is received more than 90 days before the date fixed for Chambers' next annual or special meeting of shareholders or, if Chambers receives the request for a special meeting within 90 days before the date fixed for Chambers' next annual or special meeting of shareholders, at such annual or special meeting of shareholders; and

  •
  each subsequent annual meeting (or special meeting held in its place) until all accrued dividends on the Chambers preferred shares and on any other class or series of Chambers preferred shares ranking on parity with the Chambers general preferred shares and upon which like voting rights have been conferred and are exercisable have been paid in full for all past dividend periods that have ended.

        If and when all accrued dividends on the Chambers preferred shares and all other classes or series of Chambers general preferred shares ranking on parity with the Chambers preferred shares and upon which like voting rights have been conferred and are exercisable shall have been paid in full or a sum sufficient for such payment in full is set apart for payment, holders of Chambers preferred shares shall be divested of the voting rights set forth above (subject to re-vesting in the event of each and every preferred dividend default) and the term and office of such preferred share trustees so elected will terminate and the number of trustees will be automatically reduced accordingly.

        Any preferred share trustee may be removed at any time with or without cause by the vote of, and may not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding Chambers preferred shares and all other classes or series of Chambers general preferred shares ranking on parity with the Chambers preferred shares voting together as a single class with holders of entitled to vote thereon when they have the voting rights described above. So long as a preferred dividend default continues, any vacancy in the office of a preferred share trustee may be filled by written consent of the preferred share trustee remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding Chambers preferred shares when they have the voting rights described above (voting as a single class with all other classes or series of Chambers general preferred shares upon which like voting rights have been conferred and are exercisable).

        So long as any Chambers preferred shares remain outstanding, in addition to any other vote or consent of shareholders required by law or the Chambers declaration of trust, Chambers will not, without the affirmative vote or consent of the holders of at least two-thirds of the outstanding Chambers preferred shares voting together as a single class with holders of each other class or series of Chambers general preferred shares ranking on parity with Chambers preferred shares with respect to the payment of dividends and the distribution of assets upon Chambers' liquidation, dissolution or winding up and upon which like voting rights have been conferred, authorize, create or issue, or increase the number of authorized or issued shares of, any class or series of Chambers shares ranking senior to the Chambers preferred shares with respect to payment of dividends or the distribution of assets upon Chambers' liquidation, dissolution or winding up, or reclassify any authorized Chambers shares into such Chambers shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase such Chambers shares.

        In addition, so long as any Chambers preferred shares remain outstanding, Chambers will not, without the affirmative vote or consent of the holders of at least two-thirds of the outstanding Chambers preferred shares, amend, alter or repeal the provisions of the Chambers declaration of trust or the terms of the Chambers preferred shares, whether by merger, consolidation, transfer or conveyance of substantially all of Chambers' assets or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Chambers preferred shares, except that with respect to the occurrence of any of the events set forth above, so long as the Chambers preferred shares remains outstanding with the terms of the Chambers preferred shares materially unchanged, taking into account that, upon the occurrence of an event set forth above, Chambers may not be the surviving entity, the occurrence of such event will not be deemed to materially and adversely affect the rights, preferences, privileges or voting power of the Chambers preferred shares, and in such case such holders shall not have any voting rights with respect to the events set forth above; provided, further, that such vote or consent will not be required with respect to any such amendment, alteration or repeal that equally affects the terms of the Chambers preferred shares and one or more other classes or series of the Chambers general preferred shares ranking on parity with Chambers preferred shares with respect to the payment of dividends and the distribution of assets upon Chambers' liquidation, dissolution or winding up and upon which like voting rights have been conferred, if such amendment, alteration or repeal is approved by the affirmative vote or consent of the holders of two-thirds of the Chambers preferred shares and such other class or series of Chambers the general preferred shares (voting together as a single class). Furthermore, if holders of the Chambers preferred shares receive the greater of the full trading price of the Chambers preferred shares on the date of an event set forth above or the $25.00 per share liquidation preference pursuant to the occurrence of any of the events set forth above, then such holders shall not have any voting rights with respect to the events set forth above.

        So long as any Chambers preferred shares remain outstanding, the holders of Chambers preferred shares also will have the exclusive right to vote on any amendment, alteration or repeal of the provisions of Chambers declaration of trust, including the terms of the Chambers preferred shares, on which holders of Chambers preferred shares are otherwise entitled to vote pursuant to the paragraph set forth immediately above that would alter only the contract rights, as expressly set forth in the Chambers declaration of trust, of the Chambers preferred shares, and the holders of any other classes or series of Chambers shares will not be entitled to vote on such an amendment, alteration or repeal. With respect to any amendment, alteration or repeal of the provisions of Chambers declaration of trust, including the terms of the Chambers preferred shares, that equally affects the terms of the Chambers preferred shares and one or more other classes or series of Chambers general preferred shares ranking on parity with Chambers preferred shares with respect to the payment of dividends and the distribution of assets upon Chambers' liquidation, dissolution or winding up and upon which like voting rights have been conferred, so long as any Chambers preferred shares remain outstanding, the holders of Chambers preferred shares and such other class or series of Chambers general preferred shares (voting together as a single class), also will have the exclusive right to vote on any amendment, alteration or repeal of the provisions of Chambers declaration of trust, including the terms of the Chambers preferred shares on which holders of Chambers preferred shares are otherwise entitled to vote, pursuant to the paragraph set forth immediately above that would alter only the contract rights, as expressly set forth in Chambers declaration of trust, of the Chambers preferred shares and such other classes or series of Chambers general preferred shares, and the holders of any other classes or series of Chambers shares will not be entitled to vote on such an amendment, alteration or repeal.

        Holders of Chambers preferred shares will not be entitled to vote with respect to any increase in the total number of authorized Chambers common shares or Chambers general preferred shares, any issuance or increase in the number of authorized Chambers preferred shares or the creation or issuance of any other class or series of Chambers shares, or any issuance or increase in the number of authorized any class or series of Chambers shares, in each case ranking on parity with or junior to the Chambers preferred shares with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up.

        Holders of Chambers preferred shares will not have any voting rights with respect to, and the consent of the holders of Chambers preferred shares is not required for, the taking of any corporate action, including any merger or consolidation involving Chambers or a sale of all or substantially all of Chambers' assets, regardless of the effect that such merger, consolidation or sale may have upon the powers, preferences, voting power or other rights or privileges of the Chambers preferred shares, except as set forth above.

        In addition, the voting provisions above will not apply if, at or prior to the time when the act with respect to which the vote would otherwise be required would occur, Chambers has redeemed or called for redemption upon proper procedures all outstanding Chambers preferred shares.

        In any matter in which Chambers preferred shares may vote (as expressly provided in the articles supplementary setting forth the terms of the Chambers preferred shares), each Chambers preferred share shall be entitled to one vote per $25.00 of liquidation preference.

Power to Issue Additional Chambers Common Shares and Chambers General Preferred Shares

        The Chambers Board has the power to issue additional Chambers common shares or Chambers general preferred shares of any class or series without further action by shareholders, unless such action is required by applicable law, the rules of any stock exchange or automated quotation system on which Chambers shares may be listed or traded or the terms of any class or series of Chambers general preferred shares. Chambers believes that the power of the Chambers Board to issue additional common shares or Chambers general preferred shares provides it with increased flexibility in making investment acquisitions and in meeting other needs which might arise.

Number of Trustees; Vacancies

        The Chambers declaration of trust and bylaws provide that the number of Chambers trustees may be established by a majority of the entire Chambers Board but may not be fewer than the number required by the MRL. The Chambers bylaws also currently provide that the number of Chambers trustees may not be more than nine. The Chambers bylaws will be amended to increase the number of permitted trustees in connection with the Merger. The Chambers Board is currently comprised of five trustees, four of whom are independent. Upon completion of the Merger, the Chambers Board will be increased to ten trustees, nine of whom are expected to be independent. Any vacancy on the Chambers Board may be filled only by a majority of the remaining trustees, even if such a majority constitutes less than a quorum, and any trustee elected to fill a vacancy will serve for the remainder of the full term of the trusteeship in which the vacancy occurred. Although the number of trustees may be increased or decreased, a decrease shall not have the effect of shortening the term of any incumbent trustee.

Annual Elections

        Each trustee is elected by Chambers common shareholders to serve until the next annual meeting of Chambers shareholders and until his or her successor is duly elected and qualifies. Trustees will be elected by a plurality of the votes cast at a meeting of shareholders at which trustees are to be elected and at which a quorum is present.

Meetings and Special Voting Requirements

        An annual meeting of shareholders is held each year, after delivery of the Chambers annual report, at a convenient location and on proper notice, on the date and at the time and place set by the Chambers Board. Special meetings of shareholders may be called only upon the request of the trustees, the Chairman of the Chambers Board or the Chief Executive Officer and, subject to certain procedural requirements set forth in the Chambers bylaws, must be called by the Secretary to act on any matter that may properly be considered at a meeting of shareholders upon the written request of shareholders entitled to cast at least a majority of the votes entitled to be cast on such matter at such meeting. After the effective time of the merger, the Chambers bylaws will also give the President the power to call a special meeting. The presence in person or by proxy of shareholders entitled to cast at least a majority of all the votes entitled to be cast at a meeting on any matter shall constitute a quorum. Generally, the affirmative vote of a majority of all votes cast at a meeting at which a quorum is present is necessary to take shareholder action, except as set forth in the next paragraph and except that a plurality of the votes cast at a meeting at which a quorum is present is sufficient to elect a trustee.

        Under the MRL, a Maryland real estate investment trust generally cannot amend its declaration of trust or merge with or convert into another entity, unless declared advisable by its board of trustees and approved by the affirmative vote of shareholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland real estate investment trust may provide in its declaration of trust for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. The Chambers declaration of trust provides for a majority vote in these situations. Under the MRL, the declaration of trust of a Maryland real estate investment trust may permit the trustees, by a two-thirds vote of the entire board of trustees, to amend the declaration of trust from time to time to qualify as a REIT under the Code, or the MRL, without the affirmative vote or written consent of the shareholders. The Chambers declaration of trust permits such action by the Chambers Board. Subject to the provisions of any class or series of Chambers shares outstanding, Chambers may merge or consolidate with another entity or entities or sell, lease, exchange or otherwise transfer all or substantially all of its property, if approved by the Chambers Board and, except as otherwise permitted by law, by the affirmative vote of not less than a majority of all the votes entitled to be cast on the matter. The Chambers declaration of trust provides that shareholders are not entitled to exercise appraisal rights unless the Chambers Board determines that appraisal rights apply, with respect to all or any classes or series of shares, to a particular transaction or all transactions occurring after the date of such determination in connection with which shareholders would otherwise be entitled to exercise appraisal rights.

Restrictions on Ownership and Transfer

        The Chambers declaration of trust, subject to certain exceptions, contains certain restrictions on the number of shares that a person may own. The Chambers declaration of trust prohibits, with certain exceptions, direct or constructive ownership by any person of more than 9.8% by number or value, whichever is more restrictive, of the outstanding Chambers common shares or more than 9.8% by number or value, whichever is more restrictive, of any class or series of outstanding Chambers general preferred shares. The Chambers declaration of trust further prohibits (i) any person from beneficially or constructively owning shares that would result in Chambers being "closely held" under Section 856(h) of the Code (without regard to whether the ownership is held during the last half of a taxable year) or otherwise cause Chambers to fail to qualify as a REIT and (ii) any person from transferring shares if such transfer would result in Chambers shares being beneficially owned by fewer than 100 persons. The Chambers Board, in its sole discretion, may exempt (prospectively or retroactively) a person from the share ownership limits if it determines (i) that such exemption will not result in Chambers being "closely held" within the meaning of Section 856(h) of the Code or otherwise would result in Chambers failing to qualify as a REIT and (ii) that such person does not and will not own, actually or constructively, an interest in one of Chambers' tenants (or a tenant of any entity which Chambers owns or controls) that would cause Chambers to own, actually or constructively, more than a 9.8% interest in the such tenant unless the revenue derived by Chambers from such tenant is sufficiently small that, in the opinion of the Chambers Board, rent from such tenant would not adversely affect Chambers' ability to qualify as a REIT. The person seeking an exemption must represent to the satisfaction of the Chambers Board that it will not violate the aforementioned restriction. The person also must agree that any failure to perform a covenant, misrepresentation, violation or attempted violation of any of the foregoing restrictions will result in the automatic transfer of the shares causing such violation to a trust. The Chambers Board may require a ruling from the IRS, or an opinion of counsel, in either case in form and substance satisfactory to the Chambers Board in its sole discretion, to determine or ensure Chambers' qualification as a REIT.

        Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of Chambers shares that will or may violate any of the foregoing restrictions on transferability and ownership, or any person who would have owned Chambers shares that resulted in a transfer of shares to a trust in the manner described below, is required to give notice immediately to Chambers, or in the case of a proposed or attempted transaction, give at least 15 days prior written notice, and provide Chambers with such other information as Chambers may request in order to determine the effect of such transfer on Chambers.

        If any transfer of shares occurs which, if effective, would result in any person beneficially or constructively owning shares in excess or in violation of the share ownership limits or would result in Chambers being "closely held" under Section 856(h) of the Code or otherwise failing to qualify as a REIT, then that number of shares, the beneficial or constructive ownership of which otherwise would cause such person to violate such limitations (rounded to the nearest whole share), shall be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries and the prohibited owner shall not acquire any rights in such shares. Such automatic transfer shall be deemed to be effective as of the close of business on the business day prior to the date of such violative transfer. If the transfer to the trust would not be effective for any reason to prevent the violation of such limitations, then the transfer of that number of shares that otherwise would cause such violation will be null and void and the prohibited owner will acquire no rights in such shares. Shares held in the trust shall be issued and outstanding shares. The prohibited owner shall not benefit economically from ownership of any shares held in the trust, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the shares held in the trust. The trustee of the trust shall have all voting rights and rights to dividends or other distributions with respect to shares held in the trust, which rights shall be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to the discovery by Chambers that shares have been transferred to the trustee shall be paid by the recipient of such dividend or other distribution to the trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the trustee. Any dividend or other distribution so paid to the trustee shall be held in trust for the charitable beneficiary. The prohibited owner shall have no voting rights with respect to shares held in the trust and, subject to Maryland law, effective as of the date that such shares have been transferred to the trust, the trustee shall have the authority (at the trustee's sole discretion) (i) to rescind as void any vote cast by a prohibited owner prior to the discovery by Chambers that such shares have been transferred to the trust and (ii) to recast such vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if Chambers has already taken irreversible trust action, then the trustee shall not have the authority to rescind and recast such vote. Any transfer of shares that, if effective, would result in shares being beneficially owned by fewer than 100 persons will be null and void and the intended transferee will acquire no rights in such shares.

        Within 20 days after receiving notice from Chambers that shares have been transferred to the trust, the trustee shall sell the shares held in the trust to a person, whose ownership of the shares does not violate any of the ownership limitations set forth in the Chambers declaration of trust. Upon such sale, the interest of the charitable beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the prohibited owner and to the charitable beneficiary as follows. The prohibited owner shall receive the lesser of (i) the price paid by the prohibited owner for the shares or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other such transaction), the market price, as defined in the Chambers declaration of trust, of such shares on the day of the event causing the shares to be held in the trust and (ii) the price per share received by the trustee from the sale or other disposition of the shares held in the trust. The trustee may reduce the amount payable to the prohibited owner by the amount of dividends and other distributions which have been paid to the prohibited owner and are owed by the prohibited owner to the trustee. Any net sale proceeds in excess of the amount payable to the prohibited owner shall be paid immediately to the charitable beneficiary. If, prior to the discovery by Chambers that shares have been transferred to the trust, such shares are sold by a prohibited owner, then (i) such shares shall be deemed to have been sold on behalf of the trust and (ii) to the extent that the prohibited owner received an amount for such shares that exceeds the amount that such prohibited owner was entitled to receive pursuant to the aforementioned requirement, such excess shall be paid to the trustee upon demand.

        In addition, shares held in the trust shall be deemed to have been offered for sale to Chambers, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the trust (or, in the case of a gift or devise, the market price at the time of such gift or devise) and (ii) the market price on the date Chambers, or its designee, accept such offer. Chambers shall have the right to accept such offer until the trustee has sold the shares held in the trust. Upon such a sale to Chambers, the interest of the charitable beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the prohibited owner. Chambers may reduce the amount payable to the prohibited owner by the amount of dividends and other distributions which have been paid to the prohibited owner and are owed by the prohibited owner to the trustee. Chambers may pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary.

        Every record holder of 5.0% or more (or such other percentage as required by the Code and the regulations promulgated by the U.S. Treasury Department, or the Treasury Regulations) of all classes or series of outstanding shares, including Chambers common shares, on any dividend record date during each taxable year, within 30 days after the end of the taxable year, shall be required to give written notice to Chambers stating the name and address of such record holder, the number of each class and series of Chambers shares that the record holder beneficially owns and a description of the manner in which such shares are held. Each such record holder shall provide to Chambers such additional information as Chambers may request in order to determine the effect, if any, of such beneficial ownership on its qualification as a REIT and to ensure compliance with the share ownership limits. In addition, each record holder shall upon demand be required to provide to Chambers such information as Chambers may request, in good faith, in order to determine its qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

        These ownership limits could delay, defer or prevent a change in control or other transaction of Chambers that might involve a premium price for the Chambers common shares or otherwise be in the best interest of Chambers shareholders.

Transfer Agent and Registrar

        The transfer agent and registrar for Chambers common shares is Broadridge Financial Solutions, Inc.

Maryland Business Combination Act

        Under the MGCL, as applicable to real estate investment trusts, "business combinations" between a Maryland real estate investment trust and an "interested shareholder" or an affiliate of an interested shareholder are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested shareholder is defined as:

  •
  any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the company's outstanding voting shares; and

  •
  an affiliate or associate of the company who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of the company.

        A person is not an interested shareholder under the statute if the board of trustees approved in advance the transaction by which the person otherwise would have become an interested shareholder.

        After the five-year prohibition, any business combination between the Maryland real estate investment trust and an interested shareholder generally must be recommended by the board of trustees of the company and approved by the affirmative vote of at least:

  •
  80% of the votes entitled to be cast by holders of outstanding voting shares; and

  •
  two-thirds of the votes entitled to be cast by holders of outstanding voting shares other than shares held by the interested shareholder or with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested shareholder.

        These super-majority vote requirements do not apply if the company's common shareholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares.

        The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of trustees prior to the time that the interested shareholder becomes an interested shareholder. Pursuant to the statute, the Chambers Board has adopted a resolution exempting the company from the provisions of the MGCL relating to business combinations with interested shareholders or affiliates of interested shareholders. However, such resolution can be altered or repealed, in whole or in part, at any time by the Chambers Board. In connection with the approval of the merger agreement and related transactions, the Chambers Board also adopted a resolution, exempting the Merger and any business combination between Chambers and any person who becomes an "interested shareholder" under the above mentioned provisions as a result of the Merger or the merger agreement; provided that such exemptions will no longer apply in the event the merger agreement is terminated; and provided further that such resolution may be altered amended or repealed before the consummation of such business combination. If either of such resolutions is repealed, the business combination statute could have the effect of discouraging offers to acquire Chambers and of increasing the difficulty of consummating these offers, even if an acquisition would be in the best interests of the Chambers shareholders.

Maryland Control Share Acquisitions Act

        The MGCL, as applicable to real estate investment trusts, provides that "control shares" of a Maryland real estate investment trust acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror, by officers or by employees who are trustees of the company. "Control shares" are voting shares which, if aggregated with all other such shares previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing trustees within one of the following ranges of voting power: (i) one-tenth or more, but less than one-third; (ii) one-third or more, but less than a majority; or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A "control share acquisition" means the acquisition of issued and outstanding control shares, subject to certain exceptions.

        A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the company's board of trustees to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the company may present the question at any shareholders meeting.

        If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the Maryland Control Share Acquisition Act, then, subject to certain conditions and limitations, the company may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of any meeting of shareholders at which the voting rights of such shares are considered and not approved or, if no such meeting is held, as of the date of the last control share acquisition by the acquiror. If voting rights for control shares are approved at a shareholders' meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. This means that a shareholder would be able to force the company to redeem the holder's shares for fair value. Under Maryland law, the fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. Furthermore, certain limitations otherwise applicable to the exercise of appraisal rights would not apply in the context of a control share acquisition.

        The control share acquisition statute does not apply (i) to shares acquired in a merger, consolidation or share exchange if the company is a party to the transaction or (ii) to acquisitions approved or exempted by the company's declaration of trust or bylaws.

        The Chambers bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of Chambers shares. This provision may be amended or eliminated at any time in the future. If such provision is eliminated, the control share acquisition statute could have the effect of discouraging offers to acquire Chambers and increasing the difficulty of consummating any such offers, even if Chambers' acquisition would be in the best interests of Chambers shareholders.

Subtitle 8

        Subtitle 8 of Title 3 of the MGCL, as applicable to real estate investment trusts, permits a Maryland real estate investment trust with a class of equity securities registered under the Exchange Act, and at least three independent trustees to elect to be subject, by provision in its declaration of trust or bylaws or a resolution of its board of trustees and notwithstanding any contrary provision in the declaration of trust or bylaws, to any or all of five provisions:

  •
  a classified board;

  •
  a two-thirds vote requirement for removing a trustee,

  •
  a requirement that the number of trustees be fixed only by vote of the trustees,

  •
  a requirement that a vacancy on the board be filled only by the remaining trustees and for the remainder of the full term of the class of trustees in which the vacancy occurred; and

  •
  a majority requirement for the calling of a shareholder-requested special meeting of shareholders.

        Through provisions in the Chambers declaration of trust and bylaws unrelated to Subtitle 8, Chambers already (i) vests in the Chambers Board the exclusive power to fix the number of trustees and (ii) requires, unless called by the Chambers Board, the Chairman of the Chambers Board or the Chief Executive Officer, the request of shareholders entitled to cast at least a majority of the votes entitled to be cast on any matter that may properly be considered at a meeting of shareholders to call a special meeting to act on such matter. Pursuant to Subtitle 8, Chambers has elected that, except as may be provided by the Chambers Board in setting the terms of any class or series of Chambers preferred shares, any and all vacancies on the Chambers Board may be filled only by the affirmative vote of a majority of the remaining trustees in office, even if the remaining trustees do not constitute a quorum, and any trustee elected to fill a vacancy will serve for the remainder of the full term of the trusteeship in which the vacancy occurred.

 COMPARISON OF RIGHTS OF CHAMBERS SHAREHOLDERS
AND GRAMERCY STOCKHOLDERS

General

        Both Chambers and Gramercy are organized in Maryland. The rights of Chambers shareholders are governed by the MRL, Chambers' declaration of trust and bylaws and certain provisions of the Maryland General Corporation Law, or the MGCL, that are incorporated in the MRL. The rights of Gramercy stockholders are governed by the MGCL and Gramercy's charter and bylaws. Upon consummation of the Merger, the rights of the former Gramercy stockholders who receive Chambers common shares or preferred shares will be governed by the MRL and the declaration of trust and bylaws of Chambers, as amended in connection with the Merger. Upon consummation of the Merger, holders of Gramercy preferred stock will receive Chambers preferred shares having the preferences, rights and privileges materially unchanged from the preferences, rights and privileges of the Gramercy preferred stock as described above in "Description of Shares—Chambers Preferred Shares."

        The following is a summary of the material differences as of the date of this joint proxy statement/prospectus between the rights of Gramercy stockholders and the rights of Chambers shareholders under the governing documents of Chambers and Gramercy and the above-described laws which govern Chambers and Gramercy. The following summary is qualified in its entirety by reference to the relevant provisions of (i) Maryland law, (ii) the Gramercy charter, (iii) the Chambers declaration of trust, (iv) the Gramercy bylaws, (v) the Chambers bylaws and (vi) the form of Fifth Amended and Restated Bylaws of Chambers that will be in effect at the time of the Merger, which is filed as an exhibit to the registration statement of which this joint proxy statement/prospectus forms a part.

        As a general matter, the laws relating to entities governed by the MGCL and entities governed by the MRL are comparable, although there are some differences and as a general matter the MRL grants fewer express statutory rights to shareholders and provides greater flexibility to the entity to establish rights and terms in the declaration of trust. Pursuant to its declaration of trust, Chambers has elected to be subject to certain provisions of the MGCL and has stated that reference should be made to other provisions of the MGCL to the extent appropriate in defining or interpreting the powers and duties of the trust and its trustees and officers.

        This section does not include a complete description of all differences among the rights of Gramercy stockholders and Chambers shareholders, nor does it include a complete description of the specific rights of such holders. Furthermore, the identification of some of the differences in the rights of such holders is not intended to indicate that other differences that may be equally important do not exist. You are urged to read carefully the relevant provisions of Maryland law, as well as the governing instruments of each of Gramercy and Chambers, each as amended, restated, supplemented or otherwise modified from time to time, copies of which are available, without charge, to any person, including any beneficial owner to whom this joint proxy statement/prospectus is delivered, by following the instructions listed under "Where You Can Find More Information."

Certain Differences Between the Rights of Chambers Shareholders and Gramercy Stockholders.

Chambers	Gramercy
Corporate Governance
Chambers is a Maryland real estate investment trust that has elected to be taxed as a REIT.	Gramercy is a Maryland corporation that has elected to be taxed as a REIT.
The rights of Chambers shareholders are governed by the MRL, the Chambers declaration of trust and the Chambers bylaws.	The rights of Gramercy stockholders are governed by the MGCL, the Gramercy charter and the Gramercy bylaws.

Chambers	Gramercy
Authorized Shares of Beneficial Interest or Capital Stock

Chambers is authorized to issue 1,000,000,000 shares of beneficial interest, consisting of (1) 990,000,000 common shares of beneficial interest, par value $0.01 per share, of which, as of October 8, 2015, 236,855,738 are issued and outstanding; and (2) 10,000,000 preferred shares of beneficial interest, par value $0.01 per share, or Chambers general preferred shares, of which 3,500,000 shares will be classified prior to the Merger as Chambers preferred shares.

The Chambers Board may, without shareholder approval, amend the Chambers declaration of trust from time to time to increase or decrease the aggregate number of authorized shares or the number of shares of any class or series that it has authority to issue.

Gramercy is authorized to issue 230,000,000 shares of capital stock, consisting of (1) 200,000,000 shares of common stock, par value $0.001 per share, of which, as of October 8, 2015, 57,495,413 are issued and outstanding;

(2) 25,000,000 shares of preferred stock, par value $0.001 per share, of which, as of October 8, 2015, 3,500,000 shares of Gramercy preferred stock, liquidation preference $25.00 per share, are issued and outstanding, and (3) 5,000,000 shares of excess stock, par value $0.001 per share.

The Gramercy Board may not, without stockholder approval, amend the Gramercy charter to increase or decrease the aggregate number of authorized shares or the number of shares of any class or series that it has authority to issue.

Size of the Chambers Board or the Gramercy Board
The number of trustees, which must be between one and nine, may be changed by the Chambers Board. Currently, the Chambers Board is comprised of five trustees, four of whom are independent.	The number of directors, which must be between one and 15, may be changed by the Gramercy Board. Currently, the Gramercy Board consists of seven directors, six of whom are independent.
A majority of the trustees or directors, as the case may be, must be independent in accordance with the applicable listing standards of the NYSE.
Upon completion of the Merger, the board of trustees of the combined company will be increased to ten trustees.
Classes of Trustees or Directors
Neither the Chambers Board nor the Gramercy Board is classified.
Removal of Trustees or Directors

Trustees of the Chambers Board may be removed, but only for cause, by the affirmative vote of holders of a majority of the votes entitled to be cast in an election of trustees, subject to the rights of any preferred shares to vote for the removal of such trustees.
Directors of the Gramercy Board, or the entire Gramercy Board, may be removed, but only for cause, by the affirmative vote of at least a majority of the votes entitled to be cast in the election of directors.
Election of Trustees or Directors

The bylaws of both Chambers and Gramercy provide that, trustees or directors, as the case may be, must receive a plurality of all votes cast at a meeting of shareholders or stockholders, respectively, at which a quorum is present in order to be elected. Neither holders of Chambers common shares or Gramercy common stock have the right to cumulate their votes with respect to the election of trustees or directors, as the case may be.

Chambers	Gramercy
Filling Vacancies on Board

Except as may be provided by the Chambers Board in setting the terms of any class or series of Chambers preferred shares, any and all vacancies on the Chambers Board may be filled only by the affirmative vote of a majority of the remaining trustees in office, even if the remaining trustees do not constitute a quorum, and any trustee elected to fill a vacancy will serve for the remainder of the full term of the trusteeship in which the vacancy occurred.
Any vacancy on the Gramercy Board may be filled by a majority of the remaining directors, even if such a majority constitutes less than a quorum, except that a vacancy resulting from an increase in the number of directors must be filled by a majority of the entire Gramercy Board. Gramercy stockholders may elect a successor to fill a vacancy on the Gramercy Board which results from the removal of a director.
Charter Amendments and Extraordinary Transactions

Under the MRL, a Maryland real estate investment trust generally cannot dissolve, amend its declaration of trust or merge with or convert into another entity, unless declared advisable by its board of trustees and approved by the affirmative vote of shareholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland real estate investment trust may provide in its declaration of trust for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. The Chambers declaration of trust provides for a majority vote on these matters. The Chambers declaration of trust also provides that Chambers may consolidate with another entity or sell, lease, exchange or otherwise transfer all or substantially all of its property if approved by the Chambers Board and, except as otherwise permitted by law, the affirmative vote of not less than a majority of all the votes entitled to be cast on the matter.
Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, convert, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. The Gramercy charter provides for a majority vote on these matters, except that amendments to the Gramercy charter shall be valid only if approved by the affirmative vote of at least two-thirds of all votes entitled to be cast on the matter.

Chambers	Gramercy
Limits on Ownership and Transfer of Shares

Except with regard to any persons exempted by the Chambers Board, no person shall beneficially or constructively own Chambers shares in excess of 9.8% by number or value, whichever is more restrictive, of Chambers outstanding common shares or of any class or series of outstanding Chambers general preferred shares. In addition, no person shall beneficially or constructively own Chambers shares that would result in Chambers being "closely held" under Section 856(h) of the Code (without regard to whether such shares are owned during the last half of a taxable year) or otherwise cause Chambers to fail to qualify as a REIT. If any of the above restrictions above are violated, then that number of Chambers shares, the ownership of which otherwise would cause a violation of such limitations, shall be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries and the prohibited owner shall not acquire any rights in such shares. If the transfer to the trust would not be effective to prevent the violation of such restrictions, then the transfer causing such violation shall be null and void. In addition, any transfer of Chambers shares that would result in the Chambers shares being beneficially owned by fewer than 100 persons shall be null and void.

See "Description of Shares—Restrictions on Ownership and Transfer" of this joint proxy statement/prospectus.

Except with regard to any persons exempted by the Gramercy Board, no person shall beneficially or constructively own stock of Gramercy in excess of 9.8% by number or value, whichever is more restrictive, of Gramercy outstanding common stock or 9.8% in value of the aggregate of the outstanding shares of Gramercy capital stock. In addition, no person shall (1) beneficially or constructively own Gramercy stock that would result in Gramercy being "closely held" under Section 856(h) of the Code (without regard to whether the shares are owned during the last half of a taxable year) or (2) transfer shares of Gramercy stock that would result in the shares of Gramercy stock being beneficially owned by fewer than 100 persons. Any transfer of Gramercy stock that would, if effective, cause a violation of the above restrictions will be null and void and the intended transferee will acquire no rights in such shares of stock. However, if any such transfer of shares of Gramercy stock occurs, then that number of shares of Gramercy stock, the beneficial or constructive ownership of which otherwise would cause such person to violate such limitations, will be automatically converted into excess stock and transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the prohibited owner will not acquire any rights in such shares.
Limitation of Liability and Indemnification of Trustees or Directors and Officers

Chambers' declaration of trust provides that, to the maximum extent permitted by Maryland law, no present or former Chambers trustee or officer shall be liable to Chambers or to any shareholder for money damages.	Gramercy's charter provides that, to the maximum extent permitted by Maryland law, no director or officer shall be liable to Gramercy or its stockholders for money damages.

Chambers	Gramercy
Chambers' declaration of trust further provides that, to the maximum extent permitted by Maryland law, Chambers shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former Chambers trustee or officer and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity, (b) any individual who, while a Chambers trustee or officer and at Chambers' request, serves or has served as a trustee, director, officer, member, manager or partner of another real estate investment trust, corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity and (c) certain affiliates of CBRE Global Investors, LLC and CBRE Advisors LLC in connection with transitional or other services provided by those parties.	Gramercy's bylaws provides that, to the maximum extent permitted by Maryland law, Gramercy, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall indemnify and shall pay or reimburse reasonable expenses in advance of the final disposition of a proceeding to (a) any individual who is a present or former director or officer of Gramercy and who is made a party to the proceeding by reason of his or her service in that capacity or (b) any individual who, while a director of Gramercy and at the request of Gramercy, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation partnership, joint venture, trust, employee benefit plan or other enterprise who is made a party to the proceeding by reason of his service in that capacity.

Chambers	Gramercy
Maryland Business Combination Act

Under certain provisions of the MGCL, certain "business combinations" (including a merger, consolidation, statutory share exchange and, in certain circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities) between a Maryland real estate investment trust and any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the real estate investment trust's outstanding voting shares, or an affiliate or associate of the real estate investment trust who beneficially owned, directly or indirectly, 10% or more of the voting power of the real estate investment trust's then outstanding shares at any time within the preceding two years, in each case referred to as an "interested shareholder," or an affiliate thereof, are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. Thereafter, any such business combination must be recommended by the board of trustees and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding voting shares of the real estate investment trust and (ii) 2/3 of the votes entitled to be cast by holders of voting shares of the real estate investment trust other than shares held by the interested shareholder or its affiliates or associates. The super-majority vote requirements do not apply, however, to business combinations that are approved or exempted by the board of trustees prior to the time that the interested shareholder becomes an interested shareholder or if the business combination satisfies certain minimum price, form-of-consideration and procedural requirements. As permitted by the MGCL, the Chambers Board has adopted a resolution exempting Chambers from the business combination provisions of the MGCL relating to business combinations with interested shareholders or affiliates of interested shareholders.
Under certain provisions of the MGCL, certain "business combinations" (including a merger, consolidation, statutory share exchange and, in certain circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation's outstanding voting stock, or an affiliate or associate of the corporation who beneficially owned, directly or indirectly, 10% or more of the voting power of the corporation's then outstanding stock at any time within the preceding two years, in each case referred to as an "interested stockholder," or an affiliate thereof, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must be recommended by the board of directors and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (ii) 2/3 of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder or its affiliates or associates. The super-majority vote requirements do not apply, however, to business combinations that are approved or exempted by the board of directors prior to the time that the interested stockholder becomes an interested stockholder or if the business combination satisfies certain minimum price, form-of-consideration and procedural requirements. As permitted by the MGCL, the Gramercy Board has adopted a resolution exempting from the provisions of the MGCL described above any business combination between Gramercy and any person from the provisions of the MGCL relating to business combinations with interested stockholders or affiliates of interested stockholders.

Chambers	Gramercy
Subtitle 8

Under certain provisions of the MGCL, a Maryland real estate investment trust with a class of equity securities registered under the Exchange Act and at least three independent trustees may elect to be subject, by provision in its declaration of trust or bylaws or by resolution of its board of trustees and notwithstanding any contrary provision in the declaration of trust or bylaws, to any or all of five following provisions: (i) a classified board, (ii) a 2/3 vote requirement for removing a trustee, (iii) a requirement that the number of trustees be fixed only by vote of the trustees, (iv) that any and all vacancies on the board of trustees may be filled only by the remaining trustees, even if the remaining trustees do not constitute a quorum, and for the remainder of the full term of the class of trustees in which the vacancy occurred and (v) a majority requirement for the calling of a shareholder-requested special meeting of shareholders.

Through provisions in its declaration of trust and bylaws unrelated to Subtitle 8, Chambers already (i) vests in the Chambers Board the exclusive power to fix the number of trustees and (ii) requires, unless called by a majority of the trustees, the Chairman of the Chambers Board or the Chief Executive Officer, the request of shareholders entitled to cast at least a majority of the votes entitled to be cast on any matter that may properly be considered at a meeting of shareholders to call a special meeting to act on such matter. Pursuant to Subtitle 8, Chambers has elected that, except as may be provided by the Chambers Board in setting the terms of any class or series of preferred shares, any and all vacancies on the Chambers Board may be filled only by the affirmative vote of a majority of the remaining trustees in office, even if the remaining trustees do not constitute a quorum, and any trustee elected to fill a vacancy will serve for the remainder of the full term of the trusteeship in which the vacancy occurred.

Under certain provisions of the MGCL, a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors may elect to be subject, by provision in its charter or bylaws or by resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five following provisions: (i) a classified board, (ii) a 2/3 vote requirement for removing a director, (iii) a requirement that the number of directors be fixed only by vote of the directors, (iv) that any and all vacancies on the board of directors may be filled only by the remaining directors, even if the remaining directors do not constitute a quorum, and for the remainder of the full term of the class of directors in which the vacancy occurred and (v) a majority requirement for the calling of a stockholder-requested special meeting of stockholders.

Through provisions in its charter and bylaws unrelated to Subtitle 8, Gramercy already vests in the Gramercy Board the exclusive power to fix the number of directors.

Annual Meetings of Shareholders/Stockholders
The annual meeting of Chambers shareholders is required to be held on the date and at a time and place as designated by the Chambers Board.	The annual meeting of Gramercy stockholders is required to be held each year on a date and at the time set by the Gramercy Board during the month of May in each year.

Chambers	Gramercy
Special Meetings of Shareholders/Stockholders

The Chambers declaration of trust and bylaws, as amended in connection with the Merger, will provide that special meetings of shareholders may be called only upon the request of the Chambers Board, the Chairman of the Chambers Board, the President or the Chief Executive Officer and, subject to certain procedural requirements set forth in the Chambers bylaws, must be called by the Secretary to act on any matter that may properly be considered at a meeting of shareholders upon the written request of shareholders entitled to cast at least a majority of the votes entitled to be cast on such matter at such meeting.

Business transacted at a special meeting of shareholders will be limited to the purposes stated in the notice.

Gramercy's charter and bylaws provide that special meetings of stockholders may be called by the president, Chief Executive Officer or the Gramercy Board and must be called by the Secretary to act on any matter that may properly be considered at a meeting of stockholders upon the written request of stockholders entitled to cast not less than 25% of all the votes entitled to be cast at such meeting on such matter.

Gramercy's bylaws also provide that unless requested by the stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting, a special meeting need not be called to consider any matter which is substantially the same as a matter voted on at any special meeting of the stockholders held during the preceding twelve months.

Business transacted at the special meeting of stockholders will be limited to the purposes stated in the notice.

Distributions
The MRL contains no restrictions on the payment of distributions by a Maryland real estate investment trust.
The MGCL provides that no distribution may be made by a Maryland corporation if, after giving effect to the distribution, the corporation would be unable to pay its indebtedness as the indebtedness becomes due in the usual course of business or the corporation's total assets would be less than the sum of its total liabilities plus, unless its charter permits otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to those receiving the distribution.

STOCKHOLDER PROPOSALS

        If the Merger is completed on the expected timetable, Gramercy does not intend to hold a 2016 annual meeting of its stockholders. If, however, the Merger is not completed and the Gramercy 2016 annual meeting is held, stockholder proposals intended to be presented at the 2016 annual meeting of Gramercy common stockholders must be received by Gramercy's Secretary no later than January 12, 2016 in order to be considered for inclusion in Gramercy's proxy statement relating to the 2016 meeting pursuant to Rule 14a-8 under the Exchange Act.

        For a proposal of a Gramercy stockholder to be properly presented at the 2016 annual meeting of stockholders, other than a stockholder proposal included in the proxy statement pursuant to Rule 14a-8, such proposal must be received at Gramercy's principal executive offices after December 26, 2015 and on or before April 9, 2016, unless the 2016 annual meeting of stockholders is scheduled to take place before June 15, 2016 or after August 22, 2016. Gramercy's bylaws currently provide that any stockholder wishing to nominate a director or have a stockholder proposal, other than a stockholder proposal included in the proxy statement pursuant to Rule 14a-8, considered at an annual meeting must provide written notice of such nomination or proposal and appropriate supporting documentation, as set forth in Gramercy's bylaws, to Gramercy at its principal executive offices not less than 75 days nor more than 180 days prior to the anniversary of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is scheduled to be held more than seven calendar days prior, or more than 60 days subsequent, to the anniversary date, such nominations or proposals must be delivered to Gramercy not earlier than the 180th day prior to such meeting and not later than the close of business on the later of the 75th day prior to such annual meeting or the twentieth day following the earlier of the day on which public announcement of the meeting is first made or notice of the meeting is mailed to stockholders. Any such proposal should be mailed to Gramercy's principal executive offices at: Gramercy Property Trust Inc., 521 Fifth Avenue, 30th Floor, New York, New York 10175, Attn: Edward J. Matey Jr., Secretary.

        Shareholder proposals intended to be presented at the 2015 annual meeting of Chambers shareholders must have been received by Chambers' Secretary no later than October 5, 2015, in order to be considered for inclusion in Chambers' proxy statement relating to the 2015 meeting pursuant to Rule 14a-8 under the Exchange Act. For a proposal of a shareholder to be properly presented at the 2015 annual meeting of shareholders, other than a shareholder proposal included in the proxy statement pursuant to Rule 14a-8, such proposal must have been received at Chambers' principal executive offices on or before October 5, 2015. No shareholder proposals were received by Chambers prior to such deadlines.

        Shareholder proposals intended to be presented at the 2016 annual meeting of Chambers shareholders must be received by Chambers' Secretary at Chambers' principal executive offices no later than June 29, 2016, in order to be considered for inclusion in Chambers' proxy statement relating to the 2016 annual meeting pursuant to Rule 14a-8 under the Exchange Act, unless the date of the 2016 annual meeting of Chambers shareholders is to occur more than 30 days before or after December 15, 2016, in which case the deadline for submission of such proposals for inclusion in such proxy statement shall be a reasonable time before Chambers begins to print and send its proxy materials in connection with such meeting, as set forth in Rule 14a-8 under the Exchange Act, interpreted by the SEC from time to time.

        For a proposal of a shareholder to be properly presented at the 2016 annual meeting of shareholders (other than a shareholder proposal to be included in the proxy statement pursuant to Rule 14a-8), such proposal must be received by Chambers' Secretary at Chambers' principal executive offices on or after May 30, 2016 and on or before June, 29, 2016, unless the date of the 2016 annual meeting of Chambers shareholders is to occur more than 30 days before or after December 15, 2016, in which case the deadline for submission of such proposals shall be computed in accordance with the procedures in Chambers' bylaws, as set forth below.

        Under Chambers' bylaws, shareholders must follow certain procedures to nominate a person for election as a trustee at an annual or special meeting, or to introduce an item of business at an annual meeting. A shareholder must notify Chambers' Secretary in writing of the trustee nominee or the other business. To be timely under Chambers' current bylaws, the notice must be delivered to Chambers' Secretary, along with the appropriate supporting documentation, as applicable, at Chambers' principal executive office not less than 120 days nor more than 150 days prior to the date of Chambers' "proxy statement released to shareholders" (as used in Rule 14a-8 promulgated under the Exchange Act) for the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year's annual meeting, notice by the shareholder to be timely must be so delivered not earlier than the 150th day prior to such annual meeting and not later than the close of business on the later of the 120th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Any such proposal should be mailed to: Chambers Street Properties, 47 Hulfish Street, Suite 210, Princeton, New Jersey 08542, Attn: Secretary.

LEGAL MATTERS

        Certain U.S. federal income tax consequences relating to the Merger will be passed upon for Chambers by Clifford Chance US LLP and for Gramercy by Wachtell, Lipton, Rosen & Katz and Morgan Lewis & Bockius LLP.

        Certain matters relating to the issuance of Chambers common shares and Chambers preferred shares will be passed upon for Chambers by Venable LLP.

EXPERTS

        The consolidated financial statements, and the related financial statement schedule, incorporated in this Prospectus by reference from Chambers' Annual Report on Form 10-K for the year ended December 31, 2014, and the effectiveness of Chambers' internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated by reference herein (which reports (1) express an unqualified opinion on the consolidated financial statements and financial statement schedule and include an explanatory paragraph relating to changes in the method of accounting for and disclosure of discontinued operations for the year ended December 31, 2014 due to the adoption of Accounting Standards Update 2014-08, and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting). Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements and the related financial statement schedule of Goodman Princeton Holdings (Lux) S.à.r.l. as of and for the year ended December 31, 2014, incorporated in this joint proxy statement/prospectus by reference from Chambers' Annual Report on Form 10-K/A for the year ended December 31, 2014, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report incorporated by reference herein (which report expresses an unmodified opinion on the consolidated financial statements and financial statement schedule and includes an emphasis-of-matter paragraph relating to the fact that the consolidated financial statements as of December 31, 2013, and for the two years then ended are not audited, reviewed, or compiled by us, and accordingly, we express no opinion or other form of assurance on them). Such financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements and related schedule of Duke/Hulfish, LLC as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, have been incorporated in this joint proxy statement/prospectus by reference from Chambers' Annual Report on Form 10-K and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2014 financial statements refers to a change in the method of accounting for Discontinued Operations due to the adoption of FASB ASU No. 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity.

        The consolidated financial statements of Gramercy Property Trust Inc. appearing in Gramercy Property Trust Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2014 including schedules appearing therein, and the effectiveness of Gramercy Property Trust Inc.'s internal control over financial reporting as of December 31, 2014 incorporated by reference in the Joint Proxy Statement of Gramercy Property Trust, Inc. and Chambers Street Properties, which is referred to and made a part of this Prospectus and Amendment No. 1 to the Registration Statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports, thereon, included therein, and incorporated herein by reference. Such consolidated financial statements, including schedules appearing therein, are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

        The combined statement of revenues and certain expenses (Historical Summary) of the Dividend Capital Portfolio, appearing in Gramercy Property Trust Inc.'s Current Report (Form 8-K/A) for the year ended December 31, 2014 , incorporated by reference in the Joint Proxy Statement of Gramercy Property Trust, Inc. and Chambers Street Properties, which is referred to and made a part of this Prospectus and Amendment No. 1 to the Registration Statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such combined statement of revenues and certain expenses are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

OTHER MATTERS

        As of the date of this joint proxy statement/prospectus, neither the Chambers Board nor the Gramercy Board knows of any matters that will be presented for consideration at either the Chambers annual meeting or the Gramercy special meeting other than as described in this joint proxy statement/prospectus. In accordance with the Chambers bylaws, the bylaws of Gramercy and Maryland law, business transacted at the Chambers annual meeting and the Gramercy special meeting will be limited to those matters set forth in the respective accompanying notices of the special meetings. Nonetheless, if any other matter is properly presented at the Chambers annual meeting or the Gramercy special meeting, or any adjournments or postponements of the meeting, and are voted upon, including matters incident to the conduct of the meeting, the enclosed proxy card will confer discretionary authority on the individuals named therein as proxies to vote the shares represented thereby as to any such other matters. It is intended that the persons named in the enclosed proxy card and acting thereunder will vote in accordance with their discretion on any such matter.

WHERE YOU CAN FIND MORE INFORMATION

        Chambers and Gramercy file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the Public Reference Room of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an internet website that contains reports, proxy and information statements, and other information regarding issuers, including Chambers and Gramercy, who file electronically with the SEC. The address of that site is www.sec.gov.

        Investors may also consult the website of Chambers or Gramercy for more information concerning the Merger. The website of Chambers is www.chambersstreet.com. The website of Gramercy is www.gptreit.com. Information included on these websites is not incorporated by reference into this joint proxy statement/prospectus.

        Chambers has filed with the SEC a registration statement of which this joint proxy statement/prospectus forms a part. The registration statement registers the Chambers common shares and Chambers preferred shares to be issued to Gramercy stockholders in connection with the Merger or reserved for issuance in respect of Gramercy equity awards, exchangeable notes and other arrangements that Chambers will assume in connection with the Merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Chambers common shares and Chambers preferred shares. The rules and regulations of the SEC allow Chambers and Gramercy to omit certain information included in the registration statement from this joint proxy statement/prospectus.

        In addition, the SEC allows Chambers and Gramercy to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information included directly in this joint proxy statement/prospectus.

        This joint proxy statement/prospectus incorporates by reference the documents listed below that Chambers has previously filed with the SEC (File No. 001-35933); provided, however, that we are not incorporating by reference, in each case, any documents, portions of documents or information deemed to have been furnished and not filed in accordance with SEC rules. They may contain important information about Chambers, its financial condition or other matters.

  •
  Annual Report on Form 10-K for the year ended December 31, 2014 (as amended on Form 10-K/A filed on March 30, 2015 and April 30, 2015).

  •
  Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015.

  •
  Current Reports on Form 8-K, filed on January 9, 2015, February 25, 2015, March 5, 2015, May 5, 2015, July 1, 2015, August 20, 2015, September 8, 2015, September 25, 2015, September 28, 2015 and October 20, 2015 (other than documents or portions of those documents not deemed to be filed).

        In addition, Chambers incorporates by reference herein any future filings it makes with the SEC under Section 11, 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the date of the Chambers annual meeting. Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

        You can obtain any of the documents listed above from the SEC, through the website of the SEC at the address described above or from Chambers by requesting them in writing or by telephone at the following address:

Chambers Street Properties
47 Hulfish Street, Suite 210,
Princeton, New Jersey 08542
Attention: Investor Relations
Telephone: (609) 683-4900

        These documents are available from Chambers without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this joint proxy statement/prospectus forms a part.

        This joint proxy statement/prospectus also incorporates by reference the documents listed below that Gramercy has previously filed with the SEC (File No. 001-32248); provided, however, that we are not incorporating by reference, in each case, any documents, portion of documents or information deemed to have been furnished and not filed in accordance with SEC rules. They contain important information about Gramercy, its financial condition or other matters.

  •
  Annual Report on Form 10-K for the year ended December 31, 2014.

  •
  Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015.

  •
  Proxy Statement on Schedule 14A filed May 11, 2015.

  •
  Current Reports on Form 8-K, filed January 27, 2015, February 27, 2015, March 11, 2015, March 20, 2015, April 7, 2015, April 14, 2015, May 21, 2015, May 29, 2015, June 11, 2015 (second one filed on this date only), June 23, 2015, June 24, 2015, July 1, 2015, July 10, 2015, July 22, 2015, and September 28, 2015 (other than documents or portions of those documents not deemed to be filed).

        In addition, Gramercy incorporates by reference herein any future filings it makes with the SEC under Section 11, 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the date of the Gramercy special meeting. Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

        You can obtain any of these documents from the SEC, through the website of the SEC at the address described above, or Gramercy will provide you with copies of these documents, without charge, upon written or oral request to:

Gramercy Property Trust Inc.
521 Fifth Avenue, 30th Floor
New York, New York 10175
Attention: Investor Relations
Telephone: (212) 297-1000

        If you are a shareholder of Chambers or a stockholder of Gramercy and would like to request documents, please do so by December 8, 2015 to receive them before the Chambers annual meeting and the Gramercy special meeting. If you request any documents from Chambers or Gramercy, Chambers or Gramercy will mail them to you by first class mail, or by another equally prompt means, within one business day after Chambers or Gramercy receives your request.

        This document is a prospectus of Chambers and is a joint proxy statement of Chambers and Gramercy for the Chambers annual meeting and the Gramercy special meeting. Neither Chambers nor Gramercy has authorized anyone to give any information or make any representation about the Merger or Chambers or Gramercy that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that Chambers or Gramercy has incorporated by reference into this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this joint proxy statement/prospectus reads only as of the date of this joint proxy statement/prospectus unless the information specifically indicates that another date applies.

INDEX TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Introduction	F-2
Unaudited Pro Forma Condensed Consolidated Balance Sheet as of June 30, 2015	F-5
Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Year Ended December 31, 2014	F-6
Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Six Months Ended June 30, 2015	F-7
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements	F-8

GRAMERCY PROPERTY TRUST INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Introduction

        On July 1, 2015, Gramercy Property Trust Inc. ("Gramercy" or "GPT"), a publicly listed REIT, Chambers Street Properties ("Chambers" or "CSG"), a publicly listed REIT, and Columbus Merger Sub LLC ("Merger Sub"), a direct or indirect wholly owned subsidiary of Chambers, entered into an Agreement and Plan of Merger (the "Merger Agreement") to effectuate a forward triangular merger ("Merger") whereby Gramercy will be merged with and into Merger Sub and in consideration of which each of Gramercy's outstanding common shares will be converted into 3.1898 common shares of Chambers (the "Exchange Ratio"), with the Merger Sub surviving the Merger as a direct or indirect wholly owned subsidiary of Chambers. Under the terms of the Merger Agreement, the combined company (the "Combined Company") will take all actions reasonably necessary so that immediately after the Merger is completed, Chambers shall be renamed Gramercy Property Trust and its common shares are expected to trade on the NYSE under the ticker symbol "GPT."

        The Merger is a merger of equals with balanced governance, including equal representation by designees of both companies' on the Combined Company's board of trustees, an "at-the-market" Exchange Ratio of Chambers' unaffected common share price to Gramercy's unaffected common stock price, and the split of the CEO and Non-Executive Chairman roles.

        The following unaudited pro forma condensed consolidated financial statements present the financial condition and results of operations of the Combined Company, after giving effect to the Merger, and have been prepared by applying the acquisition method of accounting rules under Accounting Standards Codification 805, Business Combinations ("ASC 805"), with Gramercy treated as the accounting acquirer and the Merger accounted for as a reverse acquisition. In a business combination, the legal acquirer is the entity that issues shares or shares and cash or shares and other consideration. Based on an evaluation of the relevant factors and the guidance in ASC 805 requiring significant management judgment, the entity considered the acquirer for accounting purposes is not the legal acquirer. In order to make this consideration, various factors have been analyzed including which entity issued its equity interests, relative voting rights, existence of minority interests (if any), control of the board, management composition, existence of a premium as it applies to the Exchange Ratio, relative size, transaction initiation, and other factors such as the operational structure, relative composition of employees, surviving brand and name, and other factors.

        The strongest factors identified in the analysis were management composition, transaction initiation, operational structure, relative composition of employees and surviving brand and name. Gramercy's current senior management team and its business plan will be carried forward to the Combined Company. Additionally, Gramercy's current corporate headquarters in New York City is expected to become the corporate headquarters of the Combined Company, and its operations are expected to be composed primarily of existing employees of Gramercy. The transaction between the two companies was initiated by an unsolicited inbound proposal that Gramercy submitted to the Chambers board of trustees. The Combined Company will be renamed "Gramercy Property Trust" and it is anticipated that the Chambers common shares will cease to trade under its current ticker but rather trade on the New York Stock Exchange under the Gramercy ticker symbol "GPT." Together these factors created the strongest evidence to support the consideration of Gramercy as the accounting acquirer, and outweigh all other factors considered.

        The unaudited pro forma condensed consolidated financial statements are prepared for informational purposes only and are based on assumptions and estimates considered appropriate by the management of Gramercy and Chambers; however, they are not necessarily indicative of what the

GRAMERCY PROPERTY TRUST INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Combined Company's financial condition or results of operations actually would have been if the Merger had been consummated as of the dates indicated, nor do they purport to represent the consolidated financial position or results of operations for future periods. Additionally, the unaudited pro forma condensed consolidated financial statements do not include the impact of all the potential synergies that may be achieved in the Merger or any strategies that the Combined Company's management may adopt in order to continue to efficiently manage the ongoing operations of the Combined Company.

        The following unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2014 and the six months ended June 30, 2015, give effect to the Merger as if the Merger had been consummated on January 1, 2014. The unaudited pro forma condensed consolidated balance sheet gives effect to the Merger as if it had occurred on June 30, 2015. The unaudited pro forma condensed consolidated financial statements do not include any adjustments associated with Gramercy or Chambers property acquisitions closed after June 30, 2015 or the related financing of those property acquisitions and Gramercy or Chambers property acquisitions currently under contract or the related financing of those proposed property acquisitions.

        You are urged to read the following unaudited pro forma financial information in conjunction with the Consolidated Balance Sheets of Gramercy and Chambers as of June 30, 2015 and December 31, 2014, the related Condensed Consolidated Statements of Operations, Comprehensive Income (Loss), Stockholders' Equity, and Cash Flows for the three and six months ended June 30, 2015 and the year ended December 31, 2014, and the Notes thereto. The Condensed Consolidated Financial Statements of Gramercy and Chambers as of June 30, 2015 and December 31, 2014 and for the three and six months and year ended June 30, 2015 and December 31, 2014 are included in each company's prior filings with the SEC and have been incorporated herein by reference.

        The Exchange Ratio is fixed and, while it will be adjusted in the event of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into common stock or common shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other similar transactions involving Chambers or Gramercy, the Exchange Ratio will not be adjusted to reflect changes in the market price of either Chambers or Gramercy common stock prior to closing. Changes in the price of Gramercy common stock from the date the Merger Agreement was entered into and the date the Merger is completed will affect calculation of consideration transferred as it is based upon the number of Chambers common shares outstanding and Gramercy's common stock price on the date the Merger is completed. The calculation of consideration transferred and reflected in these unaudited pro forma condensed consolidated financial statements is based on the closing price of Gramercy's common stock as of October 23, 2015, which may be different from the closing price of Gramercy's common stock on the business day prior to the completion of the Merger. Significant changes in the fair value of Gramercy's common stock could result in material changes to the gain on acquisition or the recognition of goodwill.

        The determination of the fair values of the Chambers assets and liabilities is based upon preliminary estimates of fair values using the best available information at the time, and is subject to change. The final determination of the fair values of Chambers assets and liabilities will be based on the actual valuations of tangible and intangible assets and liabilities that exist as of the date of the consummation of the Merger. The completion of the final valuations, the allocation of the acquisition consideration, the impact of ongoing integration activities, the timing of the consummation of the Merger and other changes in tangible and intangible assets and liabilities that occur prior to consummation of the Merger could cause material differences in these unaudited pro forma condensed consolidated financial statements.

GRAMERCY PROPERTY TRUST INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

        Chambers and Gramercy are working to complete the Merger in the fourth quarter of 2015. However, it is possible that factors outside the control of both companies could result in the Merger being completed at a later time, or not at all. Chambers and Gramercy expect to complete the Merger as soon as reasonably practicable following the satisfaction of all closing conditions.

GRAMERCY PROPERTY TRUST INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
June 30, 2015
(Amounts in thousands)

	GPT Historical	CSG Historical	A Pro Forma Fair Value Adjustments		CSG Pro Forma	B Pro Forma Merger Adjustments		GPT Pro Forma
Assets:
Real estate investments, at cost:
Land	$418,161	$416,433	$142,341	C	$558,774	$—		$976,935
Building and improvements	1,600,471	1,872,739	(393,512)	C	1,479,227	—		3,079,698
Less: accumulated depreciation	(51,773)	(266,256)	266,256	D	—	—		(51,773)

Total real estate investments, net	1,966,859	2,022,916	15,085		2,038,001	—		4,004,860
Cash and cash equivalents	43,595	94,252	—		94,252	(74,485)	E	63,362
Restricted cash	8,502	17,721	—		17,721	—		26,223
Joint ventures and equity investments	2,552	393,325	197,734	F	591,059	—		593,611
Assets held for sale, net	18,011	—	—		—	—		18,011
Servicing advances receivable	1,505	—	—		—	—		1,505
Retained CDO bonds	10,705	—	—		—	—		10,705
Tenant and other receivables, net	22,206	51,004	(42,646)	G	8,358	—		30,564
Acquired lease assets, net	328,719	175,799	378,931	H	554,730	—		883,449
Deferred costs, net	13,016	41,355	(41,355)	I	—	—		13,016
Goodwill	3,805	—	—		—	—		3,805
Other assets	18,351	4,291	—		4,291	—		22,642

Total assets	$2,437,826	$2,800,663	$507,749		$3,308,412	$(74,485)		$5,671,753

Liabilities and Equity:
Liabilities:
Exchangeable senior notes, net	$108,605	$—	$—		$—	$—		$108,605
Senior unsecured term loan	200,000	570,000	1,603	J	571,603	—		771,603
Unsecured credit facility	350,000	240,044	(899)	J	239,145	—		589,145
Mortgage notes payable	308,543	568,077	(10,722)	J	557,355	—		865,898

Total long term debt	967,148	1,378,121	(10,018)		1,368,103	—		2,335,251
Accounts payable and accrued expenses	17,056	53,872	—		53,872	—		70,928
Dividends payable	12,924	10,096	—		10,096	—		23,020
Accrued interest payable	3,414	4,090	—		4,090	—		7,504
Deferred revenue	16,036	17,824	—		17,824	—		33,860
Below market lease liabilities, net	227,755	22,869	16,968	K	39,837	—		267,592
Derivative instruments, at fair value	3,853	8,701	—		8,701	—		12,554
Other liabilities	7,581	361	—		361	—		7,942

Total liabilities	1,255,767	1,495,934	6,950		1,502,884	—		2,758,651

Commitments and contingencies	—	—	—		—	—		—
Noncontrolling interest in the Operating Partnership	11,277	—	—		—	—		11,277
Equity:
Common stock	57	2,366	—		2,366	1,777	L	4,200
Series B cumulative redeemable preferred stock	84,394	—	—		—	(84,394)	M	—
Series A cumulative redeemable preferred stock	—	—	—		—	84,394	M	84,394
Additional paid-in-capital	2,053,265	2,073,701	(313,920)	N	1,759,781	(38,969)	E, L	3,774,077
Accumulated other comprehensive loss	1,445	(36,922)	36,922	O	—	—		1,445
Accumulated deficit	(968,516)	(734,416)	734,416	O	—	6,088	E, P	(962,428)

Total stockholders' equity	1,170,645	1,304,729	457,418		1,762,147	(31,104)		2,901,688
Noncontrolling interest in other partnerships	137	—	—		—	—		137

Total equity	1,170,782	1,304,729	457,418		1,762,147	(31,104)		2,901,825

Total liabilities and equity	$2,437,826	$2,800,663	$464,368		$3,265,031	$(31,104)		$5,671,753

GRAMERCY PROPERTY TRUST INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2014
(Amounts in thousands, except share data)

	GPT Historical	AA GPT Adjustments	GPT Pro Forma	CSG Historical	BB CSG Adjustments	CC CSG Pro Forma Adjustments		CSG Pro Forma	DD Pro Forma Merger Adjustments		GPT Pro Forma
Revenues
Rental revenue	$60,258	$109,497	$169,755	$210,180	$(41)	$(3,818)	EE	$206,321	$—		$376,076
Management fees	25,033	(3,047)	21,986	—	—	—		—	—		21,986
Operating expense reimbursements	20,604	17,991	38,595	59,730	356	—		60,086	—		98,681
Investment income	1,824	452	2,276	45	2	—		47	—		2,323
Other income	221	—	221	2,387	(155)	—		2,232	—		2,453

Total revenues	107,940	124,893	232,833	272,342	162	(3,818)		268,686	—		501,519

Expenses
Property operating expenses:
Property management expenses	17,500	(1,402)	16,098	4,519	(363)	—		4,156	—		20,254
Property operating expenses	21,120	17,751	38,871	71,805	(1,075)	—		70,730	—		109,601

Total property operating expenses	38,620	16,349	54,969	76,324	(1,438)	—		74,886	—		129,855
Depreciation and amortization	36,408	65,668	102,076	109,292	2,460	25,386	FF	137,138	—		239,214
Interest expense	16,586	6,919	23,505	55,311	(1,324)	(6,696)	GG	47,291	—		70,796
Loss on derivative instruments	3,300	—	3,300	(71)	—	—		(71)	—		3,229
Net impairment recognized in earnings	4,816	—	4,816	—	—	—		—	—		4,816
Impairment of real estate	—	—	—	27,563	—	—		27,563	—		27,563
Management, general and administrative	18,416	—	18,416	31,333	—	—		31,333	—		49,749
Acquisition expenses	6,171	(6,171)	—	2,272	(2,272)	—		—	—		—

Total expenses	124,317	82,765	207,082	302,024	(2,574)	18,690		318,140	—		525,222

Income (loss) from continuing operations before equity in net income from joint ventures and equity investments, net gains on disposals, gain on remeasurement of previously held joint venture, loss on early extinguishment of debt, and provision for taxes	(16,377)	42,128	25,751	(29,682)	2,736	(22,508)		(49,454)	—		(23,703)
Equity in net income of joint ventures and equity investments	1,959	(1,547)	412	28,823	—	(10,290)	II	18,533	—		18,945
Net gains on disposals	—	—	—	21,164	(21,164)	—		—	—		—

Income (loss) from continuing operations before net gains on disposals, gain on remeasurement of previously held joint venture, loss on early extinguishment of debt, and provision for taxes	(14,418)	40,581	26,163	20,305	(18,428)	(32,798)		(30,921)	—		(4,758)
Gain on remeasurement of previously held joint venture	72,345	(72,345)	—	—	—	—		—	—		—
Loss on early extinguishment of debt	(1,925)	—	(1,925)	(477)	477	—		—	—		(1,925)
Provision for taxes	(809)	(6)	(815)	(780)	—	—		(780)	—		(1,595)

Net income (loss) from continuing operations, before preferred dividends	55,193	(31,770)	23,423	19,048	(17,951)	(32,798)		(31,701)	—		(8,278)
Net loss (income) attributable to noncontrolling interest	236	—	236	—	—	—		—	(271)	JJ	(35)

Net income (loss) attributable to Gramercy Property Trust Inc.	55,429	(31,770)	23,659	19,048	(17,951)	(32,798)		(31,701)	(271)		(8,313)
Preferred stock redemption costs	(2,912)	—	(2,912)	—	—	—		—	—		(2,912)
Preferred stock dividends	(7,349)	7,349	—	—	—	—		—	(6,234)	KK	(6,234)

Net income (loss) from continuing operations available to common stockholders	$45,168	$(24,421)	$20,747	$19,048	$(17,951)	$(32,798)		$(31,701)	$(6,505)		$(17,459)

Basic net income (loss) from continuing operations, after preferred dividends	$1.72	N/A	$0.79	$0.08	N/A	N/A		$(0.13)	N/A		$(0.05)

Diluted net income (loss) from continuing operations, after preferred dividends	$1.68	N/A	$0.77	$0.08	N/A	N/A		$(0.13)	N/A		$(0.05)

Basic weighted average common shares outstanding	26,202,954	N/A	26,202,954	236,866,656	N/A	N/A		236,866,656	N/A	LL	320,448,839

Diluted weighted average common shares and common share equivalents outstanding	26,937,585	N/A	26,937,585	236,866,656	N/A	N/A		236,866,656	N/A	LL	320,448,839

GRAMERCY PROPERTY TRUST INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For the Six Months Ended June 30, 2015
(Amounts in thousands, except share data)

	GPT Historical	AA GPT Adjustments	GPT Pro Forma	CSG Historical	BB CSG Adjustments	CC CSG Pro Forma Adjustments		CSG Pro Forma	DD Pro Forma Merger Adjustments		GPT Pro Forma
Revenues
Rental revenue	$70,755	$19,170	$89,925	$111,105	$(1,948)	$(375)	EE	$108,782	$—		$198,707
Management fees	12,418	—	12,418	—	—	—		—	—		12,418
Operating expense reimbursements	17,876	709	18,585	31,271	(269)	—		31,002	—		49,587
Investment income	763	—	763	29	—	—		29	—		792
Other income	270	—	270	511	—	—		511	—		781

Total revenues	102,082	19,879	121,961	142,916	(2,217)	(375)		140,324	—		262,285

Expenses
Property operating expenses:
Property management expenses	9,777	—	9,777	2,207	(42)	—		2,165	—		11,942
Property operating expenses	17,955	714	18,669	37,065	(943)	—		36,122	—		54,791

Total property operating expenses	27,732	714	28,446	39,272	(985)	—		38,287	—		66,733
Depreciation and amortization	43,414	8,682	52,096	55,853	(908)	11,812	FF	66,757	—		118,853
Interest expense	13,998	1,073	15,071	26,045	—	(3,197)	GG	22,848	—		37,919
Loss on derivative instruments	—	—	—	(43)	—	—		(43)	—		(43)
Management, general and administrative	9,551	—	9,551	15,933	—	—		15,933	—		25,484
Acquisition and merger related expenses	6,961	(6,961)	—	5,637	—	(5,637)	HH	—	—		—

Total expenses	101,656	3,508	105,164	142,697	(1,893)	2,978		143,782	—		248,946

Income (loss) from continuing operations before equity in net income from joint ventures and equity investments, net gains on disposals, and provision for taxes	426	16,371	16,797	219	(324)	(3,353)		(3,458)	—		13,339
Equity in net income of joint ventures and equity investments	122	—	122	10,181	—	(4,943)	II	5,238	—		5,360
Net gains on disposals	201	(201)	—	5,844	(5,844)	—		—	—		—

Income (loss) from continuing operations before provision for taxes	749	16,170	16,919	16,244	(6,168)	(8,296)		1,780	—		18,699
Provision for taxes	(1,131)	—	(1,131)	(563)	—	—		(563)	—		(1,694)

Net income (loss) from continuing operations, before preferred dividends	(382)	16,170	15,788	15,681	(6,168)	(8,296)		1,217	—		17,005
Net loss attributable to noncontrolling interest	63	—	63	—	—	—		—	(12)	JJ	51

Net income (loss) attributable to Gramercy Property Trust Inc.	(319)	16,170	15,851	15,681	(6,168)	(8,296)		1,217	(12)		17,056
Preferred stock dividends	(3,117)	3,117	—	—	—	—		—	(3,117)	KK	(3,117)

Net income (loss) from continuing operations available to common stockholders	$(3,436)	$19,287	$15,851	$15,681	$(6,168)	$(8,296)		$1,217	$(3,129)		$13,939

Basic net income (loss) from continuing operations, after preferred dividends	$(0.07)	N/A	$0.31	$0.07	N/A	N/A		$0.01	N/A		$0.03

Diluted net income (loss) from continuing operations, after preferred dividends	$(0.07)	N/A	$0.30	$0.07	N/A	N/A		$0.01	N/A		$0.03

Basic weighted average common shares outstanding	51,204,638	N/A	51,204,638	236,922,064	N/A	N/A		236,922,064	N/A	LL	401,088,630

Diluted weighted average common shares and common share equivalents outstanding	51,204,638	N/A	53,019,736	236,950,577	N/A	N/A		236,950,577	N/A	LL	406,072,932

GRAMERCY PROPERTY TRUST INC.

NOTES TO UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

General

The Chambers historical amounts include the reclassification of certain historical balances to conform to Gramercy post-Merger presentation of these unaudited pro forma condensed consolidated financial statements, as shown below:

Balance Sheet (in thousands):

	CSG Historical	Reclassification Adjustments	Reclassified CSG Historical
Assets:
Real estate investments, at cost:
Land	$618,142	$(201,709)	$416,433
Land available for expansion	24,292	(24,292)	—
Building and improvements	1,646,738	226,001	1,872,739
Less: accumulated depreciation	(266,256)	—	(266,256)

Total real estate investments, net	2,022,916	—	2,022,916
Cash and cash equivalents	94,252	—	94,252
Restricted cash	17,721	—	17,721
Joint ventures and equity investments	393,325	—	393,325
Tenant and other receivables, net	8,360	42,644	51,004
Deferred rent	42,644	(42,644)	—
Deferred leasing costs and intangible assets, net	195,836	(195,836)	—
Acquired lease assets, net(1)	—	175,799	175,799
Deferred financing costs, net	7,896	(7,896)	—
Deferred costs, net(1)	—	41,355	41,355
Prepaid expenses and other assets	17,713	(17,713)	—
Other assets(1)	—	4,291	4,291

Total assets	$2,800,663	$—	$2,800,663

Liabilities and Equity:
Liabilities:
Senior unsecured term loan	$570,000	$—	$570,000
Unsecured credit facility	240,044	—	240,044
Mortgage notes payable	568,077	—	568,077

Total long term debt	1,378,121	—	1,378,121
Accounts payable, accrued expenses, and other liabilities	68,861	(68,861)	—
Accounts payable and accrued expenses(1)	—	53,872	53,872
Dividends payable	10,096	—	10,096
Accrued interest payable(1)	—	4,090	4,090
Deferred revenue(1)	—	17,824	17,824
Below market lease liabilities, net	22,869	—	22,869
Prepaid rent and security deposits	15,987	(15,987)	—
Derivative instruments, at fair value(1)	—	8,701	8,701
Other liabilities(1)	—	361	361

Total liabilities	1,495,934	—	1,495,934

Commitments and contingencies	—	—	—
Equity:
Common stock	2,366	—	2,366
Additional paid-in-capital	2,073,701	—	2,073,701
Accumulated other comprehensive loss	(36,922)	—	(36,922)
Accumulated deficit	(734,416)	—	(734,416)

Total stockholders' equity	1,304,729	—	1,304,729

Total liabilities and equity	$2,800,663	$—	$2,800,663

(1)
Line item is not presented by Chambers and is added to conform to Gramercy's line item presentation.

GRAMERCY PROPERTY TRUST INC.

NOTES TO UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Statement of Operations for the Year Ended December 31, 2014 (in thousands):

	CSG Historical	Reclassification Adjustments	Reclassified CSG Historical
Revenues
Rental revenue	$210,180	$—	$210,180
Operating expense reimbursements	59,730	—	59,730
Investment income(1)	—	45	45
Other income	1,780	607	2,387

Total revenues	271,690	652	272,342

Expenses
Property operating expenses:
Property management expenses(1)	—	4,519	4,519
Property operating expenses	36,757	35,048	71,805

Total property operating expenses	36,757	39,567	76,324
Real estate taxes	39,567	(39,567)	—
Depreciation and amortization	109,292	—	109,292
Interest expense	55,311	—	55,311
Interest and other income	(652)	652	—
Interest expense and net change in fair value of non-qualifying derivative financial instruments	(71)	71	—
Loss on derivative instruments(1)	—	(71)	(71)
Impairment of real estate	27,563	—	27,563
Management, general and administrative	31,333	—	31,333
Acquisition expenses	2,272	—	2,272

Total expenses	301,372	652	302,024

Loss from continuing operations before equity in net income from joint ventures and equity investments, net gains on disposals, loss on early extinguishment of debt, and provision for taxes	(29,682)	—	(29,682)
Equity in net income of joint ventures and equity investments	28,823	—	28,823
Net gains on disposals	21,164	—	21,164

Income from continuing operations before loss on early extinguishment of debt and provision for taxes	20,305	—	20,305
Loss on early extinguishment of debt	(477)	—	(477)
Provision for taxes	(780)	—	(780)

Net income from continuing operations available to common stockholders	$19,048	$—	$19,048

(1)
Line item is not presented by Chambers and is added to conform to Gramercy's line item presentation.

GRAMERCY PROPERTY TRUST INC.

NOTES TO UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Statement of Operations for the Six Months Ended June 30, 2015 (in thousands):

	CSG Historical	Reclassification Adjustments	Reclassified CSG Historical
Revenues
Rental revenue	$111,105	$—	$111,105
Operating expense reimbursements	31,271	—	31,271
Investment income(1)	—	29	29
Other income	448	63	511

Total revenues	142,824	92	142,916

Expenses
Property operating expenses:
Property management expenses(1)	—	2,207	2,207
Property operating expenses	17,916	19,149	37,065

Total property operating expenses	17,916	21,356	39,272
Real estate taxes	21,356	(21,356)	—
Depreciation and amortization	55,853	—	55,853
Interest expense	26,045	—	26,045
Interest and other income	(92)	92	—
Interest expense and net change in fair value of non-qualifying derivative financial instruments	(43)	43	—
Loss on derivative instruments(1)	—	(43)	(43)
Management, general and administrative	21,570	(5,637)	15,933
Acquisition and merger related expenses(1)	—	5,637	5,637

Total expenses	142,605	92	142,697

Income from continuing operations before equity in net income from joint ventures and equity investments, net gains on disposals, and provision for taxes	219	—	219
Equity in net income of joint ventures and equity investments	10,181	—	10,181
Net gains on disposals	5,844	—	5,844

Income from continuing operations before provision for taxes	16,244	—	16,244
Provision for taxes	(563)	—	(563)

Net income from continuing operations available to common stockholders	$15,681	$—	$15,681

(1)
Line item is not presented by Chambers and is added to conform to Gramercy's line item presentation.

GRAMERCY PROPERTY TRUST INC.

NOTES TO UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Balance Sheet

General

  A.    The Merger will be effected by each of Gramercy's 57.4 million issued and outstanding shares of common stock being converted into the right to receive 3.1898 newly issued shares of the Combined Company's common stock. Chambers' 236.9 million issued and outstanding shares of common stock will remain outstanding. As the Merger is considered a reverse acquisition, the total consideration transferred was computed on the basis of Gramercy's closing common stock price of $23.23 on October 23, 2015 divided by the exchange ratio of 3.1898 multiplied by the number of Chambers shares of common stock outstanding as of June 30, 2015. As a result of the decline in Gramercy's common stock price from the date the Merger was announced of $23.37 and October 23, 2015, Gramercy's common stock price has declined by $0.14, or 0.6%. Gramercy will recognize a gain on acquisition of approximately $43.4 million, of which $10.4 million is attributable to the decrease in Gramercy's common stock share price since the date the Merger was announced and approximately $33.0 million is attributable to an excess of the fair value of the assets and liabilities of Chambers based upon the preliminary purchase price allocation. Consideration transferred is calculated as such (in thousands except share and per share data):

Chambers common stock outstanding as of June 30, 2015	236,860,294
Exchange ratio	3.1898

Implied Gramercy common stock issued in consideration	74,255,531
Gramercy common stock share price as of October 23, 2015	$23.23

Value of implied Gramercy common stock issued in consideration	$1,724,955
Chambers estimated merger costs	37,192

Total implied consideration	$1,762,147

  Chambers' merger costs are included in total consideration because as of the date the Merger closes, these costs will either be accrued or already paid by Chambers and thus will be reflected as a reduction in the net assets of Chamber that are being acquired as part of the Merger. The total consideration is subject to change based upon Gramercy's common stock share price on the date the Merger is consummated as well as any changes in Chambers estimated merger costs. As a result, a $2.32, or 10%, increase in share price of Gramercy's common stock price as of October 23, 2015, would result in an increase to the total consideration of $172.5 million, which, in turn, would eliminate the gain on acquisition and result in the recognition of goodwill. The estimated allocation of the consideration presented in the unaudited pro forma condensed consolidated balance sheet incorporates reasonable fair value estimates for buildings and improvements, land, intangible lease assets and liabilities, related indebtedness and other assets and liabilities, including cash that are expected to be acquired and assumed in the Merger.

  The allocation of the consideration, and the determination of the fair values of Chambers' assets and liabilities, will be based on the actual valuations of tangible and intangible assets and liabilities that exist as of the date the Merger is completed, which is expected to occur during the fourth quarter of 2015. The final determination of the fair value of real estate and real estate related assets and liabilities will be based on estimates and assumptions made by the Combined

GRAMERCY PROPERTY TRUST INC.

NOTES TO UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

  Company's management, using customary methods, including data from appraisals, comparable sales, discounted cash flows and other methods.

  The preliminary allocation of the values of the real estate and real estate related assets and liabilities is as follows (in thousands):

Assets:
Total real estate investments	$2,038,001
Acquired lease intangible assets	554,730
Investments in joint ventures and equity investments	591,059
Other assets	124,622

Total assets:	3,308,412
Liabilities:
Mortgage notes payable	557,355
Unsecured credit facility and term loans	810,748
Acquired lease intangible liabilities	39,837
Other liabilities	94,944

Total liabilities:	1,502,884

Estimated fair value of net assets acquired	$1,805,528

  Remaining useful lives for the real estate and real estate related assets and liabilities as of June 30, 2015 are as follows:

Building	39 years
Land improvements	12 years
In-place lease assets	6 years
Above market lease assets	7 years
Below market lease liabilities	8 years
Mortgage notes payable	3 years

  The final determination of the consideration transferred, and the allocation thereof, may be significantly different from the preliminary estimates used in the unaudited pro forma condensed consolidated financial statements, because the total consideration is subject to change based upon the change in Gramercy's common stock share price through the date of closing.

  There is an excess of total assets over total liabilities and equity in the pro forma fair value adjustments column due to the gain on acquisition of approximately $126.5 million that will be recognized by the Combined Company at closing.

  B.    In connection with the Merger, the Combined Company expects to incur expenses relating to legal, accounting and finance advisory services, severance costs, debt financing related costs and other third-party expenses. The pro forma condensed consolidated balance sheet has been adjusted accordingly. There may be significant, unanticipated additional costs which have not been reflected in the pro forma financial statements.

  The adjustments to equity represent the impact of converting all of the equity and mezzanine equity interests of Gramercy into equity interests of Chambers, as well as an adjustment to

GRAMERCY PROPERTY TRUST INC.

NOTES TO UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

  accumulated deficit for the gain on acquisition which is offset by Gramercy's share of merger related costs.

  There is an excess of total liabilities and equity over total assets in the pro forma merger adjustments column due to the gain on acquisition of approximately $126.5 million that will be recognized by the Combined Company at closing.

Assets

  C.    The adjustments reflect an increase in the carrying amounts of Chambers' land and buildings and improvements to record them at their estimated fair values. The estimated fair values were determined by considering information from several sources and based on customary methods, primarily real estate market trends, including rental rates and income capitalization rates. The estimated allocation of the acquisition consideration is primarily based upon management's existing methodology and historical experiences in determining and allocating the acquisition price of real estate transactions to the respective real estate and related assets and liabilities.

  D.    The adjustment eliminates Chambers' historical balance for accumulated depreciation.

  E.    The adjustment reflects the expenses that the Combined Company expects to incur relating to legal, accounting and finance advisory services, and other third-party expenses in connection with the Merger that are in excess of the $8.2 million Chambers and Gramercy had incurred prior to June 30, 2015. The Combined Company expects to incur an estimated additional $16.0 million in retention and severance costs shortly after the closing of Chambers' Princeton and Los Angeles offices.

  F.     The adjustment reflects an increase in the carrying amounts of the underlying assets and liabilities of Chambers' joint ventures to record them at their fair values. The estimated fair values were determined using the same methodologies for the consolidated real estate investments. For the joint venture investments which have a functional currency that is different than the reporting currency of Gramercy, the fair value of the assets and liabilities were translated as of unaudited pro forma condensed consolidated balance sheet date.

  G.    The adjustment eliminates Chambers' historical balances of straight-line rent receivables of $42.6 million.

  H.    The adjustment eliminates Chambers' historical accumulated amortization and reflects an increase in the carrying amounts of Chambers' intangible lease assets acquired to record them at their estimated fair values. The estimate of above market lease values is based upon the present value of the difference between the contractual amount to be paid pursuant to each lease and management's estimate of the market lease rate for each lease, measured over a period equal to the remaining non-cancelable term of the lease.

  The aggregate value of intangible assets related to in-place leases is primarily the difference between the property valued with existing in-place leases adjusted to market rental rates and the property valued as-if vacant. Factors considered by management in its analysis of the in-place lease intangibles include an estimate of carrying costs during the expected lease-up period for each property taking into account current market conditions and costs to execute similar leases. In estimating carrying costs, management includes real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the anticipated lease-up period.

GRAMERCY PROPERTY TRUST INC.

NOTES TO UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

  I.     The adjustment eliminates Chambers' historical balances in deferred financing costs and deferred leasing costs.

Liabilities

  J.     The adjustments reflect the estimated fair value adjustments for Chambers' mortgage notes payable, unsecured credit facility and senior unsecured term loan assumed. The determination of fair values were estimated by discounting the expected future cash flows using an effective interest rate that management believes would be available to the Combined Company for financing arrangements with similar terms, collateral and remaining maturities.

  K.    The adjustment eliminates Chambers' historical accumulated amortization and reflects the fair value adjustment of intangible lease liabilities assumed. The determination of the estimated fair value was primarily based on the present value of the difference between the contractual amount to be paid pursuant to each lease and management's estimate of the market lease rate for each lease, measured over a period equal to the remaining non-cancelable term of the lease.

Equity

  L.    The adjustment converts Gramercy's historical equity balances to the estimated value of the Combined Company's common stock. The calculation is based on 57.4 million shares outstanding based on the fixed conversion rate of 3.1898.

  M.   The adjustment converts Gramercy's 7.125% Series B Cumulative Redeemable Preferred Stock into 7.125% Series A Cumulative Redeemable Preferred Shares of the Combined Company, which have the same preferences, rights and privileges, pursuant to the Merger Agreement.

  N.    The adjustment converts Chambers' historical equity balances into the Combined Company's common stock. The calculation was based on 236.9 million issued and outstanding shares of Chambers common stock, which was divided by the exchange ratio and then multiplied by the closing price of Gramercy's common stock on October 23, 2015, which was $23.23. Details of the additional paid-in-capital adjustments are as follows (in thousands):

Chambers historical additional paid-in-capital at June 30, 2015	$2,073,701
Implied Merger consideration	$1,762,147
Less: Chambers historical common stock at June 30, 2015	(2,366)

Pro forma Chambers ending additional paid-in-capital after fair valuation adjustments	$1,759,781

Change in Chambers additional paid-in-capital	$(313,920)

  O.    The adjustment eliminates Chambers' accumulated other comprehensive loss and accumulated deficit.

  P.     The adjustment represents the gain on acquisition of $43.4 million offset with $37.2 million in Merger related costs which will be recognized by the Combined Company at closing.

GRAMERCY PROPERTY TRUST INC.

NOTES TO UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Statements of Operations

General

  AA. The pro forma adjustments reflect the effect of Gramercy's acquisitions and dispositions subsequent to January 1, 2014 as if they had occurred as of January 1, 2014. The pro forma adjustments include elimination of historical amounts for dispositions subsequent to January 1, 2014, addition of historical amounts for acquisitions subsequent to January 1, 2014 for the period owned, addition of pro forma amounts for acquisitions subsequent to January 1, 2014 for the period prior to acquisition, adjustments to re-straightline rental amounts for acquisitions and elimination of acquisition expenses.

  BB.  The pro forma adjustments reflect the effect of Chambers' acquisitions and dispositions subsequent to January 1, 2014 as if they had occurred as of January 1, 2014. The pro forma adjustments include elimination of historical amounts for dispositions subsequent to January 1, 2014, addition of historical amounts for acquisitions subsequent to January 1, 2014 for the period owned, addition of pro forma amounts for acquisitions subsequent to January 1, 2014 for the period prior to acquisition, adjustments to re-straightline rental amounts for acquisitions and elimination of acquisition expenses.

  CC. The pro forma adjustments reflect the effect on Chambers' historical consolidated statements of operations related to the fair valuation of Chambers' assets and liabilities as if the Merger occurred on January 1, 2014.

  DD. The Merger adjustments reflect the change in net income (loss) attributed to noncontrolling interest and an adjustment for preferred stock dividends related to the Combined Company's new 7.125% Series A Cumulative Redeemable Preferred Shares.

Revenues

  EE. The adjustment reflects the differences in Chambers' pre-merger and post-merger rental revenue generated on a straight-line basis, the elimination of amortization of deferred leasing costs, as well as change in amortization for pre-merger and post-merger above and below market lease intangible assets and liabilities based on the estimated changes for their respective fair values, as follows (in thousands):

Pro forma merger adjustments to rental revenue	Year ended December 31, 2014	Six Months ended June 30, 2015
Straight-line rent	$4,437	$2,531
Net above and below market lease amortization	(11,025)	(6,278)
Other revenue adjustments(1)	2,770	3,372

Total	$(3,818)	$(375)

(1)
Includes free rent, amortization of lease inducements and tenant improvement allowance reimbursements, as these amounts are eliminated upon closing of the Merger.

GRAMERCY PROPERTY TRUST INC.

NOTES TO UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Expenses

  FF.   The adjustment reflects the difference between Chambers' historical depreciation and amortization and the estimated depreciation and amortization for real estate investments and in-place leases. The estimated depreciation reflects the pre-merger and post-merger difference between the pro forma estimated fair value amounts for buildings and improvements and Chambers' historical carrying values over their estimated remaining useful lives. Amortization of in-place leases is determined by amortizing the estimated pro forma fair value over the remaining lease term.

  GG. The adjustment eliminates Chambers' historical amortization of deferred financing costs and reflects the change in amortization of the debt premiums and discounts based upon the fair valuation as of June 30, 2015, amortized over the remaining term for each debt instrument. The adjustments are as follows (in thousands):

Pro forma merger adjustments to interest expense	Year ended December 31, 2014	Six Months ended June 30, 2015
Net debt premium amortization	$(3,871)	$(1,771)
Deferred financing costs	(2,825)	(1,426)

Total	$(6,696)	$(3,197)

  HH. The adjustment represents the elimination of Chambers' merger related costs for the six months ended June 30, 2015.

  II.    The adjustment represents the difference between Chambers' pro rata share of net income of joint ventures as a result of the fair valuation of the assets and liabilities of the joint ventures. The adjustment reflects the difference between the joint ventures historical depreciation and amortization of real estate and lease intangible assets and liabilities as well as the amortization of discounts and premiums on the associated debt and an adjustment for the difference in the amortization of deferred financing fees.

  JJ.   The adjustment reflects the change the net income attributable to noncontrolling interest related to the Gramercy's OP units based upon the percentage ownership of OP Unit holders relative to the Combined Company's total outstanding shares of common stock and OP Units.

  KK. Adjustment reflects a full period of dividends earned on the 7.125% Series A Cumulative Redeemable Preferred Stock of the Combined Company, for which the shares of Gramercy's 7.125% Series B Cumulative Redeemable Preferred Stock will be exchanged pursuant to the Merger Agreement. The shares of Gramercy's 7.125% Series B Cumulative Redeemable Preferred Stock were issued by Gramercy in August 2014 and replaced its outstanding 8.125% Series A Cumulative Redeemable Preferred Stock, which were redeemed in September 2014.

  LL.  The share amounts reflect the Combined Company's pro forma weighted average basic and diluted shares of common stock outstanding, assuming the Merger occurred on January 1, 2014. The amounts were determined using Gramercy's weighted average share amounts as of the end of the period multiplied by the Exchange Ratio plus Chambers weighted average share amounts as of the end of the period. For basic shares for year ended December 31, 2014, Gramercy's weighted average basic shares outstanding of 26.2 million were multiplied by the exchange ratio of 3.1898

GRAMERCY PROPERTY TRUST INC.

NOTES TO UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

  and added to Chambers' weighted average basic shares outstanding of 236.9 million. The number of weighted average diluted shares outstanding for the year ended December 31, 2014 is equal to the weighted average basic shares outstanding due to the pro forma net loss from continuing operations for the period. For basic shares for the six months ended June 30, 2015, Gramercy's weighted average basic shares outstanding of 51.5 million were multiplied by the exchange ratio of 3.1898 and added to Chambers' weighted average basic shares outstanding of 236.9 million. For diluted shares for the six months ended June 30, 2015, Gramercy's weighted average diluted shares outstanding of 53.0 million were multiplied by the exchange ratio of 3.1898 and added to Chambers' weighted average basic shares outstanding of 237.0 million.

Annex A—Merger Agreement

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

CHAMBERS STREET PROPERTIES,

COLUMBUS MERGER SUB,  LLC

and

GRAMERCY PROPERTY TRUST INC.

dated as of

July 1, 2015

AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER (hereinafter referred to as this "Agreement"), dated July 1, 2015, is by and among Chambers Street Properties, a Maryland real estate investment trust ("Parent"), Columbus Merger Sub, LLC, a Maryland limited liability company and an indirect wholly owned subsidiary of Parent ("Merger Sub"), and Gramercy Property Trust Inc., a Maryland corporation (the "Company"). Parent, Merger Sub and the Company are each sometimes referred to herein as a "Party" and collectively as the "Parties". All capitalized terms used in this Agreement shall have the meaning ascribed to such terms in Section 1.1 or as otherwise defined elsewhere in this Agreement unless the context clearly provides otherwise.

RECITALS

        WHEREAS, the Parties wish to effect a business combination through a merger of the Company with and into Merger Sub, with Merger Sub being the surviving entity (the "Merger"), and each outstanding share of common stock, $0.001 par value per share, of the Company (the "Company Common Shares") issued and outstanding immediately prior to the Effective Time will be converted into the right to receive the Merger Consideration upon the terms and conditions set forth in this Agreement and in accordance with the Maryland Limited Liability Company Act (the "LLC Act") and Maryland General Corporation Law, as amended (the "MGCL");

        WHEREAS, CSP Operating Partnership, LP ("Parent OpCo") is a directly and indirectly wholly-owned subsidiary of Parent, and GPT Property Trust LP ("Company OpCo") is a majority-owned subsidiary of the Company;

        WHEREAS, the board of directors of the Company (the "Company Board") has (a) determined and declared that the Merger and the other transactions contemplated by this Agreement (collectively, the "Transactions") are advisable and in the best interests of the Company, (b) approved and duly and validly authorized the execution and delivery of this Agreement, (c) directed that the Merger be submitted for consideration at a meeting of the Company's stockholders and (d) subject to Section 6.4, resolved to recommend that the Company's stockholders vote in favor of the approval of the Merger (the "Company Board Recommendation") and to include such recommendation in the Joint Proxy Statement;

        WHEREAS, the board of trustees of Parent (the "Parent Board") has (a) determined and declared that the Transactions are advisable and in the best interests of Parent, (b) approved and duly and validly authorized the execution and delivery of this Agreement, (c) directed that the issuance of common shares of beneficial interest, par value $0.01 per share, of Parent (the "Parent Common Shares") in connection with the Merger be submitted for consideration at a meeting of Parent's shareholders and (d) subject to Section 6.4, resolved to recommend that Parent's shareholders vote in favor of the approval of the issuance of Parent Common Shares in connection with the Merger (the "Parent Board Recommendation") and to include such recommendation in the Joint Proxy Statement;

        WHEREAS, Parent, in its capacity as the general partner of Parent OpCo and the sole manager of Merger Sub, has taken all actions required for the execution of this Agreement by Merger Sub and to adopt and approve this Agreement and to approve the consummation by Merger Sub of the Merger and the other Transactions;

        WHEREAS, for U.S. federal income tax purposes it is intended that the Merger shall qualify as a "reorganization" under, and within the meaning of, Section 368(a) of the Code, and this Agreement is intended to be and is adopted as a "plan of reorganization" for the Merger for purposes of Sections 354 and 361 of the Code; and

        WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also prescribe various conditions to the Merger.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

        Section 1.1    Certain Definitions.    For the purposes of this Agreement, the term:

        "Acceptable Confidentiality Agreement" means a confidentiality agreement that contains terms that are no less favorable in the aggregate to the Company or Parent, as applicable, than those contained in the Confidentiality Agreement.

        "affiliate" means, as to any Person, (a) any Person which directly or indirectly controls, is controlled by, or is under common control with such Person, and (b) any Person who is a director, manager, officer, partner or principal of such Person or of any Person which directly or indirectly controls, is controlled by, or is under common control with such Person. For purposes of this definition, "control" of a Person shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by ownership of voting equity, by contract or otherwise.

        "Benefit Plan" means any "employee benefit plan" (within the meaning of Section 3(3) of ERISA) and any employment, consulting, termination, severance, change in control, separation, retention, stock option, restricted stock, profits interest unit, outperformance, stock purchase, deferred compensation, bonus, incentive compensation, fringe benefit, health, medical, dental, disability, accident, life insurance, welfare benefit, cafeteria, vacation, paid time off, perquisite, retirement, pension, or savings or any other compensation or employee benefit plan, agreement, program, policy or other arrangement, whether or not subject to ERISA.

        "business days" means any day other than a Saturday, Sunday or other day on which the banks in Baltimore, Maryland or New York, New York are authorized by law or executive order to be closed.

        "Company Articles" means the charter of the Company.

        "Company Bylaws" means the Amended and Restated Bylaws of the Company, as amended.

        "Company CapEx Budget" shall mean the capital expenditure budget set forth on Section 1.1(a) of the Company Disclosure Letter.

        "Code" means the Internal Revenue Code of 1986.

        "Company Convertible Notes" means the 3.75% Exchangeable Senior Notes of the Company, issued March 18, 2014.

        "Company Directors' Plan" means the Company's Directors' Deferral Program, as amended and restated January 1, 2015.

        "Company ESPP" means the Company's 2008 Employee Stock Purchase Plan.

        "Company ESPP Award" means an option to purchase Company Common Shares pursuant to the terms and conditions of the Company ESPP.

        "Company Equity Plans" means the Company's 2015 Equity Incentive Plan, 2012 Inducement Equity Incentive Plan, effective June 7, 2012, and Amended and Restated 2004 Equity Incentive Plan, effective July 27, 2004, as amended June 10, 2008 and October 27, 2008.

        "Company Financial Advisor" means Morgan Stanley & Co. Incorporated.

        "Company Governing Documents" means the Company Articles and the Company Bylaws.

        "Company IP" means the Owned Company IP and Licensed Company IP.

        "Company Joint Ventures" means the entities set forth on Section 1.1(b) of the Company Disclosure Letter.

        "Company Material Adverse Effect" means any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the assets, properties, liabilities, financial condition, business or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that no Effects resulting or arising from the following shall be deemed to constitute a Company Material Adverse Effect or shall be taken into account when determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur: (i) any changes in general United States or global economic conditions, (ii) conditions (or changes therein) in any industry or industries in which the Company operates, (iii) general economic, political and/or regulatory conditions (or changes therein), including any changes effecting financial, credit or capital market conditions, including changes in interest or exchange rates, (iv) any change in GAAP or interpretation thereof, (v) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, or other change in any applicable Law of or by any Governmental Entity, (vi) any actions taken, or the failure to take any action, as required by the terms of this Agreement or at the request or with the consent of Parent or Merger Sub and any Effect directly attributable to the negotiation, execution or announcement of this Agreement and the Transactions (including the Merger), including any litigation arising therefrom (including any litigation arising from allegations of a breach of duty or violation of applicable Law), and any adverse change in customer, employee (including employee departures), supplier, financing source, lessee, licensor, licensee, sub-licensee, stockholder, joint venture partner or similar relationship resulting therefrom, including as a result of the identity of Parent, (vii) changes in the price or trading volume of the Company Common Shares (it being understood that the facts or occurrences giving rise or contributing to such changes that are not otherwise excluded from the definition of a "Company Material Adverse Effect" may be taken into account), (viii) any failure by the Company to meet any internal or published projections, estimates or expectations of the Company's revenue, earnings or other financial performance or results of operations for any period (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a "Company Material Adverse Effect" may be taken into account), (ix) Effects arising out of changes in geopolitical conditions, acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, earthquakes, tornados, hurricanes, or other weather conditions or natural calamities or other force majeure events, including any material worsening of such conditions threatened or existing as of the date of this Agreement, (x) any reduction in the credit rating of the Company or its Subsidiaries (it being understood that the facts or occurrences giving rise or contributing to such reduction or any consequences resulting from such reduction that are not otherwise excluded from the definition of a "Company Material Adverse Effect" may be taken into account), (xi) any breach, violation or non-performance by Parent, Merger Sub or any of their respective affiliates of any of their obligations under this Agreement, and (xii) any bankruptcy, insolvency or reorganization of any tenant under any Company Lease or the commencement of any bankruptcy, insolvency or reorganization proceeding with respect to any tenant under any Company Lease, provided that if any Effect described in clauses (i), (ii), (iii) (iv), (v) and (ix) has had a materially disproportionate adverse impact on the Company relative to other companies of comparable size to the

Company operating in the industry or industries in which the Company operates, then the incremental impact of such event shall be taken into account for the purpose of determining whether a Company Material Adverse Effect has occurred.

        "Company Option" means an option to purchase Company Common Shares.

        "Company RSU Award" means an award of restricted share units (other than a Phantom Share Award) with respect to Company Common Shares that vest on the basis of time or the achievement of applicable performance goals.

        "Company Shareholder Approval" means the affirmative vote of the holders of at least a majority of the outstanding Company Common Shares entitled to vote at the Company Shareholder Meeting to approve the Merger.

        "Company Shareholder Meeting" means the meeting of the holders of Company Common Shares for the purpose of seeking the Company Shareholder Approval, including any postponement or adjournment thereof.

        "Confidentiality Agreement" means the Confidentiality and Non-Disclosure Agreement, dated February 27, 2015, between Parent and the Company.

        "Effect" means any change, effect, development, circumstance, condition, state of facts, event or occurrence.

        "Environmental Law" means any and all applicable Laws existing on the date hereof which (i) regulate or relate to the protection or clean-up of the environment; the use, treatment, storage, transportation, handling, disposal or release of Hazardous Substances, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or the protection of the health and safety of employees; or (ii) impose liability or responsibility with respect to any of the foregoing, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), or any other Law of similar effect.

        "Environmental Permits" means any material permit, license, authorization or approval required under applicable Environmental Laws.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder.

        "Expenses" means all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party and its affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Joint Proxy Statement, the solicitation of shareholders and shareholder approvals, shareholder litigation, the filing of any required notices under any Antitrust Laws, any filings with the SEC and all other matters related to the closing of the Merger and the other Transactions.

        "Financing Sources" means the agents, arrangers, lenders and other entities that have committed to provide or arrange the Financing or other financings in connection with the transactions contemplated hereby, including the parties to any joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto, together with their respective affiliates, and the respective officers, directors, employees, partners, trustees, shareholders, controlling persons, agents and representatives of the foregoing, and their respective successors and assigns.

        "Hazardous Substances" means any toxic, carcinogenic, reactive, corrosive, ignitable or flammable chemical or chemical compound or hazardous substance, material or waste, whether solid, liquid or gas, in each case, that is subject to regulation, control or remediation under any Environmental Laws.

        "Indebtedness" means with respect to any Person, (i) all indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured, (ii) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person, (iii) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets, (iv) all obligations under capital leases, (v) all obligations in respect of bankers acceptances, letters of credit, or similar instruments (vi) all obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions, and (vii) any guarantee of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument.

        "Intellectual Property Rights" means all rights in or to all U.S. or foreign: (i) inventions (whether or not patentable), patents and patent applications and any other governmental grant for the protection of inventions or industrial designs, (ii) trademarks, service marks, trade dress, logos, brand names, trade names and corporate names, whether registered or unregistered, and the goodwill associated therewith, together with any registrations and applications for registration thereof, (iii) copyrights, whether registered or unregistered, and any registrations and applications for registration thereof, (iv) trade secrets and confidential information, including know-how, concepts, methods, processes, designs, schematics, drawings, formulae, technical data, specifications, research and development information, technology, and business plans, (v) rights in databases and data collections (including knowledge databases, customer lists and customer databases), and (vi) domain name registrations.

        "Investment Company Act" means the Investment Company Act of 1940, as amended.

        "IRS" means the United States Internal Revenue Service.

        "knowledge" will be deemed to be, as the case may be, the actual knowledge, following reasonable inquiry, of (i) the persons set forth in Section 1.1(d) of the Company Disclosure Letter, with respect to the Company, or (ii) the persons set forth in Section 1.1(a) of the Parent Disclosure Letter, with respect to Parent or Merger Sub.

        "Law" means any statute, code, rule, regulation, order, ordinance, judgment or decree or other pronouncement of any Governmental Entity.

        "Licensed Company IP" means all Intellectual Property Rights that are licensed to the Company by third parties and are material to the conduct of the business of the Company.

        "Licensed Parent IP" means all Intellectual Property Rights that are licensed to Parent by third parties and are material to the conduct of the business of Parent.

        "Lien" means any lien, pledge, hypothecation, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

        "LTIP Units" means LTIP units granted pursuant to the form of Company and GKK Capital LP 2012 Long-Term Outperformance Plan Award Agreement.

        "MRL" means the Maryland REIT Law.

        "Order" means any order, judgment, writ, stipulation, settlement, award, injunction, decree, consent decree, decision, ruling, subpoena, verdict, or arbitration award entered, issued, made or rendered by any arbitrator or Governmental Entity of competent jurisdiction.

        "Outside Date" means January 31, 2016.

        "Owned Company IP" means (i) all Intellectual Property Rights that are the subject of any registrations or applications or filings for registration with any Governmental Entity, including the United States Patent and Trademark Office, foreign patent offices, or the United States Copyright office and (ii) domain names, in each case, that are owned by the Company or any of its Subsidiaries and are material to the conduct of the business of the Company.

        "Owned Parent IP" means (i) all Intellectual Property Rights that are the subject of any registrations or applications or filings for registration with any Governmental Entity, including the United States Patent and Trademark Office, foreign patent offices, or the United States Copyright office and (ii) domain names, in each case, that are owned by Parent or any of its Subsidiaries and are material to the conduct of the business of Parent.

        "Parent Bylaws" means the Fourth Amended and Restated Bylaws of Parent, as amended.

        "Parent CapEx Budget" shall mean the capital expenditure budget set forth on Section 1.1(b) of the Parent Disclosure Letter.

        "Parent Declaration" means the declaration of trust of Parent.

        "Parent Equity Plan" means Parent's Amended and Restated 2004 Equity Incentive Plan and 2013 Equity Incentive Plan.

        "Parent Financial Advisor" means J.P. Morgan Securities LLC.

        "Parent Governing Documents" means the Parent Bylaws and the Parent Declaration.

        "Parent IP" means the Owned Parent IP and Licensed Parent IP.

        "Parent Joint Ventures" means the entities set forth on Section 1.1(c) of the Parent Disclosure Letter.

        "Parent Material Adverse Effect" means any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the assets, properties, liabilities, financial condition, business or results of operations of Parent and its Subsidiaries, taken as a whole; provided, however, that no Effects resulting or arising from the following shall be deemed to constitute a Parent Material Adverse Effect or shall be taken into account when determining whether a Parent Material Adverse Effect has occurred, or would reasonably be expected to occur: (i) any changes in general United States or global economic conditions, (ii) conditions (or changes therein) in any industry or industries in which Parent operates, (iii) general economic, political and/or regulatory conditions (or changes therein), including any changes effecting financial, credit or capital market conditions, including changes in interest or exchange rates, (iv) any change in GAAP or interpretation thereof, (v) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, or other change in any applicable Law of or by any Governmental Entity, (vi) any actions taken, or the failure to take any action, as required by the terms of this Agreement or at the request or with the consent of the Company and any Effect directly attributable to the negotiation, execution or announcement of this Agreement and the Transactions (including the Merger), including any litigation arising therefrom (including any litigation arising from allegations of a breach of duty or violation of applicable Law), and any adverse change in customer, employee (including employee departures), supplier, financing source, lessee, licensor, licensee, sub-licensee, stockholder, joint venture partner or similar relationship resulting therefrom, including as a result of the identity of the Company, (vii) changes in the price or trading volume of the Parent Common Shares (it being understood that the facts or occurrences giving rise or contributing to such changes that are not otherwise excluded from the definition of a "Parent Material Adverse Effect" may be taken into account), (viii) any failure by Parent to meet any internal or published projections, estimates or expectations of Parent's revenue, earnings or other financial performance or results of operations for any period, (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a "Parent Material Adverse Effect" may be taken into account), (ix) Effects arising out of changes in geopolitical conditions, acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, earthquakes, tornados, hurricanes, or other weather conditions or natural calamities or other force majeure events, including any material worsening of such conditions threatened or existing as of the date of this Agreement,

(x) any reduction in the credit rating of Parent or its Subsidiaries (it being understood that the facts or occurrences giving rise or contributing to such reduction or any consequences resulting from such reduction that are not otherwise excluded from the definition of a "Parent Material Adverse Effect" may be taken into account), (xi) any breach, violation or non-performance by the Company or any of its affiliates of any of their obligations under this Agreement, (xii) any actions taken pursuant to the provisions set forth on Section 1.1(c) of the Parent Disclosure Letter, and (xiii) any bankruptcy, insolvency or reorganization of any tenant under any Parent Lease or the commencement of any bankruptcy, insolvency or reorganization proceeding with respect to any tenant under any Parent Lease; provided that if any Effect described in clauses (i), (ii), (iii), (iv), (v), and (ix) has had a materially disproportionate adverse impact on Parent relative to other companies of comparable size to Parent operating in the industry or industries in which Parent operates, then the incremental impact of such event shall be taken into account for the purpose of determining whether a Parent Material Adverse Effect has occurred.

        "Parent PSU" means performance share units with respect to Parent Common Shares that vest on the basis of achievement of applicable performance goals.

        "Parent RSU" means a restricted share unit with respect to Parent Common Shares that vests on the basis of time or achievement of applicable performance targets.

        "Parent Shareholder Approval" means the affirmative vote of not less than a majority of the votes cast by the holders of Parent Common Shares at the Parent Shareholder Meeting to approve the issuance of Parent Common Shares in connection with the Merger.

        "Parent Shareholder Meeting" means the meeting of the holders of Parent Common Shares for the purpose of seeking the Parent Shareholder Approval, including any postponement or adjournment thereof.

        "Permitted Liens" means any (i) Liens relating to the Indebtedness set forth on Section 4.14(a)(iv) of the Company Disclosure Letter or Section 5.14(a)(iv) of the Parent Disclosure Letter, (ii) Liens that result from any statutory or other Liens for Taxes or assessments that are not yet subject to penalty or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves (to the extent such reserves are required pursuant to GAAP) (iii) (A) Company Material Contracts or Parent Material Contracts, as applicable, and (B) Liens arising under any service contracts, management agreements and leasing commission agreements, in each case, which are not material to the Company or Parent, as applicable, (iv) air rights affecting any Company Property or Parent Property, as applicable, (v) zoning regulations, permits and licenses, (vi) Liens that are disclosed on the existing Company Title Insurance Policies or Parent Title Insurance Policies provided prior to the date hereof to the Company or Parent, as applicable, and, with respect to leasehold interests, Liens on the underlying fee or leasehold interest of the applicable ground lessor, lessor or sublessor, (vii) any cashiers', landlords', workers', mechanics', carriers', workmen's, repairmen's and materialmen's Liens and other similar Liens imposed by Law and incurred in the ordinary course of business that are not yet subject to penalty or the validity of which is being contested in good faith by appropriate proceedings, (viii) with respect to Real Property, non-monetary Liens or other minor imperfections of title, which may include (A) easements whether or not shown by the public records, overlaps, encroachments and any matters not of record which would be disclosed by an accurate survey or a personal inspection of the property, (B) any supplemental Taxes or assessments not shown by the public records and (C) title to any portion of the premises lying within the right of way or boundary of any public road or private road, in all cases to the extent such non-monetary Liens or minor imperfections of title do not materially impair the value of the applicable Company Property or Parent Property, as applicable, or the continued use and operation of the applicable Company Property or Parent Property, as applicable, in each case, as currently used and operated, (ix) rights of parties in possession, and (x) ordinary course, non-exclusive licenses of Intellectual Property Rights.

        "Person" means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

        "Phantom Share Award" means an award to a Company non-employee director of rights to receive a Company Common Share.

        "Representatives" means, when used with respect to Parent, Merger Sub or the Company, the directors, officers, joint venture partners (solely for the purpose of Section 7.1), financing sources, employees, consultants, financial advisors, accountants, legal counsel, investment bankers, and other agents, advisors and representatives of Parent or the Company, as applicable, and their respective Subsidiaries.

        "Restricted Company Share Award" means an award of Company Common Shares that is subject to vesting or other risks of forfeiture.

        "Restricted Parent Share" means a Parent Common Share subject to vesting or other risks of forfeiture.

        "Significant Subsidiary" means any Subsidiary of the Company or Parent, as applicable, that is material or constitutes a "significant subsidiary" of the Company or Parent, as applicable, within the meaning of Rule 1-02 of Regulation S-X promulgated under the Securities Act.

        "Specified Property" means the Parent Property set forth on Section 1.1(e) of the Parent Disclosure Letter.

        "Subsidiary" or "Subsidiaries" means with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (i) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (ii) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership. For the purposes of this Agreement, (i) the Company Joint Ventures and their Subsidiaries shall not be deemed to be Subsidiaries of the Company or any of its respective Subsidiaries and (ii) the Parent Joint Ventures and their Subsidiaries shall not be deemed to be Subsidiaries of Parent or any of its respective Subsidiaries.

        "Tax" or "Taxes" means any and all taxes, levies, duties, tariffs, imposts and other similar charges and fees (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity that administers Taxes, including income, franchise, windfall or other profits, gross receipts, premiums, property, sales, use, net worth, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, gains tax and license, registration and documentation fees, severance, occupation, environmental, customs duties, disability, real property, personal property, registration, alternative or add-on minimum, or estimated tax, including any interest, penalty, or addition thereto, whether disputed or not.

        "Tax Return" means any report, return, certificate, claim for refund, election, estimated tax filing or declaration required to be filed with any Governmental Entity that administers Taxes with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

        "Trustee RSU" means a restricted share unit granted to a member of the Parent Board pursuant to a Parent Equity Plan that is settled with a Parent Common Share.

        "Willful Breach" means a deliberate act or a deliberate failure to act, which act or failure to act constitutes a material breach of this Agreement, regardless of whether breaching was the object of the act or failure to act.

        Section 1.2    Terms Defined Elsewhere.    The following terms are defined elsewhere in this Agreement, as indicated below:

"Agreement"	Preamble
"Antitrust Laws"	Section 7.2(b)
"Articles of Merger"	Section 2.3
"Base Premium"	Section 7.4(d)
"Book-Entry Company Shares"	Section 3.2(b)(i)
"Certificates"	Section 3.2(b)(i)
"Closing"	Section 2.2
"Closing Date"	Section 2.2
"Company"	Preamble
"Company Adverse Recommendation Change"	Section 6.4(c)
"Company Agreements"	Section 4.14(a)
"Company Benefit Plans"	Section 4.11(a)
"Company Board"	Recitals
"Company Board Recommendation"	Recitals
"Company Common Shares"	Recitals
"Company Designees"	Section 7.12(a)
"Company Disclosure Letter"	Article IV
"Company Employees"	Section 6.6(b)
"Company Equity Interests"	Section 4.2(a)
"Company Expense Reimbursement Amount"	Section 9.2(e)
"Company Expense Reimbursement Base Amount"	Section 9.2(e)
"Company Financial Statements"	Section 4.6(b)
"Company IP Agreements"	Section 4.17(b)
"Company Leases"	Section 4.19(e)
"Company Material Contract"	Section 4.14(b)
"Company OpCo"	Recitals
"Company Pending Acquisitions"	Section 6.1(e)
"Company Permits"	Section 4.18(b)
"Company Properties"	Section 4.19(a)
"Company SEC Documents"	Section 4.6(a)

"Company Series B Preferred Stock"	Section 3.1(b)
"Company Subsidiary"	Section 4.1(b)
"Company Subsidiary Partnership"	Section 4.13(f)
"Company Tax Protection Agreements"	Section 4.13(f)
"Company Tax Representation Letter"	Section 6.3(a)
"Company Termination Fee"	Section 9.2(e)
"Company Third Party"	Section 4.19(h)
"Company Title Insurance Policies"	Section 4.19(j)
"Company Transaction Litigation"	Section 7.9
"Company Termination Fee Base Amount"	Section 9.2(e)
"Competing Proposal"	Section 6.4(k)
"Contract"	Section 4.14(a)
"Covered Persons"	Section 7.4(a)
"Effective Time"	Section 2.3
"Enforceability Exceptions"	Section 4.3
"Exchange Act"	Section 4.5
"Exchange Agent"	Section 3.2(a)
"Exchange Fund"	Section 3.2(a)
"Exchange Ratio"	Section 3.1(a)
"Financing"	Section 7.14(a)
"Form S-4"	Section 4.5
"Fractional Share Consideration"	Section 3.1(a)
"Fractional Shares"	Section 3.6(b)
"GAAP"	Section 4.6(b)
"GIT I"	Section 8.2(d)
"GIT II"	Section 8.2(d)
"Governmental Entity"	Section 4.5
"Indemnification Agreements"	Section 7.4(a)
"Initial Year of Participation"	Section 6.6(b)
"Joint Proxy Statement"	Section 4.5
"Legal Proceeding"	Section 4.10
"LLC Act"	Recitals
"Material Company Leases"	Section 4.19(f)
"Material Parent Leases"	Section 5.19(f)

"Maximum Company REIT Amount"	Section 9.2(e)
"Maximum Parent REIT Amount"	Section 9.2(f)
"Merger"	Recitals
"Merger Consideration"	Section 3.1(a)
"Merger Sub"	Preamble
"MGCL"	Recitals
"New Plans"	Section 6.6(b)
"NYSE"	Section 4.5
"Old Plans"	Section 6.6(b)
"OpCo Merger"	Section 6.10
"Parent"	Preamble
"Parent Board"	Recitals
"Parent Adverse Recommendation Change"	Section 6.4(g)
"Parent Agreements"	Section 5.14(a)
"Parent Benefit Plans"	Section 5.11(a)
"Parent Common Shares"	Recitals
"Parent Disclosure Letter"	Article V
"Parent Employees"	Section 6.6(a)
"Parent Equity Interests"	Section 4.2(a)
"Parent Expense Reimbursement Amount"	Section 9.2(f)
"Parent Expense Reimbursement Base Amount"	Section 9.2(f)
"Parent Financial Statements"	Section 5.6(b)
"Parent IP Agreements"	Section 5.17(b)
"Parent Leases"	Section 5.19(e)
"Parent Material Contract"	Section 5.14(b)
"Parent OpCo"	Recitals
"Parent Pending Acquisitions"	Section 6.2(e)
"Parent Permits"	Section 5.18(b)
"Parent Preferred Shares"	Section 4.2(a)
"Parent Properties"	Section 5.19(a)
"Parent SEC Documents"	Section 5.6(a)
"Parent Series A Preferred Shares"	Section 3.1(b)
"Parent Subsidiary"	Section 4.1(b)
"Parent Subsidiary Partnership"	Section 5.13(f)

"Parent Tax Protection Agreements"	Section 5.13(f)
"Parent Tax Representation Letter"	Section 6.3(b)
"Parent Termination Fee"	Section 9.2(f)
"Parent Third Party"	Section 5.19(h)
"Parent Title Insurance Policies"	Section 5.19(j)
"Parent Termination Fee Base Amount"	Section 9.2(f)
"Parent Transaction Litigation"	Section 7.9
"Parent Welfare Plans"	Section 6.6(b)
"Parties"	Preamble
"Qualified REIT Subsidiary"	Section 4.1(c)
"Qualifying Income"	Section 9.2(e)
"REIT"	Section 4.13(b)
"REIT Requirements"	Section 9.2(a)
"Representation Letters"	Section 7.14(a)
"Sarbanes-Oxley Act"	Section 4.6(a)
"SDAT"	Section 2.3
"SEC"	Section 4.5
"Securities Act"	Section 4.6(a)
"Special Distribution"	Section 6.1(c)
"Superior Proposal"	Section 6.4(l)
"Surviving Entity"	Section 2.1
"Takeover Statutes"	Section 4.25
"Taxable REIT Subsidiary"	Section 4.1(c)
"Tax Guidance"	Section 9.2(e)
"Transaction Litigation"	Section 7.9
"Transactions"	Recitals

        Section 1.3    Interpretation.    Unless the express context otherwise requires:

          (a)   the words "hereof," "herein," and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

          (b)   terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

          (c)   the terms "Dollars" and "$" mean United States Dollars;

          (d)   references herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement;

          (e)   wherever the word "include," "includes," or "including" is used in this Agreement, it shall be deemed to be followed by the words "without limitation";

          (f)    references herein to any gender shall include each other gender;

          (g)   references herein to any Person shall include such Person's heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this clause (g) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

          (h)   references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

          (i)    references herein to any contract (including this Agreement) mean such Contract as amended, supplemented or modified from time to time in accordance with the terms thereof;

          (j)    with respect to the determination of any period of time, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding";

          (k)   references herein to any Law or any license mean such Law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time;

          (l)    references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder;

          (m)  any item shall be considered "made available" to Parent, Merger Sub or the Company, as applicable, to the extent such phrase appears in this Agreement, if such item has been provided in writing (including via electronic mail) to such Party, posted by (i) in the case of Parent or Merger Sub, the Company or its Representatives in the electronic data room established by the Company or, in the case of any documents filed with the SEC, filed by the Company with the SEC at least two business days prior to the date hereof or (ii) in the case of the Company, Parent or Merger Sub or their respective Representatives in the electronic data room established by Parent or, in the case of any documents filed with the SEC, filed by Parent with the SEC at least two business days prior to the date hereof; and

          (n)   The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

ARTICLE II

THE MERGER

        Section 2.1    The Merger.    Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the LLC Act and MGCL, at the Effective Time, the Company shall be merged with and into Merger Sub, whereupon the separate existence of the Company will cease, with Merger Sub surviving the Merger (Merger Sub, as the surviving entity in the Merger, sometimes being referred to herein as the "Surviving Entity"), such that following the Merger, the Surviving Entity will be a wholly owned subsidiary of Parent. The Merger shall have the effects provided in this Agreement and as specified in the LLC Act and MGCL.

        Section 2.2    Closing.    The closing of the Merger (the "Closing") will take place at 10:00 a.m., New York time, at the New York offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP on the second (2nd) business day after the satisfaction or waiver of the last of the conditions set forth in Article VIII to be satisfied or waived (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or at such other date or place as is agreed to in writing by the Company and Parent. The date on which the Closing actually takes place is referred to as the "Closing Date."

        Section 2.3    Effective Time.    On the Closing Date, the Company, Parent and Merger Sub shall (i) cause articles of merger with respect to the Merger (the "Articles of Merger") to be duly executed and filed with the State Department of Assessments and Taxation of Maryland (the "SDAT") in accordance with the MGCL and LLC Act and (ii) make any other filings, recordings or publications required to be made by the Company or Merger Sub under the MGCL and LLC Act in connection with the Merger. The Merger shall become effective at such time as the Articles of Merger are accepted for record by the SDAT or on such date and time (not to exceed thirty (30) days from the date the Articles of Merger are accepted for record) as shall be agreed to by the Company and Parent and specified in the Articles of Merger (such date and time being hereinafter referred to as the "Effective Time").

        Section 2.4    Effects of the Merger.    The Merger shall have the effects set forth in the MGCL, the LLC Act, this Agreement and the Articles of Merger.

        Section 2.5    Officers.    From and after the Effective Time, the officers of Merger Sub at the Effective Time, or such executives as the Company shall select prior to the Effective Time, shall be the officers of the Surviving Entity, until their respective successors are duly elected or appointed and qualified in accordance with applicable Law.

        Section 2.6    Governing Documents.    At the Effective Time, the articles of organization and limited liability company agreement of Merger Sub, as in effect immediately prior to the Effective Time and attached hereto as Exhibit A and Exhibit B, respectively, shall be the articles of organization and limited liability company agreement of the Surviving Entity, until thereafter amended, subject to Section 7.4, in accordance with applicable Law and the applicable provisions of such articles of organization and limited liability company agreement.

        Section 2.7    Tax Consequences.    It is intended that, for U.S. federal income tax purposes, the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement be, and is hereby adopted as, a plan of reorganization for purposes of Sections 354 and 361 of the Code.

ARTICLE III

TREATMENT OF SECURITIES

        Section 3.1    Treatment of Shares.    At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any securities of the Company or of Merger Sub:

          (a)    Treatment of Company Common Shares.    Each Company Common Share issued and outstanding immediately prior to the Effective Time (other than Company Common Shares to be cancelled in accordance with Section 3.4) shall be converted into the right to receive 3.1898 (the "Exchange Ratio") validly issued, fully paid and nonassessable Parent Common Shares (subject to adjustment pursuant to Section 3.1(e)) (the "Merger Consideration"). From and after the Effective Time, all such Company Common Shares shall no longer be outstanding and shall automatically be cancelled, retired and shall cease to exist, and each holder of a Company Common Share shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such Company Common Share in accordance with Section 3.2, including the right to receive, pursuant to Section 3.6, cash in lieu of fractional Parent Common Shares, if any, into which such Company Common Shares would have been converted pursuant to this Section 3.1(a) (the "Fractional Share Consideration"), and any dividends or other distributions with a record date prior to the Effective Time which may have been declared by the Company and which remain unpaid at the Effective Time together with the amounts, if any, payable pursuant to Section 3.2(f).

          (b)    Treatment of Shares of Company Series B Preferred Stock.    At the Effective Time, by virtue of the Merger: (i) each share of 7.125% Series B Cumulative Redeemable Preferred Stock, par value $0.001 per share, of the Company (the "Company Series B Preferred Stock") that is issued and outstanding immediately prior to the Effective Time shall be automatically converted into one newly issued 7.125% Series A Cumulative Redeemable Preferred Share, par value $0.01 per share, of Parent (the "Parent Series A Preferred Shares"), with the terms of the Parent Series A Preferred Shares set forth in articles supplementary substantially in the form set forth in Exhibit C, having the preferences, rights and privileges materially unchanged from the preference, rights and privileges of the Company Series B Preferred Stock prior to the Merger.

          (c)    Treatment of Merger Sub Securities.    All equity securities of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain as equity securities of the Surviving Entity.

          (d)    Treatment of Parent Common Shares.    Each Parent Common Share issued and outstanding immediately prior to the Effective Time shall remain as equity securities of Parent.

          (e)    Adjustment to Merger Consideration.    The Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Company Common Shares effectuated after the date hereof and prior to the Effective Time, so as to provide the holders of Company Common Shares with the same economic effect as contemplated by this Agreement prior to such event and as so adjusted shall, from and after the date of such event, be the Merger Consideration. The Exchange Ratio shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Parent Common Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Parent Common Shares after the date hereof and prior to the Effective Time, so as to provide the holders of Company Common Shares with the same economic effect as contemplated by this Agreement prior to such event and as so adjusted shall, from and after the date of such event, be the Exchange Ratio.

        Section 3.2    Payment for Securities; Surrender of Certificates.

          (a)    Exchange Fund.    Not less than five (5) business days prior to the Effective Time, Parent or Merger Sub shall designate a bank or trust company reasonably acceptable to the Company to act as the exchange agent in connection with the Merger (the "Exchange Agent"). As of the Effective Time, Parent shall, for the sole benefit of the holders of the Company Common Shares, deposit with the Exchange Agent (i) evidence of Parent Common Shares in book-entry form issuable pursuant to Section 3.1(a) equal to the aggregate Merger Consideration (excluding any Fractional Share Consideration) and (ii) cash in immediately available funds in an amount sufficient to pay the aggregate Fractional Share Consideration (such evidence of book-entry Parent Common Shares and cash amounts, together with any dividends or other distributions pursuant to Section 3.2(f), the "Exchange Fund"), in each case, for the sole benefit of the Company's stockholders. In the event the Exchange Fund shall be insufficient to make the payments to the Company's stockholder as contemplated by Section 3.1, Parent shall, or shall cause Merger Sub to, promptly deposit additional Parent Common Shares or funds, as applicable, with the Exchange Agent in an amount which is equal to the deficiency in the amount required to make such payment. Parent shall cause the Exchange Agent to make, and the Exchange Agent shall make, delivery of the Merger Consideration out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement. The cash portion of the Exchange Fund shall be invested by the Exchange Agent as reasonably directed by Parent; provided, however, that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated P-1 or A-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding Ten Billion U.S. Dollars ($10,000,000,000) (based on the most recent financial statements of such bank that are then publicly available), and that no such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book-Entry Company Shares pursuant to this Article III. Any interest and other income resulting from such investments shall be paid to the Surviving Entity on the earlier of (i) one (1) year after the Effective Time or (ii) the full payment of the Exchange Fund.

          (b)    Procedures for Surrender.

            (i)    Promptly following the Effective Time, Parent shall, and shall cause the Surviving Entity to, cause the Exchange Agent to mail (and make available for collection by hand) to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Company Common Shares (the "Certificates") or non-certificated Company Common Shares represented by book-entry ("Book-Entry Company Shares") and whose Company Common Shares were converted pursuant to Section 3.1 into the right to receive the Merger Consideration (A) a letter of transmittal in customary form, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent or, in the case of Book-Entry Company Shares, upon adherence to the procedures set forth in the letter of transmittal and (B) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Company Shares in exchange for payment of the Merger Consideration, including any amount payable in respect of the Fractional Share Consideration in accordance with Section 3.6, and any dividends or other distributions on Parent Common Shares in accordance with Section 3.2(f). Such instructions shall provide that (1) at the election of the surrendering holder, Certificates may be surrendered by hand delivery or otherwise, (2) the Merger Consideration in exchange for Certificates and Book-Entry Company Shares shall be delivered in uncertificated book-entry form to the surrendering holder and (3) the Fractional Share Consideration, if any, payable in exchange for Certificates and Book-Entry Company Shares will be payable by wire transfer to the surrendering holder.

            (ii)   Upon surrender of a Certificate (or an affidavit of loss in lieu thereof) or Book-Entry Company Share for cancellation to the Exchange Agent, together with a duly completed and validly executed letter of transmittal in accordance with the instructions thereto, and such other documents as may be reasonably required by the Exchange Agent, the holder of such Certificate or Book-Entry Company Share shall be entitled to receive in exchange therefor the Merger Consideration for each Company Common Share formerly represented by such Certificate or Book-Entry Company Share pursuant to the provisions of this Article III and, if applicable, the Fractional Share Consideration that such holder has the right to receive pursuant to Section 3.6, and any amounts that such holder has the right to receive in respect of dividends or other distributions on Parent Common Shares in accordance with Section 3.2(f) less any required withholding of Taxes, plus any dividends or other distributions with a record date prior to the Effective Time which may have been authorized by the Company and which remain unpaid at the Effective Time. Any Certificates (or affidavit of loss in lieu thereof) or Book-Entry Company Shares so surrendered shall be forthwith cancelled.

            (iii)  If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that (A) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (B) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the reasonable satisfaction of the Surviving Entity that such Tax either has been paid or is not required to be paid. Payment of the applicable Merger Consideration with respect to Book-Entry Company Shares shall only be made to the Person in whose name such Book-Entry Company Shares are registered.

            (iv)  Until surrendered as contemplated by this Section 3.2, each Certificate and Book-Entry Company Share shall be deemed at any time from and after the Effective Time to represent only the right to receive the applicable Merger Consideration as contemplated by this Article III, including any amount payable in respect of the Fractional Share Consideration in accordance with Section 3.6, and any dividends or other distributions on Parent Common Shares in accordance with Section 3.2(f) and any dividends or other distributions with a record date prior to the Effective Time which may have been authorized by the Company and which remain unpaid at the Effective Time.

            (v)   The delivery of the Parent Series A Preferred Shares in exchange for shares of Company Series B Preferred Stock shall be subject to the delivery to the Surviving Entity of certificates (if any) representing such shares of Company Series B Preferred Stock (or affidavits of loss in lieu thereof).

          (c)    Transfer Books; No Further Ownership Rights in Company Common Shares.    At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Company Common Shares on the records of the Company. From and after the Effective Time, the holders of Company Common Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Common Shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates or Book-Entry Company Shares are presented to the Surviving Entity for any reason, they shall be cancelled and exchanged as provided in this Agreement.

          (d)    Termination of Exchange Fund; No Liability.    At any time following twelve (12) months after the Effective Time, the Surviving Entity shall be entitled to require the Exchange Agent to deliver to it any funds (including any interest received with respect thereto) remaining in the Exchange Fund that have not been disbursed, or for which disbursement is pending subject only to the Exchange Agent's routine administrative procedures, to holders of Certificates or Book-Entry Company Shares, and thereafter such holders shall be entitled to look only to the Surviving Entity and Parent (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the applicable Merger Consideration, including any amount payable in respect of the Fractional Share Consideration in accordance with Section 3.6, and any dividends or other distributions on Parent Common Shares in accordance with Section 3.2(f) and any dividends or other distributions with a record date prior to the Effective Time which may have been authorized by the Company and which remain unpaid at the Effective Time, payable upon due surrender of their Certificates or Book-Entry Company Shares and compliance with the procedures in Section 3.2(b). Notwithstanding the foregoing, none of the Surviving Entity, Parent or the Exchange Agent shall be liable to any holder of a Certificate or Book-Entry Company Share for any Merger Consideration or other amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

          (e)    Lost, Stolen or Destroyed Certificates.    In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof and, if reasonably required by the Surviving Entity, the posting by such holder of a bond in such reasonable and customary amount as the Surviving Entity may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the applicable Merger Consideration payable in respect thereof pursuant to Section 3.1 hereof, including any amount payable in respect of the Fractional Share Consideration in accordance with Section 3.6, and any dividends or other distributions on Parent Common Shares in accordance with Section 3.2(f) and any dividends or other distributions with a record date prior to the Effective Time which may have been authorized by the Company and which remain unpaid at the Effective Time.

          (f)    Dividends with Respect to Parent Common Shares.    No dividends or other distributions with respect to Parent Common Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Company Share with respect to the Parent Common Shares issuable hereunder, and all such dividends and other distributions paid with respect to such Parent Common Shares to which such holder is entitled pursuant to this Agreement shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate or Book-Entry Company Share (or affidavit of loss in lieu thereof) in accordance with this Agreement. Subject to applicable Laws, following surrender of any such Certificate or Book-Entry Company Share (or affidavit of loss in lieu thereof and if required by Section 3.2(e), posting of a bond) there shall be paid to the holder thereof, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Parent Common Shares to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such Parent Common Shares.

        Section 3.3    Dissenter's Rights.    No dissenters' or appraisal rights shall be available with respect to the Merger or the other Transactions.

        Section 3.4    Treatment of Equity Awards.

          (a)    Restricted Company Share Awards.    As of the Effective Time, each Restricted Company Share Award granted under a Company Equity Plan outstanding immediately prior to the Effective Time, by virtue of the Merger and without action by the holder of any Restricted Company Share Award, shall be converted into an award of Restricted Parent Shares with respect to a number of Parent Common Shares, rounded to the nearest whole share, determined by multiplying the number of Company Common Shares subject to such Restricted Company Share Award immediately prior to the Effective Time by the Exchange Ratio, subject to and in accordance with the terms of the applicable Company Equity Plan and Restricted Company Share Award agreement in effect immediately prior to the Effective Time (with continuation of the applicable vesting terms, and giving effect to Section 6.6(d)).

          (b)    Company Restricted Share Unit Awards.    As of the Effective Time, each Company RSU Award granted under a Company Equity Plan outstanding immediately prior to the Effective Time, by virtue of the Merger and without action by the holder of the Company RSU Award, shall be converted into an award of Parent RSUs with respect to a number of Parent Common Shares, rounded to the nearest whole share, determined by multiplying the number of Company Common Shares subject to such Company RSU Award immediately prior to the Effective Time by the Exchange Ratio, subject to and in accordance with the terms of the applicable Company Equity Plan and Company RSU Award agreement in effect immediately prior to the Effective Time (with continuation of the applicable vesting terms, and giving effect to Section 6.6(d)).

          (c)    Company Options.    As of the Effective Time, each Company Option granted under a Company Equity Plan outstanding immediately prior to the Effective Time, whether vested or unvested, by virtue of the Merger and without action by the holder of the Company Option, shall be converted into an award of options to purchase (i) a number of Parent Common Shares, rounded down to the nearest whole share, equal to the product determined by multiplying the total number of Company Common Shares subject to such Company Option immediately prior to the Effective Time by the Exchange Ratio, (ii) at a per-share exercise price, rounded up to the nearest whole cent, equal to the quotient determined by dividing the exercise price per Company Common Share at which such Company Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, subject to and in accordance with the terms of the applicable Company Equity Plan and Company Option agreement in effect immediately prior to the Effective Time (with continuation of the applicable vesting terms, and giving effect to Section 6.6(d)).

          (d)    Phantom Share Awards.    As of the Effective Time, each Phantom Share Award granted under a Company Equity Plan or the Company Directors' Plan outstanding immediately prior to the Effective Time, whether vested or unvested, by virtue of the Merger and without action by the holder of any Phantom Share Award, shall vest and be converted into the right to receive a number of Parent Common Shares, rounded to the nearest whole share, determined by multiplying the number of Company Common Shares subject to such Phantom Share Award immediately prior to the Effective Time by the Exchange Ratio, subject to and in accordance with, the terms of the applicable Company Equity Plan, the Company Directors' Plan, and the applicable award agreement in effect immediately prior to the Effective Time. Following the Effective Time, after giving effect to Section 6.6(d), Phantom Share Awards will be settled in accordance with the terms of the applicable Company Equity Plan, the Company Directors' Plan and the applicable Phantom Share Award agreement in effect immediately prior to the Effective Time.

          (e)   The Company shall take all corporate actions necessary to effectuate the treatment of the Restricted Company Share Awards, Company RSU Awards, Company Options, and Phantom Share Awards as contemplated by this Section 3.4. As of the Effective Time, Parent shall assume the obligations of the Company under each Company Equity Plan, Restricted Company Share Award, Company RSU Award, Company Option, and Phantom Share Award. Parent shall take all action necessary or appropriate to have available for issuance, and shall issue, a sufficient number of Parent Common Shares for delivery upon the conversion of Restricted Company Share Awards and the settlement of the Company RSU Awards, Company Options, and Phantom Share Awards, as applicable and as contemplated by this Section 3.4. Promptly after the Effective Time, Parent shall prepare and file with the SEC a registration statement on Form S-8 (or other appropriate form) registering such number of Parent Common Shares necessary to fulfill Parent's obligations under this clause (e).

        Section 3.5    Withholding.    Each of Parent, Merger Sub, the Surviving Entity and the Exchange Agent, as the case may be, shall be entitled to deduct and withhold from any consideration otherwise payable pursuant to this Agreement such amounts that are required to be deducted and withheld under applicable Law; provided that Parent, Merger Sub, the Surviving Entity or the Exchange Agent, as the case may be, shall provide the Company with notice at least ten (10) business days prior to Closing of any proposed withholding and the Parties shall, to the extent reasonably possible, work together to avoid or reduce any such withholding obligation. To the extent such amounts are so deducted and withheld and remitted to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid in respect of which such deduction and withholding was made.

        Section 3.6    Fractional Shares.

          (a)   No certificate or scrip representing fractional shares of Parent Common Shares shall be issued upon the surrender for exchange of Certificates or Book-Entry Company Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Shares converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a Parent Common Share (after aggregating all Certificates and Book-Entry Company Shares delivered by such holder) shall receive, in lieu thereof and only on surrender thereof, cash (without interest), by wire transfer of immediately available funds, in an amount representing such holder's proportionate interest in the net proceeds from the sale by the Exchange Agent of all such Parent Common Shares that would otherwise be issued to such holders.

          (b)   As promptly as practicable following the Effective Time, Parent shall cause the Exchange Agent to aggregate all fractional shares of Parent Common Shares that would otherwise have been distributed pursuant to the Merger, rounded to the nearest whole share (the "Fractional Shares"), and deliver such Fractional Shares to its designated broker for sale on the open market at the then prevailing market price of Parent Common Shares, which sale or sales shall be completed as promptly as practicable following the Effective Time. Parent shall cause the Exchange Agent to, upon receipt of the proceeds of such sale or sales of Fractional Shares from its designated broker, distribute the proceeds of such sale or sales of Fractional Shares to the holders thereof in accordance with Section 3.6(a).

ARTICLE IV

REPRESENTATIONS AND
WARRANTIES OF THE COMPANY

        The following representations and warranties by the Company are qualified in their entirety by reference to the disclosures (a) in the Company SEC Documents filed or furnished prior to the date hereof but excluding statements in any "Risk Factors" section to the extent that such statements are cautionary, predictive or forward-looking in nature and (b) set forth or referenced in the disclosure letter delivered by the Company to Parent immediately prior to the execution of this Agreement (the "Company Disclosure Letter"). The Parties agree that each disclosure set forth in the Company Disclosure Letter shall be deemed to (whether or not an explicit cross reference appears) qualify or modify the Section to which it corresponds and any other Section to the extent the applicability of the disclosure to each other Section is reasonably apparent. Subject to the foregoing, the Company represents and warrants to Parent and Merger Sub that:

        Section 4.1    Organization and Qualification; Subsidiaries.

          (a)   The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Maryland and has the requisite power and authority to own and conduct its business as now being conducted. Each Company Significant Subsidiary is duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the Laws of its jurisdiction of organization and has the requisite power and authority to own and conduct its business as now being conducted. The Company and each Company Subsidiary is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has delivered to or made available to Parent, prior to the execution of this Agreement, true and complete copies of any amendments to the Company Governing Documents not filed prior to the date of this Agreement with the SEC. The Company is in compliance with the terms of the Company Governing Documents, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (b)   Section 4.1(b) of the Company Disclosure Letter sets forth a true and complete list of the Subsidiaries of the Company (each a "Company Subsidiary"), together with the jurisdiction of organization or incorporation, as the case may be, of each Company Subsidiary. Each Company Subsidiary and, to the Company's knowledge, each Company Joint Venture, is in compliance in all material respects with the terms of its constituent organizational or governing documents, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (c)   Section 4.1(c) of the Company Disclosure Letter sets forth a true and complete list of each Company Subsidiary that is a REIT, a "qualified REIT subsidiary" within in the meaning of Section 856(i)(2) of the Code (a "Qualified REIT Subsidiary") or a "taxable REIT subsidiary" within the meaning of Section 856(l) of the Code (a "Taxable REIT Subsidiary").

        Section 4.2    Capitalization.

          (a)   The authorized capital stock of the Company consists of (i) 230,000,000 Company Common Shares, (ii) 25,000,000 shares of preferred stock, $0.001 par value per share, of which 3,500,000 are classified as shares of Company Series B Preferred Stock and (iii) 5,000,000 shares of excess stock, $0.001 par value per share. At the close of business on June 30, 2015, (A) 57,372,244 Company Common Shares were issued and outstanding, (B) 3,500,000 shares of Company Series B Preferred Stock were issued and outstanding, and (C) no shares of any other class or series of stock of the Company were issued and outstanding. All of the outstanding Company Common Shares and shares of Company Series B Preferred Stock have been duly authorized and are validly issued, fully paid and nonassessable. Except for 259,893 Restricted Company Share Awards, 51,538 Company Options, 202,500 Company RSU Awards, 23,091 Company ESPP Awards, 156,124 Phantom Share Awards, and 204,893 LTIP Units, in each case, outstanding under the Company Equity Plans, as applicable, or the Company Convertible Notes, the Company Series B Preferred Stock, and the limited partnership interests of Company OpCo, there are no (x) options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any kind, including any stockholder rights plan, relating to the issued or unissued capital shares of the Company, obligating the Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of, or other equity interest in, the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other similar right, agreement, arrangement or commitment (collectively, "Company Equity Interests") or (y) outstanding obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Company Common Shares or any shares of, or other Company Equity Interests in, the Company or any of its Subsidiaries, or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in the Company or any of its Subsidiaries.

          (b)   There are no voting trusts, proxies or other similar agreements to which the Company or any of its Subsidiaries is a party with respect to the voting of the Company Common Shares or any shares of, or other Equity Interest, of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has granted any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any of its shares or other Company Equity Interests. There are no bonds, debentures or notes issued by the Company or any of its Subsidiaries that entitle the holder thereof to vote together with stockholders of the Company on any matters related to the Company.

          (c)   The Company or another Company Subsidiary owns, directly or indirectly, all of the issued and outstanding shares or other Company Equity Interests of each of the Company Subsidiaries, free and clear of any Liens (other than limitations on transfer and other restrictions imposed by federal or state securities Laws), and all such shares or other Company Equity Interests have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

          (d)   All dividends or other distributions on the Company Common Shares and any material dividends or other distributions on any securities of any Company Subsidiary which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

        Section 4.3    Authorization; Validity of Agreement; Company Action.    The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Company Shareholder Approval, to consummate the Merger and the other Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation of the Merger and the other Transactions, have been duly and validly authorized by the Company Board and no other corporate action on the part of the Company pursuant to the MGCL or otherwise, is necessary to authorize the execution and delivery by the Company of this Agreement, and the consummation by it of the Transactions, subject, in the case of the Merger, to receipt of the Company Shareholder Approval and the filing of the Articles of Merger with, and acceptance for record by, the SDAT. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by Parent and Merger Sub, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that the enforcement hereof may be limited by (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law) (collectively, (a) and (b), the "Enforceability Exceptions").

        Section 4.4    Board Approval.    The Company Board, at a duly held meeting, has (i) duly and validly authorized the execution and delivery of this Agreement and declared advisable the Merger, (ii) directed that the Merger be submitted for consideration at the Company Shareholder Meeting, and (iii) subject to Section 6.4Section 6.3(a), resolved to recommend that the Company's stockholders vote in favor of the approval of the Merger and to include such recommendation in the Joint Proxy Statement.

        Section 4.5    Consents and Approvals; No Violations.    None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Merger or any other Transaction or compliance by the Company with any of the provisions of this Agreement will (a) conflict with or result in any breach of any provision of the Company Governing Documents or the comparable organizational or governing documents of any Company Significant Subsidiary, (b) require any filing by the Company or any Company Subsidiary with, or the obtaining of any permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, whether foreign, federal, state, local or supranational, or any self-regulatory or quasi-governmental authority (each, a "Governmental Entity") (except for (i) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), (ii) any filings as may be required under the LLC Act and the MGCL in connection with the Merger, (iii) filings, permits, authorizations, consents and approvals as may be required under any applicable foreign competition Law or applicable foreign investment Law, (iv) such filings with the Securities and Exchange Commission (the "SEC") as may be required to be made by the Company in connection with this Agreement and the Merger, including (A) a joint proxy statement in preliminary and definitive form relating to the Company Shareholder Meeting and the Parent Shareholder Meeting (together with any amendments or supplements thereto, the "Joint Proxy Statement") and (B) a registration statement on Form S-4 pursuant to which the offer and sale of Parent Common Shares in the Merger and the Parent Series A Preferred Shares will be registered pursuant to the Securities Act and in which the Joint Proxy Statement will be included (together with any amendments or supplements thereto, the "Form S-4"), (v) such filings as may be required under the rules and regulations of the New York Stock Exchange ("NYSE") in connection with this Agreement or the Merger, (vi) such filings as may be required in connection with state and local transfer Taxes, or (vii) any applicable foreign or state securities or "blue sky" Laws and the rules and regulations thereunder, (c) result in a modification, violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right, including, but not limited to, any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Company Material Contract, or (d) violate any Order or Law applicable to the Company, any Subsidiary of the Company, or any of their respective properties, assets or operations; except in each of clauses (b), (c) or (d) where (x) any failure to obtain such permits, authorizations, consents or approvals, (y) any failure to make such filings or (z) any such modifications, violations, rights, impositions, breaches or defaults has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or have a material adverse effect on the ability of the Company to consummate the Merger and the other Transactions.

        Section 4.6    Company SEC Documents and Financial Statements.

          (a)   The Company has timely (including following any extensions of time for filing provided by Rule 12b-25 promulgated under the Exchange Act) filed with or furnished (as applicable) to the SEC all forms, reports, schedules, statements and other documents required by it to be filed or furnished (as applicable) since and including January 1, 2012 under the Exchange Act or the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act") (together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act")) (such documents and any other documents filed by the Company with the SEC, as have been amended since the time of their filing, collectively, the "Company SEC Documents"). As of their respective filing dates and except to the extent corrected by a subsequent Company SEC Document, the Company SEC Documents (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading in any material respect and (ii) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder. As of the date of this Agreement, no Company Subsidiary is separately subject to the periodic reporting requirements of the Exchange Act.

          (b)   All of the audited financial statements for and including the fiscal years ended December 31, 2012, 2013 and 2014, and unaudited interim financial statements for the fiscal quarter ended March 31, 2015, and any other interim period in the fiscal year to end December 31, 2015 included in the Company SEC Documents (including the related notes and schedules thereto) (collectively, the "Company Financial Statements"), (i) were prepared in accordance with generally accepted accounting principles in the United States ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor or like form under the

  Exchange Act), and (ii) fairly presented (except as may be indicated in the notes thereto) in all material respects, the financial position and the results of operations, stockholders' equity and cash flows of the Company and its consolidated Subsidiaries as of the times and for the periods then ended (subject, in the case of unaudited quarterly financial statements, to the absence of notes and normal year-end adjustments).

          (c)   To the knowledge of the Company, none of the Company SEC Filings is as of the date of this Agreement the subject of ongoing SEC review and as of the date hereof, the Company has not received any comments from the SEC with respect to any of the Company SEC Filings which remain unresolved, nor has it received any inquiry or information request from the SEC as of the date of this Agreement as to any matters affecting the Company which has not been adequately addressed.

        Section 4.7    Internal Controls; Sarbanes-Oxley Act.

          (a)   The Company has designed and maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms and is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure and (ii) to the Company's knowledge, based on its most recent evaluation prior to the date of this Agreement, has disclosed to the Company's auditors and the audit committee of the Company Board (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company's ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls over financial reporting.

          (b)   Since December 31, 2013, (A) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any Representative of the Company or any of its Subsidiaries has received or otherwise obtained knowledge of any written material complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls relating to periods after December 31, 2013, including any written material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices (except for any of the foregoing after the date hereof which have no reasonable basis), and (B) to the knowledge of the Company, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation, relating to periods after December 31, 2013, by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or executive officer of the Company.

        Section 4.8    Absence of Certain Changes.    Except as disclosed in Section 4.8 of the Company Disclosure Letter, since January 1, 2015, (a) the Company has conducted, in all material respects, its business in the ordinary course, (b) no Effects have occurred, which have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (c) the Company and its Subsidiaries have not taken any action that, if taken after the date of this Agreement, without the prior written consent of Parent would constitute a breach of Section 6.1(a) (solely to the extent relating to the amendments to the Company Governing Documents), Section 6.1(p) or Section 6.1(r).

        Section 4.9    No Undisclosed Liabilities.    Except (a) as reflected or otherwise reserved against on the Company Financial Statements or referenced in the footnotes thereto set forth in the Company SEC Documents or Company Disclosure Letter, (b) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the most recent balance sheet included in the Company SEC Filings, (c) for liabilities and obligations incurred in connection with the Transactions, and (d) for liabilities and obligations pursuant to any Company Agreement other than liabilities or obligations due to material breaches thereunder, since March 31, 2015 neither the Company nor any of its Subsidiaries has incurred any liabilities or obligations that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries, other than as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        Section 4.10    Litigation.    There is no claim, action, suit, arbitration, investigation, alternative dispute resolution action or any other judicial or administrative proceeding, in Law or equity (each, a "Legal Proceeding"), pending against (or to the Company's knowledge,threatened in writing against or naming as a party thereto), the Company or any of its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to any outstanding Order which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        Section 4.11    Benefits.

          (a)   Section 4.11(a) of the Company Disclosure Letter lists all material Benefit Plans (i) under which any current or former trustee, officer, employee or consultant of the Company or any of its Subsidiaries has any right to benefits and (ii) which are maintained, sponsored or contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries makes or is required to make contributions with respect to such trustees, officers, employees or consultants. All such plans, agreements, programs, policies and commitments (whether or not material) are collectively referred to as the "Company Benefit Plans."

          (b)   With respect to each material Company Benefit Plan, the Company has made available to Parent true and complete copies of the following, to the extent applicable: (i) the plan document, (ii) the most recent summary plan description, (iii) the most recent annual report on Form 5500 (including all schedules), (iv) the most recent annual audited financial statements and opinion and (v) if the Company Benefit Plan is intended to qualify under Section 401(a) of the Code, the most recent determination letter received from the IRS.

          (c)   The Company does not maintain, sponsor or contribute to, and has not within the preceding six (6) years maintained, sponsored or contributed to, any employee benefit plan subject to Section 412 of the Code or Title IV of ERISA.

          (d)   Except as would not reasonably be expected to have a Company Material Adverse Effect, each Company Benefit Plan is in compliance with ERISA, the Code and other applicable Law. With respect to each Company Benefit Plan that is intended to qualify under Section 401(a) of the Code (i) a favorable determination letter has been issued by the IRS with respect to such qualification or a timely application for such determination is now pending or is not yet required to be filed, (ii) its related trust has been determined to be exempt from taxation under Section 501(a) of the Code and (iii) except as would not reasonably be expected to result in a Company Material Adverse Effect, no event has occurred since the date of such qualification or exemption that would adversely affect such qualification or exemption.

          (e)   Except as set forth in Section 4.11(e) of the Company Disclosure Letter, no Company Benefit Plan provides health, medical, life insurance or death benefits to current or former employees of the Company or any of its Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by COBRA or Section 4980B of the Code, or any similar state group health plan continuation Law, the cost of which is fully paid by such current or former employees or their dependents.

          (f)    Except as set forth in Section 4.11(f) of the Company Disclosure Letter, the execution and delivery of this Agreement and the consummation of the Transactions will not (either alone or in combination with another event) (i) result in any material payment or benefit from the Company or any of its Subsidiaries becoming due, or increase the amount of any payment or benefit due, to any current or former employee of the Company or any of its Subsidiaries, (ii) increase any material benefits otherwise payable under any Company Benefit Plan or (iii) result in the acceleration of the time of payment or vesting of any material compensation or benefits from the Company or any of its Subsidiaries to any current or former employee of the Company or any of its Subsidiaries.

          (g)   There are no pending, or, to the knowledge of the Company, threatened, Legal Proceedings against any Company Benefit Plan, other than ordinary claims for benefits by participants and beneficiaries or as would not reasonably be expected to have a Company Material Adverse Effect.

          (h)   Neither the Company nor any of its Subsidiaries has any actual or potential obligation to reimburse or otherwise "gross-up" any person for any Taxes set forth under Section 409A or 4999 of the Code (or any similar provision of state, local or foreign law).

        Section 4.12    Labor.

          (a)   No employee of the Company or any of its Subsidiaries is represented by a union and, to the knowledge of the Company, no union organizing efforts have been conducted within the last three (3) years or are now being conducted. Neither the Company nor any of its Subsidiaries is a party to any material collective bargaining agreement or other labor contract. Except as would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is currently experiencing, or, to the knowledge of the Company, is there now threatened, a strike, picket, work stoppage, work slowdown or other organized labor dispute.

          (b)   Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) each of the Company and its Subsidiaries is in compliance with all applicable Laws relating to the employment of labor, including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, classification of service providers as employees and/or independent contractors, safety and health, workers' compensation, pay equity and the collection and payment of withholding or social security taxes and (ii) neither the Company nor any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local Law within the six (6) months prior to the date of this Agreement that remains unsatisfied.

          (c)   Section 4.11 and this Section 4.12 constitute the exclusive representations and warranties of the Company with respect to the subject matters set forth therein.

        Section 4.13    Taxes.

          (a)   The Company and each of its Subsidiaries has timely filed with the appropriate Governmental Entity all material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct in all material respects. The Company and each of its Subsidiaries has duly paid (or there has been paid on their behalf), or made adequate provisions for, all material Taxes required to be paid by them.

          (b)   The Company and each of its Subsidiaries that have elected to qualify as a REIT (as defined below) for U.S. federal income tax purposes (i) for all taxable years commencing with its taxable year ended December 31, 2011 and through December 31, 2014, has been subject to taxation as a real estate investment trust within the meaning of Sections 856 through 860 of the Code (a "REIT") and has satisfied the requirements to qualify as a REIT for such years; (ii) has operated since January 1, 2015 until the date hereof in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year that will end with the Merger; and (iv) has not to its knowledge taken or omitted to take any action that could reasonably be expected to result in a successful challenge by the IRS or any other Governmental Entity to its qualification as a REIT, and to the knowledge of the Company, no such challenge is pending or threatened.

          (c)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse, (i) there are no current audits, examinations or other proceedings pending with regard to any Taxes of the Company or its Subsidiaries, (ii) the Company and its Subsidiaries have not received a written notice or announcement of any audits or proceedings with respect to Taxes, (iii) no deficiency for Taxes of the Company or any of its Subsidiaries has been claimed, proposed or assessed in writing or, to the knowledge of the Company, threatened, by any Governmental Authority, which deficiency has not yet been settled, except for such deficiencies which are being contested in good faith that are set forth on Section 4.13(c)(i) of the Company Disclosure Letter, and (iv) neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency for any open tax year. Except as set forth on Section 4.13(c)(ii) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has entered into any "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

          (d)   Neither the Company nor any of its Subsidiaries holds any asset the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code. Each Subsidiary of the Company that is a partnership, joint venture, or limited liability company and which has not elected to be a "taxable REIT subsidiary" or a REIT has been since its formation treated for United States federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation.

          (e)   The Company and its Subsidiaries have complied, in all material respects, with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

          (f)    There are no Company Tax Protection Agreements (as hereinafter defined) in force at the date of this Agreement, and, as of the date of this Agreement, no Person has raised in writing, or to the knowledge of the Company threatened to raise, a material claim against the Company or any of its Subsidiaries for any breach of any Company Tax Protection Agreements. As used herein, "Company Tax Protection Agreements" means any written agreement to which the Company or any of its Subsidiaries is a party pursuant to which: (i) any liability to holders of limited partnership interests in a Company Subsidiary Partnership relating to Taxes may arise, whether or not as a result of the consummation of the Transactions; and/or (ii) in connection with the deferral of income Taxes of a holder of limited partnership interests in a Company Subsidiary Partnership, the

  Company or its Subsidiaries have agreed to (A) maintain a minimum level of debt, continue a particular debt or provide rights to guarantee debt, (B) retain or not dispose of assets for a period of time that has not since expired, and/or (C) only dispose of assets in a particular manner. As used herein, "Company Subsidiary Partnership" means a Company Subsidiary that is a partnership for United States federal income tax purposes.

          (g)   There are no Tax Liens upon any property or assets of the Company or any of its Subsidiaries except for Permitted Liens.

          (h)   Since its inception, (i) the Company and its Subsidiaries have not incurred any liability for material Taxes under Section 860(c) or 4981 of the Code which have not been previously paid, and (ii) neither the Company nor any of its Subsidiaries has incurred any material liability for Taxes other than (x) in the ordinary course of business or consistent with past practice, or (y) transfer or similar Taxes arising in connection with sales of property.

          (i)    Except as set forth on Section 4.13(c) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has requested, has received or is subject to any written ruling of a Governmental Authority or has entered into any written agreement with a Governmental Authority with respect to any Taxes.

          (j)    There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving the Company or any of its Subsidiaries, except for customary indemnification provisions contained in any credit or other commercial agreements the primary purpose of which does not relate to Taxes, and after the Closing Date neither the Company nor any of its Subsidiaries shall be bound by any Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date. Neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

          (k)   Neither the Company nor any of its Subsidiaries has participated in any "listed transaction" within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

          (l)    As of the date hereof, the Company is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

          (m)  The Company has not constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute a "plan" or "series of related transactions" (within the meaning of Section 355(a) of the Code) in conjunction with the transactions contemplated by this Agreement.

          (n)   This Section 4.13 (with Section 4.1(c) and 4.11) constitutes the exclusive representations and warranties of the Company with respect to Tax matters.

        Section 4.14    Contracts.

          (a)   Except as filed as exhibits to the Company SEC Documents filed prior to the date hereof, Section 4.14(a) of the Company Disclosure Letter sets forth a list or description of each note, bond, mortgage, indenture, lease, license, contract or agreement, or other instrument or obligation (each, a "Contract") to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound (the "Company Agreements") which, as of the date of this Agreement:

            (i)    is required to be filed as an exhibit to the Company's Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC;

            (ii)   obligates the Company or any of its Subsidiaries to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of Five Million U.S. Dollars ($5,000,000) and is not cancelable within ninety (90) days without material penalty to the Company or any of its Subsidiaries, except for any (A) Company Lease or any ground lease affecting any Company Property or (B) tenant reimbursements made pursuant to the applicable underlying Company Lease;

            (iii)  contains any non-customary, material non-compete or exclusivity provisions with respect to any line of business or geographic area with respect to the Company or any of its Subsidiaries, or upon consummation of the Transactions, Parent or its Subsidiaries, or which restricts the conduct of any line of business that is material to the Company and its Subsidiaries, except for any Company Lease or any ground lease affecting any Company Property;

            (iv)  constitutes Indebtedness (including any guarantee thereof) in an amount in excess of Ten Million U.S. Dollars ($10,000,000) or any letters of credit or similar instruments issued for the account of the Company or any Company Subsidiary or mortgaging, pledging or otherwise placing a Lien securing obligations in excess of Ten Million U.S. Dollars $10,000,000 on any portion of the assets of the Company or any Company Subsidiary, other than any such agreement, indenture, letter of credit or instrument solely between or solely among the Company and wholly owned Company Subsidiaries;

            (v)   requires the Company or any of its Subsidiaries to dispose of or acquire assets or properties (other than in connection with the expiration of a Company Lease or a ground lease affecting a Company Property or as may accrue in connection with a breach of any Contract) with a fair market value in excess of Five Million U.S. Dollars ($5,000,000), or provides for any pending or contemplated merger, consolidation or similar business combination transaction involving the Company or any of its Subsidiaries, except for any Company Lease or any ground lease affecting any Company Property;

            (vi)  constitutes an interest rate cap, interest rate collar, interest rate swap or other contract or agreement relating to a hedging transaction;

            (vii) relates to a joint venture, partnership, limited liability company or similar arrangement, with a third party;

            (viii)  constitutes a loan to any Person (other than a wholly owned Company Subsidiary) by the Company or any of its Subsidiaries in an amount in excess of Ten Million U.S. Dollars ($10,000,000);

            (ix)  relates to the ongoing or scheduled development, construction or capital expenditures, in each case requiring aggregate payments by the Company or any of its Subsidiaries in excess of Ten Million U.S. Dollars ($10,000,000);

            (x)   prohibits the payment of dividends or distributions in respect of Company Common Shares or shares of any Company Subsidiary;

            (xi)  grants to any Person a right of first refusal, a right of first offer or an option to purchase, acquire, sell or dispose of any Company Property that, individually or in the aggregate, is material to the Company;

            (xii) pursuant to which the Company is lessee of any personal property or real property owned by any other party, for which the annual rental exceeds One Million U.S. Dollars ($1,000,000); or

            (xiii)  that is a license in respect of any Licensed Company IP or otherwise grants the Company any Intellectual Property Rights that requires annual payments in excess of One Million U.S. Dollars ($1,000,000).

          (b)   Each Contract of the type described above in Section 4.14(a) and in effect on the date of this Agreement, whether or not set forth in Section 4.14(a) of the Company Disclosure Letter, is referred to herein as a "Company Material Contract." As of the date hereof, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each Company Material Contract is legal, valid and binding on the Company and each Company Subsidiary that is a party thereto, and is in full force and effect, except as may be limited by the Enforceability Exceptions, (ii) neither the Company nor any of its Subsidiaries, nor, to the Company's knowledge, any other party thereto, is in material breach or violation of, or default under, any Company Material Contract, and (iii) to the Company's knowledge, no event has occurred that with notice or lapse of time or both would constitute a material violation, breach or default under any Company Material Contract. Neither the Company nor any of its Subsidiaries has received notice of any material breach, violation or default under any Company Material Contract, except for breaches, violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          (c)   The Company has delivered or made available to Parent or provided to Parent for review, prior to the execution of this Agreement, true and complete copies in all material respects of all of the Company Material Contracts.

        Section 4.15    Investment Company Act.    Neither the Company nor any of its Subsidiaries is, or as of immediately prior to the Effective Time will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.

        Section 4.16    Environmental Matters.

          (a)   Except (i) as set forth in Section 4.16 of the Company Disclosure Letter, or (ii) as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, to the knowledge of the Company:

            (i)    The Company and each Company Subsidiary are in compliance with all Environmental Laws.

            (ii)   The Company and each Company Subsidiary have all Environmental Permits necessary to conduct their current operations and are in compliance with their respective Environmental Permits, and all such Environmental Permits are in good standing.

            (iii)  Neither the Company nor any of its Subsidiaries has received any written notice, demand, letter or claim alleging that the Company or any such Company Subsidiary is in violation of, or liable under, any Environmental Law or that any Order has been issued against the Company or any of its Subsidiaries which remains unresolved. There is no litigation, investigation, request for information or other proceeding pending, or threatened against the Company or any of its Subsidiaries under any Environmental Law.

            (iv)  Neither the Company nor any of its Subsidiaries has entered into or agreed to any Order or is subject to any Order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances and no investigation, litigation or other proceeding is pending or threatened against the Company or any of its Subsidiaries under any Environmental Law.

            (v)   Neither the Company nor any of its Subsidiaries has assumed, by contract, any liability under any Environmental Law or relating to any Hazardous Substances, or is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Substances.

          (b)   This Section 4.16 constitutes the exclusive representations and warranties of the Company with respect to environmental matters.

        Section 4.17    Intellectual Property.

          (a)   Section 4.17(a) of the Company Disclosure Letter sets forth a list, as of the date of this Agreement, of the Owned Company IP and, to the extent applicable, includes (i) for each trademark or service mark that is registered or subject to a pending application for registration, the application number or registration number, the jurisdiction of the application or registration, and the date filed or issued; (ii) each domain name registered; and (iii) for each registered copyright, the number and date of registration and the jurisdiction of the registration. Neither the Company nor any of its Subsidiaries own any material issued patents or patent applications.

          (b)   As of the date of this Agreement, to the knowledge of the Company, there are no pending material disputes regarding any agreement (i) under which the Company or any of its Subsidiaries uses or has the right to use any Licensed Company IP or (ii) under which the Company or any of its Subsidiaries has licensed or otherwise permitted others the right to use any Owned Company IP (such agreements described in clauses (i) and (ii) above, the "Company IP Agreements") that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (c)   To the knowledge of the Company, the Company or one of its Subsidiaries owns or otherwise has all Intellectual Property Rights necessary to conduct the business of the Company as currently conducted except such Intellectual Property Rights that, if not possessed by the Company or one of its Subsidiaries, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (d)   To the knowledge of the Company, the Company and its Subsidiaries own the Owned Company IP free and clear of all Liens, other than Permitted Liens and the Company IP Agreements.

          (e)   (i) The operation of the Company's and its Subsidiaries' businesses has not infringed upon or misappropriated, and is not infringing upon or misappropriating, the enforceable Intellectual Property Rights of another Person, and (ii) no action, claim or proceeding alleging infringement, misappropriation, or other violation of any Intellectual Property Right of another Person is pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, except, in each case, for any such infringement or misappropriation that has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since January 1, 2015, the Company has not received any written notice relating to any actual or alleged material infringement, misappropriation, or violation of any Intellectual Property Right of another Person by Company or any of its Subsidiaries. To the knowledge of the Company, no Person or any of such Person's products or services or other operation of such Person's business is infringing upon or misappropriating any Company IP in any material respect.

          (f)    Except for such proceedings or actions that, if resolved against the Company or any of its Subsidiaries, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no Legal Proceedings challenging the ownership, validity or enforceability of the Owned Company IP or, to the knowledge of the Company, the Licensed Company IP and, since January 1, 2015, no such Legal Proceedings have been threatened in writing against the Company or any of its Subsidiaries.

        Section 4.18    Compliance with Laws; Permits.

          (a)   As of the date of this Agreement, and except as disclosed in the Company SEC Documents: (i) each of the Company and the Company Subsidiaries has complied and is in compliance with all Laws which affect the business, properties or assets of the Company and its Subsidiaries, and (ii) no written notice has been received by the Company or any of its Subsidiaries or, to the Company's knowledge, threatened against the Company or any of its Subsidiaries alleging any non-compliance with any such Laws, except in each case above for such non-compliance that has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Notwithstanding anything to the contrary in this Section 4.18(a), the provisions of this Section 4.18(a) shall not apply to matters addressed in Section 4.11, Section 4.12, Section 4.13 and Section 4.16.

          (b)   The Company and its Subsidiaries are in possession of all material authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Entity necessary for the Company and its Subsidiaries to own, lease and operate their properties or to carry on their business substantially in the manner described in the Company SEC Documents filed prior to the date hereof and substantially as is being conducted as of the date of this Agreement (the "Company Permits") and all of the Company Permits are valid, and in full force and effect, except, in each case, where the failure by the Company or a Company Subsidiary, as applicable, to possess and maintain any Company Permit in full force and effect has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        Section 4.19    Properties.

          (a)   Section 4.19(a) of the Company Disclosure Letter sets forth a list of the address of each real property, name of the entity owning or leasing, whether such property is owned, leased, ground leased or subleased and all such real property interests, together with all right title and interest of the Company and any of its Subsidiaries in and to (i) all buildings, structures and other improvements and fixtures located on or under such real property and (ii) all easements, rights and other appurtenances to such real property, and subject to any easements, impairments, rights and other appurtenances affecting such real property are individually referred to herein as a "Company Property" and collectively referred to herein as the "Company Properties"). Section 4.19(a) of the Company Disclosure Letter sets forth a list of the address of each facility and real property which, as of the date of this Agreement, is under contract by the Company or a Company Subsidiary for purchase or which is required under a written agreement to be leased or subleased by the Company or a Company Subsidiary after the date of this Agreement. Except as set forth on Section 4.19(a) of the Company Disclosure Letter, there are no real properties that Company or any of its Subsidiaries is obligated to buy, lease or sublease at some future date. None of the Company or any of its Subsidiaries owns or leases any real property which is not set forth on Section 4.19(a) of the Company Disclosure Letter.

          (b)   The Company or a Company Subsidiary owns good and valid fee simple title (with respect to jurisdictions that recognized such form of title or substantially similar title with respect to all other jurisdictions) or leasehold title (as applicable) to each of the Company Properties, in each case, free and clear of Liens, except for Permitted Liens that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (c)   (i) Neither the Company nor any of its Subsidiaries has received (x) written notice that any certificate, permit or license from any Governmental Entity having jurisdiction over any of the Company Properties or any agreement, easement or other right of an unlimited duration that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Company Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, retention ponds, driveways, roads and other means of egress and ingress to and from any of the Company Properties is not in full force and effect as of the date of this Agreement, except for such failures to be in full force and effect that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, or of any pending written threat of modification or cancellation of any of same, that would reasonably be expected to have a Company Material Adverse Effect, or (y) written notice of any uncured violation of any Laws affecting any of the Company Properties which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. (ii) Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company nor any Subsidiary of the Company has received written notice to the effect that there are any condemnation proceedings that are pending or, to the knowledge of the Company, threatened in writing with respect to any material portion of any of the Company Properties.

          (d)   No certificate, variance, permit or license from any Governmental Authority having jurisdiction over any of the Company Properties or any agreement, easement or other right that is necessary to permit the current use of the buildings and improvements on any of the Company Properties or that is necessary to permit the current use of all parking areas, driveways, roads and other means of egress and ingress to and from any of the Company Properties has failed to be obtained or is not in full force and effect, and neither the Company nor any of its Subsidiaries has received written notice of any outstanding threat of modification or cancellation of any such certificate, variance, permit or license, except for any of the foregoing as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

          (e)   Section 4.19(e) of the Company Disclosure Letter sets forth, as of June 25, 2015, the aggregate monthly rent and security deposit amounts held for each Company Property other than any Company Property where the Company is a tenant (other than ground leases). Except for discrepancies, errors or omissions that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, the rent roll summary attached to Section 4.19(e) of the Company Disclosure Letter, correctly references the corresponding property with respect to each lease or sublease in effect on the date shown therein, the "Company Leases".

          (f)    True and complete copies in all material respects of (i) all ground leases affecting the interest of the Company or any of its Subsidiaries in the Company Properties and (ii) the Company Leases with aggregate annual rent payments to the Company or its Subsidiaries in excess of Two Million Five Hundred Thousand U.S. Dollars ($2,500,000), in each case in effect as of the date of this Agreement (the "Material Company Leases"), have been made available to Parent. Except as set forth on Section 4.19(f) of the Company Disclosure Letter, or as individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (1) neither the Company nor any of its Subsidiaries is and, to the knowledge of the Company, no other party is in breach or violation of, or default under, any Material Company Lease, (2) no event has occurred which would result in a breach or violation of, or a default under, any Material Company Lease by the Company or any of its Subsidiaries, or, to the knowledge of the Company, any other party thereto in each case, with or without notice or lapse of time or and no tenant under a Material Company Lease is in monetary default under such Material Company Lease, and (3) each Material Company Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to the Company or a Company Subsidiary and, to the knowledge of the Company, with respect to the other parties thereto, except as may be limited by the Enforceability Exceptions; provided, that for the purposes of clause (1) and (2) above, no tenant will be deemed to be in monetary breach, violation or default under such Material Company Lease if such monetary breach, violation or default has continued for a period of less than sixty (60) days and is with respect to an amount less than Fifty Thousand U.S. Dollars ($50,000).

          (g)   As of the date of this Agreement, no purchase option has been exercised under any Company Lease for which the purchase has not closed prior to the date of this Agreement.

          (h)   Except for Permitted Liens and as set forth in Contracts made available to Parent prior to the date hereof, (i) there are no unexpired option to purchase agreements, rights of first refusal or first offer or any other rights to purchase or otherwise acquire any Company Property or any portion thereof that would materially adversely affect the Company's, or any of its Subsidiaries', ownership, ground lease or right to use a Company Property subject to a Material Company Lease, and (ii) there are no agreements to enter into any contract for sale, ground lease or letter of intent to sell or ground lease any Company Property or any portion thereof that is owned by any Company Subsidiary, which, in each case, is in favor of any party other than the Company or a Company Subsidiary (a "Company Third Party").

          (i)    Except pursuant to a Company Lease or any ground lease affecting any Company Property, neither the Company nor any of its Subsidiaries is a party to any agreement pursuant to which the Company or any of its Subsidiaries manages the development of any material real property for any Company Third Party.

          (j)    The Company and each Company Subsidiary, as applicable, is in possession of title insurance policies or valid marked-up title commitments evidencing title insurance with respect to each Company Property (each, a "Company Title Insurance Policy" and, collectively, the "Company Title Insurance Policies"). No written claim has been made against any Company Title Insurance Policy, which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

          (k)   The Company and its Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all personal property owned, used or held for use by them as of the date of this Agreement (other than property owned by tenants and used or held in connection with the applicable tenancy and other than property owned by any third party managers), except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. None of the Company's or any of its Subsidiaries' ownership of or leasehold interest in any such personal property is subject to any Liens, except for Permitted Liens and Liens that would not reasonably be expected to have a Company Material Adverse Effect.

          (l)    The Company and its Subsidiaries (A) have not received written notice of any structural defects, or violation of Law, relating to any Company Properties which would have, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (B) have not received written notice of any physical damage to any Company Properties which would have, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect for which there is not insurance in effect covering the cost of the restoration and the loss of revenue.

          (m)  Section 4.19(m) of the Company Disclosure Letter lists the parties currently providing third-party property management services to the Company Properties and the number of Company Properties currently managed by each such party.

        Section 4.20    Information in the Form S-4 and Joint Proxy Statement.    None of the information supplied or to be supplied in writing by or on behalf of the Company or any of its Subsidiaries for inclusion or incorporation by reference in (a) the Form S-4 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (b) the Joint Proxy Statement will, at the date it is first mailed to the stockholders of the Company and the shareholders of Parent, at the time of the Company Shareholder Meeting and Parent Shareholder Meeting, and at the time the Form S-4 is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. All documents that the Company is responsible for filing with the SEC in connection with the Transactions, to the extent relating to the Company or any of its Subsidiaries or other information supplied by or on behalf of the Company or any of its Subsidiaries for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act or Exchange Act, as applicable, and the rules and regulations of the SEC thereunder. The representations and warranties contained in this Section 4.20 will not apply to statements or omissions included in the Form S-4 or the Joint Proxy Statement to the extent based upon information supplied to the Company by or on behalf of Parent or Merger Sub.

        Section 4.21    Opinion of Financial Advisors.    The Company Board has received the opinion of the Company Financial Advisor to the effect that, as of the date of this Agreement and based on and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Exchange Ratio is fair, from a financial point of view, to the holders of Company Common Shares. The Company shall, promptly following receipt of the written opinion of its Company Financial Advisor, furnish an accurate and complete copy to Parent solely for informational purposes.

        Section 4.22    Insurance.    The Company and its Subsidiaries are either self-insured or have policies of insurance that afford coverage (to the extent set forth in the policies) to the Company, its Subsidiaries and/or any of their respective employees, properties or assets, including policies of property, fire, workers' compensation, products liability, directors' and officers' liability, and other casualty and liability insurance, in each case in such amounts and with respect to such risks and losses, which the Company believes are adequate in all material respects for the operation of its business. The insurance policies are in full effect, no written notice of cancellation has been received by the Company or any of its Subsidiaries under such policies, and there is no existing default or event which, with the giving of notice or lapse of time or both, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        Section 4.23    Related Party Transactions.    Except as set forth in Section 4.23 of the Company Disclosure Letter or in Company SEC Filings made through and including the date of this Agreement or as permitted by this Agreement, from January 1, 2013 through the date of this Agreement there have been no transactions, agreements, arrangements or understandings between the Company or any Company Subsidiary, on the one hand, and any Affiliates (other than Company Subsidiaries) of Company or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC.

        Section 4.24    Brokers; Expenses.    No broker, investment banker, financial advisor or other Person (other than the Company Financial Advisor of the Company Disclosure Letter, whose fees and expenses shall be paid by the Company), is entitled to receive any broker's, finder's, financial advisor's or other similar fee or commission in connection with this Agreement or the Merger based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has made available to Parent a true and correct copy of its engagement letters with the Company Financial Advisor.

        Section 4.25    Takeover Statutes.    The Company Board has taken all action necessary to render inapplicable to the Merger and the other Transactions, the restrictions on business combinations contained in Subtitle 6 of Title 3 of the Maryland General Corporation Law (the "MGCL") and Subtitle 7 of Title 3 of the MGCL. No other "business combination," "control share acquisition," "fair price," "moratorium" or other takeover or anti-takeover statute or similar federal or state Law (collectively, "Takeover Statutes") are applicable to this Agreement, the Merger or the other Transactions.

        Section 4.26    Required Vote.    The affirmative vote of the holders of a majority of the outstanding Company Common Shares is the only vote of the holders of any class or series of equity interests of the Company necessary to approve this Agreement and the transactions contemplated hereby (including the Merger).

        Section 4.27    Ownership of Parent Common Shares.    Neither the Company nor any of its affiliates is, nor at any time during the last three (3) years has been, an "interested stockholder" of Parent as defined in Section 3-601 of the MGCL. Neither the Company nor any of its Subsidiaries beneficially owns, directly or indirectly (other than investments made in the ordinary course of business in their investment portfolios that, in the aggregate, do not exceed 5% of the Parent Common Shares), any Parent Common Shares or other securities convertible into, exchangeable for or exercisable for Parent Common Shares or any securities of any Parent Subsidiary and neither the Company nor any of its Subsidiaries has any rights to acquire any Parent Common Shares except pursuant to this Agreement.

        Section 4.28    Representations Regarding the Company Joint Ventures.    Except as set forth on Section 4.28 of the Company Disclosure Letter, none of the execution, delivery or performance of this Agreement by the Company the consummation by the Company of the Merger or any other Transactions or compliance by the Company with any of the provisions of this Agreement will: (i) violate any provision of the organizational documents of any Company Joint Venture; or (ii) to the knowledge of the Company, (A) violate any requirements of Law relating to the Company Joint Ventures; (B) violate any Order to which any of the Company Joint Ventures is subject; (C) require a registration, filing, application, notice, consent, approval, order, qualification or waiver with, to or from any Governmental Entity; or (D) (x) require a consent, approval or waiver from, or notice to any party pursuant to any joint venture agreement, shareholder agreement or similar agreement relating to a Company Joint Venture to which Company or any of its Subsidiaries is a party or (y) result in a breach of any provision of, cause a default under, result in the acceleration of obligations or a loss of a benefit under, or create in any party the right to terminate, cancel or modify any joint venture agreement, shareholder agreement or similar agreement relating to a Company Joint Venture to which the Company or any of its Subsidiaries is a party, except, in each case, for any failure to obtain such permits, authorizations, consents or approvals, any failure to make such filings or any such modifications, violations, rights, impositions, breaches or defaults, which would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        Section 4.29    Investigation; Limitation on Warranties; Disclaimer of Other Representations and Warranties.     The Company has conducted its own independent review and analysis of the business, operations, assets, intellectual property, technology, liabilities, results of operations, financial condition and prospects of Parent and Parent's Subsidiaries and acknowledges that the Company has been provided access to personnel, properties, premises and records of Parent and Parent's Subsidiaries for such purposes. In entering into this Agreement, the Company has relied solely upon its independent investigation and analysis of Parent and Parent's Subsidiaries, and the Company acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Parent, any of its Subsidiaries, or any of their respective affiliates, shareholders, controlling persons, trustees or Parent representatives that are not expressly set forth in Article V of this Agreement, whether or not such representations, warranties or statements were made in writing or orally. The Company acknowledges and agrees that, except for the representations and warranties expressly set forth in Article V of this Agreement, (a) neither Parent nor Merger Sub makes, or has made, any representations or warranties relating to itself or its business or otherwise in connection with the Merger and the Company is not relying on any representation or warranty except for those expressly set forth in this Agreement, (b) no Person has been authorized by Parent or Merger Sub to make any representation or warranty relating to itself or its business or otherwise in connection with the Merger, and if made, such representation or warranty must not be relied upon by the Company as having been authorized by such party and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to the Company or any of its representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information is the subject of an express representation or warranty set forth in Article V of this Agreement.

        Section 4.30    No Other Representations or Warranties.    Except for the representations and warranties set forth in this Article IV, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Merger Sub in connection with the Transactions. The Company hereby disclaims any other express or implied representations or warranties. The Company is not, directly or indirectly, making any representations or warranties regarding any pro-forma financial information, financial projections or other forward-looking information or statements of the Company or any of its Subsidiaries.

ARTICLE V

REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB

        The following representations and warranties by Parent and Merger Sub are qualified in their entirety by reference to the disclosures (a) in the Parent SEC Documents filed or furnished prior to the date hereof but excluding statements in any "Risk Factors" section to the extent that such statements are cautionary, predictive or forward-looking in nature and (b) set forth or referenced in the disclosure letter delivered by Parent to the Company immediately prior to the execution of this Agreement (the "Parent Disclosure Letter"). The Parties agree that each disclosure set forth in the Parent Disclosure Letter shall be deemed (whether or not an explicit cross reference appears) to qualify or modify the Section to which it corresponds and any other Section to the extent the applicability of the disclosure to each other Section is reasonably apparent. Subject to the foregoing, Parent and Merger Sub, on a joint and several basis, represent and warrant to the Company that:

        Section 5.1    Organization and Qualification; Subsidiaries.

          (a)   Parent is a real estate investment trust duly formed, validly existing and in good standing under the Laws of the State of Maryland and has the requisite power and authority to own and conduct its business as now being conducted. Merger Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Maryland and has the requisite power and authority to conduct its business as now being conducted. Each Parent Significant Subsidiary is duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the Laws of its jurisdiction of organization and has the requisite power and authority to own and conduct its business as now being conducted. Parent and each Parent Subsidiary is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has delivered to or made available to the Company, prior to the execution of this Agreement, true and complete copies of any amendments to the Parent Governing Documents not filed prior to the date of this Agreement with the SEC. Parent is in compliance with the terms of the Parent Governing Documents, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (b)   Section 5.1(b) of the Parent Disclosure Letter sets forth a true and complete list of the Subsidiaries of Parent (each a "Parent Subsidiary"), together with the jurisdiction of organization or incorporation, as the case may be, of each Parent Subsidiary. Each Parent Subsidiary and, to Parent's knowledge, each Parent Joint Venture, is in compliance in all material respects with the terms of its constituent organizational or governing documents, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (c)   Section 5.1(c) of the Parent Disclosure Letter sets forth a true and complete list of each Parent Subsidiary that is a REIT, a Qualified REIT Subsidiary or a Taxable REIT Subsidiary.

        Section 5.2    Capitalization.

          (a)   The authorized capitalization of Parent consists of (i) 990,000,000 Parent Common Shares and (ii) 10,000,000 preferred shares of beneficial interest, par value $0.01 per share (the "Parent Preferred Shares"). At the close of business on June 29, 2015, (A) 236,860,294 Parent Common Shares were issued and outstanding (which includes 270,539 Restricted Parent Shares), (B) no shares of Preferred Shares were issued or outstanding, and (C) no Parent Common Shares were held by any of Parent's Subsidiaries. All of the outstanding Parent Common Shares have been duly authorized and are validly issued, fully paid and nonassessable. Except for the Restricted Parent Shares, Parent RSUs, Trustee RSUs and Parent PSUs, there are no (x) options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any kind, including any shareholder rights plan, relating to the issued or unissued capital shares of Parent, obligating Parent or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of, or other equity interest in, Parent or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, or obligating Parent or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other similar right, agreement, arrangement or commitment (collectively, "Parent Equity Interests") or (y) outstanding obligations of Parent or any Parent Subsidiary to repurchase, redeem or otherwise acquire any Parent Common Shares or any shares of, or other Parent Equity Interests in, Parent or any of its Subsidiaries, or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in Parent or any of its Subsidiaries. The Parent Common Shares to be issued to the Company Shareholders in connection with the Merger and the Parent Series A Preferred Shares to be issued upon the conversion of the shares of Company Series B Preferred Stock, in each case, when issued and delivered in accordance with this Agreement, will be duly authorized and issued, fully paid and nonassessable and free and clear of any Liens (other than limitations on transfer and other restrictions imposed by federal or state securities Laws).

          (b)   There are no voting trusts, proxies or other similar agreements to which Parent or any of its Subsidiaries is a party with respect to the voting of Parent Common Shares or any shares of, or other Equity Interest, of Parent or any of its Subsidiaries. Neither Parent nor any of its Subsidiaries has granted any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any of its shares or other Parent Equity Interests. There are no bonds, debentures or notes issued by Parent or any of its Subsidiaries that entitle the holder thereof to vote together with shareholders of Parent on any matters related to Parent. No Parent Common Shares are owned by any Parent Subsidiary.

          (c)   Parent or another Parent Subsidiary owns, directly or indirectly, all of the issued and outstanding shares or other Parent Equity Interests of each of the Parent Subsidiaries, free and clear of any Liens (other than limitations on transfer and other restrictions imposed by federal or state securities Laws), and all such shares or other Parent Equity Interests have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

          (d)   All dividends or other distributions on Parent Common Shares and any material dividends or other distributions on any securities of any Parent Subsidiary which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

          (e)   Parent (directly or indirectly) owns beneficially and of record all of the outstanding limited liability interests of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

        Section 5.3    Authorization; Validity of Agreement; Parent Action.    Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and, in the case of Parent, subject to receipt of the Parent Shareholder Approval, to consummate the Merger and the other Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by it of the Merger and the other Transactions, have been duly and validly authorized by the Parent Board (in the case of Parent) and the manager of Merger Sub (in the case of Merger Sub), and no other trust or limited liability company action on the part of Parent or Merger Sub, pursuant to the LLC Act or the MRL or otherwise, is necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement, and the consummation by it of the Transactions, subject, in the case of the Merger, to receipt of the Parent Shareholder Approval and the filing of the Articles of Merger and Articles Supplementary with, and acceptance for record by, the SDAT. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, except that the enforcement hereof may be limited by the Enforceability Exceptions.

        Section 5.4    Board Approval.    The Parent Board at a duly held meeting, has (i) duly and validly authorized the execution and delivery of this Agreement and declared advisable the Merger and the other Transactions, (ii) directed that the issuance of Parent Common Shares in connection with the Merger be submitted for consideration at the Parent Shareholder Meeting, and (iii) resolved to recommend that Parent's shareholders vote in favor of the approval of the issuance of Parent Common Shares in connection with the Merger and to include such recommendation in the Joint Proxy Statement.

        Section 5.5    Consents and Approvals; No Violations.    None of the execution, delivery or performance of this Agreement by Parent, the consummation by Parent of the Merger or any other Transaction or compliance by Parent with any of the provisions of this Agreement will (a) conflict with or result in any breach of any provision of the Parent Governing Documents or the comparable organizational or governing documents of any Parent Significant Subsidiary, (b) require any filing by Parent or any Parent Subsidiary with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Entity (except for (i) compliance with any applicable requirements of the Exchange Act, (ii) any filings as may be required under the LLC Act, the MRL and the MGCL in connection with the Merger and the classification of Parent Series A Preferred Shares, (iii) filings, permits, authorizations, consents and approvals as may be required under any applicable foreign competition Law or applicable foreign investment Law, (iv) such filings with the SEC as may be required to be made by Parent in connection with this Agreement and the Merger, including the Joint Proxy Statement and the Form S-4, (v) such filings as may be required under the rules and regulations of the NYSE in connection with this Agreement or the Merger, (vi) such filings as may be required in connection with state and local transfer Taxes, or (vii) any applicable foreign or state securities or "blue sky" Laws and the rules and regulations thereunder, (c) result in a modification, violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right, including, but not limited to, any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Parent Material Contract, or (d) violate any Order or Law applicable to Parent, any Parent Subsidiary or any of their respective properties, assets or operations; except in each of clauses (b), (c) or (d) where (x) any failure to obtain such permits, authorizations, consents or approvals, (y) any failure to make such filings or (z) any such modifications, violations, rights, impositions, breaches or defaults has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or have a material adverse effect on the ability of Parent to consummate the Merger and the other Transactions.

        Section 5.6    Parent SEC Documents and Financial Statements.

          (a)   Parent has timely (including following any extensions of time for filing provided by Rule 12b-25 promulgated under the Exchange Act) filed with or furnished (as applicable) to the SEC all forms, reports, schedules, statements and other documents required by it to be filed or furnished (as applicable) since and including January 1, 2012 under the Exchange Act or the Securities Act (together with all certifications required pursuant to the Sarbanes-Oxley Act) (such documents and any other documents filed by Parent with the SEC, as have been amended since the time of their filing, collectively, the "Parent SEC Documents"). As of their respective filing dates and except to the extent corrected by a subsequent Parent SEC Document, the Parent SEC Documents (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading in any material respect and (ii) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder. As of the date of this Agreement, no Parent Subsidiary is separately subject to the periodic reporting requirements of the Exchange Act.

          (b)   All of the audited financial statements for and including the fiscal years ended December 31, 2012, 2013 and 2014, and unaudited interim financial statements for the fiscal quarter ended March 31, 2015, and any other interim period in the fiscal year to end December 31, 2015, included in the Parent SEC Documents (including the related notes and schedules thereto) (collectively, the "Parent Financial Statements"), (i) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor or like form under the Exchange Act), and (ii) fairly presented (except as may be indicated in the notes thereto) in all material respects, the financial position and the results of operations, shareholders' equity and cash flows of Parent and its consolidated Subsidiaries as of the times and for the periods then ended (subject, in the case of unaudited quarterly financial statements, to the absence of notes and normal year-end adjustments).

          (c)   Except as set forth in Section 5.6(c) of the Parent Disclosure Letter, to the knowledge of Parent, none of the Parent SEC Filings is as of the date of this Agreement the subject of ongoing SEC review and as of the date hereof, Parent has not received any comments from the SEC with respect to any of Parent SEC Filings which remain unresolved, nor has it received any inquiry or information request from the SEC as of the date of this Agreement as to any matters affecting Parent which has not been adequately addressed.

        Section 5.7    Internal Controls; Sarbanes-Oxley Act.

          (a)   Parent has designed and maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Parent (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms and is accumulated and communicated to Parent's management as appropriate to allow timely decisions regarding required disclosure and (ii) to Parent's knowledge, based on its most recent evaluation prior to the date of this Agreement, has disclosed to Parent's auditors and the audit committee of the Parent Board (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Parent's ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent's internal controls over financial reporting.

          (b)   Since December 31, 2013, (A) neither Parent nor any of its Subsidiaries nor, to the knowledge of Parent, any Representative of Parent or any of its Subsidiaries has received or otherwise obtained knowledge of any written material complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries or their respective internal accounting controls relating to periods after December 31, 2013, including any written material complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices (except for any of the foregoing after the date hereof which have no reasonable basis), and (B) to the knowledge of Parent, no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation, relating to periods after December 31, 2013, by Parent or any of its officers, trustees, employees or agents to the Parent Board or any committee thereof or to any trustee or executive officer of Parent.

        Section 5.8    Absence of Certain Changes.    Except as disclosed in Section 5.8 of the Parent Disclosure Letter, since January 1, 2015, (a) Parent has conducted, in all material respects, its business in the ordinary course, (b) no Effects have occurred, which have had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and (c) Parent and its Subsidiaries have not taken any action that, if taken after the date of this Agreement, without the prior written consent of the Company, would constitute a breach of Section 6.2(a) (solely to the extent relating to the amendments to Parent's Governing Documents), Section 6.2(p) or Section 6.2(r).

        Section 5.9    No Undisclosed Liabilities.    Except (a) as reflected or otherwise reserved against on the Parent Financial Statements or referenced in the footnotes thereto set forth in the Parent SEC Documents or Parent Disclosure Letter, (b) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the most recent balance sheet included in the Parent SEC Filings, (c) for liabilities and obligations incurred in connection with the Transactions, and (d) for liabilities and obligations pursuant to any Parent Agreement other than liabilities or obligations due to material breaches thereunder, since March 31, 2015 neither Parent nor any of its Subsidiaries has incurred any liabilities or obligations that would be required by GAAP to be reflected on a consolidated balance sheet of Parent and its Subsidiaries, other than as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        Section 5.10    Litigation.    There is no Legal Proceeding, pending against (or to Parent's knowledge, threatened in writing against or naming as a party thereto), Parent or any of its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries is subject to any outstanding Order which has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        Section 5.11    Benefits.

          (a)   Section 5.11(a) of the Parent Disclosure Letter lists all material Benefit Plans (i) under which any current or former trustee, officer, employee or consultant of Parent or any of its Subsidiaries has any right to benefits and (ii) which are maintained, sponsored or contributed to by Parent or any of its Subsidiaries or to which Parent or any of its Subsidiaries makes or is required to make contributions with respect to such trustees, officers, employees or consultants. All such plans, agreements, programs, policies and commitments (whether or not material) are collectively referred to as the "Parent Benefit Plans."

          (b)   With respect to each material Parent Benefit Plan, Parent has made available to the Company true and complete copies of the following, to the extent applicable: (i) the plan document, (ii) the most recent summary plan description, (iii) the most recent annual report on Form 5500 (including all schedules), (iv) the most recent annual audited financial statements and opinion and (v) if the Parent Benefit Plan is intended to qualify under Section 401(a) of the Code, the most recent determination letter received from the IRS.

          (c)   Parent does not maintain, sponsor or contribute to, and has not within the preceding six (6) years maintained, sponsored or contributed to, any employee benefit plan subject to Section 412 of the Code or Title IV of ERISA.

          (d)   Except as would not reasonably be expected to have a Parent Material Adverse Effect, each Parent Benefit Plan is in compliance with ERISA, the Code and other applicable Law. With respect to each Parent Benefit Plan that is intended to qualify under Section 401(a) of the Code (i) a favorable determination letter has been issued by the IRS with respect to such qualification or a timely application for such determination is now pending or is not yet required to be filed, (ii) its related trust has been determined to be exempt from taxation under Section 501(a) of the Code and (iii) except as would not reasonably be expected to result in a Parent Material Adverse Effect, no event has occurred since the date of such qualification or exemption that would adversely affect such qualification or exemption.

          (e)   Except as set forth in Section 5.11(e) of the Parent Disclosure Letter, no Parent Benefit Plan provides health, medical, life insurance or death benefits to current or former employees of Parent or any of its Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by COBRA or Section 4980B of the Code, or any similar state group health plan continuation Law, the cost of which is fully paid by such current or former employees or their dependents.

          (f)    Except as set forth in Section 5.11(f) of the Parent Disclosure Letter, the execution and delivery of this Agreement and the consummation of the Transactions will not (either alone or in combination with another event) (i) result in any material payment or benefit from Parent or any of its Subsidiaries becoming due, or increase the amount of any payment or benefit due, to any current or former employee of Parent or any of its Subsidiaries, (ii) increase any material benefits otherwise payable under any Parent Benefit Plan or (iii) result in the acceleration of the time of payment or vesting of any material compensation or benefits from Parent or any of its Subsidiaries to any current or former employee of Parent or any of its Subsidiaries.

          (g)   There are no pending, or, to the knowledge of Parent, threatened, Legal Proceedings against any Parent Benefit Plan, other than ordinary claims for benefits by participants and beneficiaries or as would not reasonably be expected to have a Parent Material Adverse Effect.

          (h)   Neither Parent nor any of its Subsidiaries has any actual or potential obligation to reimburse or otherwise "gross-up" any person for any Taxes set forth under Section 409A or 4999 of the Code (or any similar provision of state, local or foreign law).

        Section 5.12    Labor.

          (a)   No employee of Parent or any of its Subsidiaries is represented by a union and, to the knowledge of Parent, no union organizing efforts have been conducted within the last three (3) years or are now being conducted. Neither Parent nor any of its Subsidiaries is a party to any material collective bargaining agreement or other labor contract. Except as would not reasonably be expected to have a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries is currently experiencing, or, to the knowledge of Parent, is there now threatened, a strike, picket, work stoppage, work slowdown or other organized labor dispute.

          (b)   Except as would not reasonably be expected to have a Parent Material Adverse Effect, (i) each of Parent and its Subsidiaries is in compliance with all applicable Laws relating to the employment of labor, including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, classification of service providers as employees and/or independent contractors, safety and health, workers' compensation, pay equity and the collection and payment of withholding or social security taxes and (ii) neither Parent nor any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local Law within the six (6) months prior to the date of this Agreement that remains unsatisfied.

          (c)   Section 5.11 and this Section 5.12 constitute the exclusive representations and warranties of Parent and Merger Sub with respect to the subject matters set forth therein.

        Section 5.13    Taxes.

          (a)   Parent and each of its Subsidiaries has timely filed with the appropriate Governmental Entity all material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct in all material respects. Parent and each of its Subsidiaries has duly paid (or there has been paid on their behalf), or made adequate provisions for, all material Taxes required to be paid by them.

          (b)   Parent and each of its Subsidiaries that have elected to qualify as a REIT for U.S. federal income tax purposes (i) for all taxable years commencing with its taxable year ended December 31, 2011 and through December 31, 2014, has been subject to taxation as a REIT and has satisfied the requirements to qualify as a REIT for such years; (ii) has operated since January 1, 2015 until the date hereof in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year that will end with the Merger; and (iv) has not to its knowledge taken or omitted to take any action that could reasonably be expected to result in a successful challenge by the IRS or any other Governmental Entity to its qualification as a REIT, and to the knowledge of Parent, no such challenge is pending or threatened.

          (c)   Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse, (i) there are no current audits, examinations or other proceedings pending with regard to any Taxes of Parent or its Subsidiaries, (ii) Parent and its Subsidiaries have not received a written notice or announcement of any audits or proceedings with respect to Taxes, (iii) no deficiency for Taxes of Parent or any of its Subsidiaries has been claimed, proposed or assessed in writing or, to the knowledge of Parent, threatened, by any Governmental Authority, which deficiency has not yet been settled, except for such deficiencies which are being contested in good faith that are set forth on the Parent Disclosure Letter, and (iv) neither Parent nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency for any open tax year. Except as set forth on Section 5.13(c) of the Parent Disclosure Letter, neither Parent nor any of its Subsidiaries has entered into any "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

          (d)   Neither Parent nor any of its Subsidiaries holds any asset the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code. Each Subsidiary of Parent that is a partnership, joint venture, or limited liability company and which has not elected to be a "taxable REIT subsidiary" or a REIT has been since its formation treated for United States federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation.

          (e)   Parent and its Subsidiaries have complied, in all material respects, with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

          (f)    There are no Parent Tax Protection Agreements (as hereinafter defined) in force at the date of this Agreement, and, as of the date of this Agreement, no Person has raised in writing, or to the knowledge of Parent threatened to raise, a material claim against Parent or any of its Subsidiaries for any breach of any Parent Tax Protection Agreements. As used herein, "Parent Tax Protection Agreements" means any written agreement to which Parent or any of its Subsidiaries is a party pursuant to which: (i) any liability to holders of limited partnership interests in a Parent Subsidiary Partnership relating to Taxes may arise, whether or not as a result of the consummation of the Transactions; and/or (ii) in connection with the deferral of income Taxes of a holder of limited partnership interests in a Parent Subsidiary Partnership, Parent or the Parent Subsidiaries have agreed to (A) maintain a minimum level of debt, continue a particular debt or provide rights to guarantee debt, (B) retain or not dispose of assets for a period of time that has not since expired, and/or (C) only dispose of assets in a particular manner. As used herein, "Parent Subsidiary Partnership" means a Parent Subsidiary that is a partnership for United States federal income tax purposes.

          (g)   There are no Tax Liens upon any property or assets of Parent or any of its Subsidiaries except for Permitted Liens.

          (h)   Since its inception, (i) the Parent and its Subsidiaries have not incurred any liability for material Taxes under Section 860(c) or 4981 of the Code which have not been previously paid, and (ii) neither Parent nor any of its Subsidiaries has incurred any material liability for Taxes other than (x) in the ordinary course of business or consistent with past practice, or (y) transfer or similar Taxes arising in connection with sales of property.

          (i)    Except as set forth on Section 5.13(c) of the Parent Disclosure Letter, neither Parent nor any of its Subsidiaries has requested, has received or is subject to any written ruling of a Governmental Authority or has entered into any written agreement with a Governmental Authority with respect to any Taxes.

          (j)    There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving Parent or any of its Subsidiaries, except for customary indemnification provisions contained in any credit or other commercial agreements the primary purpose of which does not relate to Taxes, and after the Closing Date neither Parent nor any of its Subsidiaries shall be bound by any Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date. Neither Parent nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Parent) or (B) has any liability for the Taxes of any Person (other than Parent or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

          (k)   Merger Sub has at all times been treated as disregarded as separate from its owner for U.S. federal income tax purposes.

          (l)    As of the date hereof, neither Parent nor Merger Sub is aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

          (m)  Neither Parent nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute a "plan" or "series of related transactions" (within the meaning of Section 355(a) of the Code) in conjunction with the transactions contemplated by this Agreement.

          (n)   Neither Parent nor any of its Subsidiaries has participated in any "listed transaction" within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

          (o)   This Section 5.13 (with Sections 5.1(c) and 5.11) constitutes the exclusive representations and warranties of Parent and Merger Sub with respect to Tax matters.

        Section 5.14    Contracts.

          (a)   Except as filed as exhibits to the Parent SEC Documents filed prior to the date hereof, Section 5.14(a) of the Parent Disclosure Letter sets forth a list or description of each Contract to which Parent or any of its Subsidiaries is a party or by which any of its properties or assets are bound (the "Parent Agreements") which, as of the date of this Agreement:

            (i)    is required to be filed as an exhibit to Parent's Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC;

            (ii)   obligates Parent or any of its Subsidiaries to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of Five Million U.S. Dollars ($5,000,000) and is not cancelable within ninety (90) days without material penalty to Parent or any of its Subsidiaries, except for any (A) Parent Lease or any ground lease affecting any Parent Property or (B) tenant reimbursements made pursuant to the applicable underlying Parent Lease;

            (iii)  contains any non-customary, material non-compete or exclusivity provisions with respect to any line of business or geographic area with respect to Parent or any of its Subsidiaries, or upon consummation of the Transactions, the Company or its Subsidiaries, or which restricts the conduct of any line of business that is material to Parent and its Subsidiaries, except for any Parent Lease or any ground lease affecting any Parent Property;

            (iv)  constitutes Indebtedness (including any guarantee thereof) in an amount in excess of Ten Million U.S. Dollars ($10,000,000) or any letters of credit or similar instruments issued for the account of Parent or any Parent Subsidiary or mortgaging, pledging or otherwise placing a Lien securing obligations in excess of Ten Million U.S. Dollars ($10,000,000) on any portion of the assets of Parent or any Subsidiary, other than any such agreement, indenture, letter of credit or instrument solely between or solely among Parent and wholly owned Parent Subsidiaries;

            (v)   requires Parent or any of its Subsidiaries to dispose of or acquire assets or properties (other than in connection with the expiration of a Parent Lease or a ground lease affecting a

    Parent Property or as may accrue in connection with a breach of any Contract) with a fair market value in excess of Five Million U.S. Dollars ($5,000,000), or provides for any pending or contemplated merger, consolidation or similar business combination transaction involving Parent or any of its Subsidiaries, except for any Parent Lease or any ground lease affecting any Parent Property;

            (vi)  constitutes an interest rate cap, interest rate collar, interest rate swap or other contract or agreement relating to a hedging transaction;

            (vii) relates to a joint venture, partnership, limited liability company or similar arrangement with a third party;

            (viii)  constitutes a loan to any Person (other than a wholly owned Parent Subsidiary) by Parent or any of its Subsidiaries in an amount in excess of Ten Million U.S. Dollars ($10,000,000);

            (ix)  relates to the ongoing or scheduled development, construction or capital expenditures, in each case requiring aggregate payments by Parent or any of its Subsidiaries in excess of Ten Million U.S. Dollars ($10,000,000);

            (x)   prohibits the payment of dividends or distributions in respect of Parent Common Shares or shares of any Parent Subsidiary;

            (xi)  grants to any Person a right of first refusal, a right of first offer or an option to purchase, acquire, sell or dispose of any Parent Property that, individually or in the aggregate, is material to Parent;

            (xii) pursuant to which Parent is lessee of any personal property or real property owned by any other party, for which the annual rental exceeds One Million U.S. Dollars ($1,000,000); or

            (xiii)  that is a license in respect of any Licensed Parent IP or otherwise grants Parent any Intellectual Property Rights that requires annual payments in excess of One Million U.S. Dollars ($1,000,000).

          (b)   Each Contract of the type described above in Section 5.14(a) and in effect on the date of this Agreement, whether or not set forth in Section 5.14(a) of the Parent Disclosure Letter, is referred to herein as a "Parent Material Contract." As of the date hereof, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, (i) each Parent Material Contract is legal, valid and binding on Parent and each Parent Subsidiary that is a party thereto, and is in full force and effect, except as may be limited by the Enforceability Exceptions, (ii) neither Parent nor any of its Subsidiaries, nor, to Parent's knowledge, any other party thereto, is in material breach or violation of, or default under, any Parent Material Contract, and (iii) to Parent's knowledge, no event has occurred that with notice or lapse of time or both would constitute a material violation, breach or default under any Parent Material Contract. Neither Parent nor any of its Subsidiaries has received notice of any material breach, violation or default under any Parent Material Contract, except for breaches, violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

          (c)   Parent has delivered or made available to the Company or provided to the Company for review, prior to the execution of this Agreement, true and complete copies in all material respects of all of the Parent Material Contracts.

        Section 5.15    Investment Company Act.    Neither Parent nor any of its Subsidiaries is, or as of immediately prior to the Effective Time will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.

        Section 5.16    Environmental Matters.

          (a)   Except (i) as set forth in Section 5.16 of the Parent Disclosure Letter, or (ii) as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, to the knowledge of Parent:

            (i)    Parent and each Parent Subsidiary are in compliance with all Environmental Laws.

            (ii)   Parent and each Parent Subsidiary have all Environmental Permits necessary to conduct their current operations and are in compliance with their respective Environmental Permits, and all such Environmental Permits are in good standing.

            (iii)  Neither Parent nor any of its Subsidiaries has received any written notice, demand, letter or claim alleging that Parent or any such Subsidiary is in violation of, or liable under, any Environmental Law or that any Order has been issued against Parent or any of its Subsidiaries which remains unresolved. There is no litigation, investigation, request for information or other proceeding pending, or threatened against Parent or any of its Subsidiaries under any Environmental Law.

            (iv)  Neither Parent nor any of its Subsidiaries has entered into or agreed to any Order or is subject to any Order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances and no investigation, litigation or other proceeding is pending or threatened against Parent or any of its Subsidiaries under any Environmental Law.

            (v)   Neither Parent nor any of its Subsidiaries has assumed, by contract, any liability under any Environmental Law or relating to any Hazardous Substances, or is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Substances.

          (b)   This Section 5.16 constitutes the exclusive representations and warranties of Parent and Merger Sub with respect to environmental matters.

        Section 5.17    Intellectual Property.

          (a)   Section 5.17(a) of the Parent Disclosure Letter sets forth a list, as of the date of this Agreement, of the Owned Parent IP and, to the extent applicable, includes (i) for each trademark or service mark that is registered or subject to a pending application for registration, the application number or registration number, the jurisdiction of the application or registration, and the date filed or issued; (ii) each domain name registered; and (iii) for each registered copyright, the number and date of registration and the jurisdiction of the registration. Neither Parent nor any of its Subsidiaries own any material issued patents or patent applications.

          (b)   As of the date of this Agreement, to the knowledge of Parent, there are no pending material disputes regarding any agreement (i) under which Parent or any of its Subsidiaries uses or has the right to use any Licensed Parent IP or (ii) under which Parent or any of its Subsidiaries has licensed or otherwise permitted others the right to use any Owned Parent IP (such agreements described in clauses (i) and (ii) above, the "Parent IP Agreements") that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (c)   To the knowledge of Parent, Parent or one of its Subsidiaries owns or otherwise has all Intellectual Property Rights necessary to conduct the business of Parent as currently conducted except such Intellectual Property Rights that, if not possessed by Parent or one of its Subsidiaries, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (d)   To the knowledge of Parent, Parent and its Subsidiaries own the Owned Parent IP free and clear of all Liens, other than Permitted Liens and the Parent IP Agreements.

          (e)   (i) The operation of Parent's and its Subsidiaries' businesses has not infringed upon or misappropriated, and is not infringing upon or misappropriating, the enforceable Intellectual Property Rights of another Person, and (ii) no action, claim or proceeding alleging infringement, misappropriation, or other violation of any Intellectual Property Right of another Person is pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, except, in each case, for any such infringement or misappropriation that has not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since January 1, 2015, Parent has not received any written notice relating to any actual or alleged material infringement, misappropriation, or violation of any Intellectual Property Right of another Person by Parent or any of its Subsidiaries. To the knowledge of Parent, no Person or any of such Person's products or services or other operation of such Person's business is infringing upon or misappropriating any Parent IP in any material respect.

          (f)    Except for such proceedings or actions that, if resolved against Parent or any of its Subsidiaries, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there are no Legal Proceedings challenging the ownership, validity or enforceability of the Owned Parent IP or, to the knowledge of Parent, the Licensed Parent IP and, since January 1, 2015, no such Legal Proceedings have been threatened in writing against Parent or any of its Subsidiaries.

        Section 5.18    Compliance with Laws; Permits.

          (a)   As of the date of this Agreement, and except as disclosed in the Parent SEC Documents: (i) each of Parent and the Parent Subsidiaries has complied and is in compliance with all Laws which affect the business, properties or assets of Parent and its Subsidiaries, and (ii) no written notice has been received by Parent or any of its Subsidiaries or, to Parent's knowledge, threatened against Parent or any of its Subsidiaries alleging any non-compliance with any such Laws, except in each case above for such non-compliance that has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Notwithstanding anything to the contrary in this Section 5.18(a), the provisions of this Section 5.18(a) shall not apply to matters addressed in Section 5.11, Section 5.12, Section 5.13 and Section 5.16.

          (b)   Parent and its Subsidiaries are in possession of all material authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Entity necessary for Parent and its Subsidiaries to own, lease and operate their properties or to carry on their business substantially in the manner described in the Parent SEC Documents filed prior to the date hereof and substantially as is being conducted as of the date of this Agreement (the "Parent Permits") and all of the Parent Permits are valid, and in full force and effect, except, in each case, where the failure by Parent or a Parent Subsidiary, as applicable, to possess and maintain any Parent Permit in full force and effect has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        Section 5.19    Properties.

          (a)   Section 5.19(a) of the Parent Disclosure Letter sets forth a list of the address of each real property name of the entity owning or leasing, whether such property is owned, leased, ground leased or subleased and all such real property interests, together with all right title and interest of Parent and any of its Subsidiaries in and to (i) all buildings, structures and other improvements and fixtures located on or under such real property and (ii) all easements, rights and other appurtenances to such real property, and subject to any easements, impairments, rights and other appurtenances affecting such real property are individually referred to herein as a "Parent Property" and collectively referred to herein as the "Parent Properties"). Section 5.19(a) of the Parent Disclosure Letter sets forth a list of the address of each facility and real property which, as of the date of this Agreement, is under contract by Parent or a Parent Subsidiary for purchase or which is required under a written agreement to be leased or subleased by Parent or a Parent Subsidiary after the date of this Agreement. Except as set forth on Section 5.19(a) of the Parent Disclosure Letter, there are no real properties that Parent or any of its Subsidiaries is obligated to buy, lease or sublease at some future date. None of Parent or any of its Subsidiaries owns or leases any real property which is not set forth on Section 5.19(a) of the Parent Disclosure Letter.

          (b)   Parent or a Parent Subsidiary owns good and valid fee simple title (with respect to jurisdictions that recognized such form of title or substantially similar title with respect to all other jurisdictions) or leasehold title (as applicable) to each of the Parent Properties, in each case, free and clear of Liens, except for Permitted Liens that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (c)   (i) Neither Parent nor any of its Subsidiaries has received (x) written notice that any certificate, permit or license from any Governmental Entity having jurisdiction over any of the Parent Properties or any agreement, easement or other right of an unlimited duration that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Parent Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, retention ponds, driveways, roads and other means of egress and ingress to and from any of the Parent Properties is not in full force and effect as of the date of this Agreement, except for such failures to be in full force and effect that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, or of any pending written threat of modification or cancellation of any of same, that would reasonably be expected to have a Parent Material Adverse Effect, or (y) written notice of any uncured violation of any Laws affecting any of the Parent Properties which, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect. (ii) Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, none of Parent nor any Subsidiary of Parent has received written notice to the effect that there are any condemnation proceedings that are pending or, to the knowledge of Parent, threatened in writing with respect to any material portion of any of the Parent Properties.

          (d)   No certificate, variance, permit or license from any Governmental Authority having jurisdiction over any of the Parent Properties or any agreement, easement or other right that is necessary to permit the current use of the buildings and improvements on any of the Parent Properties or that is necessary to permit the current use of all parking areas, driveways, roads and other means of egress and ingress to and from any of the Parent Properties has failed to be obtained or is not in full force and effect, and neither Parent nor any of its Subsidiaries has received written notice of any outstanding threat of modification or cancellation of any such certificate, variance, permit or license, except for any of the foregoing as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

          (e)   Section 5.19(e) of the Parent Disclosure Letter sets forth, as of June 25, 2015, the aggregate monthly rent and security deposit amounts held for each Parent Property other than any Parent Property where Parent is a tenant (other than ground leases). Except for discrepancies, errors or omissions that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, the rent roll summary attached to Section 5.19(e) of the Parent Disclosure Letter, correctly references the corresponding property with respect to each lease or sublease in effect on the date shown therein, the "Parent Leases".

          (f)    True and complete copies in all material respects of (i) all ground leases affecting the interest of Parent or any of its Subsidiaries in the Parent Properties and (ii) the Parent Leases with aggregate annual rent payments to Parent or the Parent Subsidiaries in excess of Two Million Five Hundred Thousand U.S. Dollars ($2,500,000), in each case in effect as of the date of this Agreement (the "Material Parent Leases"), have been made available to the Company. Except as set forth on Section 5.19(f) of the Parent Disclosure Letter, or as individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, (1) neither Parent nor any of its Subsidiaries is and, to the knowledge of Parent, no other party is in breach or violation of, or default under, any Material Parent Lease, (2) no event has occurred which would result in a breach or violation of, or a default under, any Material Parent Lease by Parent or any of its Subsidiaries, or, to the knowledge of Parent, any other party thereto in each case, with or without notice or lapse of time or and no tenant under a Material Parent Lease is in monetary default under such Material Parent Lease, and (3) each Material Parent Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to Parent or a Parent Subsidiary and, to the knowledge of Parent, with respect to the other parties thereto, except as may be limited by the Enforceability Exceptions; provided, that for the purposes of clause (1) and (2) above, no tenant will be deemed to be in monetary breach, violation or default under such Material Parent Lease if such monetary breach, violation or default has continued for a period of less than sixty (60) days and is with respect to an amount less than Fifty Thousand U.S. Dollars ($50,000).

          (g)   As of the date of this Agreement, no purchase option has been exercised under any Parent Lease for which the purchase has not closed prior to the date of this Agreement.

          (h)   Except for Permitted Liens and as set forth in Contracts made available to the Company prior to the date hereof, (i) there are no unexpired option to purchase agreements, rights of first refusal or first offer or any other rights to purchase or otherwise acquire any Parent Property or any portion thereof that would materially adversely affect Parent's, or any of its Subsidiaries', ownership, ground lease or right to use a Parent Property subject to a Material Parent Lease, and (ii) there are no agreements to enter into any contract for sale, ground lease or letter of intent to sell or ground lease any Parent Property or any portion thereof that is owned by any Parent Subsidiary, which, in each case, is in favor of any party other than Parent or a Parent Subsidiary (a "Parent Third Party").

          (i)    Except pursuant to a Parent Lease or any ground lease affecting any Parent Property or as set forth on Section 5.19(i) of the Parent Disclosure Letter, neither Parent nor any of its Subsidiaries is a party to any agreement pursuant to which Parent or any of its Subsidiaries manages or manages the development of any material real property for any Parent Third Party.

          (j)    Parent and each of its Subsidiaries, as applicable, is in possession of title insurance policies or valid marked-up title commitments evidencing title insurance with respect to each Parent Property (each, a "Parent Title Insurance Policy" and, collectively, the "Parent Title Insurance Policies"). No written claim has been made against any Parent Title Insurance Policy, which, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

          (k)   Parent and its Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all personal property owned, used or held for use by them as of the date of this Agreement (other than property owned by tenants and used or held in connection with the applicable tenancy and other than property owned by any third party managers), except as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect. None of Parent's or any of its Subsidiaries' ownership of or leasehold interest in any such personal property is subject to any Liens, except for Permitted Liens and Liens that would not reasonably be expected to have a Parent Material Adverse Effect.

          (l)    Parent and its Subsidiaries (A) have not received written notice of any structural defects, or violation of Law, relating to any Parent Properties which would have, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and (B) have not received written notice of any physical damage to any Parent Properties which would have, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect for which there is not insurance in effect covering the cost of the restoration and the loss of revenue.

          (m)  Section 5.19(m) of the Parent Disclosure Letter lists the parties currently providing third-party property management services to the Parent Properties and the number of Parent Properties currently managed by each such party.

        Section 5.20    Information in the Form S-4 and Joint Proxy Statement.    None of the information supplied or to be supplied in writing by or on behalf of Parent or any of its Subsidiaries for inclusion or incorporation by reference in (a) the Form S-4 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (b) the Joint Proxy Statement will, at the date it is first mailed to the shareholders of Parent and the stockholders of the Company, at the time of the Parent Shareholder Meeting and the Company Shareholder Meeting, and at the time the Form S-4 is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. All documents that Parent is responsible for filing with the SEC in connection with the Transactions, to the extent relating to Parent or any of its Subsidiaries or other information supplied by or on behalf of Parent or any of its Subsidiaries for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act or Exchange Act, as applicable, and the rules and regulations of the SEC thereunder. The representations and warranties contained in this Section 5.20 will not apply to statements or omissions included in the Form S-4 or the Joint Proxy Statement to the extent based upon information supplied to Parent by or on behalf of the Company.

        Section 5.21    Opinion of Financial Advisors.    The Parent Board has received the written opinion of the Parent Financial Advisor to the effect that, as of the date of this Agreement and based on and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Exchange Ratio is fair, from a financial point of view, to Parent. Parent shall, promptly following receipt of such written opinion, furnish an accurate and complete copy to the Company solely for informational purposes.

        Section 5.22    Insurance.    Parent and its Subsidiaries are either self-insured or have policies of insurance that afford coverage (to the extent set forth in the policies) to Parent, its Subsidiaries and/or any of their respective employees, properties or assets, including policies of property, fire, workers' compensation, products liability, directors' and officers' liability, and other casualty and liability insurance, in each case in such amounts and with respect to such risks and losses, which Parent believes are adequate in all material respects for the operation of its business. All such insurance policies are in full effect, no written notice of cancellation has been received by Parent or any of its Subsidiaries under such policies, and there is no existing default or event which, with the giving of notice of lapse or time or both, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        Section 5.23    Related Party Transactions.    Except as set forth in Section 5.23 of the Parent Disclosure Letter or in Parent SEC Filings made through and including the date of this Agreement or as permitted by this Agreement, from January 1, 2013 through the date of this Agreement there have been no transactions, agreements, arrangements or understandings between Parent or any Parent Subsidiary, on the one hand, and any Affiliates (other than Parent Subsidiaries) of Parent or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC.

        Section 5.24    Takeover Statutes.    The Parent Board has taken all action necessary to render inapplicable to the Merger and the other Transactions, the restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL and Subtitle 7 of Title 3 of the MGCL. No Takeover Statutes are applicable to this Agreement, the Merger or the other Transactions.

        Section 5.25    Ownership of Company Common Shares.    Neither Parent, Merger Sub nor any of their respective affiliates is, nor at any time during the last three (3) years has been, an "interested stockholder" of the Company as defined in Section 3-601 of the MGCL. Neither Parent nor any of its Subsidiaries beneficially owns, directly or indirectly (other than investments made in the ordinary course of business in their investment portfolios that, in the aggregate, do not exceed 5% of the Company Common Shares), any Company Common Shares or other securities convertible into, exchangeable for or exercisable for Company Common Shares or any securities of any Company Subsidiary and neither Parent nor any of its Subsidiaries has any rights to acquire any Company Common Shares except pursuant to this Agreement.

        Section 5.26    Brokers; Expenses.    No broker, investment banker, financial advisor or other Person (other than the Parent Financial Advisor and the Persons listed on Section 5.26 of the Parent Disclosure Letter, whose fees and expenses shall be paid by Parent), is entitled to receive any broker's, finder's, financial advisor's or other similar fee or commission in connection with this Agreement or the Merger based upon arrangements made by or on behalf of Parent, Merger Sub or any of their Subsidiaries. Parent has made available to the Company a true and correct copy of its engagement letters with the Parent Financial Advisor and the Persons listed in Section 5.26 of the Parent Disclosure Letter.

        Section 5.27    Required Vote.    The affirmative vote of the holders of a majority of the Parent Common Shares cast at the Parent Shareholder Meeting is the only vote of the holders of any class or series of beneficial interest of Parent necessary to approve the issuance of Parent Common Shares in connection with the Merger.

        Section 5.28    Representations Regarding the Parent Joint Ventures.

          (a)   Except as set forth on Section 5.28(a) of the Parent Disclosure Letter, none of the execution, delivery or performance of this Agreement by Parent or Merger Sub, the consummation by Parent and Merger Sub of the Merger or any other Transactions or compliance by Parent or Merger Sub with any of the provisions of this Agreement will: (i) violate any provision of the organizational documents of any Parent Joint Venture; or (ii) to the knowledge of Parent, (A) violate any requirements of Law relating to the Parent Joint Ventures; (B) violate any Order to which any of the Parent Joint Ventures is subject; (C) require a registration, filing, application, notice, consent, approval, order, qualification or waiver with, to or from any Governmental Entity, or (D) (x) require a consent, approval or waiver from, or notice to any party pursuant to any joint venture agreement, shareholder agreement, or similar agreement relating to a Parent Joint Venture to which Parent or any of its Subsidiaries is a party or (y) result in a breach of any provision of, cause a default under, result in the acceleration of obligations or a loss of a benefit under, or create in any party, the right to terminate, cancel or modify any joint venture agreement, shareholder agreement or similar agreement relating to a Parent Joint Venture to which Parent or any of its Subsidiaries is a party, except, in each case, for any failure to obtain such permits, authorizations, consents or approvals, any failure to make such filings or any such modifications, violations, rights, impositions, breaches or defaults, which would not have, or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (b)   Except as set forth on Section 5.28(b) of the Parent Disclosure Letter or as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, to the knowledge of Parent, each of the Parent Joint Ventures is as of the date hereof, and for the last three (3) years has been, in compliance with all requirements of Laws which affect the business, properties or assets of each of the Parent Joint Ventures as currently conducted.

          (c)   Except as set forth on Section 5.28(c) of the Parent Disclosure Letter or as would not be material to Parent and its Subsidiaries taken as a whole, neither Parent nor any of its Subsidiaries has any obligation, commitment or agreement to make any loans, advances or capital contributions to, or investments in, any of the Parent Joint Ventures.

        Section 5.29    Investigation; Limitation on Warranties; Disclaimer of Other Representations and Warranties.     Each of Parent and Merger Sub has conducted its own independent review and analysis of the business, operations, assets, intellectual property, technology, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries and acknowledges that each of Parent and Merger Sub has been provided access to personnel, properties, premises and records of the Company and its Subsidiaries for such purposes. In entering into this Agreement, each of Parent and Merger Sub has relied solely upon its independent investigation and analysis of the Company and its Subsidiaries, and each of Parent and Merger Sub acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by the Company, any of its Subsidiaries, or any of their respective affiliates, shareholders, controlling persons, trustees or Company representatives that are not expressly set forth in Article IV of this Agreement, whether or not such representations, warranties or statements were made in writing or orally. Parent and Merger Sub each acknowledge and agree that, except for the representations and warranties expressly set forth in Article IV of this Agreement, (a) the Company does not make, and has not made, any representations or warranties relating to itself or its business or otherwise in connection with the Merger and Parent and Merger Sub are not relying on any representation or warranty except for those expressly set forth in this Agreement, (b) no Person has been authorized by the Company to make any representation or warranty relating to itself or its business or otherwise in connection with the Merger, and if made, such representation or warranty must not be relied upon by Parent or Merger Sub as having been authorized by such party and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Parent, Merger Sub or any of their representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information is the subject of an express representation or warranty set forth in Article IV of this Agreement.

        Section 5.30    No Other Representations or Warranties.    Except for the representations and warranties set forth in this Article V, neither Parent nor any other Person makes any express or implied representation or warranty with respect to Parent or with respect to any other information provided to the Company in connection with the Transactions. Parent hereby disclaims any other express or implied representations or warranties. Parent is not, directly or indirectly, making any representations or warranties regarding any pro-forma financial information, financial projections or other forward-looking information or statements of Parent or any of its Subsidiaries.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER

        Section 6.1    Conduct of Business by the Company Pending the Closing.    The Company agrees that between the date of this Agreement and the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 9.1, except (i) as set forth in Section 6.1 of the Company Disclosure Letter, (ii) as expressly required by this Agreement, (iii) as may be required by Law or (iv) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company (x) shall and shall cause its Subsidiaries to, conduct its business in all material respects in the ordinary course of business and use commercially reasonable efforts to preserve its business organization intact, and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors and tenants, and (y) shall not, and shall not permit any of its Subsidiaries to:

          (a)   amend its charter, articles of organization, declaration of trust, articles of incorporation, limited partnership agreement, operating agreement, bylaws, limited liability company agreement or equivalent organizational documents or waive any provision of Article VII of the Company Articles;

          (b)   split, combine, subdivide or reclassify any shares of capital stock of the Company or any of its Subsidiaries;

          (c)   declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of the Company or any of its Subsidiaries or other equity securities or ownership interests in the Company or any of its Subsidiaries, except for (A) the authorization and payment by the Company of dividends, payable quarterly in accordance with past practice for the period up to the Closing Date at a rate not to exceed a quarterly rate of (x) $0.22 per Company Common Share and (y) $0.44531 per share of Company Series B Preferred Stock, (z) $0.22 per unit of Company OpCo (B) the declaration and payment of dividends or other distributions to the Company by any directly or indirectly wholly owned Company Subsidiary, and (C) the authorization and payment by the Company of the dividends, payable semi-annually in respect of shares of Gramercy Investment Trust and Gramercy Investment Trust II not to exceed $16,000.00 in the aggregate; provided, however, that, notwithstanding the restriction on dividends and other distributions in this Section 6.1(c), the Company and any of its Subsidiaries shall, subject to Section 6.7, be permitted to make distributions, including under Sections 858 or 860 of the Code, reasonably necessary for the Company to maintain its qualification as a REIT under the Code or applicable state Law and avoid the imposition of any entity level income or excise Tax under the Code or applicable state Law (any such distribution, a "Special Distribution");

          (d)   except as required by a Company Benefit Plan, redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any Company Equity Interests, except from holders of (i) Restricted Company Share Awards, Company RSU Awards, Company Options or Phantom Share Awards in full or partial payment of any purchase price and any applicable Taxes payable by such holder upon the lapse of restrictions on the Restricted Company Share Awards, Company RSU Awards, Company Options or Phantom Share Awards and (ii) fractional interests of Company Equity Interests solely with respect to the fractional interests;

          (e)   except as required by any Company Leases, acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real property, personal property (other than personal property at a total cost of less than Two Million U.S. Dollars ($2,000,000) in the aggregate), corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, except (A) acquisitions by the Company or any wholly owned Company Subsidiary of or from an existing wholly owned Company Subsidiary or joint venture partners pursuant to existing purchase rights or options, or (B) the pending acquisitions set forth on Section 6.1(e) of the Company Disclosure Letter (the pending acquisitions described in this clause (B), the "Company Pending Acquisitions");

          (f)    sell, pledge, lease, assign, transfer dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets, or voluntarily exercise any purchase or sale rights or rights of first offer pursuant to any agreement with a Company Joint Venture where the exercise of any such right is not otherwise required under the circumstances pursuant to the terms of the applicable agreement, except (A) as set forth on Section 6.1(f) of the Company Disclosure Letter, (B) pledges and encumbrances on property and assets in the ordinary course of business and that would not be material to any Company Property or any assets of the Company or any of its Subsidiaries, (C) with respect to property or assets with a value of less than Two Million U.S. Dollars ($2,000,000) in the aggregate, and (D) sales to joint venture partners pursuant to existing purchase rights or options;

          (g)   incur, create, assume, refinance or replace any Indebtedness for borrowed money or issue or amend or modify the terms of any debt securities or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person (other than a wholly owned Company Subsidiary), except (A) Indebtedness incurred under the Company's existing revolving credit facility for working capital purposes in the ordinary course of business (including to the extent necessary to pay dividends permitted under this Agreement and to pay Indebtedness that matures), (B) funding any Company Pending Acquisitions, or (C) the refinancing of any existing Indebtedness of the Company or any of its Subsidiaries to the extent that (1) the material terms and conditions of any newly incurred Indebtedness are reasonable market terms and (2) the aggregate principal amount of such Indebtedness is not increased as a result of such refinancing;

          (h)   make any material loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any "keep well" or similar agreement to maintain the financial condition of another entity, other than (A) by the Company or a wholly owned Company Subsidiary to the Company or a wholly owned Company Subsidiary, (B) loans or advances (i) required to be made under any of the Company Leases or ground leases affecting the Company Properties or (ii) made to non-Affiliate tenants in the ordinary course of business and consistent with past practice, or (C) the loans or advances set forth on Section 6.1(h) of the Company Disclosure Letter;

          (i)    enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any Company Material Contract (or any contract that, if existing as of the date of this Agreement, would be a Company Material Contract), other than (A) any termination or renewal in accordance with the terms of any existing Company Material Contract that occur automatically without any action by the Company or any of its Subsidiaries, (B) the entry into any modification or amendment of, or waiver or consent under, any mortgage or related agreement to which the Company or any of its Subsidiaries is a party as required or necessitated by this Agreement or the Transactions; provided that any such modification, amendment, waiver or consent does not increase the principal amount thereunder or otherwise materially adversely affect the Company, any of its Subsidiaries or Parent, (C) as may be reasonably necessary to comply with the terms of this Agreement, (D) to preserve the commercial interests of the Company and its Subsidiaries consistent with past practice; provided that any actions taken by the Company pursuant to this clause (D) shall not have an adverse economic impact on the Company in excess of an aggregate of One Million U.S. Dollars ($1,000,000) per year in the case of a recurring payment or Five Million U.S. Dollars ($5,000,000) in the aggregate in the case of any non-recurring payment obligation, (E) the entry into any amendment, termination, waiver, release, compromise or assignment of any Company Lease made in the ordinary course of business, or (F) actions permitted under clauses (A) through (C) of Section 6.1(g);

          (j)    except as set forth on Section 6.1(j) of the Company Disclosure Letter, enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any Company Lease (or any lease for real property that, if existing as of the date of this Agreement, would be a Company Lease), except to preserve the commercial interests of the Company and its Subsidiaries consistent with past practice, provided that any actions taken by the Company pursuant to this Section 6.1(j) shall not have an adverse economic impact on the Company in excess of an aggregate of One Million U.S. Dollars ($1,000,000) per year in the case of a recurring payment or Five Million U.S. Dollars ($5,000,000) in the aggregate in the case of any non-recurring payment obligation;

          (k)   settle or compromise (A) any material legal action, suit or arbitration proceeding, in each case made or pending against the Company or any of its Subsidiaries, including any such matter relating to Taxes, and (B) any legal action, suit or proceeding involving any present, former or purported holder or group of holders of the Company Common Shares, in each case, where the amount paid by the Company or any of its Subsidiaries in settlement exceeds Five Hundred Thousand U.S. Dollars ($500,000) individually and is not covered by insurance;

          (l)    except as required by Law or by a Company Benefit Plan, (A) enter into, materially amend or terminate any Company Benefit Plan, (B) except in the ordinary course of business consistent with past practice, increase the compensation or employee benefits of any employee or independent contractor, (C) grant any awards under a Company Equity Plan, other than with respect to the grant of annual equity awards to directors of the Company, or (D) fund any rabbi trust;

          (m)  make any material change to its methods of accounting in effect at December 31, 2014, except as required by a change in GAAP (or any interpretation thereof) or in applicable Law, or make any change, other than in the ordinary course of business, with respect to accounting policies, unless required by GAAP or the SEC;

          (n)   enter into any material new line of business;

          (o)   take any action, or fail to take any action, which would reasonably be expected to cause the Company to fail to qualify as a REIT or any of its Subsidiaries to cease to be treated as a partnership or disregarded entity for federal income tax purposes (other than as contemplated by Section 6.10) or as a qualified REIT subsidiary, a taxable REIT subsidiary or a REIT under the applicable provisions of Section 856 of the Code, as the case may be;

          (p)   adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except in connection with any Company Pending Acquisitions permitted pursuant to Section 6.1(e);

          (q)   amend or modify the compensation terms or any other obligations of the Company contained in the engagement letters entered into with the Company Financial Advisor or the Persons listed on Section 4.24 of the Company Disclosure Letter, in a manner materially adverse to the Company, any of its Subsidiaries or Parent or engage other financial advisers in connection with the transactions contemplated by this Agreement;

          (r)   make any capital expenditures or other investments except (A) in accordance with the Company CapEx Budget, (B) as required to be made under any of the Company Leases or ground leases affecting the Company Properties, (C) as required to be made pursuant to any Law, (D) for ordinary course capital expenditures not to exceed $500,000 in the aggregate or (E) as reasonably required to satisfy any health or safety concerns at any of the Company Properties;

          (s)   except for (A) issuances by a wholly owned Company Subsidiary to the Company or another wholly owned Company Subsidiary, (B) issuances as a result of the exercise of Company Options as of the date of this Agreement, (C) conversions of the Company Series B Preferred Stock, (D) issuances as a result of the OpCo Merger, or (E) conversions or redemptions of Company OpCpo limited partnership interests, issue, sell, pledge, dispose, encumber or grant any Company Common Shares or any of the Company Subsidiaries' capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any Company Common Shares or any of the Company Subsidiaries' capital stock or other equity interests; or

          (t)    authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

        Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 6.7, nothing in this Agreement shall prohibit the Company from taking any action, at any time or from time to time, that in the reasonable judgment of the Company, upon advice of counsel, is reasonably necessary for the Company to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time or to avoid incurring entity level income or excise Taxes under the Code, including making dividend or other distribution payments to shareholders of the Company in accordance with this Agreement (including Section 6.7) or otherwise.

        Section 6.2    Conduct of Business by Parent Pending the Closing.    Parent agrees that between the date of this Agreement and the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 9.1, except (i) as set forth in Section 6.2 of Parent Disclosure Letter, (ii) as expressly required by this Agreement, (iii) as may be required by Law or (iv) as consented to in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), Parent (x) shall and shall cause its Subsidiaries to, conduct its business in all material respects in the ordinary course of business and use commercially reasonable efforts to preserve its business organization intact, and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors and tenants, and shall not, and (y) shall not permit any of its Subsidiaries to:

          (a)   amend its declaration of trust, limited partnership agreement, operating agreement, bylaws, limited liability company agreement or equivalent organizational documents or waive any provision of Article VII of the Parent Declaration;

          (b)   split, combine, subdivide or reclassify any shares of beneficial interest of Parent or any of its Subsidiaries;

          (c)   declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of Parent or any of its Subsidiaries or other equity securities or ownership interests in Parent or any of its Subsidiaries, except for (A) the authorization and payment by Parent of dividends, payable monthly in accordance with past practice for the period up to the Closing Date at a rate not to exceed a monthly rate of $0.0425 per Parent Common Share, and (B) the declaration and payment of dividends or other distributions to Parent by any directly or indirectly wholly owned Parent Subsidiary; provided, however, that, notwithstanding the restriction on dividends and other distributions in this Section 6.2(c), Parent and its Subsidiaries shall, subject to Section 6.7, be permitted to make Special Distributions;

          (d)   except as required by a Parent Benefit Plan, redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any Parent Equity Interests, except from holders of (i) Restricted Parent Shares, Parent RSUs, Parent PSUs, or Trustee RSUs in full or partial payment of any purchase price and any applicable Taxes payable by such holder upon the lapse of restrictions on the Restricted Parent Shares, Parent RSUs, Parent PSUs or Trustee RSUs and (ii) fractional interests of Parent Equity Interests solely with respect to the fractional interests;

          (e)   except as required by any Parent Leases, acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real property, personal property (other than personal property at a total cost of less than Two Million U.S. Dollars ($2,000,000) in the aggregate), corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, except (A) acquisitions by Parent or any wholly owned Parent Subsidiary of or from an existing wholly owned Parent Subsidiary or joint venture partners pursuant to existing purchase rights or options or (B) the pending acquisitions set forth on Section 6.2(e) of Parent Disclosure Letter (the pending acquisitions described in this clause (B), the "Parent Pending Acquisitions");

          (f)    sell, pledge, lease, assign, transfer dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets or voluntarily exercise any purchase or sale rights or rights of first offer pursuant to any agreement with a Parent Joint Venture where the exercise of any such right is not otherwise required under the circumstances pursuant to the terms of the applicable agreement, except (A) as set forth on Section 6.2(f) of Parent Disclosure Letter, (B) pledges and encumbrances on property and assets in the ordinary course of business and that would not be material to any Parent Property or any assets of Parent or any of its Subsidiaries, (C) with respect to property or assets with a value of less than Two Million U.S. Dollars ($2,000,000) in the aggregate, and (D) sales to joint venture partners pursuant to existing purchase rights or options;

          (g)   incur, create, assume, refinance or replace any Indebtedness for borrowed money or issue or amend or modify the terms of any debt securities or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person (other than a wholly owned Parent Subsidiary), except (A) Indebtedness incurred under Parent's existing revolving credit facility for working capital purposes in the ordinary course of business (including to the extent necessary to pay dividends permitted under this Agreement and to pay Indebtedness that matures), (B) funding any Parent Pending Acquisitions, or (C) the refinancing of any existing Indebtedness of Parent or any of its Subsidiaries to the extent that (1) the material terms and conditions of any newly incurred Indebtedness are reasonable market terms and (2) the aggregate principal amount of such Indebtedness is not increased as a result of such refinancing;

          (h)   make any material loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, trustees, affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any "keep well" or similar agreement to maintain the financial condition of another entity, other than (A) by Parent or a wholly owned Parent Subsidiary to Parent or a wholly owned Parent Subsidiary, (B) loans or advances (i) required to be made under any of Parent Leases or ground leases affecting Parent Properties or (ii) made to non-Affiliate tenants in the ordinary course of business and consistent with past practice, or (C) the loans or advances set forth on Section 6.2(h) of Parent Disclosure Letter;

          (i)    enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any Parent Material Contract (or any contract that, if existing as of the date of this Agreement, would be a Parent Material Contract), other than (A) any termination or renewal in accordance with the terms of any existing Parent Material Contract that occur automatically without any action by Parent or any of its Subsidiaries, (B) the entry into any modification or amendment of, or waiver or consent under, any mortgage or related agreement to which Parent or any of its Subsidiaries is a party as required or necessitated by this Agreement or the Transactions; provided that any such modification, amendment, waiver or consent does not increase the principal amount thereunder or otherwise materially adversely affect Parent, any of its Subsidiaries or the Company, (C) as may be reasonably necessary to comply with the terms of this Agreement, (D) to preserve the commercial interests of Parent and its Subsidiaries consistent with past practice; provided, that any actions taken by Parent pursuant to this clause (D) shall not have an adverse economic impact on Parent in excess of an aggregate of One Million U.S. Dollars ($1,000,000) per year in the case of a recurring payment or Five Million U.S. Dollars ($5,000,000) in the aggregate in the case of any non-recurring payment obligation, (E) the entry into any amendment, termination, waiver, release, compromise or assignment of any Parent Lease made in the ordinary course of business, or (F) actions permitted under clauses (A) through (C) of Section 6.2(g);

          (j)    except as set forth on Section 6.2(j) of Parent Disclosure Letter, enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any Parent Lease (or any lease for real property that, if existing as of the date of this Agreement, would be a Parent Lease), except to preserve the commercial interests of the Company and its Subsidiaries consistent with past practice, provided, that any actions taken by Parent pursuant to this Section 6.2(j) shall not have an adverse economic impact on Parent in excess of an aggregate of One Million U.S. Dollars ($1,000,000) per year in the case of a recurring payment or Five Million U.S. Dollars ($5,000,000) in the aggregate in the case of any non-recurring payment obligation;

          (k)   settle or compromise (A) any material legal action, suit or arbitration proceeding, in each case made or pending against Parent or any of its Subsidiaries, including any such matter relating to Taxes, and (B) any legal action, suit or proceeding involving any present, former or purported holder or group of holders of Parent Common Shares, in each case, where the amount paid by Parent or any of its Subsidiaries in settlement exceeds Five Hundred Thousand U.S. Dollars ($500,000) individually and is not covered by insurance;

          (l)    except as required by Law or by a Parent Benefit Plan, (A) enter into, materially amend or terminate any Parent Benefit Plan, (B) except in the ordinary course of business consistent with past practice, increase the compensation or employee benefits of any employee or independent contractor, (C) grant any awards under a Parent Equity Plan, other than with respect to the grant of annual equity awards to trustees of Parent, (D) fund any rabbi trust or (E) hire or terminate (other than for cause) any employee of Parent;

          (m)  make any material change to its methods of accounting in effect at December 31, 2014, except as required by a change in GAAP (or any interpretation thereof) or in applicable Law, or make any change, other than in the ordinary course of business, with respect to accounting policies, unless required by GAAP or the SEC;

          (n)   enter into any material new line of business;

          (o)   take any action, or fail to take any action, which would reasonably be expected to cause Parent to fail to qualify as a REIT or any of its Subsidiaries to cease to be treated as a partnership or disregarded entity for federal income tax purposes (other than as contemplated by Section 6.9) or as a qualified REIT subsidiary, a taxable REIT subsidiary or a REIT under the applicable provisions of Section 856 of the Code, as the case may be;

          (p)   adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except in connection with any Parent Pending Acquisitions permitted pursuant to Section 6.2(e);

          (q)   amend or modify the compensation terms or any other obligations of Parent contained in the engagement letters entered into with Parent Financial Advisor, in a manner materially adverse to Parent, any of its Subsidiaries or the Company or engage other financial advisers in connection with the transactions contemplated by this Agreement;

          (r)   make any capital expenditures or other investments except (A) in accordance with the Parent CapEx Budget, (B) as required to be made under any of the Parent Leases or ground leases affecting the Parent Properties, (C) as required to be made pursuant to any Law, (D) for ordinary course capital expenditures not to exceed $500,000 in the aggregate or (E) as reasonably required to satisfy any health or safety concerns at any of the Parent Properties;

          (s)   except for (A) issuances by a wholly owned Parent Subsidiary to Parent or another wholly owned Parent Subsidiary, or (B) issuances as a result of the exercise of any Restricted Parent Shares or pursuant to a Parent Equity Plan that is settled with Parent Common Shares as of the date of this Agreement, issue, sell, pledge, dispose, encumber or grant any Parent Common Shares or any of the Parent Subsidiaries' capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any Parent Common Shares or any of the Parent Subsidiaries' capital stock or other equity interests; or

          (t)    authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

        Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 6.7, nothing in this Agreement shall prohibit Parent from taking any action, at any time or from time to time, that in the reasonable judgment of Parent, upon advice of counsel, is reasonably necessary for Parent to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time or to avoid incurring entity level income or excise Taxes under the Code, including making dividend or other distribution payments to shareholders of Parent in accordance with this Agreement (including Section 6.7) or otherwise.

        Section 6.3    Tax Representation Letters.

          (a)   The Company shall (i) use its commercially reasonable efforts to obtain the opinions of counsel referred to Section 8.2(d) and Section 8.3(e), (ii) deliver to Morgan Lewis & Bockius LLP an officer's certificate, dated as of the effective date of the Form S-4 and the Closing Date, respectively, signed by an officer of the Company as shall be reasonably necessary or appropriate to enable Morgan Lewis & Bockius LLP to render the opinion described in Section 8.2(d) on the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act, and on the Closing Date, and (iii) deliver to Clifford Chance US LLP and Wachtell, Lipton, Rosen & Katz officer's certificates, dated as of the effective date of the Form S-4 and the Closing Date, respectively, and signed by an officer of the Company, in customary form and substance (a "Company Tax Representation Letter"), containing representations of the Company as shall be reasonably necessary or appropriate to enable Clifford Chance US LLP to render an opinion on the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act, and on the Closing Date, as described in Section 8.3(e), respectively, and Wachtell, Lipton, Rosen & Katz to render an opinion on the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act, and on the Closing Date as described in Section 8.2(e), respectively.

          (b)   Parent shall (i) use its commercially reasonable efforts to obtain the opinions of counsel referred to Section 8.3(d) and Section 8.2(e), (ii) deliver to Clifford Chance US LLP an officer's certificate, dated as of the effective date of the Form S-4 and the Closing Date, respectively, signed by an officer of Parent as shall be reasonably necessary or appropriate to enable Clifford Chance US LLP to render the opinion described in Section 8.3(d) on the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act, and on the Closing Date, and (iii) deliver to Clifford Chance US LLP and Wachtell, Lipton, Rosen & Katz officer's certificates, dated as of the effective date of the Form S-4 and the Closing Date, respectively, and signed by an officer of Parent, in customary form and substance (a "Parent Tax Representation Letter"), containing representations of Parent as shall be reasonably necessary or appropriate to enable Clifford Chance US LLP to render an opinion on the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act, and on the Closing Date, as described in Section 8.3(e), respectively, and Wachtell, Lipton, Rosen & Katz to render an opinion on the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act, and on the Closing Date as described in Section 8.2(e), respectively.

        Section 6.4    Non-Solicit; Change in Recommendation.

          (a)   The Company shall and shall cause each of its Subsidiaries and their respective Representatives acting in such capacity, on the one hand, and Parent shall and shall cause each of its Subsidiaries and their respective Representatives acting in such capacity, on the other hand, (i) to immediately cease any solicitation, encouragement, discussions or negotiations with any Persons that may be ongoing with respect to a Competing Proposal and request that any such Person promptly return or destroy all confidential information concerning (A) the Company and the Company's Subsidiaries or (B) Parent and its Subsidiaries, as applicable, (ii) not release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it or any of its Subsidiaries is a party with respect to any Competing Proposal, and (iii) from the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article IX, not, directly or indirectly, (A) solicit, initiate, knowingly encourage or facilitate any inquiries or the making of any proposal or offer with respect to, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person information in connection with or for the purpose of encouraging or facilitating, a Competing Proposal, (C) approve, authorize or execute or enter into any letter of intent, option agreement, agreement or agreement in principle with respect to a Competing Proposal, or (D) or propose or agree to do any of the foregoing.

          (b)   Notwithstanding anything to the contrary contained in Section 6.4(a), if at any time on or after the date hereof and prior to obtaining the Company Shareholder Approval, the Company or any of its Representatives receives a written Competing Proposal from any Person or group of Persons, which Competing Proposal was made or renewed on or after the date hereof and did not result from a breach of this Section 6.4, (i) the Company and its Representatives may contact such Person or group of Persons solely to request clarification of the terms and conditions thereof and (ii) if the Company Board, or any committee thereof, determines in good faith, after consultation with independent financial advisors and outside legal counsel, that such Competing Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, then the Company and its Representatives may (A) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company and its Subsidiaries to the Person or group of Persons who has made such Competing Proposal; provided that the Company shall provide to Parent any non-public information concerning the Company or any of its Subsidiaries that is provided to any Person given such access which was not previously provided to Parent or its Representatives prior to or simultaneously with providing such information to such third party; and (B) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Competing Proposal.

          (c)   Except as expressly permitted by this Section 6.4(c) or Section 6.4(d), neither the Company Board nor any committee thereof shall (A) fail to recommend to its stockholders that the Company Shareholder Approval be given or fail to include the Company Board Recommendation in the Joint Proxy Statement, (B) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, in each case, in a manner adverse to Parent, the Company Board Recommendation, (C) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation against such offer or a temporary "stop, look and listen" communication by the Company Board pursuant to Rule 14d-9(f) of the Exchange Act, (D) fail to publicly recommend against any Competing Proposal, or fail to publicly reaffirm the Company Board Recommendation, in each case within ten (10) days after the written request of Parent following a Competing Proposal that has been publicly announced (or such fewer number of days as remains prior to the Company Shareholder Meeting, as it may be adjourned or postponed) or (E) adopt, approve or recommend, or publicly propose to approve or recommend to the stockholders of the Company a Competing Proposal (actions described in this clause (i) being referred to as a "Company Adverse Recommendation Change"). Notwithstanding anything to the contrary herein, prior to the time the Company Shareholder Approval is obtained, but not after, the Company Board may make a Company Adverse Recommendation Change with respect to a Competing Proposal that was not solicited in breach of this Section 6.4, if and only if, prior to taking such action, the Company Board has determined in good faith, after consultation with independent financial advisors and outside legal counsel, (x) that failure to take such action would be inconsistent with the directors' duties under applicable Law and (y) that such Competing Proposal constitutes a Superior Proposal, after giving effect to all of the adjustments which may be offered by Parent pursuant to the following proviso; provided, however, that in connection with the Competing Proposal of any Person (1) the Company has given Parent at least five (5) business days' prior written notice of its intention to take such action, which notice shall specify in reasonable detail the reasons therefor and describe the material terms and conditions of, and attach a complete copy of, the Superior Proposal that is the basis for such action (it being understood that such material terms shall include the identity of the third party making the Superior Proposal), (2) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to propose revisions to the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal, (3) following the end of such notice period, the Company Board shall have considered in good faith any proposed revisions to this Agreement proposed in writing by Parent, and shall have determined in good faith, following consultation with independent financial advisors and outside legal counsel, that the Superior Proposal would continue to constitute a Superior Proposal if such revisions were to be given effect and (4) in the event of any material change to the material terms of such Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in subclause (1) above and the notice period shall have recommenced, except that the notice period shall be at least forty-eight (48) hours.

          (d)   Notwithstanding anything to the contrary herein, prior to the time the Company Shareholder Approval is obtained, the Company Board may make a Company Adverse Recommendation Change (other than in response to a Superior Proposal, which shall be covered by the other provisions hereof) if and only if (i) a material development or change in circumstances has occurred or arisen or first become known to the Company Board after the date of this Agreement that was neither known to such party nor reasonably foreseeable as of the date of this Agreement (and which change or development does not relate to a Competing Proposal),

  (ii) the Company Board has first reasonably determined in good faith, after consultation with outside legal counsel, that failure to do so would be inconsistent with the directors' duties under applicable Law, (iii) five (5) business days shall have elapsed since the Company has given notice of such Company Adverse Recommendation Change to Parent advising that it intends to take such action and specifying in reasonable detail the reasons therefor, (iv) during such five (5) business day period, the Company has considered and, at the reasonable request of Parent, engaged in good faith discussions with Parent regarding, any adjustment or modification to the terms of this Agreement proposed by Parent, and (v) the Company Board, following such five (5) business day period, again reasonably determines in good faith, after consultation with outside legal counsel and taking into account any adjustment or modification to the terms of this Agreement proposed by Parent, that failure to do so would be inconsistent with its duties under applicable Law.

          (e)   Nothing in this Agreement shall prohibit the Company Board from: (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, if failure to do so would violate applicable Law or (ii) making any "stop, look and listen" communication to the Company's stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act; provided that the foregoing shall not permit the Company Board to make any Company Adverse Recommendation Change except as permitted by Section 6.4(c) and Section 6.4(d) .

          (f)    Notwithstanding anything to the contrary contained in Section 6.4(a), if at any time on or after the date hereof and prior to obtaining the Parent Shareholder Approval, Parent or any of its Representatives receives a written Competing Proposal from any Person or group of Persons, which Competing Proposal was made or renewed on or after the date hereof and did not result from a breach of this Section 6.4, (i) Parent and its Representatives may contact such Person or group of Persons solely to request clarification of the terms and conditions thereof and (ii) if the Parent Board, or any committee thereof, determines in good faith, after consultation with independent financial advisors and outside legal counsel, that such Competing Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, then Parent and its Representatives may (A) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to Parent and its Subsidiaries to the Person or group of Persons who has made such Competing Proposal; provided that Parent shall provide to the Company any non-public information concerning the Company or any of its Subsidiaries that is provided to any Person given such access which was not previously provided to the Company or its Representatives prior to or simultaneously with providing such information to such third party; and (B) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Competing Proposal.

          (g)   Except as expressly permitted by this Section 6.4(g) or Section 6.4(h), neither the Parent Board nor any committee thereof shall (A) fail to recommend to its shareholders that the Parent Shareholder Approval be given or fail to include the Parent Board Recommendation in the Joint Proxy Statement, (B) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, in each case, in a manner adverse to the Company, the Parent Board Recommendation, (C) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation against such offer or a temporary "stop, look and listen" communication by the Parent Board pursuant to Rule 14d-9(f) of the Exchange Act, (D) fail to publicly recommend against any Competing Proposal, or fail to publicly reaffirm the Parent Board Recommendation, in each case within ten (10) days after the written request of the Company following a Competing Proposal that has been publicly announced (or such fewer number of days as remains prior to the Parent Shareholder Meeting, as it may be adjourned or postponed) or (E) adopt, approve or recommend, or publicly propose to approve or recommend to the shareholders of Parent a Competing Proposal (actions described in this clause (i) being referred to as a "Parent Adverse Recommendation

  Change"). Notwithstanding anything to the contrary herein, prior to the time the Parent Shareholder Approval is obtained, but not after, the Parent Board may make a Parent Adverse Recommendation Change with respect to a Competing Proposal that was not solicited in breach of this Section 6.4, if and only if, prior to taking such action, the Parent Board has determined in good faith, after consultation with independent financial advisors and outside legal counsel, (x) that failure to take such action would be inconsistent with the trustees' duties under applicable Law and (y) that such Competing Proposal constitutes a Superior Proposal, after giving effect to all of the adjustments which may be offered by the Company pursuant to the following proviso; provided, however, that in connection with the Competing Proposal of any Person (1) Parent has given the Company at least five (5) business days' prior written notice of its intention to take such action, which notice shall specify in reasonable detail the reasons therefor and describe the material terms and conditions of, and attach a complete copy of, the Superior Proposal that is the basis for such action (it being understood that such material terms shall include the identity of the third party making the Superior Proposal), (2) Parent has negotiated, and has caused its Representatives to negotiate, in good faith with the Company during such notice period, to the extent the Company wishes to negotiate, to enable the Company to propose revisions to the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal, (3) following the end of such notice period, the Parent Board shall have considered in good faith any proposed revisions to this Agreement proposed in writing by the Company, and shall have determined in good faith, following consultation with independent financial advisors and outside legal counsel, that the Superior Proposal would continue to constitute a Superior Proposal if such revisions were to be given effect and (4) in the event of any material change to the material terms of such Superior Proposal, Parent shall, in each case, have delivered to the Company an additional notice consistent with that described in subclause (1) above and the notice period shall have recommenced, except that the notice period shall be at least forty-eight (48) hours.

          (h)   Notwithstanding anything to the contrary herein, prior to the time the Parent Shareholder Approval is obtained, the Parent Board may make a Parent Adverse Recommendation Change (other than in response to a Superior Proposal, which shall be covered by the other provisions hereof) if and only if (i) a material development or change in circumstances has occurred or arisen or first become known to the Parent Board after the date of this Agreement that was neither known to such party nor reasonably foreseeable as of the date of this Agreement (and which change or development does not relate to a Competing Proposal), (ii) the Parent Board has first reasonably determined in good faith, after consultation with outside legal counsel, that failure to do so would be inconsistent with the trustees' duties under applicable Law, (iii) five (5) business days shall have elapsed since Parent has given notice of such Parent Adverse Recommendation Change to the Company advising that it intends to take such action and specifying in reasonable detail the reasons therefor, (iv) during such five (5) business day period, Parent has considered and, at the reasonable request of the Company, engaged in good faith discussions with the Company regarding, any adjustment or modification to the terms of this Agreement proposed by the Company, and (v) Parent Board, following such five (5) business day period, again reasonably determines in good faith, after consultation with outside legal counsel and taking into account any adjustment or modification to the terms of this Agreement proposed by the Company, that failure to do so would be inconsistent with its duties under applicable Law.

          (i)    Nothing in this Agreement shall prohibit the Parent Board from: (i) taking and disclosing to the shareholders of Parent a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, if failure to do so would violate applicable Law or (ii) making any "stop, look and listen" communication to Parent's shareholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act; provided that the foregoing shall not permit the Parent Board to make any Parent Adverse Recommendation Change except as permitted by Section 6.4(g) and Section 6.4(h).

          (j)    Each Party shall notify the other Party promptly (but in no event later than twenty-four (24) hours) after its receipt of any Competing Proposal, or any request for nonpublic information relating to such Party or any of its Subsidiaries by any person that informs such Party or any of its Subsidiaries that it is considering making, or has made, a Competing Proposal, or any inquiry from any person seeking to have discussions or negotiations with such Party relating to a possible Competing Proposal. Such notice shall be made orally and confirmed in writing, and shall indicate the identity of the person making the Competing Proposal, inquiry or request and the material terms and conditions of any inquiries, proposals or offers (including a copy thereof if in writing and any related documentation or correspondence). Each Party shall also promptly, and in any event within twenty-four (24) hours, notify the other party, orally and in writing, if it enters into discussions or negotiations concerning any Competing Proposal or provides nonpublic information to any person in accordance with this Section 6.4. In addition, following the date hereof, each of (i) the Company, on the one hand, and (ii) Parent and Merger Sub, on the other hand, shall keep the other Party reasonably informed on a reasonably current basis of any material developments, discussions or negotiations regarding any Competing Proposal and upon the request of such Party shall apprise such Party of the status of such Competing Proposal (including by providing a copy of all material documentation or correspondence relating thereto, including all drafts and final versions of agreements relating thereto). Each of (i) the Company, on the one hand, and (ii) Parent, on the other hand, agrees that it and its Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the date of this Agreement which prohibits it from providing any information to the other Party in accordance with this Section 6.4.

          (k)   As used in this Agreement, "Competing Proposal" shall mean any proposal or offer from any Person (other than Parent and its Subsidiaries or the Company and its Subsidiaries) or "group", within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (i) in the case of the Company, (A) acquisition of assets of the Company and its Subsidiaries equal to 20% or more of the Company's consolidated assets or to which 20% or more of the Company's revenues or earnings on a consolidated basis are attributable, (B) acquisition of 20% or more of the outstanding Company Common Shares, (C) tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of the outstanding Company Common Shares, (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or (E) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated revenues or earnings and Company Common Shares involved is 20% or more; in each case, other than the Transactions or (ii) in the case of Parent, (A) acquisition of assets of Parent and its Subsidiaries equal to 20% or more of Parent's consolidated assets or to which 20% or more of Parent's revenues or earnings on a consolidated basis are attributable, (B) acquisition of 20% or more of the outstanding Parent Common Shares, (C) tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of the outstanding Parent Common Shares, (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Parent or (E) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated revenues or earnings and Parent Common Shares involved is 20% or more; in each case, other than the Transactions.

          (l)    As used in this Agreement, "Superior Proposal" shall mean any bona fide written Competing Proposal that (i) in the case of the Company, the Company Board has determined in good faith, after consultation with its financial advisors and outside legal counsel, and taking into account all legal, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), is more favorable to the Company and its stockholders than the Transactions (including, as the case may be, any revisions to the terms of this Agreement proposed by Parent in response to such proposal or otherwise) and is reasonably likely to receive all required governmental approvals and financing on a timely basis and is otherwise reasonably capable of being completed on the terms proposed, or (ii) in the case of Parent, the Parent Board has determined in good faith, after consultation with its financial advisors and outside legal counsel, and taking into account all legal, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), is more favorable to Parent and its shareholders than the Transactions (including, the case may be, any revisions to the terms of this Agreement proposed by the Company in response to such proposal or otherwise) and is reasonably likely to receive all required governmental approvals and financing on a timely basis and is otherwise reasonably capable of being completed on the terms proposed; provided, in each case, that for purposes of the definition of "Superior Proposal", the references to "20%" in the definition of Competing Proposal shall be deemed to be references to "50%."

          (m)  Nothing in this Section 6.4 shall permit either party to terminate this Agreement or affect any other obligation of the Parties under this Agreement. Neither Party shall submit to the vote of its stockholders or shareholders any Competing Proposal other than the Merger prior to the termination of this Agreement.

        Section 6.5    Joint Proxy Statement.

          (a)   As promptly as reasonably practicable following the date of this Agreement, (i) the Company and Parent shall jointly prepare and cause to be filed with the SEC the Joint Proxy Statement in preliminary form, and (ii) Parent shall prepare and cause to be filed with the SEC, the Form S-4 with respect to the Parent Common Shares issuable in the Merger, which will include the Joint Proxy Statement with respect to the Company Shareholder Meeting and Parent Shareholder Meeting. Each of the Company and Parent shall use its reasonable best efforts to (x) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (y) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act or Securities Act, and (z) keep the Form S-4 effective for so long as necessary to complete the Merger. Each of the Company and Parent shall furnish all information concerning itself, its affiliates and the holders of its capital stock to the other and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and Joint Proxy Statement. The Form S-4 and Joint Proxy Statement shall include all information reasonably requested by such other Party to be included therein. Each of the Company and Parent shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or Joint Proxy Statement, and shall, as promptly as practicable after receipt thereof, provide the other with copies of all correspondence between it and its Representatives, on one hand, and the SEC, on the other hand, and all written comments with respect to the Joint Proxy Statement or the Form S-4 received from the SEC and advise the other party of any oral comments with respect to the Joint Proxy Statement or the Form S-4 received from the SEC. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Joint Proxy Statement, and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comment from the SEC with respect to the Form S-4. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of the Company and Parent shall cooperate and provide the other a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response). Parent shall advise the Company, promptly after it receives notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the Parent Common Shares issuable in connection with the Merger for offering or sale in any jurisdiction, and Parent shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Parent shall also take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or "blue sky" Laws and the rules and regulations thereunder in connection with the issuance of the Parent Common Shares in the Merger, and the Company shall furnish all information concerning the Company and the holders of the Shares as may be reasonably requested in connection with any such actions.

          (b)   If, at any time prior to the Effective Time, any information relating to the Company or Parent, or any of their respective affiliates, should be discovered by the Company or Parent which, in the reasonable judgment of the Company or Parent, should be set forth in an amendment of, or a supplement to, any of the Form S-4 or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Joint Proxy Statement or the Form S-4 and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to shareholders of the Company and Parent. Nothing in this Section 6.5(b) shall limit the obligations of any Party under Section 6.5(a). For purposes of this Section 6.5, any information concerning or related to the Company, its affiliates or the Company Shareholder Meeting will be deemed to have been provided by the Company, and any information concerning or related to Parent, its affiliates or the Parent Shareholder Meeting will be deemed to have been provided by Parent.

          (c)   As promptly as practicable following the date of this Agreement, the Company shall, in accordance with applicable Law and the Company Governing Documents, establish a record date for, duly call, give notice of, convene and hold the Company Shareholder Meeting. The Company shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to the stockholders of the Company entitled to vote at the Company Shareholder Meeting and to hold the Company Shareholder Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act and in any case within forty-five (45) days of the Form S-4 being declared effective. The Company shall, through the Company Board, recommend to its shareholders that they give the Company Shareholder Approval, include such recommendation in the Joint Proxy Statement and solicit and use its reasonable best efforts to obtain the Company Shareholder Approval, in each case except to the extent that the Company Board shall have made a Company Adverse Recommendation Change as permitted by Section 6.4. Notwithstanding the foregoing provisions of this Section 6.5(c), if, on a date for which the Company Shareholder Meeting is scheduled, the Company has not received proxies representing a sufficient number of Company Common Shares to obtain the Company Shareholder Approval, or if necessary to comply with applicable Law, whether or not a quorum is present, the Company shall have the right to make one or more successive postponements or adjournments of the Company Shareholder Meeting; provided that the Company Shareholder Meeting is not postponed or adjourned to a date that is more than thirty (30) days after the date for which the Company Shareholder Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law). Nothing contained in this Agreement shall be deemed to relieve the Company of its obligation to submit the Merger to its stockholders for a vote on the approval thereof. The Company agrees that, unless this Agreement shall have been terminated in accordance with Section 9.1, its obligations to hold the Company Shareholder Meeting pursuant to this Section 6.5(c) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Competing Proposal or by any Company Adverse Recommendation Change.

          (d)   As promptly as practicable following the date of this Agreement, Parent shall, in accordance with applicable Law and the Parent Governing Documents, establish a record date for, duly call, give notice of, convene and hold the Parent Shareholder Meeting. Parent shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to the shareholders of Parent entitled to vote at the Parent Shareholder Meeting and to hold the Parent Shareholder Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act and in any case within forty-five (45) days of the Form S-4 being declared effective. Parent shall, through the Parent Board, recommend to its shareholders that they give the Parent Shareholder Approval, include such recommendation in the Joint Proxy Statement, and solicit and use its reasonable best efforts to obtain the Parent Shareholder Approval, in each case except to the extent that the Parent Board shall have made a Parent Adverse Recommendation Change as permitted by Section 6.4. Notwithstanding the foregoing provisions of this Section 6.5(d), if, on a date for which the Parent Shareholder Meeting is scheduled, Parent has not received proxies representing a sufficient number of Parent Common Shares to obtain the Parent Shareholder Approval, or if necessary to comply with applicable Law, whether or not a quorum is present, Parent shall have the right to make one or more successive postponements or adjournments of the Parent Shareholder Meeting; provided that the Parent Shareholder Meeting is not postponed or adjourned to a date that is more than thirty (30) days after the date for which the Parent Shareholder Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law). Nothing contained in this Agreement shall be deemed to relieve Parent of its obligation to submit the Merger to its shareholders for a vote on the approval thereof. Parent agrees that, unless this Agreement shall have been terminated in accordance with Section 9.1, its obligations to hold the Parent Shareholder Meeting pursuant to this Section 6.5(d) shall not be affected by the commencement, public proposal, public disclosure or communication to Parent of any Competing Proposal or by any Parent Adverse Recommendation Change.

          (e)   The Company and Parent will use their respective reasonable best efforts to hold the Company Shareholder Meeting and the Parent Shareholder Meeting on the same date and as soon as reasonably practicable after the date of this Agreement.

        Section 6.6    Employee Matters.

          (a)   From and after the Effective Time, Parent shall cause the Surviving Entity and its Subsidiaries to honor all Parent Benefit Plans and Company Benefit Plans and compensation arrangements and agreements in accordance with their terms as in effect immediately prior to the Effective Time, it being understood that the foregoing shall not be construed as a limitation on the right of Parent and its Subsidiaries to amend or terminate any such Company Benefit Plan to the extent permitted by its terms. From the Effective Time until the first anniversary of the Effective Time, Parent shall provide, or shall cause to be provided, to each current (as of immediately prior to the Effective Time) employee of Parent or its Subsidiaries (collectively, the "Parent Employees"), for so long as such Parent Employee remains employed by Parent and its Subsidiaries, (i) base compensation at least equal to that provided to the Parent Employee immediately prior to the Effective Time; (ii) annual incentive compensation opportunities (excluding equity-based compensation opportunities) that are no less favorable than those provided to similarly situated employees of the Company and its Subsidiaries, it being understood that the Company and its Subsidiaries shall make no modifications to bonus opportunities with respect to the Company's fiscal year ended December 31, 2015; and (iii) employee benefits that are no less favorable than those provided to similarly situated employees of the Company and its Subsidiaries.

          (b)   For all purposes (including purposes of vesting, eligibility to participate, severance, paid time off and level of benefits) under the employee benefit plans of Parent and its Affiliates providing any benefits to any current (as of immediately prior to the Effective Time) employee of the Company or its Subsidiaries (collectively, the "Company Employees") after the Effective Time

  (the "New Plans"), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors as if such service were with Parent or an applicable subsidiary, to the extent such credit was given under the analogous Company Benefit Plan prior to the Effective Time, provided that the foregoing shall not apply for purposes of benefit accrual under defined benefit plans or to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a similar Company Benefit Plan in which such Company Employee participated (such plans, collectively, the "Old Plans"), and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision, disability, life, vacation or other welfare benefits to any Company Employee (or his or her covered dependents) (collectively, the "Parent Welfare Plans"), Parent shall take commercially reasonable efforts to cause all pre-existing condition exclusions and limitations and actively-at-work requirements of such Parent Welfare Plan to be waived for such Company Employee and his or her covered dependents, and Parent shall cause any eligible expenses incurred by such Company Employee and his or her covered dependents under the corresponding Old Plan during the portion of the plan year of such Old Plans ending on the date such Company Employee's participation in the corresponding Parent Welfare Plan begins (such initial plan year of participation, the "Initial Year of Participation") to be taken into account under such Parent Welfare Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the Initial Year of Participation as if such amounts had been paid in accordance with such Parent Welfare Plan.

          (c)   It is expressly acknowledged, understood and agreed that nothing in this Section 6.6 or otherwise contained in this Agreement is intended to or does or shall constitute an amendment to or establishment of any employee benefit or other plan or, subject to the express provisions of Section 6.6(a) and Section 6.6(b), shall prevent the amendment or termination of any such plan. Nothing herein shall be deemed to be a guarantee to any Company Employee of (i) employment or (ii) any specific term or condition of employment.

          (d)   The consummation of the Merger and the other Transactions shall be deemed to be a "change of control" (or similar phrase) within the meaning of each applicable Parent Benefit Plan or Company Benefit Plan (it being understood, that as of the Effective Time, all holders of LTIP Units have waived their rights to have the transactions contemplated by this Agreement be treated as a "change of control" for purposes of the applicable LTIP Unit award agreement).

          (e)   Notwithstanding Section 6.2(l) of this Agreement, Parent may, and may cause any Subsidiary of Parent to, amend any Parent Benefit Plan that includes a definition of "change of control" or term of similar import to provide that the consummation of the Merger and the other Transactions shall be deemed to constitute a "change of control" or term of similar import within the meaning of such Parent Benefit Plan.

        Section 6.7    REIT Dividend.    If either party determines that it is necessary to declare a Special Distribution in accordance with Section 6.1(c) or Section 6.2(c), it shall if reasonably practicable notify the other party at least twenty (20) days (and in any event within five (5) calendar days) prior to the date for the Parent Shareholder Meeting, in the case of a declaration by the Company, or the Company Shareholder Meeting, in the case of a declaration by Parent, and such other party shall be entitled to declare a dividend per share payable (i) in the case of the Company, to holders of Company Common Shares, in an amount per share of Company Common Shares equal to the product of (A) the Special Distribution declared by Parent with respect to each Parent Common Share and (B) the Exchange Ratio and (ii) in the case of Parent, to holders of Parent Common Shares, in an amount per Parent Common Share equal to the quotient obtained by dividing (x) the Special Distribution declared by the Company with respect to each Company Common Share by (y) the Exchange Ratio. The record date and payment date for any dividend payable pursuant to this Section 6.7 shall be the close of business on the last business day prior to the Closing Date.

        Section 6.8    Specified Property.    Notwithstanding anything to the contrary contained in this Agreement, except, in the case of clauses (b)(iii) or (e) below, to the extent attributable to or arising out of the consummation of the Merger and the other transactions contemplated hereby, Parent agrees that between the date of this Agreement and the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 9.1, except as consented to in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned and shall be deemed given if the Company fails to respond to a written request from Parent within five (5) days of its receipt of such request) Parent shall not and shall not permit any of its Subsidiaries to:

          (a)   enter into any lease agreement or amend or modify any lease agreement, in each case affecting the Specified Property;

          (b)   (i) incur, create, assume, refinance, replace, guarantee, endorse or amend or modify the terms of any Indebtedness for borrowed money or issue, or amend or modify the terms of, any debt securities, in each case with an aggregate principal amount of more than One Million Dollars ($1,000,000), (ii) assume, guarantee, endorse, or otherwise become responsible (whether directly, contingently or otherwise) for any Indebtedness with an aggregate principal amount of more than One Million Dollars ($1,000,000) or (iii) incur, create, assume or guarantee any recourse obligations, in each case of clauses (i) through (iii) relating principally to the Specified Property;

          (c)   pay, incur or agree to pay any broker's commission with respect to any transaction involving the Specified Property other than commissions payable pursuant to Contracts existing on the date hereof, copies of which have been disclosed to Parent prior to the date hereof;

          (d)   pay, incur or agree to pay any capital expenditures or other investments with respect to the Specified Property in excess of One Million U.S. Dollars ($1,000,000) in the aggregate; or

          (e)   take any action that, under the terms of any Indebtedness of the Parent or any of its Subsidiaries relating principally to the Specified Property having a principal amount in excess of One Million U.S. Dollars ($1,000,000), recourse for which is limited (subject to customary exceptions) to certain assets encumbered by a Lien securing such Indebtedness, would reasonably be expected to cause any portion of such Indebtedness to no longer be subject to such limitations on recourse.

        Section 6.9    Parent OpCo Tax Status.    Effective at least one (1) business day prior to the Closing Date, Parent shall take all necessary actions to cause Parent OpCo to satisfy the requirements to qualify as an entity disregarded as separate from Parent for federal income tax purposes.

        Section 6.10    Opco Merger.    Prior to the Effective Time, if (x) reasonably required in order to procure that Indebtedness relating principally to the Specified Property and having a principal amount in excess of One Million U.S. Dollars ($1,000,000) shall continue to be subject to limitations on recourse as set forth in Section 6.8(e) or (y) otherwise with Parent's prior consent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company may (i) form a wholly owned subsidiary and cause such wholly owned subsidiary to merge with and into the Company OpCo (the "OpCo Merger"), with Company Opco surviving the Opco Merger as the surviving entity and each limited partnership interest of Company Opco (other than general partnership interests, or limited partnership interests held by the Company or any of its Subsidiaries, and/or LTIP Units) being converted into the right to receive a number of Company Common Shares equal to the product of one multiplied by the Conversion Factor (as such term is defined in the Fourth Amended and Restated Agreement of Limited Partnership of the Company Opco); provided, however, that any such OpCo Merger shall be effected in compliance with applicable Law and pursuant to a definitive agreement in form and substance reasonably acceptable to Parent, and (ii) make any payments required in connection with or as a result of the Opco Merger pursuant to the terms of Company Tax Protection Agreements.

        Section 6.11    Stub Dividends.    Parent shall declare a dividend to the holders of Parent Common Shares and the Company shall declare a dividend to the holders of Company Common Shares, the record and payment date for each of which shall be the close of business on the last business day prior to the Closing Date, subject to funds being legally available therefor. The per share dividend amount payable by the Company shall be an amount equal to the Company's most recent quarterly dividend, multiplied by the number of days elapsed from the beginning of the then-current quarter through and including the day prior to the Closing Date occurs, and divided by the actual number of days in the calendar quarter in which the Closing Date occurs. The per share dividend amount payable by Parent shall be an amount equal to Parent's most recent monthly dividend, multiplied by the number of days elapsed from the beginning of the then current month through and including the day prior to the Closing Date occurs, and divided by the actual number of days in the calendar month in which the Closing Date occurs. Holders of Company Common Shares entitled to receive the dividend on Company Common Shares contemplated by this Section 6.11 shall be entitled to receive such distribution from the Surviving Entity at the time such shares are exchanged pursuant to Article III.

ARTICLE VII

ADDITIONAL AGREEMENTS

        Section 7.1    Access; Confidentiality; Notice of Certain Events.

          (a)   From the date of this Agreement until the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 9.1, each of the Company and Parent shall, and shall cause each of their respective Subsidiaries to, upon reasonable prior notice, give the other Party, their officers and a reasonable number of their employees and their authorized Representatives, reasonable access during normal business hours to all of their contracts, books, records, analysis, projections, plans, systems, senior management, commitments, offices and other facilities and properties; provided that all such access shall be coordinated through the disclosing Party or its Representatives in accordance with such procedures as they may reasonably establish. The terms of the Confidentiality Agreement shall apply to any information provided pursuant to this Section 7.1. Notwithstanding anything to the contrary set forth herein, neither the Company nor Parent shall be required to (i) provide access to, or to disclose information, to the extent such access or disclosure would (A) jeopardize the attorney-client or similar privilege of the disclosing Party or any of its Subsidiaries, (B) contain information about the disclosing Party's strategic inquiries, plans or processes, including the process leading to the negotiation and entry into this Agreement, (C) contravene any applicable Law (including with respect to any competitively sensitive information, if any) or contractual restriction or (D) violates any of its obligations with respect to confidentiality (provided that, in the case of each of (A) through (D), the withholding party shall use reasonable efforts to allow such access or disclosure in a manner that does not result in loss or waiver of such privilege, including, but not limited to, entering into appropriate common interest or similar agreements), or (ii) provide access to the other Party or any of their respective officers, employees or Representatives for the purpose of conducting any sampling of the environment or of building materials.

          (b)   The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, (i) of any notice or other communication received by such Party from any Governmental Entity in connection with this Agreement, the Merger or the other Transactions, or from any Person alleging that the consent of such person (or another Person) is or may be required in connection with the Merger or the other Transactions, if the subject matter of such communication or the failure of such Party to obtain such consent would reasonably be expected to be material to the Company, the Surviving Entity or Parent, (ii) of any Legal Proceeding

  commenced or, to any Party's knowledge, threatened against, such Party or any of its Subsidiaries or affiliates, in each case in connection with, arising from or otherwise relating to the Merger or any other Transaction or (iii) upon becoming aware of the occurrence or impending occurrence of any Effect to it or any of the Company Subsidiaries or Parent Subsidiaries, respectively, which could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be. No failure or delay in delivering any such notice shall affect any of the conditions set forth in Article VIII.

        Section 7.2    Efforts; Consents and Approvals.

          (a)   Subject to Section 7.2(c), Parent and Merger Sub shall use their respective commercially reasonable efforts to (i) take all actions necessary to consummate and make effective the Transactions, (ii) obtain all governmental authorizations of any Governmental Entity that is or may become necessary for their respective performance of their obligations pursuant to this Agreement and (iii) take all actions as may be requested by any such Governmental Entity to obtain such authorizations.

          (b)   Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, in connection with the efforts referenced in this Section 7.2 to obtain all authorizations for the Transactions under any applicable competition or investment Law (collectively, the "Antitrust Laws"), use its commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other Party reasonably informed of any communication received by such Party from, or given by such Party to, any U.S. or foreign Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case, regarding any of the Transactions; and (iii) permit the other Party to review any communication given by it to, and consult with each other in advance of any meeting or conference with the any Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by such applicable Governmental Entity or other Person, give the other Party the opportunity to attend and participate in such meetings and conferences.

          (c)   In furtherance and not in limitation of the covenants of the Parties contained in Section 7.2(a), if any objections are asserted with respect to the Transactions under any Antitrust Law or if any suit or investigation is instituted (or threatened to be instituted) by any applicable Governmental Entity or any private party challenging the Merger or any of the other Transactions as violative of any Antitrust Law or which would otherwise prevent, impede or delay the consummation of the Transactions, the Company, Parent and Merger Sub shall use their respective commercially reasonable efforts to cooperate with each other and resolve any such objections or suits so as to permit consummation of the Transactions.

          (d)   The Parties shall reasonably cooperate with each other and use their respective commercially reasonable efforts to take such actions as the other may reasonably request to obtain (i) any consents necessary or desirable in connection with the Transactions pursuant to agreements relating to the Parent Joint Ventures or the Company Joint Ventures, (ii) any consents necessary or desirable in connection with any mortgages in respect of the Company Owned Properties or Parent Owned Properties, or (iii) any other consents from any third parties (excluding, for the avoidance of doubt, any Governmental Entity) as may be reasonably required to consummate the Merger or the other Transactions contemplated by this Agreement, provided that, notwithstanding the foregoing, the Parties shall not be required to incur any expenses or liabilities, including, without limitation, the incurrence of interest or the payment of additional fees or penalties, or make any payments or expenditures, in order to obtain the consents set forth in this Section 7.2(d); provided, further, that the consummation of the Merger shall not be delayed by, or conditioned on, the receipt or failure to receive of any such consents.

        Section 7.3    Publicity.    So long as this Agreement is in effect, neither the Company nor Parent, nor any of their respective affiliates, shall issue or cause the publication of any press release or other announcement with respect to the Merger or this Agreement without the prior written consent of the other Party, unless such Party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of any press release or other announcement with respect to the Merger or this Agreement, in which event such Party shall provide a reasonable opportunity to the other Party to review and comment upon such press release or other announcement and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided, however, that the Company or Parent, respectively, shall not be required to provide any such review or comment to Parent or the Company, as applicable, in connection with the receipt and existence of a Competing Proposal and matters related thereto or a Company Adverse Recommendation Change or a Parent Adverse Recommendation Change, as applicable; provided, further, that each Party and their respective controlled affiliates may make statements that are not inconsistent with previous press releases, public disclosures or public statements made by Parent and the Company in compliance with this Section 7.3. Each Party shall provide the other Party with its stockholder or shareholder lists and contact information to allow and facilitate the other Party's contact with its stockholders or shareholders and prospective investors following a Company Adverse Recommendation Change or Parent Adverse Recommendation Change, and, notwithstanding the foregoing, such contacts may be made without regard to the above limitations of this Section 7.3.

        Section 7.4    Trustees' and Officers' Insurance and Indemnification.

          (a)   Parent shall, and shall cause the Surviving Entity and each Company Subsidiary to, for a period of six (6) years after the Effective Time (and until such later date as of which any matter covered hereby commenced during such six (6) year period shall have been finally disposed of), honor and fulfill in all respects the obligations of such Person to the fullest extent permissible under applicable Law, under the Company Governing Documents, and corresponding organizational or governing documents of such Company Subsidiary, in each case, as in effect on the date hereof and under any indemnification or other similar agreements in effect on the date hereof (the "Indemnification Agreements") to the individuals entitled to indemnification, exculpation and/or advancement of expenses under such Company Governing Documents, other organizational or governing documents or Indemnification Agreements (the "Covered Persons") arising out of or relating to actions or omissions in their capacity as such occurring at or prior to the Effective Time, including in connection with the consideration, negotiation and approval of this Agreement and the Transactions.

          (b)   Without limiting the provisions of Section 7.4(a), for a period of six (6) years after the Effective Time (and until such later date as of which any matter covered hereby commenced during such six (6) year period shall have been finally disposed of), Parent shall, and shall cause the Surviving Entity to, to the fullest extent permitted by applicable Law: (i) indemnify and hold harmless each Covered Person against and from any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to: (A) any action or omission or alleged action or omission in such Covered Person's capacity as such prior to the Effective Time, or (B) this Agreement and any of the Transactions; and (ii) pay in advance of the final disposition of any such claim, action, suit, proceeding or investigation the expenses (including attorneys' fees) of any Covered Person upon receipt of an undertaking by or on behalf of such Covered Person to repay such amount if it shall ultimately be determined that such Covered Person is not entitled to be indemnified. Notwithstanding anything to the contrary contained in this Section 7.4 or elsewhere in this Agreement, Parent and the Surviving Entity (x) shall not be liable for any settlement effected without their prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned), (y) shall not have any obligation under this Agreement to any Covered Person to the extent that a court of competent jurisdiction shall determine in a final and non-appealable order that such indemnification is prohibited by applicable Law, in which case the Covered Person shall promptly refund to Parent or the Surviving Entity the amount of all such expenses theretofore advanced pursuant thereto (unless such court orders otherwise) and (z) shall not settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation of a Covered Person for which indemnification may be sought under this Section 7.4(b) unless such settlement, compromise, consent or termination includes an unconditional release of such Covered Person from all liability arising out of such claim, action, suit, proceeding or investigation and does not include any admission of liability with respect to such Covered Person or such Covered Person consents in writing.

          (c)   For a period of six (6) years after the Effective Time (and until such later date as of which any matter covered hereby commenced during such six (6) year period shall have been finally disposed of), the organizational and governing documents of the Surviving Entity and each Company Subsidiary shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of Covered Persons for periods prior to and including the Effective Time than are currently set forth in such documents and shall not contain any provision to the contrary. The Indemnification Agreements with Covered Persons that survive the Merger shall continue in full force and effect in accordance with their terms.

          (d)   For a period of six (6) years after the Effective Time (and until such later date as of which any matter covered hereby commenced during such six (6) year period shall have been finally disposed of), Parent shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company (provided that Parent may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from or related to facts or events which occurred at or before the Effective Time; provided, however, that Parent shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 300% of the annual premiums paid as of the date hereof by the Company for such insurance (such 300% amount, the "Base Premium"); provided, further, if such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Base Premium, Parent shall maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Base Premium; provided, further, if the Company in its sole discretion elects, by giving written notice to Parent at least five (5) business days prior to the Effective Time, then, in lieu of the foregoing insurance, effective as of the Effective Time, the Company shall purchase a trustees' and officers' liability insurance "tail" or "runoff" insurance program for a period of six (6) years after the Effective Time with respect to wrongful acts and/or omissions committed or allegedly committed at or prior to the Effective Time (such coverage shall have an aggregate coverage limit over the term of such policy in an amount not to exceed the annual aggregate coverage limit under the Company's existing trustees' and officers' liability policy, and in all other respects shall be comparable to such existing coverage); provided, further, that the annual premium shall not exceed 300% of the annual premium paid as of the date hereof by the Company for such insurance.

          (e)   The Covered Persons (and their successors and heirs) are intended express third party beneficiaries of this Section 7.4, and this Section 7.4 shall not be amended in a manner that is adverse to the Covered Persons (including their successors and heirs) or terminated without the consent of the Covered Persons (including their successors and heirs) affected thereby, except pursuant to a termination of this Agreement pursuant to Section 9.1. All rights under this Section 7.4 are intended to be in addition to and not in substitution of other rights any Covered Persons may otherwise have.

        Section 7.5    Takeover Statutes.    The Parties and their respective board of directors (or equivalent) shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Merger or any of the other Transactions and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on the Merger and the other Transactions.

        Section 7.6    Obligations of Merger Sub.    Parent shall take all action necessary to cause Merger Sub, Parent OpCo, and the Surviving Entity to perform their respective obligations under this Agreement and to consummate the Transactions, including the Merger, upon the terms and subject to the conditions set forth in this Agreement.

        Section 7.7    Rule 16b-3.    Prior to the Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable hereto to cause dispositions of Company equity securities (including derivative securities) and acquisitions of Parent equity securities (including derivative securities), which dispositions and acquisitions include the conversions contemplated under Section 3.4 hereto, pursuant to the Transactions by each individual who is a director or officer of the Company to be exempt from Section 16(b) of the Exchange Act under Rule 16b-3 promulgated under the Exchange Act.

        Section 7.8    Control of Operations.    Without limiting any Party's rights or obligations under this Agreement, the Parties understand and agree that (x) (i) nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company's operations prior to the Effective Time, and (ii) prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations; and (y) (i) nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent's operations prior to the Effective Time, and (ii) prior to the Effective Time, Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

        Section 7.9    Security Holder Litigation.    The Company shall promptly notify Parent, and Parent shall promptly notify the Company, of any Legal Proceeding related to this Agreement, the Merger or the other Transactions threatened or brought against the Company, its directors and/or officers by security holders of the Company (a "Company Transaction Litigation"), on the one hand, or Parent, its trustees and/or officers by security holders of Parent, on the other hand (a "Parent Transaction Litigation" and each such action, a "Transaction Litigation"). The Company shall provide Parent a reasonable opportunity to participate, in (but, subject to Section 6.1(k), not control), the defense of a Company Transaction Litigation and Parent shall provide the Company a reasonable opportunity to participate in (but, subject to Section 6.2(k), not control), the defense of a Parent Transaction Litigation, including, in each case and without limitation, the opportunity to review material communications and participate in material meetings with opposing counsel or any Governmental Entity in connection with a Transaction Litigation. Except to the extent required by applicable Law, the Company, on the one hand, and Parent, on the other hand, shall not enter into any settlement agreement, agree to any undertakings or approve or otherwise agree to any waiver that may be sought in connection with such Transaction Litigation, without the prior written consent of Parent or the Company, as applicable (which consent shall not be unreasonably withheld).

        Section 7.10    Director Resignations.    Upon the written request of Parent, the Company shall use commercially reasonable efforts to cause each director of the Company in office immediately prior to the Effective Time to deliver to Parent resignations, effective as of Effective Time, with respect to their service as directors of the Company.

        Section 7.11    Stock Exchange Listing.    Parent shall use its reasonable best efforts to cause the Parent Common Shares and the Parent Series A Preferred Shares to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time. Parent shall use reasonable best efforts to cause the Parent Common Shares to be reserved for issuance upon conversion or exchange of the Company Convertible Notes by holders thereof, in each case, to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

        Section 7.12    Governance.

          (a)   The Parties shall take all actions necessary so that, at the Effective Time, the number of trustees that will comprise the full Parent Board will be ten (10). Parent shall cause one (1) of the trustees currently on the Parent Board to resign effective as of or prior to the Effective Time and shall immediately prior to the Effective Time deliver to the Company a resignation of such trustee effective as of the Effective Time. The Parent Board shall elect five (5) individuals designated by the Company to serve on the Parent Board (the "Company Designees") and the five (5) individuals listed on Section 7.12(a)(ii) of the Parent Disclosure Letter shall remain as trustees on the Parent Board (the "Parent Designees") so that, as a result, at the Effective Time, the Parent Board shall consist solely of the Company Designees and the Parent Designees. In the event that (i) any Company Designee is unable or unwilling to serve, for any reason, as a trustee on the Parent Board at the Effective Time, the Company shall have the right to designate another individual to serve as a trustee on the Parent Board and to become a Company Designee in place of such Company Designee originally designated, provided that such replacement trustee shall meet the requirements for being an "independent" trustee under the applicable standards of the NYSE and shall otherwise be reasonably acceptable to Parent, and (ii) any Parent Designee is unable or unwilling to serve, for any reason, as a trustee on the Parent Board at the Effective Time, Parent shall have the right to designate another individual to serve as a trustee on the Parent Board and to become a Parent Designee in place of such Parent Designee originally designated, provided that such replacement trustee shall meet the requirements for being an "independent" trustee under the applicable standards of the NYSE and shall otherwise be reasonably acceptable to the Company.

          (b)   Effective as of the Effective Time, (i) the current Chief Executive Officer of the Company shall be the Chief Executive Officer of Parent, (ii) the current Chairman of the Parent Board shall be the Non-Executive Chairman of the Parent Board and (iii) the Parent Bylaws shall be amended to provide that (x) any termination or removal of Gordan DuGan from the position of Chief Executive Officer prior to the third (3rd) anniversary of the Closing Date or termination or non-nomination of Charles E. Black from the position of Non-Executive Chairman prior to the second (2nd) anniversary of the Closing Date shall, in each case, require the approval of at least 70% of the disinterested trustees on the Parent Board and (y) the foregoing provision of the Parent Bylaws may not be amended or modified without the approval of at least 70% of the disinterested trustees on the Parent Board.

          (c)   Effective as of the Effective Time, (i) the Parent Board shall have four committees, consisting of an Audit Committee, an Investment Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee, (ii) each of the Audit Committee and the Compensation Committee shall be chaired by a Parent Designee, (iii) each of the Nominating and Corporate Governance Committee and the Investment Committee shall be chaired by a Company Designee, and (iv) each such committee shall be comprised of a number of Parent Designees that is equal to the number of Company Designees on such committee; provided that in the case of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee, each committee member shall meet the requirements for being an "independent" director under the applicable standards of the NYSE.

          (d)   From and after the Effective Time, the headquarters of Parent will be located at the Company's existing headquarters in New York, NY.

          (e)   Parent shall take all actions reasonably necessary so that, at the Effective Time, the name of Parent shall be Gramercy Property Trust. The Parties shall cooperate and use reasonable best efforts to procure that the Parent Common Shares will trade under the ticker symbol GPT from and after the Effective Time.

          (f)    Effective as of the Effective Time, (i) the executive officers of Parent shall be the individuals set forth on Section 7.12(f) of the Company Disclosure Letter, or such other executive officers designated by the Company's Chief Executive Officer with the approval of the Company Board and the Parent Board; provided, that such approval shall not be required for persons who would not constitute an "officer" as defined in Rule 16a-1(f) promulgated under the Exchange Act, and (ii) the current Interim Chief Executive Officer of Parent shall be the Head of Transition of Parent until such time as may be determined by the Chief Executive Officer of Parent after the Effective Time.

          (g)   Effective as of the Effective Time, the Parent Board shall adopt and approve (i) a Compensation Committee Charter which shall include the provisions set forth on Section 7.12(g)(i) of the Company Disclosure Letter, and (ii) an Investment Committee Charter which shall include the provisions set forth on Section 7.12(g)(ii) of the Company Disclosure Letter.

        Section 7.13    Additional Agreements.    In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Entity with full title to all properties, assets, rights, approvals, immunities and franchises of the Company, Parent, the proper officers, directors and trustees of each party to this Agreement shall take all such necessary action.

        Section 7.14    Financing Cooperation.

          (a)   The Parties shall reasonably cooperate in good faith to implement such financing arrangements (including, without limitation, amendments, supplements, modifications, refinancings, replacements, repayments or prepayments of existing financing arrangements) as the Parties may determine necessary or advisable in connection with the completion of the Merger or other transactions contemplated hereby or with the financing of the Parties and their respective Subsidiaries and joint ventures (including the Surviving Entity and its Subsidiaries and joint ventures) following the effective time (the "Financing"), including reasonably cooperating with respect to: (i) participating in, and assisting with, marketing efforts relating to the Financing, including assisting in the preparation of customary confidential information memoranda, private placement memoranda, prospectuses, offering memoranda and other customary offering documents and marketing materials; (ii) assisting in the preparation of rating agency presentations and attending and participating in meetings with rating agencies, roadshows, due diligence sessions, drafting sessions and meetings with prospective lenders and debt investors, in each case, at such times as coordinated reasonably in advance thereof; (iii) delivery of documentation and other information reasonably requested by Financing Sources with respect to (x) applicable "know-your-customer" and anti-money laundering rules and regulations, including the PATRIOT Act and (y) the U.S. Treasury Department's Office of Foreign Assets Control and the Foreign Corrupt Practices Act; (v) delivery of financial information customary or reasonably necessary for the completion of the Financing in connection with the preparation of customary confidential information memoranda, private placement memoranda, prospectuses, offering memoranda and other customary offering or information documents to be used for the Financing (which financial information, for the avoidance of doubt, may be included in any such confidential information memoranda, private placement memoranda, prospectuses, offering memoranda and other offering or information documents used for or distributed in connection with the Financing); (vi) directing their respective independent auditors to cooperate with the Financing consistent with their customary practice, including by providing customary "comfort letters" (including customary "negative assurances") and customary assistance with due diligence activities, and customary consents to the inclusion of audit reports in any relevant offering or marketing materials, registration statements and related government filings, in each case, in connection with any proposed issuance and sale of securities; (vii) assisting with the preparation of pro forma financial information and pro forma financial statements; (viii) preparing customary projections, estimates and other forward looking financial information regarding the future performance of such party (and assisting in the preparation of such estimates and other forward looking financial information with respect to the consolidated business of Parent and its Subsidiaries after giving effect to the Merger and the Transactions); (ix) providing customary management representation letters to their respective accountants in relation to such accountants' providing "comfort letters" in connection with any securities offering made as part of the Financing ("Representation Letters"); and (x) executing and delivering such definitive financing documents, including certificates, Representation Letters, and other documents as may be reasonably necessary to facilitate the Financing. Each Party hereby consents to the use of its and its Subsidiaries' logos in connection with the Financing, provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage such Party or its Subsidiaries or the reputation or goodwill of such Party or its Subsidiaries. Notwithstanding any other provision set forth herein or in any other agreement between the Company and Parent or its affiliates, the Parties agree that the Parties may share with the Financing Sources customary projections with respect to Parent and its subsidiaries after giving effect to the Merger and the Transactions (including, without limitation, with respect to the Company as part of the consolidated business of Parent and its Subsidiaries (and not on a stand-alone basis)) that the Parties have cooperated in preparing, and that the Parties, their affiliates and such Financing Sources may share such information with potential Financing Sources in connection with any marketing efforts in connection with the Financing, provided that the recipients of such information agree to customary confidentiality agreements.

          (b)   Notwithstanding the requirements of Section 7.14(a), (i) none of Parent, the Company, any of their Subsidiaries nor their respective Representatives shall be required to enter into any letter, certificate, document, agreement or instrument that will be effective prior to the Closing (other than Representation Letters), (ii) nothing in Section 7.14(a) shall require cooperation contemplated thereby to the extent it would interfere unreasonably with the business or operations of Parent, the Company or any of their respective Subsidiaries, and (iii) nothing in Section 7.14(a) shall require Parent or the Company to cause its legal counsel to deliver any legal opinions.

          (c)   Parent and the Company shall reasonably cooperate (i) to obtain customary payoff letters from the holders of any Indebtedness which the Parties reasonably determine to be necessary or advisable to repay in connection with the Merger and (ii) to make arrangements for such holders of Indebtedness to deliver to Parent, subject to the prior receipt of the applicable payoff amounts, releases of all related Liens and terminations of all related guarantees at, and subject to the occurrence of, the Closing.

          (d)   Notwithstanding the foregoing, it is expressly understood and agreed that the Parties' obligation to consummate the Merger and the Transactions are not subject to a financing condition or contingent upon the results of either Party's efforts to obtain any or all of the Financing.

ARTICLE VIII

CONDITIONS TO CONSUMMATION OF THE MERGER

        Section 8.1    Conditions to Each Party's Obligations to Effect the Merger.    The respective obligations of each Party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent, Merger Sub and the Company, as the case may be, to the extent permitted by applicable Law:

          (a)    Shareholder Approval.    Each of the Company Shareholder Approval and the Parent Shareholder Approval shall have been obtained.

          (b)    Statutes; Court Orders.    No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity of competent jurisdiction (in a jurisdiction material to the business of the Company or Parent) which prohibits or makes illegal the consummation of the Merger, and there shall be no order or injunction of a court of competent jurisdiction (in a jurisdiction material to the business of the Company or Parent) in effect preventing the consummation of the Merger in any material respect.

          (c)    Registration Statement.    The Form S-4 shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and remain in effect and no proceeding to that effect shall have been commenced or threatened.

          (d)    Listing.    The Parent Common Shares and the Parent Series A Preferred Shares to be issued in the Merger, and any Parent Common Shares to be reserved for issuance upon conversion or exchange of the Company Convertible Notes shall have been approved for listing on the NYSE, subject only to official notice of issuance.

        Section 8.2    Conditions to Obligations of Parent and Merger Sub.    The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver (in writing) by Parent on or prior to the Closing Date of each of the following additional conditions:

          (a)    Representations and Warranties.    (i) The representations and warranties of the Company set forth in the first two sentences of Section 4.2(a) of this Agreement shall be true and correct in all respects, except for any inaccuracies that would not be material, (ii) the representations and warranties of the Company set forth in Section 4.1(a), 4.1(b), 4.2 (other than the first two sentences of Section 4.2(a)), 4.21, 4.24, 4.25 and 4.26 shall be true and correct in all respects at and as of the Closing Date, as though made at and as of the Closing Date, except for any inaccuracies which would not be material to the Company and its Subsidiaries, taken as a whole, (iii) the representations and warranties of the Company set forth in Section 4.8(b) shall be true and correct in all respects, and (iv) each of the other representations and warranties of the Company set forth in this Agreement shall be true and correct at and as of the Closing Date as though made as of the Closing Date, except (x) in the case of each of clauses (i), (ii), (iii) and (iv), representations and warranties that by their terms speak as of a specific date shall be true and correct only as of such date, and (y) in the case of subclause (iv), where any failures of any such representations and warranties to be true and correct (without giving effect to any "materiality" or "Company Material Adverse Effect" qualifier set forth therein) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and Parent shall have received a certificate signed on behalf of the Company by a duly authorized executive officer of the Company to the foregoing effect.

          (b)    Performance of Obligations of the Company.    The Company shall have performed or complied in all material respects with all obligations required to be performed or complied with by it under this Agreement at or prior to the Effective Time, and Parent shall have received a certificate signed on behalf of the Company by a duly authorized executive officer of the Company to such effect.

          (c)    No Material Adverse Effect.    Since the date of this Agreement, no Company Material Adverse Effect shall have occurred and be continuing.

          (d)    REIT Opinion.    Parent shall have received a tax opinion of Morgan Lewis & Bockius LLP, tax counsel to the Company, dated as of the Closing Date, to the effect that, (A) at all times since its taxable year ended December 31, 2011 and through the Closing Date, each of the Company, Gramercy Investment Trust ("GIT I") and Gramercy Investment II ("GIT II") have been organized and operated in conformity with the requirements for qualification as a REIT under the Code and (B) the proposed method of operation of Parent, GIT I and GIT II will enable Parent, GIT I and GIT II to continue to meet the requirements for qualification as a REIT under the Code. Such opinions shall be in a form customary for transactions of this nature and shall be subject to customary assumptions, qualifications and representations. Solely for purposes of rendering the opinion in (B), Morgan Lewis & Bockius LLP may rely on the opinion set forth in Section 8.3(d).

          (e)    Section 368 Opinion.    Parent shall have received a written opinion of Clifford Chance US, special counsel to Parent, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion Clifford Chance US may rely on the Company Tax Representation Letter and Parent Tax Representation Letter. Such opinion which shall be in a form customary for transactions of this nature shall be subject to customary assumptions, qualifications and representations. The condition set forth in this Section 8.2(e) shall not be waivable after receipt of the Parent Shareholder Approval, unless further shareholder approval is obtained with appropriate disclosure.

        Section 8.3    Conditions to Obligations of the Company.    The obligations of the Company to effect the Merger are also subject to the satisfaction or waiver (in writing) by the Company on or prior to the Closing Date of each of the following additional conditions:

          (a)    Representations and Warranties.    (i) The representations and warranties of Parent and Merger Sub set forth in the first two sentences of Section 5.2(a) of this Agreement shall be true and correct in all respects, except for any inaccuracies that would not be material, (ii) the representations and warranties of Parent and Merger Sub set forth in Section 5.1(a), 5.1(b), 5.2 (other than the first two sentences of Section 5.2(a)), 5.21, 5.24, 5.25 and 5.26 shall be true and correct in all respects at and as of the Closing Date, as though made at and as of the Closing Date, except for any inaccuracies which would not be material to the Company and its Subsidiaries, taken as a whole, (iii) the representations and warranties of Parent and Merger Sub set forth in Section 5.8(b) shall be true and correct in all respects, and (iv) each of the other representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct at and as of the Closing Date as though made as of the Closing Date, except (x) in the case of each of clauses (i), (ii), (iii) and (iv), representations and warranties that by their terms speak as of a specific date shall be true and correct only as of such date, and (y) in the case of subclause (iv), where any failures of any such representations and warranties to be true and correct (without giving effect to any "materiality" or "Parent Material Adverse Effect" qualifier set forth therein) would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by a duly authorized executive officer of Parent and Merger Sub to the foregoing effect.

          (b)    Performance of Obligations of Parent and Merger Sub.    Parent and Merger Sub shall have performed or complied in all material respects with all obligations required to be performed or complied with by them under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by a duly authorized executive officer of Parent and Merger Sub to such effect.

          (c)    No Material Adverse Effect.    Since the date of this Agreement, no Parent Material Adverse Effect shall have occurred and be continuing.

          (d)    REIT Opinion.    The Company shall have received a tax opinion of Clifford Chance US LLP, tax counsel to Parent, dated as of the Closing Date, to the effect that, at all times since its taxable year ended December 31, 2011 and through the Closing Date, Parent has been organized and operated in conformity with the requirements for qualification as a REIT under the Code. Such opinion shall be in a form customary for transactions of this nature and shall be subject to customary assumptions, qualifications and representations.

          (e)    Section 368 Opinion.    The Company shall have received a written opinion of Wachtell, Lipton, Rosen & Katz., tax counsel to the Company, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion Wachtell, Lipton, Rosen & Katz may rely on the Company Tax Representation Letter and Parent Tax Representation Letter. Such opinion which shall be in a form customary for transactions of this nature shall be subject to customary assumptions, qualifications and representations. The condition set forth in this Section 8.3(e) shall not be waivable after receipt of the Company Shareholder Approval, unless further stockholder approval is obtained with appropriate disclosure.

ARTICLE IX

TERMINATION

        Section 9.1    Termination.    This Agreement may be terminated and the Merger and the other Transactions may be abandoned (except as otherwise provided below, whether before or after receipt of the Company Shareholder Approval or Parent Shareholder Approval, if applicable) only as follows:

          (a)   by mutual written consent of Parent and the Company;

          (b)   by either Parent or the Company, prior to the Effective Time, if there has been a breach by the other Party or Parties of any representation, warranty, covenant or agreement set forth in this Agreement, which breach (i) in the case of a breach by the Company, would result in the conditions in Section 8.2(a) or Section 8.2(b) not being satisfied and (ii) in the case of a breach by Parent or Merger Sub, would result in the conditions in Section 8.3(a) or Section 8.3(b) not being satisfied (and in each case such breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (x) thirty (30) calendar days after the receipt of notice thereof by the defaulting Party from the non-defaulting Party or (y) three (3) business days before the Outside Date); provided, however, this Agreement may not be terminated pursuant to this Section 9.1(b) by any Party if such Party is then in material breach of any representation, warranty, covenant or agreement set forth in this Agreement;

          (c)   by either Parent or the Company, if the Effective Time shall not have occurred by 11:59 pm, New York time on the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the Effective Time not occurring prior to the Outside Date;

          (d)   by the Company at any time prior to the receipt of the Parent Shareholder Approval, if (i) the Parent Board shall have effected a Parent Adverse Recommendation Change, (ii) the Parent Shareholder Meeting shall not have been called and held as required by Section 6.5(d) within sixty (60) days following such time as the Form S-4 shall have been declared effective (except to the extent that such failure to hold the meeting within such time, or an adjournment thereof, was required to comply with applicable Law or has been consented to by the Company), or (iii) upon any material breach by Parent of its obligations pursuant to Section 6.4; provided, that, in the case of clause (i) the exercise of such termination right by the Company must occur within ten (10) business days of the Parent Adverse Recommendation Change and in the case of clause (iii) such material breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (x) ten (10) calendar days after the receipt of notice thereof by Parent from the Company or (y) three (3) business days before the Outside Date (provided that any such material breach of Section 6.4 that results in a Competing Proposal that is publicly disclosed shall not be curable);

          (e)   by Parent at any time prior to the receipt of the Company Shareholder Approval, if (i) the Company Board shall have effected a Company Adverse Recommendation Change, (ii) the Company Shareholder Meeting shall not have been called and held as required by Section 6.5(c) within sixty (60) days following such time as the Form S-4 shall have been declared effective (except to the extent that such failure to hold the meeting within such time, or an adjournment thereof, was required to comply with applicable Law or has been consented to by Parent), or (iii) upon any material breach by the Company of its obligations pursuant to Section 6.4; provided, that, in the case of clause (i) the exercise of such termination right by Parent must occur within ten (10) business days of the Company Adverse Recommendation Change and in the case of clause (iii) such material breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (x) ten (10) calendar days after the receipt of notice thereof by the Company from Parent or (y) three (3) business days before the Outside Date (provided that any such material breach of Section 6.4 that results in a Competing Proposal that is publicly disclosed shall not be curable);

          (f)    by either the Company or Parent if a Governmental Entity of competent jurisdiction, shall have issued a final, non-appealable order, decree or ruling in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger or other Transactions; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(f) shall not be available to any Party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, such order, decree or ruling;

          (g)   by either the Company or Parent, if the Company Shareholder Approval in favor of the approval of the Merger shall not have been obtained at the Company Shareholder Meeting or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken; or

          (h)   by either the Company or Parent, if the Parent Shareholder Approval in favor of the approval of the issuance of Parent Common Shares in connection with the Merger shall not have been obtained at the Parent Shareholder Meeting or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken.

        Section 9.2    Effect of Termination.

          (a)   In the event of the termination of this Agreement as provided in Section 9.1, written notice thereof shall forthwith be given to the other Party or Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of Parent, Merger Sub or the Company, except that the Confidentiality Agreement, this Section 9.2 and Section 10.3 through Section 10.11 shall survive such termination; provided, however, that subject to Section 9.2(b), nothing herein shall relieve any Party from liability for fraud or a Willful Breach of its covenants or agreements set forth in this Agreement prior to such termination (which the Parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include the benefit of the bargain lost by the Company's stockholders or Parent's shareholders).

          (b)   In the event that:

            (i)    (A) a Competing Proposal with respect to the Company shall have been publicly made, proposed or disclosed and not withdrawn, after the date of this Agreement and prior to the Company Shareholders Meeting, and (B) at a time when the condition in the preceding clause (A) is satisfied, this Agreement is terminated (x) by the Company or Parent pursuant to Section 9.1(g), (y) by Parent pursuant to Section 9.1(b) or (z) by the Company pursuant to Section 9.1(c), then the Company shall pay the Company Expense Reimbursement Amount as directed by Parent by wire transfer of same day funds within two (2) business days following such termination;

            (ii)   (A) the conditions set forth in Section 9.2(b)(i) have been satisfied and (B) within twelve (12) months of the date of such termination, the Company enters into a definitive agreement with respect to, or consummates, a Competing Proposal (provided, that for purposes of this clause (B), the references to "20%" in the definition of Competing Proposal shall be deemed to be references to 50%), then the Company shall pay the Company Termination Fee (as defined below) as directed by Parent by wire transfer of same day funds substantially concurrent with the earlier of the entry into such definitive agreement or consummation of the Competing Proposal;

            (iii)  (A) a Competing Proposal with respect to Parent shall have been publicly made, proposed or disclosed and not withdrawn, after the date of this Agreement and prior to the Parent Shareholders Meeting, and (B) at a time when the condition in the preceding clause (A) is satisfied, this Agreement is terminated (x) by the Company or Parent pursuant to Section 9.1(h), (y) by the Company pursuant to Section 9.1(b) or (z) by Parent pursuant to Section 9.1(c) , then Parent shall pay the Parent Expense Reimbursement Amount as directed by the Company by wire transfer of same day funds within two (2) business days following such termination;

            (iv)  (A) the conditions set forth in Section 9.2(b)(iii) have been satisfied and (B) within twelve (12) months of the date of such termination, Parent enters into a definitive agreement with respect to, or consummates, a Competing Proposal (provided, that for purposes of this clause (B), the references to "20%" in the definition of Competing Proposal shall be deemed to be references to 50%), then Parent shall pay the Parent Termination Fee (as defined below) as directed by the Company by wire transfer of same day funds substantially concurrent with the earlier of the entry into the definitive agreement or the consummation of the Competing Proposal;

            (v)   (A) this Agreement is terminated by the Company pursuant to Section 9.1(d) (other than a termination as described in Section 9.2(b)(vii)(B)), and (B) within twelve (12) months of the date of such termination, Parent enters into a definitive agreement with respect to, or consummates, a Competing Proposal (provided, that for purposes of this clause (B), the references to "20%" in the definition of Competing Proposal shall be deemed to be references to 50%), then Parent shall pay the Parent Termination Fee and the Parent Expense Reimbursement Amount, as directed by the Company by wire transfer of same day funds, within two (2) business days after such termination;

            (vi)  (A) this Agreement is terminated by Parent pursuant to Section 9.1(e) (other than a termination as described in Section 9.2(b)(viii)(B)), and (B) within twelve (12) months of the date of such termination, the Company enters into a definitive agreement with respect to, or consummates, a Competing Proposal (provided, that for purposes of this clause (B), the references to "20%" in the definition of Competing Proposal shall be deemed to be references to 50%), then the Company shall pay the Company Termination Fee and the Company

    Expense Reimbursement Amount, as directed by Parent by wire transfer of same day funds, within two (2) business days after such termination;

            (vii) (A) the conditions set forth in Section 9.2(b)(iii)(A) have not been satisfied and this Agreement is terminated by the Company pursuant to Section 9.1(b), or (B) the Company terminates this Agreement pursuant to Section 9.1(d)(i) due solely to a Parent Adverse Recommendation Change pursuant to Section 6.4(h), then Parent shall pay the Parent Expense Reimbursement Amount, as directed by the Company by wire transfer of same day funds, within two (2) business days after such termination; or

            (viii)  (A) the conditions set forth in Section 9.2(b)(i)(A) have not been satisfied and this Agreement is terminated by Parent pursuant to Section 9.1(b), or (B) Parent terminates this Agreement pursuant to Section 9.1(e)(i) due solely to a Company Adverse Recommendation Change pursuant to Section 6.4(d), then the Company shall pay the Company Expense Reimbursement Amount, as directed by Parent by wire transfer of same day funds, within two (2) business days after such termination.

          (c)   In no event shall this Section 9.2 require (x) the Company to pay an aggregate amount in excess of $63,505,889 or (y) Parent to pay an aggregate amount in excess of $81,198,934, in each case except as set forth in Section 9.2(d) or in the case of such party's fraud or Willful Breach. In no event shall the Company be required to pay the Company Termination Fee or the Company Expense Reimbursement Amount, in each case, more than once. In no event shall Parent be required to pay the Parent Termination Fee or the Parent Expense Reimbursement Amount, in each case, more than once.

          (d)   If either the Company or Parent fails to pay any amounts due to the other party under this Section 9.2 on the dates specified, then the defaulting party, shall pay all costs and expenses (including legal fees and expenses) incurred by such other party in connection with any action or proceeding (including the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest thereon on such unpaid amounts at the prime lending rate prevailing at such time, as published in the Wall Street Journal, from the date such amounts were required to be paid until the date actually received by such other party.

          (e)   The "Company Termination Fee" shall be an amount equal to the lesser of (i) $43,505,889 (the "Company Termination Fee Base Amount") and (ii) the maximum amount, if any, that can be paid to Parent without causing Parent to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code (the "REIT Requirements") for such year determined as if (a) the payment of such amount did not constitute Qualifying Income, and (b) Parent has One Million U.S. Dollars ($1,000,000) of income from unknown sources during such year which was not Qualifying Income (in addition to any known or anticipated income of Parent which was not Qualifying Income), in each case as determined by independent accountants to Parent (the amount determined by this clause (ii), the "Maximum Parent REIT Amount"). The "Company Expense Reimbursement Amount" shall be an amount equal to the lesser of (i) $20,000,000 (the "Company Expense Reimbursement Base Amount") and (ii) the Maximum Parent REIT Amount. Notwithstanding the foregoing, in the event Parent receives Tax Guidance providing that Parent's receipt of the Company Termination Fee Base Amount or the Company Expense Reimbursement Base Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of the REIT Requirements, the Company Termination Fee shall be an amount equal to the Company Termination Fee Base Amount and/or the Company Expense Reimbursement Amount shall be an amount equal to the Company Expense Reimbursement Base Amount, as applicable, and the Company shall, upon receiving notice that Parent has received the Tax Guidance, pay to Parent the unpaid Company Termination Fee Base Amount and/or Company Expense Reimbursement Base Amount, as applicable, within five (5) business days. In the event that Parent is not able to receive the full Company Termination Fee Base Amount and/or Company Expense Reimbursement Base

  Amount due to the above limitations, Company shall place the unpaid amount in escrow by wire transfer within three (3) business days of termination and shall not release any portion thereof to Parent unless and until Parent receives either one or a combination of the following once or more often: (i) a letter from Parent's independent accountants indicating the maximum amount that can be paid at that time to Parent without causing Parent to fail to meet the REIT Requirements (calculated as described above) or (ii) the Tax Guidance, in either of which events Company shall pay to Parent the lesser of the unpaid Company Termination Fee Base Amount and/or Company Expense Reimbursement Base Amount, as applicable, or the maximum amount stated in the letter referred to in (i) above within five (5) business days after Company has been notified thereof. The obligation of Company to pay any unpaid portion of the Company Termination Fee and Company Expense Reimbursement Amount shall terminate on the December 31 following the date which is five (5) years from the date of this Agreement. Amounts remaining in escrow after the obligation of Company to pay the Company Termination Fee and Company Expense Reimbursement Amount terminates shall be released to Company. "Qualifying Income" shall mean income described in Sections 856(c)(2)(A)—(H), 856(c)(3)(A)—(I) and 856(c)(5)(J)(ii) of the Code. "Tax Guidance" shall mean a reasoned opinion from outside counsel or a ruling from the IRS.

          (f)    The "Parent Termination Fee" shall be an amount equal to the lesser of (i) $61,198,934 (the "Parent Termination Fee Base Amount") and (ii) the maximum amount, if any, that can be paid to the Company without causing the Company to fail to meet the REIT Requirement for such year determined as if (a) the payment of such amount did not constitute Qualifying Income, and (b) the Company has One Million U.S. Dollars ($1,000,000) of income from unknown sources during such year which was not Qualifying Income (in addition to any known or anticipated income of the Company which was not Qualifying Income), in each case as determined by independent accountants to the Company (the amount determined by this clause (ii), the "Maximum Company REIT Amount"). The "Parent Expense Reimbursement Amount" shall be an amount equal to the lesser of (i) $20,000,000 (the "Parent Expense Reimbursement Base Amount") and (ii) the Maximum Company REIT Amount. Notwithstanding the foregoing, in the event the Company receives Tax Guidance providing that the Company's receipt of the Parent Termination Fee Base Amount or the Parent Expense Reimbursement Base Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of the REIT Requirements, the Parent Termination Fee shall be an amount equal to the Parent Termination Fee Base Amount and/or the Parent Expense Reimbursement Amount shall be an amount equal to the Parent Expense Reimbursement Base Amount, as applicable, and Parent shall, upon receiving notice that the Company has received the Tax Guidance, pay to the Company the unpaid Parent Termination Fee Base Amount and/or Parent Expense Reimbursement Base Amount, as applicable, within five (5) business days. In the event that the Company is not able to receive the full Parent Termination Fee Base Amount and/or Parent Expense Reimbursement Base Amount due to the above limitations, Parent shall place the unpaid amount in escrow by wire transfer within three (3) business days of termination and shall not release any portion thereof to the Company unless and until the Company receives either one or a combination of the following once or more often: (i) a letter from the Company's independent accountants indicating the maximum amount that can be paid at that time to the Company without causing the Company to fail to meet the REIT Requirements (calculated as described above) or (ii) the Tax Guidance, in either of which events Parent shall pay to the Company the lesser of the unpaid Parent Termination Fee Base Amount and/or Parent Expense Reimbursement Base Amount, as applicable, or the maximum amount stated in the letter referred to in (i) above within five (5) business days after Parent has been notified thereof. The obligation of Parent to pay any unpaid portion of the Parent Termination Fee and Parent Expense Reimbursement Amount shall terminate on the December 31 following the date which is five (5) years from the date of this Agreement. Amounts remaining in escrow after the obligation of Parent to pay the Parent Termination Fee and Parent Expense Reimbursement Amount terminates shall be released to Parent.

          (g)   Each Party acknowledges that the agreements contained in this Section 9.2 are an integral part of the Transactions and that the Company Termination Fee and Parent Termination Fee are not a penalty, but rather are liquidated damages in a reasonable amount that will compensate Parent and Merger Sub in the circumstances in which the Company Termination Fee is payable by the Company or the Company in circumstances in which the Parent Termination Fee is payable by Parent, in each case, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision. Notwithstanding anything to the contrary in this Agreement, other than as set forth in Section 9.2(a) and Parent's right to specific performance in accordance with Section 10.11, Parent's right to receive payment of the Company Termination Fee from the Company (in circumstances where it is payable hereunder) shall be the sole and exclusive remedy of Parent and Merger Sub against the Company and its Subsidiaries and any of their respective former, current or future officers, trustees, directors, partners, shareholders, managers, members, affiliates or agents for the loss suffered as a result of the failure of the Merger to be consummated, and upon payment of such amount in accordance with Section 9.2, none of the Company, any of its Subsidiaries or any of their respective former, current or future officers, directors, partners, shareholders, managers, members, affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions (including with respect to specific performance). Notwithstanding anything to the contrary in this Agreement, other than as set forth in Section 9.2(a) and the Company's right to specific performance in accordance with Section 10.11, the Company's right to receive payment of the Parent Termination Fee from Parent (in circumstances where it is payable hereunder) shall be the sole and exclusive remedy of the Company against Parent and its Subsidiaries and any of their respective former, current or future officers, directors, partners, shareholders, managers, members, affiliates or agents for the loss suffered as a result of the failure of the Merger to be consummated, and upon payment of such amount in accordance with Section 9.2, none of Parent, any of its Subsidiaries or any of their respective former, current or future officers, trustees, directors, partners, shareholders, managers, members, affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions (including with respect to specific performance).

ARTICLE X

MISCELLANEOUS

        Section 10.1    Amendment and Modification; Waiver.

          (a)   Subject to applicable Law and except as otherwise provided in this Agreement, this Agreement may be amended, modified and supplemented, whether before or after receipt of the Company Shareholder Approval or Parent Shareholder Approval, as applicable, by written agreement of the Parties (by action taken by their respective board of directors or board of trustees, as applicable); provided, however, that after the approval of the Merger by the stockholders of the Company or approval by shareholders of Parent of the issuance of Parent Common Shares in the Merger, no amendment shall be made which by Law requires further approval by such shareholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

          (b)   At any time and from time to time prior to the Effective Time, any Party or Parties may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of the other Party or Parties, as applicable, (ii) waive any inaccuracies in the representations and warranties made to such Party or Parties contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such Party or Parties contained herein. Any agreement on the part of a Party or Parties to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party or Parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

        Section 10.2    Non-Survival of Representations and Warranties.    None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time. This Section 10.2 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

        Section 10.3    Expenses.    All Expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such Expenses, except that Parent and the Company shall share equally, whether or not the Merger or any other Transaction is consummated, all direct out-of-pocket costs (excluding legal fees) incurred in connection with (a) printing, filing and mailing the Joint Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Joint Proxy Statement, (b) any filing with antitrust authorities, and (c) the Exchange Agent. Notwithstanding anything to the contrary contained herein, but subject to Section 3.2(b)(iii), upon consummation of the Merger, Parent and the Surviving Entity shall pay the amount of any documentary, sales, use, real property transfer, real property gains, registration, value-added, transfer, stamp, recording and other similar Taxes, fees, and costs together with any interest thereon, penalties, fines, costs, fees, additions to tax or additional amounts with respect thereto incurred in connection with this Agreement and the Transactions.

        Section 10.4    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), telecopied (notice deemed given upon confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

  if to the Company, to:

    Gramercy Property Trust Inc.
    521 Fifth Avenue, 30th Floor
    New York, New York 10175
    Attention: General Counsel
    Facsimile: (212) 297-1090
    with a copy to:
    Wachtell, Lipton, Rosen & Katz
    51 West 52nd Street
    New York, NY 10019
    Attention: Robin Panovka
                       Karessa L. Cain
    Facsimile: (212) 403-2000
    and

  if to Parent or Merger Sub, to:

    Chambers Street Properties
    47 Hulfish Street, Suite 210
    Princeton, New Jersey 08542
    Attention: General Counsel
    Facsimile: (609) 806-2666

    with a copy to:
    Paul, Weiss, Rifkind, Wharton & Garrison LLP
    1285 Avenue of the Americas
    New York, NY 10019-6064
    Attention: Steven J. Williams
    Facsimile: (212) 757-3990

        Section 10.5    Counterparts.    This Agreement may be executed manually, electronically by email or by facsimile by the Parties, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Parties.

        Section 10.6    Entire Agreement; Third-Party Beneficiaries.

          (a)   This Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter) and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements (except that the Confidentiality Agreement shall be amended so that until the termination of this Agreement in accordance with Section 9.1 hereof, the Parties shall be permitted to take the actions contemplated by this Agreement) and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof.

          (b)   Except as provided in Section 7.4, neither this Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter) nor the Confidentiality Agreement are intended to confer upon any Person other than the Parties any rights or remedies hereunder.

        Section 10.7    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Merger are fulfilled to the extent possible.

        Section 10.8    Governing Law; Jurisdiction.

          (a)   This Agreement, and all claims or causes of actions (whether at Law, in contract or in tort) that may be based upon, arise out of or related to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the Laws of the State of Maryland without giving effect to conflicts of laws principles (whether of the State of Maryland or any other jurisdiction that would cause the application of the Laws of any jurisdiction other than the State of Maryland).

          (b)   All Legal Proceedings and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in Baltimore, Maryland. Each of the Parties hereby irrevocably and unconditionally (a) submits to the exclusive jurisdiction of any such Maryland state or federal court, for the purpose of any Legal Proceeding arising out of or relating to this Agreement or any Ancillary Agreement brought by any Party, (b) agrees not to commence any such action or proceeding except in such courts, (c) agrees that any claim in respect of any such action or proceeding may be heard and determined in any such Maryland state or federal court, (d) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding, and (e) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding. Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 10.4. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

        Section 10.9    Waiver of Jury Trial.    EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE MERGER AND OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.9.

        Section 10.10    Assignment.    This Agreement shall not be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties, except that Merger Sub may assign, in its sole discretion and without the consent of any other Party, any or all of its rights, interests and obligations hereunder to one or more direct or indirect wholly owned Subsidiaries of Parent. Subject to the preceding sentence, but without relieving any Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

        Section 10.11    Enforcement; Remedies.

          (a)   Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

          (b)   The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Except as set forth in this Section 10.11, including the limitations set forth in Section 10.11(c), it is agreed that prior to the termination of this Agreement pursuant to Article IX, the non-breaching Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by any other Party and to specifically enforce the terms and provisions of this Agreement.

          (c)   The Parties' right of specific enforcement is an integral part of the Transactions and each Party hereby waives any objections to the grant of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by any other Party (including any objection on the basis that there is an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity), and each Party shall be entitled to an injunction or injunctions and to specifically enforce the terms and provisions of this Agreement to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement all in accordance with the terms of this Section 10.11. In the event any Party seeks an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, such Party shall not be required to provide any bond or other security in connection with such order or injunction all in accordance with the terms of this Section 10.11.

[Remainder of Page Intentionally Left Blank]

        IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

CHAMBERS PROPERTIES TRUST
By	/s/ MARTIN A. REID Name: Martin A. Reid Title: Interim President and Chief Executive Officer, and Chief Financial Officer
COLUMBUS MERGER SUB, LLC
By	/s/ MARTIN A. REID Name: Martin A. Reid Title: Interim President and Chief Executive Officer, and Chief Financial Officer

Signature Page to Agreement and Plan of Merger

GRAMERCY PROPERTY TRUST INC.
By	/s/ GORDON F. DUGAN Name: Gordon F. DuGan Title: Chief Executive Officer

Signature Page to Agreement and Plan of Merger

Exhibit A

COLUMBUS MERGER SUB, LLC

ARTICLES OF ORGANIZATION

        THESE ARTICLES OF ORGANIZATION (hereinafter referred to as these "Articles") are made this            day of June, 2015, by the undersigned authorized agent.

EXPLANATORY STATEMENT

        The undersigned, being authorized to execute and file these Articles, for purposes of forming Columbus Merger Sub, LLC (the "Company"), hereby certifies that:

        FIRST: The name of the Company is:

Columbus Merger Sub, LLC

        SECOND: The purposes for which the Company is formed are to engage in any business, investment or commercial activity which a limited liability company may engage in under the laws of the State of Maryland; and to do any and all things necessary, convenient and incidental to the foregoing.

        THIRD: The address of the principal office of the Company is c/o CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 820, Baltimore, Maryland 21202. The name and address of the resident agent of the Company are CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 820, Baltimore, Maryland 21202.

        FOURTH: The relations of the members and the affairs of the Company shall be governed by the Maryland Limited Liability Company Act (the "Act") as well as a written operating agreement which may be amended from time to time as set forth therein.

        FIFTH: As permitted in Section 4A-401(a)(3) of the Act, the authority of members to act for the Company solely by virtue of their being members is limited and is as set forth in the operating agreement of the Company.

[signature page follows]

        IN WITNESS WHEREOF, the undersigned has executed these Articles of Organization on this            day of June, 2015.

[ ], Authorized Person

Exhibit B

OPERATING AGREEMENT

OF

COLUMBUS MERGER SUB, LLC

        THIS OPERATING AGREEMENT is made effective as of the 29th day of June, 2015.

        The parties hereto have agreed to organize and operate a limited liability company in accordance with the terms and subject to the conditions set forth in this Agreement.

        NOW, THEREFORE, for good and valuable consideration, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

Defined Terms

        The following capitalized terms shall have the meanings specified in this Article I. Other terms are defined in the text of this Agreement and shall have the meanings respectively ascribed to them.

        "Act" means the Maryland Limited Liability Company Act, as amended from time to time.

        "Agreement" means this Operating Agreement and the schedules attached hereto as originally executed and as amended from time to time, as the context requires. Words such as "herein", "hereinafter", "hereof", "hereto", "hereby" and "hereunder," when used with reference to this Agreement, refer to this Agreement as a whole unless the context otherwise requires.

        "Articles" shall have the meaning ascribed to it in Section 2.1 hereof.

        "Assigned Interest" shall have the meaning ascribed to it in Section 7.2 hereof.

        "Assignee" shall have the meaning ascribed to it in Section 7.2 hereof.

        "Company" means the limited liability company formed in accordance with this Agreement.

        "Economic Interest" means a Member's share of the profits and losses of the Company and the rights to receive distributions from the Company; and, to the extent so defined, shall have the same meaning as the term "economic interest" as defined under the Act.

        "Entity" means any general partnership, limited partnership, corporation, joint venture, limited liability company, limited liability partnership, trust, business trust, cooperative, association or other form of organization.

        "Manager" means the Person or Persons designated as such pursuant to Section 5.1.

        "Indemnified Person" shall have the meaning ascribed to it in Section 5.8.1 hereof.

        "Involuntary Withdrawal" means, with respect to a Member, the occurrence of any event described in Section 4A-606(3) through (9) of the Act or a transfer pursuant to a divorce decree.

        "Member" means a Person who has been admitted as a member of the Company (within the meaning of the Act) in accordance with this Agreement and the Act and who has not ceased to be a Member.

        "Membership Interest" means a Member's Economic Interest and Non-Economic Interest in the Company.

        "Non-Economic Interest" means all of the rights of a Member in the Company pursuant to the Act and this Agreement other than the Member's Economic Interest (including, without limitation, the right to vote on or consent to any matter) and, to the extent so defined, shall have the same meaning as the term "non-economic interest" as defined under the Act.

        "Percentage" means, as to the Member, the percentage set forth after the Member's name on Schedule A hereto.

        "Permitted Transferee" shall have the meaning ascribed to it in Section 7.3 hereof.

        "Person" means any individual or Entity, and the heirs, personal representatives, successors and assigns of such Person.

        "SDAT" means the State Department of Assessments and Taxation of Maryland.

ARTICLE II

Formation and Name; Office; Purpose and Term

        2.1    Organization.    The Company shall be organized according to the Act and the provisions of this Agreement and, for that purpose, shall cause Articles of Organization (the "Articles") to be executed and filed for record with SDAT. Sharon A. Kroupa is hereby designated as an authorized agent (within the meaning of the Act) for the purposes of executing and filing the Articles with the SDAT.

        2.2    Name of the Company.    The name of the Company is "Columbus Merger Sub, LLC". The Company may do business under that name and under any other name or names that the Manager selects.

        2.3    Purpose.    The purposes for which the Company are formed are to engage in any business permitted under the Act and to do any and all things necessary, convenient or incidental to that purpose.

        2.4    Principal Office.    The principal office of the Company in the State of Maryland is located at c/o CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 820, Baltimore, Maryland 21202 or at any other place within the State of Maryland that the Manager selects.

        2.5    Resident Agent.    The name and address of the Company's resident agent in the State of Maryland are CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 820, Baltimore, Maryland 21202.

        2.6    Members and Manager.    The name, present mailing address and Percentage of the Members and the name and present mailing address of the Manager is set forth on Schedule A, attached hereto and made a part hereof.

ARTICLE III

Members; Capital; Capital Accounts

        3.1    No Other Required Capital Contributions.    The Members shall not be required to contribute any additional capital to the Company, and except as set forth in the Act, no Member shall have any personal liability for any obligations of the Company.

        3.3    No Interest on Capital Contributions.    No Member shall be paid interest on its capital contributions.

        3.4    Capital Accounts.    A capital account shall be maintained for each Member.

        3.5    Loans.    A Member may, at any time, make or cause a loan to be made to the Company in any amount and on terms upon which the Company and such Member agree.

        3.6    Nature of Membership Interests.    Except for those rights expressly stated herein, a Member shall have an Economic Interest only in the Company, and, except as expressly set forth herein or as required by any provision of the Act that may not be waived by agreement, no Member shall have any right to vote on, consent to, or approve any action or transaction undertaken or approved by the Manager and shall have no other rights or powers of a "member" or holder of a "non-economic interest" in the Company pursuant to the Act. To the extent permitted by the Act, notwithstanding any showing that distributions under a charging order upon any economic interest of the Company will not pay the amount owed to the creditor within a reasonable time, no economic interest in the Company shall be subject to foreclosure.

        3.7    Liability of Members.    The liability of a Member for the debts, liabilities, contracts, or other obligations of the Company shall not exceed, in the aggregate, the capital contributions of such Member. No Member shall have any personal liability for the repayment of the capital contribution of any Member.

ARTICLE IV

Allocations and Distributions

        4.1    Allocations.    For each taxable year of the Company, profit and loss of the Company shall be allocated to the holders of Economic Interests in proportion to their respective Percentages.

        4.2    Distributions.    Cash and property of the Company may be distributed to the holders of Economic Interests if and in such amounts, in such forms and at such times as the Manager may approve, pro rata, in proportion to their respective Percentages, subject to the maintenance of any reserves established by the Manager for any Company purpose. No holder of any Economic Interest shall have any right to demand or receive any property other than cash.

        4.3   Liquidation and Dissolution.

          4.3.1  If the Company is liquidated, the assets of the Company shall be distributed as provided in Section 6.2 hereof.

          4.3.2  No Member or holder of any Economic Interest shall be obligated to restore a negative capital account.

ARTICLE V

Management: Rights, Powers, and Duties

        5.1    Management.    The Company shall be managed exclusively by a Manager who may, but need not, be a Member. The initial Manager shall be Chambers Street Properties, a Maryland real estate investment trust, which owns, directly or indirectly, 100% of the partnership interests in the initial Member. In the event of an assignment of any Membership Interest in the Company (including any Membership Interest held by the Manager), the Manager then serving shall continue as Manager of the Company.

          5.1.1    Powers of Manager.    Subject to the rights of Members expressly provided herein (including in Section 5.2), the Manager shall have the exclusive right and power to manage and control the business and affairs of the Company and to direct the exercise of all of the powers of the Company under the Act and this Agreement and the performance of all lawful acts of the Company which are not specified by this Agreement or required by a nonwaivable provision the Act to be exercised or performed exclusively by or with the approval of any Member or Members. Except as expressly provided otherwise in this Agreement or as required by a nonwaiveable provision of the Act, the Manager shall have sole and exclusive power to approve or consent to all matters that require the approval or consent of the members of the Company (so that the approval of the Manager will constitute all required member approval) and no Member will have any right to vote on such matter and such acts shall be subject only to the approval of the Manager. Except as expressly provided otherwise in this Agreement, wherever the Act requires that any action be taken with the unanimous consent or approval of the members of the Company, that shall mean, rather than the consent or approval of all Members, the consent or approval of the Manager. To the extent that, notwithstanding any provision of this Agreement, any nonwaiveable provision of the Act requires that any action be taken with the consent or approval of any Member or Members, that shall mean, in addition to the consent or approval of such Member or Members, the consent or approval of the Manager. The Company shall be bound only by the signature of the Manager or one or more agents duly authorized by the Manager.

          5.1.2    Transactions with the Manager.    The Manager may authorize or cause the Company to borrow money or enter into agreements, contracts or the like, in addition to those contemplated hereby, with the Manager, any Member, or any of their respective affiliates, in an independent capacity, as distinguished from their capacity (if any) as a Member, Manager or affiliate thereof. No contract or transaction between the Company and the Manager, any of its Members, or any of their respective affiliates, shall be void or voidable solely for this reason, or solely because the Manager approved such transaction, if the contract or transaction is fair to the Company as of the time it is authorized, approved or ratified by Manager.

          5.1.3    Determinations by the Manager.    The determination as to any of the following matters by the Manager consistent with the Act and this Agreement shall be final and conclusive and shall be binding upon the Company and every Member: the form, amount and timing of any distribution; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); the amount of any capital account of any holder of an Economic Interest; the amount of profit, loss or depreciation for any period; the value of any property of the Company; any interpretation of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to allocations and distributions, qualifications or terms or conditions of redemption of any Person's interest in the Company; any matter relating to the acquisition, holding and disposition of any property of the Company; or any other matter relating to the business and affairs of the Company or required or permitted by applicable law, this Agreement or otherwise to be determined by the Manager.

          5.1.4    Term of Manager; Replacement Manager.    A Manager shall serve in such capacity until the earlier of (a) such Manager's resignation and designation of a successor Manager by written notification to the Company (which resignation and designation will be effective upon receipt by the Company of such notification unless a later time is specified in the notification) or (b) the Manager's inability to continue to serve in such capacity. The Manager or, if the Manager shall fail to appoint its replacement prior to the end of its term as Manager, its successor or representative, shall have the exclusive power to appoint a successor Manager.

        Section 5.2    Restrictions on the Powers of the Manager.    The Manager may not, without the approval of the Members, approve or authorize any amendment to this Agreement that would materially and adversely affect the contract rights of the Members hereunder. The issuance of additional Membership Interests in the Company, and the amendment of this Agreement to reflect the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to allocations and distributions, qualifications or terms or conditions of redemption of any such Membership Interest shall not be deemed to materially or adversely affect the contract rights of the Members (including to the extent that any such new Membership Interests may have rights as to distributions, allocations of profits or losses or upon liquidation that are senior to those of the such Members), and no such Member shall have any right to vote on or consent to any such issuance or amendment.

        Section 5.3    Compensation of Manager.    The Manager shall be entitled to compensation for its services to the Company and shall be entitled to reimbursement for all reasonable expenses incurred in connection with the Company business, including, without limitation, all legal and accounting expenses incurred on behalf of the Company or in connection with the discharge of its duties to the Company.

        Section 5.4    Duties and Obligations of Manager.    To the maximum extent permitted under the Act, the only duty that the Manager owes to the Company, any Member or any other Person (including any creditor of any Member or assignee of any interest in the Company), fiduciary or otherwise, are to perform its contractual obligations as expressly set forth in this Agreement consistently with the implied contractual covenant of good faith and fair dealing, in accordance with the duties of care and loyalty as set forth in this Section 5.4. The Manager, in its capacity as such, shall have no other duty, fiduciary or otherwise, to the Company, its Members or any other Person (including any creditor of any Member or any assignee of any Membership Interest in the Company).

          5.4.1    Duty of Care.    The Manager's duty of care to the Company and its Members is limited to refraining from engaging in grossly negligent or willful misconduct in the discharge of its contractual obligations as expressly set forth in this Agreement. None of the Manager or its agents or affiliates shall be expected to devote his, her or its full time to the performance of such duties.

          5.4.2    Duty of Loyalty.    The Manager's duty of loyalty to the Company and its Members is limited to refraining from appropriating the property or assets of the Company to the benefit of the Manager or any other Person and without benefit to the Company, and is further subject to the limitations set forth in Section 5.7. An action of the Manager does not violate the Manager's duty of loyalty solely because the Manager's conduct also furthers the Manager's own interests.

        5.5    Limitation on Liability.    To the fullest extent permitted by law, none of the Manager or its agents or affiliates, or any officer, employee or agent of the Company, shall be liable, responsible or accountable, in liabilities, damages or otherwise, to any Member, to the Company or any other Person (including any creditor of any Member or assignee of any Membership Interest in the Company), including damages arising in tort or for breach of contract or breach of fiduciary or other duties, by reason of any act or omission by such person on behalf of the Company, except for fraud, intentional harm or gross negligence on the part of such Manager.

        5.6    Powers and Duties of Members.    No Member is an agent of the Company solely by virtue of being a Member, and no Member has authority to act for the Company solely by virtue of being a Member. This Section 5.6 supersedes any authority granted to the Members pursuant to Section 4A-401 of the Act. Any Member who takes any action or binds the Company in violation of this Section 5.6 shall be solely responsible for any loss and expense incurred by the Company as a result of the unauthorized action and shall indemnify and hold the Company harmless with respect to the loss or expense. Except as specifically set forth herein, no Member is required to perform services for the Company solely by virtue of being a Member. No Member, in such Member's capacity as such and regardless of such Member's relative Percentage, shall have any duty, fiduciary or otherwise, to any other Member or Members or any other Person (including any creditor of any Member or any assignee of any Membership Interest in the Company).

        5.7    Corporate Opportunities.    The Manager, any Member and any agent or affiliate thereof may engage in or possess an interest in any other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Company, and neither the Company nor any Member shall have any rights by virtue of this Agreement or the relationship created hereby in or to any other ventures or activities engaged in by the Manager, any Member or any agent or affiliate thereof or to the income or proceeds derived therefrom, and the pursuit of such ventures or activities by the Manager, any Member or any agent or affiliate thereof shall not violate the duties of any such Person, even to the extent the same are competitive with the business activities of the Company. None of the Manager, any Member or any agent or affiliate thereof shall be obligated to present any particular investment or business opportunity to the Company even if such opportunity is of a character which, if presented to the Company, could be taken by the Company, and the Manager, any Member and any agent or affiliate thereof shall have the right to take for its own account (individually or as a partner, member or fiduciary) or to recommend to others any such particular opportunity. No action of the Manager, any Member or any of their agents or affiliates, with respect to any such other business venture, activity or opportunity shall constitute a breach of the duties, fiduciary or otherwise, of the Manager or any Member to the Company, any Member or any other Person.

        Section 5.8    Indemnification.

          5.8.1.    Indemnification Generally.    The Company shall indemnify any present or former Member or Manager, and any other Person who is or was serving at the request of the Company as a member, director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another Person, and their respective legal representatives (each, an "Indemnified Person"), against any and all claims and demands to the fullest extent permitted by law. The rights granted pursuant to this Section 5.8 shall be contract rights and shall vest immediately upon the appointment of any Person to the position giving rise to its, his or her right to indemnification hereunder, and no amendment, modification, or repeal of this Agreement or the Articles shall have the effect of limiting or denying any such rights with respect to actions taken or omitted or proceedings arising before any such amendment, modification or repeal, and indemnification under this Section 5.8 shall continue as to an Indemnified Person who has ceased to serve in the capacity which initially entitled such Indemnified Person to indemnity hereunder.

          5.8.2    Advance Payment.    In addition to the indemnification required by Section 5.8.1, the Company shall pay or reimburse each Indemnified Person any and all reasonable expenses incurred by an Indemnified Person without requiring a preliminary determination of such Indemnified Person's entitlement to indemnification under Section 5.8.1, within ten days of written demand therefor and upon delivery to the Company of a written affirmation by such Indemnified Person of the Indemnified Person's good faith belief that the Indemnified Person has met the standard of conduct necessary for indemnification under Section 5.8.1 and a written, unsecured undertaking, by or on behalf of such Indemnified Person, to repay all amounts so advanced if it shall ultimately be determined that such Indemnified Person is not entitled to indemnification therefor.

          5.8.3    Indemnification of Employees and Agents.    The Company shall indemnify and advance expenses to an officer, employee or agent of the Company to the same extent and subject to the same conditions under which it may indemnify and advance expenses to an Indemnified Person under Section 5.8.1 and Section 5.8.2.

          5.8.4    Nonexclusivity of Rights.    The right to indemnification and the advancement and payment of expenses conferred in this Section 5.8 shall not be exclusive of any other right which any Indemnified Person indemnified may have or hereafter acquire under any law (common or statutory), the Articles, this Agreement, any other agreement, vote of Members, action of the Manager or otherwise.

          5.8.5    Savings Clause.    If this Section 5.8 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless the Manager, each Member each other Indemnified Person to the full extent permitted by any portion of this Section 5.8 that shall not have been invalidated and to the fullest extent permitted by law.

 ARTICLE VI

Dissolution, Liquidation and Termination of the Company

        6.1    Events of Dissolution.    The Company shall be dissolved:

          6.1.1  upon the decision of the Manager to dissolve the Company;

          6.1.2  at the time specified by the unanimous consent of the Members, if any, holding Non-Economic Interests in the Company; or

          6.1.2  upon the judicial dissolution of the Company or as otherwise required by a nonwaiveable provision of the Act.

Notwithstanding anything in the Act to the contrary, if at any time or for any period of time the Company has no members, the Company shall not be dissolved and the Company shall continue in perpetuity until dissolved in accordance with this Article VI. If any court or arbitrator shall determine that the continuation of the Company in perpetuity, notwithstanding that the Company may have had no Members for a period of time, is unenforceable in accordance with its terms, it is the intention of the parties that such provision shall be deemed to be amended to provide that the Company shall not be dissolved if, within 90 days after such determination (or within such shorter time period as may be necessary to render such provision valid and enforceable), the Manager admits any Person as a Member, such admission to be effective as of the time the last remaining Member ceased to be a Member.

        6.2    Procedure for Winding Up and Dissolution.    If the Company is dissolved, the Manager shall wind up its affairs. On winding up of the Company, the assets of the Company shall be distributed, first, to creditors of the Company, including any Member if such Member is a creditor, in satisfaction of the liabilities of the Company, and then to the Members in proportion to their respective capital accounts.

        6.3    Filing of Articles of Cancellation.    If the Company is dissolved, the Manager shall promptly file articles of cancellation with SDAT.

ARTICLE VII

Transfers of Membership Interests

        7.1    Restriction on Transfers of Membership Interests.    Except as expressly set forth in this Article VII, no Member may transfer all or any portion of its Membership Interest, directly or indirectly, without the prior written consent of the Manager (which consent may be granted or withheld in the sole and absolute discretion of the Manager), to any Person. Any purported transfer of any Membership Interest or any portion thereof in contravention of this Article VII shall be null and void and of no force and effect. Except as expressly set forth in this Article VII, no transfer shall relieve the Member transferring its interest in the Company of any obligations and liabilities to the Company under this Agreement. Each Member hereby acknowledges the reasonableness of the prohibition contained in this Section 7.1 in view of the purposes of the Company.

        7.2    Admission of Transferee; No Membership Rights of Assignee.    Except as expressly set forth in Section 7.3, in the event of any transfer of an Economic Interest in the Company (whether or not such transfer complies with this Article VII), the transferee of the Member's interest (an "Assignee") shall not be admitted as a Member of the Company without: (i) the consent of the Manager to the admission of the Assignee as a Member of the Company (which consent may be granted or withheld in the sole and absolute discretion of the Manager); (ii) the Assignee's agreement to be bound by the provisions of this Agreement; and (iii) such other agreements, undertakings, opinions and other documents as the Manager may require. Upon the transfer of a Member's entire Economic Interest

(and, if such transferor is the sole remaining Member of the Company, the admission of an Assignee as a Member of the Company in accordance with this Section 7.2), the transferor will cease automatically to be a Member of the Company, or to have any rights, obligations, or liabilities with respect to the Company, with respect to the Membership Interest so assigned. Unless admitted as a Member, an Assignee is entitled to receive only the transferring Member's Economic Interest (the "Assigned Interest"), and shall not receive or be deemed to receive any other or further rights or interest in and to the Company or its assets. Specifically but without limitation, an Assignee shall not:

          7.2.1  become a Member of the Company or be entitled to exercise any of the Non-Economic Interest of the transferor except as expressly provided in Sections 7.2 or 7.3;

          7.2.2  have any right to be admitted as Member of the Company or any right to elect to become a Member of the Company; or

          7.2.3  have any of the rights, powers or obligations of a Member of the Company, except for those rights expressly included in the Assigned Interest.

        7.3    Permitted Transfers.    A Member may, without the consent of the Manager, transfer all or any portion of its interest to any entity, the equity interests in which are, directly or indirectly, owned entirely by the Member (a "Permitted Transferee") or to any other Member. Upon any transfer of an interest in the Company in accordance with this Section 7.3 and, in the case of a transfer to a Permitted Transferee, the Manager's receipt of the Permitted Transferee's written agreement to be bound by this Agreement, the Permitted Transferee will be admitted automatically as a Member with respect to the Membership Interest in the Company so assigned without any further consent, approval, or other act of the Manager or any other Person, the transferee will succeed, automatically, to all of the transferor's rights, powers, and obligations as Member under this Agreement and the transferor will cease automatically to be a Member of the Company, or to have any rights, obligations, or liabilities with respect to the Company, with respect to the Membership Interest so assigned.

        7.4    Voluntary Withdrawal.    Except as provided in Section 7.2 or 7.3 in connection with a transfer of its entire Economic Interest, no Member may voluntarily withdraw from the Company.

        7.5    Involuntary Withdrawal.    Upon the occurrence with respect to a Member of any Involuntary Withdrawal, such Person shall cease automatically to be a Member of the Company and such Person (or its successor in interest) shall have only the rights of an Assignee with respect to such former Member's Economic Interest. If all of the Members have ceased to be Members of the Company, the Manager may, in its sole and exclusive discretion, admit or readmit any Person as a Member of the Company.

ARTICLE VIII

Books, Records, Accounting, and Tax Elections

        8.1    Bank Accounts.    All funds of the Company shall be deposited in a bank account or accounts maintained in the Company's name. The Manager shall determine the institution or institutions at which the accounts will be opened and maintained, the types of accounts, and the Persons who will have authority with respect to the accounts and the funds therein.

        8.2    Books and Records.    The Manager shall keep or cause to be kept records of the Company, including information regarding the state of the business and financial condition of the Company, a copy of the articles of organization and operating agreement and all amendments to the articles and operating agreement, and a current record of the name and last known business, residence, or mailing address of the Members. A Member (including a Member holding only a Non-Economic Interest) may, upon prior reasonable notice to the Manager, at the Member's own expense and at a time mutually convenient to such Member and the Manager, have access to the books and records of the Company for examination thereof at the Company's principal office for any proper purpose reasonably related to the Member's Membership Interest. No person who is not admitted as a Member of the Company shall have any right to inspect or copy the books and records of the Company.

        8.3    Annual Accounting Period.    The annual accounting period of the Company shall be a calendar year or such other period determined by the Manager.

        8.4    Title to Company Property.

          8.4.1  Except as provided in Section 8.4.2 hereof, all real and personal property acquired by the Company shall be acquired and held by the Company in its name.

          8.4.2  The Manager may direct that legal title to all or any portion of the Company's property be acquired or held in a name other than the Company's name. Without limiting the foregoing, the Manager may cause title to be acquired and held in its name or in the names of trustees or nominees for the Company. It is expressly understood and agreed that the manner of holding title to the Company's property (or any part thereof) is solely for the convenience of the Company, and all of that property shall be treated as Company property.

        8.5    Tax Status.    The Company, from the time of its formation, intends to be a disregarded entity for United States federal income tax purposes.

ARTICLE VIII

General Provisions

        9.1    Assurances.    The Members shall execute all such certificates and other documents and shall do all such filing, recording, publishing and other acts as the Manager deems appropriate to comply with the requirements of law for the formation and operation of the Company and to comply with any laws, rules, and regulations relating to the acquisition, operation, or holding of the property of the Company.

        9.2    Notifications.    Any notice, demand, consent, election, offer, approval, request, or other communication (collectively a "notice") required or permitted under this Agreement must be in writing and (i) delivered personally; (ii) sent by certified or registered mail, postage prepaid, return receipt requested; (iii) transmitted by facsimile; or (iv) sent by overnight delivery. Any notice to be given hereunder by the Company shall be given by the Manager. A notice must be addressed to a Member at the Member's last known address on the records of the Company. A notice to the Company must be addressed to the Company's principal office. A notice delivered personally will be deemed given only when acknowledged in writing by the Person to whom it is delivered. A notice that is sent by mail will be deemed given three (3) business days after it is mailed. Any party may designate, by notice to all of the others, substitute addresses or addressees for notices; thereafter, notices are to be directed to those substitute addresses or addressees.

        9.3    Complete Agreement.    This Agreement constitutes the complete and exclusive statement of this Agreement. It supersedes all prior written and oral statements, including any prior representation, statement, condition, or warranty. Except as expressly provided otherwise herein, this Agreement may be amended by the Manager without the approval or consent of any Member.

        9.4    Applicable Law.    All questions concerning the construction, validity, and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Maryland, without regard to principles of conflict of laws.

        9.5    Section Titles.    The headings herein are inserted as a matter of convenience only, and do not define, limit, or describe the scope of this Agreement or the intent of the provisions hereof.

        9.6    Binding Provisions.    This Agreement is binding upon, and inures to the benefit of, the parties hereto and their respective heirs, executors, administrators, personal and legal representatives, successors, and permitted assigns.

        9.7    Jurisdiction and Venue.    Any suit involving any dispute or matter arising under this Agreement may only be brought in the United States District Court for the District of Maryland or any Maryland State court having jurisdiction over the subject matter of the dispute or matter. Each Member hereby consents to the exercise of personal jurisdiction by any such court with respect to any such proceeding.

        9.8    Terms.    Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the Person or Persons may in the context require.

        9.9    Separability of Provisions.    Each provision of this Agreement shall be considered separable; if, for any reason, any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement that are valid.

[Remainder of page left intentionally blank]

        IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

MEMBER:
CSP OPERATING PARTNERSHIP, LP a Delaware limited partnership
By:	CHAMBERS STREET PROPERTIES a Maryland real estate investment trust, its general partner
By:	Name: Title:
MANAGER:
CHAMBERS STREET PROPERTIES a Maryland real estate investment trust
By:	Name: Title:

SCHEDULE A

Manager, Members, Percentages

Name and Address of Member	Percentage
CSP Operating Partnership, LP	100%
47 Hulfish Street, Suite 210
Princeton, New Jersey 08542
Total:	100%

Name and Address of Manager
Chambers Street Properties
47 Hulfish Street, Suite 210
Princeton, New Jersey 08542

Exhibit C

Exhibit C

FORM OF

CHAMBERS STREET PROPERTIES

ARTICLES SUPPLEMENTARY

3,500,000

7.125% SERIES A CUMULATIVE REDEEMABLE PREFERRED SHARES

[                        ], 2015

        Chambers Street Properties, a Maryland real estate investment trust (the "Trust"), hereby certifies to the State Department of Assessments and Taxation of Maryland (the "Department") that:

        FIRST:    Pursuant to the authority expressly vested in the Board of Trustees of the Trust (the "Board of Trustees") by Article VI of the Trust's declaration of trust (the "Declaration") and Section 8-203 of the Maryland REIT Law, the Board of Trustees duly adopted resolutions on [            ], 2015, (i) classifying and designating 3,500,000 authorized but unissued preferred shares of beneficial interest of the Trust, par value $0.01 per share ("Preferred Shares"), as a separate series of Preferred Shares, to be known as the "7.125% Series A Cumulative Redeemable Preferred Shares," and (ii) setting the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, transfers, qualifications, terms and conditions of redemption and other terms and conditions of such 7.125% Series A Cumulative Redeemable Preferred Shares.

        SECOND:    The designation, number of shares, preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, terms and conditions of redemption and other terms and conditions of the separate series of Preferred Shares of the Trust designated as the 7.125% Series A Cumulative Redeemable Preferred Shares are as follows, which upon any restatement of the Declaration shall be made a part of or incorporated by reference into the Declaration with any necessary or appropriate changes to the enumeration or lettering of Sections or subsections thereof:

7.125% Series A Cumulative Redeemable Preferred Shares

        Section 1.    Designation and Number.    A series of Preferred Shares, designated the "7.125% Series A Cumulative Redeemable Preferred Shares" (the "Series A Preferred Shares"), is hereby established. The par value of the Series A Preferred Shares is $0.01 per share. The number of Series A Preferred Shares shall be 3,500,000.

        Section 2.    Rank.    The Series A Preferred Shares will, with respect to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Trust, rank: (a) senior to all classes or series of the Trust's common shares of beneficial interest, par value $0.01 per share (the "Common Shares"), and all classes or series of beneficial interest of the Trust now or hereafter authorized, issued or outstanding expressly designated as ranking junior to the Series A Preferred Shares as to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Trust; (b) on parity with all classes or series of beneficial interest of the Trust now or hereafter authorized, issued, or outstanding expressly designated as ranking on parity with the Series A Preferred Shares as to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Trust; and (c) junior to any class or series of beneficial interest of the Trust expressly designated as ranking senior to the Series A Preferred Shares as to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Trust. The term "beneficial interest" does not include convertible or exchangeable debt securities, which will rank senior to the Series A Preferred Shares prior to conversion or exchange. The Series A Preferred Shares will also rank junior in right of payment to the Trust's other existing and future debt obligations.

        Section 3.    Dividends.

          (a)   Subject to the preferential rights of the holders of any class or series of beneficial interest of the Trust ranking senior to the Series A Preferred Shares as to dividends, holders of Series A Preferred Shares shall be entitled to receive, when, as and if authorized by the Board of Trustees and declared by the Trust, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 7.125% per annum of the $25.00 liquidation preference per Series A Preferred Share (equivalent to a fixed annual amount of $1.78125 per Series A Preferred Share). Such dividends shall accrue and be cumulative from and including [            ] (the "Original Issue Date") and shall be payable quarterly in arrears on each Dividend Payment Date (as defined below), commencing [            ]; provided, however, that if any Dividend Payment Date is not a Business Day (as defined below), then the dividend which would otherwise have been payable on such Dividend Payment Date may be paid on the next succeeding Business Day, except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if paid on such Dividend Payment Date, and no interest or additional dividends or other sums shall accrue on the amount so payable from such Dividend Payment Date to such next succeeding Business Day. The amount of any dividend payable on the Series A Preferred Shares for any Dividend Period (as defined below) shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the shareholder records of the Trust at the close of business on the applicable Dividend Record Date (as defined below). Notwithstanding any provision to the contrary contained herein, each outstanding Series A Preferred Share shall be entitled to receive a dividend with respect to any Dividend Record Date equal to the dividend paid with respect to each other Series A Preferred Share that is outstanding on such date. "Dividend Record Date" shall mean the date designated by the Board of Trustees for the payment of dividends that is not more than 35 or fewer than 10 days prior to the applicable Dividend Payment Date. "Dividend Payment Date" shall mean the last calendar day of each March, June, September and December, commencing on [            ]. "Dividend Period" shall mean the respective periods commencing on and including the first day of January, April, July and October of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period (other than the initial Dividend Period, which shall commence on the Original Issue Date and end on and include [            ], and other than the Dividend Period during which any Series A Preferred Shares shall be redeemed, converted or otherwise reacquired pursuant to Section 5 or Section 6, which shall end on and include the day preceding the redemption date, conversion date or reacquisition date with respect to the Series A Preferred Shares being redeemed, converted or otherwise reacquired).

          The term "Business Day" shall mean each day, other than a Saturday or a Sunday, which is not a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.

          (b)   Notwithstanding anything contained herein to the contrary, dividends on the Series A Preferred Shares shall accrue whether or not the Trust has earnings, whether or not there are funds legally available for the payment of such dividends, and whether or not such dividends are authorized or declared.

          (c)   Except as provided in Section 3(d) below, no dividends shall be declared and paid or declared and set apart for payment, and no other distribution of cash or other property may be declared and made, directly or indirectly, on or with respect to, any Common Shares or shares of any other class or series of beneficial interest of the Trust ranking, as to dividends, on parity with or junior to the Series A Preferred Shares (other than a dividend paid in Common Shares or in shares of any other class or series of beneficial interest ranking junior to the Series A Preferred Shares as to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Trust or in options, warrants or rights to subscribe for or purchase any such shares of beneficial interest) for any period, nor shall any Common Shares or any other shares of any other class or series of beneficial interest of the Trust ranking, as to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Trust, on parity with or junior to the Series A Preferred Shares be redeemed, purchased or otherwise acquired for any consideration, nor shall any funds be paid or made available for a sinking fund for the redemption of such shares (except by conversion into or exchange for other shares of any class or series of beneficial interest of the Trust ranking junior to the Series A Preferred Shares as to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Trust, and except for the acquisition of shares made pursuant to the provisions of Article VII of the Declaration, and the purchase or acquisition of shares of any other class or series of beneficial interest of the Trust ranking on parity with the Series A Preferred Shares as to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Trust pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series A Preferred Shares), unless full cumulative dividends on the Series A Preferred Shares for all past Dividend Periods that have ended shall have been or contemporaneously are (i) declared and paid in cash or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for such payment.

          (d)   When dividends are not paid in full (and a sum sufficient for such full payment is not so set apart) on the Series A Preferred Shares and the shares of any other class or series of beneficial interest ranking, as to dividends, on parity with the Series A Preferred Shares, all dividends declared upon the Series A Preferred Shares and each such other class or series of beneficial interest ranking, as to dividends, on parity with the Series A Preferred Shares shall be declared pro rata so that the amount of dividends declared and paid per Series A Preferred Share and such other class or series of beneficial interest shall in all cases bear to each other the same ratio that accrued dividends per Series A Preferred Share and such other class or series of beneficial interest (which shall not include any accrual in respect of unpaid dividends on such other class or series of beneficial interest for prior dividend periods if such other class or series of beneficial interest does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Shares which may be in arrears.

          (e)   Holders of Series A Preferred Shares shall not be entitled to any dividend, whether payable in cash, property or shares of beneficial interest, in excess of full cumulative dividends on the Series A Preferred Shares as provided herein. Any dividend payment made on the Series A Preferred Shares shall first be credited against the earliest accrued but unpaid dividends due with respect to such Series A Preferred Shares which remain payable. Accrued but unpaid distributions on the Series A Preferred Shares will accumulate as of the Dividend Payment Date on which they first become payable.

        Section 4.    Liquidation Preference.

          (a)   Upon any voluntary or involuntary liquidation, dissolution or winding up of the Trust, before any distribution or payment shall be made to holders of Common Shares or any other class or series of beneficial interest of the Trust ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding up of the Trust, junior to the Series A Preferred Shares, the holders of Series A Preferred Shares shall be entitled to be paid out of the assets of the Trust legally available for distribution to its shareholders, after payment of or provision for the debts and other liabilities of the Trust, a liquidation preference of $25.00 per Series A Preferred Share, plus an amount per Series A Preferred Share equal to all accrued and unpaid dividends (whether or not authorized or declared) to but excluding the date of payment. In the event that, upon such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Trust are insufficient to pay the full amount of the liquidating distributions on all outstanding Series A Preferred Shares and the corresponding amounts payable on all shares of other classes or series of beneficial interest of the Trust ranking, as to rights upon liquidation, dissolution or winding up of the Trust, on parity with the Series A Preferred Shares in the distribution of assets, then the holders of Series A Preferred Shares and each such other class or series of shares of beneficial interest ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding up of the Trust, on parity with the Series A Preferred Shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. Written notice of any such voluntary or involuntary liquidation, dissolution or winding up of the Trust, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not fewer than 30 or more than 60 days prior to the payment date stated therein, to each record holder of Series A Preferred Shares at the respective addresses of such holders as the same shall appear on the share transfer records of the Trust. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred Shares will have no right or claim to any of the remaining assets of the Trust. The consolidation or merger of the Trust with or into any other corporation, trust or entity, or the voluntary sale, lease, transfer or conveyance of all or substantially all of the property or business of the Trust, shall not be deemed to constitute a liquidation, dissolution or winding up of the Trust.

          (b)   In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of beneficial interest of the Trust or otherwise, is permitted under the Maryland law, amounts that would be needed, if the Trust were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of Series A Preferred Shares shall not be added to the Trust's total liabilities.

        Section 5.    Redemption.

          (a)   Series A Preferred Shares shall not be redeemable prior to August 15, 2019, except as set forth in Section 6 or to preserve the status of the Trust as a REIT (as defined in Article III of the Declaration) for United States federal income tax purposes. In addition, the Series A Preferred Shares shall be subject to the provisions of Article VII of the Declaration.

          (b)   On and after August 15, 2019, the Trust, at its option upon not fewer than 30 or more than 60 days' written notice, may redeem the Series A Preferred Shares, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per Series A Preferred Share, plus all accrued and unpaid dividends (whether or not authorized or declared) thereon up to, but not including, the date fixed for redemption, without interest, to the extent the Trust has funds legally available therefor (the "Redemption Right"). If fewer than all of the outstanding Series A Preferred Shares are to be redeemed, the Series A Preferred Shares to be redeemed shall be redeemed pro rata (as nearly as may be practicable without creating fractional Series A Preferred Shares) by lot or by any other equitable method determined by the Trust that will not result in a violation of the Preferred Share Ownership Limit (as defined in Article VII of the Declaration). If redemption is to be by lot and, as a result, any holder of Series A Preferred Shares would have actual ownership, Beneficial Ownership or Constructive Ownership (each as defined in Article VII of the Declaration) in excess of the Preferred Share Ownership Limit (as defined in Article VII of the Declaration), or such other limit as permitted by the Board of Trustees pursuant to Article VII of the Declaration, because such holder's Series A Preferred Shares were not redeemed, or were only redeemed in part, then, except as otherwise provided in the Declaration, the Trust shall redeem the requisite number of Series A Preferred Shares of such holder such that no holder will hold an amount of Series A Preferred Shares in excess of the Preferred Share Ownership Limit, subsequent to such redemption. Holders of Series A Preferred Shares to be redeemed shall surrender such Series A Preferred Shares at the place, or in accordance with the book entry procedures, designated in such notice and shall be entitled to the redemption price of $25.00 per Series A Preferred Share and all accrued and unpaid dividends payable upon such redemption following such surrender. If (i) notice of redemption of any Series A Preferred Shares has been given (in the case of a redemption of the Series A Preferred Shares other than to preserve the status of the Trust as a REIT), (ii) the funds necessary for such redemption have been set apart by the Trust in trust for the benefit of the holders of any Series A Preferred Shares so called for redemption, and (iii) irrevocable instructions have been given to pay the redemption price and all accrued and unpaid dividends, then from and after the redemption date, dividends shall cease to accrue on such Series A Preferred Shares, such Series A Preferred Shares shall no longer be deemed outstanding, and all rights of the holders of such Series A Preferred Shares shall terminate, except the right to receive the redemption price plus any accrued and unpaid dividends payable upon such redemption, without interest. So long as full cumulative dividends on the Series A Preferred Shares for all past Dividend Periods that have ended shall have been or contemporaneously are (i) declared and paid in cash, or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for payment, nothing herein shall prevent or restrict the Trust's right or ability to purchase, from time to time, either at a public or a private sale, all or any part of the Series A Preferred Shares at such price or prices as the Trust may determine, subject to the provisions of applicable law, including the repurchase of Series A Preferred Shares in open-market transactions duly authorized by the Board of Trustees.

          (c)   In the event of any redemption of the Series A Preferred Shares in order to preserve the status of the Trust as a REIT for United States federal income tax purposes, such redemption shall be made in accordance with the terms and conditions set forth in this Section 5. If the Trust calls for redemption any Series A Preferred Shares pursuant to and in accordance with this Section 5(c), then the redemption price for such Series A Preferred Shares will be an amount in cash equal to $25.00 per Series A Preferred Share together with all accrued and unpaid dividends to, but not including, the dated fixed for redemption.

          (d)   Unless full cumulative dividends on the Series A Preferred Shares for all past Dividend Periods that have ended shall have been or contemporaneously are (i) declared and paid in cash, or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for payment, no Series A Preferred Shares shall be redeemed pursuant to the Redemption Right or Special Optional Redemption Right (defined below) unless all outstanding Series A Preferred Shares are simultaneously redeemed, and the Trust shall not purchase or otherwise acquire directly or indirectly any Series A Preferred Shares or any class or series of beneficial interest of the Trust ranking, as to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Trust, on parity with or junior to the Series A Preferred Shares (except by conversion into or exchange for shares of beneficial interest of the Trust ranking, as to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Trust, junior to the Series A Preferred Shares); provided, however, that the foregoing shall not prevent the purchase of Series A Preferred Shares, or any other class or series of beneficial interest of the Trust ranking, as to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Trust, on parity with or junior to the Series A Preferred Shares, by the Trust in accordance with the terms of Sections 5(c) and 9 hereof or otherwise, in order to ensure that the Trust remains qualified as a REIT for United States federal income tax purposes, or the purchase or acquisition of Series A Preferred Shares or shares of any other class or series of beneficial interest of the Trust ranking on parity with the Series A Preferred Shares as to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Trust pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series A Preferred Shares.

          (e)   Notice of redemption pursuant to the Redemption Right will be mailed by the Trust, postage prepaid, not fewer than 30 or more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series A Preferred Shares to be redeemed at their respective addresses as they appear on the transfer records of the Trust. No failure to give or defect in such notice shall affect the validity of the proceedings for the redemption of any Series A Preferred Shares except as to the holder to whom such notice was defective or not given. In addition to any information required by law or by the applicable rules of any exchange upon which the Series A Preferred Shares may be listed or admitted to trading, each such notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the number of Series A Preferred Shares to be redeemed; (iv) the place or places where the certificates, if any, evidencing Series A Preferred Shares are to be surrendered for payment of the redemption price; (v) procedures for surrendering noncertificated Series A Preferred Shares for payment of the redemption price; (vi) that dividends on the Series A Preferred Shares to be redeemed will cease to accrue on such redemption date; and (vii) that payment of the redemption price and any accrued and unpaid dividends will be made upon presentation and surrender of such Series A Preferred Shares. If fewer than all of the Series A Preferred Shares held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of Series A Preferred Shares held by such holder to be redeemed or the method for determining such number. Notwithstanding anything else to the contrary herein, the Trust shall not be required to provide notice to the holder of Series A Preferred Shares in the event such holder's Series A Preferred Shares are redeemed in accordance with Section 5(c) hereof and Article VII of the Declaration to preserve the Trust's status as a REIT.

          (f)    If a redemption date falls after a Dividend Record Date and on or prior to the corresponding Dividend Payment Date, each holder of Series A Preferred Shares at the close of business of such Dividend Record Date shall be entitled to the dividend payable on such Series A Preferred Shares on the corresponding Dividend Payment Date notwithstanding the redemption of such Series A Preferred Shares on or prior to such Dividend Payment Date, and each holder of Series A Preferred Shares that surrenders its Series A Preferred Shares on such redemption date will be entitled to the dividends accruing after the end of the Dividend Period to which such Dividend Payment Date relates up to, but not including, the redemption date. Except as provided herein, the Trust shall make no payment or allowance for unpaid dividends, whether or not in arrears, on Series A Preferred Shares for which a notice of redemption has been given.

          (g)   All Series A Preferred Shares redeemed or repurchased pursuant to this Section 5, or otherwise acquired in any other manner by the Trust, shall be retired and shall be restored to the status of authorized but unissued Preferred Shares, without designation as to series or class.

          (h)   The Series A Preferred Shares shall have no stated maturity and shall not be subject to any sinking fund or mandatory redemption; provided, however, that the Series A Preferred Shares owned by a shareholder in excess of the Preferred Share Ownership Limit shall be subject to the provisions of this Section 5 and Article VII of the Declaration.

        Section 6.    Special Optional Redemption by the Trust.

          (a)   Upon the occurrence of a Change of Control (as defined below), the Trust will have the option upon written notice mailed by the Trust, postage pre-paid, no fewer than 30 nor more than 60 days prior to the redemption date and addressed to the holders of record of Series A Preferred Shares to be redeemed at their respective addresses as they appear on the share transfer records of the Trust, to redeem Series A Preferred Shares, in whole or in part within 120 days after the first date on which such Change of Control occurred, for cash at $25.00 per Series A Preferred Share plus accrued and unpaid dividends, if any, to, but not including, the redemption date ("Special Optional Redemption Right"). No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series A Preferred Shares except as to the holder to whom notice was defective or not given. If, prior to the Change of Control Conversion Date (as defined below), the Trust has provided or provides notice of redemption with respect to the Series A Preferred Shares (whether pursuant to the Redemption Right or the Special Optional Redemption Right), the holders of Series A Preferred Shares will not have the conversion right described below in Section 8.

          A "Change of Control" is when, after the Original Issue Date, the following have occurred and are continuing:

            (i)    the acquisition by any person, including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of beneficial interest of the Trust entitling that person to exercise more than 50% of the total voting power of all shares of beneficial interest of the Trust entitled to vote generally in the election of the Trust's trustees (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

            (ii)   following the closing of any transaction referred to in (i) above, neither the Trust nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the New York Stock Exchange (the "NYSE"), the NYSE MKT LLC ("NYSE MKT"), or the NASDAQ Stock Market ("NASDAQ"), or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE MKT or NASDAQ.

          (b)   In addition to any information required by law or by the applicable rules of any exchange upon which the Series A Preferred Shares may be listed or admitted to trading, such notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the number of Series A Preferred Shares to be redeemed; (iv) the place or places where the certificates, if any, evidencing Series A Preferred Shares are to be surrendered for payment of the redemption price; (v) procedures for surrendering noncertificated Series A Preferred Shares for payment of the redemption price; (vi) that dividends on the Series A Preferred Shares to be redeemed will cease to accrue on the redemption date; (vii) that payment of the redemption price and any accrued and unpaid dividends will be made upon presentation and surrender of such Series A Preferred Shares; (viii) that the Series A Preferred Shares are being redeemed pursuant to the Special Optional Redemption Right in connection with the occurrence of a Change of Control and a brief description of the transaction or transactions constituting such Change of Control; and (ix) that holders of the Series A Preferred Shares to which the notice relates will not be able to tender such Series A Preferred Shares for conversion in connection with the Change of Control and each Series A Preferred Share tendered for conversion that is selected, prior to the Change of Control Conversion Date, for redemption will be redeemed on the related redemption date instead of converted on the Change of Control Conversion Date. If fewer than all of the Series A Preferred Shares held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of Series A Preferred Shares held by such holder to be redeemed or the method for determining such number.

          If fewer than all of the outstanding Series A Preferred Shares are to be redeemed pursuant to the Special Optional Redemption Right, the Series A Preferred Shares to be redeemed shall be selected pro rata (as nearly as practicable without creating fractional Series A Preferred Shares) by lot or in such other equitable method determined by the Trust that will not result in a violation of the Ownership Limit). If such redemption pursuant to the Special Optional Redemption Right is to be by lot and, as a result, any holder of Series A Preferred Shares would have actual ownership, Beneficial Ownership or Constructive Ownership in excess of the Ownership Limit, or such limit as permitted by the Board of Trustees pursuant to Article VII of the Declaration, because such holder's Series A Preferred Shares were not redeemed, or were only redeemed in part then, except as otherwise provided in the Declaration, the Trust shall redeem the requisite number of Series A Preferred Shares of such holder such that no holder will hold an amount of Series A Preferred Shares in excess of the Ownership Limit, subsequent to such redemption.

          (c)   If the Trust has given a notice of redemption pursuant to the Special Optional Redemption Right and has set apart sufficient funds for the redemption in trust for the benefit of the holders of the Series A Preferred Shares called for redemption, then from and after the redemption date, those Series A Preferred Shares will be treated as no longer being outstanding, no further dividends will accrue and all other rights of the holders of those Series A Preferred Shares will terminate. The holders of those Series A Preferred Shares will retain their right to receive the redemption price for their Series A Preferred Shares and all accrued and unpaid dividends to, but not including, the redemption date, without interest. So long as full cumulative dividends on the Series A Preferred Shares for all past dividend periods shall have been or contemporaneously are (i) declared and paid in cash, or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for payment, nothing herein shall prevent or restrict the Trust's right or ability to purchase, from time to time, either at a public or a private sale, all or any part of the Series A Preferred Shares at such price or prices as the Trust may determine, subject to the provisions of applicable law, including the repurchase of Series A Preferred Shares in open-market transactions duly authorized by the Board of Trustees.

          (d)   The holders of Series A Preferred Shares at the close of business on a Dividend Record Date will be entitled to receive the dividend payable with respect to the Series A Preferred Shares on the corresponding Dividend Payment Date notwithstanding the redemption of the Series A Preferred Shares pursuant to the Special Optional Redemption Right between such Dividend Record Date and the corresponding Dividend Payment Date or the Trust's default in the payment of the dividend due. Except as provided herein, the Trust shall make no payment or allowance for unpaid dividends, whether or not in arrears, on Series A Preferred Shares for which a notice of redemption pursuant to the Special Optional Redemption Right has been given.

          (e)   All Series A Preferred Shares redeemed or repurchased pursuant to this Section 6, or otherwise acquired in any other manner by the Trust, shall be retired and shall be restored to the status of authorized but unissued Preferred Shares, without designation as to series or class.

        Section 7.    Voting Rights.

          (a)   Holders of the Series A Preferred Shares shall not have any voting rights, except as set forth in this Section 7.

          (b)   Whenever dividends on any Series A Preferred Shares shall be in arrears for six or more consecutive or non-consecutive quarterly periods (a "Preferred Dividend Default"), the number of trustees then constituting the Board of Trustees shall be automatically increased by two and the holders of such Series A Preferred Shares (voting separately as a class together with all other classes or series of beneficial interest of the Trust ranking on parity with the Series A Preferred Shares with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Trust and upon which like voting rights have been conferred and are exercisable ("Parity Preferred")) shall be entitled to vote for the election of a total of two additional trustees of the Trust (the "Preferred Trustees"), until all dividends accumulated on such Series A Preferred Shares and Parity Preferred for the past Dividend Periods that have ended shall have been fully paid or declared and a sum sufficient for the payment thereof is set apart for payment.

          (c)   The Preferred Trustees will be elected by a plurality of the votes cast in the election and each Preferred Trustee will serve until the next annual meeting of shareholders and until his or her successor is duly elected and qualifies or until such Preferred Trustee's right to hold the office terminates, whichever occurs earlier, subject to such Preferred Trustee's earlier death, disqualification, resignation or removal. The election will take place at (i) either (A) a special meeting called in accordance with Section 7(d) below if the request is received more than 90 days before the date fixed for the Trust's next annual or special meeting of shareholders or (B) the next annual or special meeting of shareholders if the request is received within 90 days of the date fixed for the Trust's next annual or special meeting of shareholders, and (ii) at each subsequent annual meeting of shareholders, or special meeting held in place thereof, until all such accrued dividends on the Series A Preferred Shares and each such class or series of outstanding Parity Preferred have been paid in full. A dividend in respect of Series A Preferred Shares shall be considered timely made if made within two Business Days after the applicable Dividend Payment Date if at the time of such late payment date there shall not be any prior Dividend Periods in respect of which full dividends were not timely made at the applicable Dividend Payment Date.

          (d)   At any time when such voting rights shall have vested, a proper officer of the Trust shall call or cause to be called, upon written request of holders of record of at least 20% of the outstanding Series A Preferred Shares and Parity Preferred, a special meeting of the holders of Series A Preferred Shares and each class or series of Parity Preferred by mailing or causing to be mailed to such holders a notice of such special meeting to be held not fewer than ten or more than 45 days after the date such notice is given. The record date for determining holders of the Series A Preferred Shares and Parity Preferred entitled to notice of and to vote at such special meeting will be the close of business on the third Business Day preceding the day on which such notice is mailed. At any such annual or special meeting, all of the holders of the Series A Preferred Shares and Parity Preferred, by plurality vote, voting together as a single class without regard to class or series will be entitled to elect two trustees on the basis of one vote per $25.00 of liquidation preference to which such Series A Preferred Shares and Parity Preferred are entitled by their terms (excluding amounts in respect of accumulated and unpaid dividends) and not cumulatively. The holder or holders of one-third of the Series A Preferred Shares and Parity Preferred voting as a single class then outstanding, present in person or by proxy, will constitute a quorum for the election of the Preferred Trustees except as otherwise provided by law. Notice of all meetings at which holders of the Series A Preferred Shares and the Parity Preferred shall be entitled to vote will be given to such holders at their addresses as they appear in the transfer records. At any such meeting or adjournment thereof in the absence of a quorum, subject to the provisions of any applicable law, a majority of the holders of the Series A Preferred Shares and Parity Preferred voting as a single class present in person or by proxy shall have the power to adjourn the meeting for the election of the Preferred Trustees, without notice other than an announcement at the meeting, until a quorum is present. If a Preferred Dividend Default shall terminate after the notice of a special meeting has been given but before such special meeting has been held, the Trust shall, as soon as practicable after such termination, mail or cause to be mailed notice of such termination to holders of the Series A Preferred Shares and the Parity Preferred that would have been entitled to vote at such special meeting.

          (e)   If and when all accrued dividends on such Series A Preferred Shares and all classes or series of Parity Preferred for the past dividend periods shall have been fully paid or declared and a sum sufficient for the payment thereof is set apart for payment, the right of the holders of Series A Preferred Shares and the Parity Preferred to elect such additional two trustees shall immediately cease (subject to revesting in the event of each and every Preferred Dividend Default), and the term of office of each Preferred Trustees so elected shall terminate and the number of trustees shall be automatically reduced accordingly. Any Preferred Trustee may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding Series A Preferred Shares and the Parity Preferred entitled to vote thereon when they have the voting rights set forth in Section 7(b) (voting together as a single class). So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Trustee may be filled by written consent of the Preferred Trustee remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding Series A Preferred Shares when they have the voting rights described above (voting as a single class with all other classes or series of Parity Preferred). Each of the Preferred Trustees shall be entitled to one vote on any matter.

          (f)    So long as any Series A Preferred Shares remain outstanding, in addition to any other vote or consent of shareholders required by law or the Declaration, the affirmative vote or consent of the holders of two-thirds of the outstanding shares of beneficial interest, including Series A Preferred Shares and of each other class or series of Parity Preferred, given in person or by proxy, either in writing or at a meeting (voting together as a single class) will be required to authorize, create or issue, or increase the number of authorized or issued shares of, any class or series of beneficial interest ranking senior to the Series A Preferred Shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Trust or reclassify any authorized shares of beneficial interest of the Trust into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares of beneficial interest. In addition, so long as any Series A Preferred Shares remain outstanding, the affirmative vote or consent of the holders of two-thirds of the Series A Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting, will be required to amend, alter or repeal the provisions of the Declaration, including the terms of the Series A Preferred Shares, whether by merger, consolidation, transfer or conveyance of all or substantially all of its assets or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Shares; provided, however, with respect to the occurrence of any of the Events set forth above, so long as the Series A Preferred Shares remains outstanding with the terms thereof materially unchanged, taking into account that, upon the occurrence of an Event, the Trust may not be the surviving entity, the occurrence of such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of Series A Preferred Shares, and in such case such holders shall not have any voting rights with respect to the occurrence of any of the Events set forth above; provided, further, that such vote or consent will not be required with respect to any such amendment, alteration or repeal that equally affects the terms of the Series A Preferred Shares and one or more other classes or series of Parity Preferred, if such amendment, alteration or repeal is approved by the affirmative vote or consent of the holders of two-thirds of the Series A Preferred Shares outstanding at the time and such other class or series of Parity Preferred, given in person or by proxy, either in writing or at a meeting (voting together as a single class). In addition, if the holders of the Series A Preferred Shares receive the greater of the full trading price of the Series A Preferred Shares on the date of an Event set forth above or the $25.00 liquidation preference per Series A Preferred Share pursuant to the occurrence of any of the Events set forth above, then such holders shall not have any voting rights with respect to the Events set forth above.

          So long as any Series A Preferred Shares remain outstanding, the holders of Series A Preferred Shares also will have the exclusive right to vote on any amendment, alteration or repeal of the provisions of the Declaration, including the terms of the Series A Preferred Shares on which holders of Series A Preferred Shares are otherwise entitled to vote, pursuant to the second sentence of the first paragraph of this Section 7(f) that would alter only the contract rights, as expressly set forth in the Declaration, of the Series A Preferred Shares, and the holders of any other classes or series of beneficial interest of the Trust will not be entitled to vote on such an amendment, alteration or repeal. With respect to any amendment, alteration or repeal of the provisions of the Declaration, including the terms of the Series A Preferred Shares, that equally affects the terms of the Series A Preferred Shares and one or more other classes or series of Parity Preferred, so long as any Series A Preferred Shares remain outstanding, the holders of Series A Preferred Shares and of each other class or series of Parity Preferred (voting together as a single class), also will have the exclusive right to vote on any amendment, alteration or repeal of the provisions of the Declaration, including the terms of the Series A Preferred Shares on which holders of Series A Preferred Shares are otherwise entitled to vote, pursuant to the second sentence of the first paragraph of this Section 7(f) that would alter only the contract rights, as expressly set forth in the Declaration, of the Series A Preferred Shares and such other classes or series of Parity Preferred, and the holders of any other classes or series of beneficial interest of the Trust will not be entitled to vote on such an amendment, alteration or repeal.

          Holders of Series A Preferred Shares shall not be entitled to vote with respect to (A) any issuance or increase in the total number of authorized Common Shares or Preferred Shares, or (B) any issuance or increase in the number of authorized Series A Preferred Shares or the creation or issuance of shares of any other class or series of beneficial interest, or (C) any increase in the number of authorized shares of any other class or series of beneficial interest, in each case referred to in clause (A), (B) or (C) above ranking on parity with or junior to the Series A Preferred Shares with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Trust. Except as set forth herein, holders of the Series A Preferred Shares shall not have any voting rights with respect to, and the consent of the holders of the Series A Preferred Shares shall not be required for, the taking of any trust action, including an Event, regardless of the effect that such trust action or Event may have upon the powers, preferences, voting power or other rights or privileges of the Series A Preferred Shares.

          (g)   The foregoing voting provisions of this Section 7 shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series A Preferred Shares shall have been redeemed or called for redemption upon proper notice pursuant to these Articles Supplementary and sufficient funds, in cash, shall have been deposited in trust to effect such redemption.

          (h)   In any matter in which the Series A Preferred Shares may vote (as expressly provided herein), each Series A Preferred Share shall be entitled to one vote per $25.00 of liquidation preference.

        Section 8.    Conversion.    The Series A Preferred Shares are not convertible into or exchangeable for any other property or securities of the Trust, except as provided in this Section 8.

          (a)   Upon the occurrence of a Change of Control, each holder of Series A Preferred Shares shall have the right, unless, prior to the Change of Control Conversion Date, the Trust has provided or provides notice of its election to redeem the Series A Preferred Shares pursuant to the Redemption Right or Special Optional Redemption Right, to convert some or all of the Series A Preferred Shares held by such holder (the "Change of Control Conversion Right") on the Change of Control Conversion Date into a number of Common Shares, per Series A Preferred Share to be converted (the "Common Share Conversion Consideration") equal to the lesser of (A) the quotient obtained by dividing (i) the sum of (x) the $25.00 liquidation preference per Series A Preferred Share to be converted plus (y) the amount of any accrued and unpaid dividends to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case no additional amount for such accrued and unpaid dividends will be included in such sum) by (ii) the Common Share Price (as defined herein) and (B) [            ] (the "Share Cap"), subject to the immediately succeeding paragraph.

          The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a distribution of the Common Shares), subdivisions or combinations (in each case, a "Share Split") with respect to the Common Shares as follows: the adjusted Share Cap as the result of a Share Split shall be the number of Common Shares that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Share Split by (ii) a fraction, the numerator of which is the number of Common Shares outstanding after giving effect to such Share Split and the denominator of which is the number of Common Shares outstanding immediately prior to such Share Split.

          In the case of a Change of Control pursuant to which Common Shares shall be converted into cash, securities or other property or assets (including any combination thereof) (the "Alternative Form Consideration"), a holder of Series A Preferred Shares shall receive upon conversion of such Series A Preferred Shares the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of Common Shares equal to the Common Share Conversion Consideration immediately prior to the effective time of the Change of Control (the "Alternative Conversion Consideration"; and the Common Share Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control, shall be referred to herein as the "Conversion Consideration").

          In the event that holders of Common Shares have the opportunity to elect the form of consideration to be received in the Change of Control, the Conversion Consideration will be deemed to be the kind and amount of consideration actually received by holders of a majority of the Common Shares that voted for such an election (if electing between two types of consideration) or holders of a plurality of the Common Shares that voted for such an election (if electing between more than two types of consideration), as the case may be, and will be subject to any limitations to which all holders of Common Shares are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control.

          The "Change of Control Conversion Date" shall be a Business Day set forth in the notice of Change of Control provided in accordance with Section 8(c) below that is no less than 20 days nor more than 35 days after the date on which the Trust provides such notice pursuant to Section 8(c).

          The "Common Share Price" shall be (i) if the consideration to be received in the Change of Control by the holders of Common Shares is solely cash, the amount of cash consideration per Common Share or (ii) if the consideration to be received in the Change of Control by holders of Common Shares is other than solely cash (x) the average of the closing sale prices per Common Share (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control as reported on the principal U.S. securities exchange on which the Common Shares are then traded, or (y) the average of the last quoted bid prices for the Common Shares in the over-the-counter market as reported by OTC Markets Group, Inc. or similar organization for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if the Common Shares are not then listed for trading on a U.S. securities exchange.

          (b)   No fractional Common Shares shall be issued upon the conversion of Series A Preferred Shares. In lieu of fractional Common Shares, holders shall be entitled to receive the cash value of such fractional Common Shares based on the Common Share Price.

          (c)   Within 15 days following the occurrence of a Change of Control, a notice of occurrence of the Change of Control, describing the resulting Change of Control Conversion Right, shall be delivered to the holders of record of the Series A Preferred Shares at their addresses as they appear on the Trust's share transfer records and notice shall be provided to the Trust's transfer agent. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the conversion of any Series A Preferred Shares except as to the holder to whom notice was defective or not given. Each notice shall state: (i) the events constituting the Change of Control; (ii) the date of the Change of Control; (iii) the last date on which the holders of Series A Preferred Shares may exercise their Change of Control Conversion Right; (iv) the method and period for calculating the Common Share Price; (v) the Change of Control Conversion Date, which shall be a Business Day occurring within 20 to 35 days following the date of such notice; (vi) that if, prior to the Change of Control Conversion Date, the Trust has provided or provides notice of its election to redeem all or any portion of the Series A Preferred Shares, the holder will not be able to convert Series A Preferred Shares designated for redemption and such Series A Preferred Shares shall be redeemed on the related redemption date, even if they have already been tendered for conversion pursuant to the Change of Control Conversion Right; (vii) if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per Series A Preferred Share; (viii) the name and address of the paying agent and the conversion agent; and (ix) the procedures that the holders of Series A Preferred Shares must follow to exercise the Change of Control Conversion Right.

          (d)   The Trust shall issue a press release for publication on the Dow Jones & Corporation, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post notice on the Trust's website, in any event prior to the opening of business on the first Business Day following any date on which the Trust provides notice pursuant to Section 8(c) above to the holders of Series A Preferred Shares.

          (e)   In order to exercise the Change of Control Conversion Right, a holder of Series A Preferred Shares shall be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) evidencing the Series A Preferred Shares to be converted, duly endorsed for transfer, together with a written conversion notice completed, to the Trust's transfer agent. Such notice shall state: (i) the relevant Change of Control Conversion Date; (ii) the number of Series A Preferred Shares to be converted; and (iii) that the Series A Preferred Shares are to be converted pursuant to the applicable provisions of these Articles Supplementary. Notwithstanding the foregoing, if the Series A Preferred Shares are held in global form, such notice shall comply with applicable procedures of The Depository Trust Company ("DTC").

          (f)    Holders of Series A Preferred Shares may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to the Trust's transfer agent prior to the close of business on the Business Day prior to the Change of Control Conversion Date. The notice of withdrawal must state: (i) the number of withdrawn Series A Preferred Shares; (ii) if certificated shares of Series A Preferred Stock have been issued, the certificate numbers of the withdrawn Series A Preferred Shares; and (iii) the number of Series A Preferred Shares, if any, which remain subject to the conversion notice. Notwithstanding the foregoing, if the Series A Preferred Shares are held in global form, the notice of withdrawal shall comply with applicable procedures of DTC.

          (g)   Series A Preferred Shares as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn shall be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless, prior to the Change of Control Conversion Date, the Trust has provided or provides notice of its election to redeem such Series A Preferred Shares, whether pursuant to its Redemption Right or Special Optional Redemption Right. If the Trust elects to redeem Series A Preferred Shares that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such Series A Preferred Shares shall not be so converted and the holders of such shares of beneficial interest shall be entitled to receive on the applicable redemption date $25.00 per Series A Preferred Share, plus any accrued and unpaid dividends thereon to, but not including, the redemption date.

          (h)   The Trust shall deliver the applicable Conversion Consideration no later than the third Business Day following the Change of Control Conversion Date.

          (i)    Notwithstanding anything to the contrary contained herein, no holder of Series A Preferred Shares will be entitled to convert such Series A Preferred Shares into Common Shares to the extent that receipt of such Common Shares would cause the holder of such Common Shares (or any other person) to have actual ownership, Beneficial Ownership or Constructive Ownership in excess of the Preferred Share Ownership Limit, or such other limit as permitted by the Board of Trustees pursuant to Article VII of the Declaration.

        Section 9.    Restrictions on Ownership and Transfer; Legend.    The Series A Preferred Shares shall be subject to the restrictions on ownership and transfer set forth in Article VII of the Declaration. Each certificate for Series A Preferred Shares shall bear substantially the following legend:

        THE TRUST WILL FURNISH TO ANY SHAREHOLDER ON REQUEST AND WITHOUT CHARGE A FULL STATEMENT OF THE DESIGNATIONS AND ANY PREFERENCES, CONVERSION AND OTHER RIGHTS, VOTING POWERS, RESTRICTIONS, LIMITATIONS AS TO DIVIDENDS, QUALIFICATIONS, AND TERMS AND CONDITIONS OF REDEMPTION OF THE SHARES OF EACH CLASS WHICH THE TRUST IS AUTHORIZED TO ISSUE, OF THE DIFFERENCES IN THE RELATIVE RIGHTS AND PREFERENCES BETWEEN THE SHARES OF EACH SERIES OF A PREFERRED OR SPECIAL CLASS IN SERIES WHICH THE TRUST IS AUTHORIZED TO ISSUE, TO THE EXTENT THEY HAVE BEEN SET, AND OF THE AUTHORITY OF THE BOARD OF TRUSTEES TO SET THE RELATIVE RIGHTS AND PREFERENCES OF SUBSEQUENT SERIES OF A PREFERRED OR SPECIAL CLASS OF SHARES OF BENEFICIAL INTEREST. SUCH REQUEST MAY BE MADE TO THE SECRETARY OF THE TRUST OR TO ITS TRANSFER AGENT. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON OWNERSHIP AND TRANSFER FOR THE PURPOSE OF THE TRUST'S MAINTENANCE OF ITS STATUS AS A REAL ESTATE INVESTMENT TRUST (A "REIT") UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"). EXCEPT AS OTHERWISE PROVIDED PURSUANT TO THE DECLARATION OF TRUST, (i) NO PERSON MAY BENEFICIALLY OR CONSTRUCTIVELY OWN COMMON SHARES IN EXCESS OF 9.8% (IN VALUE OR NUMBER OF COMMON SHARES) OF THE OUTSTANDING COMMON SHARES UNLESS SUCH PERSON IS AN EXCEPTED HOLDER (IN WHICH CASE THE EXCEPTED HOLDER LIMIT SHALL BE APPLICABLE); (ii) NO PERSON MAY BENEFICIALLY OR CONSTRUCTIVELY OWN PREFERRED SHARES IN EXCESS OF 9.8% (IN VALUE OR NUMBER OF PREFERRED SHARES) OF THE OUTSTANDING SHARES OF ANY CLASS OR SERIES OF PREFERRED

SHARES UNLESS SUCH PERSON IS AN EXCEPTED HOLDER (IN WHICH CASE THE EXCEPTED HOLDER LIMIT SHALL BE APPLICABLE); (iii) NO PERSON MAY BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES THAT WOULD RESULT IN THE TRUST BEING "CLOSELY HELD" UNDER SECTION 856(H) OF THE CODE OR OTHERWISE CAUSE THE TRUST TO FAIL TO QUALIFY AS A REIT; AND (iv) ANY TRANSFER OF SHARES THAT, IF EFFECTIVE, WOULD RESULT IN SHARES BEING BENEFICIALLY OWNED BY FEWER THAN 100 PERSONS (AS DETERMINED UNDER THE PRINCIPLES OF SECTION 856(A)(5) OF THE CODE) SHALL BE VOID AB INITIO, AND THE INTENDED TRANSFEREE SHALL ACQUIRE NO RIGHTS IN SUCH SHARES. ANY PERSON WHO BENEFICIALLY OR CONSTRUCTIVELY OWNS OR ATTEMPTS TO BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES WHICH CAUSE OR WILL CAUSE A PERSON TO BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES IN EXCESS OR IN VIOLATION OF THE ABOVE LIMITATIONS MUST IMMEDIATELY NOTIFY THE TRUST IN WRITING (OR, IN THE CASE OF AN ATTEMPTED TRANSACTION, GIVE AT LEAST 15 DAYS PRIOR WRITTEN NOTICE) AND SHALL PROVIDE TO THE TRUST SUCH OTHER INFORMATION AS IT MAY REQUEST IN ORDER TO DETERMINE THE EFFECT OF ANY SUCH TRANSFER ON THE TRUST'S STATUS AS A REIT. IF ANY OF THE RESTRICTIONS ON TRANSFER OR OWNERSHIP AS SET FORTH IN (i), (ii) OR (iii) ABOVE ARE VIOLATED, THE EXCESS SHARES WILL BE AUTOMATICALLY TRANSFERRED TO A CHARITABLE TRUST FOR THE BENEFIT OF ONE OR MORE CHARITABLE BENEFICIARIES. IN ADDITION, THE TRUST MAY REDEEM SHARES UPON THE TERMS AND CONDITIONS SPECIFIED BY THE BOARD OF TRUSTEES IN ITS SOLE DISCRETION IF THE BOARD OF TRUSTEES DETERMINES THAT OWNERSHIP OR A TRANSFER OR OTHER EVENT MAY VIOLATE THE RESTRICTIONS DESCRIBED ABOVE. FURTHERMORE, UPON THE OCCURRENCE OF CERTAIN EVENTS, ATTEMPTED TRANSFERS IN VIOLATION OF THE RESTRICTIONS DESCRIBED IN (i), (ii) OR (iii) ABOVE MAY BE VOID AB INITIO. ALL CAPITALIZED TERMS IN THIS LEGEND HAVE THE MEANINGS DEFINED IN THE DECLARATION OF TRUST, A COPY OF WHICH, INCLUDING THE RESTRICTIONS ON TRANSFER AND OWNERSHIP, WILL BE FURNISHED TO EACH HOLDER OF SHARES ON REQUEST AND WITHOUT CHARGE.

        Section 10.    No Conversion Rights.    The Series A Preferred Shares shall not be convertible into or exchangeable for any other property or securities of the Trust or any other entity, except as otherwise provided herein.

        Section 11.    Record Holders.    The Trust and its transfer agent may deem and treat the record holder of any Series A Preferred Shares as the true and lawful owner thereof for all purposes, and neither the Trust nor its transfer agent shall be affected by any notice to the contrary.

        Section 12.    No Maturity or Sinking Fund.    The Series A Preferred Shares have no maturity date, and no sinking fund has been established for the retirement or redemption of Series A Preferred Shares; provided, however, that the Series A Preferred Shares owned by a shareholder in excess of the Ownership Limit shall be subject to the provisions of Section 5 and Article VII of the Declaration.

        Section 13.    Exclusion of Other Rights.    The Series A Preferred Shares shall not have any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption other than expressly set forth in the Declaration, including these terms of the Series A Preferred Shares.

        Section 14.    Headings of Subdivisions.    The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

        Section 15.    Severability of Provisions.    If any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series A Preferred Shares set forth in the Declaration, including these terms of the Series A Preferred Shares, are invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of Series A Preferred Shares set forth in the Declaration which can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect and no preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series A Preferred Shares herein set forth shall be deemed dependent upon any other provision thereof unless so expressed therein.

        Section 16.    No Preemptive Rights.    No holder of Series A Preferred Shares shall be entitled to any preemptive rights to subscribe for or acquire any unissued shares of beneficial interest of the Trust (whether now or hereafter authorized) or securities of the Trust convertible into or carrying a right to subscribe to or acquire shares of beneficial interest of the Trust.

        THIRD:    The Series A Preferred Shares have been classified and designated by the Board of Trustees under the authority contained in the Declaration.

        FOURTH:    These Articles Supplementary have been approved by the Board of Trustees in the manner and by the vote required by law.

        FIFTH:    These Articles Supplementary shall be effective at the time the State Department of Assessments and Taxation of Maryland accepts these Articles Supplementary for record.

        SIXTH:    The undersigned acknowledges these Articles Supplementary to be the trust act of the Trust and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his or her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

        IN WITNESS WHEREOF, the Trust has caused these Articles Supplementary to be executed in its name and on its behalf by its [            ] and attested to by its [            ] as of the date first written above.

CHAMBERS STREET PROPERTIES
By:
Name:
Title:
ATTEST:
CHAMBERS STREET PROPERTIES
By:
Name:
Title:

Annex B

June 30, 2015

The Board of Trustees
Chambers Street Properties
47 Hulfish Street
Suite 210
Princeton, NJ 08542

Members of the Board of Trustees:

        You have requested our opinion as to the fairness, from a financial point of view, to Chambers Street Properties (the "Company") of the Exchange Ratio (as defined below) in the proposed merger (the "Transaction") of an indirect, wholly-owned subsidiary of the Company with Gramercy Property Trust, Inc. (the "Merger Partner"). Pursuant to the Agreement and Plan of Merger (the "Agreement"), by and among the Company, Columbus Merger Sub, LLC, a wholly-owned subsidiary of the Company ("Merger Sub"), and the Merger Partner, the Merger Partner will merge with and into Merger Sub, and each outstanding share of common stock, par value $0.001 per share, of the Merger Partner (the "Merger Partner Common Stock") will be converted into the right to receive 3.1898 shares (the "Exchange Ratio") of the Company's common shares of beneficial interest, par value $0.01 per share (the "Company Common Stock").

        In connection with preparing our opinion, we have (i) reviewed a draft dated June 30, 2015 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the Merger Partner and the industries in which they operate; (iii) compared the financial and operating performance of the Merger Partner with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Merger Partner Common Stock and certain publicly traded securities of such other companies; (iv) reviewed certain internal financial analyses and forecasts prepared by the managements of the Company and the Merger Partner relating to their respective businesses and certain financial analyses and forecasts for the Merger Partner prepared by the management of the Company, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Transaction (the "Synergies"); and (v) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

        In addition, we have held discussions with certain members of the management of the Company and the Merger Partner with respect to certain aspects of the Transaction, and the past and current business operations of the Company and the Merger Partner, the financial condition and future prospects and operations of the Merger Partner, the effects of the Transaction on the financial condition and future prospects of the Company and the Merger Partner, and certain other matters we believed necessary or appropriate to our inquiry.

        In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company and the Merger Partner or otherwise reviewed by or for us, and we have not independently verified (nor have we assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Merger Partner under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company and the Merger Partner to which such analyses or forecasts relate. We express no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will qualify as a tax-free reorganization for United States federal income tax purposes, and will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company and the Merger Partner in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or the Merger Partner or on the contemplated benefits of the Transaction.

        Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to the Company of the Exchange Ratio in the proposed Transaction and we express no opinion as to the fairness of the Exchange Ratio to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Exchange Ratio or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Company Common Stock or the Merger Partner Common Stock will trade at any future time.

        We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. Please be advised that during the two years preceding the date of this letter, neither we nor our affiliates have had any other material financial advisory or other material commercial or investment banking relationships with the Company. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Merger Partner, for which we and such affiliates have received customary compensation. Such services during such period have included acting as joint lead manager for GPT Property Trust LP ("GPT"), an affiliate of the Merger Partner, on two of its credit facilities in June 2014, acting as joint lead manager for GPT on its credit facility in May 2015, acting as a joint bookrunner on the Merger Partner's common stock offering in May 2014, acting as a joint bookrunner on the Merger Partner's common stock offering in December 2014 and acting as a joint bookrunner on the Merger Partner's common stock offering in April 2014. In addition, our commercial banking affiliate is an agent bank and a lender under three outstanding credit facilities of the Merger Partner, for which it receives customary compensation or other financial benefits. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or the Merger Partner for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities. As of the date hereof, we and our affiliates own on a proprietary basis approximately 0.09% of the common stock of the Merger Partner.

        On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Exchange Ratio in the proposed Transaction is fair, from a financial point of view, to the Company.

        The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Trustees of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES LLC

/s/ J.P. Morgan Securities LLC

J.P. Morgan Securities LLC

Annex C

June 30, 2015

Board of Directors
Gramercy Property Trust, Inc.
521 Fifth Avenue
New York, NY 10175

Members of the Board:

        We understand that Chambers Street Properties (the "Parent"), Gramercy Property Trust Inc. (the "Company") and Columbus Merger Sub, LLC, a wholly owned subsidiary of Parent ("Acquisition Sub"), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated June 30, 2015 (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of the Company with and into Acquisition Sub, with Acquisition Sub being the surviving entity (the "Surviving Entity"). Pursuant to the Merger, each outstanding common share, par value $0.001 per share (the "Company Common Stock") of the Company (will be converted into the right to receive 3.1898 common shares (the "Exchange Ratio") of beneficial interest, par value $0.01 per share, of Parent (the "Parent Common Stock"), subject to adjustment in certain circumstances, together with cash in lieu of fractional shares of Parent Common Stock, if any, into which such Company Common Stock have been converted in accordance with the Merger Agreement. The terms and conditions of the Merger are more fully set forth in the Merger Agreement. The Merger Agreement also provides for, among other things, subject to the terms and conditions therein, (1) the conversion of each share of the Company's 7.125% Series B Cumulative Redeemable Preferred Stock, par value $0.001 per share (the "Company Preferred Shares"), into one share of a newly-authorized series of preferred stock of Parent having substantially similar terms as those applicable to the Company Preferred Shares and (2) the merger of GSP Property Trust LP ("Company OpCo"), a subsidiary of the Company, with and into a newly formed, wholly owned subsidiary of the Company ("Company Newco Sub"), with Company Opco surviving such merger as a wholly owned subsidiary of the Company.

        You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of the Company Common Stock.

        For purposes of the opinion set forth herein, we have:

  1)
  Reviewed certain publicly available financial statements and other business and financial information of the Company and Parent, respectively;

  2)
  Reviewed certain internal financial statements and other financial and operating data concerning the Company and Parent, respectively;

  3)
  Reviewed certain financial projections prepared by the managements of the Company and Parent, respectively;

  4)
  Reviewed information relating to certain strategic, financial and operational benefits anticipated from the Merger, prepared by the managements of the Company and Parent, respectively;

  5)
  Discussed the past and current operations and financial condition and the prospects of the Company, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of the Company;

  6)
  Discussed the past and current operations and financial condition and the prospects of Parent, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of Parent;

  7)
  Reviewed the pro forma impact of the Merger on the Company's earnings per share, cash flow, consolidated capitalization and financial ratios;

  8)
  Reviewed the reported prices and trading activity for the Company Common Stock and the Parent Common Stock;

  9)
  Compared the financial performance of the Company and Parent and the prices and trading activity of the Company Common Stock and the Parent Common Stock with that of certain other publicly-traded companies comparable with the Company and Parent, respectively, and their securities;

  10)
  Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

  11)
  Participated in certain discussions and negotiations among representatives of the Company and Parent and their financial and legal advisors;

  12)
  Reviewed the Merger Agreement and certain related documents; and

  13)
  Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

        We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company and Parent, and formed a substantial basis for this opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the Company and Parent of the future financial performance of the Company and Parent. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Merger will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986, as amended and that the final Merger Agreement will not differ in any material respects from the draft thereof furnished to us. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We have relied upon, without independent verification, the assessment by the managements of the Company and Parent of: (i) the strategic, financial and other benefits expected to result from the Merger; (ii) the timing and risks associated with the integration of the Company and Parent; (iii) their ability to retain key employees of the Company and Parent, respectively and (iv) the validity of, and risks associated with, the Company and Parent's existing and future technologies, intellectual property, products, services and business models. We are not legal, tax or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of Parent and the Company and their legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company's officers, directors or employees, or any class of such persons, relative to the consideration to be paid to the holders of shares of the Company Common Stock in the transaction. We have not made any independent valuation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or Parent, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

        Our opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of the Company Common Stock pursuant to the Merger Agreement, and we express no opinion as to the relative fairness of any consideration to be paid to holders of any preferred stock of the Company.

        We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a substantial portion of which is contingent upon the closing of the Merger. As the Board of Directors is aware, Morgan Stanley or certain of its affiliates may provide financing services to the Company in respect of a bridge credit facility anticipated to be effective immediately after the effective time of the Merger, for which services Morgan Stanley and such affiliates would expect to receive compensation. In the two years prior to the date hereof, we have provided financial advisory and financing services for the Company and have received fees in connection with such services. Morgan Stanley may also seek to provide such services to Parent in the future and expects to receive fees for the rendering of these services.

        Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Parent, the Company, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

        This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company only and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any proxy statement or other filing the Company is required to make with the Securities and Exchange Commission and/or mail to shareholders of Parent or the Company in connection with this transaction if such inclusion is required by applicable law. In addition, this opinion does not in any manner address the prices at which Parent Common Stock or Company Common Stock will trade at any time and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of Parent and the Company should vote at the shareholders' meetings to be held in connection with the Merger.

        Based on and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio to be received by the holders of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to the holders of the Company Common Stock.

Very truly yours,
MORGAN STANLEY & CO. LLC
By:	/s/ James Collins
James Collins
Managing Director

ANNEX D

Funds from Operations

        The National Association of Real Estate Investment Trusts ("NAREIT") created Funds from Operations ("FFO") as a non-GAAP supplemental measure of REIT operating performance, which reflects the impact on operations from trends in occupancy rates, rental rates and operating costs. The most directly comparable GAAP measure to FFO is net income. FFO is used commonly in the real estate industry because historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, many industry analysts and investors consider presentations of operating results for REITs that use historical cost accounting to be insufficient.

        Chambers computes FFO in accordance with standards established by NAREIT. The revised NAREIT White Paper on FFO defines FFO as net income or loss computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, impairment charges and gains and losses from sales of depreciable operating property, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), and after adjustment for unconsolidated partnerships and joint ventures.

Core Funds from Operations

        Chambers believes that Core Funds from Operations ("Core FFO") is a useful measure of management's decision-making process and appropriately presents results of operations on a comparative basis. The items listed below are excluded from NAREIT-defined FFO because they are subject to significant fluctuations from period to period that cause both positive and negative effects on results of operations, often in inconsistent and unpredictable directions.

  •
  Acquisition-related expenses:  Acquisition-related expenses are primarily the result of the volume of acquisitions completed during each period, and therefore Chambers believes such acquisition costs are not reflective of operating results during each period.

  •
  Loss on early extinguishment of debt:  Losses on early extinguishment of debt incurred in the current year are primarily a result of secured mortgage loan repayments typically associated with the sales of the underlying properties. In 2013, the losses represent the write-off of deferred financing costs associated with the refinancing of an unsecured term loan. Chambers believes these events are non-recurring in nature and do not accurately reflect Chambers' financial performance.

  •
  Net change in fair value of non-qualifying derivative financial instruments and unrealized gains or losses on Chambers' investment in unconsolidated entities:  Unrealized gains or losses that Chambers has recognized during a given period are based primarily upon changes in the estimated fair market value of certain of its investments due to changes in market conditions and do not necessarily reflect the operating performance of these properties during the corresponding period.

  •
  Other non-recurring expenses:  Other non-recurring expenses such as severance-related costs and costs related to the process of listing Chambers' common shares on the New York Stock Exchange and its modified "Dutch Auction" tender offer are not reflective of operating results during each period.

        Chambers believes that Core FFO is useful to investors as a supplemental measure of operating performance because adjusting FFO to exclude acquisition costs, unrealized gains and/or losses or other non- recurring expenses provides investors a view of the performance of Chambers' portfolio over time, including if Chambers ceases to acquire properties on a frequent and regular basis and allows for a comparison of the performance of Chambers' portfolio with other REITs that are not currently engaging in acquisitions. Chambers also believes that Core FFO may provide investors with a useful indication of future performance, and of the sustainability of Chambers' current distribution policy. However, because Core FFO excludes acquisition costs, unrealized gains or losses and/or other non-recurring expenses which are important components in an analysis of Chambers' historical performance, such supplemental measure should not be construed as a historical performance measure and may not be as useful a measure for estimating the value of Chambers' common shares.

Reconciliation of Net Income to FFO and Core FFO

        All dollar amounts are in thousands, except share amounts.

		Year Ended
	Six Months Ended		Year Ended
		December 31, 2014
	June 30, 2015		December 31, 2013
Net Income	$15,681	$19,048	$83,346
Real Estate Depreciation and Amortization	55,574	108,816	103,209
Pro Rata Share of Real Estate Depreciation and Amortization from Unconsolidated Entities	13,142	32,313	35,785
Impairment of Real Estate	—	27,563	—
Gain on Conversion of Equity Interest to Controlling Interest	—	—	(75,763)
Gain on Sale of Real Estate	(5,844)	(21,164)	(2,759)
Pro Rata Share of Gain on Sale of Real Estate from Unconsolidated Entities	(2,431)	(13,638)	(2,823)
Pro Rata Share of Realized (Gain) Loss on Investment in CBRE Strategic Partners Asia	(762)	(896)	2,063

Funds from Operations	75,360	152,042	143,058
Acquisition-Related Expenses	—	2,272	2,690
Pro Rata Share of Acquisition-Related Expenses from Unconsolidated Entities	—	—	4,249
Loss on Early Extinguishment of Debt	—	477	1,051
Pro Rata Share of Loss on Early Extinguishment of Debt from Unconsolidated Entities	58	1,378	214
Strategic Planning and Severance-Related Expense	9,820	6,525	—
Net Change in Fair Value of Non-Qualifying Derivative Financial Instruments	(43)	(71)	(1,772)
Transition and Listing Expenses	—	—	12,681
Pro Rata Share of Unrealized Loss (Gain) on Investment in CBRE Strategic Partners Asia	743	854	(4,046)

Core Funds from Operations	$85,938	$163,477	$158,125

Amounts Per Share (Basic and Diluted):
Net Income Attributable to Common Shareholders	$0.07	$0.08	$0.34
Funds from Operations	$0.32	$0.64	$0.59
Core Funds from Operations	$0.36	$0.69	$0.65
Weighted Average Common Shares Outstanding—Basic	236,922,064	236,866,656	242,379,680
Weighted Average Common Shares Outstanding—Diluted	236,950,577	236,866,656	242,379,680

Reconciliation of Net Income to EBITDA

        Chambers defines EBITDA as net income (loss) computed in accordance with GAAP plus depreciation, amortization, taxes, interest expense and net change in fair value of non-qualifying derivative financial instruments, and proportionate share of interest, depreciation and amortization from unconsolidated joint ventures. EBITDA is presented solely as a supplemental disclosure with respect to liquidity because Chambers believes it provides useful information regarding Chambers' ability to service or incur debt. Because all companies do not calculate EBITDA the same way, the presentation of EBITDA may not be comparable to similarly titled measures of other companies. The Company believes that net income is the financial measure calculated and presented in accordance with GAAP that is most directly comparable to EBITDA.

Year Ended December 31, 2014 (Amounts in thousands)
Net Income	$19,048
Interest Expense and Net Change in Fair Value of Derivative Financial Instruments (including discontinued operations)	55,240
Pro Rata Share of Interest Expense from Unconsolidated Entities	6,845
Depreciation and Amortization (including discontinued operations)	109,292
Pro Rata Share of Depreciation and Amortization from Unconsolidated Entities	32,313
Provision for Income Taxes	780

EBITDA	$223,518